As filed with the Securities and Exchange Commission on December 3, 2025
Registration No. 333-290842
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
STRIVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	7372	88-12932326
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Crescent Ct, Suite 1400
Dallas, TX 75201
(855)-427-7360
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brian Logan Beirne
Chief Legal Officer
200 Crescent Ct, Suite 1400
Dallas, TX 75201
(855)-427-7360
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Brian Wolfe Evan Rosen Derek Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4140	Douglas Murphy-Chutorian, M.D. Chief Executive Officer and Interim Chief Financial Officer Semler Scientific, Inc. 51 E. Campbell Avenue, Suite 107-D Campbell, CA 95008 (877) 774-4211	Marianne C. Sarrazin Michael R. Patrone Goodwin Procter LLP 525 Market Street, 32nd Floor San Francisco, CA 94105 (415) 733-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the accompanying information statement/proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 3, 2025

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
To the stockholders of Strive, Inc. and Semler Scientific, Inc.:
On September 22, 2025, Strive, Inc. (“Strive”) and Semler Scientific, Inc. (“Semler Scientific”) entered into an Agreement and Plan of Merger (as amended on December 3, 2025, the “Merger Agreement”), that provides for the combination of the two companies. Under the Merger Agreement, Strive Merger Sub, Inc. (“Merger Sub”) will merge with and into Semler Scientific (the “Merger”), with Semler Scientific as the surviving corporation of the Merger.
If the Merger is completed, Semler Scientific’s stockholders will receive 21.05 shares (the “Exchange Ratio”) of Strive’s Class A Common Stock, $0.001 par value per share (“Strive Class A Common Stock”), for each share of Semler Scientific’s common stock, $0.001 par value per share (“Semler Scientific Common Stock”) (except for treasury stock or shares owned by Semler Scientific or Strive (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)), they hold immediately prior to the Merger, plus cash in lieu of fractional shares, the “Merger Consideration”). As a result of the foregoing, based on the number of shares of Strive Class A Common Stock and Semler Scientific Common Stock outstanding as of September 19, 2025, the last trading day before public announcement of the Merger Agreement, it is expected that Strive’s stockholders will hold approximately 80.6%, and Semler Scientific stockholders will hold approximately 19.4%, of the shares of the combined company outstanding immediately after the effective time of the Merger (the “Effective Time”).
Although the Merger Consideration is fixed at the Exchange Ratio, the value of the Merger Consideration will fluctuate between the date of this information statement/proxy statement/prospectus and the completion of the Merger based upon the market value for Strive Class A Common Stock. Any fluctuation in the market price of Strive Class A Common Stock after the date of this information statement/proxy statement/prospectus will change the value of the shares of Strive Class A Common Stock that Semler Scientific’s stockholders will receive. Based on the closing price per share of Strive Class A Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on September 19, 2025, the last trading day before public announcement of the Merger Agreement, the exchange ratio represented approximately $90.52 in value for each share of Semler Scientific Common Stock. We urge you to obtain current market quotations for shares of Strive Class A Common Stock (trading symbol “ASST”) and shares of Semler Scientific Common Stock (currently traded on Nasdaq, under the trading symbol “SMLR”).
Semler Scientific will hold a special meeting of its stockholders (the “Special Meeting”) on January 13, 2026 at 9:00 a.m. Eastern Time in a virtual meeting format only, live via the internet and which can be accessed via a unique link received after registering at https://web.viewproxy.com/SMLRSM/2026. At the Special Meeting, Semler Scientific’s stockholders will be asked (i) to consider and vote on a proposal to approve the Merger Agreement (the “Merger Proposal”), (ii) to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to the named executive officers of Semler Scientific that is based on or otherwise relates to the Merger (the “Compensation Proposal”), and (iii) to consider and vote on a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal (the “Adjournment Proposal”). The board of directors of Semler Scientific (the “Semler Scientific Board”), has unanimously adopted the Merger Agreement, has determined that the Merger, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Semler Scientific and its stockholders, and unanimously recommends that Semler Scientific’s stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal if necessary or appropriate to solicit additional votes for approval of the Merger Proposal.
The board of directors of Strive (the “Strive Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Parent Share Issuance (as defined in the Merger Agreement)) are advisable, fair to and in the best interests of Strive and its stockholders and (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Parent Share Issuance). Following the execution of the Merger Agreement, Strive delivered its shareholder approval approving the Merger Agreement. Additionally, the Strive Board has unanimously approved an amendment of Strive’s Amended and Restated Articles of Incorporation to remove the maximum limit of directors on the Strive Board, which is currently set at eleven (11) (the “Charter Amendment”), such Charter Amendment to be effective as of December 31, 2025, thereafter leaving the determination of the number of directors to the Strive Board, which has been approved by Strive’s stockholders. A copy of the Charter Amendment is included as Exhibit 3.2 to the Registration Statement of which this information statement/proxy statement/prospectus forms a part. As a result, no further action by any other Strive stockholder is necessary or required in connection with the adoption of the Merger Agreement and the approval of the Strive share issuance by Strive’s stockholders.
The attached information statement/proxy statement/prospectus describes the Special Meeting, the Merger, the documents related to the Merger, and other related matters. Please carefully read the entire information statement/proxy statement/prospectus, including the “Risk Factors,” beginning on page 22, for a discussion of the risks relating to the proposed Merger. You may also obtain information about Strive and Semler Scientific from documents that each company has filed with the Securities and Exchange Commission.

Matthew Cole Chief Executive Officer Strive, Inc.	Eric Semler Executive Chairman Semler Scientific, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Merger or passed upon the adequacy or accuracy of this information statement/proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The date of this information statement/proxy statement/prospectus is December [ ], 2025 and it is first being mailed or otherwise delivered to Strive’s stockholders and Semler Scientific’s stockholders on or about December [ ], 2025.

NOTICE OF ACTION BY WRITTEN CONSENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
TO SEND US A PROXY
Dear Strive, Inc. stockholders:
The board of directors (the “Strive Board”) of Strive, Inc. (“Strive”) has approved an Agreement and Plan of Merger, dated as of September 22, 2025 (as amended on December 3, 2025, (the “Merger Agreement”), by and between Strive and Semler Scientific, Inc., a Delaware corporation (“Semler Scientific” or the “Company”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions therein and in accordance with the Delaware General Corporation Law (the “DGCL”), Strive Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Strive, will merge with and into Semler Scientific (the “Merger”), with Semler Scientific surviving the Merger and continuing as a direct, wholly owned subsidiary of Strive.
Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, $0.001 par value per share (“Semler Scientific Common Stock”), of Semler Scientific (except for treasury stock or shares owned by Semler Scientific or Strive (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) will be automatically converted into the right to receive 21.05 shares of Class A Common Stock, $0.001 par value per share (“Strive Class A Common Stock”), of Strive (the “Exchange Ratio”), plus cash payable in lieu of fractional shares, without interest and subject to applicable withholding taxes.
The Strive Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger and the issuance of shares of Strive Class A Common Stock in connection with the Merger (the “Parent Share Issuance”)) is advisable, fair to and in the best interests of Strive and its stockholders, (ii) approved, and adopted the Merger Agreement and the transactions contemplated thereby (including the Merger and the Parent Share Issuance), (iii) directed that the approval and adoption of the Merger Agreement (including the Merger and the Parent Share Issuance) be submitted to Strive’s stockholders for approval, and (iv) recommended the approval of the Merger Agreement (including the Merger and the Parent Share Issuance) by Strive’s stockholders. Additionally, the Strive Board has unanimously approved an amendment of Strive’s Amended and Restated Articles of Incorporation to remove the maximum limit of directors on the Strive Board, which is currently set at eleven (11) (the “Charter Amendment”), such Charter Amendment to be effective as of December 31, 2025, thereafter leaving the determination of the number of directors to the Strive Board, which has been approved by Strive’s stockholders. A copy of the Charter Amendment is included as Exhibit 3.2 to the Registration Statement of which this information statement/proxy statement/prospectus forms a part.
Because Strive Class A Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”), it is subject to the rules of Nasdaq, including Nasdaq Listing Rule 5635(d) pursuant to which stockholder approval is required to issue more than 20% of the voting power or outstanding common shares of Strive. The number of shares of Strive Class A Common Stock issuable upon the Parent Share Issuance in accordance with the Merger Agreement would represent more than 20% of the voting power or outstanding common shares of Strive. As a result, Strive stockholder approval of the Parent Share Issuance is required under Nasdaq regulations.
Following the execution of the Merger Agreement, Vivek Ramaswamy, Benjamin Pham, the Ramaswamy 2021 Irrevocable Trust and Cantor Fitzgerald Securities, holders of shares of Strive Common Stock representing an aggregate of 57.4% of the voting power of the outstanding Strive Class A Common Stock and Strive Class B Common Stock, $0.001 par value per share (“Strive Class B Common Stock” and together with the Strive Class A Common Stock, the “Strive Common Stock”), as of September 22, 2025, executed and delivered to Strive a written consent (the “Strive Written Consent”) approving the Merger Agreement, and the transactions contemplated thereby (including the Merger and the Parent Share Issuance). Following the execution of the Strive Written Consent, Vivek Ramaswamy, Benjamin Pham and the Ramaswamy 2021 Irrevocable Trust, holders of shares of Strive Common Stock as of October 8, 2025 representing an aggregate of 51.46% of the voting power of the outstanding Strive Common Stock executed and delivered to Strive a written consent approving the Charter Amendment. No further action by any Strive stockholder is needed to approve the Parent Share Issuance, the Merger Agreement, the Charter Amendment or any other transaction contemplated thereby.

Strive is sending you this information statement/proxy statement/prospectus to provide you with material information concerning the actions taken in connection with the Strive Written Consent in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including Regulation 14C.
This information statement/proxy statement/prospectus provides you with detailed information about the Parent Share Issuance and the Strive Written Consent, including the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is included as Annex A to this information statement/proxy statement/prospectus and a copy of the amendment to the Merger Agreement, dated as of December 3, 2025 (the “Amendment to the Merger Agreement”), by and among Strive, Merger Sub and Semler Scientific is included as Annex B to this information statement/proxy statement/prospectus. We encourage you to read this information statement/proxy statement/prospectus, the Merger Agreement, the Amendment to the Merger Agreement and the other annexes and exhibits to this information statement/proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this information statement/proxy statement/prospectus titled “Risk Factors” beginning on page 22. You may also obtain more information about each of Strive and Semler Scientific from the documents they file with the Securities and Exchange Commission (the “SEC”).
Strive is mailing this notice of action by written consent and the accompanying information statement/proxy statement/prospectus to you on or about [ ]. The information statement/proxy statement/prospectus is being provided to you for your information to comply with the requirements of the Exchange Act. However, no action is requested or required on your part in connection with the accompanying information statement/proxy statement/prospectus and no Strive stockholder meeting will be held in connection with the accompanying information statement/proxy statement/prospectus. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We encourage you to read the entire document carefully, including the information incorporated herein by reference. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this information statement/proxy statement/prospectus or has determined if this information statement/proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
By order of the Strive Board,
Matthew Cole
Chief Executive Officer of Strive, Inc. and Chairman of the Board
[    ]

Semler Scientific, Inc.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 13, 2026
To the stockholders of Semler Scientific, Inc.:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Semler Scientific, Inc., a Delaware corporation (“Semler Scientific”), to be held on January 13, 2026 at 9:00 a.m. Eastern Time. The Special Meeting will be held virtually at a unique link received after registering at https://web.viewproxy.com/SMLRSM/2026 for the following purposes:
1.
To approve the Agreement and Plan of Merger, dated as of September 22, 2025 (as amended by that certain amendment, dated as of December 3, 2025, and as it may be further amended from time to time, the “Merger Agreement”), by and between Semler Scientific and Strive, Inc. (“Strive”), a copy of which is attached as Annex A (and a copy such amendment is attached as Annex B), pursuant to which Strive Merger Sub, Inc. (“Merger Sub”) will merge with and into Semler Scientific (the “Merger”), with Semler Scientific as the surviving corporation of the Merger (the “Merger Proposal”);

2.
To approve, on an advisory basis, the compensation that may be paid or become payable to Semler Scientific’s named executive officers that arises from or otherwise relates to the Merger (the “Compensation Proposal”); and

3.
To approve one or more adjournments of the Special Meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

These items of business are more fully described in the proxy statement accompanying this Notice.
Semler Scientific has fixed the close of business on November 19, 2025 as the record date for the Special Meeting. Only Semler Scientific’s stockholders of record at that time are entitled to notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock, par value $0.001 per share, of Semler Scientific. Approval of each of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the holders of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes).
The Semler Scientific Board has unanimously adopted the Merger Agreement, has determined that the Merger, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Semler Scientific and its stockholders and unanimously recommends that Semler Scientific’s stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
You will be able to attend the Special Meeting, submit questions and vote during the live webcast at a unique link received after registering at https://web.viewproxy.com/SMLRSM/2026. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log in beginning at 8:45 a.m. Eastern Time on January 13, 2026. The record date for the Special Meeting is November 19, 2025. Only holders of record of our common stock at the close of business on that date and their proxyholders may vote at the Special Meeting or any adjournment or postponement thereof.

Your vote is very important. Strive and Semler Scientific cannot complete the Merger unless Semler Scientific’s stockholders approve the Merger Agreement.
You are cordially invited to attend the Special Meeting. Whether or not you expect to attend the Special Meeting virtually, please vote your shares as promptly as possible in order to ensure your representation. If you are a stockholder of record, you may vote your shares prior to the Special Meeting on the Internet by visiting https://AALvote.com/SMLR or by telephone by calling (866) 804-9616 and following the recorded instructions, or by completing, signing, dating and mailing a proxy card. Even if you have voted by proxy, you may still vote during the Special Meeting if you attend the virtual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

If you have any questions or need assistance with voting, please contact Semler Scientific’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or by calling toll-free at +1 (877) 750-8240 (U.S. and Canada) or +1 (412) 232-3651 (all other countries), or banks and brokerages may call collect at (212) 750-5833.
The enclosed information statement/proxy statement/prospectus provides a detailed description of the Special Meeting, the Merger, the documents related to the Merger, and other related matters. You are urged to read the information statement/proxy statement/prospectus, including any documents incorporated in the information statement/proxy statement/prospectus by reference, and its annexes carefully and in their entirety.
By Order of the Board of Directors

Douglas Murphy-Chutorian, M.D.
Chief Executive Officer, Interim Chief Financial Officer and Corporate Secretary
Campbell, California
[    ]

i

EXPERTS	254
HOUSEHOLDING OF INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS	255
STOCKHOLDER PROPOSALS	255
WHERE YOU CAN FIND MORE INFORMATION	257
HISTORICAL FINANCIAL STATEMENTS	F-1

REFERENCES TO ADDITIONAL INFORMATION
This information statement/proxy statement/prospectus incorporates important business and financial information about Strive, Inc. (“Strive”) and Semler Scientific, Inc. (“Semler Scientific”) from documents filed with the U.S. Securities and Exchange Commission (“SEC”), that are not included in or delivered with this information statement/proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Strive and/or Semler Scientific at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this information statement/proxy statement/ prospectus, at no cost by contacting the appropriate company at the following address:

Strive, Inc.	Semler Scientific, Inc.
200 Crescent Court, Suite 1400, Dallas, TX 75201	51 E Campbell Avenue, Suite 107-D Campbell, CA 95008

Attention: Investor Relations Telephone: +1 855-427-7360	Attention: Investor Relations Telephone: +1 877-774-4211

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, Semler Scientific Stockholders must request them no later than five business days before the date of the Special Meeting. This means that Semler Scientific Stockholders requesting documents must do so by January 6, 2026.
You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated [ ] and you should assume that the information in this document is accurate only as of such date. You should assume that the information in this document is accurate as of the date of such document. Neither the mailing of this document to Strive Stockholders or Semler Scientific Stockholders, nor the issuance by Strive of shares of Strive Class A Common Stock in connection with the Merger, will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Strive has been provided by Strive and information contained in this document regarding Semler Scientific has been provided by Semler Scientific.
Please see “Where You Can Find More Information” for more details.

ABOUT THIS INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS
This information statement/proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Strive (File No. 333-290842) constitutes a prospectus of Strive under Section 5 of the Securities Act, with respect to the shares of Strive Class A Common Stock to be issued to the stockholders of Semler Scientific as Merger Consideration, pursuant to the Merger Agreement, an information statement of Strive with respect to the Strive Written Consent, as required by Schedule 14C under the Exchange Act, and a notice of action by written consent to Strive Stockholders with respect to the Strive Written Consent. This document also constitutes a proxy statement of Semler Scientific under Section 14(a) of the Exchange Act, and the rules promulgated thereunder, and a notice of meeting with respect to the Special Meeting scheduled to be held on January 13, 2026 to consider and vote upon and approve the Proposals.
Strive has supplied all information contained in this information statement/proxy statement/prospectus (including the annexes hereto) relating to Strive and its subsidiaries, and Semler Scientific has supplied all information contained in this information statement/proxy statement/prospectus relating to Semler Scientific.
You should rely only on the information contained in this information statement/proxy statement/prospectus with respect to the Transactions, the Merger and the Merger Agreement. Strive and Semler Scientific have not authorized anyone to provide you with information other than the information that is contained in this information statement/proxy statement/prospectus. Strive and Semler Scientific take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This information statement/proxy statement/prospectus is dated as of December [ ], 2025. You should not assume that the information contained in this information statement/proxy statement/prospectus is accurate as of any date other than that date. Further, you should not assume that the information included as annexes to this information statement/proxy statement/prospectus is accurate as of any date other than the date of such document. Neither Strive nor Semler Scientific assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. Neither the mailing of this information statement/proxy statement/prospectus to Strive or Semler Scientific Stockholders nor the Parent Share Issuance as Merger Consideration, or any other securities, in connection with the Merger will create any implication to the contrary.
This information statement/proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, (i) “Semler Scientific” refers to Semler Scientific, Inc., a Delaware corporation, (ii) “Merger Sub” means Strive Merger Sub, Inc., a Delaware corporation and (iii) “Strive” refers to Strive, Inc. a Nevada corporation.
The terms “we,” “us,” and “our” are used to refer to “Strive” as specifically stated within a section of this document or as the context may otherwise provide or indicate.
In addition, the following terms are commonly used throughout this document and have the meaning set forth below:
“Amended & Restated Articles” means the Amended and Restated Articles of Incorporation of Strive attached to the Registration Statement of which this information statement/proxy statement/prospectus forms a part, as Exhibit 3.1.
“Amended & Restated Bylaws” means the Amended and Restated Bylaws of Strive attached to the Registration Statement of which this information statement/proxy statement/prospectus forms a part, as Exhibit 3.3.
“Amendment to the Merger Agreement” means that certain amendment to the Merger Agreement, dated as of December 3, 2025, by and among Strive, Merger Sub and Semler Scientific.
“Asset Entities Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of June 27, 2025, by and among Strive (which was, until September 12, 2025, known as Asset Entities Inc.), Alpha Merger Sub, LLC, an Ohio limited liability company and wholly owned subsidiary of Strive, and Strive Enterprises, Inc., an Ohio corporation.
“Charter Amendment” means the amendment to the Amended & Restated Articles of Incorporation, to be effective December 31, 2025, to remove the maximum limit on the number of directors on the Strive Board, which is currently set at 11, leaving the determination of the number of directors to the Board. A copy of the Charter Amendment is attached to the Registration Statement of which this information statement/proxy statement/prospectus forms a part, as Exhibit 3.2.
“Closing” means the closing of the Merger.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company Acquisition Proposal” has the meaning set forth in the Merger Agreement.
“Company Adverse Recommendation Change” has the meaning set forth in the Merger Agreement.
“Effective Time” means the effective time of the Merger, which will be the date and time when the certificate of merger filed in connection with the Merger has been duly filed with the Delaware Secretary of State (or at such later time as Strive, Merger Sub and Semler Scientific shall agree and is specified in the Merger Agreement).
“End Date” means March 22, 2026.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Ratio” means the calculation in accordance with the Merger Agreement such that each share of Semler Scientific Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares) shall, subject to Section 2.07 of the Merger Agreement, be converted into the right to receive 21.05 shares of Strive Class A Common Stock.
“Excluded Shares” means the shares of Semler Scientific Common Stock to be cancelled pursuant to Section 2.03(ii) of the Merger Agreement.
“IRS” means the Internal Revenue Service.
“LionTree Advisors LLC” means the financial advisor of Semler Scientific.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 22, 2025, by and between Strive and Semler Scientific as amended by that certain Amendment to the Merger Agreement and as it may be further amended from time to time.
“Merger Consideration” means the Strive Class A Common Stock to be issued in connection with the Merger.

“Nasdaq” means The Nasdaq Stock Market LLC.
“NRS” means the Nevada Revised Statutes of the State of Nevada.
“Old Strive RSA” means a restricted stock award that settles in shares of common stock of Strive granted pursuant to Strive’s Amended and Restated 2022 Equity Incentive Plan.
“Old Strive RSU” means a restricted stock unit that settles in shares of common stock of Strive granted pursuant to Strive’s Amended and Restated 2022 Equity Incentive Plan.
“Opinion” means the written opinion of LionTree Advisors LLC, attached to this information statement/proxy statement/prospectus as Annex D.
“Parent Share Issuance” means the issuance of Strive Class A Common Stock in connection with the Merger, as contemplated by the Merger Agreement.
“Proposals” means the proposals set forth in this information statement/proxy statement/prospectus for consideration and approval by Semler Scientific Stockholders at the Special Meeting.
“Record Date” means the close of business on November 19, 2025, the record date for the determination of the Semler Scientific Stockholders entitled to notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of September 12, 2025, by and among Strive, Inc. and the persons listed on Schedule A thereto. A copy of the Registration Rights Agreement is attached to the Registration Statement of which this information statement/proxy statement/prospectus forms a part, as Exhibit 4.1.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Semler Scientific Board” means the board of directors of Semler Scientific.
“Semler Scientific Common Stock” means the common stock, $0.001 par value per share, of Semler Scientific.
“Semler Scientific Stockholder” means a holder of Semler Scientific Common Stock.
“Semler Scientific Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Semler Scientific Common Stock required to approve and adopt the Merger Agreement.
“Shareholders Agreement” means that certain Shareholders Agreement, dated September 12, 2025, by and between Vivek Ramaswamy, together with an affiliated trust managed by a third-party trustee and investment advisor, Matthew Cole, 2025-10 Investments LLC (controlled by Benjamin Pham), Logan Beirne, Virtuous Industries, LLC and Liberty Pier Foundation.
“Special Meeting” means the special meeting of the Semler Scientific Stockholders to consider and vote upon the Proposals.
“Strive Asset Management” means Strive Asset Management, LLC, an Ohio limited liability company and a direct, wholly owned subsidiary of Strive.
“Strive Board” means the board of directors of Strive.
“Strive Class A Common Stock” means the Class A Common Stock, $0.001 par value per share, of Strive.
“Strive Class B Common Stock” means the Class B Common Stock, $0.001 par value per share, of Strive.
“Strive Common Stock” means, collectively, the Strive Class A Common Stock and Strive Class B Common Stock.
“Strive Stockholder” means each holder of Strive Common Stock.
“Strive Stockholder Approval” means the approval of the Parent Share Issuance contemplated by the Merger Agreement and the other Transactions on the terms and conditions of the Merger Agreement, by those Strive Stockholders whose approval is required under Strive’s organizational documents in connection with the Transactions.

“Surviving Corporation” means the surviving corporation of Merger Sub merging with and into Semler Scientific, with Semler Scientific as the surviving corporation.
“Transactions” means the transactions contemplated by the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING
The following are some questions that you may have about the Merger and the Special Meeting, and brief answers to those questions. You are urged to read carefully the remainder of this information statement/proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Merger and/or the Special Meeting. Please see “Where You Can Find More Information.”
WHAT IS THE MERGER?
Strive and Semler Scientific have entered into the Merger Agreement. Under the Merger Agreement, a wholly owned subsidiary of Strive will merge with and into Semler Scientific, with Semler Scientific continuing as the surviving corporation (the “Merger”). A copy of the Merger Agreement is included in this information statement/proxy statement/prospectus as Annex A.
The Merger Agreement originally contemplated that the Merger would be followed by a second merger of the Surviving Corporation with and into a wholly owned subsidiary of Strive, with such wholly owned subsidiary continuing as the surviving company in such merger (the “Second Merger”). Following the date of the Merger Agreement Strive and Semler Scientific determined that the Second Merger was not required and have amended the Merger Agreement pursuant to the Amendment to the Merger Agreement in order to remove the Second Merger. A copy of the Amendment to the Merger Agreement is included in this information statement/proxy statement/prospectus as Annex B.
If the Merger is completed, Semler Scientific Stockholders will receive 21.05 shares of Strive Class A Common Stock for each share of Semler Scientific Common Stock (except for treasury stock or shares owned by Semler Scientific or Strive (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) they hold immediately prior to the Merger, plus cash in lieu of fractional shares. As a result of the foregoing, based on the number of shares of Strive Class A Common Stock and Semler Scientific Common Stock outstanding as of September 19, 2025, the last trading day before public announcement of the Merger Agreement, it is expected that Strive Stockholders will hold approximately 80.6%, and Semler Scientific Stockholders will hold approximately 19.4%, of the shares of the combined company outstanding immediately after the Effective Time.
The Merger cannot be completed unless, among other things, Semler Scientific Stockholders approve the proposal to approve the Merger Agreement.
WHY AM I RECEIVING THIS INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS?
You are receiving this document because it is an information statement being used by the Strive Board to provide Strive Stockholders with material information concerning the actions taken in connection with the Strive Written Consent (as defined below), and a proxy statement being used by the Semler Scientific Board to solicit proxies of Semler Scientific Stockholders in connection with approval of the Merger and related matters.
Following the execution of the Merger Agreement, Vivek Ramaswamy, Benjamin Pham, the Ramaswamy 2021 Irrevocable Trust and Cantor Fitzgerald Securities, holders of shares of Strive Common Stock representing an aggregate of 57.4% of the voting power of the outstanding Strive Common Stock as of September 22, 2025, executed and delivered to Strive a written consent (the “Strive Written Consent”) approving the Merger Agreement, and the transactions contemplated thereby (including the Merger and the Parent Share Issuance).
In addition, in order to approve the Merger Agreement and related matters, Semler Scientific has called a Special Meeting. This document serves as the proxy statement for the Special Meeting and describes the proposals to be presented at the Special Meeting.
Finally, this document is also a prospectus that is being delivered to Semler Scientific Stockholders because, in connection with the Merger, Strive will be issuing to Semler Scientific Stockholders shares of Strive Class A Common Stock as merger consideration.
For Strive Stockholders, this information statement/proxy statement/prospectus contains important information about the Merger and the other actions taken in connection with the Strive Written Consent and as a notice of action by Written Consent to Strive Stockholders with respect to the Strive Written Consent. Strive is not asking you for a proxy, and you are not requested to send Strive a proxy.

For Semler Scientific Stockholders, this information statement/proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the Special Meeting, as well important information to consider in connection with an investment in Strive Class A Common Stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Semler Scientific Common Stock voted by proxy without attending the Special Meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
For Strive Stockholders
WHY ARE STRIVE STOCKHOLDERS NOT BEING ASKED TO VOTE ON THE MERGER?
Strive Stockholders are not being asked to vote on the Merger because the required Strive Stockholder Approval has already been obtained. Following the execution of the Merger Agreement, holders of shares representing a majority of the voting power of the Strive Common Stock executed written consents approving the Merger Agreement, the Merger, the Parent Share Issuance and the Charter Amendment. As a result of the execution of the Strive Written Consent, and subsequent written consent of the holders of shares representing a majority of the voting power of the Strive Common Stock approving the Charter Amendment, no meeting of Strive Stockholders is being held, and Strive Stockholders are not being asked to vote on the approval of the Merger. A copy of the Charter Amendment is included as Exhibit 3.2 to the Registration Statement of which this information statement/proxy statement/prospectus forms a part.
WHY ARE STRIVE STOCKHOLDERS NOT BEING ASKED TO VOTE ON THE PARENT SHARE ISSUANCE?
Because Strive Class A Common Stock is listed on Nasdaq, it is subject to Nasdaq Listing Rule 5635, pursuant to which stockholder approval is required to issue shares of common stock if such common stock (a) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or (b) is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock.
The number of shares of Strive Class A Common Stock issuable in connection with the Merger would represent greater than 20% of both (a) the voting power of Strive Common Stock outstanding before such issuance and (b) the number of Strive Common Stock outstanding before such issuance. As a result, Strive Stockholder Approval of the Parent Share Issuance is required under the rules of Nasdaq.
Promptly following the execution of the Merger Agreement, holders of shares representing a majority of the voting power of the Strive Common Stock executed the Strive Written Consent approving the Merger Agreement, and the transactions contemplated thereby (including the Merger and the Parent Share Issuance). As a result, no further action by any other Strive Stockholder is required in connection with the approval by Strive Stockholders of the Parent Share Issuance, and we have not solicited and will not be soliciting the vote of Strive Stockholders for the actions approved by the Strive Written Consent and do not intend to call a meeting of stockholders of Strive for the purpose of voting on the approval of the Parent Share Issuance.
HAS THE STRIVE BOARD APPROVED THE PARENT SHARE ISSUANCE AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT?
After careful consideration of the various factors described in “The Merger — Strive Board’s Reasons for the Parent Share Issuance and Charter Amendment,” the Strive Board unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby (including the Parent Share Issuance) and the Charter Amendment are advisable, fair to and in the best interest of Strive and Strive Stockholders; (b) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby (including the Parent Share Issuance), (c) recommended the approval and adoption of the Merger Agreement (including the Parent Share Issuance) by certain Strive Stockholders and (d) approved, adopted and declared advisable the Charter Amendment.
The Parent Share Issuance and the other transactions contemplated by the Merger Agreement, including the Merger, received the requisite Strive Stockholder Approval through the Strive Written Consent executed by holders of a majority of the voting power of the Strive Common Stock immediately following the execution of the Merger Agreement.

WHAT WILL STRIVE STOCKHOLDERS RECEIVE IN THE MERGER?
Strive Stockholders will not receive any Merger Consideration and will continue to hold the shares of Strive Class A Common Stock and Strive Class B Common Stock that they currently hold. As a result of the issuance of Strive Class A Common Stock in connection with the Merger, however, the overall ownership percentage of existing Strive Stockholders in the combined company will be diluted.
Based on the fully diluted number of shares of Strive Class A Common Stock outstanding as of November 19, 2025, the most recent practicable date for which such information is available, it is expected that existing Strive Stockholders will hold approximately 73% of the fully diluted shares of the combined company immediately following the closing of the Merger (after giving effect to the conversion of all shares of Strive Class B Common Stock into shares of Strive Class A Common Stock, but before giving effect to any other issuances or conversions). Semler Scientific Stockholders will hold approximately 27%.
For Semler Scientific Stockholders
WHAT ARE SEMLER SCIENTIFIC STOCKHOLDERS BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?
Semler Scientific is soliciting proxies from its stockholders with respect to the following proposals:
•	a proposal to approve the Merger Agreement, or the Merger Proposal;
•
a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Semler Scientific that arises from or otherwise relates to the Merger, or the Compensation Proposal; and

•	a proposal to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the Merger Proposal or the Adjournment Proposal.
WHAT WILL SEMLER SCIENTIFIC STOCKHOLDERS RECEIVE IN THE MERGER?
If the Merger is completed, Semler Scientific Stockholders will receive 21.05 shares of Strive Class A Common Stock for each share of Semler Scientific Common Stock held immediately prior to the Merger. Strive will not issue any fractional shares of Strive Class A Common Stock in the Merger. Semler Scientific Stockholders who would otherwise be entitled to a fraction of a share of Strive Class A Common Stock upon the completion of the Merger will instead receive, for the fraction of a share, an amount in cash, without interest, determined by multiplying the fraction of the applicable Strive Class A Common Stock to which such holder would otherwise have been entitled by the closing price of such applicable share of Strive Class A Common Stock on Nasdaq on the last trading day preceding the Closing Date.
HOW WILL THE MERGER AFFECT SEMLER SCIENTIFIC STOCK OPTIONS?
Under the Merger Agreement, at the Effective Time, each outstanding option to purchase shares of Semler Scientific Common Stock (each, a “Semler Scientific Option”), whether vested or unvested, will be converted into an option (a “Converted Option”) to purchase, on the same terms and conditions (including with respect to vesting and exercisability, except that (i) if the holder of such Semler Scientific Option is a non-employee director whose service to Semler Scientific continues through the Closing Date or (ii) if the holder’s employment or service to the Company is terminated by Semler Scientific without “cause” (as defined in the Merger Agreement) at or during the six month period immediately following the Effective Time, the vesting of the unvested portion of the Converted Option will immediately accelerate as of the Effective Time (in the case of clause (i) above) or at the date of such termination of employment (in the case of clause (ii) above)), as were applicable to such Semler Scientific Option immediately prior to the Effective Time, the number of shares of Strive Class A Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Semler Scientific Common Stock subject to such Semler Scientific Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Strive Class A Common Stock, rounded up to the nearest whole cent, equal to the per share exercise price for the shares of Semler Scientific Common Stock otherwise purchasable pursuant to such Semler Scientific Option immediately prior to the Effective Time divided by the Exchange Ratio.

HOW WILL THE MERGER AFFECT SEMLER SCIENTIFIC CONVERTIBLE NOTES?
Under the Merger Agreement, at the Effective Time, the $100.0 million aggregate principal amount of 4.25% convertible senior notes due 2030 issued by Semler Scientific in January 2025 will remain outstanding with the number of underlying shares and per share conversion price adjusted to reflect the Exchange Ratio.
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SEMLER SCIENTIFIC STOCKHOLDERS?
It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Merger so qualifies, a U.S. Holder (as defined under “Certain U.S. Federal Income Tax Consequences to Holders of Shares of Semler Scientific Common Stock”) of Semler Scientific Common Stock, generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Semler Scientific Common Stock for shares of Strive Class A Common Stock pursuant to the Merger, except with respect to cash received instead of fractional shares of Strive Class A Common Stock. For further information, see “—Certain U.S. Federal Income Tax Consequences to Holders of Shares of Semler Scientific Common Stock” beginning on page 22.
All holders of Semler Scientific Common Stock should consult their tax advisors for a full understanding of the particular tax consequences of the Merger to them.
IF I AM A SEMLER SCIENTIFIC STOCKHOLDER, SHOULD I SEND IN MY SEMLER SCIENTIFIC STOCK CERTIFICATE(S) NOW?
No. Please do not send in your Semler Scientific stock certificate(s) with your proxy. After the Merger, an exchange agent will send you instructions for exchanging Semler Scientific stock certificates for the merger consideration. See “The Merger Agreement—Procedures for Surrendering Semler Scientific Stock Certificates.”
WHAT SHOULD I DO IF I HOLD MY SHARES OF SEMLER SCIENTIFIC COMMON STOCK IN BOOK-ENTRY FORM?
You are not required to take any additional actions, in connection with the conversion at the Effective Time of your shares of Semler Scientific Common Stock into shares of Strive Class A Common Stock, if your shares of Semler Scientific Common Stock are held in book-entry form. After the completion of the Merger shares of Semler Scientific Common Stock held in book-entry form automatically will be exchanged for book-entry shares of Strive Class A Common Stock.
WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS AND THE TIME THE MERGER IS COMPLETED?
Yes. Although the merger consideration is fixed at the Exchange Ratio, the value of the merger consideration will fluctuate between the date of this information statement/proxy statement/prospectus and the completion of transactions contemplated by the Merger Agreement based upon the market value for Strive Class A Common Stock. Any fluctuation in the market price of Strive Class A Common Stock after the date of this information statement/proxy statement/prospectus will change the value of the shares of Strive Class A Common Stock that Semler Scientific Stockholders will receive.
Based on the closing price per share of Strive Class A Common Stock on Nasdaq on September 19, 2025, the last trading day before public announcement of the Merger, the exchange ratio represented approximately $90.52 in value for each share of Semler Scientific Common Stock. Based on the closing price per share of Strive Class A Common Stock on December 2, 2025, the latest practicable trading day before the date of this information statement/proxy statement/prospectus, the exchange ratio represented approximately $21.68 in value for each share of Semler Scientific Common Stock. We urge you to obtain current market quotations for shares of Strive Class A Common Stock (trading symbol “ASST”) and shares of Semler Scientific Common Stock (currently traded on Nasdaq, under the trading symbol “SMLR”).
HOW DOES THE SEMLER SCIENTIFIC BOARD RECOMMEND THAT I VOTE AT THE SPECIAL MEETING?
The Semler Scientific Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

HOW DO I ATTEND THE SPECIAL MEETING?
The Special Meeting will be held on Tuesday, January 13, 2026 at 9:00 a.m. Eastern Time in a virtual meeting format only, live via the internet and can be accessed via a unique link received after registering at https://web.viewproxy.com/SMLRSM/2026. We encourage you to access the Special Meeting prior to the start time. Both stockholders of record and beneficial owners will need to register to be able to attend the virtual Special Meeting, submit their questions during the Special Meeting and vote their shares electronically at the Special Meeting by following the instructions below:
If you are a stockholder of record, you must:
•
Register at https://web.viewproxy.com/SMLRSM/2026 by 11:59 p.m. Eastern Time on January 12, 2026. You will need to click “Registration for Registered Holders” and enter your name, phone number, mailing address, email address and indicate if you plan to vote at the Special Meeting as part of the registration, following which, you will receive an email confirming your registration and a unique link to attend the Special Meeting. One day prior to the Special Meeting, you will receive the password you will need in order to attend the Special Meeting.

•
On the day of the Special Meeting, if you have properly registered, you can access the Special Meeting by clicking on the unique link received via your email confirmation and enter the password emailed to you one day prior to the meeting. You will need the virtual control number assigned to you in order to vote your shares. You can find your virtual control number on your proxy card.

If you are a beneficial owner, you must:
•	Obtain a valid proxy from your broker, bank or other agent.
•
Register at https://web.viewproxy.com/SMLRSM/2026 by 11:59 p.m. Eastern Time on January 12, 2026. You will need to click “Registration for Beneficial Holders” and enter your name, phone number, mailing address, email address and indicate if you plan to vote at the Special Meeting. If you plan to vote your shares at the Special Meeting, you will also need to provide a copy of your legal proxy that you obtain from your bank or broker (which may be uploaded to the registration website or sent via email to virtualmeeting@viewproxy.com) as part of the registration. If you plan to attend the Special Meeting but not vote your shares, you will need to demonstrate proof of ownership by providing a copy of your legal proxy, a copy of your voter instruction form, proxy card or current broker statement (which may be uploaded to the registration website or sent via email to virtualmeeting@viewproxy.com). After completing your registration, you will receive an email confirming your registration and a unique link to attend the Special Meeting. One day prior to the Special Meeting, you will receive the password you will need in order to attend the Special Meeting.

•
On the day of the Special Meeting, if you have properly registered, you can access the Special Meeting by clicking on the unique link received via your email confirmation and enter the password emailed to you one day prior to the meeting. You will need the virtual control number emailed to you following your registration in order to vote your shares.

Further instructions on how to attend the Special Meeting via live audio webcast, including how to vote your shares electronically at the Special Meeting, are posted on https://web.viewproxy.com/SMLRSM/2026.
WHAT IF I HAVE TECHNICAL DIFFICULTIES DURING THE CHECK-IN TIME OR DURING THE SPECIAL MEETING?
If you encounter any difficulties accessing the virtual meeting, please email virtualmeeting@viewproxy.com.
The platform Semler Scientific is using for the live audio webcast for the Special Meeting will require a software installation or the ability to run a temporary application in order for you to join the live audio webcast for the Special Meeting.
WHO CAN VOTE AT THE SPECIAL MEETING?
Only stockholders of record of Semler Scientific Common Stock at the close of business on November 19, 2025 will be entitled to vote at the Special Meeting. On this record date, there were 15,285,092 shares of Semler Scientific Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on November 19, 2025 your shares of Semler Scientific Common Stock were registered directly in your name with Semler Scientific’s transfer agent, Equiniti Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, you are urged to vote as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on November 19, 2025 your shares of Semler Scientific Common Stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares at the virtual meeting unless you request and obtain a valid proxy from your broker or other agent.
WHAT AM I VOTING ON?
There are three matters scheduled for a vote:
1.	the Merger Proposal;
2.	the Compensation Proposal; and
3.	the Adjournment Proposal.
HOW DO I VOTE?
For the matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record of Semler Scientific Common Stock, you may vote at the Special Meeting, vote by proxy over the telephone, vote by proxy through the internet, or, if you requested printed copies of these materials, vote by proxy by mailing your proxy card as described in these materials. Whether or not you plan to attend the Special Meeting, you are urged to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote during the meeting even if you have already voted by proxy.
•
To vote during the Special Meeting, follow the instructions above under “How do I attend the Special Meeting?” join the Special Meeting via the unique link received after registering at https://web.viewproxy.com/SMLRSM/2026 and follow the instructions posted there. Please have your virtual control number available.

•
To vote using the proxy card, complete, sign, date and mail the proxy card after requesting paper copies of these materials as described herein. If your signed proxy card is received before the Special Meeting, Semler Scientific will vote your shares as you direct.

•
To vote over the telephone, dial toll-free (866) 804-9616 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and your control number from your proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on January 12, 2026 to be counted.

•
To vote through the internet, go to https://AALvote.com/SMLR to complete an electronic proxy card. You will be asked to provide the company number and control number from your proxy card. Your internet vote must be received by 11:59 p.m. Eastern Time on January 12, 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares of Semler Scientific Common Stock registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these materials, or contact your broker or bank to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
HOW MANY VOTES DO I HAVE?
On each matter to be voted upon, you have one vote for each share of Semler Scientific Common Stock that you own as of November 19, 2025.
WHAT HAPPENS IF I DO NOT VOTE?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record of Semler Scientific Common Stock and do not vote by telephone, through the internet, by completing and mailing your proxy card after requesting paper copies of these materials or during the virtual Special Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares of Semler Scientific Common Stock and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares for Proposals 1 and 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.
WHAT IF I VOTE BUT DO NOT MAKE SPECIFIC CHOICES?
If you vote without marking voting selections, your shares of Semler Scientific Common Stock will be voted, as applicable, “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.
WHO IS PAYING FOR THIS PROXY SOLICITATION?
Semler Scientific will pay for the entire cost of soliciting proxies. In addition to these materials, Semler Scientific’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Semler Scientific has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Special Meeting. Semler Scientific estimates that it will pay Innisfree a fee of approximately $65,000, plus reasonable out-of-pocket expenses. Semler Scientific may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares of Semler Scientific Common Stock, you may revoke your proxy in any one of the following ways:
•	You may grant a subsequent proxy by telephone or through the internet.
•
If you requested paper copies of these materials, you may submit a new proxy with a later date before the applicable deadline either signed and sent by mail or transmitted using the telephone or Internet voting procedures described in “How Do I Vote?” above, in each case, prior to the Special Meeting.

•	You may send a timely written notice that you are revoking your proxy to Semler Scientific’s corporate secretary at 51 E Campbell Avenue, Suite 107-D, Campbell, California 95008.
•	You may attend the Special Meeting and vote via live webcast. Simply attending the Special Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares of Semler Scientific Common Stock are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
HOW ARE VOTES COUNTED?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For,” “Against,” abstentions and broker non-votes. Abstentions and broker non-votes will not have any effect on Proposals 2 or 3 but will have the same effect as a vote “Against” Proposal 1.
WHAT ARE “BROKER NON-VOTES”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?
The following table summarizes the minimum vote of Semler Scientific Common Stock needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Merger Proposal	Majority of outstanding shares must vote “For”	Against	Against
2	Compensation Proposal	“For” votes cast exceed “against” votes cast	None	None
3	Adjournment Proposal	“For” votes cast exceed “against” votes cast	None	None

WHAT IS THE QUORUM REQUIREMENT?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of Semler Scientific Common Stock entitled to vote are present or represented by proxy at the Special Meeting. On the record date, there were 15,285,092 shares of Semler Scientific Common Stock outstanding and entitled to vote. Thus, the holders of 7,642,547 shares of Semler Scientific Common Stock must be present or represented by proxy at the Special Meeting to have a quorum.
Your shares of Semler Scientific Common Stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting may adjourn the Special Meeting to another date.
HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE SPECIAL MEETING?
Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that Semler Scientific expects to file within four business days after the Special Meeting. If final voting results are not available to Semler Scientific in time to file a Form 8-K within four business days after the meeting, Semler Scientific intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
WHAT DO I NEED TO DO NOW?
After you have carefully read this information statement/proxy statement/prospectus and have decided how you wish to vote your shares of Semler Scientific Common Stock, please vote your shares promptly so that your shares are represented and voted at the Special Meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote in person by attending the Special Meeting. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” stockholders who wish to vote in person at the Special Meeting will need to obtain a legal proxy from the institution that holds their shares.
WHY IS MY VOTE IMPORTANT?
If you do not vote, it will be more difficult for Semler Scientific to obtain the necessary quorum to hold the Special Meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the Merger Proposal.
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
Semler Scientific Stockholders may receive more than one set of voting materials, including multiple copies of this information statement/proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Semler Scientific Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Semler Scientific Common Stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this information statement/proxy statement/prospectus to ensure that you vote every share of Semler Scientific Common Stock that you own.
WILL SEMLER SCIENTIFIC BE REQUIRED TO SUBMIT THE MERGER PROPOSAL TO ITS STOCKHOLDERS EVEN IF THE SEMLER SCIENTIFIC BOARD HAS WITHDRAWN, MODIFIED, OR QUALIFIED ITS RECOMMENDATION?
Yes. Unless the Merger Agreement is terminated pursuant to its terms before the Semler Scientific Special Meeting, Semler Scientific is required to submit the merger proposal to its stockholders even if the Semler Scientific Board has withdrawn, modified or qualified its recommendation that Semler Scientific Stockholders approve the Merger Agreement.
For Both Strive Stockholders and Semler Scientific Stockholders
ARE SEMLER SCIENTIFIC STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?
No, Semler Scientific Stockholders will not be entitled to appraisal rights. For further information, see “The Merger—Appraisal Rights Available to Stockholders.”
WHEN DO YOU EXPECT TO COMPLETE THE MERGER?
Strive and Semler Scientific expect to complete the Merger in January 2026. However, neither Strive nor Semler Scientific can assure you of when or if the Merger will be completed. Semler Scientific must obtain the approval of the Merger Agreement by the Semler Scientific Stockholders at the Special Meeting, and Strive and Semler Scientific also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions.
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?
If the Merger is not completed, Semler Scientific Stockholders will not receive any consideration for their shares of Semler Scientific Common Stock in connection with the Merger. Instead, Semler Scientific will remain an independent, public company and Semler Scientific Common Stock will continue to be listed and traded on Nasdaq. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by Semler Scientific to Strive. See “The Merger Agreement—Termination of the Merger Agreement” for a complete discussion of the circumstances under which any such termination fee or expense reimbursement amount will be required to be paid.

WHOM SHOULD I CALL WITH QUESTIONS?
Strive Stockholders: If you have any questions concerning the Merger or this information statement/proxy statement/prospectus, or if you would like additional copies of this information statement/proxy statement/prospectus, please contact Strive’s Investor Relations department at 200 Crescent Court, Suite 1400, Dallas Texas 75201 or by submitting an inquiry at https://investors.strive.com/ir resources/contact-ir. or toll-free at (855) 427-7360.
Semler Scientific Stockholders: If you have any questions concerning the Merger or this information statement/proxy statement/prospectus would like additional copies of this information statement/proxy statement/prospectus or need help voting your shares of Semler Scientific Common Stock, please contact Semler Scientific’s proxy solicitor, Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll-free at +1 (877) 750-8240 (U.S. and Canada) or +1 (412) 232-3651 (all other countries) and banks and brokers may call collect at (212) 750-5833.

SUMMARY
This summary highlights selected information contained elsewhere in this information statement/proxy statement/prospectus and may not contain all the information that is important to you with respect to the Merger and the related matters being considered at the Special Meeting. It may not contain all of the information that is important to you. You are urged to carefully read the entire information statement/proxy statement/prospectus in its entirety, including the annexes attached to this information statement/proxy statement/prospectus. Certain items in this summary refer to the page of this information statement/proxy statement/prospectus on which that subject is discussed in more detail.
The Companies
Strive, Inc.
Strive, Inc.
200 Crescent Ct, Suite 1400
Dallas, TX 75201
(855) 427-7360
Strive is a Nevada corporation with principal executive offices located at 200 Crescent Court, Suite 1400, Dallas, Texas 75201. Strive’s fiscal year ends on December 31. Strive Class A Common Stock trades on the Nasdaq Global Market under the symbol “ASST” (File No. 001-41612, CIK 0001920406).
Strive operates as a publicly traded Bitcoin treasury and asset management company, whose primary objectives are to (i) accumulate Bitcoin; (ii) increase Bitcoin exposure; and (iii) outperform Bitcoin over the long run by deploying both beta Bitcoin treasury accumulation strategies and alpha investment strategies with the goal of beating Bitcoin’s investment performance as the hurdle rate. Strive also continues to operate a technology company that provides social media marketing and content delivery services across Discord, TikTok, and other social media platforms.
Strive Merger Sub, Inc.
Strive Merger Sub, Inc.
c/o Strive, Inc.
200 Crescent Ct, Suite 1400
Dallas, TX 75201
(855) 427-7360
Merger Sub was formed in the State of Delaware on September 23, 2025 and is a direct, wholly owned subsidiary of Strive. Merger Sub was formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the Merger. At the Effective Time, Merger Sub will merge with and into Semler Scientific, with Semler Scientific surviving the Merger as the surviving corporation and as a direct, wholly owned subsidiary of Strive, subject to the terms and conditions set forth in the Merger Agreement.
Semler Scientific, Inc.
Semler Scientific was incorporated in the State of Oregon in August 2007, established C-corporation status in 2012 and reincorporated as a Delaware corporation in September 2013 under the name Semler Scientific, Inc. Semler Scientific is a company that adopted Bitcoin as its primary treasury reserve asset and is one of the leading corporate holders of Bitcoin. In May 2024, Semler Scientific became the second publicly traded company in the United States to adopt a Bitcoin treasury strategy. Semler Scientific intends to strategically acquire additional Bitcoin by using proceeds from equity and debt financings, as well as cash generated from operations. Through Semler Scientific’s healthcare business, it is a pioneer in developing and marketing technology products and services to assist its customers in evaluating and treating chronic diseases. Semler Scientific’s flagship product, QuantaFlo, which is patented and cleared by the U.S. Food and Drug Administration (“FDA”), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (“PAD”).
Semler Scientific’s principal executive offices are located at 51 E Campbell Avenue Suite 107-D, Campbell, California 95008, and its telephone number is (877) 774-4211. Semler Scientific’s website address is

http://www.semlerscientific.com. The information contained on, or that can be accessed through, its website is not a part of this information statement/proxy statement/prospectus. Semler Scientific’s website address is included herein solely as an inactive textual reference.
Overview of the Merger and the Merger Agreement
The Merger (see page 122)
On September 22, 2025, Strive entered into an Agreement and Plan of Merger with Semler Scientific. Pursuant to the Merger Agreement, Merger Sub will merge with and into Semler Scientific, with Semler Scientific surviving as a wholly owned subsidiary of Strive. The Merger Agreement originally contemplated the Second Merger following the Merger, but the parties decided not to pursue the Second Merger as set forth in the Amendment to the Merger Agreement.
For U.S. federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” under §368(a) of the Code. At the Effective Time, each share of Semler Scientific Common Stock will be converted into the right to receive 21.05 shares of Strive Class A Common Stock.
Completion of the transactions are subject to customary conditions, including (i) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Semler Scientific Common Stock, (ii) the approval and adoption of Parent Share Issuance by the holders of a majority of the outstanding voting power of the outstanding shares of Strive Common Stock, (iii) the expiration or termination of the HSR waiting period, and (iv) the absence of certain injunctions or governmental actions (subject, for Strive, to a Burdensome Condition (as defined in the Merger Agreement) qualifier at the Effective Time).
A copy of the Merger Agreement is attached as Annex A to this information statement/proxy statement/prospectus. A copy of the Amendment to the Merger Agreement is attached as Annex B to this information statement/proxy statement/prospectus. You should read the Merger Agreement and the Amendment to the Merger Agreement carefully because they are the legal documents that govern the Merger. See “The Merger Agreement”.
Effect of the Merger; Merger Consideration (see page 122)
At the Effective Time, (i) each share of Semler Scientific Common Stock that is issued and outstanding prior to the Effective Time will be canceled and automatically converted into the right to receive 21.05 shares of Strive Class A Common Stock and (ii) each Semler Scientific Option awarded under either the Semler Scientific 2014 Stock Option and Incentive Plan or the Semler Scientific 2024 Stock Option and Incentive Plan, in each case, as amended from time to time (the “Semler Scientific Stock Plans”) that is outstanding as of the Effective Time (whether vested or unvested) will (A) be converted into a Converted Option if held by any individual other than a Semler Scientific non-employee director and (B) be accelerated as of the Effective Time if held by a Semler Scientific non-employee director whose service to Semler Scientific continues through the Effective Time.
The aggregate number of shares of Strive Class A Common Stock issued to the holders of Semler Scientific Common Stock in respect thereof, together with the number of shares of Strive Class A Common Stock underlying Semler Scientific Options that are converted into Converted Options, in each case, as of the Effective Time, will result in such holders then holding approximately 28% of the number of shares of Strive Class A Common Stock then outstanding based on the number of shares of Strive Common Stock and Semler Scientific Common Stock outstanding on November 19, 2025, assuming no additional issuances of equity by either Strive or Semler Scientific.
Treatment of Semler Scientific Equity Awards (see page 146)
In connection with the Merger, each Semler Scientific Option awarded under the Semler Scientific Plans will be treated as follows, in each case, in accordance with the Semler Scientific Plans and the Merger Agreement:
•
Each Semler Scientific Option that is held by any individual who is not a non-employee director of Semler Scientific will be converted into an option to purchase shares of Strive Class A Common Stock), on the same terms and conditions (including with respect to vesting and exercisability) as were applicable to such Semler Scientific Option immediately prior to the Effective Time, with (x) the number of shares of Strive Class A Common Stock subject to such Converted Option determined by multiplying the number of shares of Semler Scientific Common Stock subject to the corresponding Semler Scientific Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share and (y) the exercise price per share of applicable to such Converted Option determined by dividing the exercise price per share applicable to the corresponding Semler Scientific Option by the Exchange Ratio, rounded up to the nearest whole cent; provided that if the holder’s employment or service is terminated by Semler Scientific without cause at or during the six months immediately following the Effective Time, the vesting of the unvested portion of the Converted Option will become fully vested and exercisable as of the date of termination; and
•
Each Semler Scientific Option that is held by a non-employee director whose service to Semler Scientific continues through the Closing Date will become fully vested and exercisable as of the Effective Time.

Organizational Documents Amendments (see page 122)
After completion of the Merger, the amended and restated certificate of incorporation attached as Annex C to this information statement/proxy statement/prospectus and the bylaws of Merger Sub in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case, until amended in accordance with applicable law and the certificate of incorporation and bylaws, as applicable. After completion of the Merger, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in accordance with applicable law.
Termination of the Merger Agreement (see page 144)
The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after Semler Scientific Stockholders have approved and adopted the Merger Agreement, in any of the following ways:
•	by mutual written agreement of Strive and Semler Scientific;
•	by either Strive or Semler Scientific, if:
○
the Merger has not been completed on or before March 22, 2026 (the “End Date”); however, the right to terminate the Merger Agreement at the End Date will not be available to any party to the Merger Agreement whose breach of any provision of the Merger Agreement results in the failure of the Merger to be completed by such time;

○
there is in effect any applicable law, order or injunction that permanently enjoins, prevents or prohibits the completion of the Merger and, if such applicable law is an order or injunction, such applicable order or injunction has become final and non-appealable; however, the right to terminate the Merger Agreement as described in this bullet will not be available to any party to the Merger Agreement which has not complied with its obligations under the Merger Agreement in respect of any such applicable law;

○
Semler Scientific Stockholders fail to approve and adopt the Merger Agreement upon a vote taken on a proposal to approve and adopt the Merger Agreement at a Semler Scientific Stockholders’ meeting called for that purpose; or

○
there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy an applicable condition to the completion of the Merger related to the accuracy of representations and warranties or performance of covenants, and such breach has not been cured within 45 days of notice thereof or is incapable of being cured, but only so long as the party seeking to terminate the Merger Agreement pursuant to this bullet is not then in breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would cause the applicable condition to the completion of the Merger not to be satisfied;

•	by Strive, if:
○
prior to the Semler Scientific Stockholders Approval and adoption of the Merger Agreement, (i) the Semler Scientific Board makes a Company Adverse Recommendation Change or (ii) there has been a willful and material breach by Semler Scientific of its obligations described under “The Merger Agreement—Obligations to Call Stockholders’ Meeting” and “The Merger Agreement—No Solicitation” beginning on page 154 of this information statement/proxy statement/prospectus, other than in the case where (w) such breach is a result of an isolated action by a representative of Semler Scientific (other than one of its directors or officers), (x) such breach was not caused by, or within the knowledge of, Semler Scientific, (y) Semler Scientific takes appropriate actions to remedy such breach promptly upon discovery thereof and (z) Strive is not harmed as a result thereof; or
•	by Semler Scientific, if:
○
Strive does not deliver, or cause to be delivered to Semler Scientific, the duly executed Strive Stockholder Approval in accordance with the terms of the Merger Agreement (which has been delivered to Semler Scientific prior to the date hereof).

Termination Fees (see page A-60)
In the event of a termination of the Merger Agreement under certain circumstances specified in the Merger Agreement, Semler Scientific may be required to pay a termination fee of $49,000,000 to Strive (the “Termination Fee”).
Semler Scientific would be required to pay to Strive the Termination Fee if the Merger Agreement is terminated:
•	by Strive prior to receipt of Semler Scientific Stockholder approval as a result of a Company Adverse Recommendation Change;
•
by Strive due to Semler Scientific’s willful breach in any material respect of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions or convening the Special Meeting as described above; or

•	by Strive pursuant to any other termination right of Strive described above at a time when the Merger Agreement was otherwise terminable under the two clauses immediately above.
In addition, Semler Scientific would be required to pay to Strive the Termination Fee if (x) (i) Strive or Semler Scientific terminates the Merger Agreement on the basis that the Merger have not been completed on or prior to the End Date, as applicable (without Semler Scientific Stockholder approval of the Merger having been obtained at the time of termination), (ii) Strive or Semler Scientific terminates the Merger Agreement because the Semler Scientific Stockholder approval of the Merger has not been obtained or (iii) Strive terminates the Merger Agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by Semler Scientific (if Semler Scientific Stockholder approval of the Merger has been obtained at the time of the termination, only as a result of a willful breach by Semler Scientific), (y) at or prior to the time of termination, a Company Acquisition Proposal was publicly disclosed or announced (in each case, and not publicly withdrawn) or made known to management or the Semler Scientific Board by a third party (in each case, and not publicly withdrawn), or any third party had publicly announced (in each case, and not publicly withdrawn) an intention (whether or not conditional) to make a Company Acquisition Proposal, and (z) on our prior to the first anniversary after such termination, (1) a transaction related to a Company Acquisition Proposal is consummated or (2) a definitive agreement relating to any Company Acquisition Proposal is entered into by Semler Scientific (with all references to “20%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”).
Except in the case of fraud, in circumstances where the Termination Fee is payable or is paid by Semler Scientific, as discussed under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 160 of information statement/proxy statement/prospectus, such payment will be Strive’s sole and exclusive remedy for damages against Semler Scientific and its respective subsidiaries and their respective former, current or future partners, stockholders, managers, members, affiliates and representatives, and none of Semler Scientific, any of its respective subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, affiliates or representatives, as applicable, will have any further liability or obligation, in each case relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement.
To the extent that the Termination Fee is not promptly paid by Semler Scientific when due, Semler Scientific is also required to pay any reasonable and documented costs and expenses (including reasonable and documented legal fees and expenses) incurred by Strive in connection with legal action taken to enforce the Merger Agreement that results in a judgment for such amount against the party failing to promptly pay such amount, together with interest on the unpaid fee.

Conditions to the Merger (see page 147)
The obligations of each of Semler Scientific, Strive and Merger Sub to consummate the Merger is subject to the satisfaction (or waiver, to the extent permissible under applicable law) of the following conditions:
•	the Semler Scientific Stockholder Approval and Strive Stockholder Approval shall have been obtained in accordance with all applicable law;
•
no applicable law or order preventing or making illegal the consummation of the Merger or any of the other Transactions shall be in effect, and no litigation or similar legal action by any governmental authority (in any jurisdiction in which Strive, Semler Scientific or any of their respective subsidiaries conducts material operations) seeking to prohibit or restrain the Merger shall be pending;

•
the registration statement on Form S-4, of which this information statement/proxy statement/prospectus is a part, shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC, and no proceedings for such purpose shall be pending; and

•	the shares of Strive Class A Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on Nasdaq, subject to official notice of issuance.
In addition, the obligations of Strive and Merger Sub to complete the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:
•	Semler Scientific shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
•
any applicable waiting period or periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated, without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing), and no applicable law or order shall be in force and effect that would impose a Burdensome Condition (including any Burdensome Condition that would come in effect at the Closing) and no litigation or similar legal action by any governmental authority (in any jurisdiction in which Strive, Semler Scientific or any of their respective subsidiaries conducts material operations) seeking to impose a Burdensome Condition shall be pending;

•	the accuracy of the representations and warranties of Semler Scientific subject to certain limitations and materiality qualifiers;
•	since the date of the Merger Agreement, the absence of a Company Material Adverse Effect (as defined in the Merger Agreement); and
•
the delivery by Semler Scientific of a customary certificate by an executive officer of Semler Scientific certifying the conditions set forth in Section 9.02(a), Section 9.02(c) and Section 9.02(d) of the Merger Agreement.

In addition, the obligation of Semler Scientific to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:
•	each of Strive and Merger Sub shall have performed in all material respects all of its obligations hereunder to be performed by it at or prior to the Effective Time;
•	the waiting period or periods under the HSR Act shall have expired or been terminated;
•	the accuracy of Strive and Merger Sub’s representations and warranties, subject to certain limitations and materiality qualifiers;
•	since the date of the Merger Agreement, the absence of a Parent Material Adverse Effect, as defined in the Merger Agreement; and
•
the delivery by Strive of a customary certificate by an executive officer of Strive, certifying the conditions set forth in Section 9.03(a), Section 9.03(c) and Section 9.03(d) of the Merger Agreement.

Regulatory Approvals (see page 143)
The consummation of the Merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware, (ii) the declaration by the SEC of the effectiveness of the registration statement of which this information statement/proxy statement/prospectus forms a part, and any required notice or other filings under applicable state securities laws, and (iii) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.
Information About the Special Meeting
Meeting. The Special Meeting will be held virtually at https://web.viewproxy.com/SMLRSM/2026 on January 13, 2026 at 9:00 a.m. Eastern Time. At the Special Meeting, Semler Scientific Stockholders will be asked to consider and vote on the Merger Proposal, the Compensation Proposal, and, if necessary, the Adjournment Proposal. Under Semler Scientific’s Bylaws, the business to be conducted at the Special Meeting will be limited to the proposals set forth in the notice to its stockholders provided with these materials.
Record Date. The Semler Scientific Board has fixed the close of business on November 19, 2025 as the record date for determination of the stockholders entitled to vote at the Special Meeting, or any adjournment or postponement thereof. Only Semler Scientific Stockholders of record at the record date are entitled to receive notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof. As of the close of business on the record date, there were 15,285,092 shares of Semler Scientific Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote per share.
Quorum. At least a majority of the outstanding shares entitled to vote are present or represented by proxy at the Special Meeting. On the record date, there were 15,285,092 shares outstanding and entitled to vote. Thus, the holders of 7,642,547 shares must be present or represented by proxy at the Special Meeting to have a quorum. Abstentions will be deemed present for the purpose of determining the presence of a quorum. Accordingly, you are encouraged to provide voting instructions to your broker, whether or not you plan to attend the Special Meeting. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment of the meeting and will subject Semler Scientific to additional expense.
Required Vote. The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Merger Proposal	Majority of outstanding shares must vote “For”	Against	Against
2	Compensation Proposal	“For” votes cast exceed “against” votes cast	None	None
3	Adjournment Proposal	“For” votes cast exceed “against” votes cast	None	None

Semler Scientific’s Reasons for the Merger; Recommendation of the Semler Scientific Board
The Semler Scientific Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of Semler Scientific Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) directed that the approval of the Merger and approval and adoption of the Merger Agreement be submitted to a vote at a meeting of Semler Scientific Stockholders and (iv) recommended approval and adoption of the Merger Agreement (including the Merger) by Semler Scientific Stockholders.
The Semler Scientific Board unanimously recommends that Semler Scientific Stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. For the factors considered by the Semler Scientific Board in reaching its decision to adopt the Merger Agreement, see “The Merger—Recommendation of the Semler Scientific Board and Reasons for the Proposals and the Merger”.
Opinion of Semler Scientific’s Financial Advisor
On September 22, 2025, at a meeting of the Semler Scientific Board, LionTree rendered an oral opinion to the Semler Scientific Board (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated September 22, 2025) as to the fairness, from a financial point of view, as of the date thereof, of the Exchange Ratio pursuant to the Merger Agreement to the holders of Semler Scientific Common Stock (other than Strive and its Affiliates), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.
LionTree’s opinion was provided to the Semler Scientific Board and only addressed the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement to the holders of Semler Scientific Common Stock (other than Strive and its Affiliates) (without giving effect to any impact of the transactions contemplated by the Merger Agreement (including the Merger) on any particular stockholder of Semler Scientific other than in its capacity as a holder of Semler Scientific Common Stock). The summary of LionTree’s opinion in this information statement/proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this information statement/proxy statement/prospectus and incorporated herein by reference, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this information statement/proxy statement/prospectus constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any other matter.
Interests of Semler Scientific’s Directors and Executive Officers in the Merger
The Semler Scientific Board and executive officers may have interests in the Transactions that may be different from, or in addition to, those of Semler Scientific Stockholders generally. The members of the Semler Scientific Board were aware of and considered these interests in reaching the determination to approve and adopt the Merger Agreement and other related agreements and recommend to Semler Scientific Stockholders that they vote in favor of the Merger Agreement Proposal and the Adjournment Proposal.
No Further Vote Required by Strive Stockholders
Following the execution of the Merger Agreement, Vivek Ramaswamy, Benjamin Pham, the Ramaswamy 2021 Irrevocable Trust and Cantor Fitzgerald Securities, the holders of shares representing an aggregate of 57.4% of the voting power of the outstanding Strive Common Stock as of September 22, 2025, executed and delivered to Strive the Strive Written Consent approving the Merger Agreement, and the transactions contemplated thereby (including the Merger and the Parent Share Issuance). Following the execution of the Strive Written Consent, Vivek Ramaswamy, Benjamin Pham and the Ramaswamy 2021 Irrevocable Trust, holders of shares of Strive Common Stock as of October 8, 2025 representing an aggregate of 51.46% of the voting power of the outstanding Strive Common Stock, executed and delivered to Strive a written consent approving the Charter Amendment. No further action by any Strive Stockholder is needed to approve the Parent Share Issuance, the Merger Agreement, the Charter Amendment or any other transaction contemplated thereby.
Ownership of the Combined Company After the Merger
Upon completion of the Merger, we estimate that Semler Scientific’s former stockholders will own approximately 27% of the aggregate number of shares of Strive Common Stock outstanding immediately following the completion of the Merger on a fully diluted basis (after giving effect to the conversion of all shares of Strive Class B Common Stock into shares of Strive Class A Common Stock, but before giving effect to any other issuances or conversions), based on the number of shares of Strive Common Stock and Semler Scientific Common Stock outstanding on November 19, 2025, assuming no additional issuances of equity by either Strive or Semler Scientific. Strive Stockholders will continue to own their existing shares, which will not be affected by the Merger.
Board of Directors and Management Following the Merger
At the Effective Time of the Merger, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law.
Effective as of the Closing, Strive will cause Eric Semler to become a director on the Strive Board (subject to such individual meeting Nasdaq’s independence criteria), to serve until his or her successor is duly elected or appointed and qualified or until earlier resignation, death or removal.

Appraisal Rights Available to Stockholders
The Strive Stockholders and Semler Scientific Stockholders are not entitled to dissenter’s rights or appraisal rights in connection with the Merger, the Transactions or any of the Proposals.
Nasdaq Listing
Pursuant to the Merger Agreement, the shares of Strive Common Stock to be issued in the Parent Share Issuance must have been approved for listing on Nasdaq, subject to official notice of issuance prior to the completion of the Merger. If the Merger is completed, shares of Semler Scientific Common Stock will no longer be listed on the Nasdaq and will be deregistered under the Exchange Act.
Certain U.S. Federal Income Tax Consequences to Holders of Shares of Semler Scientific Common Stock
It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger so qualifies, a U.S. Holder of Semler Scientific Common Stock, generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Semler Scientific Common Stock for shares of Strive Class A Common Stock pursuant to the Merger, except with respect to cash received instead of fractional shares of Strive Class A Common Stock. For further information, see “—Certain U.S. Federal Income Tax Consequences to Holders of Shares of Semler Scientific Common Stock” beginning on page 250.
All holders of Semler Scientific Common Stock should consult their tax advisors for a full understanding of the particular tax consequences of the merger to them.
Anticipated Accounting Treatment
The Merger will be accounted for as a business combination in accordance with GAAP. Under this method of accounting, Semler Scientific will be treated as the “acquired” company for accounting purposes, and the Merger will be treated consistent with Strive issuing stock for the net assets of Semler Scientific. Because Strive will be treated as the accounting acquirer, Strive’s assets and liabilities will be recorded at their pre-combination carrying amounts. Semler’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Strive after the consummation of the transaction. Strive has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•	Strive Stockholders will retain the majority of the voting and economic value of the common shares of the combined company subsequent to the transaction;
•	The remaining voting interests held by former Semler Scientific Stockholders do not constitute a coordinated minority;
•	Strive’s designated leadership will control the combined entity’s operations post business combination; and
•	Strive’s existing directors will control the majority of the post business combination board.
Comparison of Stockholder Rights
If the Merger is completed, holders of Semler Scientific’s Common Stock will become holders of Strive Class A Common Stock, and their rights will be governed by Strive’s organizational documents, including the Amended & Restated Articles and the Amended & Restated Bylaws. For further information discussing the differences between Semler Scientific’s existing organizational documents and Strive’s organizational documents, see the section titled “Comparison of Stockholder Rights”.
Risk Factors
You should carefully read this entire information statement/proxy statement/prospectus and carefully consider the factors discussed in “Risk Factors” in connection with your consideration of the Merger before deciding whether to vote for approval of the Merger Proposal. Below please find a summary of the principal risks related to the Merger, ownership of Strive Common Stock and the business of Semler Scientific and Strive, organized under relevant headings. These risks are discussed more fully in “Risk Factors”.

These risks include, but are not limited to, the following:
•
Certain of Semler Scientific’s directors, executive officers and major stockholders have interests in the Merger that are different from, and may potentially conflict with, Semler Scientific’s interests and the interests of its unaffiliated stockholders.

•
Termination of the Merger Agreement could trigger payment of fees or expenses to Strive, as well as negatively impact the business, financial condition, results of operations or stock price of Semler Scientific.

•	The Exchange Ratio is based on predetermined ownership percentages and is not adjusted before or at Closing to account for the performance of Semler Scientific or Strive.
•	Stockholder litigation could prevent or delay the Closing or otherwise negatively impact each of Strive’s and Semler Scientific’s businesses and operations.
•	Semler Scientific and Strive will incur significant transaction costs in connection with the Merger.
•
The Merger Agreement contains provisions that limit Strive’s ability and Semler Scientific’s ability to pursue alternatives to the Merger and could discourage a potential competing transaction counterparty from making a favorable alternative transaction proposal to Strive or Semler Scientific.

•
Until the Closing or the termination of the Merger Agreement in accordance with its terms, Semler Scientific and Strive are prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Semler Scientific or Strive, as applicable, and their respective stockholders.

•
The Merger may distract Semler Scientific’s and Strive’s respective management teams from their other responsibilities and the Merger Agreement may limit each of Semler Scientific’s ability and Strive’s ability to pursue new opportunities.

•
The Merger, including uncertainty regarding the Merger, may cause third parties to delay or defer decisions concerning Strive and Semler Scientific and could adversely affect each of Strive’s and Semler Scientific’s ability to effectively manage their respective businesses.

•	Business uncertainties while the Merger is pending may negatively impact Strive’s and Semler Scientific’s ability to attract and retain personnel.
•
The unaudited pro forma combined financial information in this information statement/proxy statement/prospectus does not purport to be, and likely is not, representative of the combined results of Strive and Semler Scientific if the Merger is consummated.

•
Strive has a limited operating history and recently launched a Bitcoin treasury strategy, making it difficult to evaluate Strive’s business and prospects and may increase the risks associated with any investment.

•
Strive has a history of operating losses as its business has grown. If Strive is unable to achieve greater revenues than its operating costs or reduce operating costs, Strive will continue to incur operating losses, which could result in the need to raise additional capital to support its operating business and negatively impact its operations, strategy and financial performance.

•	Bitcoin is a novel asset, and subject to significant legal, commercial, regulatory and technical uncertainty.
•	Strive’s Bitcoin strategy will subject Strive to enhanced regulatory oversight.
•	Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin are likely to influence Strive’s financial results and the market price of the combined company’s listed securities.
•	Bitcoin holdings and Bitcoin claims are less liquid than cash and cash equivalents and may not be able to serve as a source of liquidity to the same extent as cash and cash equivalents.
•	Insiders have influence over us and could limit your ability to influence the outcome of key transactions, including a change of control.
•	The Amended & Restated Articles of Incorporation include a corporate opportunity waiver.

•	Some provisions of the Amended & Restated Articles of Incorporation and Bylaws may deter third parties from acquiring Strive.
•	We do not anticipate paying any cash dividends or other distributions to holders of Strive Common Stock in the foreseeable future.
•	Sales of substantial amounts of Strive Common Stock in the open market by significant stockholders of Strive could depress Strive’s stock price.
•
Semler Scientific has incurred and will continue to incur increased costs as a result of operating as a public company, and Semler Scientific’s management has been and will continue to be required to devote substantial time to new compliance initiatives and corporate governance practices.

•
A significant portion of Strive’s total outstanding shares may be sold into the public market in the near future, which could cause the market price of Strive Common Stock to drop significantly, even if Strive’s business is doing well.

Controlled Company Exemption
Certain existing Strive Stockholders, including Vivek Ramaswamy, entered into the Shareholders’ Agreement and, as of November 19, 2025, collectively beneficially owned more than 50% of the voting power of Strive’s outstanding voting securities. Therefore, as of November 19, 2025, Strive was a “controlled company” within the meaning of the listing rules of Nasdaq. So long as such stockholders collectively beneficially own more than 50% of the voting power of Strive and subject to applicable Nasdaq transition requirements, Strive may rely on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of the Strive Board must be independent directors. Because Strive elected to rely on the “controlled company” exemption, a majority of the members of the Strive Board may not be independent directors, and Strive’s nominating and corporate governance and compensation committees may not consist entirely of independent directors. Strive’s status as a controlled company could cause the shares of Strive Common Stock to be less attractive to certain investors or otherwise harm Strive’s trading price. As a result, Strive Stockholders would not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma combined consolidated financial information was prepared using the acquisition method of accounting under GAAP, and gives effect to the transaction between Strive and Semler Scientific to be accounted for as a business combination, with Strive being deemed the acquiring company for accounting purposes.
Strive was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including, assuming the Merger is consummated: (i) Strive’s existing stockholders are expected to have the greatest voting interest in the combined entity following consummation of the Merger; (ii) the largest individual stockholder of the combined entity is expected to be an existing stockholder of Strive; (iii) directors of Strive are expected to hold a majority of board seats of the combined company; and (iv) Strive’s senior management is expected to control the strategic direction of Strive following consummation of the Merger.
The following unaudited pro forma combined consolidated financial statements of Strive are based on the historical financial statements of Strive and Semler Scientific, as adjusted to give effect to Strive’s acquisition of Semler Scientific and certain related transactions.
On May 6, 2025, Strive Enterprises, Inc. (“SEI”) entered into the Asset Entities Merger Agreement with Asset Entities Inc. (“Asset Entities”). On September 12, 2025, pursuant to the Asset Entities Merger Agreement, Alpha Merger Sub, Inc., a wholly owned subsidiary of Asset Entities, merged with and into SEI, with SEI surviving as a wholly owned subsidiary of Asset Entities. Concurrent with the consummation of the transactions contemplated by the Asset Entities Merger Agreement, Asset Entities was renamed Strive, Inc. (the “Asset Entities Merger”). Because the merger between SEI and Asset Entities was determined to be a reverse acquisition, with SEI being the accounting acquirer, Strive determined that SEI is the predecessor and Strive is the successor for the purposes of the historical financial statements of Strive. The unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 give effect to these transactions as if they had occurred on January 1, 2024. The unaudited pro forma combined consolidated balance sheet as of September 30, 2025 gives effect to these transactions as if they had occurred on September 30, 2025. The historical financial information of Strive included within the pro forma combined consolidated statement of operations for the nine months ended September 30, 2025 includes the combined financial information of SEI for the period from January 1, 2025 to September 11, 2025 and the financial information of Strive for the period from September 12, 2025 to September 30, 2025. The weighted average number of common shares outstanding for SEI for the period from January 1, 2025 to September 11, 2025 has been adjusted to reflect the number of shares holders of historical SEI stock received upon the consummation of the Asset Entities Merger. The historical financial information of Strive included within the pro forma combined consolidated statement of operations for the year ended December 31, 2024 represents the financial information of SEI for the year ended December 31, 2024. The weighted average number of common shares outstanding for SEI for the year ended December 31, 2024 has been adjusted to reflect the number of shares holders of historical SEI stock received upon the consummation of the Asset Entities Merger.
Because Strive will be treated as the accounting acquirer in the Merger, Strive’s assets and liabilities will be recorded at their pre-combination carrying amounts, and the historical operations that are reflected in the unaudited pro forma financial information will be those of Strive. Semler Scientific’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Strive after the consummation of the transaction.
The unaudited pro forma combined consolidated financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon a purchase price allocation analysis, which includes valuation analysis and other studies that have yet to be completed, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma combined consolidated financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma combined consolidated financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of changes in the fair value of Strive Common Stock and changes in Semler Scientific’s assets and liabilities.
The unaudited pro forma combined consolidated financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined consolidated financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Strive and Semler Scientific been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in the pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual results realized.
The assumptions and estimates underlying the unaudited adjustments to the pro forma combined consolidated financial statements are described in the accompanying notes, which should be read together with the pro forma combined consolidated financial statements.
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this information statement/proxy statement/prospectus, unless otherwise noted.
Introduction and Description of Transaction
Strive is a bitcoin treasury asset management firm. Strive’s wholly owned subsidiary, Strive Enterprises, Inc., an Ohio corporation, completed the reverse acquisition of Asset Entities on September 12, 2025, and continued as the surviving entity following the Asset Entities Merger. Strive earns substantially all of its revenue from investment advisory and other investment management services, and generates market returns from investments in bitcoin and bitcoin-related products.
The historical financial information of Strive was derived from the unaudited consolidated financial statements of Strive, Inc. as of and for the nine months ended September 30, 2025, as well as the audited consolidated financial statements of Strive Enterprises, Inc. as of and for the year ended December 31, 2024, incorporated by reference in this filing. This information should be read together with Strive’s audited and unaudited financial statements and the related notes.
Strive and Semler Scientific entered into the Merger Agreement on September 22, 2025. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of customary closing conditions, Strive Merger Sub, Inc. will merge with and into Semler, with Semler surviving as a wholly owned subsidiary of Strive.
Pursuant to the Merger Agreement, at the Effective Time, each share of Semler Scientific Common Stock issued and outstanding immediately before the Effective Time (other than treasury shares or shares owned directly or indirectly by Strive, Semler Scientific, or Merger Sub immediately prior to the Effective Time) will be converted into the right to receive 21.05 shares of Strive Class A Common Stock.
Management has reviewed the applicable guidance under Standards Codification (“ASC”) Topic 805, “Business Combinations” (“Topic 805”) to determine the appropriate accounting acquirer and financial reporting implications. Based on this analysis, management has concluded that the Merger will be accounted for as a business acquisition, where:
•	Strive will be the accounting acquirer in this business combination.
•	Strive’s historical financial statements will become the historical financial statements of the combined entity.
•	Semler’s identifiable assets and liabilities will be recognized at fair value as of the acquisition date.
Strive is deemed as the accounting acquirer for the following reasons:
•	Strive Stockholders will retain the majority of the voting and economic value of the common shares of the combined company subsequent to the transaction.
•	The remaining voting interests held by former Semler Scientific Stockholders do not constitute a coordinated minority.
•	Strive’s designated leadership will control the combined entity’s operations post business combination.
•	Strive’s existing directors will control the majority of the post business combination board.
The following unaudited pro forma combined consolidated financial statements are based on the historical financial statements of Strive and the historical financial statements of Semler Scientific, as adjusted to give effect to Strive’s acquisition of Semler Scientific and certain related transactions. Because the Asset Entities Merger has been determined to be a reverse acquisition, with SEI being the accounting acquirer, Strive determined that SEI is the predecessor and Strive is the successor for the purposes of the historical financial statements of Strive. The unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 give effect to these transactions as if they had occurred on January 1, 2024. The unaudited pro forma combined consolidated balance sheet as of September 30, 2025 gives effect to these transactions as if they had occurred on September 30, 2025. The historical financial information of Strive included within the pro forma combined consolidated statement of operations for the nine months ended September 30, 2025 includes the combined financial information of SEI for the period from January 1, 2025 to September 11, 2025 and the financial information of Strive for the period from September 12, 2025 to September 30, 2025. The weighted average number of common shares outstanding for SEI for the period from January 1, 2025 to September 11, 2025 has been adjusted to reflect the number of shares holders of historical SEI stock received upon the consummation of the Asset Entities Merger. The historical financial information of Strive included within the pro forma combined consolidated statement of operations for the year ended December 31, 2024 represents the financial information of SEI for the year ended December 31, 2024.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
As of September 30, 2025
(in thousands)

	Strive, Inc. (Historical)	Semler Scientific, Inc. (Historical)	Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$109,069	$10,176	$—		$—		$119,245
Restricted cash	—	135	—		—		135
Short-term deposits	—	270	(270)	(3a)	—		—
Trade accounts receivable	—	2,558	(2,558)	(3a)	—		—
Receivable for Bitcoin collateral	—	35,928	—		—		35,928
Inventory	—	485	(485)	(3a)	—		—
Prepaid expenses	3,533	3,954	—		—		7,487
Other current assets	1,601	—	3,313	(3a)	—		4,914
Total current assets	114,203	53,506	—		—		167,709
Assets for lease, net	—	1,339	(1,339)	(3a)	—		—
Digital assets, at fair value	672,913	—	539,844	(3a)	—		1,212,757
Property and equipment, net	816	325	—		—		1,141
Long-term investments	—	512	(512)	(3a)	—		—
Long-term notes receivable	—	1,150	(1,150)	(3a)	—		—
Intangible digital assets	—	539,844	(539,844)	(3a)	—		—
Intangible assets, net	361	—	—		—		361
Right-of-use lease asset	4,141	—	—		—		4,141
Goodwill	—	—	—		11,991	(3d)	11,991
Other non-current assets	142	1	3,001	(3a)	—		3,144
Total assets	$792,576	$596,677	$—		$11,991		$1,401,244
Liabilities:
Current liabilities:
Compensation and benefits payable	$357	$—	$—		$—		$357
Accounts payable and other liabilities	9,186	200	6,776	(3a)	10,114	(3c)	26,276
Accrued expenses	—	6,365	(6,365)	(3a)	—		—
Deferred revenue	—	411	(411)	(3a)	—		—
Short-term debt	—	20,000	—		—		20,000
Other short-term liabilities	—	240	—		—		240
Total current liabilities	9,543	27,216	—		10,114		46,873
Operating lease liabilities	3,604	—	—		—		3,604
Deferred tax liability	—	13,294	—		—		13,294
Long-term notes payable, net	—	96,418	—		—		96,418
Total liabilities	13,147	136,928	—		10,114		160,189
Stockholders’ equity:
Common stock	—	15	—		(15)	(3b)	—
Class A common stock	449	—	—		319	(3b)	768
Class B common stock	218	—	—		—		218
Additional paid-in capital	1,047,185	339,900	—		131,521	(3b)	1,518,606
Retained earnings (accumulated deficit)	(268,423)	119,834	—		(129,948)	(3b)	(278,537)
Total stockholders’ equity	779,429	459,749	—		1,877		1,241,055
Total liabilities and stockholders’ equity	$792,576	$596,677	$—		$11,991		$1,401,244

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2025
(in thousands)

	Combined Strive Enterprises, Inc. and Strive, Inc. (Historical)	Semler Scientific, Inc. (Historical)	Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues:
Investment advisory fees	$4,433	$—	$—		$—		$4,433
Revenues	—	24,543	—		—		24,543
Other revenue	44	—	—		—		44
Total revenues	4,477	24,543	—		—		29,020

Operating expenses:
Fund management and administration	4,532	—	—		—		4,532
Cost of revenues	—	2,312	—		—		2,312
Engineering and product development	—	3,663	—		—		3,663
Employee compensation and benefits	25,942	—	—		—		25,942
General and administrative expense	4,674	18,048	—		—		22,722
Marketing and advertising	249	—	9,316	(3a)	—		9,565
Sales and marketing	—	9,316	(9,316)	(3a)	—		—
DOJ settlement	—	29,750	—		—		29,750
Depreciation and amortization	161	—	—		—		161
Total operating expenses	35,558	63,089	—		—		98,647

Investment gains/(losses):
Change in fair value of intangible digital assets	—	70,422	(70,422)	(3a)	—		—
Change in fair value of Bitcoin collateral	—	1,471	—		—		1,471
Impairment of investments	—	(1,135)	—		—		(1,135)
Net unrealized gain (loss) on digital assets	(10,133)	—	70,422	(3a)	—		60,289
Other derivative gain (loss)	(14,731)	—	—		—		(14,731)
Net investment gains/(losses)	(24,864)	70,758	—		—		45,894

Net operating income/(loss)	(55,945)	32,212	—		—		(23,733)

Other income/(expense):
Other income	654	7	(2,723)	(3a)	—		(2,062)
Interest (expense) income, net	—	(3,526)	3,526	(3a)	—		—
Gain on redemption of notes receivable	—	803	(803)	(3a)	—		—
Transaction costs	(23,201)	—	—		—		(23,201)
Goodwill and intangible asset impairment	(140,785)	—	—		—		(140,785)
Total other income/(expense)	(163,332)	(2,716)	—		—		(166,048)

Net income/(loss) before income taxes	(219,277)	29,496	—		—		(189,781)
Income tax benefit/(expense)	—	(10,364)	—		—		(10,364)
Net income/(loss)	$(219,277)	$19,132	$—		$—		$(200,145)

	Combined Strive Enterprises, Inc. and Strive, Inc. (Historical)	Semler Scientific, Inc. (Historical)	Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Weighted average number of common shares outstanding:
Basic(1)	212,665,990	12,073,628				(3e)	466,815,859
Diluted(1)	212,665,990	13,706,067				(3e)	466,815,859

Net income/(loss) per common share:
Basic(1)	$(1.03)	$1.58				(3e)	$(0.43)
Diluted(1)	$(1.03)	$1.55				(3e)	$(0.43)

(1)	Basic and diluted earnings per common share for Class A and Class B common stock are the same.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2024
(in thousands)

	Strive Enterprises, Inc. and Subsidiaries (Historical)	Semler Scientific, Inc. (Historical)	Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues:
Investment advisory fees	$3,592	$—	$—		$—		$3,592
Revenues	—	56,294	—		—		56,294
Other revenue	58	13	—		—		71
Total revenues	3,650	56,307	—		—		59,957

Operating expenses:
Fund management and administration	4,867	—	—		—		4,867
Cost of revenues	—	4,759	—		—		4,759
Engineering and product development	—	4,792	—		—		4,792
Employee compensation and benefits	9,135	—	—		—		9,135
General and administrative expense	11,248	12,732	—		—		23,980
Marketing and advertising	862	—	13,078	(3a)	—		13,940
Sales and marketing	—	13,078	(13,078)	(3a)	—		—
Depreciation and amortization	192	—	—		—		192
Total operating expenses	26,304	35,361	—		—		61,665

Investment gains/(losses):
Change in fair value of notes held for investment	—	128	—		—		128
Change in fair value of digital assets	—	24,933	—		—		24,933
Net investment gains/(losses)	—	25,061	—		—		25,061

Net operating income/(loss)	(22,654)	46,007	—		—		23,353

Other income/(expense):
Interest and dividend income	795	1,877	—		—		2,672
Transaction costs	—	—	—		(10,114)	(3c)	(10,114)
Gain on lease remeasurement	279	—	—		—		279
Total other income/(expense)	1,074	1,877	—		(10,114)		(7,163)

Net income/(loss) before income taxes	(21,580)	47,884	—		(10,114)		16,190
Income tax benefit/(expense)	—	(6,985)	—		—		(6,985)
Net income/(loss)	$(21,580)	$40,899	$—		$(10,114)		$9,205

Weighted average number of common shares outstanding:
Basic(1)	2,213,424	7,228,961				(3e)	309,205,587
Diluted(1)	2,213,424	7,980,118				(3e)	325,017,442

Net income/(loss) per common share:
Basic(1)	$(9.75)	$5.66				(3e)	$0.03
Diluted(1)	$(9.75)	$5.13				(3e)	$0.03

(1)	Basic and diluted earnings per common share for Class A and Class B common stock are the same.

Note 1 — Basis of Presentation
The unaudited pro forma combined consolidated financial information has been prepared in accordance with Rule 8-05 and Article 11 of SEC Regulation S-X. The unaudited pro forma combined consolidated financial statements as of and for the nine months ended September 30, 2025 and for the year ended December 31, 2024 gives effect to the proposed acquisition of Semler Scientific by Strive. The unaudited pro forma combined consolidated statements of operations gives effect to these transactions and other events as if it had been consummated on January 1, 2024 and combines the historical consolidated financial statements of Strive and Semler Scientific, all as of such date.
Based on Strive’s preliminary review of Strive and Semler Scientific’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Semler Scientific to conform its accounting policies to those of Strive are not expected to be material. Upon completion of the transactions, further review of accounting policies may result in additional revisions to historical accounting policies and classifications to conform to those of Strive.
The unaudited pro forma combined consolidated financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revisions as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma combined consolidated financial information. Differences between these preliminary accounting conclusions and estimates and the final accounting conclusions and amounts may occur as a result of, among other reasons, (i) changes in initial assumptions in determination of the accounting acquirer and related accounting and (ii) changes in Semler Scientific’s assets and liabilities, which are expected to be completed after the closing, and these differences could have a material impact on the accompanying unaudited pro forma combined consolidated financial information and the combined entity’s future results of operations and financial position.
The unaudited pro forma combined consolidated financial information has been presented for illustrative purpose only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Merger occurred on the date indicated. Further, the unaudited pro forma combined consolidated financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent Strive management’s estimates based on information available as of the date of the unaudited pro forma combined consolidated financial information and is subject to change as additional information becomes available and analyses are performed.
The historical consolidated financial statements of Strive and Semler Scientific were prepared in accordance with accounting policies generally accepted in the United States of America and shown in U.S. dollars.
For the purposes of these pro forma financial statements, the preliminary purchase price consideration is as follows:

Number of estimated shares of Strive, Inc. Class A Common Stock to be issued to Semler Scientific Stockholders	318,743,205
Multiplied by Strive, Inc.'s Class A Common Stock price	$1.48
Estimated purchase price consideration	$471,739,943

Note 2 — Preliminary purchase price allocation
For accounting purposes, Strive is considered to be the acquiring company and the Merger is expected to be accounted for as a business combination. The Merger is accounted for using the acquisition method of accounting in accordance with ASC Topic 805. Strive is the accounting acquirer as Strive will have assumed control over Semler as of the closing date. Topic 805 requires, among other things, that the assets acquired, and liabilities assumed be recognized at their acquisition date fair values, with any excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill.
The allocation of the preliminary purchase price for Semler Scientific is based upon management’s estimates of and assumptions related to the fair value of the consideration transferred, assets acquired, and liabilities assumed as of the filing of the information statement/proxy statement/prospectus using currently available information. The unaudited pro forma combined consolidated financial information has been prepared based on these preliminary estimates, such that the final purchase price allocation and the resulting effect on Strive’s financial position and earnings results may differ significantly from the pro forma amounts included herein.
Note 3 — Transaction Accounting Adjustments related to merger of Strive Inc. and Semler Scientific Inc.
a.
During the preparation of the unaudited pro forma combined consolidated financial information, management performed a preliminary analysis of Semler Scientific’s financial information to identify differences in financial statement presentation compared to the presentation of Strive. Certain reclassifications have been made to the historical consolidated presentation of Semler Scientific to conform to the financial statement presentation of Strive.

The table below summarizes the reclassification adjustments made to present the unaudited historical financial statements of Semler Scientific as of and for the nine months ended September 30, 2025 and for the year ended December 31, 2024 in conformity with the unaudited historical consolidated financial statements of Strive as of and for the nine months ended September 30, 2025 and for the year ended December 31, 2024 (in thousands).

Historical Semler Scientific, Inc. Balance Sheet Line Item	Strive, Inc. Line Item	Historical Semler Scientific, Inc.	Reclassifications	Historical Semler Scientific, Inc. Reclassified
Short-term deposits	Other current assets	270	(270)	—
Trade accounts receivable	Other current assets	2,558	(2,558)	—
Inventory	Other current assets	485	(485)	—
Other current assets	Other current assets	—	3,313	3,313
Assets for lease, net	Other non-current assets	1,339	(1,339)	—
Long-term investments	Other non-current assets	512	(512)	—
Long-term notes receivable	Other non-current assets	1,150	(1,150)	—
Other non-current assets	Other non-current assets	1	3,001	3,002
Intangible digital assets	Digital assets, at fair value	539,844	(539,844)	—
Digital assets, at fair value	Digital assets, at fair value	—	539,844	539,844
Accrued expenses	Accounts payable and other liabilities	6,365	(6,365)	—
Deferred revenue	Accounts payable and other liabilities	411	(411)	—
Accounts payable and other liabilities	Accounts payable and other liabilities	200	6,776	6,976

Historical Semler Scientific, Inc. Statement of Operations Line Item	Strive, Inc. Line Item	Historical Semler Scientific, Inc.	Reclassifications	Historical Semler Scientific, Inc. Reclassified
For the nine months ended September 30, 2025:
Sales and marketing	Marketing and advertising	9,316	(9,316)	—
Marketing and advertising	Marketing and advertising	—	9,316	9,316
Change in fair value of intangible digital assets	Net unrealized gain (loss) on digital assets	70,422	(70,422)	—
Net unrealized gain (loss) on digital assets	Net unrealized gain (loss) on digital assets	—	70,422	70,422
Interest (expense) income, net	Other income	(3,526)	3,526	—
Gain on redemption of notes receivable	Other income	803	(803)	—
Other income	Other income	7	(2,723)	(2,716)

Historical Semler Scientific, Inc. Statement of Operations Line Item	Strive, Inc. Line Item	Historical Semler Scientific, Inc.	Reclassifications	Historical Semler Scientific, Inc. Reclassified
For the year ended December 31, 2024:
Sales and marketing	Marketing and advertising	13,078	(13,078)	—
Marketing and advertising	Marketing and advertising	—	13,078	13,078

b.	The total pro forma adjustment to total Strive Stockholders’ equity is summarized below (in thousands):

Elimination of historical equity balance of Semler Scientific, Inc.	$459,749
Estimated purchase price consideration	471,740
Non-recurring acquisition-related expenses (refer to note (c) below)	(10,114)
Pro forma adjustment to total Strive, Inc. Stockholders' equity	$921,375

c.
Reflects the adjustment of $10.1 million for an accrual for non-recurring expenses related to the Merger incurred or expected to be incurred that are not reflected in the historical financial statements for either the nine months ended September 30, 2025 or the year ended December 31, 2024. The adjustment has been recorded as a liability within Accounts payable and other liabilities with a corresponding reduction to equity on the unaudited pro forma combined consolidated statements of financial condition. The amount has also been reflected within transaction costs in the unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2024.

d.	Represents the preliminary estimate of goodwill based on the preliminary purchase price allocation.
e.
For purposes of the unaudited pro forma combined consolidated financial information, the pro forma net income (loss) per common share figures have been calculated using the pro forma weighted average number of Strive Class A Common Stock and Strive Class B Common Stock that would have been outstanding for the nine months ended September 30, 2025 and the year ended December 31, 2024 assuming the completion of the Merger on January 1, 2024.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR SEMLER SCIENTIFIC
The following discussion and analysis should be read together with Semler Scientific’s financial statements and the related notes appearing elsewhere in this information statement/proxy statement/prospectus. This discussion contains forward-looking statements reflecting Semler Scientific’s current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in Semler Scientific’s forward-looking statements as a result of many factors, including consummation of the Merger, as well as those set forth under “Risk Factors” and elsewhere in this information statement/proxy statement/prospectus. Further, the below disclosures relate to Semler Scientific as a standalone entity, and have not been revised to reflect changes to its business that may occur as a result of the proposed Merger.
Overview
Semler Scientific is a company that has adopted Bitcoin as its primary treasury reserve asset and is one of the leading corporate holders of Bitcoin. In May 2024, Semler Scientific became the second publicly traded company in the United States to adopt a Bitcoin treasury strategy. Semler Scientific intends to strategically acquire additional Bitcoin by using proceeds from equity and debt financings, as well as cash generated from its operations.
In addition, through its healthcare business, Semler Scientific is a pioneer in developing and marketing technology products and services to assist its customers in evaluating and treating chronic diseases. Semler Scientific’s flagship product, QuantaFlo, which is patented and cleared by the FDA, is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as PAD.
Semler Scientific is currently seeking a new 510(k) clearance from the FDA for the expanded use, which is intended to enable expanded labeling as an aid in the diagnosis of other cardiovascular diseases, such as heart failure. Semler Scientific formed a wholly owned subsidiary, CardioVanta, which will comprise its future healthcare business activities focused on early detection of heart failure and cardiac arrythmia monitoring. CardioVanta will be structured as a high-margin, software-as-a-service business model and will seek capital from outside investors to validate its long-term value and fund its relatively modest initial capital needs. With CardioVanta, Semler Scientific intends to continue to develop additional complementary, proprietary products and services in-house and seek out other arrangements for products and services that it licenses, which Semler Scientific believes will bring value to its customers and the company. CardioVanta will focus on cardiac technology and care systems, while Semler Scientific will continue marketing its QuantaFlo device and software for early detection of PAD. Semler Scientific believes its current products and services, and any future products or services that it may offer, position it to provide valuable information to its base, which in turn permits them to better guide patient care. Semler Scientific believes that the combination of expanded labeling of QuantaFlo and marketing additional complementary products and services to its existing customer base may return the healthcare business to profitability and cash generation in the future. Semler Scientific’s healthcare business is its predominant operational focus, providing cash flows and enabling it to pursue its Bitcoin treasury strategy.
In the three months ended September 30, 2025, Semler Scientific had total revenues of $7.5 million and net income of $16.9 million, compared to total revenues of $13.5 million and net income of $5.6 million in the same period in 2024. In the nine months ended September 30, 2025, Semler Scientific had total revenues of $24.5 million and net income of $19.1 million, compared to total revenues of $43.9 million and net income of $11.7 million in the same period in 2024.
Semler Scientific previously reported that it is experiencing and expects to continue to experience decreased usage of its QuantaFlo device due to the CMS 2024 Medicare Advantage and Part D Final Rate Announcement. While revenues have been gradually decreasing period over period in light of the CMS reimbursement landscape, two significant customers who represented more than 60% of revenue in the third quarter of 2025 have ceased use of their respective QuantaFlo devices. In light of this development, Semler Scientific now currently anticipates fourth quarter 2025 revenues will be at least 60% lower as compared to third quarter 2025 revenue. Further revenue declines over the quarter are anticipated as other customers cease use of QuantaFlo in light of the CMS reimbursement landscape as well as the recent DOJ settlement. Accordingly, in the future, Semler Scientific anticipates that it will need to undertake measures to align expenses with the revenue decline. In the year ended December 31, 2024, Semler Scientific had total revenues of $56.3 million and net income of $40.9 million compared to total revenues of $68.2 million and net income of $20.6 million in 2023. Semler Scientific had an income tax expense of $7.0 million in 2024, compared to $3.5 million in 2023. Semler Scientific’s pre-tax net income was $47.9 million, including unrealized gains from the change in fair value of Bitcoin holdings of $24.9 million in 2024 compared to $24.1 million and no gains in 2023.
Recent Developments
Proposed Business Combination with Strive
On September 22, 2025, Semler Scientific entered into the Merger Agreement with Strive. Please refer to the disclosures elsewhere in this information statement/proxy statement/prospectus regarding the proposed Merger, the Merger Agreement, the Exchange Ratio, and the anticipated effect on Semler Scientific’s common stock and equity awards and accounting treatment.
Coinbase Loan
On April 15, 2025, Semler Scientific entered into a Master Loan Agreement with Coinbase Credit Inc. as lender, Coinbase Credit, and Coinbase Inc., together the Coinbase entities. Under the master loan agreement, Semler Scientific may borrow, from time to time, cash or digital assets, which loans, if any, are intended to be collateralized with a first priority security interest in the Bitcoin that Semler Scientific posts as collateral. Accordingly, on September 25, 2025, Semler Scientific borrowed $20.0 million of cash (using 315 Bitcoin as collateral) from Coinbase Credit pursuant to the master loan agreement and used the proceeds from such loan (along with cash from operations) to pay in full the settlement with the U.S. Department of Justice (“DOJ”). See “—Liquidity and Capital Resources—Description of Indebtedness—Coinbase Loan” and Note 16 to Semler Scientific’s unaudited condensed consolidated financial statements included elsewhere in this information statement/proxy statement/prospectus for additional information regarding the loan. Semler Scientific used the proceeds from the above loan (along with cash from operations) to pay in full the DOJ settlement. As of December 2, 2025, Semler Scientific has pledged a total of 398 Bitcoin as collateral.
DOJ Settlement
Effective September 10, 2025, Semler Scientific entered into a settlement agreement with the Civil Fraud Section of the DOJ, the U.S. Department of Health and Human Services (“HHS”) and certain relators to settle all potential claims related to alleged civil violations of the False Claims Act pertaining to submissions of allegedly false claims to Medicare Part B for tests performed using the FloChec and QuantaFlo devices. Pursuant to the settlement agreement, Semler Scientific agreed, among other things, to pay a settlement amount of $29.75 million, and interest at a rate of 4.25% per annum from April 28, 2025 on such amount, within 14 business days, $5.2 million of which, plus 17.5% of the interest amount, will be paid by the United States to the relators. In addition, Semler Scientific agreed to pay $390,000 for attorneys’ fees and costs to relators’ counsel within seven business days. Upon receipt of the settlement amount, which was paid in full prior to the due date, and subject to certain exceptions, Semler Scientific was released from any civil or administrative monetary claims for the covered conduct. By entering into the settlement agreement, Semler Scientific did not admit any wrongdoing in connection with the allegations raised. Semler Scientific used cash from operations and funds borrowed from the Coinbase entities, to pay such amounts in full.
ATM Offerings
In June 2024, Semler Scientific entered into a Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co., pursuant to which it may offer and sell from time to time its common stock in an at-the-market (“ATM”) offering. Through December 31, 2024, Semler Scientific issued and sold a total of 2,197,988 shares of its common stock for aggregate gross proceeds of approximately $119.6 million.
On April 15, 2025, Semler Scientific entered into a new Controlled Equity OfferingSM Sales Agreement with Barclays Capital Inc., Cantor Fitzgerald & Co., Canaccord Genuity LLC, Needham & Company, LLC, Craig-Hallum Capital Group LLC and Lake Street Capital Markets LLC, pursuant to which it may offer and sell from time to time up to $500.0 million of its common stock in an ATM offering. This new sales agreement replaced the June 2024 Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co.
In the third quarter ended September 30, 2025, Semler Scientific issued and sold an aggregate 1,390,587 shares of Semler Scientific’s common stock for aggregate gross proceeds of approximately $58.0 million under the 2025 sales agreement.

Offering of 4.25% Convertible Senior Notes
In January 2025, Semler Scientific issued $100.0 million aggregate principal amount of 4.25% convertible senior notes due 2030 in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act, which included $15.0 million pursuant to the exercise in full of the initial purchasers option. The offering size was increased from the previously announced offering size of $75.0 million aggregate principal amount of notes. See “—Liquidity and Capital Resources—Description of Indebtedness—4.25% Convertible Senior Notes” and Note 16 to Semler Scientific’s unaudited condensed consolidated financial statements included elsewhere in this information statement/proxy statement/prospectus for additional information.
Other
On July 4, 2025 the One Big Beautiful Bill Act was signed into law. Semler Scientific is assessing the legislation and its effects on its business, operations, and financial results, including the potential effects on Semler Scientific’s effective tax rate.
Bitcoin Treasury Strategy
SEMLER SCIENTIFIC IS NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940 AND SEMLER SCIENTIFIC STOCKHOLDERS DO NOT HAVE THE PROTECTIONS ASSOCIATED WITH OWNERSHIP OF SHARES IN A REGISTERED INVESTMENT COMPANY NOR THE PROTECTIONS AFFORDED BY THE COMMODITIES EXCHANGE ACT.
In May 2024, Semler Scientific adopted Bitcoin as its primary treasury reserve asset on an ongoing basis, subject to market conditions and its anticipated cash needs. Semler Scientific’s strategy includes acquiring and holding Bitcoin using cash flows from operations that exceed working capital requirements, and from time to time, subject to market conditions, issuing equity or debt securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase Bitcoin. For example, Semler Scientific began issuing shares under an ATM offering program in the second half of 2024, and in January 2025 issued convertible bonds, and used proceeds from these capital market transactions to acquire additional Bitcoin. Semler Scientific views its Bitcoin holdings as long term holdings and expects to continue to accumulate Bitcoin, with a target of 10,000 Bitcoin by the end of 2025, 42,000 Bitcoin by the end of 2026, and 105,000 Bitcoin by the end of 2027. However, Semler Scientific will continue to monitor market conditions in determining whether to engage in additional Bitcoin purchases. This overall strategy also contemplates that Semler Scientific may periodically sell Bitcoin for general corporate purposes or in connection with strategies that generate tax benefits in accordance with applicable law, enter into additional capital raising transactions, including those that could be collateralized by its Bitcoin holdings, and consider pursuing strategies to create income streams or otherwise generate funding using its Bitcoin holdings.
As of December 31, 2024, Semler Scientific held an aggregate of 2,298 Bitcoins, which it acquired for an aggregate purchase price of $189.7 million and an average purchase price of $82,538 per Bitcoin. As of September 30, 2025 and November 10, 2025, Semler Scientific held an aggregate of 5,048 Bitcoins (including 315 Bitcoins pledged as collateral for a loan), which it acquired for an aggregate purchase price of $478.9 million and an average purchase price of $94,877 per Bitcoin. All purchase amounts include fees and expenses. From October 1, 2025 through November 10, 2025, Semler Scientific did not acquire any Bitcoins. From November 11, 2025 through December 2, 2025, Semler Scientific pledged an additional 83 Bitcoin as collateral (bringing the total to 398) pursuant to the terms of the Coinbase loan.
Sources of Revenues and Expenses
Revenues
Semler Scientific generates revenues primarily from the rental or license of its vascular testing product. Semler Scientific recognizes revenues from the licensing of its vascular testing product pursuant to agreements that normally automatically renew each month with revenues recognized on a daily convention basis. Semler Scientific’s arrangements with customers for its vascular testing product are normally on a month-to-month basis with fees billed at the rates established in such customer agreements, which are either fixed fees, or variable fees based on usage. Semler Scientific also recognizes revenue for hardware and supplies sales.

Cost of revenues
Semler Scientific’s cost of revenues for its vascular testing product consists primarily of five components: the depreciation expense of its vascular testing product for lease; the write-off of the residual value of its vascular testing products retired from active leasing; manufacturing oversight personnel costs; the cost of hardware and supplies sold; and other miscellaneous items, such as freight, that are not directly related to product production. Each vascular testing product unit has a depreciation schedule based on the cost of the unit. The cost of each unit is depreciated on a straight-line basis over 36 months. Each unit has its own cost of production, which varies from time to time. Semler Scientific believes that the cost of each unit is a function of manufacturing efficiencies, supply costs and fixed overhead expense as affected by volume of units produced, which change from time to time. When cost of production is lower, the new units have a lower monthly depreciation and decrease the average depreciation per unit per month, which means Semler Scientific’s cost of revenues is lower. Similarly, if cost of production is higher, the new units will have a higher monthly depreciation and increase the average depreciation per unit per month, which means Semler Scientific’s cost of revenues is higher. Semler Scientific believes growth in the number of monthly depreciation charges is predominately due to its sales and marketing efforts, which add new customers to an established customer base. The retirement of units from active leasing is primarily a function of the aggregate number of vascular testing units rented and the occurrence from time to time of system upgrades. The cost of hardware or supplies sold are the cost of production for the item sold. The other costs of revenue vary primarily as a function of the aggregate number of vascular testing units rented and changes in operations such as manufacturing, delivery or maintenance.
Engineering and product development expense
Semler Scientific’s engineering and product development expense consists of costs associated with the design, development, testing and enhancement of QuantaFlo and other products in development. Semler Scientific also includes salaries and related employee benefits, research-related overhead expenses and fees paid to external service providers in its engineering and product development expense.
Sales and marketing expense
Semler Scientific’s sales and marketing expense consists primarily of sales commissions and support costs, salaries and related employee benefits, travel, education, trade show and marketing costs
General and administrative expense
Semler Scientific’s general and administrative expense consists primarily of salaries and related employee benefits, professional service fees, associated travel costs and depreciation and amortization expense.
Total other income and expense
Semler Scientific’s total other income and expense primarily reflects other taxes and fees, interest and dividend income, as well as changes in value and impairments of its investments and digital assets.
Critical Accounting Policies and Estimates
Semler Scientific’s accounting policies are more fully described in Note 2 of its audited financial statements appearing elsewhere in this information statement/proxy statement/prospectus. As disclosed in Note 2, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. Semler Scientific does not believe that it has any critical accounting policies and estimates.
Factors Affecting Future Results
Semler Scientific has not identified any other factors that have a recurring effect that are necessary to understand period to period comparisons as appropriate, nor any one-time events that have an effect on the financials. However, Semler Scientific is experiencing and expects to continue to experience decreased usage due to the current CMS reimbursement landscape, which is having a negative effect on revenues.

Results of Operations
Three Months Ended September 30, 2025 Compared to Three Months ended September 30, 2024
Revenues
Semler Scientific had revenues of $7.5 million for the three months ended September 30, 2025, a decrease of $6.0 million, or 45%, compared to $13.5 million in the same period in 2024. The primary reason for the decrease in revenues was decreased testing volume and cancellations by some of Semler Scientific’s customers, which Semler Scientific believes is a result of the 2024 CMS rate announcement and DOJ settlement. Semler Scientific expects additional declines in the fourth quarter and beyond as customers cease using Semler Scientific’s device.
Operating expenses
Semler Scientific had total operating expenses of $12.9 million for the three months ended September 30, 2025, an increase of $4.5 million, or 52%, compared to $8.4 million in the same period in the prior year. As a percentage of revenues, operating expenses increased to 172% in the third quarter of 2025 as compared to 63% in the prior year period. The changes in the various components of Semler Scientific’s operating expenses are described below.
Cost of revenues
Semler Scientific had cost of revenues of $0.6 million for the three months ended September 30, 2025, a decrease of $0.6 million, or 45%, compared to $1.2 million for the same period in 2024. The decrease was primarily due to lower payroll costs and lower hardware sales. As a percentage of revenues, cost of revenues was 8.5% in the third quarter of 2025 compared to 8.6% in the prior year period.
Engineering and product development expense
Semler Scientific had engineering and product development expense of $1.1 million for the three months ended September 30, 2025, a decrease of $0.1 million, or 6%, compared to $1.2 million for the same period in 2024. The decrease was primarily due to lower payroll and project consulting costs, partially offset by higher clinical studies expenses. As a percentage of revenues, engineering and product development expense increased to 15% in the third quarter of 2025, compared to 9% in the prior year period.
Sales and marketing expense
Semler Scientific had sales and marketing expense of $3.1 million for the three months ended September 30, 2025, an increase of $0.1 million, or 5%, compared to $3.0 million in the same period of the prior year. The increase was primarily due to higher stock-based compensation expenses, partially offset by lower payroll, consulting, dues and subscriptions and travel expenses. As a percentage of revenues, sales and marketing expense increased to 42% in the third quarter of 2025, compared to 22% in the prior year period.
General and administrative expense
Semler Scientific had general and administrative expense of $8.0 million for the three months ended September 30, 2025, an increase of $4.9 million, or 154%, compared to $3.1 million in the same period of the prior year. The increase was primarily due to higher stock-based compensation expense, and higher consulting, accounting and legal expenses related to DOJ settlement and merger related expenses. As a percentage of revenues, general and administrative expense was 107% in the third quarter of 2025, compared to 23% in the prior year period.
Other income (expense), net
Semler Scientific had total other income, net, of $29.2 million for the three months ended September 30, 2025, an increase of $27.9 million, compared to $1.3 million in the same period of the prior year. The increase was primarily driven by the increase in the fair value of Semler Scientific’s Bitcoin holdings of $30.0 million, compared to $1.1 million in the same period of the prior year. Other income, net includes $0.8 million of realized capital gains on the redemption of secured convertible promissory note to equity.
Income tax provision
Semler Scientific had income tax expense of $6.9 million for the three months ended September 30, 2025, an increase of $6.1 million, compared to income tax expense of $0.8 million for the same period of the prior year. The effective tax rate for the three months ended September 30, 2025 was 29% compared to 12% in the prior year period. The increase in the effective tax rate for the three months ended September 30, 2025 was primarily due to the partial reversal of the valuation allowance in 2024 due to an unrealized gain from digital assets partially offsetting an unrealized loss from prior periods and lower tax benefits from employee stock-based compensation.
Net Income
For the foregoing reasons, Semler Scientific had a net income of $16.9 million, or $1.14 per basic share and $1.07 per diluted share, for the three months ended September 30, 2025, an increase of $11.3 million, compared to a net income of $5.6 million, or $0.80 per basic share and $0.72 per diluted share, for the same period in the prior year.
Nine Months Ended September 30, 2025 Compared to Nine Months ended September 30, 2024
Revenues
Semler Scientific had revenues of $24.5 million for the nine months ended September 30, 2025, a decrease of $19.4 million or 44% compared to $43.9 million in the same period in 2024. The primary reason for the decrease in revenues was decreased testing volume at some of Semler Scientific’s customers and cancellations, which it believes is a result of the 2024 CMS rate announcement and DOJ settlement. Semler Scientific expects additional declines in the fourth quarter and beyond as customers cease using Semler Scientific’s device.
Operating expenses
Semler Scientific had total operating expenses of $63.1 million, which includes the payment of $29.8 million for DOJ settlement for the nine months ended September 30, 2025, an increase of $36.6 million, or 138%, compared to $26.5 million in the same period in the prior year. As a percentage of revenues, operating expenses increased to 257% in the first nine months of 2025 as compared to 60% in the prior year period. The changes in the various components of Semler Scientific’s operating expenses are described below.
Cost of revenues
Semler Scientific had cost of revenues of $2.3 million for the nine months ended September 30, 2025, a decrease of $1.4 million, or 37% compared to $3.7 million for the same period in 2024. The decrease was primarily due to lower hardware sales and payroll costs, partially offset by higher stock-based compensation expense. As a percentage of revenues, cost of revenues was 9% in the first nine months of 2025, compared to 8% in the prior year period.
Engineering and product development expense
Semler Scientific had engineering and product development expense of $3.7 million for the nine months ended September 30, 2025, a decrease of $0.1 million, or 3% compared to $3.8 million for the same period in 2024. As a percentage of revenues, engineering and product development expense increased to 15% in the first nine months of 2025, compared to 9% in the prior year period.
Sales and marketing expense
Semler Scientific had sales and marketing expense of $9.3 million for the nine months ended September 30, 2025, a decrease of $0.8 million, or 8%, compared to $10.1 million in the same period of the prior year. The decrease was primarily due to lower payroll, consulting, trade show, travel, dues and subscriptions and other expenses due to lower sales activities in the first nine months as a result of the CMS rate announcement, partially offset by higher stock-based compensation expense. As a percentage of revenues, sales and marketing expense increased to 38% in the first nine months of 2025, compared to 23% in the prior year period.
General and administrative expense
Semler Scientific had general and administrative expense of $18.0 million for the nine months ended September 30, 2025, an increase of $9.0 million, or 100%, compared to $9.0 million in the same period of the prior year. The increase was primarily due to higher stock-based compensation expense, consulting, accounting and legal fees related to DOJ settlement and merger related expenses. As a percentage of revenues, general and administrative expense was 74% in the first nine months of 2025, compared to 20% in the prior year period.

DOJ settlement
Semler Scientific had settlement expense of $29.8 million for the nine months ended September 30, 2025, versus no expense in 2024.
Other income (expense), net
Semler Scientific had other income, net, of $68.0 million for the nine months ended September 30, 2025, an increase of $70.1 million, compared to other expense, net, of $2.1 million in the same period of the prior year. The increase was primarily driven by the change in the fair value of Semler Scientific’s Bitcoin holdings of $71.9 million.
Income tax provision
Semler Scientific had income tax expense of $10.4 million for the nine months ended September 30, 2025, an increase of $6.8 million, compared to income tax expense of $3.6 million for the same period of the prior year. The effective tax rate for the nine months ended September 30, 2025 was 35% compared to 24% in the same period of the prior year. The increase in the effective tax rate for the nine months ended September 30, 2025 was primarily due to penalties related to the DOJ settlement that are not deductible for tax purposes.
Net Income
For the foregoing reasons, Semler Scientific had net income of $19.1 million, or $1.58 per basic share and $1.55 per diluted share, for the nine months ended September 30, 2025, an increase of $7.4 million, compared to net income of $11.7 million, or $1.68 per basic share and $1.50 per diluted share for the same period in the prior year.
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
Revenues
Semler Scientific had revenues of $56.3 million for the year ended December 31, 2024, compared to $68.2 million in 2023. Semler Scientific’s revenues are primarily from fees charged to customers for use of its products and from sale of accessories used with these products. Semler Scientific recognized revenues of $53.4 million from fees for its products in 2024, consisting of $27.5 million from fixed-fee licenses and $25.9 million from variable-fee licenses, compared to $66.3 million in 2023, consisting of $37.3 million from fixed-fee licenses and $29.0 million from variable-fee licenses. The remainder was from other equipment/supply sales of accessories, which were $2.9 million in 2024 as compared to $1.9 million in 2023.
Revenues from fees for products are recognized monthly, usually billed as a fixed monthly fee or as a variable monthly fee dependent on usage. The primary reason for the decrease in revenues was a decrease in testing volume and the introduction of volume pricing tiers for some of Semler Scientific’s largest customers, as well as the CMS rate announcement. Semler Scientific expects to continue to experience decreased testing volume due to the CMS rate announcement, which it expects will have a negative effect on its revenues.
Operating Expenses
Semler Scientific had total operating expenses of $35.4 million for the year ended December 31, 2024, compared to $45.9 million in 2023. The primary reason for this change was a focus on cost control and strategic streamlining implemented in the third quarter of 2023. As a percentage of revenues, operating expenses, including cost of revenues, decreased to 63% in 2024, as compared to 67% in 2023. The changes in the various components of Semler Scientific’s operating expenses are described below.
Cost of Revenues
Semler Scientific had cost of revenues of $4.8 million for the year ended December 31, 2024, compared to $7.0 million for 2023. The primary reasons for this change were the lower personnel costs and lower scrap write-off expenses, partially offset by higher material cost. In 2023, there was a one-time write-off of $2.5 million related to the prepayment for Insulin Insights licenses. As a percentage of revenues, cost of revenues was at 8% in 2024, compared to 10% in 2023.
Engineering and Product Development Expense
Semler Scientific had engineering and product development expense of $4.8 million for the year ended December 31, 2024, compared to $5.8 million in 2023. The decrease was primarily due to lower personnel costs, consulting fees and other costs associated with its product development and customization efforts, which were partially offset by higher clinical studies expenses. As a percentage of revenues, engineering and product development expense was unchanged at 9% in both 2024 and in 2023.
Sales and Marketing Expense
Semler Scientific had sales and marketing expense of $13.1 million for the year ended December 31, 2024, compared to $18.1 million in 2023. The decrease was primarily due to lower personnel costs, consulting, trade show, travel and other expenses. As a percentage of revenues, sales and marketing expense decreased to 23% in 2024 compared to 27% in 2023.
General and Administrative Expense
Semler Scientific had general and administrative expense of $12.7 million for the year ended December 31, 2024, compared to $14.3 million in 2023. The decrease was primarily due to lower personnel costs, legal and professional and bad debt expenses, partially offset by higher insurance and dues and subscriptions expenses. As a percentage of revenues, general and administrative expense increased to 22% in 2024, compared to 21% in 2023.
Strategic Operational Streamlining
During the year ended December 31, 2023, Semler Scientific incurred severance cost of $0.7 million consisting of one-time termination benefits, which it have reported on the statement of income under “strategic streamlining”. Semler Scientific did not incur any strategic streamlining expenses during the year ended December 31, 2024.
Other Income and Expense
Semler Scientific had other income of $27.0 million for 2024, compared to $1.8 million in 2023. The change was primarily due to unrealized gains of $24.9 million from the change in fair value of Semler Scientific’s digital assets.
Provision for Taxes
In 2024, Semler Scientific recorded income tax expense of $7.0 million, compared to $3.5 million in 2023. In 2024, income tax expenses were partially offset by tax benefits related to employee stock option exercises. In 2023 lower income tax expense was due to tax benefits from employee stock option exercises and the $2.5 million write-off of the Insulin Insights prepaid licenses.
Net Income
For the foregoing reasons, Semler Scientific had net income of $40.9 million for the year ended December 31, 2024, compared to net income of $20.6 million for the year ended December 31, 2023.
Liquidity and Capital Resources
Semler Scientific had cash, cash equivalents and restricted cash of $10.3 million at September 30, 2025 compared to $9.0 million at December 31, 2024, and total current liabilities of $27.2 million, compared to $6.3 million at December 31, 2024. As of September 30, 2025, Semler Scientific held 5,048 Bitcoins (including 315 Bitcoins pledged as collateral) with an aggregate fair value of $575.8 million (including $35.9 million for the Bitcoin pledged as collateral). Semler Scientific’s Bitcoin is held offline in cold storage with third-party providers. Digital assets like Bitcoin depend on private keys to retrieve and transfer funds. A Bitcoin is considered an indefinite-lived intangible asset, and Semler Scientific’s Bitcoin investment is remeasured at fair value at each reporting date with changes recognized in net income through other income (expense), net in its condensed consolidated statements of operations. Semler Scientific recognized an increase in fair value of Semler Scientific’s digital assets of $70.4 million on 4,733 Bitcoins and $1.5 million on 315 Bitcoins that were pledged as collateral for the nine-month period ended September 30, 2025. As of September 30, 2025, Semler Scientific had working capital of approximately $26.3 million. In January 2025, Semler Scientific issued $100.0 million of senior convertible notes. Semler Scientific also entered into a new $500.0 million ATM offering program in April 2025. In the third quarter ended September 30, 2025 Semler Scientific borrowed $20.0 million by pledging Bitcoins as collateral to Coinbase. Semler Scientific believes that its current sources of funds will provide it with adequate liquidity during the 12-month period following the date of this report on Form 10-Q, as well as in the long-term.

Semler Scientific’s cash is held in a variety of non-interest bearing bank accounts. At September 30, 2025, Semler Scientific held approximately $10.3 million of cash held in non-interest bearing bank accounts. Semler Scientific’s investment guidelines allow for holdings in Bitcoin, U.S. government and agency securities, corporate securities, taxable municipal bonds, commercial paper, money market accounts and treasury bills. In addition, Semler Scientific has, and may in the future, choose to invest some of its cash resources in other entities that may have complementary technologies or product offerings.
Operating Activities
Semler Scientific used $34.3 million of net cash in operating activities for the nine months ended September 30, 2025, compared to generating $17.0 million of net cash from operating activities for the same period of the prior year. Non-cash adjustments to reconcile net income to net cash used in operating activities reduced net cash by $54.8 million and were primarily due to a change in fair value of Bitcoin of $70.4 million, Bitcoin pledged as collateral of $1.5 million and gain on redemption of notes receivable of $0.8 million, partially offset by deferred tax benefit of $10.5 million, stock-based compensation of $5.4 million, impairment of investments of $1.1 million, amortization of debt issuance costs of $0.4 million and depreciation of $0.3 million. Changes in operating assets and liabilities provided net cash of $1.3 million, primarily due to a decrease of trade receivables of $1.9 million, and an increase of accrued expenses of $1.1 million, partially offset by an increase of $1.3 million of prepaid and other current assets and a decrease of $0.4 million of deferred revenue and other current and current liabilities.
Semler Scientific generated $24.4 million of net cash from operating activities for the year ended December 31, 2024, compared to $21.3 million of net cash from operating activities for the same period of the prior year. Non-cash adjustments to reconcile net income to net cash from operating activities used net cash of $17.7 million and were primarily due to, an unrealized gain in fair value of Bitcoin of $24.9 million, change in the fair value of notes held for investments of $0.1 million, allowance for credit losses of $0.1 million, partially offset by deferred tax income of $5.8 million, stock-based compensation expense of $0.9 million, depreciation of $0.6 million, and loss on disposal of assets for lease of $0.3 million. Changes in operating assets and liabilities provided $1.2 million of net cash. These changes in operating assets and liabilities included a decrease in accounts receivable of $1.8 million, an increase of accrued expenses of $0.7 million, a decrease in other noncurrent assets of $0.1 million and decrease in inventory of $0.1 million, partially offset by an increase in prepaid expenses and other current assets of $0.9 million, decrease in other current liabilities of $0.3 million and decrease in trade payable of $0.3 million.
Investing Activities
Semler Scientific used $284.8 million of net cash in investing activities for the nine months ended September 30, 2025, primarily due to $289.2 million of Bitcoin purchases purchase of notes held for investment of $1.2 million and purchase of assets for lease of $0.3 million, partially offset by proceeds from maturity of short-term investments of $5.9 million.
Semler Scientific used $190.0 million of net cash for investing activities for the year ended December 31, 2024, compared to generating $18.4 million of net cash from investing activities for the year ended December 31, 2023. The increase in net cash used was primarily due to purchases of Bitcoin of $189.7 million.
Financing Activities
Semler Scientific generated $320.5 million of net cash from financing activities during the nine months ended September 30, 2025, primarily from $215.0 million of proceeds from the issuance of common stock under Semler Scientific’s ATM offering programs, $96.0 million of proceeds net of issuance costs from the issuance of $100.0 million aggregate principal amount of 4.25% convertible senior notes due 2030, proceeds from short term borrowing of $20.0 million and $0.7 million from exercises of stock options, partially offset by payment of a $7.7 million capped call premium and $3.5 million of stock issuance expenses.
Semler Scientific generated $117.2 million of net cash in financing activities during the year ended December 31, 2024, compared to net cash used of $5.4 million during the year ended December 31, 2023, primarily due to proceeds from the issuance of Semler Scientific Common Stock of $119.6 million under its ATM offering program and proceeds from the exercise of stock options of $1.5 million, partially offset by taxes paid related to equity awards of $0.9 million, and the payment of stock issuance expenses of $3.0 million.

Description of Indebtedness
4.25% Convertible Senior Notes
In January 2025, Semler Scientific issued $100.0 million aggregate principal amount of 4.25% convertible senior notes due 2030 (the “Notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act, which included $15.0 million pursuant to the exercise in full of the initial purchasers option. The offering size was increased from the previously announced offering size of $75.0 million aggregate principal amount of Notes.
The Notes are senior unsecured obligations and accrue interest payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2025, at a rate of 4.25% per year. The Notes will mature on August 1, 2030, unless earlier converted, redeemed or repurchased. The initial conversion rate of the Notes is 13.0826 shares of Semler Scientific Common Stock per $1,000 principal amount of such Notes (equivalent to an initial conversion price of approximately $76.44 per share). The initial conversion price of the Notes represents a premium of approximately 25% over the last reported sale price of Semler Scientific Common Stock on the Nasdaq Capital Market on January 23, 2025. Upon conversion, Semler Scientific will pay or deliver, as the case may be, cash, shares of Semler Scientific Common Stock or a combination of cash and shares of Semler Scientific Common Stock, at Semler Scientific’s election.
Semler Scientific received approximately $88.3 million of net proceeds after deducting the initial purchasers’ discount and other offering expenses payable by it. Semler Scientific used approximately $4.0 million for issuance expenses and approximately $7.7 million of the net proceeds to pay the cost of the capped call transactions that Semler Scientific entered into as described below and the remainder of the net proceeds for general corporate purposes, including the acquisition of Bitcoin.
In connection with the pricing of the Notes, Semler Scientific entered into privately negotiated capped call transactions with certain financial institutions. The capped call transactions cover, subject to customary adjustments, the number of shares of Semler Scientific Common Stock that will initially underlie the Notes. The capped call transactions are expected to offset the potential dilution to Semler Scientific Common Stock as a result of any conversion of Notes, with such reduction subject to a cap. The cap price of the capped call transactions relating to the Notes will initially be approximately $107.01, which represents a premium of approximately 75% over the last reported sale price of o Semler Scientific Common Stock on the Nasdaq Capital Market on January 23, 2025, and is subject to certain adjustments under the terms of the capped call transactions. As the initial purchasers exercised their option to purchase additional Notes, Semler Scientific entered into additional capped call transactions with the option counterparties on January 24, 2025.
In connection with establishing their initial hedges of the capped call transactions, Semler Scientific expects the option counterparties and/or their respective affiliates may enter into various derivative transactions with respect to Semler Scientific Common Stock and/or purchase Semler Scientific Common Stock in secondary market transactions concurrently with or shortly after the pricing of the Notes, including with certain investors in the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Semler Scientific Common Stock or the Notes at that time. In addition, Semler Scientific expects that the option counterparties and/or their respective affiliates may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling its Semler Scientific Common Stock or its other securities in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so on each exercise date of the capped call transactions, which are scheduled to occur during the observation period relating to any conversion of the Notes on or after May 1, 2030 that is not in connection with a redemption, or following Semler Scientific’s election to terminate any portion of the capped call transactions in connection with any repurchase, redemption, exchange or early conversion of the Notes). This activity could also cause or avoid an increase or a decrease in the market price of Semler Scientific Common Stock or the Notes, which could affect a Noteholder’s ability to convert its Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, it could affect the amount and value of the consideration that a Noteholder will receive upon conversion of its Notes.
Neither the Notes, nor any shares of Semler Scientific Common Stock issuable upon conversion of the Notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons, absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. See also Note 16 to Semler Scientific’s unaudited condensed consolidated financial statements appearing elsewhere in this information statement/proxy statement/prospectus.
Coinbase Master Loan Agreement
On April 15, 2025, Semler Scientific entered into a master loan agreement (the “Master Loan Agreement”) with Coinbase Credit Inc., as lender, and Coinbase Inc., (collectively, “Coinbase”). Under the Master Loan Agreement, Semler Scientific may borrow, from time to time, cash or digital assets, which loans, if any, are intended to be collateralized with a first priority security interest in the Bitcoin that Semler Scientific posts as collateral. Loans under the Master Loan Agreement will be subject to certain minimum margin requirements based on the loan amount relative to the market value of the Bitcoin collateral posted. The specific terms of any loan (including loan amount, rate, fees, collateral, margin requirements and maturity) will be set forth from time to time in a separate confirmation under the Master Loan Agreement. Should the value of the Bitcoin collateralizing the loan fall below the minimum margin requirements in the confirmation, Semler Scientific could be required to transfer additional Bitcoin, or other eligible collateral, to Coinbase to reduce or repay the loan amount. Semler Scientific will pay a monthly loan fee to Coinbase based on the outstanding loan amount and determined in accordance with the terms of the confirmation. See also Note 17 to Semler Scientific’s unaudited condensed consolidated financial statements appearing elsewhere in this information statement/proxy statement/prospectus.
Accordingly, on September 25, 2025, Semler Scientific borrowed $20.0 million of cash from Coinbase pursuant to the Master Loan Agreement. As set forth in a separate confirmation thereunder, the loan is collateralized by 315 Bitcoin, the interest rate is 10%, initial margin percentage is 156.25%, and the loan matures March 26, 2026. In November 2025, Semler Scientific pledged 83 Bitcoin as additional collateral pursuant to the loan terms (bringing the total pledged to 398 as of December 2, 2025). In the event Semler Scientific elects to pay the loan prior to maturity, Semler Scientific agreed to pay an early termination fee equal to the full amount of all remaining interest through the term of the loan.
Quantitative and Qualitative Disclosures about Market Risk
Bitcoin Market Price Risk
Semler Scientific’s Bitcoin investment is measured using observed prices from active exchanges and adjustments are recorded in net income through “other income (expense), net” on its condensed consolidated statements of operations. The Bitcoin market price may fluctuate significantly and a decline in the market price of Bitcoin could result in a material adverse effect on Semler Scientific’s financial results in future periods. See “Risks Related to Semler Scientific’s Bitcoin Treasury Strategy and Holdings—The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of Bitcoin and adversely affect Semler Scientific’s financial condition and results of operations.” for information regarding the risks related to Semler Scientific’s Bitcoin holdings. As of September 30, 2025, the fair value of Semler Scientific's Bitcoin investment was $575.8 million (including $35.9 million pledged as collateral to Coinbase as of such date), and for the three and nine months ended September 30, 2025 Semler Scientific recognized a $30.0 million (including $1.5 million increase on Bitcoins pledged as collateral as of such date) and $71.9 million (including $1.5 million increase on Bitcoins pledged as collateral as of such date) increase, respectively, in fair value from the remeasurement of its Bitcoin investment. As of December 31, 2024, the fair value of Semler Scientific’s Bitcoin investment included in Intangible digital assets was $214.6 million, and for the 12 months ended December 31, 2024, Semler Scientific recognized a $24.9 million unrealized gain from the remeasurement of its Bitcoin investment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR STRIVE
Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, or “the Company” refer to Strive, Inc. and its consolidated subsidiaries unless specifically stated otherwise.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and notes to those consolidated financial statements included in this information statement/proxy statement/prospectus. In addition to historical financial information, this discussion and analysis should also be read together with the unaudited pro forma consolidated financial information for the nine months ended September 30, 2025 and the year ended December 31, 2024 and the accompanying notes included elsewhere in this information statement/proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information.”
This discussion and analysis contains forward-looking statements that are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. See the section of this information statement/proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this information statement/proxy statement/prospectus.
Overview
Strive was founded with a mission to maximize long-term value for shareholders through the unapologetic embrace of capitalism, meritocracy and innovation. Following the completion of Strive Enterprises, Inc.’s reverse acquisition of Asset Entities Inc. in September 2025, Strive began operating as a publicly traded company and began deploying capital to execute on its bitcoin treasury strategy, becoming the first publicly traded bitcoin treasury asset management firm.
As of September 30, 2025, the Company manages over $2.0 billion in assets under management (“AUM”) across 13 exchange-traded funds, collective investment trusts, and a direct indexing platform. These activities provide recurring, fee-based revenue streams which increase with AUM. Beginning in fiscal year 2026, we plan to operate our asset-management segment within a single-digit-million dollar operating loss to single-digit-million dollar operating profit range.
Our Bitcoin Strategy
Our bitcoin strategy generally involves, from time to time, subject to market conditions and the need for cash and cash equivalents to meet short-term working capital requirements, (i) acquiring bitcoin using open market purchases using available cash, which may be raised from our operating activities as well as capital raising initiatives, such as issuing equity and fixed income offerings, among other capital raise strategies (collectively, “beta” initiatives) and (ii) acquiring bitcoin through alpha strategies, such as acquiring bitcoin through strategic M&A activity or other transactions, resulting in the acquisition of bitcoin at a discount relative to market value, which are intended to deliver returns above and beyond what beta initiatives may deliver alone.
As of September 30, 2025, the Company held approximately 5,886 bitcoin, with a total cost of $683.0 million, and a fair value of $672.9 million, which were acquired at an average price of $116,053, including fees and expenses.
Recent Developments
Third quarter highlights
On May 6, 2025, SEI entered into the Asset Entities Merger Agreement with Asset Entities. On September 12, 2025, pursuant to the Asset Entities Merger Agreement, Alpha Merger Sub, Inc., a wholly owned subsidiary of Asset Entities, merged with and into Strive Enterprises, Inc., with Strive Enterprises, Inc. surviving as a wholly owned subsidiary of Asset Entities. Concurrent with the consummation of the transactions contemplated by the Asset Entities Merger Agreement, Asset Entities was renamed Strive, Inc. and became the first bitcoin treasury asset management firm.
Concurrent with the consummation of the Asset Entities Merger, the Company closed its previously announced PIPE financing transaction, issuing Strive Class A Common Stock and pre-funded warrants to raise $749.6 million in gross proceeds, with the ability to raise $749.6 million in additional gross proceeds upon the exercise of traditional warrants issued to PIPE participants. In addition, the Company completed an exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, with certain accredited investors, in which the Company exchanged 2.7 million shares of Strive Class A Common Stock for 69 bitcoin (the “351 Exchange”). The bitcoin acquired through the 351 Exchange, along with open market purchases of 5,817 bitcoin by the Company, resulted in the Company acquiring an aggregate of 5,886 bitcoin during the period from September 12, 2025 to September 30, 2025.
On September 15, 2025, the Company entered into a Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co. (the “Agent”), pursuant to which the Company, from time to time, at its option, may offer and sell shares of Strive Class A Common Stock to or through the Agent, acting as the principal and/or the sole agent, having an aggregate sales price of up to $450.0 million. During the period from September 12, 2025 to September 30, 2025, the Company issued 11.0 million shares of Strive Class A Common Stock for aggregate gross proceeds of $59.2 million. As of September 30, 2025, the Company has the availability to raise approximately $390.8 million through the issuance and sale of Strive Class A Common Stock pursuant to the Controlled Equity OfferingSM Sales Agreement.
On September 22, 2025, the Company entered into the Merger Agreement with Semler Scientific. Upon the terms and subject to the conditions of the Merger Agreement, Semler Scientific is expected to become a wholly owned subsidiary of Strive. Entry into the Merger Agreement was unanimously approved by the Board of Directors of each of Strive and Semler Scientific. Pursuant to the Merger Agreement, at the Effective Time of the Merger, each share Semler Scientific Common Stock issued and outstanding immediately before the Effective Time (except for treasury stock or shares owned by Semler Scientific or Strive (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) will be converted into the right to receive 21.05 shares of Strive Class A Common Stock, par value $0.001 per share, of Strive. The transaction is subject to customary closing conditions and approval by Semler Scientific Stockholders. No assurances can be made that the transaction will close.
On November 10, 2025, the Company completed a registered public offering of 2,000,000 shares of its Variable Rate Series A Perpetual Preferred Stock (the “SATA Stock”), at a price to the public of $80.00 per share, for net proceeds of approximately $149.3 million, after deducting the underwriting discounts and commissions and the Company’s estimated offering expenses. The Company filed a certificate of designation with the Secretary of State of the State of Nevada designating and establishing the terms of the SATA Stock. The SATA Stock is listed for trading on The Nasdaq Global Market under the symbol “SATA.” All net proceeds from the offering were used to purchase bitcoin and for general corporate purposes, including, among other things, for working capital.
Results of Operations
The comparability of our operating results for the period from September 12, 2025 to September 30, 2025 (Successor), for the period from July 1, 2025 to September 11, 2025 (Predecessor), and for the three months ended September 30, 2024 (Predecessor) as well as the comparability of our operating results for the period from September 12, 2025 to September 30, 2025 (Successor), for the period from January 1, 2025 to September 11, 2025 (Predecessor), and for the nine months ended September 30, 2024 (Predecessor) was impacted by our Asset Entities Merger and may not be comparable. For the purposes of the comparison of the results of operations below, we have compared the relevant Predecessor three and nine months ended September 30, 2025 to the respective combined Predecessor and Successor periods of 2025.

Comparison of the Three Months Ended September 30, 2025 and the Three Months Ended September 30, 2024
The following table presents information regarding the consolidated results of operations for the period from September 12, 2025 to September 30, 2025 (Successor) and for the period from July 1, 2025 to September 11, 2025 (Predecessor) compared to the three months ended September 30, 2024 (Predecessor) (amounts in thousands, other than percentages):

	Successor	Predecessor		Increase (Decrease)
	Period from September 12, 2025 to September 30, 2025	Period from July 1, 2025 to September 11, 2025	Three Months Ended September 30, 2024	$	%
Revenues:
Investment advisory fees	$246	$1,283	$950	$579	60.9%
Other revenue	9	5	34	(20)	(58.8)%
Total revenues	255	1,288	984	559	56.8%
Operating expenses:
Fund management and administration	282	1,251	1,272	261	20.5%
Employee compensation and benefits	18,720	3,151	2,182	19,689	902.3%
General and administrative expense	445	871	4,404	(3,088)	(70.1)%
Marketing and advertising	18	68	89	(3)	(3.4)%
Depreciation and amortization	12	43	47	8	17.0%
Total operating expenses	19,477	5,384	7,994	16,867	211.0%
Investment gains/(losses):
Net unrealized loss on digital assets	(10,133)	—	—	(10,133)	(100.0)%
Other derivative loss	(14,731)	—	—	(14,731)	(100.0)%
Net investment gains/(losses)	(24,864)	—	—	(24,864)	(100.0)%
Net operating loss	(44,086)	(4,096)	(7,010)	(41,172)	587.3%
Other income/(expense):
Other income	68	10	208	(130)	(62.5)%
Transaction costs	(7,484)	(10,280)	—	(17,764)	(100.0)%
Goodwill and intangible asset impairment	(140,785)	—	—	(140,785)	(100.0)%
Total other income/(expense)	(148,201)	(10,270)	208	(158,679)	(76,288.0)%
Net loss before income taxes	(192,287)	(14,366)	(6,802)	(199,851)	2,938.1%
Income tax benefit/(expense)	—	—	—	—	—%
Net loss	$(192,287)	$(14,366)	$(6,802)	$(199,851)	2,938.1%

Investment advisory fees
Investment advisory fees increased by $0.6 million, or 60.9%, to $1.5 million ($0.2 million for the period from September 12, 2025 to September 30, 2025 and $1.3 million for the period from July 1, 2025 to September 11, 2025) from $1.0 million for the three months ended September 30, 2024. This increase was driven by an increase in assets under management of Strive offerings.
Other revenue
Other revenue remained at less than $0.1 million during all periods.
Fund management and administration
Fund management and administration expense increased by $0.3 million, or 20.5%, to $1.5 million ($0.3 million for the period from September 12, 2025 to September 30, 2025 and $1.3 million for the period from July 1, 2025 to September 11, 2025) from $1.3 million for the three months ended September 30, 2024. This increase was primarily due to an expansion in AUM held within previously launched Strive funds.

Employee compensation and benefits
Employee compensation and benefits expense increased by $19.7 million, or 902.3%, to $21.9 million ($18.7 million for the period from September 12, 2025 to September 30, 2025 and $3.2 million for the period from July 1, 2025 to September 11, 2025) from $2.2 million for the three months ended September 30, 2024. This increase was primarily a result of stock compensation expense recorded during the period from September 12, 2025 to September 30, 2025 as a result of the achievement of the liquidity event performance condition, which resulted in an increase of $16.3 million, largely due to the one-time catch up of previously time-vested awards. This was paired with an increase in the average headcount in 2025 compared to 2024.
General and administrative expense
General and administrative expense decreased by $3.1 million, or (70.1)%, to $1.3 million ($0.4 million for the period from September 12, 2025 to September 30, 2025 and $0.9 million for the period from July 1, 2025 to September 11, 2025) from $4.4 million for the three months ended September 30, 2024. This decrease was primarily due to a decrease in legal and consulting expenses of $3.0 million related to the launch of the wealth management business line in late 2024, regulatory compliance consultations, general counsel representation and various legal matters throughout 2024.
Marketing and advertising
Marketing and advertising remained at less than $0.1 million during all periods.
Depreciation and amortization
Depreciation and amortization remained at less than $0.1 million during all periods presented.
Net unrealized loss on digital assets
Net unrealized loss on digital assets increased by $10.1 million, or (100.0)%, to $10.1 million for the period from September 12, 2025 to September 30, 2025. The Company did not hold any digital assets throughout periods prior to September 12, 2025.
Other derivative loss
Other derivative loss increased by $14.7 million, or (100.0)%, to $14.7 million for the period from September 12, 2025 to September 30, 2025, which was driven by the market price of the Company’s Class A common stock being higher than the price agreed-upon as part of the exchange of bitcoin for Class A common shares at the exchange date.
Other income
Other income decreased by $0.1 million, or (62.5)%, to $0.1 million ($68 thousand for the period from September 12, 2025 to September 30, 2025 and $10 thousand for the period from July 1, 2025 to September 11, 2025) from $0.2 million for the three months ended September 30, 2024. This decrease was due to decreases in market interest rates as well as a non-recurring expense incurred during the period from July 1, 2025 to September 11, 2025.
Transaction costs
Transaction costs increased by $17.8 million, or (100.0)%, to $17.8 million ($7.5 million for the period from September 12, 2025 to September 30, 2025 and $10.3 million for the period from July 1, 2025 to September 11, 2025) from no transaction costs for the three months ended September 30, 2024. This increase was primarily due to accounting and legal costs incurred related to the Asset Entities Merger and the pending Merger, which did not occur during the three months ended September 30, 2024.
Goodwill and intangible asset impairment
Goodwill and intangible asset impairment increased by $140.8 million, or (100.0)%, to $140.8 million for the period from September 12, 2025 to September 30, 2025. The Company performed an impairment assessment of goodwill and intangible assets acquired as part of the Asset Entities Merger and determined that these assets were impaired. No such impairments occurred during the three months ended September 30, 2024.

Comparison of the Nine Months Ended September 30, 2025 and the Nine Months Ended September 30, 2024
The following table presents information regarding the consolidated results of operations for the period from September 12, 2025 to September 30, 2025 (Successor) and for the period from January 1, 2025 to September 11, 2025 (Predecessor) compared to the nine months ended September 30, 2024 (Predecessor) (amounts in thousands, other than percentages):

	Successor	Predecessor		Increase (Decrease)
	Period from September 12, 2025 to September 30, 2025	Period from January 1, 2025 to September 11, 2025	Nine Months Ended September 30, 2024	$	%
Revenues:
Investment advisory fees	$246	$4,187	$2,560	$1,873	73.2%
Other revenue	9	35	55	(11)	(20.0)%
Total revenues	255	4,222	2,615	1,862	71.2%
Operating expenses:
Fund management and administration	282	4,250	3,488	1,044	29.9%
Employee compensation and benefits	18,720	7,222	6,465	19,477	301.3%
General and administrative expense	445	4,229	10,040	(5,366)	(53.4)%
Marketing and advertising	18	231	443	(194)	(43.8)%
Depreciation and amortization	12	149	141	20	14.2%
Total operating expenses	19,477	16,081	20,577	14,981	72.8%
Investment gains/(losses):
Net unrealized loss on digital assets	(10,133)	—	—	(10,133)	(100.0)%
Other derivative loss	(14,731)	—	—	(14,731)	(100.0)%
Net investment gains/(losses)	(24,864)	—	—	(24,864)	(100.0)%
Net operating loss	(44,086)	(11,859)	(17,962)	(37,983)	211.5%
Other income/(expense):
Other income	68	586	500	154	30.8%
Transaction costs	(7,484)	(15,717)	—	(23,201)	(100.0)%
Goodwill and intangible asset impairment	(140,785)	—	—	(140,785)	(100.0)%
Total other income/(expense)	(148,201)	(15,131)	500	(163,832)	(32,766.4)%
Net loss before income taxes	(192,287)	(26,990)	(17,462)	(201,815)	1,155.7%
Income tax benefit/(expense)	—	—	—	—	—%
Net loss	$(192,287)	$(26,990)	$(17,462)	$(201,815)	1,155.7%

Investment advisory fees
Investment advisory fees increased by $1.9 million, or 73.2%, to $4.4 million ($0.2 million for the period from September 12, 2025 to September 30, 2025 and $4.2 million for the period from January 1, 2025 to September 11, 2025) from $2.6 million for the nine months ended September 30, 2024. This increase was driven by an increase in assets under management of existing Strive offerings, leading to an increase in investment advisory fees of $1.8 million, coupled with additional Strive fund offerings launched in 2024 and 2025.
Other revenue
Other revenue remained at less than $0.1 million during all periods.
Fund management and administration
Fund management and administration expense increased by $1.0 million, or 29.9%, to $4.5 million ($0.3 million for the period from September 12, 2025 to September 30, 2025 and $4.3 million for the period from January 1, 2025 to

September 11, 2025) from $3.5 million for the nine months ended September 30, 2024. This increase was primarily due to expansion in AUM held within previously launched Strive funds, which led to a $0.8 million increase, as well as additional Strive fund offerings launched.
Employee compensation and benefits
Employee compensation and benefits expense increased by $19.5 million, or 301.3%, to $25.9 million ($18.7 million for the period from September 12, 2025 to September 30, 2025 and $7.2 million for the period from January 1, 2025 to September 11, 2025) from $6.5 million for the nine months ended September 30, 2024. This increase was primarily a result of stock compensation expense recorded during the period from September 12, 2025 to September 30, 2025 as a result of the achievement of the liquidity event performance condition, which resulted in an increase of $16.3 million, largely due to the one-time catch up of previously time-vested awards. This was paired with an increase in the average headcount in 2025 compared to 2024.
General and administrative expense
General and administrative expense decreased by $5.4 million, or (53.4)%, to $4.7 million ($0.4 million for the period from September 12, 2025 to September 30, 2025 and $4.2 million for the period from January 1, 2025 to September 11, 2025) from $10.0 million for the nine months ended September 30, 2024. This decrease was primarily due to a decrease in legal and consulting expenses of $5.1 million related to the launch of the wealth management business line in late 2024, regulatory compliance consultations, general counsel representation and various legal matters throughout 2024.
Marketing and advertising
Marketing and advertising decreased by less than $0.2 million, or (43.8)%, to $0.2 million ($18 thousand for the period from September 12, 2025 to September 30, 2025 and $0.2 million for the period from January 1, 2025 to September 11, 2025) from $0.4 million for the nine months ended September 30, 2024. This decrease was primarily due to additional marketing consulting and advertising services as a result of additional public relations efforts throughout 2024.
Depreciation and amortization
Depreciation and amortization increased by less than $0.1 million, or 14.2%, to $0.2 million ($12 thousand for the period from September 12, 2025 to September 30, 2025 and $0.1 million for the period from January 1, 2025 to September 11, 2025) from $0.1 million for the nine months ended September 30, 2024. This increase was due to purchases of property, plant, and equipment during 2024.
Net unrealized loss on digital assets
Net unrealized loss on digital assets increased by $10.1 million, or (100.0)%, to $10.1 million for the period from September 12, 2025 to September 30, 2025. The Company did not hold any digital assets during periods prior to September 12, 2025.
Other derivative loss
Other derivative loss increased by $14.7 million, or (100.0)%, to $14.7 million for the period from September 12, 2025 to September 30, 2025, which was driven by the market price of the Company’s Class A common stock being higher than the price agreed-upon as part of the exchange of bitcoin for Class A common shares at the exchange date.
Other income
Other income increased by $0.2 million, or 30.8%, to $0.7 million ($68 thousand for the period from September 12, 2025 to September 30, 2025 and $0.6 million for the period from January 1, 2025 to September 11, 2025) from $0.5 million for the nine months ended September 30, 2024. This increase was due to an increase in the average level of holdings of interest-bearing assets during 2025 as compared to 2024.
Transaction costs
Transaction costs increased by $23.2 million, or (100.0)%, to $23.2 million ($7.5 million for the period from September 12, 2025 to September 30, 2025 and $15.7 million for the period from January 1, 2025 to September 11, 2025) from no transaction costs for the nine months ended September 30, 2024. This increase was primarily due to accounting and legal costs incurred related to the Asset Entities Merger and the pending Merger, which did not occur during the nine months ended September 30, 2024.

Goodwill and intangible asset impairment
Goodwill and intangible asset impairment increased by $140.8 million, or (100.0)%, to $140.8 million for the period from September 12, 2025 to September 30, 2025. The Company performed an impairment assessment of goodwill and intangible assets acquired as part of the Asset Entities Merger and determined that these assets were impaired. No such impairments occurred during the nine months ended September 30, 2024.
Liquidity and Capital Resources
Liquidity
The following table summarizes Strive’s available liquidity (in thousands):

	September 30, 2025 (Successor)	December 31, 2024 (Predecessor)
Cash and cash equivalents	$109,069	$6,155
Short-term investments	—	16,755
Digital assets, at fair value	672,913	—
Total liquidity	$781,982	$22,910

Our principal sources of liquidity are cash and cash equivalents and short-term investments. Cash and cash equivalents may include holdings in bank demand deposits, money market investments, and certificates of deposit. Strive considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Short-term investments consist of U.S. Treasury Bills that have a maturity exceeding three months and less than 12 months at the time of purchase. Strive classifies short-term investments as held-to-maturity based on Strive’s intent and ability to hold these investments until maturity. The Company decreased holdings of short-term investments period-over-period, instead holding in cash and cash equivalents, to meet commitments from recent transactions and to opportunistically invest in bitcoin and bitcoin-related product investments.
Although the Company holds significant investments in bitcoin, all of which are unencumbered, the Company’s intention is to hold these assets and not liquidate any such investments for working capital needs.
Management believes that Strive’s liquidity position puts the Company in a position of strategic advantage to execute on strategic initiatives and meet working capital needs for at least the next twelve months.
Capital resources
On September 12, 2025, the Company consummated a private offering of Strive Class A Common Stock, Pre-Funded Warrants, and Traditional Warrants, pursuant to which it issued 345.5 million shares of Strive Class A Common Stock, 209.8 million PIPE Pre-Funded Warrants, and 555.3 million PIPE Traditional Warrants, and received gross proceeds of $749.6 million, with the ability to raise $749.6 million in additional gross proceeds upon the exercise of such warrants. Each PIPE Pre-Funded Warrant became immediately exercisable, and will be exercisable until each PIPE Pre-Funded Warrant is exercised in full. Each PIPE Traditional Warrant became immediately exercisable, and will expire on the first anniversary of the effectiveness date of the registration statement covering the resale of the PIPE securities.
On September 15, 2025, the Company entered into the Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co. (the “Agent”), pursuant to which the Company, from time to time, at its option, may offer and sell shares of Strive Class A Common Stock to or through the Agent, acting as the principal and/or the sole agent, having an aggregate sales price of up to $450.0 million. During the period from September 12, 2025 to September 30, 2025, the Company issued 11.0 million shares of Strive Class A Common Stock for aggregate gross proceeds of $59.2 million. As of September 30, 2025, the Company has the availability to raise approximately $390.8 million through the issuance and sale of its Strive Class A Common Stock pursuant to the Controlled Equity OfferingSM Sales Agreement.
On September 15, 2025, the Company’s Board of Directors authorized the purchase of up to $500.0 million of its Strive Class A Common Stock through a share repurchase program. Repurchases may be made from time-to-time, subject to general business and market conditions, other investment opportunities, and applicable legal requirements. Repurchases may be made through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans. During the period from September 12, 2025 to September 30, 2025, the Company has not

repurchased any Strive Class A Common Stock. As of September 30, 2025, $500.0 million of the Strive Class A Common Stock remains available through the share repurchase program.
On November 10, 2025, we issued 2,000,000 shares of SATA Stock in a public offering registered under the Securities Act. In connection with such issuance, we filed the certificate of designation for the SATA Stock with the Secretary of State of the State of Nevada designating an aggregate of 2,000,000 shares of, and establishing the terms of, the SATA Stock. We received net proceeds of approximately $149.3 million, after deducting the underwriting discounts and commissions and our offering expenses, from the issuance of our SATA Stock in the initial public offering of SATA Stock. All net proceeds from the offering were used to purchase bitcoin and for general corporate purposes, including, among other things, for working capital.
Contractual and Other Obligations
As of September 30, 2025, our material contractual obligations and commitments primarily include operating leases and employee compensation agreements. Strive did not have any long-term debt or other long-term liabilities as of September 30, 2025.
Strive maintains operating leases for its office locations in Dallas, Texas and Dublin, Ohio. In May 2025, Strive entered into an agreement to sub-lease the Dublin, Ohio office location to a third-party for substantially the same terms as Strive’s lease. At September 30, 2025, Strive had operating lease payment obligations of approximately $5.6 million, of which $0.7 million is payable within 12 months. Of these amounts, $2.4 million of the future lease obligations, $0.3 million of which is due within 12 months, relate to amounts that will be recovered through lease payments from our sub-tenant for the Dublin, Ohio lease.
The following table summarizes Strive’s cash flow activities (in thousands):

	Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from January 1, 2025 to September 11, 2025	Nine Months Ended September 30, 2024
Net cash used in operating activities	$(13,955)	$(18,209)	$(15,522)
Net cash provided by (used in) investing activities	(674,683)	16,477	(11,664)
Net cash provided by (used in) financing activities	793,784	(500)	28,864
Net increase (decrease) in cash and cash equivalents	$105,146	$(2,232)	$1,678

Net cash used in operating activities
The primary sources of our cash and cash equivalents from operating activities are collections from customers related to investment advisory services and interest collections from our short-term investments and holdings of cash and cash equivalents. Our primary uses of cash and cash equivalents are from general and administrative expenses and employee-related expenditures. Non-cash items to reconcile net loss to net cash and cash equivalents used in operating activities include depreciation and amortization, accretion of discount on short-term investments, amortization of right-of-use assets and liabilities, unrealized gain (loss) on digital assets, other derivative loss, share-based compensation expense, goodwill and intangible asset impairments, and non-cash transaction expenses.
For the period from September 12, 2025 to September 30, 2025, net cash and cash equivalents used in operating activities was $14.0 million. This was primarily driven by a $192.3 million net loss generated by Strive, which in turn was driven by a goodwill and intangible asset impairment of $140.8 million, net investment losses of $24.9 million, operating expenses of $19.5 million, and transaction costs of $7.5 million, partially offset by total revenues of $0.3 million. Strive’s net loss was adjusted for non-cash items totaling $184.9 million. Further, Strive had a net change in operating assets and liabilities of $6.6 million, driven by a decrease in accounts payable and other liabilities of $5.4 million and an increase in prepaid expenses of $2.9 million, which were partially offset by a decrease in other current assets of $1.5 million and an increase in compensation and benefits payable of $0.3 million.
For the period from January 1, 2025 to September 11, 2025, net cash and cash equivalents used in operating activities was $18.2 million. This was primarily driven by a $27.0 million net loss generated by Strive, which in turn was driven by operating expenses of $16.1 million, and transaction costs of $15.7 million, partially offset by total revenues of $4.2 million and net other income of $0.6 million. Strive’s net loss was adjusted for non-cash items totaling

$2.5 million. Further, Strive had a net change in operating assets and liabilities of $6.2 million, driven by an increase in accounts payable and other liabilities of $9.8 million, which was partially offset by a decrease compensation and benefits payable of $1.0 million, an increase in prepaid expenses of $0.2 million, an increase in other current assets of $1.6 million, and an increase in other non-current assets of $0.7 million.
For the nine months ended September 30, 2024, net cash and cash equivalents used in operating activities was $15.5 million. This was primarily driven by a $17.5 million net loss generated by Strive, which in turn was driven by operating expenses of $20.6 million, partially offset by total revenues of $2.6 million and net other income of $0.5 million. Strive’s net loss was adjusted for non-cash items totaling $0.2 million. Further, Strive had a net change in operating assets and liabilities of $1.7 million, driven by an increase in accounts payable and other liabilities of $1.3 million and an increase in compensation and benefits payable of $0.9 million, which were partially offset by an increase in prepaid expenses of $0.2 million and an increase in other current assets of $0.4 million.
Net cash provided by (used in) investing activities
For the period from September 12, 2025 to September 30, 2025, net cash and cash equivalents used in investing activities was $674.7 million, primarily due to purchases of digital asset investments of $675.0 million and purchases of intangible assets of $0.1 million, partially offset by cash acquired through the Asset Entities Merger of $0.4 million.
For the period from January 1, 2025 to September 11, 2025, net cash and cash equivalents provided by investing activities was $16.5 million, primarily due to net proceeds from short-term investments of $16.6 million, partially offset purchases of intangible assets of $0.1 million.
For the nine months ended September 30, 2024, net cash and cash equivalents used in investing activities was $11.7 million, primarily due to net purchases of short-term investments of $11.5 million and purchases of property, plant, and equipment of $0.2 million.
Net cash provided by (used in) financing activities
For the period from September 12, 2025 to September 30, 2025, net cash and cash equivalents provided by financing activities was $793.8 million, primarily due to proceeds from the issuance of Class A common stock of $525.6 million, proceeds from the issuance of pre-funded warrants of $283.2 million, proceeds from the exercise of warrants of $13.0 million, which were partially offset by the payment of financing issuance costs of $28.0 million.
For the period from January 1, 2025 to September 11, 2025, net cash and cash equivalents used in investing activities was $0.5 million, primarily due to repurchases of preferred stock of $0.5 million.
For the nine months ended September 30, 2024, net cash and cash equivalents provided by investing activities was $28.9 million, primarily due to net proceeds from the issuance of preferred stock of $28.9 million, partially offset by repurchases of preferred stock of $0.1 million.
Non-GAAP Financial Measures
This information statement/proxy statement/prospectus contains certain non-GAAP financial measures, consisting of non-GAAP adjusted net income (loss) and non-GAAP adjusted net income (loss) per diluted common share. Non-GAAP financial measures are subject to material limitations as they are not measurements prepared in accordance with GAAP and are not a substitute for such measurements. Our non-GAAP financial measures are not meant to be considered in isolation and should be read only in conjunction with our consolidated financial statements, which have been prepared in accordance with GAAP. We rely primarily on such consolidated financial statements to understand, manage, and evaluate our business performance and use the non-GAAP financial measures as supplemental information. Reconciliations of reported GAAP historic measures to adjusted non-GAAP measures are included in the financial schedules contained in this information statement/proxy statement/prospectus.

Non-GAAP adjusted net income (loss)
Non-GAAP adjusted net income (loss) and the related non-GAAP adjusted net income (loss) per diluted common share excludes the impact of (i) share-based compensation expense, (ii) depreciation and amortization, (iii) other derivative loss, (iv) transaction costs, and (v) goodwill and intangible asset impairments. We believe these measures offer management and investors insight as they exclude significant non-cash and/or non-recurring items. The following provides GAAP measures of net loss and net loss per diluted common share and the details with respect to reconciling the line items to non-GAAP adjusted net income (loss) and non-GAAP adjusted net income (loss) per diluted common share (all amounts in thousands, other than share and per share information):

	Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from July 1, 2025 to September 11, 2025	Three Months Ended September 30, 2024
Net loss	$(192,287)	$(14,366)	$(6,802)
Share-based compensation expense	16,294	—	—
Depreciation and amortization	12	43	47
Other derivative loss	14,731	—	—
Transaction costs	7,484	10,280	—
Goodwill and intangible asset impairment	140,785	—	—
Non-GAAP adjusted net income (loss)	$(12,981)	$(4,043)	$(6,755)
Weighted average number of diluted common shares outstanding	872,349,183	2,325,783	2,225,816
Net loss per diluted common share	$(0.22)	$(6.18)	$(3.06)
Non-GAAP adjusted net income (loss) per diluted common share	$(0.01)	$(1.74)	$(3.03)

	Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from January 1, 2025 to September 11, 2025	Nine Months Ended September 30, 2024
Net loss	$(192,287)	$(26,990)	$(17,462)
Share-based compensation expense	16,294	—	—
Depreciation and amortization	12	149	141
Other derivative loss	14,731	—	—
Transaction costs	7,484	15,717	—
Goodwill and intangible asset impairment	140,785	—	—
Non-GAAP adjusted net income (loss)	$(12,981)	$(11,124)	$(17,321)
Weighted average number of diluted common shares outstanding	872,349,183	2,299,243	2,200,848
Net loss per diluted common share	$(0.22)	$(11.74)	$(7.93)
Non-GAAP adjusted net income (loss) per diluted common share	$(0.01)	$(4.84)	$(7.87)

Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with GAAP, which requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and equity, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes could differ from these estimates and assumptions. Critical accounting estimates involve a significant level of estimation uncertainty and are estimates that have had or are reasonably likely to have a material impact on our financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Statements included in this information statement/proxy statement/prospectus that are not historical facts, including financial estimates and projections and statements with respect to Strive’s or Semler Scientific’s performance and the expected timing, completion and effects of the Merger, constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the SEC. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results, Strive’s or Semler Scientific’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the current beliefs and expectations of the management of Strive and Semler Scientific and are subject to significant risks and uncertainties outside of their control. Words such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on future circumstances that may or may not occur. Actual results may differ materially from the current beliefs and expectations of the management of Strive and Semler Scientific depending on a number of factors affecting their respective businesses and risks associated with the successful completion and integrate the Merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein, including under the section “Risk Factors.” Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:
•
the occurrence of any event, change or other circumstance that could give rise to termination of, or delay the Closing under, the Merger Agreement, including failure to obtain the required approval of Semler Scientific Stockholders or to satisfy the other closing conditions on the expected timeline or at all;

•
the risk that the SEC review process, the mailing of this information statement/proxy statement/prospectus, or related procedural requirements may be delayed or not completed on the anticipated timeline;

•
the possibility that anticipated benefits of the Merger, including anticipated cost savings, strategic or operational benefits, and initiatives relating to Strive’s Bitcoin-treasury strategy and other digital-asset activities, are not realized when expected or at all due to, among other things, market volatility, regulatory developments, adoption dynamics, or integration challenges;

•
the possibility that integrating the businesses may be more difficult, time-consuming or costly than expected, including as a result of differences in technology, systems, culture or processes, or disruption to ongoing operations;

•	the potential for litigation (including stockholder, regulatory or other proceedings) relating to the Merger, which could delay closing or result in significant costs, settlements or judgments;
•
the possibility that the Merger may distract Semler Scientific’s and Strive’s respective management teams from their other responsibilities and the Merger Agreement may limit each of Semler Scientific’s ability and Strive’s respective abilities to pursue new opportunities;

•
the issuance of additional shares of Strive Class A Common Stock in connection with the Merger and related transactions, which could result in dilution to existing stockholders and, together with market conditions, could increase stock price volatility;

•	potential adverse reactions or changes in customer, supplier, partner or employee relationships, including those resulting from the announcement or completion of the Merger;
•
changes in general economic or market conditions, interest and foreign-exchange rates, monetary policy, and financial, regulatory, competitive or industry conditions affecting Strive or Semler Scientific;

•	changes in applicable laws, regulations or their enforcement that could affect Strive, Semler Scientific, or the combined company, including with respect to digital assets and related activities;

•
the Exchange Ratio being based on predetermined ownership percentages meaning that Semler Scientific Stockholders will bear the risk of a decrease in value of Strive during the pendency of the Merger, and Strive Stockholders will bear the risk of a decrease in the value of Semler Scientific during the pendency of the Merger;

•
the possibility that Strive’s and Semler Scientific’s reliance on information technology in their operations, and any material failure, inadequacy, interruption or security failure of that technology could harm their business, and further, cybersecurity incidents could have a material adverse effect on their business, their results of operations and financial condition;

•
the possibility that Strive and Semler Scientific may be adversely affected by other economic, business or competitive factors, including factors affecting the industries in which they operate or upon which they rely and are dependent;

•	the ability to recognize the anticipated objectives and any benefits of the Merger, including the anticipated tax treatment of the Merger;
•	the significant transaction costs that Strive and Semler Scientific will incur in connection with the Merger;
•	rapid changes in technology, which could affect Strive’s and Semler Scientific’s ability to compete; and
•
the Merger is subject to conditions, including conditions that may not be satisfied or waived on a timely basis or at all, and which if delayed or not satisfied may prevent, delay or jeopardize the Closing, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Merger.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this information statement/proxy statement/prospectus, including the “Cautionary Statement Regarding Forward-Looking Statements,” financial statements and notes to the financial statements included, in evaluating the Merger and the Proposals to be voted on at the Special Meeting. Certain of the following risk factors describe the risks and uncertainties facing Strive following the Closing and have been prepared as if the Merger is complete. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Merger, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Strive following the Merger. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Strive that may later prove to be incorrect or incomplete.
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our,” refer to Strive.
Risks Related to the Merger
The ability of Strive and Semler Scientific to complete the Merger is subject to various closing conditions, including the receipt of approval of Semler Scientific Stockholders and the receipt of antitrust clearance from governmental authorities, which may impose conditions that could adversely affect Strive or Semler Scientific or cause the Merger to be abandoned. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect the trading price of Strive and Semler Scientific Common Stock or other securities and the future business and financial results of Strive and Semler Scientific.
The Merger Agreement contains conditions to the Closing that must be fulfilled (or, as permitted by law, waived by the parties) in order to complete the Merger. These conditions include, among other customary conditions: (i) the approval of Semler Scientific Stockholders of the Merger Agreement, (ii) the approval of the Parent Share Issuance, which approval was obtained on September 22, 2025, (iii) the absence of any applicable law, regulation, injunction, judgment, order or decree preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement (or in the case of Strive’s obligation to close, imposing a Burdensome Condition (as defined in the Merger Agreement)), (iv) the absence of pending litigation or similar legal action by any governmental authority, (v) the early termination or expiration of any applicable waiting period or periods under the HSR Act, (vi) compliance by Strive and Semler Scientific in all material respects with their respective obligations under the Merger Agreement and (vii) subject in most cases to exceptions that do not rise to the level of a “Parent Material Adverse Effect” or a “Company Material Adverse Effect” (each as defined in the Merger Agreement), as applicable, the accuracy of representations and warranties made by Strive and Semler Scientific, respectively. If the foregoing conditions are not satisfied or waived, one or both of Strive or Semler Scientific would not be required to complete the Merger. Several of these conditions, such as obtaining Semler Scientific Stockholder approval are partially or largely outside of the control and timing of Strive and Semler Scientific and may be driven by factors unrelated to the Merger or the parties thereto, including administrative backlog.
The Merger Agreement may be terminated by either party if the Closing does not occur by March 22, 2026. Should satisfaction of these conditions take longer than the parties anticipate, or if any condition is not met by such date, the parties will need to mutually agree to either postpone the Closing until the condition(s) are met or to waive or amend the condition. If a Closing condition cannot be met on a timely basis, or the parties are unable to agree on a waiver or amendment, the Closing may be delayed or the Merger Agreement may be terminated, subject to the terms and conditions contained therein.
There can be no assurance that the conditions to the Closing will be satisfied or waived or that the Merger will be completed. Any delay in completing the Merger could cause Strive and Semler Scientific not to realize some or all of the benefits that the parties expect the Merger to achieve. Furthermore, the parties will fail to realize any benefits of the Merger should the Closing not occur, and in such event, each party will be subject to the go-forward risks of its respective business, potential reputational and economic harm that may result from a failure to consummate the Merger, and the potential economic burden of certain fees or expenses associated with a termination of the Merger Agreement.
Strive can provide no assurance that the various closing conditions will be satisfied and that the required governmental approvals and other approvals will be obtained, or that any required conditions will not materially adversely affect the combined company following the Merger. In addition, Strive can provide no assurance that these conditions will not result in the abandonment or delay of the Merger. The occurrence of any of these events individually or in combination could have a material adverse effect on Strive’s results of operations and the trading price of Strive Class A Common Stock or other securities.
The Merger Agreement contains provisions that limit Strive’s ability and Semler Scientific’s ability to pursue alternatives to the Merger and could discourage a potential competing transaction counterparty from making a favorable alternative transaction proposal to Strive or Semler Scientific.
Certain of Semler Scientific’s directors, executive officers and major stockholders have interests in the Merger that are different from, and may potentially conflict with, Semler Scientific’s interests and the interests of its unaffiliated stockholders.
The Merger Agreement contains provisions that make it more difficult for each of Strive and Semler Scientific to be acquired by, or enter into certain combination transactions with, a third party, including constraints preventing the acquisition or merger of Strive and Semler Scientific by or with a third party, and certain restrictions on capital expenditures and restrictions on loan transactions and incurrences of indebtedness on Semler Scientific.
The Merger Agreement contains certain provisions that restrict Semler Scientific’s ability to, among other things, solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of certain alternative transaction proposals, or enter into or participate in any discussions or negotiations with, furnish any information relating to Semler Scientific or any of its subsidiaries or afford access to the business, properties, assets, books or records of Semler Scientific or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that Semler Scientific knows, or should reasonably be expected to know, is seeking to make, or has made, such an alternative transaction proposal. In addition, even in circumstances in which Semler Scientific is permitted under the Merger Agreement to entertain an alternative transaction proposal, Strive would have an opportunity to offer to revise the terms of the Merger Agreement before Semler Scientific may decide to withhold, qualify or modify its recommendation with respect to the Merger in a manner adverse to the other party. If the Semler Scientific Board withholds, qualifies or modifies in a manner adverse to Strive its recommendation with respect to the Merger or in certain other circumstances, Semler Scientific may be required to pay the Termination Fee to Strive in cash or Bitcoin at Strive’s election, as contemplated by the Merger Agreement.
Additionally, while Semler Scientific is permitted under the Merger Agreement to entertain an alternative transaction proposal and make a Company Adverse Recommendation Change, Semler Scientific will still nonetheless be subject to all of its obligations under the Merger Agreement, including, the obligation to hold the Semler Scientific Stockholder meeting to vote to approve and adopt the Merger Agreement.
These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in acquiring or combining with all or a significant portion of Semler Scientific or pursuing an alternative transaction from considering or proposing such a transaction.
Termination of the Merger Agreement could trigger payment of fees or expenses to Strive, as well as negatively impact the business, financial condition, results of operations or stock price of Semler Scientific.
If the Merger is not consummated, Semler Scientific may be subject to a number of adverse effects, including:
•	Semler Scientific may be required to pay Strive the Termination Fee under certain circumstances;
•	Semler Scientific may experience negative reactions from the financial markets or from its employees, suppliers or customers; and
•	costs related to the Merger, such as legal, accounting, financial advisory and proxy solicitation fees, must be paid even if the Merger is not completed.
While Semler Scientific may become obligated under the Merger Agreement to pay Strive the Termination Fee, such Semler Scientific obligation arises only under limited circumstances and, even if such obligation does arise, such payment may not be sufficient to compensate Strive for any adverse effects resulting from the termination of the Merger Agreement.
In addition, if the Merger is not consummated, Semler Scientific could be subject to litigation related to any failure to consummate the Merger or related to any enforcement proceedings commenced against Strive to perform its obligations under the Merger Agreement. Finally, if the Merger is not consummated and the Semler Scientific Board seeks another business combination, there can be no assurance that Semler Scientific would be able to find another business combination partner on terms as favorable as those of the Merger Agreement or at all.
Strive does not have a long operating history, making it difficult to determine the fair market value of Strive or the Merger Consideration.
Strive does not have a long operating history and began its financial services operations in August 2022, which makes it difficult to determine the fair market value of Strive or the Strive Class A Common Stock. Further, the unaudited pro forma financial information contained in this information statement/proxy statement/prospectus is presented for purposes of presenting the historical consolidated financial statements of Strive with the historical financial statements of Semler Scientific, as adjusted to give effect to the Merger, and is not necessarily indicative of the financial condition or results of operations of the business following the Merger. Any change in Strive’s financial condition or results of operations may cause significant variations in the price of Strive Common Stock. See “—Unaudited Pro Forma Combined Financial Information” for more information.
Any estimate of the fair market value of Strive or Strive Common Stock is only an estimate and depends on multiple variables, including the price of Bitcoin, management’s strategy execution, and the performance of the broader Bitcoin treasury company sector, market activity, the impact of the Merger, and other factors, that could positively or negatively affect such values
Until the Closing or the termination of the Merger Agreement in accordance with its terms, Strive and Semler Scientific are prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Strive or Semler Scientific, as applicable, and their respective stockholders.
After the date of the Merger Agreement and prior to the Effective Time, the Merger Agreement restricts Strive and Semler Scientific from taking specified actions without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and requires that the businesses of Semler Scientific be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Strive or Semler Scientific from making appropriate changes to their respective businesses or organizational structures or from consummating attractive business opportunities that may arise prior to the Closing and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Merger could be exacerbated by any delays in the Closing or termination of the Merger Agreement.
The Merger is subject to conditions, including conditions that may not be satisfied or waived on a timely basis or at all, and which if delayed or not satisfied may prevent, delay or jeopardize the Closing, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Merger.
Even if the Merger is approved by the Semler Scientific Stockholders, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to Completion of the Merger” in this information statement/proxy statement/prospectus. We cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Semler Scientific may lose some or all of the intended benefits of the Merger and incur significant costs that it will not be able to recover or recoup.
Stockholder litigation could prevent or delay the Closing or otherwise negatively impact each of Strive’s and Semler Scientific’s businesses and operations.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and other resources to the lawsuit. An adverse judgment could result in monetary damages, which could have a negative impact on each of Strives or Semler Scientific’s liquidity and financial condition.
Any lawsuits brought against Strive, Semler Scientific or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to enjoin the companies from consummating the Merger. The Merger is subject to customary closing conditions, including the absence of any applicable law, regulation, injunction, judgment, order or decree preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement (or in the case of Strive’s obligation to close, imposing a Burdensome Condition) and the absence of pending litigation or similar legal action by any governmental authority (in any jurisdiction in which Strive, Semler Scientific or any of their respective subsidiaries conducts material operations) seeking to prohibit or restrain the Merger (or in the case of Strive’s obligation to close, seeking to impose a Burdensome Condition). Consequently, if a plaintiff is successful in obtaining an order, judgment, decision, or decree prohibiting the Closing, such order, judgment, decision or decree may delay or prevent the Merger from being completed within the expected time frame or at all, which may adversely affect Strive’s and Semler Scientific’s businesses, reputation with customers, vendors, suppliers, or employees, and financial positions and results of operations.
Strive and Semler Scientific will incur significant transaction costs in connection with the Merger.
Strive and Semler Scientific have incurred and are each expected to continue to incur non-recurring costs associated with the Merger. These costs have been, and will continue to be, substantial and, in many cases, will be borne by each of Strive and Semler Scientific whether or not the Merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors and employee retention, severance and benefit costs. Strive and Semler Scientific may also incur costs related to formulating and implementing integration plans. Although Strive and Semler Scientific expect that the realization of intended benefits related to the Merger should allow the combined company to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all.
The Merger may distract Semler Scientific’s and Strive’s respective management teams from their other responsibilities and the Merger Agreement may limit each of Semler Scientific’s ability and Strive’s abilities to pursue new opportunities.
The Merger could cause each of Semler Scientific’s and Strive’s management teams to focus their time and energies on matters related to the Transactions that otherwise would be directed to the companies’ businesses and operations. Any such distraction on the part of Semler Scientific’s and Strive’s management teams could affect each of Semler Scientific’s ability and Strive’s ability to service existing business and develop new business and adversely affect each of Semler Scientific’s and Strive’s businesses and earnings before the Closing.
The Merger, including uncertainty regarding the Merger, may cause third parties to delay or defer decisions concerning Strive and Semler Scientific and could adversely affect each of Strive’s and Semler Scientific’s ability to effectively manage their respective businesses.
The Merger will happen only if the stated conditions are met, including the approval of the Merger Agreement by the Semler Scientific Stockholders, among other conditions. Many of the conditions are outside the control of Strive and Semler Scientific, and both parties also have certain rights to terminate the Merger Agreement. Accordingly, there may be uncertainty regarding the Closing. This uncertainty may cause others that deal with Strive or Semler Scientific, including new or existing customers, to delay or defer entering into contracts with Strive or Semler Scientific or make other decisions concerning Strive or Semler Scientific or seek to change or cancel existing business relationships with Strive or Semler Scientific. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on each of Strive’s and Semler Scientific’s businesses, regardless of whether the Merger is ultimately completed, and on the combined company’s business if the Merger is completed.
Business uncertainties while the Merger is pending may negatively impact Strive’s and Semler Scientific’s ability to attract and retain personnel.
Uncertainty about the effect of the Merger on Strive’s and Semler Scientific’s employees may impair Strive’s and Semler Scientific’s abilities to attract, retain and motivate key personnel until the Merger is completed. Retention or hiring of certain employees may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees of Strive or Semler Scientific depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined entity, each of Strive’s or Semler Scientific’s businesses, as applicable, could be harmed and the ability to conduct business operations may be impeded.

Strive is subject to contractual restrictions in the Merger Agreement that may hinder its operations while the Merger is pending. The corollary restrictions applicable to Semler Scientific may not prevent Semler Scientific from taking actions that are adverse to Strive or Strive Stockholders.
The Merger Agreement includes certain customary restrictions with respect to the operation of Strive’s and Semler Scientific’s respective businesses between the date of the Merger Agreement and the consummation of the Merger. These restrictions may prevent Strive from pursuing otherwise attractive business opportunities and making other changes to its business prior to completion of the Merger or termination of the Merger Agreement.
Despite these mutual restrictions, Strive and Semler Scientific will continue to operate their businesses independently of one another during the pendency of the Merger. The restrictions in the Merger Agreement, which are subject to numerous exceptions, may not be adequate to prevent Semler Scientific from taking actions that are adverse to Strive or Strive Stockholders.
The unaudited pro forma combined consolidated financial information in this information statement/proxy statement/prospectus does not purport to be, and likely is not, representative of the combined results of Strive and Semler Scientific if the Merger is consummated.
The unaudited pro forma combined consolidated financial information in this information statement/proxy statement/prospectus is presented for informational purposes only. It does not purport to be indicative of the financial position or results of operations that would have actually occurred had the Merger been completed at or as of the dates indicated, nor is it indicative of the combined company’s future operating results or financial position. The unaudited pro forma combined consolidated financial information in this information statement/proxy statement/prospectus does not reflect future events that may occur after the Closing, including the potential realization of operating efficiencies or costs related to the Merger, and does not consider the effect of potential market conditions on revenues or expenses. The unaudited pro forma combined consolidated financial information in this information statement/proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Strive believes are reasonable under the circumstances. Strive cannot assure you that its assumptions will prove to be accurate over time.
Semler Scientific has not obtained, and does not expect to obtain, an updated opinion from LionTree reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.
The Opinion rendered to the Semler Scientific Board by LionTree was provided in connection with, and at the time of, the Semler Scientific Board’s evaluation of the Merger on September 22, 2025, and does not speak as of any other date. The Opinion was based on information made available to LionTree as of the date of its Opinion, which may have changed, or may change, after the date of such Opinion. Semler Scientific has not obtained an updated opinion from LionTree as of the date of this information statement/proxy statement/prospectus and does not expect to obtain an updated opinion prior to completion of the Merger. Changes in the operations and prospects of Semler Scientific or Strive, general market and economic conditions and other factors which may be beyond the control of Semler Scientific or Strive, and on which the Opinion was based, may have altered the prices or values of shares of Semler Scientific Common Stock or Strive Common Stock since the date of such Opinion, or may alter such values and prices by the time the Merger is completed. For a description of LionTree’s Opinion, see “—Opinion of Semler Scientific’s Financial Advisor”.
The market prices of Strive Class A Common Stock, Semler Scientific Common Stock and other securities may be subject to fluctuation while the Merger is pending and after the Merger is completed.
The market price of Strive Class A Common Stock, Semler Scientific Common Stock and other securities may fluctuate significantly while the Merger is pending or after it is completed, and any adverse developments related to the Merger or otherwise could result in holders of Strive Class A Common Stock, Semler Scientific Common Stock or other securities losing some or all of the value of their investment. In addition, if the stock market experiences significant price and volume fluctuations, such fluctuations could be exacerbated by the pendency of the Merger, which could adversely affect the market for, or liquidity of, Strive Class A Common Stock, Semler Scientific Common Stock or other securities, regardless of Strive’s, Semler Scientific’s or the combined company’s actual operating performance.
Because the Merger Agreement contemplates that Strive will issue shares of Strive Class A Common Stock to Semler Scientific Stockholders based upon a fixed exchange ratio, developments with respect to Semler Scientific and its shares of common stock may affect Strive Class A Common Stock irrespective of their relevance to standalone Strive and even though Strive may have no control over, or knowledge of, such developments. As a result, the market price of Strive Class A Common Stock during the pendency of the Merger may not accurately reflect the value of Strive absent the Merger.
The Merger may not be accretive to Strive’s or Semler Scientific’s earnings and may cause dilution to Strive’s or Semler Scientific’s earnings per share, which may negatively affect the current or future market price of Strive Class A Common Stock or other securities.
Strive currently anticipates that the Merger will be accretive to Strive’s forecasted earnings per share on a standalone basis, and Semler Scientific currently anticipates that the Merger will be accretive to Semler Scientific’s forecasted earnings per share on a standalone basis, in each case beginning in the first full calendar year after closing. These expectations are based on preliminary estimates any of which may prove to be incorrect or may change materially. Strive and Semler Scientific may encounter additional transaction and integration-related costs other than those they currently anticipate, may fail to realize all of the benefits anticipated in the Merger or may be subject to other factors that affect preliminary estimates or the ability of either company to realize operational efficiencies. Any of these factors could cause a decrease in each of Strive’s and Semler Scientific’s earnings per share, or negatively affect the current or future market price of Strive Class A Common Stock or other securities.
Risks Related to the Combined Company Following the Merger
Failure to successfully combine the businesses of Strive and Semler Scientific in the expected time frame or at all may adversely affect the future results of the combined company, and, consequently, the value of the Strive Class A Common Stock.
The success of the Merger will depend, in part, on the ability of the combined company to realize in a timely fashion the anticipated benefits and efficiencies from combining the businesses of Strive and Semler Scientific. The process of integration may reveal that benefits and efficiencies are less than anticipated and may result in additional expenses, all of which could reduce the anticipated benefits of the Merger.
Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including:
•	the ability of the two companies to combine certain of their operations or take advantage of expected growth opportunities;
•	general market and economic conditions;
•	general competitive factors in the marketplace; and
•	higher than expected costs required to achieve the anticipated benefits of the Merger.
Failure to achieve the anticipated benefits and efficiencies from the Merger, or the occurrence of additional expenses, could have a material adverse impact on the results of operations of the combined company and its ability to pay dividends after closing. In turn, the market value of Strive Class A Common Stock could be adversely impacted.
There is no guarantee that the combined company will declare and pay dividends following the Merger.
Strive does not currently anticipate that the combined company will pay any cash dividends on the Strive Common Stock in the foreseeable future. As a result, capital appreciation, if any, of the common stock of the combined company may be the sole source of gain on shares of such common stock for the foreseeable future, if any.
Each of Strive and Semler Scientific may have liabilities that are not known to the other party.
Each of Strive and Semler Scientific may have liabilities that the other party failed, or was unable, to discover in the course of performing its respective due diligence investigations. Strive and Semler Scientific may learn additional information about the other party that materially adversely affects it, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. As a result of these factors, the combined company may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in the combined company reporting losses. Even if Strive’s and Semler Scientific’s respective due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with such party’s expectations. If any of these risks materialize, this could adversely affect the combined company’s financial condition and results of operations and could contribute to negative market perceptions about, or price movements of, Strive Class A Common Stock following the Merger.
The Exchange Ratio is based on predetermined ownership percentages and is not adjusted before or at Closing to account for the performance of Semler Scientific or Strive.
If the Merger is completed, each share of Semler Scientific Common Stock outstanding immediately prior to the Merger will automatically be converted into the right to receive the Merger Consideration. Because the Exchange Ratio is based on predetermined ownership percentages (subject to dilution for certain issuances of securities), Semler Scientific Stockholders will bear the risk of a decrease in the value of Strive during the pendency of the Merger, and Strive Stockholders will bear the risk of a decrease in the value of Semler Scientific during the pendency of the Merger.
Future sales and issuance of Strive Class A Common Stock and Semler Scientific Common Stock could result in dilution of the percentage ownership of their respective stockholders and cause the stock prices of the Strive Class A Common Stock and Semler Scientific Common Stock to fall.
Strive and Semler Scientific may sell a substantial number of shares of Strive Class A Common Stock and Semler Scientific Common Stock, respectively, in the public market at any time. Subject to restrictions under the Merger Agreement, Strive and Semler Scientific may continue to issue or grant equity securities, including by raising substantial amounts of additional capital under their respective at-the-market offering programs. To the extent Strive and Semler Scientific raise additional capital by issuing Strive Class A Common Stock and Semler Scientific Common Stock, respectively, or by issuing other equity or equity-linked offerings and/or preferred stock issuances, their respective stockholders may experience substantial dilution, and the trading price of their respective shares of common stock may be negatively impacted.
Sales of Strive Class A Common Stock or Semler Scientific Common Stock, by Strive, Semler Scientific or otherwise, or the perception in the market that the holders of a large number of shares of Strive Class A Common Stock or Semler Scientific Common Stock intend to sell shares, could reduce the market price of such shares of common stock. Strive and Semler Scientific cannot predict the size of future sales or issuances of their respective shares of common stock or the effect, if any, that any such future sales or issuances will have on the market price of their respective shares of common stock.
Risks Related to the Business of Strive
Strive has a limited operating history and recently launched a Bitcoin treasury strategy, making it difficult to evaluate Strive’s business and prospects and may increase the risks associated with any investment.
Strive was formed in 2022 and started formulating and executing on its business plan at that time. In addition, Strive announced its plan to launch a Bitcoin treasury strategy in May 2025 and its management team has a limited operating history of investing in and holding Bitcoin. Strive has since implemented this strategy, holding approximately 5,886 Bitcoin as of September 30, 2025. Strive cannot provide assurances that it will be able to operate its business successfully or implement its operating policies and strategies, including with respect to its Bitcoin treasury strategy, as described elsewhere herein. Strive may encounter risks and challenges frequently experienced by growing companies in rapidly developing industries, including risks related to its ability to:
•	maintain a Bitcoin treasury strategy, including with respect to the financing, acquisition and custody of Bitcoin;
•
identify and successfully implement alpha-generating strategies, such as the identification and acquisition of discounted Bitcoin claims or the acquisition of target companies at a purchase price discount to their book value or cash assets;

•
improve Strive’s current operational infrastructure and non-platform technology to support its growth, including its Bitcoin treasury strategy, and to respond to the evolution of Strive’s market and competitors’ developments;

•	further trust with future investors and partners with respect to its Bitcoin treasury business;

•	distinguish itself from competitors in the Bitcoin treasury business and Strive’s other businesses and navigate political issues;
•	respond appropriately to changes in the price of Bitcoin, the price of which has been, and will likely continue to be, highly volatile;
•	respond to complex, evolving, stringent, contradictory industry standards and government regulation on an international scale that impact Strive’s businesses, including its Bitcoin treasury strategy;
•	maintain and grow Strive’s existing asset management operations;
•	identify, complete and integrate acquisitions;
•	prevent, detect, respond to, or mitigate failures or breaches of privacy and security, including with respect to Strive’s Bitcoin and its custodial partners;
•	hire and retain qualified and motivated employees;
•	respond to varying general economic, industry and market conditions; and
•	address the other factors described in this section.
If Strive is unable to do so, its business may suffer, its revenue and operating results may decline and Strive may not be able to achieve further growth or sustain profitability.
Strive has a history of operating losses as its business has grown. If Strive is unable to achieve greater revenues than its operating costs or reduce operating costs, Strive will continue to incur operating losses, which could result in the need to raise additional capital to support its operating business and negatively impact its operations, strategy and financial performance.
Strive began its historical operating business in 2022 and has had operating losses in each year as the business has grown. Strive has a limited operating history upon which an evaluation of the historical business and its prospects can be based. Strive may be subject to many risks common to new and growing businesses, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that Strive will be successful in achieving a return on an investment or meeting other metrics of success. Strive’s future business plans, including with respect to its Bitcoin treasury strategy, require substantial expenses in the establishment and operation of Strive’s business, and there can be no assurance that subsequent operational objectives will be achieved. Strive does not expect its historical businesses to generate return on investment sufficient to support its Bitcoin strategy. Strive’s success with respect to its Bitcoin treasury strategy will ultimately depend on Strive’s ability to raise capital. If Strive does not achieve its operational objectives, and to the extent that Strive does not raise capital or generate cash flow and income, Strive’s financial performance and long-term viability may be materially and adversely affected.
Bitcoin is a novel asset, and subject to significant legal, commercial, regulatory and technical uncertainty.
Bitcoin is relatively novel and subject to significant uncertainty, which could adversely impact its price. The application of state and federal securities laws and other laws and regulations to digital assets such as Bitcoin is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Bitcoin or the ability of individuals or institutions such as Strive to own or transfer Bitcoin.
The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations that could materially impact the price of Bitcoin or the ability of individuals or institutions such as Strive to own or transfer Bitcoin. Within the past several years, the European Union adopted Markets in Crypto Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like Bitcoin, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023 (“FSMA 2023”), which regulates market activities in “cryptoassets,” and in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country. While the current U.S. administration has expressed support regarding the development and use of digital assets, and the U.S. federal government enacted the Genius Act in July 2025, which provide a regulatory framework for the issuance of “Payment stablecoins”, additional regulatory frameworks and timeline for implementation are still to be developed.

In addition, federal, state and foreign governments and regulatory agencies may pursue regulatory, enforcement or judicial actions. For example, in June 2023, the SEC filed complaints against Binance Holdings Ltd. and Coinbase, Inc., and their respective affiliated entities, relating to, among other claims, that each party was operating as an unregistered securities exchange, broker, dealer, and clearing agency, and in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency. In November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, CFTC, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States.
It is not possible to predict whether, or when, new laws will be enacted that change the legal framework governing digital assets such as Bitcoin or provide additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and Bitcoin specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of Bitcoin, as well as Strive’s ability to hold or transact in Bitcoin, and in turn adversely affect the market price of Strive’s securities. Moreover, the risks of engaging in a Bitcoin strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future. The growth of the digital assets industry in general, and the use and acceptance of Bitcoin in particular, may also impact the price of Bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of Bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to Bitcoin, institutional demand for Bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for Bitcoin as a store of value or means of payment, and the availability and popularity of alternatives to Bitcoin. Even if growth in Bitcoin adoption occurs in the near or medium term, there is no assurance that Bitcoin usage will continue to grow over the long term.
Because Bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of Bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of Bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of Bitcoin. The liquidity of Bitcoin may also be reduced, and damage to the public perception of Bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold Bitcoin, provide Bitcoin-related services or accept Bitcoin as payment, which could also decrease the price of Bitcoin. Actions by U.S. banking regulators, such as the issuance in February 2023 by Federal banking agencies of the “Interagency Liquidity Risk Statement,” which cautioned banks on contagion risks posed by providing services to digital assets customers, and similar actions, have in the past resulted in or contributed to reductions in access to banking services for Bitcoin-related customers and service providers, or the willingness of traditional financial institutions to participate in markets for digital assets. The liquidity of Bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for Bitcoin.
Strive’s proposed Bitcoin strategy will subject Strive to enhanced regulatory oversight.
Several spot Bitcoin exchange-traded products (“ETPs”) have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at net asset value. Even though Strive does not intend to be, nor intend to function in the manner of, a spot Bitcoin ETP, it is possible that Strive nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to its proposed Bitcoin holdings.
In addition, there has been increasing focus on the extent to which digital assets such as Bitcoin can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While Strive is implementing and expects to maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and take care to only acquire Bitcoin through entities subject to anti-money laundering regulation and related compliance rules in the United States, if Strive is found to have purchased any Bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, Strive may be subject to regulatory proceedings and any further transactions or dealings in Bitcoin by Strive may be restricted or prohibited. Strive may also incur indebtedness or enter into other financial instruments in the future that may be collateralized by Strive’s Bitcoin holdings.
Strive may pursue strategies to create income streams or otherwise generate funds using Strive’s Bitcoin holdings. These types of Bitcoin-related transactions are the subject of enhanced regulatory oversight. These and any other Bitcoin-related transactions Strive may enter into, beyond simply acquiring and holding Bitcoin, may subject Strive to additional regulatory compliance requirements and scrutiny, including under federal and state and foreign money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations. Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX, one of the world’s largest cryptocurrency exchanges, in November 2022. In addition, private actors that are wary of Bitcoin or the regulatory concerns associated with Bitcoin have in the past taken and may in the future take further actions that may have an adverse effect on Strive’s business or the market price of Strive’s future securities.
The broader digital assets industry in which Bitcoin exists is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of Bitcoin.
A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets. Such events could adversely impact Strive’s access to any Bitcoin it acquires and negatively impact the adoption rate and use of Bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of Bitcoin, limit the availability to Strive of financing collateralized by Bitcoin, or create or expose additional counterparty risks.
Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin are likely to influence Strive’s financial results and the market price of the combined company’s listed securities.
Strive’s financial results and the market price of the combined company’s listed securities, would be adversely affected, and its business and financial condition would be negatively impacted, if the price of Bitcoin decreased substantially (as it has in the past, including during 2022), including as a result of:
•	decreased user and investor confidence in Bitcoin, including due to the various factors described herein;
•	increases in the price of Bitcoin at a pace that would prevent Strive from executing on its Bitcoin treasury strategy in a cost-effective manner;
•	investment and trading activities, such as trading activities of highly active retail and institutional users, speculators, miners and investors;
•
actual or expected significant dispositions of Bitcoin by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection and the transfer and sale of Bitcoin associated with significant hacks, seizures, or forfeitures, such as the transfers of Bitcoin to creditors of Mt. Gox and Bitfinex, and liquidation of seized assets of Movie2k and the Silk Road marketplace;

•	actual or perceived manipulation of the spot or derivative markets for Bitcoin or spot Bitcoin ETPs;
•
negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Bitcoin or the broader digital assets industry, for example, (i) public perception that Bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) expected or pending civil, criminal, regulatory enforcement or other high-profile actions against major participants in the Bitcoin ecosystem, including the SEC’s enforcement actions against Coinbase, Inc. and

Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates; and (iv) the actual or perceived environmental impact of Bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the Bitcoin mining process;
•	changes in consumer preferences and the perceived value or prospects of Bitcoin;
•
competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

•
a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for Bitcoin purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of Bitcoin or adversely affect investor confidence in digital assets generally;

•	the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of substantial amounts of Bitcoin from Bitcoin wallets attributed to Mr. Nakamoto;
•
developments relating to the Bitcoin protocol, including (i) changes to the Bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the Bitcoin blockchain, changes to the maximum number of Bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and similar changes, (ii) failures to make upgrades to the Bitcoin protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the Bitcoin protocol that introduce software bugs, security risks or other elements that adversely affect Bitcoin, or disruptions, failures, unavailability, or interruptions in service of trading venues for Bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action and has since resulted in Binance discontinuing all fiat deposits and withdrawals in the United States.;

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the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in 2022, the ordered liquidation of the digital asset investment fund Three Arrows Capital in 2022, the announced liquidation of Silvergate Bank in 2023, the government-mandated closure and sale of Signature Bank in 2023, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by the Nevada Department of Business and Industry in 2023, and the exit of Binance from the U.S. market as part of its settlement with the Department of Justice and other federal regulatory agencies;

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regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

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further reductions in mining rewards of Bitcoin, including due to block reward halving events, which are events that occur after a specific period of time (the most recent of which occurred in April 2024) that reduce the block reward earned by “miners” who validate Bitcoin transactions, or increases in the costs associated with Bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of Bitcoin mining, which could further increase the costs associated with Bitcoin mining, any of which may cause a decline in support for the Bitcoin network;

•	transaction congestion and fees associated with processing transactions on the Bitcoin network;

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macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments (such as increased or decreased fiscal austerity), trade restrictions, and fiat currency devaluations;

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developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective; and

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changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, and the broadening of the Israel-Hamas conflict to other countries in the Middle East.

Bitcoin holdings and Bitcoin claims are less liquid than cash and cash equivalents and may not be able to serve as a source of liquidity to the same extent as cash and cash equivalents.
Historically, the Bitcoin market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, Strive may not be able to sell any Bitcoin it acquires at favorable prices or at all. For example, a number of Bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, Bitcoin holdings may not be able to serve as a source of liquidity to the same extent as cash and cash equivalents.
Strive may also use proceeds of future capital raising activities in part to acquire Bitcoin claims, including claims on Bitcoin assets associated with entities that have filed for bankruptcy protection, such as Mt. Gox, or other claims on Bitcoin. Such Bitcoin claims are less liquid than Bitcoin and are subject to additional risks, including the potential for higher price volatility, counterparty risks, and reduced trading volumes as compared to Bitcoin.
Further, Bitcoin held with Strive’s future custodians or transacted with its trade execution partners will not be subject to the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, Strive may be unable to enter into term loans or other capital raising transactions collateralized by any unencumbered Bitcoin it may hold or otherwise generate funds using our Bitcoin holdings, including in particular during times of market instability or when the price of Bitcoin has declined significantly. If Strive is unable to sell any Bitcoin it acquires, enter into additional capital raising transactions, including capital raising transactions using Bitcoin as collateral, or otherwise generate funds using any future Bitcoin holdings, or if Strive is forced to sell Bitcoin at a significant loss, in order to meet its working capital requirements, Strive’s business and financial condition could be negatively impacted.
Strive’s Bitcoin strategy has not been tested over a significant period of time or under varying market conditions.
Strive announced its Bitcoin treasury strategy in May 2025 and such strategy, including any underlying alpha-generating strategies such as the acquisition of discounted Bitcoin claims or the acquisition of target companies at a purchase price discount to their book value or cash assets, similar to the strategies of other Bitcoin treasury companies with limited operating histories, has not been tested over a significant period of time or under varying market conditions. For example, although Strive believes Bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of Bitcoin declined in recent periods during which the inflation rate increased. In addition, if Bitcoin treasury companies including Strive trade on multiple-of-net-asset-value (“mNAV”) basis of less than 1:00 to 1.00, investor confidence and interest may be negatively impacted. If Bitcoin prices were to decrease or Strive’s Bitcoin treasury strategy otherwise proves unsuccessful, Strive’s financial condition, results of operations, and the market price of our listed securities would be materially adversely impacted.
The availability of spot ETPs for Bitcoin may adversely affect the market price of our listed securities.
On January 10, 2024, the SEC approved the listing and trading of spot Bitcoin ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges.
Investors may choose to purchase shares of a spot Bitcoin ETP instead of Strive Class A Common Stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to Bitcoin that is generally not subject to federal income tax at the entity level as Strive is expected to be, or the other risk factors applicable to an operating business, such as Strive’s existing operating businesses. Additionally, unlike spot Bitcoin ETPs, Strive (i) will not seek for shares of Strive Class A Common Stock to track the value of the underlying Bitcoin it expects to hold before payment of expenses and liabilities, (ii) does not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) will be a Nevada corporation rather than a statutory trust, and does not operate pursuant to a trust agreement that would require Strive to pursue one or more stated investment objectives, and (iv) is not required to provide daily transparency as to its Bitcoin holdings or its daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to Strive Class A Common Stock. Based on how Strive may be viewed in the market relative to ETPs, and other vehicles which offer economic exposure to Bitcoin, such as Bitcoin futures exchange-traded funds (“ETFs”), leveraged Bitcoin futures ETFs, and similar vehicles offered on international exchanges, any premium or discount in the Strive Class A Common Stock relative to the value of Strive’s future Bitcoin holdings may increase or decrease in different market conditions.
As a result of the foregoing factors, availability of spot ETPs for Bitcoin could have a material adverse effect on the market price of Strive’s securities.
Strive has an evolving business model and strategy.
Strive’s business model has significantly evolved since its inception and Strive expects it to continue to do so in the future. As digital assets become more widely available, Strive expects the services and products associated with them to evolve. In order to stay current with the industry, Strive’s business model may need to evolve as well. As a result, from time to time, Strive may modify aspects of its business model relating to its strategy, including pursuing business opportunities outside of its Bitcoin treasury business or additional opportunities in line with Strive’s existing businesses. In addition, Strive’s Bitcoin treasury strategy itself may continue to develop and shift over time, including changes to the scope, timing, structure or implementation of that strategy, or a potential reduction in emphasis on Bitcoin-related activities altogether.
Strive has also recently initiated an alpha investing strategy, which may include strategic acquisitions. These investments carry unique risks and may differ significantly from Strive’s historical activities. Strive may ultimately determine not to proceed with a specific acquisition or to pivot away from the alpha investing strategy entirely, including for strategic, operational or regulatory reasons. There can be no assurance that any such investments or acquisitions will be completed or, if completed, that such investments or acquisitions will be completed on terms favorable to Strive. In addition, if Strive is able to complete such investments or acquisitions, Strive may be unable to successfully monetize any legacy intellectual property or other assets on terms favorable to Strive. Strive may also incur unexpected costs and encounter other challenges in connection with the wind-down of acquired businesses.
Strive cannot offer any assurance that these or any other modifications will be successful or will not result in harm to its business. These modifications may increase the complexity of Strive’s business and place significant strain on its management, personnel, operations, systems, technical performance, financial resources and internal financial control and reporting functions. Strive may not be able to manage growth effectively, which could damage its reputation, limit its growth and negatively affect its operating results. Further, Strive cannot provide any assurance that it will successfully identify all emerging trends and growth opportunities within Bitcoin treasury business and Strive may lose out on such opportunities. Such circumstances could have a material adverse effect on Strive’s business, prospects, financial condition and operating results.
Strive’s proposed investments in junior tranches of Bitcoin-backed credit structures involve heightened risk and may result in significant losses.
As part of Strive’s alpha investing strategies, Strive may acquire junior or equity tranches of structured pools backed by Bitcoin at discounted levels relative to the underlying collateral. These instruments are typically subordinated to senior tranches in repayment priority and therefore carry a higher risk of loss in the event of adverse market conditions. There can be no assurance that Strive will be able to acquire such instruments at terms favorable to Strive, if at all. In addition, while these investments may offer the potential for superior risk-adjusted returns, especially when purchased at a discount to par value, they are also highly sensitive to declines in the value of the underlying Bitcoin collateral.

If Strive is able to acquire such instruments and there is a material decrease in Bitcoin market prices or deterioration in the credit performance of the underlying pool, Strive’s junior tranche holdings could suffer disproportionately large losses, including full principal impairment. In addition, the market for such instruments may be illiquid, and Strive may not be able to sell or hedge its exposure on favorable terms. These risks could adversely affect Strive’s financial condition, results of operations and the performance of its alpha investing strategies more broadly.
Strive’s intended strategy of purchasing distressed Bitcoin litigation claims carries significant legal, operational and market timing risks, which could adversely affect financial performance.
Strive intends to pursue opportunities to acquire Bitcoin-related litigation claims at a discount, including claims tied to finalized legal judgements. There can be no assurance that Strive will be able to acquire such claims at terms favorable to Strive, if at all. In addition, while these claims may offer attractive value accretion relative to prevailing Bitcoin market prices, they also present a number of material risks. These include uncertainty regarding the timing of settlement and distribution, potential legal challenges and appeals by counterparties and the risk that the underlying Bitcoin may not be received within anticipated timeframes, or at all. In addition, Strive may be required to incur significant legal and transaction costs in connection with these claims, regardless of outcome. Any such delays, disputes or legal costs could negatively impact Strive’s ability to execute this strategy effectively or achieve its targeted returns, and may adversely affect its business, results of operations and financial condition.
Failure to effectively manage Strive’s growth could place strains on its managerial, operational and financial resources and could adversely affect its business and operating results.
Strive’s current and future growth, including increases in the number of its strategic relationships, may place a strain on its managerial, operational and financial resources and systems, as well as on its management team. Although Strive may not grow as it expects, if Strive fails to manage its growth effectively or to develop and expand its managerial operational and financial resources and systems, Strive’s business and financial results would be materially harmed.
A significant decrease in the market value of Strive’s Bitcoin holdings could adversely affect its ability to satisfy any financial obligations.
As part of Strive’s Bitcoin strategy, it may incur indebtedness and other fixed charges. Strive may also issue preferred equity and other securities that increase its cash dividend payments. For the year ended December 31, 2024, Strive’s historical operating businesses did not generate positive cash flow from operations. If Strive’s historical operating businesses do not generate cash flow in future periods sufficient to satisfy its financial obligations, including any future debt and cash dividend obligations, Strive intends to fund obligations using cash flow generated by equity or debt financings. Strive’s ability to obtain equity or debt financing may in turn depend on, among other factors, the value of its then-existing Bitcoin holdings, investor sentiment and the general public perception of Bitcoin, Strive’s strategy and Strive’s value proposition, including as compared to other Bitcoin treasury companies. Accordingly, a significant decline in the market value of Strive’s anticipated Bitcoin holdings or a negative shift in these other factors may create liquidity and credit risks, as such a decline or such shifts may adversely impact Strive’s ability to secure sufficient equity or debt financing to satisfy any future financial obligations, including any future debt and cash dividend obligations. These risks could materialize at times when Bitcoin or any Bitcoin claims are trading below their carrying value on Strive’s most recent balance sheet or Strive’s cost basis. As Strive has limited operating assets, Strive may be required to sell Bitcoin or Bitcoin claims to satisfy such future obligations. Any such sale of Bitcoin or Bitcoin claims may have a material adverse effect on Strive’s operating results and financial condition, and could impair Strive’s ability to secure additional equity or debt financing in the future. Strive’s inability to secure additional equity or debt financing in a timely manner, on favorable terms or at all, or to sell its Bitcoin in amounts and at prices sufficient to satisfy its financial obligations, including its debt service and cash dividend obligations, could cause Strive to default under any future debt obligations and have a material adverse effect on Strive’s financial condition.
Strive’s proposed Bitcoin strategies will expose it to risk of non-performance by counterparties.
Strive’s proposed Bitcoin strategies, including proposed alpha-generating strategies, will expose it to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, Strive’s future partners, custodians, or other counterparties might fail to perform in accordance with the terms of Strive’s agreements with them, which could result in a loss of Bitcoin, a loss of the opportunity to generate funds, or other losses.

Strive anticipates that its primary counterparty risk with respect to any Bitcoin treasury strategy is custodian performance obligations under the custody arrangements it expects to enter into in the future. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc., Binance Holdings Ltd., and Kraken, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to Strive’s interests in the event one or more of Strive’s future custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.
While Strive expects that any of its future custodians will be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that Strive’s custodially held Bitcoin will not become part of the custodian’s insolvency estate if one or more of Strive’s future custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if Strive pursues any strategies to create income streams or otherwise generate funds using any future Bitcoin holdings, Strive would become subject to additional counterparty risks.
Strive may also have additional counterparty exposure with respect to its Bitcoin counterparties due to Strive’s limited operating history, recent adoption of a Bitcoin treasury strategy, limited Bitcoin treasury experience, proposed alpha-generating strategies and need to establish new counterparty relationships, including the identification, diligence and establishment of new custodial relationships for future Bitcoin purchases. Any significant non-performance by counterparties, including in particular the custodians with which Strive custodies any future Bitcoin, could have a material adverse effect on Strive’s business, prospects, financial condition, and operating results.
Regulatory change reclassifying Bitcoin as a security could lead to Strive’s classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of Bitcoin and the market price of Strive’s listed securities.
Strive’s future assets are expected to be in future Bitcoin holdings. While senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to Strive’s classification as an “investment company” under the Investment Company Act of 1940, which would subject Strive to significant additional regulatory controls that could have a material adverse effect on Strive’s ability to execute on Strive’s Bitcoin strategy, and Strive’s business and operations and may also require Strive to substantially change the manner in which it conducts its business. In addition, if Bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Bitcoin and in turn adversely affect the market price of the combined company’s listed securities.
Strive expects its future assets will be concentrated in Bitcoin.
The vast majority of Strive’s future assets are expected to be concentrated in Bitcoin holdings or claims. The concentration of Strive’s assets in Bitcoin or Bitcoin claims will limit its ability to mitigate risk that could otherwise be achieved by holding a more diversified portfolio of treasury assets.
Future developments regarding the treatment of Bitcoin for U.S. and foreign tax purposes could adversely affect Strive’s business, operating results, and financial condition.
Due to the new and evolving nature of crypto assets such as Bitcoin and the absence of comprehensive legal and tax guidance with respect to crypto asset products and transactions, including Bitcoin and Bitcoin transactions, many significant aspects of the U.S. and foreign tax treatment of transactions involving crypto assets, such as the purchase and sale of crypto assets, as well as the provision of blockchain rewards and other crypto asset incentives and rewards products, are uncertain, and it is unclear whether, when and what guidance may be issued in the future on the treatment of crypto asset transactions for U.S. and foreign tax purposes.

In 2014, the IRS released Notice 2014-21, discussing certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. From time to time, the IRS has released other guidance relating to the tax treatment of virtual currency or crypto assets reflecting the IRS’s position on certain issues. The IRS has not addressed many other significant aspects of the U.S. federal income tax treatment of crypto assets and related transactions.
There continues to be uncertainty with respect to the timing, character, and amount of income inclusions for various crypto asset transactions including, but not limited to, lending and borrowing crypto assets and other crypto asset incentives and products that Strive expects to offer. Because of the rapidly evolving nature of crypto asset innovations and the increasing variety and complexity of crypto asset transactions and products, it is possible the IRS and various U.S. states may disagree with Strive’s future treatment of certain crypto asset offerings for U.S. tax purposes. Similar uncertainties exist in the foreign markets in which Strive expects to operate with respect to direct and indirect taxes, and these uncertainties and potential adverse interpretations of tax law could impact the amount of tax Strive is required to pay.
There can be no assurance that the IRS, U.S. state revenue agencies, or other foreign tax authorities will not alter their respective positions with respect to crypto assets in the future or that a court would uphold the treatment set forth in existing positions. It also is unclear what additional tax authority positions, regulations, or legislation may be issued in the future on the treatment of existing crypto asset transactions and future crypto asset innovations under U.S. federal, U.S. state, or foreign tax law. Any such developments could result in adverse tax consequences for holders of crypto assets and could have an adverse effect on the value of crypto assets and the broader crypto asset markets. Future technological and operational developments that may arise with respect to crypto assets may increase the uncertainty with respect to the treatment of crypto assets for U.S. and foreign tax purposes. The uncertainty regarding tax treatment of crypto asset transactions could impact Strive’s business.
Bitcoin does not pay interest or dividends.
Bitcoin and Bitcoin claims do not directly pay interest or other returns. Even if Strive pursues any such strategies, it may be unable to create income streams or otherwise generate cash from its Bitcoin holdings, and any such strategies may subject Strive and holders of the combined company’s securities to additional risks.
Strive will require significant additional capital to support its Bitcoin treasury strategy and existing businesses, and this capital might not be available on favorable terms or at all.
Strive has funded its operations since inception primarily through equity financings. Strive does not expect that its cash flows from operations will continue to fund its Bitcoin treasury strategy or other strategic alternatives, which are capital-intensive and may require substantial funding over time. Strive also intends to continue to make investments in its existing businesses, which investments may require Strive to secure additional funds. Strive may address its capital needs through future equity or debt financings, which may include at-the-market offerings, preferred stock issuances and fixed income financings, issuances of equity in exchange for Bitcoin or Bitcoin claims, or credit arrangements. Additional financing may not be available on terms favorable to Strive, if at all, including due to general macroeconomic conditions, Bitcoin market conditions and any disruptions in the Bitcoin market, competition from other Bitcoin treasury companies or alternate investments, instability in the global banking system, increasing regulatory uncertainty and scrutiny or other unforeseen factors. Any future equity or debt offerings, issuances or credit arrangements may be on unfavorable terms or terms that may not be acceptable to Strive. If Strive incurs indebtedness to finance its existing businesses or treasury strategy, the debt holders would have rights senior to holders of Strive Common Stock to make claims on Strive’s assets, and the terms of any debt could restrict Strive’s operations, including Strive’s ability to pay dividends on Strive Common Stock. Furthermore, Strive has authorized the issuance of “blank check” preferred stock that the Strive Board could use to, among other things, implement a stockholder rights plan, or issue other shares of preferred stock. If Strive issues additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of Strive’s currently authorized and issued common stock. The trading prices for Strive Common Stock may be highly volatile, which may reduce Strive’s ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or crypto asset markets could adversely affect Strive’s business and the value of Strive Class A Common Stock. Because Strive’s decision to raise capital in the future will depend on numerous considerations, including factors beyond its control, Strive cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, Strive Stockholders will bear the risk of future issuances of debt or equity securities reducing the value of its common stock and diluting their interests.
Adverse economic conditions could adversely affect Strive’s business.
Strive’s performance is subject to general economic conditions, and their impact on the crypto asset markets. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. Adverse general economic conditions have impacted in the past, and may impact in the future, the cryptoeconomy, although the extent of such impacts remains uncertain and dependent on a variety of factors, including market adoption of crypto assets, global trends in the cryptoeconomy, central bank monetary policies, instability in the global banking system, volatility and disruptions in the capital and credit markets, and other events beyond Strive’s control. Geopolitical developments, such as trade wars and foreign exchange limitations, can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and crypto asset markets. For example, in the past the capital and credit markets have experienced extreme volatility and disruptions, resulting in steep declines in the value of crypto assets. To the extent general economic conditions and crypto assets markets materially deteriorate or decline for a prolonged period, Strive’s business, operating results and financial condition could be adversely affected. Moreover, even if general economic conditions were to improve following any such deterioration, there is no guarantee that the cryptoeconomy would similarly improve.
The nature of Strive’s business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies on certain topics. If financial accounting standards undergo significant changes, Strive’s operating results could fluctuate.
The accounting rules and regulations that Strive must comply with, or is expected to be required to comply with in the future, are complex and subject to interpretation by the FASB, the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls and many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public. Further, there has been limited precedent for the financial accounting of crypto assets and related valuation and revenue recognition. Moreover, a change in these principles or interpretations could have a significant effect on our reported financial results. For example, in December 2023, the FASB issued Accounting Standards Update No. 2023-08, Intangibles-Goodwill and Other-Crypto Assets (ASU 2023-08): Accounting for and Disclosure of Crypto Assets, which represents a significant change in how entities that hold crypto assets will account for certain of those holdings.
Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change Strive’s accounting methods and may retroactively affect previously reported results and impair Strive’s ability to provide timely and accurate financial information, which could adversely affect Strive’s financial statements, result in a loss of investor confidence, and Strive’s business, operating results, and financial condition.
If Strive or its third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to Strive’s anticipated Bitcoin holdings, or if Strive’s private keys are lost or destroyed, or other similar circumstances or events occur, Strive may lose some or all of its Bitcoin and Strive’s financial condition and results of operations could be materially adversely affected.
Strive expects that substantially all of the Bitcoin it will acquire will be held in custody accounts at U.S.-based institutional-grade digital asset custodians. Strive’s custodial services contracts are not expected to restrict its ability to reallocate its Bitcoin among its custodians, and Strive’s Bitcoin holdings may be concentrated with a single custodian from time to time. Security breaches and cyberattacks are of particular concern with respect to Bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers.

A successful security breach or cyberattack could result in:
•	a partial or total loss of Strive’s Bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who will hold Strive’s Bitcoin;
•	harm to Strive’s reputation and brand;
•	improper disclosure of data and violations of applicable data privacy and other laws; or
•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.
Similar risks will apply to Bitcoin underlying any Bitcoin claims Strive may acquire in the future, and with respect to Strive’s historical operating businesses.
Strive expects that any insurance agreements it enters into with respect to losses of its Bitcoin holdings will cover only a small fraction of the value of the entirety of its future Bitcoin holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services it enters into or that such coverage will cover losses with respect to its Bitcoin.
Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether Strive is directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact us.
In addition, Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither Strive nor its custodians will be able to access the Bitcoin held in the related digital wallet. Furthermore, Strive cannot provide assurance that its digital wallets, nor the digital wallets of Strive’s custodians held on its behalf, will not be compromised as a result of a cyberattack. The Bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.
Attacks upon systems across a variety of industries, including industries related to Bitcoin and financial services, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on Strive’s systems or those of Strive’s third-party service providers or partners. Strive may experience breaches of its security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, Strive expects that unauthorized parties will attempt to gain access to its systems and facilities, as well as those of its partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm Strive even if Strive’s systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, until launched against a target and Strive may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of Strive’s operations or those of others in the Bitcoin or financial services industries, including third-party services on which Strive relies, could materially and adversely affect Strive’s financial condition and results of operations.

If Strive is unable to recruit or retain skilled personnel, or if it loses the services of Matthew Cole, Strive’s business, operating results, and financial condition could be materially adversely affected.
Strive’s future success depends on Strive’s continuing ability to attract, train, assimilate, and retain highly skilled personnel. There has historically been significant competition for qualified employees in the technology industry, and such competition may be further amplified by evolving restrictions on immigration, travel, or availability of visas for skilled technology workers. Strive may not be able to retain its current key employees or attract, train, assimilate, and retain other highly skilled personnel in the future, particularly at times when Strive undergoes significant headcount reductions. Strive’s future success also depends in large part on the continued service of Matthew Cole. If Strive were unable to attract, train, assimilate, and retain the highly skilled personnel it needs, or Strive were to lose the services of Matthew Cole, its business, operating results, and financial condition could be materially adversely affected.
Strive may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities.
Strive may from time to time become subject to claims, arbitrations, individual and class action lawsuits, government and regulatory investigations, inquiries, actions or requests, including with respect to employment matters, and other proceedings alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which Strive is subject cannot be predicted with certainty, and may result in:
•	substantial payments to satisfy judgments, fines or penalties;
•	substantial outside counsel legal fees and costs;
•	additional compliance and licensure requirements;
•	loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for Strive’s business;
•	loss of productivity and high demands on employee time;
•	criminal sanctions or consent decrees;
•	termination of certain employees, including members of Strive’s executive team;
•	barring of certain employees from participating in Strive’s business in whole or in part;
•	orders that restrict or suspend Strive’s business or prevent Strive from offering certain products or services;
•	changes to Strive’s business model and practices;
•	delays and/or interruptions to planned transactions, product launches or improvements; and
•	damage to Strive’s brand and reputation.
Any such matters can have an adverse impact, which may be material, on Strive’s business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.
Strive’s Bitcoin treasury business will not be subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.
Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. Strive’s Bitcoin treasury business is not subject to, and does not intend to otherwise voluntarily comply with, these laws and regulations other than as may be required with respect to its existing wealth management (until the disposal thereof) and asset management businesses. This means, among other things, that the execution of or changes to Strive’s Bitcoin strategy, our use of leverage, the manner in which Strive’s Bitcoin is custodied, Strive’s ability to engage in transactions with affiliated parties and Strive’s operating and investment activities generally with respect to its Bitcoin strategy are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, no shareholder or regulatory approval would be necessary with respect to a significant change in Strive’s Bitcoin strategy. Consequently, the Strive Board and management are expected to have broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of Strive’s future Bitcoin holdings or other activities it may pursue, and have the power to change Strive’s current policies, including Strive’s strategy of acquiring and holding Bitcoin.
Strive’s historical asset management business is subject to business, legal and regulatory obligations.
Strive’s existing asset management business is subject to various laws and regulations, including the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act of 1933 and the Securities Exchange Act of 1934, and Strive’s asset management business subsidiary, following completion of the Transactions, is expected to continue to be a registered investment adviser, subject to periodic SEC examinations, marketing-rule compliance, fund-reporting obligations and other requirements. Failure by Strive and its business to comply with these and other rules applicable to the asset management business may materially and adversely impact Strive’s business, operating results, and financial condition. In addition, the asset management business could distract Strive’s management team from pursuing or executing on the Bitcoin treasury business or limit Strive’s ability to pursue new opportunities.
Strive is a “controlled company” within the meaning of the Nasdaq Stock Market Rules because Strive’s insiders beneficially own more than 50% of the voting power of Strive’s outstanding voting securities.
Certain existing stockholders of Strive, including Vivek Ramaswamy, entered into a Shareholders’ Agreement, and, as of September 30, 2025, collectively beneficially owned more than 50% of the voting power of Strive’s outstanding voting securities. Therefore, as of September 30, 2025, Strive is a “controlled company” within the meaning of the listing rules of Nasdaq. So long as such stockholders collectively beneficially own more than 50% of the voting power of Strive and subject to applicable Nasdaq transition requirements, Strive may rely on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of the Strive Board must be independent directors. Because Strive elected to rely on the “controlled company” exemption, a majority of the members of the Strive Board may not be independent directors, and Strive’s nominating and corporate governance and compensation committees may not consist entirely of independent directors. Strive’s status as a controlled company could cause the shares of Strive Common Stock to be less attractive to certain investors or otherwise harm Strive’s trading price. As a result, you would not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.
Strive is an “emerging growth company” under the JOBS Act and is able to avail itself of reduced disclosure requirements applicable to emerging growth companies, which could make its securities less attractive to investors.
Strive is an “emerging growth company,” as defined in the JOBS Act, and intends to utilize certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404(b) of SOX, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. Strive will not utilize the extended transition period provided under Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
We cannot predict if investors will find Strive’s securities less attractive because Strive may rely on these exemptions.
If some investors find Strive’s securities less attractive as a result, there may be a less active trading market for Strive’s securities and the price of Strive’s securities may be more volatile. Strive may utilize these exemptions until such time that it is no longer an emerging growth company. Strive would cease to be an emerging growth company upon the earliest to occur of (i) the last day of the fiscal year in which it has more than $1.235 billion in annual revenue; (ii) the last day of the fiscal year in which it will qualify as a “large accelerated filer”; (iii) the date on which Strive will have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2028, the last day of the fiscal year in which the fifth anniversary of the effectiveness of the registration statement for its predecessor company’s initial public offering occurs.

Risks related to Strive’s Securities and Strive as a Public Company
The trading price of the Strive Common Stock is and will likely continue to be volatile and subject to wide price fluctuations in response to various factors, including:
•	market conditions in the broader stock market in general, or in our industry in particular;
•	actual or anticipated fluctuations in our quarterly financial and operating results;
•	introduction of new products and services by us or our competitors;
•	issuance of new or changed securities analysts’ reports or recommendations;
•	sales of large blocks of our stock;
•	additions or departures of key personnel;
•	regulatory developments;
•	litigation and governmental investigations; and
•	economic and political conditions or events.
These and the other factors described herein may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of other companies’ stock has been volatile, holders of that stock have instituted securities class action litigation against them. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.
Insiders have influence over us and could limit your ability to influence the outcome of key transactions, including a change of control.
Certain existing holders of Strive, including Vivek Ramaswamy, by virtue of our dual-class structure, control a majority of the voting power of Strive Common Stock. As a result, such stockholders are able to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. Further, pursuant to the Amended & Restated Articles of Incorporation, Vivek Ramaswamy has the right, subject to certain requirements, to cause Strive Class B Common Stock to convert into Strive Class A Common Stock.
Such stockholders may also have interests that differ from yours, including as a result of holding other investments, and may vote in a way with which you disagree and which may be adverse to your interests, including in connection with a change of control of our company or premiums received in connection with a sale of our company.
These risks may be exacerbated if other stockholders (or a group of affiliated stockholders) were to exercise majority voting control of Strive, including if our current significant stockholders were to sell a significant portion of their shares in Strive.
The Amended & Restated Articles of Incorporation include a corporate opportunity waiver.
To the fullest extent permitted under the NRS, the Strive Amended & Restated Articles renounced any interest or expectancy of Strive in, or in being offered an opportunity to participate in, business opportunities that are presented to members of the board of directors of Strive who are not employees of Strive (a “Non-Employee Director”) (including any Non-Employee Director who serves as an officer in both his or her director and officer capacities). Our Non-Employee Directors and their respective affiliates do not (to the fullest extent permitted by applicable law) have any liability to Strive for any breach of fiduciary duty for engaging in any such activities or from not disclosing any corporate opportunities to Strive or from pursuing or acquiring such opportunities themselves or offering or directing such opportunities to any other person. As a result of these provisions, Strive may be not be offered certain corporate opportunities which could be beneficial, or our Non-Employee Directors may direct such opportunities to certain other businesses in which they are engaged (or such other businesses may otherwise pursue such opportunities) causing them to compete with Strive, which may cause such opportunities not to be available to Strive or to become more expensive or difficult for Strive to pursue, which could adversely impact Strive’s business or prospects. By being a stockholder in Strive, you will be deemed to have notice of and have consented to these provisions of our articles of incorporation.

Some provisions of the Amended & Restated Articles of Incorporation and the Amended & Restated Bylaws may deter third parties from acquiring Strive.
The Amended & Restated Articles of Incorporation and the Amended & Restated Bylaws provide for, among other things:
•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
•	advance notice requirements for stockholder proposals;
•	a restriction on acquiring more than a 20% ownership interest in Strive; and
•
from and after the Sunset Date (as such term is defined in the Amended & Restated Articles of Incorporation), Strive will be governed by Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444).

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions than you desire. See “Comparison of Stockholder Rights.”
We do not anticipate paying any cash dividends or other distributions to holders of Strive Common Stock in the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business. We do not intend to pay any dividends or make other distributions to holders of Strive Common Stock for the foreseeable future. As a result, capital appreciation in the price of Strive Common Stock, if any, will be your only source of gain on an investment in our common stock.
Sales of substantial amounts of Strive Common Stock in the open market by significant stockholders of Strive could depress Strive’s stock price.
Shares of Strive Common Stock that were issued to holders of shares of capital stock, $0.00001 par value per share, of Strive Enterprises, Inc. (the “Strive Capital Stock”) pursuant to the Asset Entities Merger Agreement will be freely tradable once registered pursuant to the Registration Rights Agreement or sold in compliance with Rule 144 promulgated under the 1933 Act. Pursuant to the Registration Rights Agreement, certain of such holders will receive customary piggyback and demand rights.
Such persons may wish to dispose of some or all of their interests in Strive, and as a result may seek to sell their shares of Strive Common Stock. These sales (or the perception that these sales may occur), coupled with the increase in the number of outstanding shares of Strive Common Stock, may affect the market for, and the market price of, Strive Common Stock in an adverse manner.
If the Strive Stockholders, including the aforementioned persons, sell substantial amounts of Strive Common Stock in the public market once such shares are registered pursuant to the Registration Rights Agreement or sold in compliance with Rule 144 promulgated under the 1933 Act, the market price of the Strive Common Stock may decrease. These sales might also make it more difficult for Strive to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.
A significant portion of Strive’s total outstanding shares of Strive Common Stock may be sold into the public market in the near future, which could cause the market price of Strive Common Stock to drop significantly, even if Strive’s business is doing well.
Concurrent with the consummation of the Asset Entities Merger, Strive issued (i) (a) 345,487,794 shares of Strive Class A Common Stock, (b) 209,771,462 pre-funded warrants exercisable for shares of Strive Class A Common Stock (the “Pre-Funded Warrants”), and (c) 555,259,256 warrants exercisable at a price of $1.35 for shares of Strive Class A Common Stock (the “Traditional Warrants”), each issued pursuant to the terms of the subscription agreements, dated as of May 26, 2025, by and among Asset Entities, Strive Enterprises, Inc. and certain stockholders (together, the “PIPE Shares”), and (ii) 2,681,893 shares of Strive Class A Common Stock issued pursuant to the terms of the exchange agreements, dated as of August 22, 2025, by and among Asset Entities, Strive Enterprises, Inc. and certain stockholders (the “351 Exchange Shares”).

If Strive’s existing stockholders or investors of the PIPE Shares and the 351 Exchange Shares sell, or indicate an intention to sell, substantial amounts of such shares in the public market, the trading price of the shares of Strive Common Stock could substantially decline. As of November 19, 2025, Strive has a total of 670,999,182 shares of Strive Class A Common Stock issued and outstanding. The shares of Strive Class A Common Stock as of November 19, 2025 do not include 198,435,403 shares of Strive Class B Common Stock, 177,246,462 unexercised Pre-Funded Warrants and 545,629,627 unexercised Traditional Warrants, in each case issued and outstanding as of October 1, 2025, nor does such figure include restricted stock awards or shares issuable in connection with Strive’s equity award plans.
Substantially all of Strive’s shares of common stock will be able to be sold, subject to any applicable volume limitations, under federal securities laws with respect to affiliate sales.
On September 15, 2025, Strive also registered 15,053,903 shares of Strive Class A Common Stock to be available for issuance pursuant to the Strive, Inc. 2022 Amended and Restated Equity Incentive Plan (the “Plan”) under Form S-8 (the “Form S-8”). Such shares can be freely sold in the public market upon issuance, subject to the lock-up agreements and the restrictions imposed on Strive’s affiliates under Rule 144. Strive may register additional shares of common stock for issuance under future employee benefit plans. In addition, Strive also registered 43,847,840 shares of Strive Class A Common Stock, which were converted from certain awards of Restricted Stock Units and restricted shares of Class B common stock, par value $0.00001 per share, of Strive Enterprises, Inc. as a result of the transactions contemplated by the Asset Entities Merger Agreement, pursuant to the Plan. Such shares can be freely sold in the public market.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital or pursue strategic acquisition opportunities, Strive may in the future offer additional shares of Strive Class A Common Stock, equity-linked offerings, preferred stock issuances and/or fixed income financings. For example, Strive entered into an “at-the-market” offering program for shares of Strive Class A Common Stock in September 2025. In addition, Strive’s management is actively exploring one or more offerings of preferred stock in the near term. The terms and conditions of any such offering will be established at the time of such offering, and no final decision has been made as to whether and when to conduct any such offering. Any such offering will be subject to market and other conditions as is customary, and no assurance can be given that Strive will announce a preferred stock offering in the near term or at all. Strive cannot assure you that Strive will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in such an offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.
The price per share at which Strive sells or issues additional shares of Strive Class A Common Stock or other in future transactions may be higher or lower than the price at which you purchased your shares.
If Strive fails to implement effective internal control over financial reporting, such failure could result in material misstatements in its financial statements, cause investors to lose confidence in Strive’s reported financial and other public information and have a negative effect on the trading price of Strive’s securities.
Prior to the consummation of the Asset Entities Merger, Strive operated as a private company, and accordingly, Strive has had relatively less accounting personnel and other resources to address internal controls as compared to a typical public company. Effective internal control over financial reporting is necessary for Strive to provide reliable financial reports and, together with adequate disclosure controls and procedures, designed to prevent fraud. Strive cannot assure you that the robust internal control and financial reporting requirements Strive will seek to adopt as the result of being a public company will not lead to the discovery of past or future control deficiencies in Strive’s financial reporting. Any failure to identify and remediate past control deficiencies, or to implement required new or improved controls, or difficulties encountered in their implementation, could cause Strive to fail to meet its reporting obligations.
Following the consummation of the Asset Entities Merger, Strive became a public company in the United States subject to SOX. Section 404(a) of SOX (“Section 404”) requires management of public companies to develop and implement internal control over financial reporting and evaluate the effectiveness thereof. Strive will be required to disclose changes made in Strive’s internal controls and procedures and Strive’s management will be required to assess the effectiveness of these controls annually. This assessment will need to include disclosure of any material weaknesses identified by Strive’s management in its internal control over financial reporting. In particular, Strive will be required to furnish a report by management on, among other things, the effectiveness and any material weaknesses of Strive’s internal control over financial reporting beginning with its annual report on Form 10-K for the year ended December 31, 2025. However, for as long as Strive is an “emerging growth company” under the JOBS Act, Strive’s independent registered public accounting firm will not be required to attest to the effectiveness of Strive’s internal control over financial reporting pursuant to Section 404 of SOX, which may otherwise be applicable beginning with its annual report on Form 10-K for the year ended December 31, 2025. An independent assessment of the effectiveness of Strive’s internal controls by Strive’s registered public accountant could detect past or future problems that Strive’s management’s assessment might not. Any testing by Strive conducted in connection with Section 404 of SOX, or any subsequent testing by Strive’s independent registered public accounting firm, may reveal deficiencies in its internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to Strive’s financial statements or identify areas for further attention or improvement. In particular, undetected past or future material weaknesses in Strive’s internal controls could lead to financial statement restatements and require Strive to incur the expense of remediation and the trading price of Strive’s securities may suffer. Strive may also not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 or may not be able to remediate some of the identified deficiencies in time to meet the deadline imposed by SOX for compliance with the requirements of Section 404.
The process of designing, implementing and maintaining effective internal controls is a continuous effort that will require Strive to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy Strive’s reporting obligations as a public company. If Strive fails to design, implement and maintain effective internal controls and financial reporting procedures, it could severely inhibit its ability to accurately report its results of operations and result in material misstatements in its financial statements, impair its ability to raise revenue, subject Strive to regulatory scrutiny and sanctions and cause investors to lose confidence in its reported financial information, which in turn could have a negative effect on the business and the trading price of Strive’s securities. Additionally, ineffective internal control over financial reporting could result in deficiencies that are deemed material weaknesses, and any such material weaknesses could result in Strive’s failure to detect a material misstatement of Strive’s annual or quarterly consolidated financial statements or disclosures. Ineffective internal control over financial reporting could also expose Strive to increased risk of fraud or misuse of corporate assets and subject Strive to potential delisting from Nasdaq, regulatory investigations, civil or criminal sanctions and lawsuits. In addition, Strive’s internal control over financial reporting will not prevent or detect all errors or fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all internal control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
Strive may not pay any cash dividends on Strive Common Stock in the foreseeable future. Accordingly, stockholders need to be prepared to rely on capital appreciation, if any, for any return on their investment.
We do not currently anticipate that Strive will pay any cash dividends on the Strive Common Stock in the foreseeable future. As a result, capital appreciation, if any, of Strive Common Stock may be the sole source of gain on shares of Strive Common Stock for the foreseeable future, if any.
The accounting method for our SATA Stock may result in lower reported net earnings attributable to common stockholders and lower reported diluted earnings per share.
The accounting method for reflecting the provisions of our SATA Stock in our financial statements may adversely affect our reported earnings. Applicable accounting standards require us to separately account for certain redemption features associated with our SATA Stock as embedded derivatives. Under this treatment, any embedded derivatives are measured at its fair value and accounted for separately as liabilities that are marked-to-market at the end of each reporting period. For each financial statement period after the issuance of the SATA Stock, a gain or loss would be reported in our statement of operations to the extent the valuation of any of the embedded derivatives changes from the previous period. This accounting treatment may subject our reported net income (loss) to significant non-cash volatility. In addition, accounting standards may change in the future. Accordingly, we may account for our SATA Stock in a manner that is significantly different than described above.

Future sales or other dilution of Strive Class A Common Stock, including other equity-related securities, could dilute our existing stockholders or otherwise depress the market price of Strive Class A Common Stock and the value of our SATA Stock.
Future sales of Strive Class A Common Stock in the public market, or the perception that such sales could occur, could negatively impact the market price of Strive Class A Common Stock, and, accordingly, the value of our SATA Stock. The terms of our SATA Stock do not restrict our ability to issue additional SATA Stock, Strive Class A Common Stock or other equity-related securities in the future. Future sales or issuances of Strive Class A Common Stock, SATA Stock or other equity-related securities could be dilutive to holders of Strive Class A Common Stock and SATA Stock and could adversely affect their voting and other rights and economic interests. If we issue additional shares of our SATA Stock, shares of Strive Class A Common Stock (including as payment for regular dividends on our SATA Stock), or other equity-related securities, the price of Strive Class A Common Stock and the value of our SATA Stock may decline. We cannot predict the size of future issuances of Strive Class A Common Stock or other securities or the effect, if any, that the issuance of our SATA Stock, and future sales and issuances of Strive Class A Common Stock and other securities would have on the market price of Strive Class A Common Stock and the value of our SATA Stock. The sale or the availability for sale of a large number of shares of Strive Class A Common Stock in the public market could cause the market price of our Strive Class A Common Stock to decline.
Nevada Law/Charter/Anti-Takeover Risks
Case law in Nevada may be less likely to provide guidance for specific fact scenarios than in Delaware.
Strive is a Nevada corporation. Because of Delaware’s prominence as a state of incorporation for many large corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law under certain sets of facts. While Nevada also has adopted comprehensive, modern and flexible corporate law statutes, because the volume of Nevada case law concerning the effects of its statutes and regulations is more limited, Strive may experience, and its stockholders may experience, less predictability with respect to the legal requirements in connection with corporate affairs and transactions, and stockholders’ rights to challenge them in specific situations where the application of the statute may be open to differing interpretations.
Strive’s directors and officers are protected from liability for a broad range of actions.
Nevada law, by default, with certain specific exceptions, eliminates the liability of directors and officers, to a corporation and its stockholders and creditors, except where (i) the presumption that such director or officer has acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) it is proven that such director’s or officer’s act or failure to act was a breach of his or her fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law. The Amended & Restated Articles of Incorporation provide that, to the fullest extent permitted by Nevada law, its directors and officers will not be individually liable to it or any of its stockholders or creditors for damages as a result of any act or failure to act in their respective capacities as a director or officer.
The Amended & Restated Articles of Incorporation provide that the Eighth Judicial District Court of Clark County, Nevada is the sole and exclusive forum for substantially all disputes between Strive and Strive Stockholders, which could limit Strive Stockholders’ ability to obtain a favorable judicial forum for disputes with Strive or its directors, officers or employees.
The Amended & Restated Articles of Incorporation provide that the Eighth Judicial District Court of Clark County, Nevada is the sole and exclusive forum for many disputes between Strive and Strive Stockholders, which could limit Strive Stockholders’ ability to obtain a favorable judicial forum for disputes with Strive or its directors, officers or employees. The Amended & Restated Articles of Incorporation provide that, unless Strive consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law the Eighth Judicial District Court of Clark County, Nevada is the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim: (a) brought in Strive’s name or right or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any of Strive’s current or former directors, officers, stockholders, employees, agents or fiduciaries or its stockholders, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against Strive arising pursuant to any provision of NRS Chapters 78 or 92A, any provision of the Amended & Restated Articles of Incorporation or its Amended & Restated Bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada, (d) to interpret, apply, enforce or determine the validity of the Amended & Restated Articles of Incorporation or its Amended & Restated Bylaws or (e) governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Strive or its directors, officers, or other employees, which may discourage such lawsuits against Strive and its directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Amended & Restated Articles of Incorporation to be inapplicable or unenforceable in an action, Strive may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect Strive’s business, financial condition and results of operations.
Strive’s governing documents and Nevada law could discourage takeover attempts and other corporate governance changes.
The Amended & Restated Articles of Incorporation and Amended & Restated Bylaws contain provisions that could delay or prevent a change in control of Strive. These provisions may also make it difficult for Strive Stockholders to elect directors that are not nominated by the current members of the Strive Board or take other corporate actions, including effecting changes in our management. These provisions include the following provisions:
•	permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•
provide that our board of directors are classified into three classes with staggered, three-year terms and that directors may only be removed by the affirmative vote of the holders of not less than two-thirds of the voting power of the shares then entitled to vote generally in the election of directors, voting together as a single class;

•	require super-majority voting to amend certain provisions in our articles of incorporation and bylaws;
•	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•	specify that Special Meetings of our stockholders can be called only by the affirmative vote of a majority of the entire board of directors;
•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;
•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;
•	prohibit cumulative voting in the election of directors;
•	restrict the forum for certain litigation against us to Nevada;
•	restrict the forum for certain litigation against us to the federal district courts of the United States;
•	reflect the dual class structure of our common stock; and
•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.
In addition, after certain events specified in the Amended & Restated Articles of Incorporation, we will be subject to Nevada’s statutes regarding combinations with interested stockholders. These provisions may prohibit large stockholders, in particular those owning 10% or more of the voting power of our outstanding voting stock, from merging or combining with us for a period of time.
If securities or industry analysts do not publish or cease publishing research, or publish inaccurate or unfavorable research, about Strive’s business, the price of Strive Class A Common Stock and its liquidity could decline.
The trading market for Strive’s securities may be influenced by the research and reports that securities or industry analysts publish about Strive or Strive’s business, market or competitors. Strive will not have any control over these analysts. If securities and industry analysts do not cover Strive, cease coverage of Strive, downgrade Strive’s securities, or publish inaccurate or unfavorable research about Strive’s business, the market price and trading volume for Strive’s securities may be negatively affected. In light of the unpredictability inherent in Strive’s anticipated businesses, Strive’s financial outlook commentary may differ from analysts’ expectations, which could cause volatility to the price of Strive’s securities.

Risks Related to the Business of Semler Scientific
Any investment in Semler Scientific’s securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this information statement/proxy statement/prospectus before deciding whether to purchase Semler Scientific’s securities. Semler Scientific’s business, financial condition or results of operations and trading price or value of Semler Scientific’s securities could be materially adversely affected by these risks if any of them actually occur. This information statement/proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Semler Scientific’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks Semler Scientific faces as described below and elsewhere in this information statement/proxy statement/prospectus and in Semler Scientific’s other filings with the SEC.
Risks Related to Semler Scientific’s Bitcoin Treasury Strategy and Holdings
SEMLER SCIENTIFIC IS NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940 AND SEMLER SCIENTIFIC STOCKHOLDERS DO NOT HAVE THE PROTECTIONS ASSOCIATED WITH OWNERSHIP OF SHARES IN A REGISTERED INVESTMENT COMPANY NOR THE PROTECTIONS AFFORDED BY THE COMMODITIES EXCHANGE ACT.
Semler Scientific’s Bitcoin treasury strategy exposes Semler Scientific to various risks associated with Bitcoin.
Bitcoin is a highly volatile asset.
Bitcoin is a highly volatile asset that has traded below $74,500 per Bitcoin and above $126,000 per Bitcoin on the Coinbase exchange in the 12 months preceding the date of this information statement/proxy statement/prospectus. The trading price of Bitcoin significantly decreased during prior periods, and such declines may occur again in the future. Notwithstanding this volatility, Semler Scientific has not historically hedged Semler Scientific’s Bitcoin holdings and has not adopted a hedging strategy with respect to Bitcoin. However, Semler Scientific may from time to time engage in hedging strategies as part of Semler Scientific’s treasury management operations if deemed appropriate and may, in the future, adopt a hedging strategy with respect to Bitcoin.
Bitcoin does not pay interest or dividends.
Bitcoin does not pay interest or other returns and Semler Scientific can only generate cash from Semler Scientific’s Bitcoin holdings if Semler Scientific sells Semler Scientific’s Bitcoin or implements strategies to create income streams or otherwise generates cash by using Semler Scientific’s Bitcoin holdings. Even if Semler Scientific pursues any such strategies, Semler Scientific may be unable to create income streams or otherwise generate cash from Semler Scientific’s Bitcoin holdings, and any such strategies may subject Semler Scientific to additional risks.
Semler Scientific’s Bitcoin holdings may significantly impact Semler Scientific’s financial results and the market price of Semler Scientific Common Stock.
Semler Scientific’s Bitcoin holdings may significantly affect Semler Scientific’s financial results and if Semler Scientific continues to increase Semler Scientific’s overall holdings of Bitcoin in the future as Semler Scientific executes on Semler Scientific’s treasury strategy and stated goal of reaching 10,000 Bitcoins by the end of 2025, 42,000 Bitcoins by the end of 2026 and 105,000 by the end of 2027, Semler Scientific’s Bitcoin holdings will have an even greater impact on Semler Scientific’s financial results and the market price of Semler Scientific Common Stock. In the first quarter of 2025, a decrease in the price of Bitcoin resulted in a $41.8 million decrease in the fair value of Semler Scientific’s Bitcoin holdings, whereas in the second quarter of 2025, an increase in the price of Bitcoin resulted in an $83.8 million increase in the fair value of Semler Scientific’s Bitcoin holdings, and in the third quarter of 2025, an increase in the price of Bitcoin resulted in a $30.0 million (including $1.5 million increase in Bitcoins pledged as collateral) increase in the fair value of Semler Scientific's Bitcoin holdings. Semler Scientific recognizes these changes in fair value in other income (expense), net in Semler Scientific’s condensed consolidated statements of operations. See “—Semler Scientific’s historical financial statements do not reflect the potential variability in earnings that Semler Scientific may experience in the future relating to Semler Scientific’s Bitcoin holdings” below.

Semler Scientific’s Bitcoin treasury strategy has not been tested over an extended period of time or under different market conditions.
Semler Scientific only adopted Semler Scientific’s Bitcoin treasury strategy in May 2024 and will need to continually examine the risks and rewards of this strategy. This Bitcoin treasury strategy has not been tested over an extended period of time or under different market conditions. For example, although Semler Scientific believes Bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of Bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with Semler Scientific’s Bitcoin treasury strategy or actions Semler Scientific undertakes to implement it. If Bitcoin prices were to decrease or Semler Scientific’s Bitcoin treasury strategy otherwise proves unsuccessful, Semler Scientific’s financial condition, results of operations, and the market price of Semler Scientific Common Stock could be materially adversely affected.
Semler Scientific is subject to counterparty risks, including in particular risks relating to Semler Scientific’s custodians.
Although Semler Scientific has implemented various measures that are designed to mitigate Semler Scientific’s counterparty risks, including by storing substantially all of the Bitcoin Semler Scientific owns in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that Semler Scientific’s property interest in custodially-held Bitcoin is not subject to claims of Semler Scientific’s custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If Semler Scientific’s custodially-held Bitcoin were nevertheless considered to be the property of Semler Scientific’s custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, Semler Scientific could be treated as a general unsecured creditor of such custodians, inhibiting Semler Scientific’s ability to exercise ownership rights with respect to such Bitcoin and this may ultimately result in the loss of the value related to some or all of such Bitcoin. Even if Semler Scientific is able to prevent Semler Scientific’s Bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that Semler Scientific would still be delayed or may otherwise experience difficulty in accessing Semler Scientific’s Bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on Semler Scientific’s financial condition and the market price of Semler Scientific Common Stock.
The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of Bitcoin.
A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets. Although these bankruptcies, closures, liquidations and other events have not resulted in any loss or misappropriation of Semler Scientific’s Bitcoin, nor have such events adversely impacted Semler Scientific’s access to Semler Scientific’s Bitcoin, they have, in the short-term, likely negatively impacted the adoption rate and use of Bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of Bitcoin, limit the availability to Semler Scientific of financing collateralized by Bitcoin, or create or expose additional counterparty risks.
Changes in Semler Scientific’s ownership of Bitcoin could have accounting, regulatory and other impacts.
While Semler Scientific currently owns or will own Bitcoin directly, Semler Scientific may investigate other potential approaches to owning Bitcoin, including indirect ownership (for example, through ownership interests in a fund that owns Bitcoin). If Semler Scientific was to own all or a portion of Semler Scientific’s Bitcoin in a different manner, the accounting treatment for Semler Scientific’s Bitcoin, Semler Scientific’s ability to use Semler Scientific’s Bitcoin as collateral for additional borrowings, and the regulatory requirements to which Semler Scientific is subject, may correspondingly change. For example, the volatile nature of Bitcoin may force Semler Scientific to liquidate Semler Scientific’s holdings to use it as collateral, which could be negatively affected by any disruptions in the crypto market, and if liquidated, the value of the collateral would not reflect potential gains in market value of Bitcoin, all of which could negatively affect Semler Scientific’s business and implementation of Semler Scientific’s Bitcoin strategy.
Changes in the accounting treatment of Semler Scientific’s Bitcoin holdings could have significant accounting impacts, including increasing the volatility of Semler Scientific’s results.
In December 2023, the FASB issued ASU 2023-08, which Semler Scientific early adopted as of January 1, 2024, and which requires Semler Scientific to measure in-scope crypto assets (including Semler Scientific’s Bitcoin holdings) at fair value in Semler Scientific’s balance sheet, and to recognize gains and losses from changes in the fair value of Semler Scientific’s Bitcoin in net income (loss) each reporting period. Semler Scientific also treats Semler Scientific’s Bitcoin as long-term capital assets for tax purposes, so Semler Scientific records a valuation allowance for unrealized capital losses, which Semler Scientific reverses if it changes to an unrealized gain, which effects Semler Scientific’s effective tax rate in a given period. For example, in the first quarter of 2025, Semler Scientific recognized a $41.8 million decrease in the fair value of Semler Scientific’s Bitcoin holdings (and recorded a valuation for tax purposes), whereas in the second quarter of 2025, Semler Scientific recognized a $83.8 million increase (and reversed the valuation allowance for tax purposes). ASU 2023-08 also requires Semler Scientific to provide certain interim and annual disclosures with respect to Semler Scientific’s Bitcoin holdings. Due in particular to the volatility in the price of Bitcoin, Semler Scientific expects the adoption of ASU 2023-08 to continue to have a material impact on Semler Scientific’s financial results, increase the volatility of Semler Scientific’s financial results, affect the carrying value of Semler Scientific’s Bitcoin on Semler Scientific’s balance sheet, and potentially have adverse tax consequences, which in turn could have a material adverse effect on Semler Scientific’s financial results and the market price of Semler Scientific Common Stock.
The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, the current administration’s plans for digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.
Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin are likely to influence Semler Scientific’s financial results and the market price of Semler Scientific Common Stock.
Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin are likely to influence Semler Scientific’s financial results and the market price of Semler Scientific Common Stock. Semler Scientific’s financial results and the market price of Semler Scientific Common Stock would be adversely affected, and Semler Scientific’s business and financial condition would be negatively impacted, if the price of Bitcoin decreased substantially (as it has in the past, such as during 2022), including as a result of:
•	decreased user and investor confidence in Bitcoin, including due to the various factors described herein;
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investment and trading activities such as (i) trading activities of highly active retail and institutional users, speculators, other Bitcoin treasury companies, miners and investors, or of the U.S. or state governments, (ii) actual or expected significant dispositions of Bitcoin by large holders, and (iii) actual or perceived manipulation of the spot or derivative markets for Bitcoin or spot Bitcoin ETPs;

•
negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Bitcoin or the broader digital assets industry, for example, (i) public perception that Bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) expected or pending civil, criminal, regulatory enforcement or other high profile actions against major participants in the Bitcoin ecosystem, including the SEC’s subsequently dismissed enforcement actions against Coinbase, Inc. and Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates; (iv) the actual or perceived environmental impact of Bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the Bitcoin mining process; and (v) activities relating to other cryptocurrencies, including “meme coins”;

•	changes in consumer preferences and the perceived value or prospects of Bitcoin;

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the recent increase in the number of other companies pursuing a Bitcoin treasury strategy, the abandonment of the strategy by such other companies, the failure by such other companies to satisfy their debt or other financial obligations, market concerns as to the viability or creditworthiness of such other companies, the loss or disposition of substantial Bitcoin by such other companies, regulatory or legal judgments or actions against such other companies due to their adoption of a Bitcoin treasury strategy, or any other similar actions or negative outcomes impacting such other companies, whether due to any of the various risk factors described herein or for any other reason;

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competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed or held in large amounts by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

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a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for Bitcoin purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of Bitcoin or adversely affect investor confidence in digital assets generally;

•
the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of substantial amounts of Bitcoin from Bitcoin wallets attributed to Mr. Nakamoto or other “whales” that hold significant amounts of Bitcoin;

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developments relating to the Bitcoin protocol, including (i) changes to the Bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the Bitcoin blockchain, changes to the maximum number of Bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and changes to the amount of data that may be embedded into the Bitcoin blockchain, and similar changes, (ii) failures to make upgrades to the Bitcoin protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the Bitcoin protocol that introduce software bugs, security risks or other elements that adversely affect Bitcoin;

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disruptions, failures, unavailability, or interruptions in service of trading venues for Bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action (which has since been dismissed);

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the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in 2022, the ordered liquidation of the digital asset investment fund Three Arrows Capital in 2022, the announced liquidation of Silvergate Bank in 2023, the government-mandated closure and sale of Signature Bank in 2023, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by the Nevada Department of Business and Industry in 2023, and the exit of Binance Holdings Ltd. from the U.S. market as part of its settlement with the DOJ and other federal regulatory agencies;

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regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

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further reductions in mining rewards of Bitcoin, including block reward halving events, which are programmed events that occur after a specific period of time that reduce the block reward earned by “miners” who validate Bitcoin transactions, or increases in the costs associated with Bitcoin mining, including increases in electricity costs and hardware and software used in mining, that may cause a decline in support for the Bitcoin network;

•	transaction congestion and fees associated with processing transactions on the Bitcoin network;

•	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;
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developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective; and

•
changes in national and international economic and political conditions, including, without limitation, the adverse impact attributable to the economic and political instability caused by the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, and the potential broadening of the Israel-Hamas conflict to other countries in the Middle East, as well as expectations regarding changes to the regulatory environment, including for the U.S. digital asset industry.

Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.
Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Bitcoin.
The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Bitcoin or the ability of individuals or institutions such as Semler Scientific to own or transfer Bitcoin. For example, the U.S. executive branch and SEC, among others in the United States and abroad, have been active in recent years, and laws including the European Union’s Markets in Crypto Assets Regulation and the U.K.’s Financial Services and Markets Act 2023 became law. However, the recent change in U.S. administration has resulted in a broader shift overall towards Bitcoin and other digital assets and the SEC has dismissed enforcement actions against Coinbase and Binance, and in June 2025, the U.S. Senate passed the “GENIUS Act” to create a federal framework for “payment stablecoins” among other measures. It is not possible to predict whether, or when, any of these developments will lead to increased or decreased regulations, or whether, or when, any other state or foreign legislative bodies will take actions or change positions with respect to digital assets. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and Bitcoin specifically. The consequences of increased or different regulation of digital assets and digital asset activities could adversely affect the market price of Bitcoin and in turn adversely affect the market price of Semler Scientific Common Stock. Furthermore, other companies have begun to adopt strategies similar to Semler Scientific with respect to Bitcoin and other digital assets, and this could result in new laws or regulations, or new interpretations of existing laws or regulations, impacting Semler Scientific’s Bitcoin treasury strategy, particularly if the adoption of digital asset strategies by other companies continues or accelerates.
Moreover, the risks of engaging in a Bitcoin treasury strategy are relatively novel and have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.
The growth of the digital assets industry in general, and the use and acceptance of Bitcoin in particular, may also impact the price of Bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of Bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to Bitcoin, institutional demand for Bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for Bitcoin as a means of payment, and the availability and popularity of alternatives to Bitcoin. Even if growth in Bitcoin adoption occurs in the near or medium-term, there is no assurance that Bitcoin usage will continue to grow over the long-term.
Because Bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of Bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of Bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of Bitcoin. The liquidity of Bitcoin may also be reduced and damage to the public perception of Bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold Bitcoin, provide Bitcoin-related services or accept Bitcoin as payment, which could also decrease the price of Bitcoin. Similarly, the open-source nature of the Bitcoin blockchain means the contributors and developers of the Bitcoin blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the Bitcoin blockchain could adversely affect the Bitcoin blockchain and negatively affect the price of Bitcoin.
Actions by U.S. banking regulators have reduced the ability of Bitcoin-related services providers to gain access to banking services and liquidity of Bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for Bitcoin and other digital assets.
In addition, while the current U.S. administration has expressed support regarding the development and use of digital assets as the industry has anticipated, the specific regulatory frameworks are still to be developed. Expectations around U.S. digital asset policy, including potential sentiments that the U.S. government is not moving quickly enough or not meeting policy expectations, may adversely affect the price of Bitcoin.
Semler Scientific’s historical financial statements prior to adoption of Semler Scientific’s Bitcoin treasury strategy do not reflect the potential variability in earnings that Semler Scientific has experienced and may experience in the future relating to Semler Scientific’s Bitcoin holdings.
Semler Scientific adopted Semler Scientific’s Bitcoin treasury strategy in May 2024. Accordingly, Semler Scientific’s historical financial statements prior thereto do not reflect the potential variability in earnings that Semler Scientific has experienced and may experience in the future from holding or selling significant amounts of Bitcoin.
The price of Bitcoin has historically been subject to dramatic price fluctuations and is highly volatile. Semler Scientific determines the fair value of Semler Scientific’s Bitcoin based on quoted (unadjusted) prices on the Coinbase exchange, and following Semler Scientific’s early adoption of ASU 2023-08 Semler Scientific measures Semler Scientific’s Bitcoin holdings at fair value in Semler Scientific’s balance sheet recognize gains and losses from changes in the fair value of Semler Scientific’s Bitcoin in net income each reporting period, which has created and may continue to create significant volatility in Semler Scientific’s reported earnings and decrease the carrying value of Semler Scientific’s digital assets, which in turn could have a material adverse effect on the market price of Semler Scientific Common Stock. Conversely, any sale of Bitcoin at prices above Semler Scientific’s carrying value for such assets creates a gain for financial reporting purposes even if Semler Scientific would otherwise incur an economic or tax loss with respect to such transaction, which also may result in significant volatility in Semler Scientific’s reported earnings.
Due in particular to the volatility in the price of Bitcoin, Semler Scientific’s adoption of ASU 2023-08 has increased the volatility of Semler Scientific’s financial results and it could significantly affect the carrying value of Semler Scientific’s Bitcoin on Semler Scientific’s balance sheet. In the first quarter of 2025, a decrease in the price of Bitcoin resulted in a $41.8 million decrease in the fair value of Semler Scientific’s Bitcoin holdings, whereas in the second quarter of 2025, an increase in the price of Bitcoin resulted in an $83.8 million increase in the fair value of Semler Scientific’s Bitcoin holdings, and in the third quarter of 2025, an increase in the price of Bitcoin resulted in a $30.0 million (including $1.5 million increase in Bitcoins pledged as collateral) increase in the fair value of Semler Scientific's Bitcoin holdings. As of September 30, 2025, Semler Scientific held 4,733 Bitcoins (excluding 315 Bitcoins pledged to Coinbase as collateral), which Semler Scientific acquired for $449.0 million, inclusive of fees and expenses, with an aggregate value of $539.8 million due to increase in their fair value of $90.8 million, and $10.3 million in cash, cash equivalents and restricted cash, compared to 2,298 Bitcoins with an aggregate fair value of $214.6 million and having $9.0 million in cash, cash equivalents and short-term investments as of December 31, 2024. In the third quarter Semler Scientific borrowed $20.0 million from Coinbase by pledging 315 Bitcoins as collateral. Fair value of the pledged Bitcoins as of September 30, 2025 was $35.9 million. In November 2025, Semler Scientific pledged an additional 83 Bitcoins as collateral pursuant to the loan terms, bringing the total Bitcoins pledged to 398 as of December 2, 2025.
Because Semler Scientific intends to purchase additional Bitcoin in future periods and increase Semler Scientific’s overall holdings of Bitcoin, Semler Scientific expects that the proportion of Semler Scientific’s total assets represented by Semler Scientific’s Bitcoin holdings will increase in the future. As a result, volatility in Semler Scientific’s earnings since adoption of Semler Scientific’s Bitcoin treasury strategy and ASU 2023-08 may be significantly more than what Semler Scientific experienced in prior periods.
The availability of spot Bitcoin ETPs may adversely affect the market price of Semler Scientific Common Stock.
Although Bitcoin and other digital assets have experienced a surge of investor attention since Bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to Bitcoin through traditional investment channels, and instead generally were only able to hold Bitcoin through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold Bitcoin directly, as well as the potential reluctance of financial planners and advisers to recommend direct Bitcoin holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to Bitcoin through investment vehicles that hold Bitcoin and issue shares representing fractional undivided interests in their underlying Bitcoin holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value (“NAV”), possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to Bitcoin.
On January 10, 2024, the SEC approved the listing and trading of spot Bitcoin ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. The approved ETPs commenced trading directly to the public on January 11, 2024, with a trading volume of approximately $4.6 billion on the first trading day. To the extent investors view Semler Scientific Common Stock as providing exposure to Bitcoin, it is possible that the value of Semler Scientific Common Stock may also have included a premium over the value of Semler Scientific’s Bitcoin due to the prior scarcity of traditional investment vehicles providing investment exposure to Bitcoin, and that the value declined due to investors now having a greater range of options to gain exposure to Bitcoin and investors choosing to gain such exposure through ETPs rather than Semler Scientific Common Stock.
Although Semler Scientific is an operating company providing technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, and Semler Scientific believes Semler Scientific offers a different value proposition than a passive Bitcoin investment vehicle such as a spot Bitcoin ETP, investors may nevertheless view Semler Scientific Common Stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot Bitcoin ETP instead of Semler Scientific Common Stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to Bitcoin that is generally not subject to federal income tax at the entity level as Semler Scientific is, or the other risk factors applicable to an operating business, such as Semler Scientific’s. Additionally, unlike spot Bitcoin ETPs, Semler Scientific (i) does not seek for Semler Scientific Common Stock to track the value of the underlying Bitcoin Semler Scientific holds before payment of expenses and liabilities, (ii) does not benefit from various exemptions and relief under the Exchange Act, including Regulation M, and other securities laws, which enable spot Bitcoin ETPs to continuously align the value of their shares to the price of the underlying Bitcoin they hold through share creation and redemption, (iii) is a Delaware corporation rather than a statutory trust, and does not operate pursuant to a trust agreement that would require Semler Scientific to pursue one or more stated investment objectives, and (iv) is not required to provide daily transparency as to Semler Scientific’s Bitcoin holdings or Semler Scientific’s daily NAV. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to Semler Scientific Common Stock. Based on how Semler Scientific is viewed in the market relative to ETPs, and other vehicles that offer economic exposure to Bitcoin, such as Bitcoin futures ETFs and leveraged Bitcoin futures ETFs, any premium or discount in Semler Scientific Common Stock relative to the value of Semler Scientific’s Bitcoin holdings may increase or decrease in different market conditions.
As a result of the foregoing factors, availability of spot Bitcoin ETPs on U.S. national securities exchanges could have a material adverse effect on the market price of Semler Scientific Common Stock.

Semler Scientific’s Bitcoin treasury strategy subjects Semler Scientific to enhanced regulatory oversight.
As noted elsewhere in these Risk Factors, several spot Bitcoin ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at NAV. Even though Semler Scientific is not, and do not function in the manner of, a spot Bitcoin ETP, it is possible that Semler Scientific nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to Semler Scientific’s Bitcoin holdings.
In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While Semler Scientific has implemented and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and take care to only acquire Semler Scientific’s Bitcoin through entities subject to anti-money laundering regulation and related compliance rules in the United States, if Semler Scientific is found to have purchased any of Semler Scientific’s Bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, Semler Scientific may be subject to regulatory proceedings and any further transactions or dealings in Bitcoin by Semler Scientific may be restricted or prohibited.
Semler Scientific may consider issuing debt or other financial instruments that may be collateralized by Semler Scientific’s Bitcoin holdings. Semler Scientific may also consider pursuing strategies to create income streams or otherwise generate funds using Semler Scientific’s Bitcoin holdings. These types of Bitcoin-related transactions are the subject of enhanced regulatory oversight. These and any other Bitcoin-related transactions Semler Scientific may enter into, beyond simply acquiring and holding Bitcoin, may subject Semler Scientific to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.
Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX Trading, one of the world’s largest cryptocurrency exchanges, in November 2022. U.S. and foreign regulators have also increased enforcement activity thereafter, and regulatory requirements continue to evolve in response to FTX Trading’s collapse as well as changes in government policies regarding cryptocurrencies. Changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting Bitcoin, as well as enforcement actions involving or impacting Semler Scientific’s trading venues, counterparties and custodians, may impose significant costs or significantly limit Semler Scientific’s ability to hold and transact in Bitcoin.
In addition, private actors that are wary of Bitcoin or the regulatory concerns associated with Bitcoin may in the future take further actions that may have an adverse effect on Semler Scientific’s business or the market price of Semler Scientific Common Stock.
Due to the currently unregulated nature and lack of transparency surrounding the operations of many Bitcoin trading venues, Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in Bitcoin trading venues and adversely affect the value of Semler Scientific’s Bitcoin.
Bitcoin trading venues are relatively new (compared to stock exchanges) and, in many cases, currently unregulated. Even if regulated, such venues may not be complying with such regulations. Furthermore, there are many Bitcoin trading venues that do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in Bitcoin trading venues, including prominent exchanges that handle a significant volume of Bitcoin trading and/or are subject to regulatory oversight, in the event one or more Bitcoin trading venues cease or pause for a prolonged period the trading of Bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.
In 2019 there were reports claiming that 80-95% of Bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on currently unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 2023, complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. Such reports and allegations may indicate that the Bitcoin market is significantly smaller than expected and that the

United States makes up a significantly larger percentage of the Bitcoin market than is commonly understood. Any actual or perceived false trading in the Bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of Semler Scientific’s Bitcoin. Negative perception, a lack of stability in the broader Bitcoin markets and the closure, temporary shutdown or operational disruption of Bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the Bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in Bitcoin and the broader Bitcoin ecosystem and greater volatility in the price of Bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX Trading, and BlockFi filed for bankruptcy, following which the market prices of Bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of Bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Kraken, another large trading venue for digital assets. Although these SEC enforcement actions were eventually dismissed, additional enforcement actions could be pursued in the future as regulatory priorities evolve. As the price of Semler Scientific Common Stock is affected by the value of Semler Scientific’s Bitcoin holdings, the failure of a major participant in the Bitcoin ecosystem could have a material adverse effect on the market price of Semler Scientific Common Stock.
The concentration of Semler Scientific’s Bitcoin holdings enhances the risks inherent in Semler Scientific’s Bitcoin treasury strategy.
As of September 30, 2025, Semler Scientific held an aggregate 5,048 Bitcoins (including 315 Bitcoins pledged as collateral for Bitcoin loan as of such date), which Semler Scientific acquired for $478.9 million, inclusive of fees and expenses, and Semler Scientific intends to purchase additional Bitcoin and increase Semler Scientific’s overall holdings of Bitcoin in the future. The concentration of Semler Scientific’s Bitcoin holdings limits the risk mitigation that Semler Scientific could take advantage of by purchasing a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in Semler Scientific’s Bitcoin acquisition strategy. Any future significant declines in the price of Bitcoin would have a more pronounced impact on Semler Scientific’s financial condition than if Semler Scientific used Semler Scientific’s cash to purchase a more diverse portfolio of assets.
The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of Bitcoin and adversely affect Semler Scientific’s financial condition and results of operations.
As a result of Semler Scientific’s Bitcoin treasury strategy, the majority of Semler Scientific’s cash is now concentrated in Semler Scientific’s Bitcoin holdings. Accordingly, the emergence or growth of digital assets other than Bitcoin may have a material adverse effect on Semler Scientific’s financial condition. While Bitcoin is the largest digital asset by market capitalization as of the date of this information statement/proxy statement/prospectus, there are numerous alternative digital assets and many entities, including the U.S. government, consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major update since then and may undertake additional updates in the future. If the mechanisms for validating transactions in Ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to Bitcoin.
Other alternative digital assets that compete with Bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price related to or based on some other asset or traditional currency because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. In June 2025, the U.S. Senate passed the “GENIUS Act”, which would establish a federal framework for “payment stablecoins,” treating them as payment systems, not securities, and mandating fiat-backed reserves, monthly disclosures, anti-money laundering safeguards, and similar measures. Stablecoins have grown rapidly as an alternative to Bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms, and their use as an alternative to Bitcoin could expand further if the GENIUS Act is signed into law. As of the date of this information statement/proxy statement/prospectus, two of the seven largest digital assets by market capitalization are U.S. dollar-backed stablecoins.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s central bank digital currency (“CBDC”) project was made available to consumers in January 2022, and governments including the European Union and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, Bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of Bitcoin to decrease, which could have a material adverse effect on Semler Scientific’s financial condition, and operating results.
Semler Scientific’s Bitcoin holdings are less liquid than Semler Scientific’s existing cash and cash equivalents and may not be able to serve as a source of liquidity for Semler Scientific to the same extent as cash and cash equivalents.
Historically, the Bitcoin markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, Semler Scientific may not be able to sell Semler Scientific’s Bitcoin at favorable prices or at all. For example, a number of Bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, Semler Scientific’s Bitcoin holdings may not be able to serve as a source of liquidity for Semler Scientific to the same extent as cash and cash equivalents. Further, the Bitcoin that Semler Scientific holds with Semler Scientific’s custodians and transacts with Semler Scientific’s trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation (“FDIC”), or the Securities Investor Protection Corporation. Additionally, Semler Scientific may be unable to enter into term loans or other capital raising transactions collateralized by Semler Scientific’s unencumbered Bitcoin or otherwise generate funds using Semler Scientific’s Bitcoin holdings, including in particular during times of market instability or when the price of Bitcoin has declined significantly. If Semler Scientific is unable to sell Semler Scientific’s Bitcoin, enter into additional capital raising transactions using Bitcoin as collateral, or otherwise generate funds using Semler Scientific’s Bitcoin holdings, or if Semler Scientific is forced to sell Semler Scientific’s Bitcoin at a significant loss, in order to meet Semler Scientific’s working capital requirements, Semler Scientific’s business and financial condition could be negatively impacted.
If Semler Scientific or Semler Scientific’s third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to Semler Scientific’s Bitcoin, or if Semler Scientific’s private keys are lost or destroyed, or other similar circumstances or events occur, Semler Scientific may lose some or all of Semler Scientific’s Bitcoin and Semler Scientific’s financial condition and results of operations could be materially adversely affected.
Substantially all of the Bitcoin Semler Scientific owns is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to Semler Scientific’s Bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. In 2025, Coinbase reported that criminals bribed certain of its non-U.S. employees to steal customer data to use in social engineering attacks. A successful security breach or cyberattack could result in:
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a partial or total loss of Semler Scientific’s Bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold Semler Scientific’s Bitcoin;

•	harm to Semler Scientific’s reputation and brand;
•	improper disclosure of data and violations of applicable data privacy and other laws; or
•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether Semler Scientific is directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact Semler Scientific.
Attacks upon systems across a variety of industries, including industries related to Bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on Semler Scientific’s systems or those of Semler Scientific’s third-party service providers or partners. Semler Scientific may experience breaches of Semler Scientific’s security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, Semler Scientific expects that unauthorized parties will attempt to gain access to Semler Scientific’s systems and facilities, as well as those of Semler Scientific’s partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm Semler Scientific even if Semler Scientific’s systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and Semler Scientific may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of Semler Scientific’s operations or those of others in the Bitcoin industry, including third-party services on which Semler Scientific relies, could materially and adversely affect Semler Scientific’s financial condition and results of operations.
Semler Scientific faces risks relating to the custody of Semler Scientific’s Bitcoin, including the loss or destruction of private keys required to access Semler Scientific’s Bitcoin and cyberattacks or other data loss relating to Semler Scientific’s Bitcoin.
Semler Scientific holds Semler Scientific’s Bitcoin with regulated custodians that have duties to safeguard Semler Scientific’s private keys. Semler Scientific’s custodial services contracts do not restrict Semler Scientific’s ability to reallocate Semler Scientific’s Bitcoin among Semler Scientific’s custodians, and Semler Scientific’s Bitcoin holdings may be concentrated with a single custodian from time to time. In light of the significant amount of Bitcoin Semler Scientific holds, Semler Scientific continually seeks to engage additional custodians to achieve a greater degree of diversification in the custody of Semler Scientific’s Bitcoin as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that Semler Scientific believes can safely custody Semler Scientific’s Bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, Semler Scientific may need to enter into agreements that are less favorable than Semler Scientific’s current agreements or take other measures to custody Semler Scientific’s Bitcoin, and Semler Scientific’s ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. In addition, holding Semler Scientific’s Bitcoin with regulated custodians could affect the availability of receiving digital assets that may result from “forks” of the Bitcoin blockchain if Semler Scientific’s custodians are unable to support or otherwise provide Semler Scientific with such digital assets, thereby reducing the amount of digital assets Semler Scientific may hold as a result. While Semler Scientific’s custodians carry insurance policies to cover losses for commercial crimes, cyber and cold storage, the policy limits vary per provider and would be shared among all of their customers, and subject to various limitations and exclusions (such as if a loss arises due to Semler Scientific’s failure to protect Semler Scientific’s login credentials and devices). The insurance that covers losses of Semler Scientific’s Bitcoin holdings may cover only a small fraction of the value of the entirety of Semler Scientific’s Bitcoin holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services Semler Scientific has or that such coverage will cover losses with respect to Semler Scientific’s Bitcoin. Moreover, Semler Scientific’s use of custodians exposes Semler Scientific to the risk that the Bitcoin Semler Scientific’s custodians hold on Semler Scientific’s behalf could be subject to insolvency proceedings and Semler Scientific could be treated as a general unsecured creditor of the custodian, inhibiting Semler Scientific’s ability to exercise ownership rights with respect to such Bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage Semler Scientific maintains related to Semler Scientific’s Bitcoin.
Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither Semler Scientific nor Semler Scientific’s custodians will be able to access the Bitcoin held in the related digital wallet. Furthermore, Semler Scientific cannot provide assurance that Semler Scientific’s digital wallets, nor the digital wallets of Semler Scientific’s custodians held on Semler Scientific’s behalf, will not be compromised as a result of a cyberattack. The Bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.
Regulatory change reclassifying Bitcoin as a security could lead to Semler Scientific’s classification as an “investment company” under the 1940 Act and could adversely affect the market price of Bitcoin and the market price of Semler Scientific Common Stock.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on a consolidated basis. Semler Scientific does not believe that Semler Scientific is an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this information statement/proxy statement/prospectus.
While senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to Semler Scientific’s classification as an “investment company” under the 1940 Act, if the portion of Semler Scientific’s assets consists of investments in Bitcoin exceeds 40% safe harbor limits prescribed in the 1940 Act, which would subject Semler Scientific to significant additional regulatory controls that could have a material adverse effect on Semler Scientific’s business and operations and may also require Semler Scientific to change the manner in which Semler Scientific conducts Semler Scientific’s business.
Semler Scientific monitors Semler Scientific’s assets and income for compliance under the 1940 Act and seek to conduct Semler Scientific’s business activities in a manner such that Semler Scientific does not fall within its definitions of “investment company” or that Semler Scientific qualifies under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC regulations. If Bitcoin is determined to constitute a security for purposes of the federal securities laws, Semler Scientific would take steps to reduce the percentage of Bitcoin that constitute investment assets under the 1940 Act. These steps may include, among others, selling Bitcoin that Semler Scientific might otherwise hold for the long term and deploying Semler Scientific’s cash in non-investment assets, and Semler Scientific may be forced to sell Semler Scientific’s Bitcoin at unattractive prices. Semler Scientific may also seek to acquire additional non-investment assets to maintain compliance with the 1940 Act, and Semler Scientific may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to Semler Scientific’s business. Any of these actions could have a material adverse effect on Semler Scientific’s results of operations and financial condition. Moreover, Semler Scientific can make no assurance that Semler Scientific would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If Semler Scientific was unsuccessful, and if Bitcoin is determined to constitute a security for purposes of the federal securities laws, then Semler Scientific would have to register as an investment company, and the additional regulatory restrictions imposed by 1940 Act could adversely affect the market price of Bitcoin and in turn adversely affect the market price of Semler Scientific Common Stock.
Semler Scientific may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect Semler Scientific’s business, financial condition, and results of operations.
As Bitcoin and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Bitcoin. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Bitcoin or the ability of individuals or institutions such as Semler Scientific to own or transfer Bitcoin. See “—Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty” elsewhere in these Risk Factors.
If Bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Bitcoin and in turn adversely affect the market price of Semler Scientific Common Stock. See “—Regulatory change reclassifying Bitcoin as a security could lead to Semler Scientific’s classification as an “investment company” under the 1940 Act, and could adversely affect the market price of Bitcoin and the market price of Semler Scientific Common Stock” elsewhere in these Risk Factors. Moreover, the risks of Semler Scientific engaging in a Bitcoin treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.
Semler Scientific’s Bitcoin treasury strategy exposes Semler Scientific to risk of non-performance by counterparties.
Semler Scientific’s Bitcoin treasury strategy exposes Semler Scientific to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, Semler Scientific’s execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of Semler Scientific’s agreements with them, which could result in a loss of Bitcoin, a loss of the opportunity to generate funds, or other losses.
Semler Scientific’s primary counterparty risk with respect to Semler Scientific’s Bitcoin is custodian performance obligations under the various custody arrangements Semler Scientific has entered into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, SEC enforcement actions against other providers, or placement into receivership or civil fraud lawsuit against digital asset industry participants have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Although these bankruptcies, closures and liquidations have not adversely impacted Semler Scientific’s Bitcoin (which was only recently acquired), legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to Semler Scientific’s interests in the event one or more of Semler Scientific’s custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.
While Semler Scientific’s custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that Semler Scientific’s custodially-held Bitcoin will not become part of the custodian’s insolvency estate if one or more of Semler Scientific’s custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if Semler Scientific pursues any strategies to create income streams or otherwise generate funds using Semler Scientific’s Bitcoin holdings, Semler Scientific would become subject to additional counterparty risks. Although no such strategies are contemplated at this time, Semler Scientific will need to carefully evaluate market conditions, including price volatility as well as service provider terms and market reputations and performance, among others, prior to implementing any such strategy, all of which could affect Semler Scientific’s ability to successfully implement and execute on any such future strategy. These risks, along with any significant non-performance by counterparties, including in particular the custodians with which Semler Scientific custodies substantially all of Semler Scientific’s Bitcoin, could have a material adverse effect on Semler Scientific’s business, prospects, financial condition, and operating results.
Semler Scientific’s custodially-held Bitcoin may become part of the custodian’s insolvency estate if one or more of Semler Scientific’s custodians enters bankruptcy, receivership or similar insolvency proceedings.
If Semler Scientific’s custodially-held Bitcoin are considered to be the property of Semler Scientific’s custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, Semler Scientific could be treated as a general unsecured creditor of such custodians, inhibiting Semler Scientific’s ability to exercise ownership rights with respect to such Bitcoin and this may ultimately result in the loss of the value related to some or all of such Bitcoin. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd. (each ultimately dismissed), the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets. Although these bankruptcies, closures, liquidations and other events have not resulted in any loss or misappropriation of Semler Scientific’s Bitcoin, nor have such events adversely impacted Semler Scientific’s access to Semler Scientific’s Bitcoin, they have, in the short-term, likely negatively impacted the adoption rate and use of Bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of Bitcoin, limit the availability to Semler Scientific of financing collateralized by Bitcoin, or create or expose additional counterparty risks. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage Semler Scientific maintains related to Semler Scientific’s Bitcoin. Even if Semler Scientific is able to prevent Semler Scientific’s Bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that Semler Scientific would still be delayed or may otherwise experience difficulty in accessing Semler Scientific’s Bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on Semler Scientific’s financial condition and the market price of Semler Scientific Common Stock.
A temporary or permanent blockchain “fork” to Bitcoin or other crypto assets could adversely affect Semler Scientific’s business.
Blockchain protocols, including Bitcoin, are open source. Any user can download the software, modify it, and then propose that Bitcoin or other blockchain protocols users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the Bitcoin or other blockchain protocol networks, as applicable, remain uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork”, i.e., “split” of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s crypto asset lacking interchangeability. A “hard fork” – where there is disagreement among the users about the rules of the network – can have a significant negative impact on value of the crypto asset.
The Bitcoin has been subject to “forks” that resulted in the creation of new networks, including Bitcoin cash ABC, Bitcoin cash SV, Bitcoin diamond, Bitcoin gold and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to customers as to the nature of assets they hold on platforms, and which can negatively impact the value of the crypto assets. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, or any of their forked alternatives.
Furthermore, hard forks can lead to new security concerns. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the Bitcoin cash and Bitcoin cash SV network split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making crypto assets that rely on proof-of-work more susceptible to attack, as has occurred with Ethereum Classic.

Semler Scientific intends to recognize forked and airdropped assets consistent with Semler Scientific’s custodians. Semler Scientific may not immediately or ever have the ability to withdraw a forked or airdropped Bitcoin by virtue of Bitcoin that Semler Scientific holds with Semler Scientific’s custodians. Future forks may occur at any time. A fork can lead to a disruption of networks and Semler Scientific’s information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of Semler Scientific’s and Semler Scientific’s assets.
The due diligence procedures conducted by Semler Scientific and Semler Scientific’s liquidity provider to mitigate transaction risk may fail to prevent transactions with a sanctioned entity.
Semler Scientific executes trades through Semler Scientific’s U.S.-based liquidity providers, and relies on these third parties to implement controls and procedures to mitigate the risk of transacting with sanctioned entities. While Semler Scientific expects Semler Scientific’s third party service providers to conduct their business in compliance with applicable laws and regulations and in accordance with Semler Scientific’s contractual arrangements, there is no guarantee that they will do so. Accordingly, Semler Scientific is exposed to risk that Semler Scientific’s due diligence procedures may fail. If Semler Scientific is found to have transacted in Bitcoin with bad actors that have used Bitcoin to launder money or with persons subject to sanctions, Semler Scientific may be subject to regulatory proceedings and any further transactions or dealings in Bitcoin by Semler Scientific may be restricted or prohibited.
Risks Related to Semler Scientific’s Healthcare Business
If Semler Scientific does not successfully implement Semler Scientific’s healthcare solutions strategy, Semler Scientific’s business and results of operations will be adversely affected.
In late March 2023, CMS issued a final 2024 rate announcement with payment changes for the Medicare Advantage and Part D prescription drug programs and under which CMS is phasing in a new Medicare Advantage risk adjustment model (2024 model) from the previous model (2020 model) over a three-year period. The 2024 model does not include risk adjusted payments for PAD without complications, which payments many of Semler Scientific’s customers previously relied upon for their Medicare Advantage patients under the previous 2020 model. In calendar year 2025, only 33% of the 2020 model is available. Such changes in the regulatory landscape for hierarchical condition category (“HCC”) codes has impacted the perceived profitability of using QuantaFlo to aid diagnosis of cardiovascular diseases. Semler Scientific is experiencing and expects to continue to experience decreased usage due to the current CMS reimbursement landscape, which is having a negative effect on Semler Scientific’s revenues.
Although Semler Scientific believes that various demographics and industry-specific trends, including the aging of the general population, growth of capitated payment programs, numbers of undiagnosed patients with cardiac and vascular or other diseases and the importance of codifying vascular disease and potentially other diseases should drive growth in Semler Scientific’s healthcare business. However, even with these demographics and trends, if CMS reimbursement landscape remains unfavorable, growth will be limited. If Semler Scientific’s customers do not receive increased capitated payments for providing care to patients for PAD, it will continue to have a material and adverse effect on Semler Scientific’s business, financial condition and results of operations. Actual demand for Semler Scientific’s products and service offerings could differ materially from projected demand if Semler Scientific’s assumptions regarding these factors prove to be incorrect or do not materialize, or if alternatives to Semler Scientific’s products or other risk assessment service providers gain widespread acceptance.
To implement Semler Scientific’s business strategy, Semler Scientific needs to (among other things) find new applications for and improve Semler Scientific’s products and service offerings and educate healthcare providers and plans about the clinical and cost benefits of Semler Scientific’s products even without CMS reimbursement, or distribute additional products and services that are reimbursable in the current CMS landscape. Semler Scientific may not be successful in these endeavors. Semler Scientific has ceased marketing of QuantaFlo as an aid in the diagnosis of heart dysfunction and there is no guarantee that Semler Scientific will obtain a new FDA 510(k) clearance for the expanded use. Although Semler Scientific has the right from time to time to distribute other third-party products, and recently began distributing FDA-cleared products and services licensed in from a third party, there is no guarantee that Semler Scientific will be successful. For example, although Semler Scientific had a distribution agreement for Insulin Insights from Mellitus, Semler Scientific was not able to generate significant revenue from the arrangement and, in December 2023, Semler Scientific wrote off the entire $2.5 million balance of a prepayment Semler Scientific had made for Insulin Insights software licenses and took a $0.6 million impairment charge on Semler Scientific’s investment in Mellitus. Additionally, in March 2025, Semler Scientific wrote off of the remaining $1.1 million balance (including $0.1 million of accrued interest) of Semler Scientific’s investment in Mellitus. Semler Scientific may also need to develop or acquire rights to other products and services that would be of interest to Semler Scientific’s customers given the patient populations they serve. Semler Scientific recently formed a new wholly owned subsidiary, CardioVanta, which will comprise Semler Scientific’s future healthcare business activities focused on early detection of heart failure and cardiac arrhythmia monitoring. In addition, Semler Scientific is seeking to increase Semler Scientific’s sales and, in order to do so, might need to continue to expand Semler Scientific’s direct and distributor sales forces in existing and new territories, or different markets, which could subject Semler Scientific to additional or different regulatory requirements with which Semler Scientific may not be able to comply. Even if Semler Scientific successfully implements Semler Scientific’s business strategy, Semler Scientific’s operating results may not improve or may decline. Semler Scientific may decide to alter or discontinue aspects of Semler Scientific’s business strategy and may adopt different strategies due to business or competitive factors not currently foreseen, such as new medical technologies that would make Semler Scientific’s products obsolete or changes in the regulatory landscape that may undermine the economic rationale for QuantaFlo or difficulties in obtaining a new 510(k) clearance, which could cause Semler Scientific to cease efforts to expand the indications for QuantaFlo. Semler Scientific’s attempts to alter aspects of Semler Scientific’s business strategy, such as Semler Scientific’s prior entry into an exclusive marketing and distribution agreement and Semler Scientific’s investments in private companies, may not yield positive effects on Semler Scientific’s business, results of operations and financial condition. Any delay or failure to implement Semler Scientific’s business strategy may adversely affect Semler Scientific’s business, results of operations and financial condition.
Semler Scientific currently markets a limited number of FDA-cleared testing products and related services, and may not achieve broad market acceptance or be commercially successful. Semler Scientific may also fail to develop or license in complementary products or distribution agreements for complementary products and Semler Scientific’s efforts to grow and expand Semler Scientific’s health care business may not be successful.
Semler Scientific currently actively markets a limited number of FDA-cleared testing products and related services, including Semler Scientific’s proprietary QuantaFlo, and other third-party products and services for which Semler Scientific has a distribution agreement. These and any other products and services Semler Scientific may offer in the future may not gain broad market acceptance unless Semler Scientific continues to educate physicians and plans of their benefits. Moreover, even if insurance plans, home health care providers and physicians understand the benefits of cardiovascular and other risk assessment testing, they still may elect not to use Semler Scientific’s products for a variety of reasons, such as familiarity with other devices and approaches, or the impact of CMS regulatory revisions. The current CMS regulatory landscape has negatively impacted the perceived profitability of using QuantaFlo to aid in the diagnosis of cardiovascular diseases and use of Semler Scientific’s product is declining. Aside from the regulatory reimbursement landscape, Semler Scientific may not be successful in gaining market acceptance of a technique measuring comparative blood flows using Semler Scientific’s proprietary algorithm to indicate flow obstruction as opposed to existing techniques that measure comparative blood pressures using well-accepted criteria to indicate flow obstruction, or imaging techniques that visualize anatomy of the arteries. Providers may also object to renting an examining tool with ongoing monthly payments rather than making a one-time capital purchase or be reluctant to pay monthly fees for tools in the examining room when they have many such tools, such as thermometer and stethoscope that only required one-time minimal purchases. Providers may also not synch their devices as required per their service contracts in the fee-per-test (variable license fees) model, and thus Semler Scientific may not capture all revenue to which Semler Scientific is entitled. If QuantaFlo or other products Semler Scientific offers are not viewed as an attractive alternative to other products, procedures and techniques, Semler Scientific will not achieve significant market penetration or be able to generate significant revenues. To the extent that any products Semler Scientific offers are not commercially successful or are withdrawn from the market for any reason, Semler Scientific’s revenues will be adversely impacted, and Semler Scientific’s business, operating results and financial condition will be harmed.
Semler Scientific may also not be able to identify other products or services to grow Semler Scientific’s healthcare business. Although Semler Scientific had an exclusive marketing and distribution agreement for another product (Insulin Insights), Semler Scientific did not generate meaningful distribution revenues and Semler Scientific wrote off Semler Scientific’s prepaid licenses and a portion of Semler Scientific’s investment in December 2023. Semler Scientific has a minority investment in one company but Semler Scientific does not distribute their products. See Note 8 to Semler Scientific’s unaudited condensed consolidated financial statements appearing elsewhere in this information statement/proxy statement/prospectus for additional information relating to these minority investments. There is a risk that Semler Scientific may never receive repayment of Semler Scientific’s loans, nor receive any benefit from Semler Scientific’s equity investment, nor that Semler Scientific will generate meaningful revenues from Semler Scientific’s existing distribution arrangements. Accordingly, Semler Scientific expects that revenues from QuantaFlo will account for the vast majority of Semler Scientific’s revenues for the foreseeable future.
Physicians and other customers may not widely adopt Semler Scientific’s products unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of Semler Scientific’s products provides a safe and effective alternative to other existing ankle-Brachial index (“ABI”) devices.
Semler Scientific believes that physicians and other customers will not widely adopt Semler Scientific’s vascular testing product or Semler Scientific’s other products in development or products Semler Scientific distributes unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of such product provides a safe and effective alternative to other existing ABI devices.
Semler Scientific cannot provide any assurance that the data collected from Semler Scientific’s past, current and any future clinical trials will be sufficient to demonstrate that Semler Scientific’s products are an attractive alternative to other ABI devices or procedures. If Semler Scientific fails to demonstrate safety and efficacy that is at least comparable to other ABI devices that are available on the market, Semler Scientific’s ability to successfully market Semler Scientific’s products will be significantly limited. Even if the data collected from clinical studies or clinical experience indicate positive results, each physician’s actual experience with Semler Scientific’s products will vary. Semler Scientific also believes that published peer-reviewed journal articles and recommendations and support by influential physicians regarding Semler Scientific’s vascular testing product and Semler Scientific’s other products in development will be important for market acceptance and adoption, and Semler Scientific cannot assure you that Semler Scientific will receive these recommendations and support, or that supportive articles will be published. Accordingly, there is a risk that Semler Scientific’s products may not be adopted by many physicians, which would negatively impact Semler Scientific’s business, financial condition and results of operations.
Moreover, for any complementary products for which Semler Scientific has (or acquire) exclusive distribution rights, Semler Scientific may not be able to convince potential customers of their benefits, and these rights and potential future rights may not generate any meaningful revenues for Semler Scientific’s company.
If healthcare providers are unable to obtain adequate coverage and reimbursement either for procedures performed using Semler Scientific’s product or patient care incorporating the use of Semler Scientific’s product, Semler Scientific’s product might have difficulty gaining widespread acceptance.
Maintaining and growing revenues from Semler Scientific’s products and service offerings depends on the availability of coverage and adequate reimbursement from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. Healthcare providers that use medical devices such as QuantaFlo to test their patients generally rely on third-party payors to pay for all or part of the costs and fees associated with the procedures performed with these devices, or to compensate them for their patient care services. The existence of coverage and adequate reimbursement for the procedures or patient care performed with QuantaFlo by third-party payors is central to the acceptance of QuantaFlo and any future products. During the past several years, third-party payors have undertaken cost-containment initiatives including different payment methods, monitoring healthcare expenditures, and anti-fraud initiatives. Semler Scientific may not be able to return to growing revenues in its healthcare business if third-party payors deny coverage or reduce their current levels of payment, or if Semler Scientific’s costs of production increase faster than increases in reimbursement levels that spur the use of Semler Scientific's product. Further, many private payors use coverage decisions and payment amounts determined by CMS, which administers the Medicare program, as guidelines in setting their coverage and reimbursement policies. Those private payors that do not follow the Medicare guidelines may adopt different coverage and reimbursement policies for procedures or patient care performed with Semler Scientific’s vascular testing product. Future action by CMS or other government agencies may diminish payments to physicians, outpatient centers and/or hospitals or may undermine the economic rationale for using QuantaFlo if there is no increased capitated payment for the vascular diseases it helps diagnose. For example, the final 2024 CMS rate announcement for Medicare Advantage and Medicare Part D did not include risk-adjusted payments for PAD without complications, which is leading to decreased usage of Semler Scientific’s product and negatively affecting Semler Scientific’s revenues. For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for the procedures or patient care performed with QuantaFlo if any payment is made at all. As the portion of the U.S. population over the age of 65 and eligible for Medicare continues to grow, Semler Scientific may be more vulnerable to coverage and reimbursement limitations imposed by CMS. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, Semler Scientific cannot be certain that the procedures or patient care performed with Semler Scientific’s product will be reimbursed at a cost-effective level.
QuantaFlo is not specifically approved for reimbursement under any third-party payor codes; if third-party payors refuse to reimburse Semler Scientific’s customers for their use of Semler Scientific’s product, it could have a material adverse effect on Semler Scientific’s business.
QuantaFlo is licensed by healthcare providers. They may bill various third-party payors, including governmental healthcare programs, such as Medicare and Medicaid, private insurance plans and managed care programs for procedures in which Semler Scientific’s testing product is used. Reimbursement is a significant factor considered by healthcare providers in determining whether to license medical devices or systems such as QuantaFlo. Semler Scientific cannot control whether or not providers who use QuantaFlo will seek reimbursement. Therefore, Semler Scientific’s ability to successfully commercialize Semler Scientific’s vascular testing product could depend on the coverage and adequacy of reimbursement from these third-party payors.
Currently, Semler Scientific’s QuantaFlo device is not specifically approved for any particular reimbursement code. Although some of Semler Scientific’s customers report being covered and reimbursed by third-party payors for procedures, Semler Scientific has not offered any reimbursement guidance, therefore there is a risk that third-party payors may disagree with the reimbursement under a particular code. Semler Scientific recently settled allegations by DOJ related to incorrect reimbursement relating to testing using Semler Scientific's device. In addition, some of Semler Scientific’s potential customers might have deferred renting Semler Scientific’s product given the uncertainty regarding reimbursement. Semler Scientific does not track denial of requests for reimbursement made by the users of Semler Scientific’s product. It is Semler Scientific’s belief that such denials have occurred and might occur in the future with more or less frequency. Even if Semler Scientific’s product and procedures are often currently covered and reimbursed by third-party payors and Medicare, problems for customers to receive reimbursement or adverse changes in payors’ coverage and reimbursement policies that affect Semler Scientific’s product could harm Semler Scientific’s ability to market Semler Scientific’s vascular testing product. Obtaining approval for a particular reimbursement code is time consuming and can be costly. Accordingly, at this time, and given the way Semler Scientific intends Semler Scientific’s QuantaFlo to be used, Semler Scientific does not intend to pursue formal approval for QuantaFlo for any particular code.
Moreover, Semler Scientific is unable to predict what changes will be made to the reimbursement methodologies used by third-party payors. Semler Scientific cannot be certain that under current and future payment systems, in which healthcare providers may be reimbursed a set amount based on the type of procedure performed, such as those utilized by Medicare and in many privately managed care systems, the cost of Semler Scientific’s product will be justified and incorporated into the overall cost of the procedure.
Semler Scientific relies heavily upon the talents of a small number of key personnel, the loss of whom could severely damage Semler Scientific’s business.
Semler Scientific’s performance depends to a large extent on a small number of key scientific, technical, managerial and marketing personnel. Semler Scientific does not maintain key man insurance for any of Semler Scientific’s personnel. The loss of the services of any of these key personnel could still severely damage Semler Scientific’s business prospects, which could have a material adverse effect on Semler Scientific’s financial condition and results of operations.
Semler Scientific relies on a small number of employees in Semler Scientific’s direct sales force and faces challenges and risk in managing and maintaining Semler Scientific’s distribution network and the parties who make up that network.
Semler Scientific faces significant challenges and risks in managing Semler Scientific’s distribution network and retaining the parties who make up that network. Semler Scientific had 44 sales and marketing employees as of September 30, 2025. If any of Semler Scientific’s sales or marketing force were to resign, Semler Scientific’s sales could be adversely affected. Semler Scientific may need to seek out alternatives, such as increasing Semler Scientific’s direct sales and marketing force or contracting with an independent distributor. There is no guarantee that

Semler Scientific would be successful in Semler Scientific’s efforts to find an independent distributor, or that Semler Scientific would be able to negotiate contract terms favorable to Semler Scientific. Failure to hire or retain qualified direct sales and marketing personnel or independent distributors would prevent Semler Scientific from expanding Semler Scientific’s business and generating revenues, which would have a material adverse effect on Semler Scientific’s ability to achieve or maintain profitability in its healthcare business.
To adequately commercialize Semler Scientific’s products and any new products Semler Scientific adds, Semler Scientific may need to increase Semler Scientific’s sales and marketing network and expand Semler Scientific’s offerings, which will require Semler Scientific to hire, train, retain and supervise employees and other independent contractors.
Semler Scientific is currently exploring other sales models to generate revenues from Semler Scientific’s products in addition to the leasing model, such as Semler Scientific’s fee per test model. Semler Scientific also formed CardioVanta, which will comprise Semler Scientific’s future healthcare business activities focused on early detection of heart failure and cardiac arrythmia monitoring. Semler Scientific has and also may in the future acquire rights to other complementary products. As Semler Scientific increases Semler Scientific’s marketing efforts to pursue these new strategies and expand Semler Scientific’s efforts to target insurance plans that serve Medicare Advantage members, Semler Scientific may need to increase Semler Scientific’s sales and marketing network. Semler Scientific’s future success will depend largely on Semler Scientific’s ability to expand Semler Scientific’s product and service offerings, and continue to hire, train, retain and motivate skilled direct sales representatives, or independent distributors with significant technical knowledge about Semler Scientific’s product and complementary products and services Semler Scientific offers, in addition to coordinating networks of contract medical assistants and other personnel to staff health and wellness fairs and physicians’ offices in fee-for-service models. New hires and independent distributors require training, supervision and take time to achieve full productivity. If Semler Scientific fails to train and supervise new hires adequately, or if Semler Scientific experiences high turnover in Semler Scientific’s sales force or trained professionals in the future, Semler Scientific cannot be certain that Semler Scientific will maintain or increase Semler Scientific’s sales. If Semler Scientific is unable to expand Semler Scientific’s sales and marketing capabilities, Semler Scientific may not be able to effectively commercialize QuantaFlo or Semler Scientific’s other products and service offerings, which would adversely affect Semler Scientific’s business, results of operations and financial condition.
Semler Scientific does not require Semler Scientific’s customers to enter into long-term licenses or maintenance contracts for Semler Scientific’s products or services and may therefore lose customers on short notice.
Semler Scientific’s business is primarily based on a leasing model rather than an outright sale of Semler Scientific’s products although Semler Scientific also generates variable fee revenues, which are based on usage (fee-per-test). Semler Scientific’s pricing is based on data collected on use rates and third-party payment rates to physicians and facilities for the use of Semler Scientific’s product. Semler Scientific requires no down payment, long-term commitment or maintenance contract or fees from Semler Scientific’s customers and may replace damaged products free of charge in the service model. If Semler Scientific loses current customers on short notice, Semler Scientific may not be able to find new customers to replace them with in a timely manner and that could adversely affect Semler Scientific’s business, results of operations and financial condition. In addition, Semler Scientific’s business model of replacing damaged products free of charge may prove to be costly and affect the profitability of Semler Scientific’s service model. In Semler Scientific’s fee-per-test model, Semler Scientific relies on Semler Scientific’s customers to comply with the terms of service that require them to synchronize devices on a regular and routine basis such that Semler Scientific is able to invoice them for the tests done using Semler Scientific’s device. There is a risk that customers use Semler Scientific’s device without synching as agreed, which could lead to inadequate billing and failing to capture revenue based on actual usage. Although Semler Scientific has procedures in place to limit usage of Semler Scientific’s device if it has not synchronized for a period of time, there is no guarantee that Semler Scientific’s customers will act in compliance with their terms of service and Semler Scientific may not appropriately capture all per-test fees to which Semler Scientific is entitled.
Semler Scientific is exposed to risk as a significant portion of Semler Scientific’s revenues and accounts receivables are with a limited number of customers.
A limited number of customers account for a significant portion of Semler Scientific’s revenues and accounts receivable. For the three-month period ended September 30, 2025, two customers (including their affiliates) accounted for 49.0% and 23.4% of Semler Scientific’s revenues, respectively. For the nine-month period ended

September 30, 2025, two customers (including their affiliates) accounted for 45.0% and 29.0% of Semler Scientific’s revenues, respectively. As of September 30, 2025, two customers accounted for 45.9% and 18.7% of Semler Scientific’s accounts receivable. Recently, Semler Scientific's largest customer and another significant customer notified Semler Scientific of their intent to cease using Semler Scientific's device beginning October 1, 2025. This action will have a significant negative effect on Semler Scientific's revenues. If Semler Scientific’s remaining customers were to cease using or stop payment for Semler Scientific’s vascular testing devices or leverage their market share to negotiate reduced pricing terms, it would have a material adverse effect on Semler Scientific’s revenues and/or Semler Scientific’s accounts receivable. Semler Scientific’s efforts to diversify and potentially expand Semler Scientific’s product offering are preliminary in nature. This concentration of revenues and accounts receivable among a limited number of customers represents a significant risk.
Semler Scientific relies on a small number of independent suppliers and facilities for the manufacturing of QuantaFlo. Any delay or disruption in the supply of the product or facility, including as a result of recently announced tariffs, may negatively impact Semler Scientific’s operations.
Semler Scientific manufactures QuantaFlo through a small number of independent contractors based in the United States. Semler Scientific also has a distribution agreement for a third-party complementary product that they are contractually obligated to supply to Semler Scientific. The loss or disruption of Semler Scientific’s relationships with outside vendors and suppliers, including failure to adhere to contractual terms, could subject Semler Scientific to substantial delays in the delivery to customers. Semler Scientific’s current contractor manufacturers source some supplies from China and should these outside vendors encounter issues due to supply chain disruptions as a result of the evolving tariff proposals of the current U.S. administration, or a global health emergency such as COVID-19 pandemic or otherwise, Semler Scientific believes alternative suppliers should be available. However, significant delays in the delivery of Semler Scientific’s product or inventory to Semler Scientific could result in possible cancellation of orders and the loss of customers. Although Semler Scientific expects Semler Scientific’s vendors and suppliers to comply with Semler Scientific’s contract terms, Semler Scientific does not have control over such parties. Semler Scientific’s inability to provide a product that meets delivery schedules could have a material adverse effect on Semler Scientific’s reputation in the industry, which could have a material adverse effect on Semler Scientific’s financial condition and results of operations.
Further, QuantaFlo is manufactured in the United States in a limited number of facilities. If an event occurred that resulted in material damage to these manufacturing facilities or Semler Scientific’s manufacturing contractors lacked sufficient labor to fully operate their facilities, Semler Scientific may be unable to transfer the manufacture of QuantaFlo to another facility or location in a cost-effective or timely manner, if at all. This potential inability to transfer production could occur for a number of reasons, including but not limited to a lack of necessary relevant manufacturing capability at another facility, or the regulatory requirements of the FDA or other governmental regulatory bodies. Even if there are many qualified contract manufacturers available around the country and Semler Scientific’s product is relatively easy to manufacture, such an event could have a material adverse effect on Semler Scientific’s financial condition and results of operations.
Semler Scientific’s healthcare business will need to generate significant revenues to regain profitability.
Semler Scientific will need to generate significant sales or significantly modify expenses to regain profitability in Semler Scientific’s healthcare business and Semler Scientific might not be able to do so. Recently, a number of Semler Scientific's large customers have notified Semler Scientific that they intend to stop testing with Semler Scientific's device, which is negatively impacting Semler Scientific's revenues. Further revenue declines over the quarter are anticipated as other customers cease use of QuantaFlo in light of the CMS reimbursement landscape as well as the recent DOJ settlement. If Semler Scientific is not able to undertake measures to control expenses, Semler Scientific expects that it will experience operating losses in its healthcare business. Even if Semler Scientific does generate significant sales, Semler Scientific might not be able to return to profitability on a quarterly or annual basis in this segment in the future. If Semler Scientific’s sales continue to decline or grow more slowly than Semler Scientific anticipates or if Semler Scientific is not able to control its operating expenses or such expenses exceed Semler Scientific’s expectations, Semler Scientific’s financial performance from Semler Scientific’s operating healthcare business will likely continue to be adversely affected.

Semler Scientific’s future financial performance will depend in part on the successful improvements and software updates to QuantaFlo on a cost-effective basis.
Semler Scientific’s future financial performance will depend in part on Semler Scientific’s ability to anticipate, identify and respond to changing user preferences and needs and the technologies relating to the care and treatment of vascular problems. Semler Scientific can provide no assurances that QuantaFlo will achieve significant commercial success and that it will gain meaningful market share even if the regulatory reimbursement landscape improves. Semler Scientific may not correctly anticipate or identify trends in user preferences or needs or may identify them later than competitors do. In addition, difficulties in manufacturing or in obtaining regulatory approvals may delay or prohibit improvements to QuantaFlo, such as Semler Scientific’s 510(k) extension for heart dysfunction, or any other products in development. Further, Semler Scientific may not be able to develop improvements and software updates to QuantaFlo at a cost that allows Semler Scientific to meet Semler Scientific’s goals for profitability. Service costs relating to Semler Scientific’s product may be greater than anticipated, rentals may be returned prior to the end of the license term, and Semler Scientific may be required to devote significant resources to address any quality issues associated with QuantaFlo.
Failure to successfully introduce, improve or update Semler Scientific’s products on a cost-effective basis, or delays in customer decisions related to the evaluation of Semler Scientific’s products could cause Semler Scientific to lose market acceptance and could materially adversely affect Semler Scientific’s business, financial condition and results of operations.
One of Semler Scientific’s business strategies is developing or distributing additional products and service offerings that allow healthcare providers to deliver cost-effective wellness programs and receive increased compensation for their services. The development or distribution of new products and service offerings involves time and expense and Semler Scientific may never realize the benefits of this investment.
As part of Semler Scientific’s business strategy, Semler Scientific intends to develop or distribute additional products and service offerings through CardioVanta that allow healthcare providers to deliver cost-effective wellness programs. Such new product and service offering may require substantial investments and Semler Scientific may commit significant resources and time before knowing whether Semler Scientific’s efforts will translate into profits for Semler Scientific’s company. Semler Scientific may continue to choose to invest some of Semler Scientific’s cash resources in other entities that may have complementary technologies or product offerings and may not realize the benefit of such investments. For example, in December 2023, Semler Scientific wrote off the $2.5 million prepayment for Insulin Insights software licenses as Semler Scientific was not able to generate meaningful revenues, and also took a $0.6 million impairment charge on Semler Scientific’s investment in Mellitus. In addition, in March 2025, Semler Scientific wrote off the entire remaining balance Semler Scientific’s $1.1 million (includes accrued interest of $0.1 million) investment in Mellitus. It is possible that Semler Scientific’s development or distribution efforts will not be successful and that Semler Scientific will not be able to develop new products or service offerings, either alone or in partnership with others, or if developed that Semler Scientific will obtain the necessary regulatory approvals for commercialization. Even if Semler Scientific receives necessary regulatory approvals, there is no guarantee that such approved products or any new service offerings or any third-party products that Semler Scientific distributes will achieve market acceptance and Semler Scientific may never realize the benefits of any investment in this strategy.
Semler Scientific has used Semler Scientific’s cash resources to invest in other companies, and there is no guarantee that Semler Scientific will be repaid on maturity nor realize any other expected benefits from such investments, which could harm Semler Scientific’s business.
From time to time, Semler Scientific has invested, and may in the future invest, in other companies with potentially complementary products or technologies. There can be no assurance that the businesses Semler Scientific invests in will become profitable or remain so or that Semler Scientific will realize any financial benefit from Semler Scientific’s investments, including whether or not Semler Scientific will gain access to their products for distribution or be repaid upon maturity of Semler Scientific’s loans. Notably, in the year ended December 31, 2023, Semler Scientific wrote-off Semler Scientific’s $2.5 million prepayment for software licenses as Semler Scientific was not able to generate meaningful revenues, and also took a $0.6 million impairment charge on another investment. In March 2025, Semler Scientific wrote off the entire remaining balance of Semler Scientific’s $1.1 million receivable (including accrued interest of $0.1 million) from its investments. Additionally, investments in other companies are inherently risky, in some instances because the markets for the technologies or products these companies have under development may never materialize or achieve expectations. If these companies do not succeed, Semler Scientific may be forced to record additional impairment charges and could lose some or all of Semler Scientific’s investment in these companies. Further, Semler Scientific may need to divest Semler Scientific’s investments or increase Semler Scientific’s investment to become a controlling interest sooner than Semler Scientific may like in order to comply with regulations regarding the amount of Semler Scientific’s assets represented by minority investments. These regulatory requirements may not always coincide with Semler Scientific’s business objectives and could adversely affect Semler Scientific’s investments and strategy.
Risks Related to Semler Scientific’s Legal and Regulatory Environment
Semler Scientific’s business is subject to many laws and government regulations governing the manufacture and sale of medical devices, including the FDA’s 510(k) clearance process, and laws and regulations governing patient data and information, among others.
Semler Scientific’s vascular testing product and any future medical devices that Semler Scientific may develop or services that Semler Scientific may offer are subject to extensive regulation in the United States by the federal government, including by the FDA. For example, Semler Scientific’s operations are subject to regulations governing packaging and labeling requirements, adverse event reporting, quality system and manufacturing requirements, clinical testing and recalls. For a discussion of the relevant regulatory regime, see “Information About Semler Scientific—Government Regulation” elsewhere in this information statement/proxy statement/prospectus. Semler Scientific cannot assure that any new medical devices or new uses or modifications for QuantaFlo that Semler Scientific develops, including Semler Scientific’s planned 510(k) for the use of QuantaFlo to enable expanded labeling as an aid in the diagnosis of other cardiovascular diseases in addition to PAD, will be cleared or approved in a timely or cost-effective manner, if cleared or approved at all. Even if such clearances or approvals are received, they may not be for all indications. Because medical devices may only be marketed for cleared or approved indications, this could significantly limit the market for that product and may adversely affect Semler Scientific’s results of operations.
Furthermore, although QuantaFlo has received FDA clearance, Semler Scientific must make Semler Scientific’s own determination regarding whether a modification to the device requires a new clearance. For example, Semler Scientific is seeking a new 510(k) clearance from the FDA for the expanded use of QuantaFlo intended to enable expanded labeling as an aid in the diagnosis of other cardiovascular diseases in addition to PAD. Semler Scientific cannot guarantee that the FDA will agree with Semler Scientific’s decisions not to seek clearances for particular device modifications or that Semler Scientific will be successful in obtaining 510(k) clearances for modifications. Any such additional clearance processes with the FDA could delay Semler Scientific’s ability to market a modified product and may adversely affect Semler Scientific’s results of operations. Semler Scientific also may need to undertake a recall of any modified product that has been distributed.
The FDA may change its policies, adopt additional regulations, or revise existing regulations, in particular relating to the 510(k) clearance process.
The FDA may change its policies, adopt additional regulations, or revise existing regulations, each of which could prevent or delay premarket approval or 510(k) clearance of a device, or could impact Semler Scientific’s ability to market Semler Scientific’s currently cleared device. For example, in February 2024, the FDA published a final rule to amend its quality system regulation requirements to align more closely with the international consensus standards for medical devices by converging with quality management system, requirements used by other regulatory authorities from other countries. Specifically, the final rule does so primarily by incorporating by reference the 2016 edition of the International Organization of Standardization (“ISO”), ISO 13485 standard. The amended regulation is referred to as the Quality Management System Regulation, and is effective February 2026. If Semler Scientific is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Semler Scientific is not able to maintain regulatory compliance, Semler Scientific may lose any marketing authorization that Semler Scientific may have obtained, which could have a material adverse effect on Semler Scientific’s business, prospects, results of operations, financial condition and Semler Scientific’s ability to achieve or sustain profitability. Further, future reforms could require Semler Scientific to file new 510(k)s and could increase the total number of 510(k)s to be filed. Semler Scientific cannot predict what effect these reforms will have on Semler Scientific’s ability to obtain 510(k) clearances in a timely manner. Semler Scientific also cannot predict the nature of other regulatory reforms and their resulting effects on Semler Scientific’s business.

Semler Scientific’s business is subject to unannounced inspections by the FDA to determine Semler Scientific’s compliance with FDA requirements.
FDA inspections can result in inspectional observations on FDA’s Form-483, warning letters, untitled letters or other forms of more significant enforcement action. More specifically, if the FDA concludes that Semler Scientific is not in compliance with applicable laws or regulations, or that Semler Scientific’s vascular testing product or any future medical device Semler Scientific develops is ineffective or poses an unreasonable health risk, the FDA could:
•	require Semler Scientific to notify health professionals and others that Semler Scientific’s devices present unreasonable risk of substantial harm to public health;
•	order Semler Scientific to recall, repair, replace or refund the cost of any medical device that Semler Scientific manufactured or distributed;
•	detain, seize or ban adulterated or misbranded medical devices;
•	refuse to provide Semler Scientific with documents necessary to export Semler Scientific’s product;
•	refuse requests for 510(k) clearance or premarket approval of new products or new intended uses;
•	withdraw the premarket approvals Semler Scientific may receive or reclassify Semler Scientific’s device;
•	impose operating restrictions, including requiring a partial or total shutdown of production;
•	enjoin or restrain conduct resulting in violations of applicable law pertaining to medical devices; and/or
•	assess criminal or civil penalties against Semler Scientific’s officers, employees or Semler Scientific.
Following correspondence from the FDA questioning Semler Scientific’s reliance on letters-to-file for the expansion into heart dysfunction, Semler Scientific is now seeking a new 510(k) clearance from the FDA for the expanded use of QuantaFlo to enable expanded labeling. If the FDA concludes that Semler Scientific failed to comply with any regulatory requirement during an inspection or otherwise, it could have a material adverse effect on Semler Scientific’s business and financial condition. Semler Scientific could incur substantial expense and harm to Semler Scientific’s reputation, and Semler Scientific’s ability to introduce new or enhanced products in a timely manner could be adversely affected.
Semler Scientific may rely on third parties to support certain aspects of Semler Scientific’s clinical trials and regulatory processes. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Semler Scientific may not be able to obtain regulatory clearance or approval or commercialize Semler Scientific’s products, and Semler Scientific’s business could be substantially harmed.
Semler Scientific may retain the services of knowledgeable external service providers, including consultants and clinical research organizations, to develop and supervise Semler Scientific’s clinical trials and regulatory processes. These third-party contract research organizations and consultants may carry out portions of Semler Scientific’s clinical and preclinical research studies and regulatory filing assistance and as a result, if retained, Semler Scientific will have less control over the conduct of the clinical trials, the timing and completion of the trials, the required reporting of adverse events, and the management of data developed through the trials than would be the case if Semler Scientific was relying entirely on Semler Scientific’s own staff. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct Semler Scientific’s trials. Failure by these third parties to comply with regulatory requirements or to meet timing expectations may require Semler Scientific to repeat clinical trials or preclinical studies, which would delay the regulatory clearance or approval process, or require substantial unexpected expenditures.
If Semler Scientific is found to have improperly promoted Semler Scientific’s products for off-label uses, Semler Scientific may become subject to significant fines and other liability.
The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about medical devices. For example, devices cleared under section 510(k) cannot be marketed for any intended use that is outside of the FDA’s substantial equivalence determination for such devices. Physicians nevertheless may use Semler Scientific’s products on their patients in a manner that is inconsistent with the intended use cleared by the FDA. If Semler Scientific is found to have promoted such “off-label” uses, Semler Scientific may become subject to significant government fines and other related liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.
Although part of Semler Scientific’s business strategy is based on payment provisions enacted under government healthcare reform, Semler Scientific also faces significant uncertainty in the industry regarding the implementation, transformation or repeal and replacement of the Health Care Reform Law.
Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. For example, the Health Care Reform Law brought a new way of doing business for providers and health insurance plans, shifting the focus from fee for service programs to capitated programs that pay a monthly fee per patient. The Health Care Reform law also provided for higher risk factor adjustment payments for sicker patients who have conditions that are codified, as well as economic benefits for achieving certain quality of care measurements. For a discussion of healthcare reform activity, see “Information About Semler Scientific—Government Regulation—Healthcare Reform” elsewhere in this information statement/proxy statement/prospectus.
Semler Scientific believes that the Health Care Reform Law measures are mainly positive for Semler Scientific’s business given the ability of QuantaFlo to measure blood flow in an in-office setting, which can assist doctors and other providers to suspect PAD and other vascular diseases. However, Semler Scientific cannot predict what changes will now be made, and if these features will be repealed. For example, the 2024 final rate announcement from CMS removed incentives for Semler Scientific’s customers to screen for asymptomatic PAD. If the CMS reimbursement landscape changes again, or if the Health Care Reform Law is changed or repealed altogether without a comparable replacement, such that there are no incentives for identifying sicker patients, it would negatively affect Semler Scientific’s business prospects and strategy, and could materially adversely affect Semler Scientific’s healthcare business, financial condition and results of operations.
Further, the Health Care Reform Law encourages hospitals and physicians to work collaboratively through shared savings programs, such as accountable care organizations, as well as other bundled payment initiatives, which may ultimately result in the reduction of medical device acquisitions and the consolidation of medical device suppliers used by hospitals and health systems. Changes to or repeal of the Health Care Reform Law could adversely affect Semler Scientific’s financial results and business.
Semler Scientific is subject to various healthcare fraud and abuse laws and regulations, recently entered into a settlement agreement with DOJ relating to a qui tam action under the False Claims Act, ad is now subject to additional litigation and risk relating to the DOJ matter and disclosures regarding the same.
Semler Scientific is subject to various healthcare fraud and abuse laws and regulations, as described in “Information about Semler Scientific—Government Regulation—Healthcare Fraud and Abuse” elsewhere in this information statement/proxy statement/prospectus. Semler Scientific has been and may be subject to liability under such laws and may also be subject to liability for any future conduct that is deemed by the government or the courts to violate these laws, including significant administrative, criminal and civil penalties, damages, fines, disgorgement, imprisonment, exclusion from participation as a supplier of product to beneficiaries covered by Medicare or Medicaid, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of operations.
Additionally, the government has continued to pursue an increasing number of enforcement actions. This increased enforcement environment may increase scrutiny of Semler Scientific, directly or indirectly, and could increase the likelihood of an enforcement action targeting Semler Scientific, either due to Semler Scientific’s actions, those of any distributor (including Semler Scientific’s former distributor), or Semler Scientific’s customers or those of Semler Scientific’s distributors. These customers include parties that bill Federal healthcare programs for use of Semler Scientific’s product or for caring for patients with conditions diagnosed with the aid of Semler Scientific’s product, all of whom may be subject to government scrutiny. The federal False Claims Act provides for treble damages and per-claim penalties. For example, DOJ investigated improper reimbursement of claims for testing using Semler Scientific’s QuantaFlo device, which led to the entry into a $29.8 million settlement agreement in September 2025. See “Information About Semler Scientific—Legal Proceedings” elsewhere in this information statement/proxy statement/prospectus. Semler Scientific also entered into a corporate integrity agreement with the Department of Health and Human Services (“HHS”) in connection with the settlement. Semler Scientific’s settlement with DOJ also exposes Semler Scientific to risk of other litigation. Notably, a purported class action lawsuit was filed in late August

2025 relating to Semler Scientific’s disclosures regarding the DOJ investigation. See “Information About Semler Scientific—Legal Proceedings” elsewhere in this information statement/proxy statement/prospectus. In addition, to the extent that Semler Scientific’s customers, many of whom are providers, may be affected by this increased enforcement environment, or cease to do business with Semler Scientific as a result of the reputational harm caused by the DOJ settlement or additional requirements imposed by the HHS corporate integrity agreement, Semler Scientific’s business could correspondingly be affected. It is possible that a review of Semler Scientific’s business practices or those of Semler Scientific’s customers by courts or government authorities could result in a determination with an adverse effect on Semler Scientific’s business. Semler Scientific cannot predict the effect of possible future enforcement actions on Semler Scientific’s business.
Risks Related to Semler Scientific’s Intellectual Property
Semler Scientific’s success largely depends on Semler Scientific’s ability to obtain and protect the proprietary information on which Semler Scientific bases Semler Scientific’s product.
Semler Scientific’s success depends in large part upon Semler Scientific’s ability to establish and maintain the proprietary nature of Semler Scientific’s technology through the patent process, as well as Semler Scientific’s ability to license from others’ patents and patent applications necessary to develop Semler Scientific’s product. If Semler Scientific’s patent or any future patents are successfully challenged, invalidated or circumvented, or Semler Scientific’s right or ability to manufacture Semler Scientific’s product was to be limited, Semler Scientific’s ability to continue to manufacture and market Semler Scientific’s product could be adversely affected. In addition to patents, Semler Scientific relies on trade secrets and proprietary know-how, which Semler Scientific seeks to protect, in part, through confidentiality and proprietary information agreements. The other parties to these agreements may breach these provisions, and Semler Scientific may not have adequate remedies for any breach. Additionally, Semler Scientific’s trade secrets could otherwise become known to or be independently developed by competitors.
As of June 30, 2025, Semler Scientific has been issued, or have rights to, one U.S. patent (which expires on December 11, 2027). The patent Semler Scientific holds may be successfully challenged, invalidated or circumvented, or Semler Scientific may otherwise be unable to rely on this patent. These risks are also present for the process Semler Scientific uses for manufacturing Semler Scientific’s product. In addition, Semler Scientific’s competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that prevent, limit or interfere with Semler Scientific’s ability to make, use and sell Semler Scientific’s product, either in the United States or in international markets. The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Semler Scientific may institute, become party to, or be threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to Semler Scientific’s product and technology, including interference or derivation proceedings before the U.S. Patent and Trademark Office (“USPTO”). Third parties may assert infringement claims against Semler Scientific based on existing patents or patents that may be granted in the future. If Semler Scientific is found to infringe a third party’s intellectual property rights, Semler Scientific could be required to obtain a license from such third party to continue developing and marketing Semler Scientific’s product and technology. However, Semler Scientific may not be able to obtain any required license on commercially reasonable terms or at all. Even if Semler Scientific was able to obtain a license, it could be non-exclusive, thereby giving Semler Scientific’s competitors access to the same technologies licensed to Semler Scientific. Semler Scientific could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, Semler Scientific could be found liable for monetary damages, including treble damages and attorneys’ fees if Semler Scientific is found to have willfully infringed a patent. A finding of infringement could prevent Semler Scientific from commercializing Semler Scientific’s product or force Semler Scientific to cease some of Semler Scientific’s business operations, which could materially harm Semler Scientific’s business. Claims that Semler Scientific has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on Semler Scientific’s business. The defense and prosecution of intellectual property suits, USPTO proceedings and related legal and administrative proceedings are both costly and time consuming. Any litigation or interference proceedings involving Semler Scientific may require Semler Scientific to incur substantial legal and other fees and expenses and may require some of Semler Scientific’s employees to devote all or a substantial portion of their time to the proceedings.
Semler Scientific may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights that are important or necessary to the development of Semler Scientific’s vascular testing product or any future products. It may be necessary for Semler Scientific to use the patented or proprietary technology of a third party to commercialize Semler Scientific’s own technology or products, in which case Semler Scientific would be required to obtain a license from such third party. A license to such intellectual property may not be available or may not be available on commercially reasonable terms, which could have a material adverse effect on Semler Scientific’s business and financial condition.
Semler Scientific may be subject to claims by third parties asserting that Semler Scientific’s employees or Semler Scientific has misappropriated their intellectual property, or claiming ownership of what Semler Scientific regards as Semler Scientific’s own intellectual property.
Although Semler Scientific tries to ensure that Semler Scientific and Semler Scientific’s employees and independent contractors do not use the proprietary information or know-how of others in their work for Semler Scientific, Semler Scientific may be subject to claims that Semler Scientific or that these employees or independent contractors have used or disclosed intellectual property in violation of the rights of others. These claims may cover a range of matters, such as challenges to Semler Scientific’s trademarks, as well as claims that Semler Scientific’s employees or independent contractors are using trade secrets or other proprietary information of any such employee’s former employer or independent contractors. Although Semler Scientific does not expect the resolution of the proceeding to have a material adverse effect on Semler Scientific’s business or financial condition, litigation to defend itself against claims can be both costly and time consuming, and divert management’s attention away from growing Semler Scientific’s business.
In addition, while it is Semler Scientific’s policy to require Semler Scientific’s employees and independent contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to Semler Scientific, Semler Scientific may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that Semler Scientific regards as Semler Scientific’s own. Semler Scientific’s and their assignment agreements may not be self-executing or may be breached, and Semler Scientific may be forced to bring claims against third parties, or defend claims they may bring against Semler Scientific, to determine the ownership of what Semler Scientific regards as Semler Scientific’s intellectual property.
If Semler Scientific fails in prosecuting or defending any such claims, in addition to paying monetary damages, Semler Scientific may lose valuable intellectual property rights or personnel. Even if Semler Scientific is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.
If Semler Scientific is unable to protect the confidentiality of Semler Scientific’s trade secrets, Semler Scientific’s business and competitive position would be harmed.
In addition to seeking patents for some of Semler Scientific’s technology and product, Semler Scientific also relies on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain Semler Scientific’s competitive position. Semler Scientific seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as Semler Scientific’s employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. Semler Scientific also generally enters into confidentiality and invention or patent assignment agreements with Semler Scientific’s employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose Semler Scientific’s proprietary information, including Semler Scientific’s trade secrets, and Semler Scientific may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party infringed a patent or illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of Semler Scientific’s trade secrets were to be lawfully obtained or independently developed by a competitor, Semler Scientific would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with Semler Scientific. If any of Semler Scientific’s trade secrets were to be disclosed to or independently developed by a competitor, Semler Scientific’s competitive position would be harmed.

Risks Related to Semler Scientific’s Indebtedness
Semler Scientific’s indebtedness and liabilities could limit the cash flow available for Semler Scientific’s operations, expose Semler Scientific to risks that could adversely affect Semler Scientific’s business, financial condition and results of operations and impair Semler Scientific’s ability to satisfy Semler Scientific’s obligations under Semler Scientific’s debt instruments when they come due.
In January 2025, Semler Scientific issued $100.0 million aggregate principal amount of senior convertible notes. In April 2025, Semler Scientific entered into the Master Loan Agreement, under which Semler Scientific borrowed $20.0 million in September 2025, which is collateralized with a first priority security interest in the Bitcoin that Semler Scientific posts as collateral (which totaled 398 Bitcoins as of December 2, 2025). Semler Scientific may also incur additional indebtedness to meet future financing needs. Semler Scientific’s indebtedness could have significant negative consequences for Semler Scientific’s security holders and Semler Scientific’s business, results of operations and financial condition by, among other things:
•	increasing Semler Scientific’s vulnerability to adverse economic and industry conditions;
•	limiting Semler Scientific’s ability to obtain additional financing on acceptable terms or at all;
•
requiring the dedication of a substantial portion of Semler Scientific’s cash flow from operations to service Semler Scientific’s indebtedness, which will reduce the amount of cash available for other purposes;

•	limiting Semler Scientific’s flexibility to plan for, or react to, changes in Semler Scientific’s business;
•	diluting the interests of Semler Scientific’s existing stockholders as a result of issuing shares of Semler Scientific Common Stock upon conversion of the notes; and
•	placing Semler Scientific at a possible competitive disadvantage with competitors that are less leveraged than Semler Scientific or have better access to capital.
Semler Scientific’s business may not generate sufficient funds, and Semler Scientific may otherwise be unable to maintain sufficient cash reserves to pay amounts due under Semler Scientific’s indebtedness and Semler Scientific’s cash needs may increase in the future.
Semler Scientific may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes upon a fundamental change, and Semler Scientific’s future debt may contain limitations on Semler Scientific’s ability to pay cash upon conversion or repurchase of the notes.
Holders of Semler Scientific’s convertible senior notes will have the right, subject to certain conditions and exceptions, to require Semler Scientific to repurchase all or any portion of their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, upon conversion of the notes, unless Semler Scientific elects to deliver solely shares of Semler Scientific Common Stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), Semler Scientific will be required to make cash payments in respect of the notes being converted. However, Semler Scientific may not have enough available cash or be able to obtain financing at the time Semler Scientific is required to make repurchases of notes surrendered therefor or pay cash with respect to notes being converted. In addition, Semler Scientific’s ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing Semler Scientific’s future indebtedness. Semler Scientific’s failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture governing the notes or the fundamental change itself could also lead to a default under agreements governing Semler Scientific’s future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, Semler Scientific may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.
Certain provisions in the indenture governing the notes may delay or prevent an otherwise beneficial takeover attempt of Semler Scientific.
Certain provisions in the indenture governing the notes may make it more difficult or expensive for a third party to acquire Semler Scientific. For example, the indenture governing the notes requires Semler Scientific, subject to certain conditions and exceptions, to repurchase the notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of Semler Scientific may trigger the requirement that Semler Scientific repurchases the notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of Semler Scientific that would otherwise be beneficial to investors.
The conditional conversion feature of the notes, if triggered, may adversely affect Semler Scientific’s financial condition and operating results.
In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert their notes at any time during specified periods at their option. If one or more holders elect to convert their notes, unless Semler Scientific elects to satisfy Semler Scientific’s conversion obligation by delivering solely shares of Semler Scientific Common Stock (other than paying cash in lieu of delivering any fractional share), Semler Scientific would be required to settle a portion or all of Semler Scientific’s conversion obligation through the payment of cash, which could adversely affect Semler Scientific’s liquidity. In addition, even if holders do not elect to convert their notes, Semler Scientific could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of Semler Scientific’s net working capital.
Conversion of the notes may dilute the ownership interest of Semler Scientific Stockholders or may otherwise depress the price of Semler Scientific Common Stock.
The conversion of some or all of the notes may dilute the ownership interests of Semler Scientific Stockholders. Upon conversion of the notes, Semler Scientific has the option to pay or deliver, as the case may be, cash, shares of Semler Scientific Common Stock, or a combination of cash and shares of Semler Scientific Common Stock. If Semler Scientific elects to settle Semler Scientific’s conversion obligation in shares of Semler Scientific Common Stock or a combination of cash and shares of Semler Scientific Common Stock, any sales in the public market of Semler Scientific Common Stock issuable upon such conversion could adversely affect prevailing market prices of Semler Scientific Common Stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of Semler Scientific Common Stock could depress the price of Semler Scientific Common Stock.
The capped call transactions may affect the value of the notes and Semler Scientific Common Stock.
In connection with the pricing of the notes, Semler Scientific entered into privately negotiated capped call transactions with certain financial institutions (the “option counterparties”). The capped call transactions cover, subject to customary adjustments, the number of shares of Semler Scientific Common Stock that initially underlie the notes. The capped call transactions are expected to offset the potential dilution as a result of any conversion of notes. Semler Scientific expects that the option counterparties and/or their respective affiliates may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Semler Scientific Common Stock or its other securities in secondary market transactions from time to time prior to the maturity of the notes (and are likely to do so on each exercise date of the capped call transactions, which are scheduled to occur during the observation period relating to any conversion of the notes on or after May 1, 2030 that is not in connection with a redemption, or following Semler Scientific’s election to terminate any portion of the capped call transactions in connection with any repurchase, redemption, exchange or early conversion of the notes). This activity could cause or avoid an increase or a decrease in the market price of Semler Scientific Common Stock or the notes.
Semler Scientific is subject to counterparty risk with respect to the capped call transactions.
The option counterparties are financial institutions, and Semler Scientific is subject to the risk that one or more of the option counterparties may default or otherwise fail to perform, or may exercise certain rights to terminate, their obligations under the capped call transactions. Semler Scientific’s exposure to the credit risk of the option counterparties is not secured by any collateral.
Past global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If an option counterparty becomes subject to insolvency proceedings, Semler Scientific will become an unsecured creditor in those proceedings with a claim equal to Semler Scientific’s exposure at the time under such transaction. Semler Scientific’s exposure will depend on many factors but, generally, an increase in Semler Scientific’s exposure will be correlated to an increase in the market price and in the volatility of Semler

Scientific Common Stock. In addition, upon a default by an option counterparty, Semler Scientific may suffer adverse tax consequences and more dilution than Semler Scientific currently anticipates with respect to Semler Scientific Common Stock. Semler Scientific can provide no assurances as to the financial stability or viability of the option counterparties.
Risks Related to Semler Scientific Common Stock
Semler Scientific’s executive officers and directors, if they choose to act together, have the ability to substantially influence the outcome of all matters submitted to stockholders for approval.
Semler Scientific’s executive officers and directors beneficially own in the aggregate shares representing approximately 14.73% of Semler Scientific Common Stock as of November 19, 2025. If these stockholders choose to act together, they are able to influence the outcome of all matters submitted to Semler Scientific Stockholders for approval, as well as Semler Scientific’s management and affairs. For example, these persons, if they choose to act together, can impact the election of directors and approval of any merger, consolidation or sale of all or substantially all of Semler Scientific’s assets. This concentration of ownership control may:
•	delay, defer or prevent a change in control;
•	entrench Semler Scientific’s management and the board of directors; or
•	impede a merger, consolidation, takeover or other business combination involving Semler Scientific that other stockholders may desire.
Provisions in Semler Scientific’s corporate charter documents and under Delaware law could make an acquisition of Semler Scientific’s company, which may be beneficial to Semler Scientific Stockholders, more difficult and may prevent attempts by Semler Scientific Stockholders to replace or remove Semler Scientific’s current management.
Provisions in Semler Scientific’s corporate charter and Semler Scientific’s bylaws may discourage, delay or prevent a merger, acquisition or other change in control of Semler Scientific’s company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Semler Scientific Common Stock, thereby depressing the market price of Semler Scientific Common Stock. In addition, because Semler Scientific Board is responsible for appointing the members of Semler Scientific’s management team, these provisions may frustrate or prevent any attempts by Semler Scientific Stockholders to replace or remove Semler Scientific’s current management by making it more difficult for stockholders to replace members of the Semler Scientific Board. Among other things, these provisions:
•	allow the authorized number of Semler Scientific’s directors to be changed only by resolution of the Semler Scientific Board;
•	allow for a classified board of directors;
•	establish advance notice requirements for stockholders’ proposal that can be acted on at stockholder meeting and nominations to Semler Scientific Board; and
•	limit who may call stockholder meetings.
Moreover, because Semler Scientific is incorporated in Delaware, Semler Scientific is governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of Semler Scientific’s outstanding voting stock from merging or combining with Semler Scientific for a period of three years after the date of the transaction in which the person acquired in excess of 15% of Semler Scientific’s outstanding voting stock, unless the Merger or combination is approved in a prescribed manner.
Semler Scientific’s amended and restated bylaws designate exclusive forums for the adjudication of certain disputes, which could limit Semler Scientific Stockholders’ ability to bring claims in a judicial forum it finds favorable for disputes with Semler Scientific or Semler Scientific’s directors, officers, or employees.
Semler Scientific’s amended and restated bylaws provide that a state or federal court located within the State of Delaware is the sole and exclusive forum for:
•	any derivative action or proceeding brought on Semler Scientific’s behalf;

•
any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of Semler Scientific’s company to Semler Scientific or Semler Scientific Stockholders;

•
any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, Semler Scientific’s charter or Semler Scientific’s bylaws, as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware; and

•	any action asserting a claim governed by the internal affairs doctrine.
Semler Scientific’s amended and restated bylaws further provide that a federal district court of the United States is the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended or the Securities Act. These provisions further provide that any person or entity that acquires any interest in shares of Semler Scientific’s capital stock will be deemed to have notice of and consented to these provisions.
These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Semler Scientific or Semler Scientific’s directors, officers, or other employees, which may discourage lawsuits against Semler Scientific and Semler Scientific’s directors, officers, and other employees. If a court were to find any of these provisions to be inapplicable or unenforceable in an action, Semler Scientific may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm Semler Scientific’s business.
The price of Semler Scientific Common Stock has been and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of Semler Scientific Common Stock.
Semler Scientific’s stock price has been and is likely to continue to be volatile. The stock market in general and the market for smaller medical device companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of Semler Scientific’s Bitcoin treasury strategy, Semler Scientific expects to see additional volatility. As a result of this volatility, you may not be able to sell your common stock. The market price for Semler Scientific Common Stock may be influenced by many factors, including:
•	Semler Scientific’s Bitcoin treasury strategy, including changes thereto;
•	additional capital raising transactions;
•	regulatory, commercial and technical developments related to Bitcoin or the Bitcoin blockchain
•	the success of competitive products, services or technologies;
•	regulatory or legal developments in the United States and other countries;
•	developments or disputes concerning patent applications, issued patents or other proprietary rights;
•	the recruitment or departure of key personnel;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	variations in Semler Scientific’s financial results or those of companies that are perceived to be similar to Semler Scientific;
•	changes in the structure of healthcare payment systems;
•	market conditions in the medical device sector;
•	general economic, industry and market conditions; and
•	the other factors described in this “Risk Factors” section.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of Semler Scientific’s stock price, including related to the settlement with DOJ and disclosures regarding the DOJ investigation, Semler Scientific has been, and may in the future be, the target of civil securities litigation. Securities litigation could result in substantial costs and divert management’s attention and resources from Semler Scientific’s business
Because Semler Scientific does not anticipate paying any cash dividends on Semler Scientific’s capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

Semler Scientific has never declared or paid cash dividends on Semler Scientific’s capital stock. Semler Scientific anticipates that Semler Scientific will retain Semler Scientific’s earnings, if any, for future growth and therefore do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of Semler Scientific Common Stock will provide a return to stockholders.
General Risk Factors
Because Semler Scientific operates in an industry with significant product liability risk, and Semler Scientific may not be sufficiently insured against this risk, Semler Scientific may be subject to substantial claims against Semler Scientific’s product or services that Semler Scientific may provide.
The development, manufacture and sale, lease or use of products or provision of services in a medical setting entails significant risks of product liability or other negligence or malpractice claims. Although Semler Scientific maintains insurance to cover Semler Scientific in the event of liability claims, and as of the date of this information statement/proxy statement/prospectus, no such claims have been asserted or threatened against Semler Scientific, Semler Scientific’s insurance may not be sufficient to cover all possible future liabilities regarding Semler Scientific’s product, or from performing tests with Semler Scientific’s product or other non-proprietary products. Accordingly, Semler Scientific may not be adequately protected from any liabilities, including any adverse judgments or settlements, Semler Scientific might incur in connection with the development, clinical testing, manufacture and sale, lease or use of Semler Scientific’s products or the provision of services. A successful product liability or negligence or medical malpractice claim or series of claims brought against Semler Scientific that result in an adverse judgment against or settlement by Semler Scientific in excess of any insurance coverage could seriously harm Semler Scientific’s financial condition or reputation. Moreover, even if no judgments, fines, damages or liabilities are imposed on Semler Scientific, Semler Scientific’s reputation could suffer, which could have a material adverse effect on Semler Scientific’s business, financial condition and results of operations. In addition, product liability and other malpractice insurance is expensive and may not always be available to Semler Scientific on acceptable terms, if at all.
Semler Scientific may implement a product recall or voluntary market withdrawal or stop shipment of Semler Scientific’s product due to product defects or product enhancements and modifications, which would significantly increase Semler Scientific’s costs.
The manufacturing and marketing of QuantaFlo and any future products that Semler Scientific may develop involves an inherent risk that Semler Scientific’s products may prove to be defective. In that event, Semler Scientific may voluntarily implement a recall or market withdrawal or stop shipment or may be required to do so by a regulatory authority. A recall of QuantaFlo or one of Semler Scientific’s future products, or a similar product manufactured by another manufacturer, could impair sales of the products Semler Scientific markets as a result of confusion concerning the scope of the recall or as a result of the damage to Semler Scientific’s reputation for quality and safety. Further any product recall, voluntary market withdrawal or shipment stoppage of Semler Scientific’s product could significantly increase Semler Scientific’s costs and have a material adverse effect on Semler Scientific’s business.
If Semler Scientific fails to properly manage Semler Scientific’s operations, Semler Scientific’s business could suffer.
Semler Scientific’s operations have placed, and will continue to place, a significant strain on Semler Scientific’s management and on Semler Scientific’s operational and financial resources and systems. Failure to manage Semler Scientific’s operations effectively could cause Semler Scientific to over-invest or under-invest and result in losses or weaknesses. Additionally, Semler Scientific’s anticipated operations will increase the demands placed on Semler Scientific’s suppliers, resulting in an increased need for Semler Scientific to carefully monitor for quality assurance. Any failure by Semler Scientific to manage Semler Scientific’s operations effectively could have an adverse effect on Semler Scientific’s ability to achieve Semler Scientific’s development and commercialization goals.

An information security incident, including a cybersecurity breach, could have a negative impact on Semler Scientific’s business or reputation.
To meet business objectives, Semler Scientific relies on both internal information technology systems and networks, and those of third parties and their vendors, to process and store sensitive data, including confidential research and patient data that may be subject to legal protection. The extensive information security and cybersecurity threats, which affect companies globally, pose a risk to the security and availability of these information technology systems and networks, and the confidentiality, integrity, and availability of Semler Scientific’s sensitive data. Semler Scientific continually assesses these threats and make investments to increase internal protection, detection, and response capabilities, as well as ensure Semler Scientific’s third-party providers have required capabilities and controls, to address this risk. To date, Semler Scientific has not experienced any material impact to Semler Scientific’s business or operations resulting from information or cybersecurity attacks; however, because of the frequently changing attack techniques, along with the increased volume and sophistication of the attacks, there is the potential for Semler Scientific to be adversely impacted. This impact could result in reputational, competitive, operational or other business harm as well as financial costs and regulatory action.
Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect Semler Scientific’s current and projected business operations and Semler Scientific’s financial condition and results of operations.
Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC, as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although Semler Scientific took steps to diversify Semler Scientific’s banking relationships and are not a borrower or party to any such instruments with SVB, Signature or any other financial institution currently in receivership, if any of Semler Scientific’s lenders or counterparties to any financial instruments (such as letters of credit) were to be placed into receivership, Semler Scientific may be unable to access such funds. In addition, if any of Semler Scientific’s customers, suppliers or other parties with whom Semler Scientific conducts business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to Semler Scientific or to enter into new commercial arrangements requiring additional payments to Semler Scientific could be adversely affected.
Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of government securities with interest rates below current market interest rates, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program. Additionally, there is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions, or that they would do so in a timely fashion.
Although Semler Scientific assesses Semler Scientific’s banking and customer relationships as Semler Scientific believes necessary or appropriate, Semler Scientific’s access to funding sources and other credit arrangements in amounts adequate to finance or capitalize Semler Scientific’s current and projected future business operations could be significantly impaired by factors that affect Semler Scientific’s company, the financial institutions with which Semler Scientific has credit agreements or arrangements directly, or the financial services industry or economy in general.
Fluctuations in insurance cost and availability or denial of claims could adversely affect Semler Scientific’s profitability or Semler Scientific’s risk management profile.
Semler Scientific holds a number of insurance policies, including product liability insurance, directors’ and officers’ liability insurance, and workers’ compensation insurance. If the costs of maintaining adequate insurance coverage increase significantly in the future, Semler Scientific’s operating results could be materially adversely affected. Likewise, if any of Semler Scientific’s current insurance coverage should become unavailable to Semler Scientific or become economically impractical, Semler Scientific would be required to operate Semler Scientific’s business without indemnity from commercial insurance providers. If Semler Scientific operates Semler Scientific’s business without insurance, or if Semler Scientific’s carriers refuse claims (such as the recent class action lawsuit) and Semler Scientific is not successful in reversing such determinations, Semler Scientific could be responsible for paying claims or judgments against Semler Scientific that would have otherwise been covered by insurance, which could adversely affect Semler Scientific’s results of operations or financial condition.
Disruptions at the FDA, the SEC and other government agencies caused by the change in presidential administration, funding shortages or potential funding shortages could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner, or otherwise prevent those agencies from performing normal business functions, which could negatively impact Semler Scientific’s business and Semler Scientific’s timelines.
The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, shifting policy priorities as a result of changes in the Presidential administration and political appointees tasked to oversee the agency, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC, and other government agencies on which Semler Scientific’s operations may rely is subject to the impacts of political events, which are inherently fluid and unpredictable. Currently, federal agencies in the United States are not operating due to expiration of a continuing resolution on September 30, 2025.
Disruptions at the FDA and other agencies may slow the time necessary for review and approval (including Semler Scientific’s expanded indication for QuantaFlo), which could adversely affect Semler Scientific’s business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. While the government has been shut down since October 1, 2025, it is uncertain how long such shutdown will last. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA and the SEC to timely review and process Semler Scientific’s submissions, which could have a material adverse effect on Semler Scientific’s business and Semler Scientific’s timelines.
Semler Scientific operates in an intensely competitive and rapidly changing business environment, and there is a substantial risk Semler Scientific’s products or service offerings could become obsolete or uncompetitive.
The market for medical systems, equipment and other devices and services is highly competitive. Semler Scientific competes with many medical service companies in the United States and internationally in connection with Semler Scientific’s vascular testing product and products under development. Semler Scientific faces competition from numerous companies in the diagnostic area, as well as competition from academic institutions, government agencies and research institutions. Most of Semler Scientific’s current and potential competitors have, and will continue to have, substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than Semler Scientific does. There can be no assurance that Semler Scientific will have sufficient resources to successfully commercialize QuantaFlo or any other future products, if and when they are approved for sale or license, or service offerings that Semler Scientific may develop. Semler Scientific’s future success will depend largely upon Semler Scientific’s ability to anticipate and keep pace with developments and advances. Current or future competitors could develop alternative technologies or products or service offerings that are more effective, easier to use or more economical than what Semler Scientific or any potential licensee develops. If Semler Scientific’s technologies or products or service offerings become obsolete or uncompetitive, Semler Scientific’s related revenues would decrease. This would have a material adverse effect on Semler Scientific’s business, financial condition and results of operations.
Changes in, or interpretations of, tax rules and regulations may adversely affect Semler Scientific’s effective tax rates.
Semler Scientific is subject to income and other taxes in the United States. Significant judgment is required in evaluating Semler Scientific’s provision for income taxes or in claiming tax credits or taking other tax positions. During the ordinary course of business, there are many transactions for which the ultimate tax determination is uncertain or if Semler Scientific was to be audited, the IRS, or state tax authorities may not agree with Semler Scientific’s tax positions. For example, Semler Scientific is subject to various state sales and use tax audits and received an audit adjustment report in April 2025 relating to an ongoing audit, which Semler Scientific paid as of June 30, 2025 in the amount of $0.4 million, inclusive of interest and penalties. Further state sales and use tax audits could result in other potential liabilities. In addition, there could be changes in the valuation of Semler Scientific’s deferred tax assets and liabilities or changes in the relevant tax, accounting, and other laws, regulations, principles and interpretations. Although Semler Scientific believes Semler Scientific’s tax estimates and practices are reasonable, the final determination of tax audits and any related litigation could be materially different from Semler Scientific’s historical income tax provisions and accruals. The results of an audit or litigation, or the effects of a change in tax policy in the United States or a particular state, could have a material effect on Semler Scientific’s operating results in the period or periods for which that determination is made. In addition, new income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of Semler Scientific’s earnings. Any new taxes could adversely affect Semler Scientific’s business operations, and Semler Scientific’s business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Semler Scientific.
Semler Scientific is currently a “smaller reporting company,” and the reduced disclosure requirements applicable to such companies may make Semler Scientific Common Stock less attractive to investors.
Semler Scientific is a “smaller reporting company,” as defined in the Exchange Act, and will remain a smaller reporting company for so long as either Semler Scientific’s annual revenues are less than $100.0 million during the most recently completed fiscal year and Semler Scientific’s voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of Semler Scientific’s second fiscal quarter, or Semler Scientific’s voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of Semler Scientific’s second fiscal quarter. For so long as Semler Scientific remains a smaller reporting company, Semler Scientific is permitted and intends to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not smaller reporting companies. These exemptions include:
•
being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

•	reduced disclosure obligations regarding executive compensation.
Semler Scientific has taken advantage of reduced reporting burdens in this information statement/proxy statement/prospectus. Semler Scientific cannot predict whether investors will find Semler Scientific Common Stock less attractive if Semler Scientific relies on these exemptions. If some investors find Semler Scientific Common Stock less attractive as a result, there may be a less active trading market for Semler Scientific Common Stock and Semler Scientific’s stock price may be more volatile.
Semler Scientific has incurred and will continue to incur increased costs as a result of operating as a public company, and Semler Scientific’s management has been and will continue to be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, Semler Scientific has incurred and will continue to incur increased costs, and Semler Scientific’s management has been and will continue to be required to devote substantial time to new compliance initiatives and corporate governance practices. Moreover, after Semler Scientific is no longer a smaller reporting company, Semler Scientific will incur additional significant legal, accounting and other expenses to address compliance and corporate governance. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Semler Scientific’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, the currently applicable rules and regulations have already increased Semler Scientific’s legal and financial compliance costs and made some activities more time-consuming and costly. Semler Scientific will need to continue to dedicate internal resources, potentially engage outside consultants and continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital or pursue strategic acquisition opportunities, Semler Scientific may in the future offer additional shares of Semler Scientific Common Stock or other securities convertible into or exchangeable for

Semler Scientific Common Stock. For example, Semler Scientific entered into “at-the-market” offering programs in June 2024 and April 2025 and issued convertible notes in January 2025. Semler Scientific cannot assure you that Semler Scientific will be able to sell shares or other securities with conversion prices in any other offering at a price per share that is equal to or greater than the price per share paid by investors in such an offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.
The price per share at which Semler Scientific sells or issues additional shares of Semler Scientific Common Stock or other securities convertible into or exchangeable for Semler Scientific Common Stock in future transactions may be higher or lower than the price at which you purchased your shares.

SEMLER SCIENTIFIC SPECIAL MEETING PROPOSALS
PROPOSAL 1

THE MERGER PROPOSAL
This information statement/proxy statement/prospectus is being furnished to you as a Semler Scientific Stockholder in connection with the solicitation of proxies by the Semler Scientific Board for use at the Special Meeting. At the Special Meeting, Semler Scientific is asking Semler Scientific Stockholders to consider and vote upon a proposal to adopt the Merger Agreement (including the Amendment to the Merger Agreement), which are attached as Annex A and Annex B, respectively, to this information statement/proxy statement/prospectus, pursuant to which Merger Sub will merge with and into Semler Scientific, which transaction is referred to as the Merger, with Semler Scientific as the surviving corporation of the Merger and a wholly owned subsidiary of Strive. Upon completion of the Merger, each share of Semler Scientific Common Stock issued and outstanding immediately prior to the Effective Time (other than excluded Semler Scientific shares) will be converted into the right to receive the merger consideration described in this information statement/proxy statement/prospectus. Semler Scientific Stockholders will receive cash in lieu of any fractional shares as part of the merger consideration, as specified in the Merger Agreement.
The Semler Scientific Board, after careful consideration, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Semler Scientific Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, and (iii) resolved to recommend the approval and adoption of the Merger Agreement (including the transactions contemplated by the Merger Agreement) by Semler Scientific Stockholders.
The Merger and a summary of the terms of the Merger Agreement are described in more detail in this information statement/proxy statement/prospectus under “The Merger” and “The Merger Agreement” and Semler Scientific Stockholders are encouraged to read the full text of the Merger Agreement, which is attached as Annex A hereto.
It is a condition to the completion of the Merger that Semler Scientific Stockholders approve this Merger Proposal.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of the holders of a majority of Semler Scientific’s outstanding shares of common stock will be required to approve the Merger Proposal. Abstentions and broker non-votes will have the same effect as “Against” votes on this proposal.
SEMLER SCIENTIFIC’S BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL 2

COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Semler Scientific is required to submit to a non-binding, advisory stockholder vote certain compensation that may be paid or become payable to Semler Scientific’s named executive officers that is based on or otherwise relates to the Merger as disclosed under “The Merger—Interests of Semler Scientific’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Semler Scientific’s Named Executive Officers in Connection with the Merger.” The Semler Scientific compensation proposal gives Semler Scientific Stockholders the opportunity to express their views on the merger-related compensation of Semler Scientific’s named executive officers.
Accordingly, Semler Scientific is asking Semler Scientific Stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to Semler Scientific’s named executive officers that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Semler Scientific’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Semler Scientific’s Named Executive Officers in Connection with the Merger,” including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on the Semler Scientific compensation proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, if you are an Semler Scientific Stockholder, you may vote to approve the Merger Proposal and vote not to approve this Compensation Proposal, and vice versa. The vote on this Compensation Proposal is advisory and non-binding. As a result, if the Merger is completed, the merger-related compensation may be paid to Semler Scientific’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Semler Scientific Stockholders do not approve this Compensation Proposal.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of the holders of a majority of the voting power of Semler Scientific’s shares of common stock present by remote communication or represented by proxy duly authorized voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter at the Special Meeting will be required to approve the Compensation Proposal.
SEMLER SCIENTIFIC’S BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE COMPENSATION PROPOSAL

PROPOSAL 3

ADJOURNMENT PROPOSAL
The Special Meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Merger Proposal.
Semler Scientific is asking its stockholders to authorize the holder of any proxy solicited by the Semler Scientific Board to vote in favor of any adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal. The vote on this Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Semler Scientific does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of the holders of a majority of the voting power of Semler Scientific’s shares of common stock present by remote communication or represented by proxy duly authorized voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter at the Special Meeting will be required to approve the Adjournment Proposal.
SEMLER SCIENTIFIC’S BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADJOURNMENT PROPOSAL

THE MERGER
The following is a description of the material aspects of the Merger. While we believe that the following description covers the material aspects of the Merger, the description may not contain all of the information that is important to you. We encourage you to carefully read this entire document, including the Merger Agreement and the Amendment to the Merger Agreement attached to this information statement/proxy statement/prospectus as Annex A and Annex B, respectively, for a more complete understanding of the Merger. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement and the Amendment to the Merger Agreement. You are urged to carefully read the Merger Agreement and the Amendment to the Merger Agreement in their entirety before voting on the Proposals. The discussion herein is qualified in its entirety by reference to such documents.
Overview of the Merger
Pursuant to the Merger, Merger Sub will merge with and into Semler Scientific, upon the terms and subject to the conditions set forth in the Merger Agreement. Semler Scientific will be the surviving corporation in the Merger (Semler Scientific, as the surviving corporation in the Merger) and will, following completion of the Merger, be a wholly owned subsidiary of Strive. The Merger Agreement originally contemplated the Second Merger following the Merger, but the parties decided not to pursue the Second Merger as set forth in the Amendment to the Merger Agreement.
Effects of the Merger; Merger Consideration
Pursuant to the Merger Agreement, at the Effective Time, each outstanding share of Semler Scientific Common Stock (other than treasury shares or shares owned directly or indirectly by Strive, Semler Scientific, or Merger Sub immediately prior to the Effective Time) will be automatically converted into the right to receive 21.05 shares of Strive Class A Common Stock, plus cash payable in lieu of fractional shares, without interest and subject to applicable withholding taxes.
The capital stock of Merger Sub outstanding immediately prior to the Effective Time will be cancelled and retired and will cease to exist, and will thereafter be converted into a number of shares of Semler Scientific Common Stock such that Strive, as the sole holder of Merger Sub immediately prior to the Effective Time, owns all outstanding shares of stock in Semler Scientific immediately following the Effective Time.
Organizational Documents Amendments
After completion of the Merger, the amended and restated certificate of incorporation attached as Annex C to this information statement/proxy statement/prospectus and the bylaws of Merger Sub in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case, until amended in accordance with applicable law and the certificate of incorporation and bylaws, as applicable. After completion of the Merger, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in accordance with applicable law.
Background of the Merger
The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Semler Scientific and Strive. The following is a summary of the events leading up to the signing of the Merger Agreement and the key meetings, negotiations and discussions by and between Semler Scientific and Strive and their respective advisors that preceded the public announcement of the Merger. However, this summary does not purport to catalog every conversation or interaction among the representatives of Semler Scientific, Strive and other parties.
Semler Scientific is the second U.S. public company to adopt Bitcoin as its primary treasury reserve asset and maintains a medical devices and software business to combat chronic diseases. By using proceeds from equity and debt financings, as well as cash flows from operations, Semler Scientific intends to strategically accumulate Bitcoin. In addition, through its healthcare businesses, Semler Scientific and its wholly owned subsidiary, CardioVanta, Inc. develop and market products and services for early detection and monitoring of chronic diseases. Semler Scientific's flagship product, QuantaFlo, which is patented and cleared by the FDA, provides rapid point-of-care testing to measure arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of peripheral arterial disease.

The Semler Scientific Board, in the ordinary course and consistent with its fiduciary duties, along with the Semler Scientific management team, continually evaluates Semler Scientific’s performance and prospects in light of its business and developments in the medical device and technology and Bitcoin treasury industries. From time to time these reviews have included consideration of potential partnerships, collaborations and other strategic transactions to enhance stockholder value.
In May 2024, Semler Scientific adopted Bitcoin as its primary treasury reserve asset on an ongoing basis. The Bitcoin treasury strategy includes acquiring and holding Bitcoin using cash flows from operations that exceed working capital requirements, and from time to time, subject to market conditions, issuing equity or debt securities or engaging in other capital raising transactions with the objective of using the proceeds for purchasing Bitcoin.
As part of the Bitcoin treasury strategy, Semler Scientific began issuing shares under an “at-the-market” equity offering program in the second half of 2024 and issued convertible bonds in January 2025, and used the proceeds from both of these transactions to acquire additional Bitcoin.
On September 8, 2025, the Chief Executive Officer of a publicly traded Bitcoin treasury company (“Party A”) reached out to Mr. Eric Semler, Executive Chairman of the Board of Semler Scientific, to discuss, among other topics, Party A’s interest in a potential strategic transaction with Semler Scientific. Prior to the discussion Mr. Semler and Semler Scientific were familiar with Party A, its business, strategy, position and prospects, including from Semler Scientific’s ongoing industry evaluation described above. Mr. Semler informed the Chief Executive Officer of Party A that he would discuss Party A’s interest with the Semler Scientific Board.
Following the meeting, Mr. Semler consulted with the individual members of the Semler Scientific Board the expression of interest from Party A regarding a potential strategic transaction. Each of the members of the Semler Scientific Board indicated they were supportive of Mr. Semler continuing to explore a potential strategic transaction with Party A.
Later on September 8, 2025, in connection with Semler Scientific’s consideration of a potential strategic transaction with Party A, Mr. Semler contacted representatives of LionTree Advisors LLC (“LionTree”) to invite LionTree to present to the Semler Scientific Board, at its next scheduled meeting on September 12, 2025, in connection with the Semler Scientific Board’s consideration of retaining a financial advisor for any strategic transaction process.
Between September 8, 2025, and September 12, 2025, Mr. Semler and representatives of Party A discussed from time to time the framework and details of a potential strategic transaction, including industry relevance, investor response and potential synergies, as well as mutual financial and legal due diligence and logistical matters.
Early on September 12, 2025, the Chief Executive Officer of Party A submitted a written, non-binding proposal on behalf of Party A (the “Party A Proposal”) to Mr. Semler. The Party A Proposal provided that Party A would acquire Semler Scientific in an all-stock transaction that implied a per share value of Semler Scientific Common Stock of approximately $41 of Semler Scientific Common Stock. Mr. Semler promptly shared the Party A Proposal with the Semler Scientific Board for discussion at the scheduled board meeting.
The Semler Scientific Board held its scheduled meeting on September 12, 2025, at which a member of Semler Scientific’s senior management team, representatives from Goodwin Procter LLP (“Goodwin”), Semler Scientific’s legal counsel, and representatives from LionTree were present at the invitation of the Semler Scientific Board. At the meeting, members of the Semler Scientific Board discussed the Party A Proposal and the potential merits of a transaction with Party A. Additionally, at this meeting representatives of LionTree reviewed with the Semler Scientific Board LionTree’s preliminary views on the Party A Proposal and general industry observations on the Bitcoin treasury company industry. Representatives of LionTree also answered the Semler Scientific Board’s questions about LionTree’s experience and credentials. After thorough discussion, the Semler Scientific Board, with input from representatives of each of Goodwin and LionTree, indicated its willingness to enter into negotiations with Party A, but only if Party A raised its offer price. The Semler Scientific Board directed Mr. Semler to deliver such message to Party A. The Semler Scientific Board also authorized Semler Scientific management to finalize terms for the formal engagement of LionTree as the Semler Scientific Board’s financial advisor. Such determination was based on LionTree’s experience and qualifications in mergers and acquisitions transactions and familiarity with Semler Scientific and the Bitcoin industry.

Over the next several days, Mr. Semler held multiple telephone discussions with representatives of Party A with respect to the Party A Proposal, and emphasized that the Semler Scientific Board would need an improved offer in order to pursue a transaction between Semler Scientific and Party A. No confidential information of Semler Scientific was shared during such calls.
On September 15, 2025, the Semler Scientific Board reviewed the customary relationship disclosure letter provided by LionTree regarding certain relationships between LionTree and Party A during the preceding two-year period, and the material terms of the proposed engagement letter with LionTree. Following discussion and review of such customary relationship disclosure letter, the Semler Scientific Board determined that there were no material investment banking relationships with Party A that would impact LionTree’s ability to act independently and effectively as financial advisor to Semler Scientific in relation to a potential strategic transaction with Party A, and indicated their approval of engaging LionTree on the terms presented. Semler Scientific and LionTree executed the engagement letter on September 15, 2025.
On September 16, 2025, Semler Scientific and Party A entered into a mutual confidentiality and nondisclosure agreement that contained a customary mutual “standstill” provision that prohibited each party, for an agreed-upon period from the date of the mutual confidentiality and nondisclosure agreement, from proposing to acquire or acquiring the other party and from taking certain other actions, including soliciting proxies, without the prior consent of the other party and included a so-called “don’t ask, don’t waive” provision, subject to the ability of the other party to make certain confidential proposals and contained certain customary fall-away provisions to the standstill in the event of the entry into, commencement or public announcement of certain change of control transactions involving the other party and any third party.
On September 17, 2025, representatives of Cantor Fitzgerald (“Cantor”), Strive’s financial advisor, contacted Mr. Semler on behalf of Strive regarding a potential strategic transaction between Semler Scientific and Strive. Shortly thereafter, Mr. Semler, Mr. Matt Cole, Chief Executive Officer of Strive, a key shareholder of Strive (the “Strive Shareholder”) and representatives of Cantor held a videoconference to discuss Strive’s interest in a potential strategic transaction between Semler Scientific and Strive. Prior to the discussion, Mr. Semler and Semler Scientific were familiar with Strive, its business, strategy, position and prospects, including from Semler Scientific’s ongoing industry evaluation described above. During this videoconference, the parties discussed the perceived merits and risks of a combination, including industry relevance, investor response and potential synergies, as well as mutual financial and legal due diligence needs. Mr. Semler promptly notified the members of the Semler Scientific Board of the discussion. Mr. Semler individually consulted with the individual members of the Semler Scientific Board. Each of the members of the Semler Scientific Board indicated they were supportive of Mr. Semler continuing to explore a potential strategic transaction with Strive.
Also on September 17, 2025, Mr. Cole consulted with Strive executives, the Strive Shareholder, and the Strive Board on the potential synergies of a strategic transaction with Semler Scientific that could provide long-term benefits for shareholders of both companies. Strive’s executives, the members of the Strive Board, and the Strive Shareholder were all supportive of furthering the discussions and diligence.
On September 18, 2025, Mr. Semler met with Mr. Cole in person to further discuss Strive’s interest in a potential strategic transaction with Semler Scientific. During this meeting, Mr. Cole further detailed Strive’s strategic rationale for a potential strategic transaction between Strive and Semler Scientific. Mr. Semler indicated that the Semler Scientific Board would be open to considering a potential strategic transaction with Strive, and requested a formal proposal. Following this meeting, Mr. Semler, Mr. Cole, the Strive Shareholder and representatives of LionTree and Cantor held further discussions via videoconference regarding a potential strategic transaction between Strive and Semler Scientific.
Later on September 18, 2025, members of Strive management socialized additional information discussed during the aforementioned in-person meeting and videoconference held on September 18, 2025 with independent members of the Strive Board via one-on-one conversations.
Later on September 18, 2025, the Semler Scientific Board held a special meeting, at which a member of Semler Scientific’s senior management team, representatives from Goodwin and representatives from LionTree were present. The Semler Scientific Board discussed generally Strive’s interest in a potential strategic transaction with Semler Scientific, and considerations for such a transaction.

On September 19, 2025, Semler Scientific and Strive executed a mutual confidentiality agreement that contained a customary mutual “standstill” provision that prohibited each party, for an agreed-upon period from the date of the mutual confidentiality agreement, from proposing to acquire or acquiring the other party and from taking certain other actions, including soliciting proxies, without the prior consent of the other party and included a so-called “don’t ask, don’t waive” provision, subject to the ability of the other party to make certain confidential proposals and contained certain customary fall-away provisions to the standstill in the event of the entry into, commencement or public announcement of certain change of control transactions involving the other party and any third party.
On September 19, 2025, Mr. Semler, a member of Semler Scientific’s senior management team, a representative of LionTree and representatives of Party A participated in a mutual diligence call regarding operational and financial matters of each of Party A’s and Semler Scientific’s respective businesses.
Also on September 19, 2025, members of Strive management provided an initial draft of a non-binding summary of terms for a potential strategic transaction with Semler Scientific (the “Strive Proposal”) via email to the Strive Board.
Later on September 19, 2025, Strive submitted the Strive Proposal to Mr. Semler, pursuant to which Strive would acquire Semler Scientific in an all-stock transaction. The Strive Proposal contained an exchange ratio of 19.8 shares of Strive Class A Common Stock per share of Semler Scientific Common Stock, representing an implied premium of 157% to Semler Scientific’s share price at the close of market on September 18, 2025. The Strive Proposal noted that the definitive transaction agreement would contain customary terms for a transaction of this nature, and would provide that each of Semler Scientific and Strive would be permitted to utilize their respective at-the-market offering facilities following announcement of the transaction, subject to compliance with applicable law, and that Mr. Semler would be nominated to serve as a director of Strive upon the closing of the proposed strategic transaction.
Early on September 20, 2025, a representative of Davis Polk & Wardwell LLP (“Davis Polk”), Strive’s legal counsel, shared a draft of the proposed merger agreement (the “September 20 Draft”) with representatives of Goodwin, which reflected the terms of the Strive Proposal and also included (i) a “force the vote” provision (i.e., while the Semler Scientific Board, under certain circumstances, could change its recommendation in the event of a superior proposal, Semler Scientific could not terminate the proposed merger agreement to enter into an agreement for a superior proposal until its stockholders failed to approve the proposed strategic transaction with Strive), (ii) a termination fee equal to 5.0% of Semler Scientific’s equity value implied by the proposed strategic transaction, which would be payable by Semler Scientific under certain customary circumstances and (iii) reimbursement of Strive’s transaction expenses by Semler Scientific if Semler Scientific Stockholders were to not approve the Merger at the Semler Scientific special stockholder meeting.
On September 20, 2025, the Semler Scientific Board held a special meeting, at which members of Semler Scientific’s senior management team, representatives from Goodwin and representatives from LionTree were present. At this meeting, members of the Semler Scientific Board discussed the Strive Proposal and the September 20 Draft. The representatives of Goodwin described the material terms of the Strive Proposal and the September 20 Draft, and the representatives of LionTree reviewed with the Semler Scientific Board a summary of the key terms of the Strive Proposal and LionTree’s preliminary financial analyses of a proposed strategic transaction. The Semler Scientific Board, following discussion with representatives of each of Goodwin and LionTree, discussed the merits of the Strive Proposal and the September 20 Draft, and potential counterpoints. After extensive discussion, the Semler Scientific Board instructed Mr. Semler to contact Strive to express the Semler Scientific Board’s willingness to consider a proposed strategic transaction between Semler Scientific and Strive if Strive increased its offer price to an exchange ratio of 25.4 shares of Strive Class A Common Stock per share of Semler Scientific Common Stock, and the proposed merger agreement would provide that (i) the exchange ratio would be subject to a collar, (ii) there would be no “force the vote” provision, (iii) the termination fee would be 3.0% of Semler Scientific’s equity value instead of 5.0%, (iv) there would be no transaction expense reimbursement for failure to obtain Semler Scientific stockholder approval and (v) that Strive would obtain a customary voting and support agreement from the Strive Shareholder in favor of the proposed strategic transaction (the “September 20 Counteroffer”).
After the meeting of the Semler Scientific Board, Mr. Semler and a representative of LionTree spoke with Mr. Cole by telephone. Messrs. Semler, Cole and the representative of LionTree discussed the Strive Proposal and the September 20 Draft, and Mr. Semler provided feedback from the Semler Scientific Board and indicated that the Semler Scientific Board would support a proposed strategic transaction with Strive on the terms of the September 20

Counteroffer, subject to Strive improving its offer price. Mr. Cole informed Mr. Semler that he would consider the September 20 Counteroffer, and noted that Strive intended to continue its due diligence with respect to Semler Scientific to work towards reaching a definitive transaction promptly.
Later that day, Strive submitted a revised written non-binding summary of terms (the “Revised Strive Proposal”) pursuant to which Strive would acquire Semler Scientific in an all-stock transaction at an exchange ratio of 21.05 shares of Strive Class A Common Stock per share of Semler Scientific Common Stock (the “Revised Exchange Ratio”), representing an implied premium of 210% to Semler Scientific’s share price at the close of market on September 19, 2025. The Strive Proposal also included the following terms: (i) that both Semler Scientific and Strive would be permitted to utilize their respective at-the-market offering facilities post-announcement, subject to compliance with applicable law, (ii) inclusion of a “force the vote” provision, (iii) that at the time of the execution of definitive agreements Strive would deliver a written consent from a majority of its shareholders approving the proposed strategic transaction, (iv) that the definitive transaction agreement would contain customary terms for a transaction of this nature and (v) that Mr. Semler would be nominated to serve as a director of Strive upon the closing of the proposed strategic transaction.
Promptly after receipt of the Revised Strive Proposal, the Semler Scientific Board held another special meeting, at which members of Semler Scientific’s senior management team, representatives from Goodwin and representatives from LionTree were present. At this meeting, members of the Semler Scientific Board discussed the Strive Proposal and the Revised Strive Proposal, noting the improvements and responses to the September 20 Counterproposal. Representatives of LionTree reviewed with the Semler Scientific Board a summary of the key terms of the Revised Strive Proposal and LionTree’s preliminary financial analyses of the proposed strategic transaction. The Semler Scientific Board, following discussion with representatives of each of Goodwin and LionTree, discussed the merits of the Revised Strive Proposal. After extensive discussion, the Semler Scientific Board concluded that the Revised Exchange Ratio was acceptable, subject to satisfactory resolution of the remaining open points in the proposed merger agreement and directed Mr. Semler to convey such messaging to Strive. The Semler Scientific Board also concluded not to contact Party A or other potential counterparties to re-engage in discussions about a potential strategic transaction at such time, based on familiarity with Party A’s business, management and bid history, and the limited universe of potential acquirers of Semler Scientific. The Semler Scientific Board further concluded that Semler Scientific’s resources should be directed towards expeditiously finalizing the transaction with Strive on the terms the Selmer Scientific Board perceived to be favorable.
After the meeting of the Semler Scientific Board, Mr. Semler and a representative of LionTree spoke with Mr. Cole by telephone and indicated that the Semler Scientific Board was willing to accept the Revised Exchange Ratio, subject to satisfactory resolution of the remaining open points in the proposed merger agreement, and that Goodwin would share a revised draft with Davis Polk reflecting such positions.
Later that day, a representative of Goodwin shared a revised draft of the proposed merger agreement (the “September 20 Goodwin Draft”) with Davis Polk, which included the following terms (i) a “force the vote” provision conditioned upon the acceptance of a lower termination fee and the removal of the expense reimbursement provision, (ii) a termination fee equal to 3.0% of Semler Scientific’s equity value implied by the proposed transaction that would be payable by Semler Scientific, in cash or Bitcoin at Strive’s election, under certain customary circumstances, (iii) no reimbursement of Strive’s transaction expenses by Semler Scientific if Semler Scientific Stockholders were to not approve the Merger at the Semler Scientific special stockholder meeting and (iv) a covenant to deliver Strive’s shareholder written consent within two business days following the execution of the proposed merger agreement.
Also on September 20, 2025, members of the Strive management discussed with the independent members of the Strive Board via one-on-one calls the Revised Strive Proposal and updates regarding the proposed strategic transaction and the proposed merger agreement, and answered questions from the independent members of the Strive Board regarding the foregoing. The independent members of the Strive Board agreed to schedule a special meeting of the Strive Board by videoconference on September 21, 2025.
In the morning of September 21, 2025, the Semler Scientific Board held a special meeting, at which members of Semler Scientific’s senior management team, representatives from Goodwin and representatives from LionTree were present. A representative of Goodwin provided a summary of the remaining open points in the proposed merger agreement, and each of Mr. Semler and representatives of Goodwin provided updates on the financial and legal due diligence performed on Strive to date. The Semler Scientific Board also reviewed the customary relationship disclosure letter provided by LionTree regarding certain investment banking relationships between LionTree and Strive during the preceding two-year period. Following discussion and review of such customary relationship disclosure letter, the Semler Scientific Board determined that there were no material investment banking relationships with Strive that would impact LionTree’s ability to act independently and effectively as financial advisor to Semler Scientific in relation to a potential strategic transaction with Strive.
Throughout the day on September 21, 2025, Strive and Semler Scientific and their respective management teams, with the assistance of their respective financial and legal advisors, conducted multiple due diligence and reciprocal due diligence sessions.
Later on September 21, 2025, a representative of Davis Polk shared a revised draft of the proposed merger agreement (the “September 21 Draft”) with Goodwin, which included the following terms (i) a “force the vote” provision, (ii) a termination fee equal to $57,700,000 (or 4.0% of Semler Scientific’s equity value implied by the proposed strategic transaction) that would be payable by Semler Scientific, in cash or Bitcoin at Strive’s election, under certain customary circumstances, (iii) no reimbursement of Strive’s transaction expenses by Semler Scientific if Semler Scientific Stockholders were to not approve the Merger at the Semler Scientific special stockholder meeting and (iv) a covenant for Strive to deliver its shareholder written consent, within two business days following the execution of the proposed merger agreement, approving the transactions.
Following receipt of the September 21 Draft, the Semler Scientific Board held a special meeting, later that same day, at which members of Semler Scientific’s senior management team, representatives from Goodwin and representatives from LionTree were present. At this meeting, members of the Semler Scientific Board discussed the September 21 Draft. The representatives of Goodwin discussed the material terms of and key open issues in the September 21 Draft, and representatives of LionTree reviewed with the Semler Scientific Board LionTree’s preliminary financial analyses of the proposed strategic transaction. The Semler Scientific Board, following discussion with representatives of each of Goodwin and LionTree, discussed the merits of the September 21 Draft, and potential counterpoints. After extensive discussion, the Semler Scientific Board instructed Mr. Semler to contact Strive to express that the Semler Scientific Board still considered the 4.0% termination fee set forth in the September 21 Draft to be too high, and for Mr. Semler to negotiate a further reduction of the termination fee. The Semler Scientific Board noted that, subject to satisfactory resolution of the termination fee amount, they were prepared to move forward with finalizing the proposed merger agreement.
After the meeting of the Semler Scientific Board, Mr. Semler contacted Mr. Cole by telephone delivered the Semler Scientific Board’s position on the termination fee. Following additional negotiation, the parties agreed on a termination fee amount of $49,000,000 (3.4% of Semler Scientific’s equity value implied by the proposed strategic transaction).
Following such discussion, representatives of Goodwin and Davis Polk continued to negotiate the remaining open points in the proposed merger agreement until finalized.
In the evening of September 21, 2025, the Strive Board held a special meeting by videoconference, at which members of Strive’s senior management team, representatives of Davis Polk and a key stockholder of Strive were in attendance. At this meeting, representatives of Davis Polk reviewed with the Strive Board their fiduciary duties in the context of the proposed strategic transaction. The representatives of Davis Polk also summarized the key provisions of the September 21 Draft, including, among other things, the proposed consideration, treatment of Semler Scientific’s equity awards and the no solicitation and termination provisions, including a termination fee amount of $49,000,000 (3.4% of Semler Scientific’s equity value implied by the proposed strategic transaction). The members of the Strive Board then reviewed and discussed the terms of the proposed strategic transaction. After such discussion, the Strive Board unanimously and duly adopted resolutions: (1) determining that the Merger Agreement and the transactions contemplated thereby (including the Parent Share Issuance) and the Charter Amendment are fair to and in the best interest of Strive and Strive Stockholders; (2) approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby (including the Parent Share Issuance), (3) recommending the approval and adoption of the Merger Agreement (including the Parent Share Issuance) by certain Strive Stockholders and (4) approving, adopting and declaring advisable the Charter Amendment.
Early in the morning on September 22, 2025, the Semler Scientific Board held a special meeting, at which members of Semler Scientific’s senior management team, representatives from Goodwin and representatives from LionTree were present, to consider approval of the proposed strategic transaction with Strive. At the meeting, a representative of Goodwin discussed with the directors their fiduciary duties in the context of the proposed strategic transaction and then detailed the changes to key terms of the proposed merger agreement since the September 21 Draft, including the revised termination fee that had been agreed to by Strive. Representatives of LionTree then reviewed with the Semler Scientific Board LionTree’s financial analysis of the proposed strategic transaction, consistent with the analysis reviewed with the Semler Scientific Board earlier in the night on September 21, 2025. Thereafter, LionTree orally rendered its fairness opinion to the Semler Scientific Board (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated September 22, 2025), that, as of September 22, 2025, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to holders of Semler Scientific Common Stock (other than Strive and its Affiliates). LionTree’s opinion is more fully described in the section of this information statement/proxy statement/prospectus titled “The Merger—Opinion of LionTree, Semler Scientific’s Financial Advisor” beginning on page 128. After discussion, the Semler Scientific Board (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of Semler Scientific Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement the transactions contemplated thereby, (iii) directed that the approval of the Merger and approval and adoption of the Merger Agreement be submitted to a vote at a meeting of Semler Scientific Stockholders, and (iv) recommended approval and adoption of the Merger Agreement (including the Merger) by Semler Scientific Stockholders. Thereafter, the Semler Scientific Board unanimously adopted resolutions: (1) determining that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of Semler Scientific Stockholders; (2) approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, (3) directing that the approval of the Merger and approval and adoption of the Merger Agreement be submitted to a vote at a meeting of Semler Scientific Stockholders, and (4) recommending approval and adoption of the Merger Agreement (including the Merger) by Semler Scientific Stockholders.
Following the approval of the Semler Scientific Board, early in the morning on September 22, 2025, the parties executed the Merger Agreement and, prior to markets opening on September 22, 2025, issued a joint press release announcing the execution of the Merger Agreement.
On December 3, 2025, the parties amended the Merger Agreement to remove the Second Merger.
Opinion of Semler Scientific’s Financial Advisor
On September 22, 2025, at a meeting of the Semler Scientific Board, LionTree rendered an oral opinion to the Semler Scientific Board (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated September 22, 2025) as to the fairness, from a financial point of view, as of the date thereof, of the Exchange Ratio pursuant to the Merger Agreement to the holders of Semler Scientific Common Stock (other than Strive and its Affiliates (referred to in this section of the information statement/proxy statement/prospectus as the “Excluded Parties”)), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.
LionTree’s opinion was provided to the Semler Scientific Board and only addressed the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement to the holders of Semler Scientific Common Stock (other than the Excluded Parties) (without giving effect to any impact of the Transactions on any particular stockholder of Semler Scientific other than in its capacity as a holder of Semler Scientific Common Stock). The summary of LionTree’s opinion in this information statement/proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this information statement/proxy statement/prospectus and incorporated herein by reference, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this information statement/proxy statement/prospectus constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any other matter.
In arriving at its opinion, LionTree, among other things:
•	reviewed a draft, dated September 22, 2025, of the Merger Agreement;
•	reviewed certain publicly available business and financial information relating to Strive and Semler Scientific;

•
reviewed certain historical financial information and other data relating to Semler Scientific that were provided to LionTree by the management of Semler Scientific, approved for LionTree’s use by Semler Scientific, and not publicly available;

•
conducted discussions with members of the senior management of Semler Scientific concerning the business, operations, historical financial results, and financial prospects of Semler Scientific and Strive and the Transactions;

•	conducted limited discussions with members of the senior management of Strive concerning the business and financial prospects of Strive;
•	reviewed current and historical market prices of the Semler Scientific Common Stock and the Strive Class A Common Stock;
•	reviewed certain publicly available financial and stock market data with respect to certain other companies;
•	reviewed and compared data regarding the premiums paid in certain other transactions;
•	reviewed certain financial data of Semler Scientific and Strive and compared that data with similar data for certain other companies;
•	reviewed certain pro forma effects relating to the Transactions;
•	reviewed the Management Provided Assumptions (as defined below); and
•	conducted such other financial studies, analyses and investigations, and considered such other information, as LionTree deemed necessary or appropriate.
In connection with its review, with Semler Scientific’s consent, LionTree assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by it for the purpose of its opinion. In addition, with Semler Scientific’s consent, LionTree did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Semler Scientific or Strive, or any of their respective subsidiaries, nor was LionTree furnished with any such evaluation or appraisal. Semler Scientific’s management informed LionTree that it did not prepare or approve any projections for any future period for Semler Scientific standalone, Strive standalone or the combined company pro forma for the Transactions due to the nature of the underlying operating businesses and cryptocurrency assets of each of Semler Scientific and Strive. At Semler Scientific’s management’s direction, LionTree assumed the following: (i) that Semler Scientific’s diagnostics business would be shut down if Semler Scientific remains standalone, that there would be no positive value realized upon a shutdown of this business and that there would be shut down costs and liabilities that would be incurred that had not been quantified, (ii) that the operating businesses of Strive will have positive value on a standalone basis and a combined company basis pro forma for the Transactions, (iii) that Semler Scientifics’s diagnostics business will be maintained in the combined company pro forma for the Transactions given the operating synergies that will be achieved as a result of the combination, and that the diagnostics business could realize substantial value given the expertise of Strive and (iv) that the combined company pro forma for the Transactions will be able to issue preferred equity capital over time, the proceeds of which would be used to acquire more Bitcoin (the foregoing assumptions, along with the information provided by Semler Scientific management indicated in the immediately prior sentence, collectively, the “Management Provided Assumptions”). LionTree expressed no opinion with respect to the Management Provided Assumptions. LionTree also assumed, with Semler Scientific’s consent, that for U.S. federal income tax purposes the Transactions will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder. LionTree also assumed, with Semler Scientific’s consent, that the Transactions will have the tax consequences contemplated by the Merger Agreement. LionTree’s opinion did not address any legal, regulatory, taxation or accounting matters, as to which LionTree understood that Semler Scientific obtained such advice as Semler Scientific deemed necessary from qualified professionals, and LionTree assumed the accuracy and veracity of all assessments made by such advisors to Semler Scientific with respect to such matters. LionTree’s opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to LionTree as of, the date thereof and its opinion speaks only as of the date thereof.
In rendering its opinion, LionTree assumed, with Semler Scientific’s consent, that except as would not be in any way meaningful to LionTree’s analysis: (i) the final executed form of the Merger Agreement would not differ from the draft that LionTree reviewed, (ii) the representations and warranties of the parties to the Merger Agreement, and the related Transactions documents, were true and correct, (iii) the parties to the Merger Agreement, and the related Transactions documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Merger Agreement and the related Transactions documents, and (iv) the Transactions will be consummated in accordance with the terms of the Merger Agreement, and related Transactions documents, without any waiver or amendment of any term or condition thereof. LionTree also assumed, with Semler Scientific’s consent, that all governmental, regulatory or other third-party consents and approvals necessary for the consummation of the Transactions or otherwise contemplated by the Merger Agreement will be obtained without any adverse effect on Semler Scientific, Strive or on the expected benefits of the Transactions in any way meaningful to LionTree’s analysis.
LionTree’s opinion was provided for the benefit of the Semler Scientific Board (in its capacity as such) in connection with, and for the sole purpose of, its evaluation of the Transactions, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any other matter.
LionTree’s opinion did not address Semler Scientific’s underlying business decision to engage in the Transactions or any related transaction, the relative merits of the Transactions or any related transaction as compared to other business strategies or transactions that might be available to Semler Scientific, or whether the consideration to be received by the stockholders of Semler Scientific pursuant to the Merger Agreement represents the best price obtainable. In connection with LionTree’s engagement, LionTree was not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, Semler Scientific or any other alternative transaction. LionTree also expressed no view as to, and its opinion did not address, the solvency of Semler Scientific or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. LionTree’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the Exchange Ratio pursuant to the Merger Agreement to the holders of Semler Scientific Common Stock (other than the Excluded Parties). LionTree was not asked to, nor did LionTree, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified therein, of the Merger Agreement or any related documents or the form of the Transactions or any related transaction (including any agreement or transaction between any Excluded Party and Semler Scientific or Strive), including the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or any other constituencies of Semler Scientific, Strive, or any of their respective affiliates. LionTree was not asked to, nor did LionTree, offer any opinion with respect to any ongoing obligations of Semler Scientific, Strive, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise, contained in any agreement related to the Transactions or under applicable law), any allocation of the consideration (or any portion thereof), or the fair market value of Semler Scientific, Strive, the Semler Scientific Common Stock or the Strive Class A Common Stock. In addition, LionTree expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transactions, any Excluded Parties, or any class of such persons, whether relative to the Exchange Ratio or otherwise. LionTree’s opinion should not be construed as creating any fiduciary duty on the part of LionTree (or any of its affiliates) to any party. LionTree expressed no opinion as to what the value of the Strive Class A Common Stock will be when issued pursuant to the Transactions or the prices at which the Strive Class A Common Stock or Semler Scientific Common Stock will trade at any time.
In rendering its opinion to the Semler Scientific Board, LionTree performed a variety of analyses, including those described below. The summary of LionTree’s analyses is not a complete description of the analyses underlying LionTree’s opinion. The preparation of a fairness opinion involves various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. Consequently, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. LionTree arrived at its opinion based on the results of all analyses undertaken by it, assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, LionTree believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the process underlying LionTree’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, LionTree considered general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. LionTree’s analyses involved judgments and assumptions with regard to general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters, many of which are beyond the control of the parties to the Merger Agreement, such as the impact of competition on the business of the parties and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the parties or the proposed Transactions, and an evaluation of the results of those analyses is not entirely mathematical. LionTree believes that mathematical derivations (such as determining mean and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments, and informed assumptions. The implied values indicated by LionTree’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Additionally, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the parties. Much of the information used in, and accordingly the results of, LionTree’s analyses are inherently subject to substantial uncertainty.
LionTree’s opinion was provided to the Semler Scientific Board in connection with its evaluation of the Transactions and was only one of many factors considered by the Semler Scientific Board in evaluating the Transactions. Neither LionTree’s opinion nor its analyses were determinative of the consideration selected for the Transactions or of the views of the Semler Scientific Board or Semler Scientific’s management with respect to their decision to pursue the Transactions or the consideration to be received thereunder. The type and amount of consideration payable in the Transactions were determined through negotiation between Semler Scientific and Strive and the decision to enter into the Merger Agreement was solely that of the Semler Scientific Board. LionTree did not recommend any specific type or amount of consideration to Semler Scientific or the Semler Scientific Board, nor did it recommend that any specific type or amount of consideration constituted the only appropriate consideration for the Transactions.
The following is a summary of the material analyses performed by LionTree in connection with LionTree’s presentation to the Semler Scientific Board and opinion rendered on September 22, 2025. The order of the analyses does not represent relative importance or weight given to those analyses by LionTree. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of LionTree’s analyses.
For purposes of its analyses, LionTree reviewed a number of financial metrics, including:
•
equity value, calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding restricted stock awards, and outstanding vested and unvested options, warrants, and other convertible securities, as applicable, based on the treasury stock method), based on the relevant company’s closing stock price;

•
enterprise value (which we refer to in this section as “EV”), calculated as the relevant company’s equity value plus net debt (calculated as outstanding indebtedness, preferred stock, and capital lease obligations minus the amount of cash and cash equivalents on its balance sheet) plus the value of minority interests, minus the value of interests in entities for which the relevant company owns less than 50% of the equity, as of a specified date plus the value of certain contingent liabilities, as applicable;

•	net asset value (which we refer to in this section as “NAV”), calculated as amount of Bitcoin owned multiplied by the current price of Bitcoin.
Unless the context indicates otherwise, EVs and equity values derived from the analyses described below were calculated using the closing price of the Semler Scientific Common Stock, the Strive Class A Common Stock, and the common equity of the selected publicly traded companies listed below as of September 19, 2025. Accordingly, this information may not reflect current or future market conditions.
In addition, unless the context indicates otherwise, per share amounts for Semler Scientific Common Stock and Strive Class A Common Stock were calculated on a fully diluted basis, using the treasury stock method, taking into account outstanding restricted stock awards and outstanding vested and unvested options and other convertible securities.
The price of Bitcoin used for the analyses described below was $115,176, as of September 19, 2025.

The analyses below assume, at the direction of Semler Scientific management, that Strive’s traditional warrants will be executed and that the proceeds, together with existing cash of Strive in excess of $10 million, will be used to acquire Bitcoin at a price of $115,176.
Financial Analyses
Selected Public Traded Companies Analysis. Using publicly available information, LionTree compared certain financial data of Semler Scientific to corresponding financial data for the following publicly traded Bitcoin treasury companies:
•	The Smarter Web Company Plc
•	Empery Digital Inc.
•	Kindly MD, Inc.
•	Strive, Inc.
•	Metaplanet Inc.
•	Strategy Inc.
Although none of the selected companies is directly comparable to Semler Scientific, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may, in certain respects, be considered similar to certain operations of Semler Scientific. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Semler Scientific.
Using publicly available information, for each of the selected companies, LionTree calculated multiples of EV to NAV (which we refer to in this section as “mNAV”) based on data from FactSet and public filings by dividing each selected company’s EV by its NAV. The multiples for Semler Scientific and Strive were based on data from FactSet and public filings as well as information provided by Semler Scientific management with respect to the number of fully diluted shares outstanding, debt, cash and other balance sheet adjustments for each of Semler Scientific and Strive. The multiples of the selected companies and Semler Scientific were compared to the corresponding multiple of Semler Scientific based on the implied value per share of Semler Scientific Common Stock of $90.52 based on the Exchange Ratio of 21.05 pursuant to the Merger Agreement.
The multiples for each selected company and Semler Scientific (based on their respective closing share prices as of September 19, 2025) are set forth below as compared to the multiple for Semler Scientific implied by the Exchange Ratio:

Selected Company	mNAV
The Smarter Web Company Plc	1.24x
Empery Digital Inc.	0.75x
Semler Scientific, Inc.	0.96x
Kindly MD, Inc	1.28x
Strive, Inc.	4.14x
Metaplanet Inc.	1.27x
Strategy Inc.	1.60x
Semler Scientific, Inc. (@ Exchange Ratio)	2.66x

mNAV Accretion/Dilution Analysis.
LionTree performed an accretion/dilution analysis of Semler Scientific’s implied equity value per share by comparing the standalone and pro forma implied per share equity value reference ranges for the Semler Scientific Common Stock, in each case based on a range of mNAV multiples selected by LionTree in its professional judgment and experience.
LionTree first calculated a range of implied EVs for Semler Scientific standalone by applying a range of multiples of mNAV of 0.80x-1.15x to Semler Scientific’s NAV as of September 19, 2025, based on publicly available information. LionTree then subtracted from this implied range of EVs, Semler Scientific’s standalone debt, added to this implied range of EVs Semler Scientific’s standalone cash and made other balance sheet adjustments, in each case based on information provided by Semler Scientific management, to derive a range of implied equity values for Semler Scientific standalone. LionTree then divided this range of implied equity values for Semler Scientific standalone by Semler Scientific’s standalone fully diluted shares outstanding, based on information provided by Semler Scientific management. This analysis indicated a range of implied per share equity values for the Semler Scientific Common Stock of $23.19 to $36.16 with a midpoint of $29.68.
LionTree then calculated a range of implied EVs for the combined company pro forma for the Transactions by applying a range of multiples of mNAV of 1.30-1.60x to the combined company’s NAV as of September 19, 2025, based on publicly available information. LionTree then subtracted from this implied range of EVs the combined company’s pro forma debt, added to this implied range of EVs the combined company’s pro forma cash and made other balance sheet adjustments, in each case based on information provided by Semler Scientific management, to derive a range of implied equity values for the combined company. LionTree then divided this range of implied equity values for the combined company by the pro forma fully diluted shares outstanding, based on information provided by Semler Scientific management, and multiplied this resulting range of implied pro forma share prices by the Exchange Ratio. This analysis indicated a range of implied per share equity values for the Semler Scientific Common Stock of $30.87 to $38.26 with a midpoint of $34.57.
This analysis indicated approximate accretion/dilution that could potentially result from the Transactions ranging from 5.8% (based on a comparison of the high ends of both ranges) to 33.1% (based on a comparison of the low ends of both ranges) and with a midpoint of 16.5% (based on a comparison of the midpoints of both ranges).
Premiums Paid Analysis
For reference purposes only, using publicly available data, LionTree reviewed the premiums paid in selected stock-only acquisitions of publicly traded companies with EVs between $500 million and $5 billion for the five year period ended September 19, 2025 (excluding transactions involving real estate investment trusts, the utilities, energy and chemicals industry and investment trusts/mutual funds and major banks), for a total of 13 transactions. This analysis indicated that the median premium in the selected transactions relative to the closing price of the acquired company on the trading day prior to the announcement of the transaction was 20.4% and the median premium in the selected transactions relative to the closing price of the acquired company 30 trading days prior to the announcement of the transaction was 29.4%. This analysis indicated that the mean premium in the selected transactions relative to the closing price of the acquired company on the trading day prior to the announcement of the transaction was 32.2% and the median premium in the selected transactions relative to the closing price of the acquired company 30 trading days prior to the announcement of the transaction was 30.5%. LionTree noted that the $90.52 implied by the Exchange Ratio represents a 210% and 154% premium to Semler Scientific’s unaffected price of $29.18 on September 19, 2025 and price 30 days prior of $35.66 on August 6, 2025, respectively.
Other Matters
The Semler Scientific Board selected LionTree as its financial advisor because LionTree is an internationally recognized investment banking firm that has substantial experience in transactions similar to these Transactions, and because of its significant prior experience with the industries in which Semler Scientific and Strive operate. As compensation for its services, Semler Scientific has agreed to pay LionTree a fee based on the volume weighted average price of the Strive Class A Common Stock for the ten (10) trading days (calculated as a single period) ending on the second trading day immediately preceding the closing date of the Transactions, which fee is estimated to be approximately $18 million in the aggregate as of October 9, 2025 and which, subject to the following sentence, is contingent upon the consummation of the Transactions. Semler Scientific paid LionTree $1,500,000 in connection with LionTree’s delivery of its fairness opinion, which will be credited against the fee described in the preceding sentence upon the closing of the Transactions. Semler Scientific has also agreed to reimburse LionTree for certain expenses arising, and indemnify LionTree against certain liabilities that may arise, in performing its services. In the two years prior to the date of LionTree’s opinion, neither LionTree nor its affiliates provided investment banking services to Semler Scientific, Strive or any of their respective affiliates. Other than this engagement with respect to Semler Scientific, as of September 22, 2025, the date of LionTree’s opinion, neither LionTree nor its affiliates were, and neither LionTree nor its affiliates currently are, providing investment banking services to Semler Scientific, Strive or any of their respective affiliates for which LionTree or its affiliates expect to receive fees. LionTree and its affiliates may seek to provide investment banking services to Semler Scientific, Strive and their respective affiliates in the future and would expect to receive fees for the rendering of those services. In the ordinary course of business, certain of LionTree’s employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of Semler Scientific and Strive and, accordingly, may at any time hold a long or short position in such securities. The issuance of its opinion was approved by an authorized committee of LionTree.
Recommendations of the Semler Scientific Board and its Reasons for the Proposals and the Merger
By unanimous vote, the Semler Scientific Board, at a meeting held on September 22, 2025, (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of Semler Scientific Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) directed that the approval of the Merger and approval and adoption of the Merger Agreement be submitted to a vote at a meeting of Semler Scientific Stockholders and (iv) recommended approval and adoption of the Merger Agreement (including the Merger) by Semler Scientific Stockholders. The Semler Scientific Board unanimously recommends that Semler Scientific Stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Semler Scientific Board evaluated the Merger in consultation with Semler Scientific’s management, as well as Semler Scientific’s financial and legal advisors, and considered a number of factors, including, among others, the following material factors (not necessarily in order of relative importance):
•
Business and Financial Condition. The Semler Scientific Board considered Semler Scientific’s business, financial performance (both past and prospective) and its financial condition, results of operations (including declining revenue), business and strategic objectives, as well as the risks of accomplishing those objectives and Semler Scientific’s business and financial prospects if it were to remain an independent company.

•
Strategic Alternatives. The Semler Scientific Board determined that the consideration to be received by Semler Scientific Stockholders was more favorable to Semler Scientific Stockholders than the potential value that might result from other alternatives reasonably available to Semler Scientific, based on a number of factors, including the Semler Scientific Board’ knowledge, understanding and previous consideration of the strategic and other alternatives for enhancing stockholder value reasonably available to Semler Scientific and the risks and uncertainties associated with those alternatives.

•
Bitcoin Scale. The Semler Scientific Board considered that the potential combined company would own over 10,900 Bitcoin, which would help Semler Scientific to achieve its long term Bitcoin treasury goals through additional scale.

•
Industry Consolidation. The Semler Scientific Board believed that the Bitcoin treasury industry is currently fractured, and there would be consolidation within the industry to achieve financial and operational efficiencies, which the Merger would better enable Semler Scientific to realize.

•
Attractive Value of Merger. The Semler Scientific Board’ determination that the Merger provide Semler Scientific Stockholders with attractive value for their shares of Semler Scientific Common Stock in light of a number of factors, including:

•
the all-stock consideration enables Semler Scientific Stockholders to have a continued ownership position in the combined company (approximately 19.6% of the combined company based on the issued and outstanding shares of Strive Class A Common Stock and Semler Scientific Common Stock on September 19, 2025) and to participate in the value and opportunities of the combined company after the Merger, including any future earnings growth and any increase in the value of equity interests of Strive following the Merger;

•
the exchange ratio of 21.05 shares of Strive Class A Common Stock for each share of Semler Scientific Common Stock represented a 210% premium to the price of the Semler Scientific Common Stock on the last full trading day prior to entering into the Merger Agreement;

•
the shares of Strive Class A Common Stock that will be delivered to Semler Scientific Stockholders as merger consideration are attractive currency that will benefit both near and long term from the combination; and

•	the combined company’s post-Merger intention to generate value from Semler Scientific’s historically profitable diagnostics business.

•
Risks and Uncertainties. The Semler Scientific Board considered, among other factors, that Semler Scientific’s business and that its stockholders would continue to be subject to significant risks and uncertainties if Semler Scientific remained an independent public company, including:

•	risks and uncertainties related to Semler Scientific’s business, financial performance and condition and future prospects;
•
risks and uncertainties related to declining revenues from Semler Scientific's healthcare business, due to changes in the reimbursement landscape for asymptomatic peripheral artery disease as a result of the 2024 Centers for Medicare and Medicaid Services final rate announcement and delays in the anticipated timeline for FDA approval expanding the 510(k) indications for its QuantaFlo device;

•
the current industry, economic and market conditions and trends in the markets in which Semler Scientific competes, including both its healthcare business and pursuing a Bitcoin treasury strategy, on-going changes in such markets and Semler Scientific’s business and the risks and uncertainties attendant thereto, including operating in a highly competitive industry and developing new treasury strategy; and

•	the risks set forth in Semler Scientific’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025.
•
Negotiations. The Semler Scientific Board considered the fact that the terms of the Merger Agreement, were the result of arm’s-length negotiations conducted by Semler Scientific with the knowledge and at the direction of the Semler Scientific Board and with the assistance of its financial and legal advisors. The Semler Scientific Board also considered the enhancements that Semler Scientific and its advisors were able to obtain as a result of arm’s-length negotiations with Strive, including the increase in the exchange ratio offered by Strive from the time of its initial offer to the end of the negotiations, a number of changes in the terms and conditions of the Merger Agreement from the version initially proposed by Strive that were favorable to Semler Scientific and the inclusion of provisions in the Merger Agreement that the Semler Scientific Board believes increase the likelihood of completing the Merger, including:

•	the conditions to the Merger being specific and limited;
•	the exceptions contained within the “Company Material Adverse Effect” definition, which generally defines the standard for closing risk;
•	the requirement of Strive to deliver its shareholder approval promptly after the execution of the Merger Agreement; and
•
the commitment of Strive in the Merger Agreement to use reasonable best efforts to satisfy conditions and complete the Merger, and to obtain any regulatory approvals required to complete the Merger (as more fully described under “—The Merger Agreement—Reasonable Best Efforts Covenant” and “—The Merger Agreement—Conditions to Completion of the Merger”).

•
Opportunity for Semler Scientific to Receive Alternative Proposals and Change Board Recommendation in response to a Superior Proposal. The Semler Scientific Board considered the terms of the Merger Agreement permitting Semler Scientific to receive unsolicited alternative proposals, and the other terms and conditions of the Merger Agreement related thereto including:

•
Semler Scientific’s right, subject to certain conditions, to respond to and negotiate with parties that make unsolicited acquisition proposals that are made prior to the receipt of the Semler Scientific Stockholder Approval;

•	the provision of the Merger Agreement that allows the Semler Scientific Board to change its recommendation to stockholders to approve the Merger Agreement, subject to certain conditions;
•
the “force the vote” provision (i.e., while the Semler Scientific Board, under certain circumstances, could change its recommendation in the event of a superior proposal, Semler Scientific could not terminate the Merger Agreement to enter into an agreement for a superior proposal until its stockholders failed to approve the proposed strategic transaction with Strive); and

•
the belief that the $49,000,000 termination fee, payable in cash or Bitcoin at the election of Strive, payable by Semler Scientific under certain circumstances (i) is reasonable relative to termination fees in transactions of similar size and (ii) would not preclude another party from making a competing proposal.

•
Other Considerations. The Semler Scientific Board also considered and balanced against the factors potentially weighing in favor of the Merger a number of uncertainties, risks, restrictions and other factors potentially weighing against the Merger, including the following (which are not necessarily presented in order of relative importance):

•
the risks and costs to Semler Scientific if the Merger is delayed or not consummated for any reason, including the diversion of management and employee attention, potential management and employee attrition and the potential disruptive effect on Semler Scientific’s business relationships and potential negative impact on Semler Scientific’s operating results;

•
the fact that Semler Scientific’s directors, officers and employees have expended, and will continue to expend, extensive efforts to consummate the Merger to the potential detriment of their employment duties related to Semler Scientific’s day-to-day operations during the pendency of the Merger;

•	the risk of incurring substantial expenses related to the consummation of the Merger;
•
the fact that certain officers and directors of Semler Scientific may have interests in the Merger that may be different from, or in addition to, the interests of the other Semler Scientific Stockholders generally; and

•
the fact that completion of the Merger is subject to the satisfaction of certain closing conditions that are not within Semler Scientific’s control (as described in “The Merger Agreement—Conditions to Completion of the Merger”).

After taking into account all of the factors set forth above, as well as others, the Semler Scientific Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to Semler Scientific Stockholders. The above discussion of the information and factors considered by the Semler Scientific Board is not intended to be exhaustive but indicates the material matters considered by the Semler Scientific Board in reaching its determination and recommendation, the Semler Scientific Board based its recommendation on the totality of information presented and did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Semler Scientific Board may have considered various factors differently. The Semler Scientific Board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, did or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Semler Scientific Board each applied their own personal business judgment to the process and may have given differing weights to differing factors. The Semler Scientific Board based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this information statement/proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” For the reasons described above, and in light of other factors that the Semler Scientific Board believed were appropriate to consider, the Semler Scientific Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that Semler Scientific Stockholders vote in favor of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
Interests of Semler Scientific Directors and Executive Officers in the Merger
In considering the recommendations of the Semler Scientific Board with respect to the Merger, Semler Scientific Stockholders should be aware that Semler Scientific’s directors and executive officers have interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of the other stockholders of Semler Scientific. The Semler Scientific Board was aware of and considered these interests during its deliberations of the merits of the Merger and in determining to recommend to Semler Scientific Stockholders that they vote for the Merger Proposal and thereby approve the transactions contemplated by the Merger Agreement, including the Merger (to the extent such interests existed at that time). See the sections entitled “—Background of the Merger” and “—Semler Scientific’s Reasons for the Merger; Recommendation of the Semler Scientific Board” of this information statement/proxy statement/prospectus. These interests are described in more detail below.

Semler Scientific’s current executive officers and non-employee directors and their respective positions are as follows:

Name	Position
Executive Officers
Douglas Murphy-Chutorian, M.D.	Chief Executive Officer, Interim Chief Financial Officer and Director
Non-Employee Directors
Eric Semler	Executive Chairman
Daniel S. Messina	Director
Natalie Brunell	Director
William H.C. Chang	Director

Treatment of Outstanding Semler Scientific Equity Awards
Semler Scientific Options
Under the Merger Agreement, at the Effective Time, each Semler Scientific Option, whether vested or unvested, will be converted into a Converted Option, on same terms and conditions as applied to such Semler Scientific Option prior to the Effective Time, including with respect to vesting and exercisability, except that (i) if the holder of such Semler Scientific Option is a non-employee director whose service continues through the date of the closing of the Merger or (ii) if the holder’s employment or service is terminated without cause at or during the six month period immediately following the Effective Time, the vesting of the unvested portion of the Converted Option will immediately accelerate as of the Effective Time or the date of such termination of employment, as applicable.
The following table sets forth, for each of Semler Scientific’s executive officers (who are Semler Scientific’s named executive officers) and non-employee directors, (i) the aggregate number of shares of Semler Scientific Common Stock underlying Semler Scientific Options held by such individual as of November 19, 2025, and (ii) the estimated value of such Semler Scientific Options, calculated based on (a) the assumed value per share of Semler Scientific Common Stock of $65.89 (as described in more detail in the section titled “—Quantification of Potential Payments and Benefits to Semler Scientific’s Named Executive Officers in connection with the Merger” below) minus (b) the per share exercise price of such Semler Scientific Option (prior to conversion into a Converted Option). The following table assumes that no Semler Scientific Options will be exercised between November 19, 2025 and the closing of the Merger.

Name	Unvested Company Options (#)	Estimated Value of Unvested Company Options ($)	Vested Company Options (#)	Estimated Value of Vested Company Options ($)
Executive Officers
Douglas Murphy-Chutorian, M.D.	84,372	1,493,465	255,628	15,499,335
Renae Cormier*	—	—	8,645	360,379
Non-Employee Directors
Natalie Brunell	3,098	99,163	7,402	220,525
William H.C. Chang	9,737	302,199	29,448	1,024,363
Daniel S. Messina	2,016	46,655	13,294	418,749
Eric Semler	143,468	2,437,854	105,907	1,535,720

*	Ms. Cormier resigned effective October 30, 2025.
Existing Semler Scientific Employment Agreements
Semler Scientific has entered into an employment agreement with Douglas Murphy-Chutorian (the “Murphy-Chutorian Employment Agreement”) that provides for specified payments and benefits in connection with a termination of employment in certain circumstances. Renae Cormier, Semler Scientific’s former Chief Financial Officer, did not have an employment agreement with any entitlement to severance upon a termination of employment.

The Murphy-Chutorian Employment Agreement suspended severance payments under Dr. Murphy-Chutorian’s separation agreement dated April 1, 2023 (the “Separation Agreement”) unless and until his employment terminates and he executes a supplemental release of claims in favor of Semler Scientific in substantially the same form as the Separation Agreement, in exchange for which he will be paid $100. If the foregoing conditions are satisfied, Dr. Murphy-Chutorian is entitled to receive the following payments and benefits: (i) $450,000 in severance payments payable in equal monthly installments over 12 months commencing 30 days after his termination date; (ii) up to nine months of COBRA premium reimbursements; and (iii) an extension of the post-termination exercise period of his then-outstanding stock options to their original expiration dates (with all such options being fully vested at the time of the Murphy-Chutorian Employment Agreement). In the event of a termination of employment due to death, Semler Scientific has agreed to provide such severance and option exercise extension benefits to Dr. Murphy-Chutorian’s spouse.
Board of Directors of Strive Following the Merger
Under the Merger Agreement, Strive shall take all actions permitted by applicable law and the rules of any applicable stock exchange so that, effective as of the closing, Eric Semler, the current Executive Chairman of the Semler Scientific Board, will be appointed a director of Strive (for the avoidance of doubt, until his successor is duly elected or appointed and qualified in accordance with applicable law or until his earlier resignation, death or removal); provided he is able to meet Nasdaq’s independence criteria.
Indemnification; Directors’ and Officers’ Insurance
The Merger Agreement provides that from and after the Effective Time of the Merger, Strive and the surviving corporation will indemnify and hold harmless all present and former directors, officers, and employees of Semler Scientific and its subsidiaries against any costs or liabilities arising out of the fact that such person is or was a director, officer, or employee of Semler Scientific or any of its subsidiaries and pertaining to matters, acts, or omissions existing or occurring at or prior to the effective time, to the fullest extent permitted by applicable law, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
Subject to certain limitations, the Merger Agreement also requires the surviving corporation to maintain, for a period of six years after the completion of the Merger, Semler Scientific’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against present and former officers and directors of Semler Scientific and its subsidiaries arising from facts or events that occurred at or prior to the Effective Time. In lieu of the foregoing, Semler Scientific or Strive may obtain at or prior to the Effective Time a six-year “tail” policy under Semler Scientific’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence. For additional information, see the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” of this information statement/proxy statement/prospectus.
Section 16 Matters
Prior to the Effective Time, Semler Scientific and the Semler Scientific Board will take all such steps as may reasonably be necessary to cause the Merger, including any dispositions of shares of Semler Scientific Common Stock (including any Semler Scientific Options) by each person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Semler Scientific, to be exempt under Rule 16b-3 under the Exchange Act.
Potential Employment Arrangements with Strive
Any of Semler Scientific’s executive officers who become officers or employees or who otherwise are retained to provide services to Strive or its affiliates may, prior to, on or following the effective time of the Merger, enter into new compensation arrangements with Strive or its affiliates. As of the date of this information statement/proxy statement/prospectus, no new individualized compensation arrangements between Semler Scientific’s executive officers and Strive or its affiliates have been established.

Quantification of Potential Payments and Benefits to Semler Scientific’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise related to the Merger for each of Semler Scientific’s named executive officers.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table. For purposes of calculating such amounts, the following assumptions were used:
•	The Effective Time occurs on November 19, 2025, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section;
•	Each Semler Scientific Option will be treated as described in the section titled “Treatment of Outstanding Semler Scientific Equity Awards”;
•
The value per share of Semler Scientific Common Stock on the consummation of the Merger is $65.89, which is equal to (i) the average closing price of one share of Strive Class A Common Stock over the first five business days following the first public announcement of the Merger multiplied by (ii) the Exchange Ratio;

•
The employment of each of Semler Scientific’s named executive officers is terminated immediately following the Effective Time in a manner entitling the named executive officer to receive the severance payments and benefits described above in the section above titled “—Existing Semler Scientific Employment Agreements”;

•	Each Semler Scientific named executive officer has complied with all requirements necessary in order to receive all payments and benefits;
•	No named executive officer receives any transaction bonuses, retention bonuses, or vacation payouts;
•	No named executive officer receives any additional equity grants on or prior to the Effective Time; and
•	No named executive officer enters into new agreements or is otherwise legally entitled to, prior to the Effective Time, any additional compensation or benefits, except as described above.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Douglas Murphy-Chutorian, M.D.	450,000	1,493,465	19,861	1,990,225
Renae Cormier*	—	—	—	—

*	Ms. Cormier resigned effective October 30, 2025.
(1)
Amounts shown reflect the cash severance payment that Dr. Murphy-Chutorian is eligible to receive pursuant to the Murphy-Chutorian Employment Agreement, as described above in the section above titled “—Existing Semler Scientific Employment Agreements.” This severance payment is a “single-trigger” benefit as it will be paid to Dr. Murphy-Chutorian upon a termination of employment, regardless of when the termination occurs or the reason for the termination of employment (including voluntary resignation), subject to the execution and non-revocation of a separation agreement and release in favor of Semler Scientific. Ms. Cormier was not eligible to receive, and did not receive, cash severance upon termination of employment.

(2)
Amounts shown reflect the value of accelerated vesting of certain unvested Semler Scientific Options held by the named executive officers. For this purpose, the value of each unvested Semler Scientific Option is an amount equal to (a) the assumed value per share of Semler Scientific Common Stock of $65.89 (as described in more detail in the section titled “—Quantification of Potential Payments and Benefits to Semler Scientific’s Named Executive Officers in connection with the Merger” above) minus (b) the per share exercise price of such Semler Scientific Option (prior to conversion into a Converted Option). Such amounts are “double-trigger” benefits in that they will become payable only if the named executive officer’s employment or service is terminated without cause at or during the six month period immediately following the Effective Time. For a description of the treatment of Semler Scientific Options in the Merger, see the section above titled “—Treatment of Outstanding Semler Scientific Equity Awards.”

(3)
Amounts shown reflect the current estimated cost of COBRA premiums for Dr. Murphy-Chutorian for nine months, as described above in the section titled “—Existing Semler Scientific Employment Agreements.” These amounts are “single-trigger” benefits as they will be paid to Dr. Murphy-Chutorian upon a termination of employment, regardless of when the termination occurs or the reason for the termination of employment (including voluntary resignation), subject to the execution and non-revocation of a separation agreement and release in favor of Semler Scientific. Ms. Cormier was not eligible to receive, and did not receive, payment of COBRA premiums upon termination of employment.

Strive Board’s Reasons for the Parent Share Issuance and Charter Amendment
In reaching its decision to approve the Parent Share Issuance and the Charter Amendment (the “Strive Board Approved Actions”), the Strive Board evaluated the Strive Board Approved Actions in consultation with Strive’s management, as well as Strive’s legal advisors, and considered a number of factors, including, among others, the following material factors (not necessarily in order of relative importance):
•	Attractive Value of Merger. The Strive Board’s determination that the Merger provides Strive Stockholders with attractive value in light of a number of factors, including:
•	the anticipated value of the Merger, based upon among other things the business, operations and historical financial performance of Strive and Semler Scientific;
•	the synergy of Semler Scientific’s medical device business and the expertise of Strive management and board members presents future opportunities for monetizing the medical device business;
•
the fact that the combined company will own over 10,900 Bitcoin, prior to any additional Bitcoin raised from future financings, in addition to sufficient cash held in reserve to support future perpetual preferred offerings; and

•
the fact that Strive Stockholders will have the opportunity to continue to participate in Strive’s expected future earnings growth and any increase in the value of their equity interest in Strive resulting therefrom following the Merger.

•
Post-Closing Governance Flexibility. The Strive Board’s determination that the Charter Amendment provides post-closing governance flexibility to the combined company in light of a number of factors, including:

•
the fact that eliminating the cap on the number of directors on the Strive Board facilitates adding directors with experience relevant to the combined company (including designees from the other party and/or independent directors with industry, operating, capital markets, regulatory and risk oversight expertise), while maintaining robust committee coverage and succession planning; and

•
the fact that the Charter Amendment has no adverse effect on Strive Stockholders’ rights, as such amendment does not change the process for electing or removing directors, the fiduciary duties of directors under applicable law, or stockholder voting standards.

•
High Likelihood of Completion. The Strive Board considered the likelihood of completion of the Merger to be high, particularly in light of the terms of the Merger Agreement and closing conditions, including:

•
the commitment of Semler Scientific in the Merger Agreement to use reasonable best efforts to satisfy conditions and complete the Merger and to obtain any regulatory approvals required to complete the Merger (as more fully described under “The Merger Agreement—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions to Completion of the Merger”);

•
the requirement that, if the Merger Agreement is terminated under certain circumstances, Semler Scientific must pay Strive a termination fee of $49,000,000 (as more fully described under “The Merger Agreement—Termination of the Merger Agreement”); and

•
the fact that stockholders of Strive beneficially owning approximately 57.4% of the outstanding voting power of Strive have voted or cause to be voted their shares of Strive Common Stock in favor of the Parent Share Issuance.

•
Other Considerations. The Strive Board also considered and balanced against the factors potentially weighing in favor of the Merger a number of uncertainties, risks, restrictions and other factors potentially weighing against the Merger, including the following (which are not necessarily presented in order of relative importance):

•
the risks and costs to Strive if the Merger is delayed or not consummated for any reason, including the diversion of management and employee attention, potential management and employee attrition, the potential disruptive effect on Strive’s business relationships and the potential negative impact on Strive’s operating results;

•
the fact that Strive’s directors, officers and employees have expended, and will continue to expend, extensive efforts to consummate the Merger to the potential detriment of their employment duties related to Strive’s day-to-day operations during the pendency of the Merger;

•
the fact that Strive could pursue other means of financing to acquire a comparable number of Bitcoin—such as public or private equity issuances (including PIPE or registered offerings), debt financing (including convertible notes), at-the-market programs, strategic investments or asset sales;

•	the risk of incurring substantial expenses related to the consummation of the Merger; and
•
the fact that completion of the Merger is subject to the satisfaction of certain closing conditions that are not within Strive’s control (as described in “The Merger Agreement—Conditions to Completion of the Merger”).

After taking into account all of the factors set forth above, as well as others, the Strive Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Parent Share Issuance and the Charter Amendment were outweighed by the potential benefits of the Parent Share Issuance and Charter Amendment to Strive Stockholders. The above discussion of the information and factors considered by the Strive Board are not intended to be exhaustive but rather to indicate the material matters considered by the Strive Board in reaching its determination and recommendation regarding the Parent Share Issuance and Charter Amendment. The Strive Board based its determination and recommendation on the totality of information presented and did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Strive Board may have considered various factors differently. The Strive Board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, did or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Strive Board each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this information statement/proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements”.
Interests of Strive Directors and Executive Officers in the Parent Share Issuance and Charter Amendment
In considering the recommendation of the Strive Board with respect to its approval of the Parent Share Issuance and approval and adoption of the Charter Amendment, Strive Stockholders should be aware that Strive’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of Strive Stockholders generally. The Strive Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. Please see “—Strive Board’s Reasons for the Parent Share Issuance and Charter Amendment.” These interests are summarized below.
Continuing Service as Directors on the Strive Board
After the Merger, the Strive Board will include each of the current directors from the Strive Board as of immediately prior to the Effective Time, in addition to one director, Eric Semler, from the current Semler Scientific Board. The Strive Board presently consists of ten (10) directors.
Continuing Employment with Strive
It is currently expected that the executive officers of Strive will continue their employment with Strive following the Effective Time on substantially similar terms and conditions as in existence immediately prior to the Effective Time.
None of Strive’s directors or executive officers is a party to, or participates in, a Strive plan, program, or arrangement that provides such director or executive officer with compensation that is based on or otherwise relates to the completion of the Parent Share Issuance and Charter Amendment.
Directors’ and Officers’ Insurance
Strive will continue to provide indemnification and insurance coverage to its directors and executive officers.
No Further Vote Required by Strive Stockholders
Following the execution of the Merger Agreement, Vivek Ramaswamy, Benjamin Pham, the Ramaswamy 2021 Irrevocable Trust and Cantor Fitzgerald Securities, the holders of shares representing an aggregate of 57.4% of the voting power of the outstanding Strive Common Stock as of September 22, 2025 executed and delivered to Strive the Strive Written Consent approving the Merger Agreement, and the transactions contemplated thereby (including the Merges and the Parent Share Issuance). On October 8, 2025, Vivek Ramaswamy, the Ramaswamy 2021 Irrevocable Trust and Benjamin Pham, the holders of shares representing an aggregate of 51.46% of the voting power of the Strive Common Stock as of October 8, 2025, executed and delivered a written consent approving the Charter Amendment. No further action by any Strive Stockholder is needed to approve the Parent Share Issuance, the Merger Agreement, the Merger, the Charter Amendment or any other transaction contemplated thereby.
Semler Scientific Common Stock Held by Strive Directors and Executive Officers
None of Strive’s directors or executive officers own Semler Scientific Common Stock.
Ownership of the Combined Company After the Merger
Upon completion of the Merger, we estimate that Semler Scientific’s former stockholders will own approximately 27% of the aggregate number of shares of Strive Common Stock outstanding immediately following the completion of the Merger on a fully diluted basis (after giving effect to the conversion of all shares of Strive Class B Common Stock into shares of Strive Class A Common Stock, but before giving effect to any other issuances or conversions), based on the number of shares of Strive Common Stock and Semler Scientific Common Stock outstanding on November 19, 2025, assuming no additional issuances of equity by either Strive or Semler Scientific. Strive Stockholders will continue to own their existing shares, which will not be affected by the Merger.
Board of Directors and Management Following the Merger
Following completion of the Merger, Strive will take all necessary action permitted by applicable law and the rules of any applicable stock exchange to cause Eric Semler (“Mr. Semler”), a director of Semler Scientific, to be appointed to the Strive Board as of the Effective Time, provided that Mr. Semler is able to meet Nasdaq’s independence criteria.
No Appraisal Rights or Dissenter’s Rights
Strive Stockholders and Semler Scientific Stockholders are not entitled to dissenter’s rights or appraisal rights in connection with the Merger, the Transactions or any of the Proposals.
Nasdaq Listing
Pursuant to the Merger Agreement, the shares of Strive Common Stock to be issued in the Parent Share Issuance must have been approved for listing on Nasdaq, subject to official notice of issuance prior to the completion of the Merger. If the Merger is completed, shares of Semler Scientific Common Stock will no longer be listed on Nasdaq and will be deregistered under the Exchange Act.
Anticipated Accounting Treatment
The Merger will be accounted for as a business combination in accordance with GAAP. Under this method of accounting, Semler Scientific will be treated as the “acquired” company for accounting purposes, and the Merger will be treated consistent with Strive issuing stock for the net assets of Semler Scientific. Because Strive will be treated as the accounting acquirer, Strive’s assets and liabilities will be recorded at their pre-combination carrying amounts. Semler’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Strive after the consummation of the transaction. Strive has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•	Strive Stockholders will retain the majority of the voting and economic value of the common shares of the combined company subsequent to the transaction;
•	The remaining voting interests held by former Semler Scientific Stockholders do not constitute a coordinated minority;
•	Strive’s designated leadership will control the combined entity’s operations post business combination; and
•	Strive’s existing directors will control the majority of the post business combination board.

Closing and Effective Time
The Merger will be completed and become effective at such time as the certificate of merger is duly filed with, and accepted for record by, the Secretary of State of the State of Delaware, or at such later time as agreed to by Strive and Semler Scientific and specified in the certificate of merger.
Assuming timely satisfaction of other closing conditions, including the approval by Semler Scientific Stockholders of the Proposals, Strive and Semler Scientific expect that the Merger will be completed by January 2026. There can be no assurances as to when, or if, the Merger will occur. Subject to certain conditions, either Strive or Semler Scientific may terminate the Merger Agreement if the Merger is not completed on or before March 22, 2026 (the “End Date”). The right to terminate the Merger Agreement after the End Date will not be available to Strive or Semler Scientific, as applicable, if that party’s breach of any provision of the Merger Agreement is the primary cause of the failure of the Merger to be consummated by such date. See “The Merger Agreement—Conditions to Closing” and “The Merger Agreement—Termination of the Merger Agreement”.
Effect on Semler Scientific if the Merger is Not Completed
If the Merger is not completed for any reason, Semler Scientific would remain a public company, and the Semler Scientific Common Stock would continue to be listed and traded on Nasdaq, assuming Semler Scientific meets all of Nasdaq’s continuing listing standards.
Regulatory Approvals Required for the Merger
The consummation of the Merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware, (ii) the declaration by the SEC of the effectiveness of the registration statement, of which this information statement/proxy statement/prospectus forms a part, and any required notice or other filings under applicable state securities laws, and (iii) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.
Controlled Company Exemption
Certain existing Strive Stockholders, including Vivek Ramaswamy, entered into the Shareholders’ Agreement, and, as of September 30, 2025, collectively beneficially owned more than 50% of the voting power of Strive’s outstanding voting securities. Therefore, as of September 30, 2025, Strive is a “controlled company” within the meaning of the listing rules of Nasdaq. So long as such stockholders collectively beneficially own more than 50% of the voting power of Strive and subject to applicable Nasdaq transition requirements, Strive may rely on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of the Strive Board must be independent directors. Because Strive elected to rely on the “controlled company” exemption, a majority of the members of the Strive Board may not be independent directors, and Strive’s nominating and corporate governance and compensation committees might not consist entirely of independent directors. Strive’s status as a controlled company could cause the shares of Strive Common Stock to be less attractive to certain investors or otherwise harm Strive’s trading price. As a result, Strive Stockholders would not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the Merger Agreement and the Amendment to the Merger Agreement attached as Annex A and Annex B, respectively, to, and incorporated by reference into, this information statement/proxy statement/prospectus. You are encouraged to read the Merger Agreement and the Amendment to the Merger Agreement in their entirety because they are the legal documents that govern the Merger.
Explanatory Note
The Merger Agreement and the summary of its terms and conditions in this information statement/proxy statement/prospectus have been included to provide information about the terms and conditions of the Merger Agreement. The Merger Agreement and the summary of its terms and conditions are not intended to provide any other factual information about Strive, Merger Sub, Semler Scientific or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement: were made by Strive, Merger Sub, and Semler Scientific only for purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the Merger Agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Strive, Merger Sub, Semler Scientific or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Strive’s or Semler Scientific’s public disclosures.
For the foregoing reasons, the representations, warranties, covenants and agreements in the Merger Agreement and any description of those provisions in the information statement/proxy statement/prospectus should be read only in conjunction with the other information provided elsewhere in this information statement/proxy statement/prospectus or incorporated by reference into this information statement/proxy statement/prospectus.
Structure of the Merger
The Merger Agreement provides for a transaction in which Merger Sub will merge with and into Semler Scientific, upon the terms and subject to the conditions set forth in the Merger Agreement. Semler Scientific will be the surviving corporation in the Merger (Semler Scientific, as the surviving corporation in the Merger) and will, following completion of the Merger, be a wholly owned subsidiary of Strive. The Merger Agreement originally contemplated the Second Merger following the Merger, but the parties decided not to pursue the Second Merger as set forth in the Amendment to the Merger Agreement.
After completion of the Merger, the amended and restated certificate of incorporation attached as Annex C to this information statement/proxy statement/prospectus and the bylaws of Merger Sub in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case, until amended in accordance with applicable law and the certificate of incorporation and bylaws, as applicable. After completion of the Merger, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in accordance with applicable law.
Completion and Effectiveness of the Merger
The Merger will be completed and become effective at such time as a certificate of merger with respect to the Merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by Strive and Semler Scientific and specified in such certificate of merger). Unless another date and time are agreed to by Strive and Semler Scientific, completion of the Merger will occur on the third business day following satisfaction or, to the extent permitted by applicable law, waiver of the conditions to completion of the Merger (other than those conditions that by their nature are to be satisfied at completion of the Merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the time of completion of the Merger) described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 147 of the information statement/proxy statement/prospectus.
As of the date of this information statement/proxy statement/prospectus, Strive and Semler Scientific expect that the Merger will be completed in January 2026. However, completion of the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to completion of the Merger, which are summarized below. There can be no assurances as to when, or if, the Merger will occur. If the Merger is not completed on or before the end date (March 22, 2026), either Strive or Semler Scientific may terminate the Merger Agreement. The right to terminate the Merger Agreement after the end date will not be available to Strive or Semler Scientific, as applicable, if that party’s breach of any provision of the Merger Agreement resulted in the failure of the Merger to be completed by the end date. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Termination of the Merger Agreement” beginning on page 147 of the information statement/proxy statement/prospectus.
Merger Consideration
At the completion of the Merger, each share of Semler Scientific Common Stock outstanding immediately prior to the Effective Time (except for Excluded Shares (as defined in the Merger Agreement)) will automatically be converted into the right to receive 21.05 shares of Strive Class A Common Stock (with cash payable in lieu of any fractional shares as described under “The Merger Agreement—Fractional Shares” beginning on page 144 of the information statement/proxy statement/prospectus).
Fractional Shares
No fractional shares of Strive Class A Common Stock will be issued to any holder of shares of Semler Scientific Common Stock upon completion of the Merger. Instead, all fractional shares of Strive Class A Common Stock that a holder of shares of Semler Scientific Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated and, if a fractional share results from such aggregation, such holder will be entitled to receive, in lieu of such fractional share, an amount in cash determined by multiplying the fraction of the applicable share of Strive Class A Common Stock to which such holder would otherwise have been entitled by the closing price of such applicable share of Strive Class A Common Stock on the Nasdaq on the last trading day preceding the date of the completion of the Merger. No interest will be paid or accrued on cash payable in lieu of fractional shares of Strive Class A Common Stock.
Procedures for Surrendering Semler Scientific Stock Certificates
The conversion of Semler Scientific Common Stock into the right to receive the Merger Consideration will occur automatically at the Effective Time. Prior to the Effective Time, Strive will appoint an exchange agent reasonably acceptable to Semler Scientific and enter into an exchange agent agreement with the exchange agent providing for the exchange agent to handle the exchange of shares of Semler Scientific Common Stock represented by certificates (each such certificate, a “Certificate”), and uncertificated shares of Semler Scientific Common Stock (each such share, an “Uncertificated Share”), for the Merger Consideration. As of the Effective Time, Strive will deposit with the exchange agent, for the benefit of the holders of shares of Semler Scientific Stock, for exchange, evidence of shares in book-entry form representing the shares of Strive Common Stock issuable in exchange for outstanding shares of Semler Scientific Common Stock. Strive will also make promptly available to the exchange agent, from time to time as needed, additional cash sufficient to pay any dividends or other distributions to which holders of shares of Semler Scientific Common Stock are entitled pursuant to the Merger Agreement or cash in lieu of any fractional share of Strive Common Stock to which any of those holders are entitled pursuant to the Merger Agreement. Promptly after the Effective Time and in any event within three business days after completion of the Merger, Strive will, or will cause the exchange agent to, send to each holder of Certificates a letter of transmittal and instructions explaining how to surrender those Certificates or transfer Uncertificated Shares to the exchange agent.
Semler Scientific Stockholders who submit a properly completed letter of transmittal, together with their Certificates (in the case of certificated shares of Semler Scientific Stock) or other evidence of transfer requested by the exchange agent (in the case of a book-entry transfer of Uncertificated Shares), will receive the applicable Merger Consideration into which such shares of Semler Scientific Common Stock were converted in the Merger. The shares of Strive Common Stock constituting the Merger Consideration will be delivered to Semler Scientific Stockholders in uncertificated book-entry form unless a physical certificate is required under applicable law. After completion of the Merger, each Certificate that previously represented shares of Semler Scientific Common Stock and each Uncertificated Share that previously was registered to a holder on Semler Scientific’s Stock transfer books (except for shares of Semler Scientific Common Stock held by Semler Scientific as treasury stock or by Strive) will only represent the right to receive the Merger Consideration into which those shares of Semler Scientific Common Stock have been converted (and cash in lieu of any fractional shares of Strive tock as described under “Certain U.S. Federal Income Tax Consequences to Holders Of Shares Of Semler Scientific Common Stock” beginning on page 250 of the information statement/proxy statement/prospectus, and any dividends on the shares of Strive Common Stock into which such shares of Semler Scientific Common Stock have been converted as described below under “The Merger Agreement—Procedures for Surrendering Semler Scientific Stock Certificates” beginning on page 145 of the information statement/proxy statement/prospectus).
Neither Strive nor Semler Scientific will be responsible for transfer or other similar taxes and fees incurred by holders of Semler Scientific Common Stock in connection with the Merger. Those taxes and fees, if any, will be the sole responsibility of such Semler Scientific Stockholders. In addition, if there is a transfer of ownership of Semler Scientific Common Stock that is not registered in the records of Semler Scientific’s transfer agent, payment of the Merger Consideration as described above (and cash in lieu of any fractional shares of Strive Common Stock as described under “Certain U.S. Federal Income Tax Consequences to Holders Of Shares Of Semler Scientific Common Stock” beginning on page 250 of the information statement/proxy statement/prospectus, and any dividends on the shares of Strive Common Stock into which such shares of Semler Scientific Common Stock have been converted as described below under “The Merger Agreement—Procedures for Surrendering Semler Scientific Stock Certificates” beginning on page 145 of the information statement/proxy statement/prospectus) will be made to a person other than the person in whose name the Certificate or Uncertificated Share so surrendered is registered only if the Certificate is properly endorsed or otherwise is in proper form for transfer or the Uncertificated Share is properly transferred, and the person requesting such payment must pay to the exchange agent any transfer or other similar taxes required as a result of such payment or satisfy the exchange agent that any transfer or other similar taxes have been paid or are not payable.
After completion of the Merger, Strive will not pay dividends or other distributions with a record date on or after the Effective Time to any holder of any Certificates or Uncertificated Shares with respect to the shares of Strive Class A Common Stock into which such holder’s shares of Semler Scientific Common Stock have been converted until the holder surrenders the Certificates or transfers the Uncertificated Shares in accordance with the Merger Agreement. However, once those Certificates or Uncertificated Shares are surrendered or transferred, the exchange agent will promptly pay to the holder, without interest, any dividends or other distributions on the shares of Strive Common Stock into which such shares of Semler Scientific Common Stock have been converted with a record date on or after the Effective Time that have been paid prior to such surrender or transfer, as applicable.
Treatment and Quantification of Semler Scientific Equity Awards
As of the Effective Time, each Semler Scientific Option that is outstanding under the Semler Scientific Stock Plans shall be converted into a Converted Option to purchase, on the same terms and conditions (including with respect to vesting and exercisability, except that if (i) the holder is a non-employee director whose service to Semler Scientific continues through the Closing Date, or (ii) if the holder’s employment or service to Semler Scientific is terminated by Semler Scientific without “cause” at or during the six months immediately following the Effective Time, the vesting of the unvested portion of the Converted Option will immediately accelerate as of the Effective Time (in the case of clause (i) above) or the date of such termination of employment (in the case of clause (ii) above) as were applicable to such Semler Scientific Option immediately prior to the Effective Time, the number of shares of Strive Class A Common Stock, rounded down to the nearest whole share, determined by multiplying the numbers of shares of Semler Scientific Common Stock subject to such Semler Scientific Option immediately prior to the Effective Time divided by the Exchange Ratio.
Listing of Shares of Strive Common Stock
The Merger Agreement obligates Strive to use its reasonable best efforts to cause the shares of Strive Common Stock to be issued as part of the Merger Consideration to be listed on Nasdaq no later than the Effective Time, subject to official notice of issuance.

Approval for listing on the Nasdaq of the shares of Strive Common Stock issuable to Semler Scientific Stockholders in the Merger, subject to official notice of issuance, is a condition to the obligations of Strive, Semler Scientific and Merger Sub to complete the Merger.
Governance Matters Following Completion of the Merger
Strive will take all actions permitted by applicable law and the rules of any applicable stock exchange so that, effective as of the completion of the Merger, one individual from the Semler Scientific Board (Eric Semler) will become a director on the Strive Board until his successor is duly elected or appointed and qualified in accordance with applicable law or until his earlier resignation, death or removal; provided that such designee shall meet Nasdaq’s independence criteria.
Conditions to Completion of the Merger
Mutual Conditions to Completion
The obligation of each of Strive, Semler Scientific and Merger Sub to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:
•	the affirmative vote of the holders of a majority of the outstanding shares of Semler Scientific Common Stock approving and adopting the Merger Agreement;
•
the affirmative vote of the holders of a majority of the outstanding voting power of the outstanding shares of Strive Common Stock approving the issuance of shares of Strive Common Stock in connection with the Merger, which affirmative vote was obtained via written consent by the requisite Strive Stockholders promptly following the execution of the Merger Agreement;

•
absence of (x) any applicable law or order preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and (y) any litigation or similar legal action by any governmental authority (in any jurisdiction in which Strive, Semler Scientific or any of their respective subsidiaries conducts material operations) seeking to prohibit or restrain the Merger;

•
effectiveness under the Securities Act of the registration statement for the shares of Strive Common Stock being issued in the Merger (of which the information statement/proxy statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any pending proceedings for that purpose; and

•	approval for the listing on the Nasdaq of the shares of Strive Common Stock to be issued in the Merger, subject to official notice of issuance.
Additional Conditions to Completion for the Benefit of Strive and Merger Sub
In addition to the conditions of all parties’ obligations to complete the Merger, the obligation of each of Strive and Merger Sub to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Strive) of the following conditions:
•
the accuracy of the representations and warranties made in the Merger Agreement by Semler Scientific as of the date of the Merger Agreement and as of the date of completion of the Merger, subject to certain materiality thresholds;

•	performance in all material respects by Semler Scientific of the obligations required to be performed by it at or prior to the Effective Time;
•
the absence since the date of the Merger Agreement of any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Semler Scientific (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 149 of the information statement/proxy statement/prospectus for the definition of material adverse effect);

•	receipt of a certificate signed by an executive officer of Semler Scientific as to the satisfaction of the conditions described in the preceding three bullets; and
•
(x) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act without the imposition of a Burdensome Condition (see “The Merger Agreement—Reasonable Best

Efforts Covenant” beginning on page 157 of the information statement/proxy statement/prospectus for the definition of Burdensome Condition) (including any Burdensome Condition that would come into effect at completion of the Merger), (y) there being no applicable law or order in force and effect that would impose a Burdensome Condition (including any Burdensome Condition that would come into effect at completion of the Merger) and (z) there being no pending litigation or similar legal action by any governmental authority (in any jurisdiction in which Strive, Semler Scientific or any of their respective subsidiaries conducts material operations) seeking to impose a Burdensome Condition.
Additional Conditions to Completion for the Benefit of Semler Scientific
In addition to the conditions to all parties’ obligations to complete the Merger, the obligation of Semler Scientific to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Semler Scientific) of the following conditions:
•
the accuracy of the representations and warranties made in the Merger Agreement by Strive as of the date of the Merger Agreement and as of the date of completion of the Merger, subject to certain materiality thresholds;

•	performance in all material respects by Strive and Merger Sub of the obligations required to be performed by them at or prior to the Effective Time;
•
the absence since the date of the Merger Agreement of any event, circumstance, development, change, occurrence, or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Strive (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 149 of the information statement/proxy statement/prospectus for the definition of material adverse effect);

•	receipt of a certificate signed by an executive officer of Strive as to the satisfaction of the conditions described in the preceding three bullets; and
•
the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (as described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 143 of the information statement/proxy statement/prospectus).

Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by Semler Scientific, on the one hand, and Strive, on the other hand, made solely for the benefit of the other, and that are subject in some cases to exceptions and qualifications, including, among other things, as to materiality and material adverse effect (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 149 of the information statement/proxy statement/prospectus for the definition of material adverse effect). Furthermore, the assertions embodied in those representations and warranties are qualified by information in the confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The confidential disclosure schedules to the Merger Agreement contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. The representations and warranties made by the parties in the Merger Agreement relate to, among other things:
•	corporate existence, good standing and qualification to do business;
•	due authorization, execution and validity of the Merger Agreement and the applicable ancillary agreements;
•	governmental consents necessary to complete the transactions contemplated by the Merger Agreement;
•
absence of any conflict with or violation or breach of organizational documents, laws or regulations or agreements as a result of the execution, delivery or performance of the Merger Agreement, the ancillary agreements and completion of the Merger and the other transactions contemplated by the Merger Agreement;

•	capitalization;
•	subsidiaries;
•	regulatory reports and SEC filings and internal controls over financial reporting;

•	financial statements and financial matters;
•	information provided by the applicable party for inclusion in disclosure documents to be filed with the SEC in connection with the Merger;
•
conduct of business in the ordinary course of business consistent with past practice and absence of any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the applicable party;

•	absence of undisclosed material liabilities;
•	absence of pending or threatened legal proceedings and investigations;
•	compliance with laws, regulations, orders and permits;
•	material contracts;
•	digital assets;
•	FDA, medical device and compliance matters.
•	tax matters;
•	employees, employee benefit plans and labor matters;
•	intellectual property and real property matters;
•	environmental matters;
•	certain stock ownership matters;
•	absence of any undisclosed broker’s or finder’s fees payable in connection with the Merger;
•	receipt of opinions from financial advisors (in the case of Semler Scientific); and
•	inapplicability of anti-takeover statutes.
The representations and warranties in the Merger Agreement do not survive the completion of the Merger.
See “The Merger Agreement—Explanatory Note” beginning on page 144 of the information statement/proxy statement/prospectus for additional information.
Definition of “Material Adverse Effect”
Many of the representations and warranties in the Merger Agreement are qualified by a “material adverse effect” standard with respect to the party making such representations and warranties.
For purposes of the Merger Agreement, “material adverse effect” means, with respect to Strive or Semler Scientific, as the case may be, any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, is or is reasonably likely to result in a material adverse effect on (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of that party and its subsidiaries, taken as a whole, or (ii) the ability of that party and its subsidiaries to timely consummate the Closing (including the Merger) on the terms set forth in the Merger Agreement or to perform their agreements and covenants thereunder, except, in the case of clause (i), to the extent resulting from, arising out of, or relating to any of the following:
•
any changes after the date of the Merger Agreement in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;

•	any changes after the date of the Merger Agreement in conditions generally affecting the industries in which that party or any of its subsidiaries materially engages;
•
any decline, in and of itself, in the market price or trading volume of that party’s stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to that party or any of its subsidiaries (but not any facts or occurrences giving rise to or contributing to that decline that are not otherwise excluded from the definition of material adverse effect);

•
any failure, in and of itself, by that party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not any facts or occurrences giving rise to or contributing to that failure that are not otherwise excluded from the definition of material adverse effect);

•
the execution and delivery of the Merger Agreement, the public announcement or the pendency of the Merger Agreement (except with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger Agreement);

•	any changes after the date of the Merger Agreement in any applicable law or generally accepted accounting principles (or authoritative interpretations thereof);
•	any action or omission of a party to the Merger Agreement pursuant to the written consent of the other party to the Merger Agreement;
•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including COVID-19); or
•	with respect only to Semler Scientific:
○
any changes in the price or trading volume of Bitcoin; (but not any facts or occurrences giving rise to or contributing to that failure that are not otherwise excluded from the definition of material adverse effect); or

○
any regulatory or clinical, competitive, pricing, reimbursement, supply or manufacturing effects relating to or affecting QuantaFlo or any product competitive with or related to QuantaFlo (except with respect to any representation or warranty that is intended to address the consequences of any regulatory or clinical, competitive, pricing, reimbursement, supply or manufacturing effects relating to or affecting QuantaFlo or any product competitive with or related to QuantaFlo).

except, in the case of the first, second, sixth, eighth bullet and the second sub-bullet of the nineth bullet in the immediately preceding list, to the extent that any such event, circumstance, development, change, occurrence or effect has a disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, change, occurrence, or effect has on other companies operating in the securities brokerage industry or the other industries in which that party or any of its subsidiaries materially engages.
Conduct of Business Pending the Merger
In general, except (i) as required by applicable law, (ii) as otherwise required or expressly permitted by the Merger Agreement or (iii) as consented to by Strive in writing (e-mail being sufficient) (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications, from the date of the Merger Agreement until the Effective Time, Semler Scientific and each of its subsidiaries are required to conduct their business in the ordinary course of business consistent with past practice. In addition, subject to the exceptions described in the preceding sentence, Semler Scientific and each of its subsidiaries are required to use its commercially reasonable efforts to (i) preserve intact its business organization and relationships with clients, members, suppliers, lenders, licensors, licensees, governmental authorities with jurisdiction over its operations and other third parties having material business relationships with it and its subsidiaries and (ii) maintain in effect all material governmental consents, approvals, permits or other confirmations necessary for the operation of Semler Scientific’s or its subsidiaries’ business.
Without limiting the generality of the foregoing, except (i) as required by applicable law, (ii) as otherwise required or expressly permitted by the Merger Agreement or (iii) as consented to by Strive (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to certain bullets in the following list), and subject to certain exceptions and qualifications, from the date of the Merger Agreement until the Effective Time, Semler Scientific and each of its subsidiaries is not permitted to, among other things and subject to certain exceptions:
•	amend its organizational documents;
•	merge or consolidate with any other entity;
•
acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (w) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $500,000 in the aggregate, (x) acquisitions of Bitcoin consistent with Semler Scientific’s investment policy in effect as of the date of the Merger Agreement and (y) certain intercompany transactions;
•
adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

•
(i) split, combine or reclassify any securities, stock, shares, units, warrants, calls, options or other similar rights issued by Semler Scientific (“Company Securities”) (whether by merger, consolidation or otherwise) (other than transactions (1) solely among Semler Scientific and one or more of its wholly owned subsidiaries or (2) solely among Semler Scientific’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any Company Securities, (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company Securities or any securities, stock, shares, units, warrants, calls, options or other similar rights issued by any subsidiaries of Semler Scientific (“Company Subsidiary Securities”) (other than dividends or distributions by a subsidiary of Semler Scientific to Semler Scientific or a wholly owned subsidiary of Semler Scientific) (in the case of this clause (iii), other than any dividends or other distributions by a subsidiary of Semler Scientific to Semler Scientific or a subsidiary thereof), or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or Company Subsidiary Securities, other than certain repurchases in connection with the exercise of stock options in accordance with the terms of Semler Scientific’s stock option plans;

•
issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (i) the issuances of Semler Scientific Common Stock upon the exercise of Semler Scientific Options in accordance with the terms of the Semler Scientific Stock Plans and such Semler Scientific Option award or (ii) the issuance of any Company Subsidiary Securities to Semler Scientific or any of its wholly owned subsidiaries;

•
authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, subject to certain exceptions, other than (i) as contemplated by Semler Scientific’s capital expenditure budget and (ii) any other capital expenditures not to exceed $500,000 in the aggregate;

•
sell, lease, license, sublicense, transfer or otherwise dispose of, or fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any of Semler Scientific’s subsidiaries or any of Semler Scientific’s or its subsidiaries’ assets, securities, interests, businesses or properties, other than (i) dispositions in the ordinary course of business with a purchase price not in excess of $500,000 (provided, that this clause (i) does not apply to Bitcoin) in the aggregate or (ii) certain intercompany transactions;

•
sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, create or incur any lien (other than liens permitted under the Merger Agreement) on or otherwise fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any of Semler Scientific’s material owned intellectual property or licensed intellectual property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;

•
subject to certain exceptions, make any loans or extension of credit in excess of $1,000,000 in a single transaction or renewals of loans or extensions of credit in excess of $1,000,000, or make any advances or capital contributions to, or investment in, any other person, other than loans, advances or capital contributions by Semler Scientific to its wholly owned subsidiaries, by an Semler Scientific subsidiary to Semler Scientific and amongst wholly owned subsidiaries of Semler Scientific;

•	incur, assume, suffer to exist or otherwise be liable with respect to, or guarantee or repurchase, or enter into any contract with respect to, any indebtedness for borrowed money;
•
create or incur any lien (except for liens permitted under the Merger Agreement) on any material asset other than liens created or incurred under certain existing or otherwise permitted indebtedness under the Merger Agreement, and liens on assets subject to capital leases entered into in the ordinary course of business;

•
(i) enter into any material contract (including (x) by amendment of any contract that is not a material contract such that such contract becomes a material contract or (y) through acquisition of a subsidiary that is bound by a material contract) (in each case, other than in the ordinary course of business with respect to certain material contracts) or (ii) terminate, renew, extend or amend in any material respect any material contract or waive any material right thereunder (other than in the ordinary course of business with respect to certain material contracts);

•
terminate, amend or modify any material governmental consent, approval, permit or other confirmation necessary for the operation of Semler Scientific’s or its subsidiaries’ businesses in a manner material and adverse to Semler Scientific and its subsidiaries, taken as a whole;

•
except as required by Semler Scientific’s employee benefit plans in effect as of the date of the Merger Agreement and except as otherwise set forth in the confidential disclosure schedules to the Merger Agreement, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any current or former director, officer, employee or individual contractor of Semler Scientific or any of its subsidiaries (each, a “Service Provider”), (ii) except in the ordinary course of business consistent with past practice with Service Providers other than key employees, enter into any employment, offer letter, term sheet, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former Service Provider, (iii) establish, adopt, amend or enter into any material employee benefits plan, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (iv) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (v) increase the compensation, bonus or other benefits payable to any current or former Service Provider, (vi) hire any key employees or (vii) terminate (other than for cause) any key employees or provide any key employees with the right to resign with “good reason” or term of similar meaning;

•
make any material change in Semler Scientific’s method of financial accounting, except as required by reason of a change in United States generally accepted accounting principles or Regulation S-X under the Exchange Act, as approved by Semler Scientific’s independent public accountants;

•	enter into any material new line of business;
•
(i) make or change any material tax election, (ii) change any annual tax accounting period, (iii) adopt or change any material method of tax accounting, (iv) enter into any material closing agreement with respect to taxes or (v) settle or surrender (including by entering into a closing agreement) any material tax claim, audit or assessment;

•
settle, compromise, or offer or propose to settle or compromise, any claim, action, suit, dispute, investigation, regulatory examination, arbitration, or other proceeding, whether pending or threatened, (i) involving or against Semler Scientific or its subsidiaries, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by Semler Scientific and its subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief will be deemed not to be in the ordinary course of business), (ii) that relates to the transactions contemplated by the Merger Agreement or (iii) initiated by a stockholder of Semler Scientific;

•	enter into or materially expand any business outside of the U.S. and its territories; or
•	agree, resolve, authorize, commit or propose to do any of the foregoing.
Except (i) as required by applicable law, (ii) as otherwise required or expressly permitted by the Merger Agreement or (iii) as consented to by Semler Scientific in writing (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications, from the date of the Merger Agreement until the Effective Time, Strive and each of its subsidiaries is not permitted to, among other things:
•	amend its organizational documents in a manner that would be materially adverse to Semler Scientific Stockholders;
•	merge or consolidate with any other entity;

•
acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, except as would not, individually or in the aggregate, reasonably be expected to, prevent or delay beyond the end date set forth in the Merger Agreement the clearing of the information statement/proxy statement/prospectus by the SEC and the effectiveness of the registration statement under the Securities Act;

•
adopt or propose a plan of complete or partial merger, liquidation, consolidation, recapitalization, restructuring, or other reorganization or dissolution with respect to Strive or Merger Sub, or resolutions providing for such a merger, liquidation, consolidation, recapitalization, restructuring or other reorganization or dissolution with respect to Strive or Merger Sub;

•
declare, set aside or pay or make any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of Strive Common Stock or capital stock of its subsidiaries or other securities, other than any dividends or other distributions to Strive or any other subsidiary thereof; or

•	agree, resolve, authorize, commit or propose to do any of the foregoing.
For the avoidance of doubt, nothing in the Merger Agreement will restrict Strive’s ability to continue to pursue its plan to issue senior cumulative variable rate perpetual preferred equity instruments or to raise additional capital or issue or grant any equity securities, including through an at-the-money offering.
Obligations to Call the Special Meeting
Semler Scientific has agreed to, in consultation with Strive, establish a record date for and, as promptly as practicable after the effectiveness of the registration statement on Form S-4, of which the information statement/proxy statement/prospectus forms a part, duly call and give notice of a meeting of its stockholders entitled to vote on the Merger, at which Semler Scientific will seek the vote of Semler Scientific Stockholders required to approve and adopt the Merger Agreement. The record date for the meeting of Semler Scientific Stockholders must be prior to the effectiveness of the registration statement on Form S-4, of which the information statement/proxy statement/prospectus forms a part.
Subject to the rights of the Semler Scientific Board to make a Company Adverse Recommendation Change, as discussed under “The Merger Agreement—No Solicitation” beginning on page 154 of the information statement/proxy statement/prospectus, Semler Scientific has agreed to use its reasonable best efforts to cause the required vote of its stockholders in connection with the Merger to be received at the Special Meeting of Semler Scientific Stockholders and to comply with all legal requirements applicable to such meeting.
Semler Scientific may not adjourn, postpone or otherwise delay the Special Meeting without the prior written consent of Strive. However, Semler Scientific may, without the prior written consent of Strive, adjourn or postpone the meeting of its stockholders at its election or upon the written request of Strive, if Semler Scientific believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to distribute any supplement or amendment to the information statement/proxy statement/prospectus that Semler Scientific Board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplement or amendment to be reviewed by Semler Scientific Stockholders prior to such meeting.
If, on the date of the Special Meeting, Strive reasonably determines in good faith that Semler Scientific has not received proxies representing a sufficient number of shares of Semler Scientific Common Stock required to approve and adopt the Merger Agreement, Semler Scientific shall at its election or upon the written request of Strive adjourn the Special Meeting until such date as shall be mutually agreed upon by and Strive and shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the vote required to approve and adopt the Merger Agreement; provided that Semler Scientific shall not be obligated to adjourn the Special Meeting more than twice at the request of Strive.
Obligations to Recommend the Approval and Adoption of the Merger Agreement
As discussed under “Proposal I: Approval and Adoption of the Merger Agreement” and “The Merger—Semler Scientific’s Reasons for the Merger; Recommendation of the Semler Scientific Board” beginning on page 119, of this information statement/proxy statement/prospectus, the Semler Scientific Board unanimously recommends that Semler Scientific Stockholders vote “FOR” the approval and adoption of the Merger Agreement. The Semler

Scientific Board, however, may (i) withdraw or qualify, amend or modify in a manner adverse to Strive its recommendation that Semler Scientific Stockholders approve and adopt the Merger Agreement, or (ii) recommend, adopt or approve a Company Acquisition Proposal (as defined below) for Semler Scientific, in each case, under specified circumstances as discussed under “The Merger Agreement—No Solicitation” beginning on page 153 of the information statement/proxy statement/prospectus.
No Solicitation
Subject to the exceptions described below, Semler Scientific has agreed, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, not to, and to cause its subsidiaries and its and its subsidiaries’ representatives not to, directly or indirectly, among other things: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Semler Scientific or any of its subsidiaries or afford access to the business, properties, assets, books or records of Semler Scientific or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that Semler Scientific knows, or should reasonably be expected to know, is seeking to make, or has made, a Company Acquisition Proposal, (iii) (x) fail to make, or withdraw or qualify, amend or modify in a manner adverse to Strive, the recommendation of the Semler Scientific Board that Semler Scientific Stockholders vote in favor of the approval and adoption of the Merger Agreement (and any failure to publicly and without qualification either (A) recommend against such Company Acquisition Proposal or (B) reaffirm the recommendation of the Semler Scientific Board that Semler Scientific Stockholders vote in favor of the approval and adoption of the Merger Agreement, in each case, within 10 business days after a Company Acquisition Proposal is made public or any request by Strive to do so will be treated as a withdrawal of the recommendation of the Semler Scientific Board that is adverse to Strive), (y) fail to make, or to include in the information statement/proxy statement/prospectus the recommendation of the Semler Scientific Board that Semler Scientific Stockholders vote in favor of the approval and adoption of the Merger Agreement or (z) recommend, adopt or approve or publicly propose to recommend, adopt or approve a Company Acquisition Proposal for Semler Scientific (any of the actions described in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make any anti-takeover laws and regulations of the State of Delaware, including Section 203 of the Delaware General Corporation Law, inapplicable to any third party or Company Acquisition Proposal or (v) fail to enforce, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Semler Scientific or any of its subsidiaries (provided that if the Semler Scientific Board determines in good faith that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then (i) Semler Scientific may waive any such standstill or similar agreement to the extent necessary to permit the person bound by such provision or agreement to make a Company Acquisition Proposal to the Semler Scientific Board (ii) concurrently with such waiver by Semler Scientific, any standstill or similar provisions in the confidentiality agreement between Strive and Semler Scientific will immediately and automatically cease to be of any force or effect). The Merger Agreement provides that any breach (or willful breach, as applicable) of the foregoing obligations by Semler Scientific’s subsidiaries or Semler Scientific’s or its subsidiaries’ representatives shall be deemed to be a breach (or willful breach, as applicable) of such obligations by Semler Scientific.
However, if at any time prior to the approval and adoption of the Merger Agreement by Semler Scientific Stockholders, the Semler Scientific Board receives a bona fide written Company Acquisition Proposal made after the date of the Merger Agreement that has not resulted from a material breach of the solicitation restrictions described in the first paragraph of this section (“The Merger Agreement—No Solicitation” beginning on page 154 of this information statement/proxy statement/prospectus), the Semler Scientific Board is permitted to, subject to certain exceptions and qualifications described in the Merger Agreement:
•
(i) engage in negotiations or discussions with any third party that, subject to Semler Scientific’s compliance with the solicitation restrictions described in the first paragraph of this section (“The Merger Agreement—No Solicitation” beginning on page 154 of this information statement/proxy statement/prospectus), has made, after the date of the Merger Agreement, an unsolicited bona fide written Company Acquisition Proposal that the Semler Scientific Board determines in good faith, after consultation with its financial advisor and outside legal counsel to Semler Scientific, constitutes or would reasonably be expected to lead to a Company Superior Proposal (as defined below), and (ii) thereafter furnish to such third party and its representatives non-public information relating to Semler Scientific or any of its subsidiaries pursuant to a confidentiality agreement between Semler Scientific and such third party with terms no less favorable to Semler Scientific than in the confidentiality agreement between Strive and Semler Scientific, so long as all such nonpublic information (to the extent not previously provided or made available to Strive) is provided or made available to Strive prior to or substantially concurrently with the time it is provided or made available to such third party; and
•	make a Company Adverse Recommendation Change involving or relating to the occurrence of a Company Intervening Event (as defined below).
Semler Scientific is only permitted to take the actions described in the two bullets above if the Semler Scientific Board determines in good faith by majority vote, after consultation with Semler Scientific’s outside legal counsel and its financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.
In addition, the Semler Scientific Board is not permitted to take any of the actions described in the first bullet above, other than interacting with the person or entity who made a Company Acquisition Proposal and such person’s representatives solely to clarify the terms and conditions of such Company Acquisition Proposal, unless Semler Scientific has delivered to Strive written notice advising Strive that it intends to take such action. Semler Scientific must also notify Strive promptly (but in no event later than 24 hours) after receipt by Semler Scientific (or any of its representatives) of any Company Acquisition Proposal or any written request for information relating to Semler Scientific or any of its subsidiaries or for access to the business, properties, assets, books or records of Semler Scientific or any of its subsidiaries by any third party that to the knowledge of Semler Scientific or any member of the Semler Scientific Board, is considering making, is reasonably likely to make or has made a Company Acquisition Proposal. Semler Scientific must also keep Strive reasonably informed, on a reasonably current basis, of the status and details of any Company Acquisition Proposal (including any changes thereto) and must promptly (but in no event later than 24 hours after receipt) provide to Strive copies of all material correspondence and written materials sent or provided to Semler Scientific or any of its affiliates that describes any material terms or conditions of any Company Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).
In addition, the Semler Scientific Board is not permitted to make a Company Adverse Recommendation Change in response to a Company Superior Proposal unless (i) Semler Scientific promptly notifies Strive, in writing at least four business days before taking that action, that it intends to take that action, attaching the most current version of any proposed agreement (or a reasonably detailed summary of all material terms thereof) and the identity of the third party making such Company Superior Proposal, (ii) if requested by Strive, Semler Scientific negotiates in good faith with Strive during such four-business-day period regarding any proposal to amend the terms of the Merger Agreement, and (iii) after such four-business-day period, the Semler Scientific Board after discussions with Semler Scientific’s outside legal counsel and financial advisor, determines in good faith, taking into account any proposal by Strive to amend the terms of the Merger Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal. Any amendment to the financial terms or other material terms of such Company Superior Proposal will require a new written notification from Semler Scientific to Strive and will commence a new notice period under the preceding sentence, except that such new notice period will be for two business days rather than four business days. After Semler Scientific’s delivery of such written notice pursuant to the terms of the Merger Agreement summarized in this paragraph and until the termination of the Merger Agreement in accordance with its terms, Semler Scientific is obligated to promptly keep Strive informed of all material developments affecting the material terms of any such Company Superior Proposal (and Semler Scientific must provide Strive with copies of any additional written materials received that relate to such Company Superior Proposal).
The Semler Scientific Board is not permitted to make a Company Adverse Recommendation Change involving or related to a Company Intervening Event unless (i) Semler Scientific has provided Strive at least five business days prior written notice (which notice will set forth in reasonable detail a description of the Company Intervening Event and the rationale for the Company Adverse Recommendation Change) of its intention to make a Company Adverse Recommendation Change with respect to such intervening event, (ii) if requested by Strive, Semler Scientific negotiates in good faith with Strive during such five business day period regarding any proposal to amend the terms of the Merger Agreement, and (iii) after such five business day period, the Semler Scientific Board determines in good faith by majority vote, after consultation with its outside legal counsel and financial advisor, that the failure to make a Company Adverse Recommendation Change involving or related to such Company Intervening Event would be reasonably likely to be inconsistent with the Semler Scientific Board’s fiduciary duties under applicable law.

“Company Acquisition Proposal” means (other than the transactions contemplated by the Merger Agreement), any indication of interest, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Strive and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Semler Scientific or its subsidiaries (including securities of Semler Scientific’s subsidiaries) equal to 20% or more of the consolidated assets of Semler Scientific, or to which 20% or more of the revenues or earnings of Semler Scientific on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of (1) 20% or more of any class of equity or voting securities of Semler Scientific or (2) any equity or voting securities of Semler Scientific or any of Semler Scientific’s subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of Semler Scientific or 20% or more of the revenues or earnings of Semler Scientific and its subsidiaries on a consolidated basis, (iii) tender offer or exchange offer that, if completed, would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning (1) 20% or more of any class of equity or voting securities of Semler Scientific or (2) any equity or voting securities of Semler Scientific or any of Semler Scientific’s subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of Semler Scientific and its subsidiaries or 20% or more of the revenues or earnings of Semler Scientific and its subsidiaries on a consolidated basis, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Semler Scientific or any of its subsidiaries, under which any person or “group” (as defined in Section 13(d) of the Exchange Act) would acquire, directly or indirectly, (A) assets (including securities of Semler Scientific’s subsidiaries) equal to 20% or more of the consolidated assets of Semler Scientific and its subsidiaries, or to which 20% or more of the revenues or earnings of Semler Scientific and its subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of (1) 20% or more of any class of equity or voting securities of Semler Scientific or (2) any equity or voting securities of Semler Scientific or any of Semler Scientific’s subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of Semler Scientific and its subsidiaries or 20% or more of the revenues or earnings of Semler Scientific and its subsidiaries on a consolidated basis.
“Company Intervening Event” means any material event, circumstance, development, change, occurrence or effect occurring or arising after the date of the Merger Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Semler Scientific Board as of or prior to the date of the Merger Agreement and (ii) does not relate to (A) the receipt, existence, or terms of a Company Acquisition Proposal, or (B) any event, development, or change in circumstances resulting from a breach of the Merger Agreement by Semler Scientific or any action taken pursuant to or in compliance with the obligations described under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 157 of this information statement/proxy statement/prospectus. However, the following events will not constitute a Company Intervening Event: (1) any decline, in and of itself, in the market price or trading volume of Strive Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Strive or any of its subsidiaries (but not including, in each case, the underlying causes thereof), (2) any failure, in and of itself, by Strive or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not including, in each case, the underlying causes thereof), (3) any increase or decrease in the value of Bitcoin and (4) compliance with or performance under the Merger Agreement or the transactions contemplated by the Merger Agreement.
“Company Superior Proposal” means, any bona fide, written, Company Acquisition Proposal which has not resulted from a violation of the solicitation restrictions described in the first paragraph of this section (“The Merger Agreement—No Solicitation” beginning on page 154 of this information statement/proxy statement/prospectus) (with all references to “20%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”) on terms that the Semler Scientific Board determines in good faith by majority vote, after consultation with a financial advisor of nationally recognized reputation and Semler Scientific’s outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal (including the identity of the third party making the Company Acquisition Proposal, the expected timing and likelihood of completion, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to completion, availability of necessary financing and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal), would result in a transaction (i) that if completed, is more favorable to Semler Scientific Stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement (taking into account any proposal by Strive to amend the terms of the Merger Agreement), (ii) that is reasonably capable of being completed on the terms proposed (taking into account the identity of the person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal) and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed and reasonably determined to be available by the Semler Scientific Board.
Semler Scientific has also agreed to, and to cause its affiliates and its and its affiliates’ respective representatives to, immediately after execution of the Merger Agreement, terminate any and all existing activities, discussions or negotiations, if any, with any third parties conducted prior to the date of the Merger Agreement with respect to any Company Acquisition Proposal, and to use its reasonable best efforts to cause any such third party (and its agents or advisors) in possession of confidential information about Semler Scientific that was furnished by or on behalf of Semler Scientific to return or destroy all such information.
Notwithstanding (i) any Company Adverse Recommendation Change, (ii) any Company Acquisition Proposal or (iii) anything in the Merger Agreement to the contrary, unless the Merger Agreement has previously been terminated in accordance with its terms, (x) in no event may Semler Scientific or any of its subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, Merger Agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Company Acquisition Proposal (other than a confidentiality agreement in accordance with the terms of the Merger Agreement related to such confidentiality agreement), (B) except as required by applicable law, make, facilitate or provide information in connection with any SEC or other filing in connection with the transactions contemplated by any Company Acquisition Proposal or (C) seek any consents in connection with the transactions contemplated by any Company Acquisition Proposal and (y) Semler Scientific shall otherwise remain subject to all of its obligations under the Merger Agreement, including the obligation to hold the Special Meeting.
Financing Cooperation Covenant
Prior to the Closing, Semler Scientific and Merger Sub shall provide, and shall cause their respective subsidiaries and representatives to provide, cooperation in connection with the arrangement and consummation of any financing or filing of any registration statement, in each case as may be requested by Strive, including (i) taking all actions reasonably necessary to consummate equity financing issued by Strive (provided that neither Semler Scientific nor Merger Sub shall be obligated to take any such action that is not conditioned upon the occurrence of the closing), (ii) furnishing any financial data or other information of the type required or customarily included in a registration statement on Form S-1 for non-reporting companies or by Regulation S-X and Regulation S-K under the 1933 Act for registered offerings of equity securities at such time, and of the type and form customarily included in offering documents for an offering of equity securities that is registered with the SEC, (iii) furnishing other documents and information regarding Semler Scientific or its subsidiaries required or customarily requested in connection with the delivery of any customary negative assurance opinion, (iv) reasonably assisting with the preparation of any customary offering documents or memoranda, prospectuses and similar documents and to be used in connection with any financing, (v) causing Semler Scientific’s auditors to deliver drafts of customary comfort letters, including as to customary negative assurances and change period, confirming that such auditors are prepared to issue any such comfort letter reasonably requested in connection with any financing, and obtaining consents of Semler Scientific’s auditors for use of their reports in any customary materials relating to any financing and to be named as experts in connection with any filings pursuant to the Securities Act or the Exchange Act, and (vi) executing and delivering (or obtaining from its advisors), customary certificates, legal opinions or other documents and instruments relating to other matters ancillary to any financing as may be reasonably requested by the Strive therewith; provided, that nothing in the Merger Agreement shall require such cooperation to the extent it would materially and unreasonably interfere with the business or operations of Semler Scientific. Neither Semler Scientific nor Merger Sub shall be required to take any such action that would subject them to liability, to pay any commitment or other similar fee, make any other payment or incur any out of pocket expenses (other than costs that will be reimbursed by Strive, provided such expense reimbursement invoices are supported by reasonable documentation of the expenses set forth therein) or incur any other liability or provide or agree to provide any indemnity in connection with the financing or any of the foregoing, in each case prior to the closing. Semler Scientific also consents to the reasonable use of its logos in connection with any financing.
Reasonable Best Efforts Covenant
Strive and Semler Scientific have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete the Merger and the other transactions contemplated by the Merger Agreement, including (i) preparing and filing, as promptly as practicable, with any governmental authority all documentation to effect all necessary registrations, petitions, statements, applications, schedules, forms, declarations, notices, notifications, reports, submissions or other filings pursuant to the HSR Act, which such filings shall be made within 20 business days after the date of the Merger Agreement (and, absent the prior written consent of the other party, not withdrawing any such filings) and resubmitting any such filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant governmental authority and (ii) using reasonable best efforts to obtain, as promptly as practicable, all consents required by any governmental authority under the HSR Act that are necessary to complete the transactions contemplated by the Merger Agreement. To the extent permitted by applicable law, Strive and Semler Scientific will deliver as promptly as practicable to the appropriate governmental authorities any additional information and documentary material requested in connection with the transactions contemplated by the Merger Agreement. Without limiting the foregoing, none of Strive, Semler Scientific or their respective affiliates will extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority not to complete the transactions contemplated by the Merger Agreement, except with the prior written consent of the other party (which may not be unreasonably withheld, conditioned or delayed).
Strive and Semler Scientific have agreed that Strive will, in consultation with Semler Scientific, be entitled to direct the defense of the transactions contemplated by the Merger Agreement before any governmental authority and to take the lead in scheduling of, and strategic planning for, any meetings and conducting any negotiations with any governmental authority regarding the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act, so long as Strive’s actions in connection therewith are otherwise in accordance with its obligations under the Merger Agreement. Without limiting the foregoing, except as prohibited by applicable law, the parties have generally agreed to reasonably cooperate in obtaining any other consents that may be required in connection with the transactions contemplated by the Merger Agreement.
However, Strive’s obligation to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with Semler Scientific in doing, all things necessary, proper or advisable under applicable law to complete the Merger and the other transactions contemplated by the Merger Agreement does not require Strive, any of its affiliates or any of its subsidiaries to (and neither Semler Scientific nor any of its subsidiaries may, or may offer or agree to, do any of the following without Strive’s consent):
•
propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Strive, Semler Scientific or any of their respective subsidiaries or any of Strive’s affiliates, or any interest therein;

•
otherwise take or commit to take any actions that would limit Strive’s, Semler Scientific’s or any of their respective subsidiaries’ or any of Strive’s affiliates’ freedom of action with respect to, or its or their ability to retain any of their respective assets, properties, products, rights, services or businesses, or any interest or interests therein; or

•	agree to do any of the foregoing.
In addition, Strive’s obligation to use reasonable best efforts to obtain regulatory approvals required to complete the Merger includes an obligation to use reasonable best efforts to defend against litigation commenced by any governmental authority challenging the transactions contemplated by the Merger Agreement, but does not require Strive to commence any litigation against any governmental authority or third party.
Information Statement/Proxy Statement/Prospectus and Registration Statement Covenant
As promptly as practicable after the date of the Merger Agreement, (i) Strive and Semler Scientific have agreed to prepare and file with the SEC this information statement/proxy statement/prospectus, and (ii) Strive has agreed to prepare and file with the SEC the registration statement on Form S-4, of which this information statement/proxy statement/prospectus forms a part. Strive and Semler Scientific have agreed that this information statement/proxy statement/prospectus and the registration statement on Form S-4, of which this information statement/proxy statement/prospectus forms a part, will comply as to form in all material respects with applicable law.
Each of Strive and Semler Scientific will use its reasonable best efforts to have this information statement/proxy statement/prospectus cleared by the SEC as promptly as practicable after its filing, and Strive will use its reasonable best efforts to have the registration statement on Form S-4, of which this information statement/proxy statement/prospectus forms a part, declared effective under the Securities Act as promptly as practicable after its filing and to keep the registration statement effective for so long as is necessary to complete the Merger. Each of Strive and Semler Scientific will, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to this information statement/proxy statement/prospectus or the registration statement on Form S-4, of which this information statement/proxy statement/prospectus forms a part, received by such party from the SEC, and provide the other with copies of all substantive correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to filing the registration statement on Form S-4, of which this information statement/proxy statement/prospectus forms a part, mailing this information statement/proxy statement/prospectus or responding to any comments of the SEC with respect thereto, each of Strive and Semler Scientific will provide the other party and its counsel a reasonable opportunity to review such document or response and consider in good faith the comments of the other party in connection with any such document or response.
If at any time prior to the approval and adoption of the Merger Agreement by Semler Scientific Stockholders, any information relating to Strive and Semler Scientific, or any of their respective affiliates, officers or directors, is discovered by Strive or Semler Scientific that should be set forth in an amendment or supplement to either this information statement/proxy statement/prospectus or the registration statement of which it forms a part so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information has agreed to promptly notify the other party and the parties have agreed that an appropriate amendment or supplement describing such information will be promptly prepared and filed with the SEC and, to the extent required under applicable law, disseminated to the stockholders of Semler Scientific.
As promptly as practicable after the effectiveness of the registration statement on Form S-4, of which this information statement/proxy statement/prospectus forms a part, Semler Scientific has agreed to cause this information statement/proxy statement/prospectus to be mailed to its stockholders. Except to the extent that the Semler Scientific Board makes a Company Adverse Recommendation Change as described under “The Merger Agreement—No Solicitation” beginning on page 154 of this information statement/proxy statement/prospectus, this information statement/proxy statement/prospectus will contain the recommendation of the Semler Scientific Board that Semler Scientific Stockholders vote in favor of the approval and adoption of the Merger Agreement.
Indemnification and Insurance
The Merger Agreement provides that, for a period of six years after completion of the Merger, the Surviving Corporation and Strive will (with respect to Strive, only to the extent that the Surviving Corporation is permitted to do so under applicable law), jointly and severally, indemnify and hold harmless and provide advancement of expenses to the extent such persons who are indemnified as of the date of the Merger Agreement by Semler Scientific pursuant to the organizational documents of Semler Scientific and its subsidiaries or any indemnification agreements in existence as of the date of the Merger Agreement, each present and former director and officer of Semler Scientific and its subsidiaries (in each case, when acting in such capacity) (collectively, “Indemnified Persons”), in respect of any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities (i) incurred in connection with any threatened or actual proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the completion of the Merger, arising out of the fact that such person is or was a director, officer or employee of Semler Scientific or any of its subsidiaries and (ii) pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement.
Strive has agreed to cause the Surviving Corporation to continue to maintain in effect for six years after completion of the Merger, Semler Scientific’s directors’ and officers’ liability insurance policies with respect to claims arising from facts or events which occurred at or before the completion of the Merger with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Persons as such policies maintained by Semler Scientific as of the date of the Merger Agreement (collectively, “D&O Insurance”). Notwithstanding the foregoing, the Surviving Corporation is not required to expend for such D&O Insurance an aggregate premium amount in excess of 350% of the current annual premium Semler Scientific paid for such D&O Insurance as of the date of the Merger Agreement, and if the aggregate premiums of such D&O Insurance exceed that amount or such D&O Insurance is otherwise not available, Strive will be obligated to maintain D&O Insurance with the greatest coverage available for a cost not exceeding that amount.
Strive or Semler Scientific may purchase at or prior to the completion of the Merger a six-year prepaid “tail” policy with D&O Insurance coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date of the Merger Agreement, in which event Strive will not have any obligations under the immediately preceding paragraph, provided that the aggregate premium for such D&O Insurance may not exceed 350% of the current amount per annum Semler Scientific paid for such D&O Insurance as of the date of the Merger Agreement.
Employee Matters
The Merger Agreement provides that each employee of Semler Scientific and its subsidiaries immediately prior to the Effective Time who continues to be employed by Strive or any of its subsidiaries (including Semler Scientific and its subsidiaries) during all or a portion of the 12-month period following the Closing (such employees collectively, the “Affected Employees”) will be provided with (i) a base salary or hourly wage rate, as applicable, and target cash incentive compensation opportunities (including target bonuses and target commissions) that are, in each case, at least equal to the base salary or hourly wage rate, as applicable, and target cash incentive compensation opportunities (including target bonuses and target commissions) in effect with respect to each Affected Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding equity and equity based rights, non-qualified deferred compensation, severance, retention, sign-on, change in control or other similar bonuses, defined benefit pension and retiree medical or welfare benefits) that are substantially comparable, in the aggregate, to those provided to such Affected Employee immediately prior to the Effective Time.
As of the Effective Time, Strive will, or will cause its subsidiaries to, recognize the service of each Affected Employee with Semler Scientific and its subsidiaries prior to the Effective Time (including any respective predecessors, to the extent service records are reasonably available) for vesting and eligibility purposes (other than with respect to equity compensation vesting and benefit accrual) under any benefit plan or arrangement of Strive, the Surviving Corporation, or any of their respective subsidiaries providing benefits to such Affected Employee after the Closing, to the extent such service credit was granted under any benefit plan or arrangement of Semler Scientific or any of its subsidiaries.
In addition, following the Effective Time, the Merger Agreement provides that Strive or its subsidiaries, as applicable, will use reasonable best efforts to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to Affected Employees under any employee benefit plans maintained by Strive or its subsidiaries providing medical, dental or vision benefits to the extent such limitations were waived or satisfied under the applicable Semler Scientific employee benefit plans and (ii) provide Affected Employees with credit under employee benefit plans maintained by Strive or its subsidiaries for any co-payments and deductibles paid during the calendar plan year in which the Effective Time occurs to the same extent such credits were given under the applicable Semler Scientific employee benefit plans in which the Affected Employees previously participated.
Immediately prior to the Effective Time (and so long as not otherwise directed in writing by Strive at least five business days prior to the Effective Time), Semler Scientific will terminate or cause the termination of its 401(k) plan maintained for current and former employees of Semler Scientific and its subsidiaries. In connection with such termination, Strive will permit Affected Employees to make rollover contributions into a Strive tax-qualified defined contribution plan. As soon as practicable following the Closing, Affected Employees will be eligible to commence participation in such Strive plan if Semler Scientific’s 401(k) plan is terminated as described above.
Tax Matters
The Merger Agreement provides that each of Strive and Semler Scientific will use its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, and neither party, nor their respective subsidiaries or affiliates, will take any action reasonably likely to cause the Merger not to so qualify. The Merger Agreement also provides that if the Merger fails to qualify as a reorganization pursuant to Section 368(a) of the Code, neither party, nor their respective subsidiaries, will have any liability or obligation to holders of shares of Semler Scientific Common Stock as a result of such failure.

Other Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:
•
Strive and Semler Scientific to cooperate with the other in taking, or causing to be taken, all actions necessary to delist Semler Scientific Common Stock from the Nasdaq and terminate its registration under the Exchange Act; provided that such delisting and termination will not be effective until the completion of the Merger;

•
Semler Scientific to promptly notify, and keep Strive informed, of any stockholder demands, litigations, arbitrations or other similar proceedings (including derivative claims) against it or the members of its directors or officers relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement or any matters relating to the transactions contemplated by the Merger Agreement. Semler Scientific will give Strive the opportunity to participate in the defense and settlement of any such litigation. Semler Scientific will not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any such litigation without Strive’s prior written consent (which will not be unreasonably withheld, conditioned or delayed);

•
subject to certain exceptions, Strive and Semler Scientific to consult with each other before issuing any press release, making any public statement, scheduling a press conference or taking certain other actions, in each case with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•
prior to the Effective Time, Strive and Semler Scientific to take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Semler Scientific Common Stock (including derivative securities with respect to Semler Scientific Common Stock) or acquisitions of Strive Common Stock (including derivative securities with respect to Strive Common Stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to reporting requirements under Section 16(a) of the Exchange Act with respect to Semler Scientific, or will become subject to such reporting requirements with respect to Strive, to be exempt under Rule 16b-3 under the Exchange Act;

•
prior to the Effective Time, Semler Scientific to provide to the trustee under the indentures governing Semler Scientific’s notes outstanding any notices, announcements, certificates or legal opinions required by such indentures in connection with the Merger, and Semler Scientific to cooperate with Strive on certain matters in the event that Strive requests that any of Semler Scientific’s notes outstanding be amended, redeemed or satisfied and discharged prior to the completion of the Merger;

•
Strive and Semler Scientific to keep each other reasonably informed in reasonable detail and in a timely fashion of any actual or proposed ATM financing and to coordinate and cooperate with one another with a view to achieving the orderly, efficient and successful execution of any such financing; and

•	Strive and Semler Scientific to notify the other of certain events.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after Semler Scientific Stockholders have approved and adopted the Merger Agreement, in any of the following ways:
•	by mutual written agreement of Strive and Semler Scientific;
•	by either Strive or Semler Scientific, if:
○
the Merger has not been completed on or before the end date (March 22, 2026); however, the right to terminate the Merger Agreement at the end date will not be available to any party to the Merger Agreement whose breach of any provision of the Merger Agreement results in the failure of the Merger to be completed by such time;

○
there is in effect any applicable law, order or injunction that permanently enjoins, prevents or prohibits the completion of the Merger and, if such applicable law is an order or injunction, such applicable order or injunction has become final and non-appealable; however, the right to terminate the Merger Agreement as described in this bullet will not be available to any party to the Merger Agreement which has not complied with its obligations under the Merger Agreement in respect of any such applicable law;
○	Semler Scientific Stockholders fail to approve and adopt the Merger Agreement upon a vote taken on a proposal to approve and adopt the Merger Agreement at the Special Meeting; or
○
there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy an applicable condition to the completion of the Merger related to the accuracy of representations and warranties or performance of covenants, and such breach has not been cured within 45 days of notice thereof or is incapable of being cured, but only so long as the party seeking to terminate the Merger Agreement pursuant to this bullet is not then in breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would cause the applicable condition to the completion of the Merger not to be satisfied;

•	by Strive, if:
○
prior to the Semler Scientific Stockholder Approval and adoption of the Merger Agreement, (i) the Semler Scientific Board makes a Company Adverse Recommendation Change or (ii) there has been a willful and material breach by Semler Scientific of its obligations described under “The Merger Agreement—Obligations to Call the Special Meeting” and “The Merger Agreement—No Solicitation” beginning on page 154 of this information statement/proxy statement/prospectus, other than in the case where (w) such breach is a result of an isolated action by a representative of Semler Scientific (other than one of its directors or officers), (x) such breach was not caused by, or within the knowledge of, Semler Scientific, (y) Semler Scientific takes appropriate actions to remedy such breach promptly upon discovery thereof and (z) Strive is not harmed as a result thereof; or

•	by Semler Scientific, if:
○
Strive does not deliver, or cause to be delivered to Semler Scientific, the duly executed Strive Stockholder Approval in accordance with the terms of the Merger Agreement (which has been delivered to Semler Scientific prior to the date hereof).

If the Merger Agreement is validly terminated, the Merger Agreement will become void and of no effect without liability of any party to the Merger Agreement (or any stockholder, director, officer, employee, agent, consultant or representative of any party to the Merger Agreement) to the other parties, except that certain specified provisions will survive termination. However, neither Strive nor Semler Scientific will be relieved or released from any liabilities or damages arising out of any (i) fraud by such party, (ii) willful breach by such party of any representation or warranty on the part of such party set forth in the Merger Agreement or (iii) the willful breach by such party of any covenant or agreement binding on such party set forth in the Merger Agreement.
In the event of a termination of the Merger Agreement under certain circumstances specified in the Merger Agreement, Semler Scientific may be required to pay a termination fee of $49,000,000 to Strive. Semler Scientific would be required to pay to Strive the Termination Fee if the Merger Agreement is terminated (x) by Strive prior to receipt of Semler Scientific Stockholder approval, as a result of a Company Adverse Recommendation Change, (y) by Strive, prior to receipt of Semler Scientific Stockholder approval, due to Semler Scientific’s willful breach in any material respect of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions or convening the Special Meeting as described above or (z) by Strive pursuant to any other termination right of Strive described above at a time when the Merger Agreement was otherwise terminable under clause (x) or (y) above. In addition, Semler Scientific would be required to pay to Strive the Termination Fee if (x) (i) Strive or Semler Scientific terminates the Merger Agreement on the basis that the Merger has not been completed on or prior to the End Date, as applicable (without Semler Scientific Stockholder approval of the Merger having been obtained at the time of termination), (ii) Strive or Semler Scientific terminates the Merger Agreement because the Semler Scientific Stockholder Approval of the Merger has not been obtained or (iii) Strive terminates the Merger Agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by Semler Scientific (if Semler Scientific Stockholder approval of the Merger has been obtained at the time of the termination, only as a result of a willful breach by Semler Scientific), (y) at or prior to the time of termination, a

Company Acquisition Proposal was publicly disclosed or announced (in each case, and not publicly withdrawn) or made known to Semler Scientific management or the Semler Scientific Board by a third party (in each case, and not publicly withdrawn), or any third party had publicly announced (in each case, and not publicly withdrawn) an intention (whether or not conditioned) to make a Company Acquisition Proposal, and (z) within twelve months after such termination, Semler Scientific enters into a definitive agreement providing for, or completes, a Company Acquisition Proposal (“with all references to “20%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”).
Exclusive Remedy
Except in the case of fraud, in circumstances where the Termination Fee is payable or is paid by Semler Scientific, as discussed under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 161 of the information statement/proxy statement/prospectus, such payment will be Strive’s sole and exclusive remedy for damages against Semler Scientific and its respective subsidiaries and their respective former, current or future partners, stockholders, managers, members, affiliates and representatives, and none of Semler Scientific, any of its respective subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, affiliates or representatives, as applicable, will have any further liability or obligation, in each case relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement.
To the extent that the Termination Fee is not promptly paid by Semler Scientific when due, Semler Scientific is also required to pay any reasonable and documented costs and expenses (including reasonable and documented legal fees and expenses) incurred by Strive in connection with legal action taken to enforce the Merger Agreement that results in a judgment for such amount against the party failing to promptly pay such amount, together with interest on the unpaid fee.
Other Expenses
Except as described above, the Merger Agreement provides that each of Strive and Semler Scientific will pay its own costs and expenses in connection with the transactions contemplated by the Merger Agreement, except that expenses incurred with the filing fee for the registration statement of which this information statement/proxy statement/prospectus is a part and the printing and mailing of this information statement/proxy statement/prospectus and the registration statement will be shared equally by Strive and Semler Scientific.
Specific Performance; Remedies
The parties to the Merger Agreement are entitled to an injunction (even if monetary damages are available) to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. This entitlement is in addition to any other remedy to which the parties are entitled at law or in equity.
Third Party Beneficiaries
The Merger Agreement is not intended to and does not confer upon any person other than the parties to the Merger Agreement any rights or remedies, except the right of the Indemnified Persons to enforce the obligations described under “The Merger Agreement—Indemnification and Insurance” beginning on page 159 of this information statement/proxy statement/prospectus.
Amendments; Waivers
Any provision of the Merger Agreement may be amended or waived before completion of the Merger if the amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. After approval and adoption of the Merger Agreement by Semler Scientific Stockholders, the parties may not amend or waive any provision of the Merger Agreement if such amendment or waiver would require further approval of Semler Scientific Stockholders under applicable law unless such approval has first been obtained.

OTHER AGREEMENTS RELATED TO THE TRANSACTION
Shareholders Agreement
Strive is a party to the Shareholders Agreement, dated as of September 12, 2025, with Vivek Ramaswamy and affiliated entities, Matthew Cole, Benjamin Pham, Logan Beirne, and, following their execution of a joinder to the Shareholders Agreement on November 17, 2025, Virtuous Industries, LLC and Liberty Pier Foundation (the “Controlling Shareholders”). Pursuant to the Shareholders Agreement, certain significant shareholders of Strive (the “Shareholder Parties”) have certain rights so long as they beneficially own outstanding shares of Strive Common Stock representing at least 50% of the voting power of the Strive Common Stock then outstanding.
Pursuant to the terms of the Shareholders Agreement, the Shareholder Parties have the right, but not the obligation, to nominate a number of designees to the Strive Board equal to the greater of four designees and a majority of the Board. If at any time the number of designees to the Strive Board who are members of the Board is fewer than the total number of designees the Shareholder Parties are entitled to nominate, the Shareholder Parties will have the right, at any time, to nominate such additional designees to which they are entitled, in which case the Strive will take all necessary action to (i) increase the size of the Board in order to enable the Shareholder Parties to nominate such additional designees, and (ii) appoint such additional designees nominated by the Shareholder Parties to such newly created directorships. In addition, Strive has agreed that, as long as the Shareholder Parties beneficially own shares of Strive Common Stock representing at least 50% of the voting power of the then outstanding shares of Strive Common Stock, no change will be made to the number of directors on the Strive Board without the prior approval of the Shareholder Parties. Strive has also agreed that it will elect to be a “controlled company” for purposes of the Nasdaq listing standards as long as it qualifies as a “controlled company” under such standards.
The Shareholders Agreement will automatically terminate when the Shareholder Parties cease to beneficially own shares of Strive Common Stock representing at least 50% of the voting power of the then outstanding shares of Strive Common Stock. The Shareholders Agreement was previously disclosed in Strive’s Current Report on Form 8-K filed September 12, 2025. A copy of the Shareholders Agreement, together with the joinder, is attached to the Registration Statement of which this information statement/proxy statement/prospectus forms a part, as Exhibit 4.3.
Registration Rights Agreement
On September 12, 2025, Strive entered into the Registration Rights Agreement with certain significant stockholders (the “Holders”), each of which are entitled to certain demand and piggyback registration rights. The Registration Rights Agreement will expire on the date on which the securities subject to the registration rights agreement (i) are sold pursuant to an effective registration statement, (ii) are sold pursuant to Rule 144 under the Securities Act, or (iii) are eligible to be resold without regard to the volume or public information requirements of Rule 144. The registration rights are subject to certain delay, suspension and cutback provisions.
The Registration Rights Agreement include customary indemnification and contribution provisions. All fees, costs and expenses related to registrations generally are borne by Strive, other than underwriting discounts and commissions attributable to the sale of registrable securities. The registration rights agreement was previously disclosed in Strive’s Current Report on Form 8-K filed September 12, 2025.
A copy of the Registration Rights Agreement is attached to the Registration Statement of which this information statement/proxy statement/prospectus forms a part, as Exhibit 4.1.
Letter Agreement
On December 3, 2025, Strive entered into a letter agreement with Vivek Ramaswamy pursuant to which, subject to certain conditions, the Strive Board may elect to cause the conversion of Class B Common Stock into shares of Strive Class A Common Stock. A copy of the letter agreement is attached to the Registration Statement of which this information statement/proxy statement/prospectus forms a part, as Exhibit 4.7.

INFORMATION ABOUT STRIVE
Unless the context otherwise requires, references in this section to the “Company,” “Strive,” “we,” “us” or “our” refer to Strive, Inc.
Company Overview
Strive was founded in 2022 with a mission to maximize long-term value for stockholders through the unapologetic embrace of capitalism, meritocracy and innovation. In September 2025, Asset Entities, Inc. completed a business combination with Strive Enterprises, Inc. and changed its name to Strive, Inc., to transform Strive into the first publicly traded asset management Bitcoin Treasury Corporation — a company whose primary objectives are to (i) accumulate Bitcoin; (ii) increase Bitcoin exposure; and (iii) outperform Bitcoin over the long run by deploying both beta Bitcoin treasury accumulation strategies and alpha investment strategies with the goal of beating Bitcoin’s investment performance as the hurdle rate. Strive holds approximately 5,886 Bitcoins as of September 30, 2025. On September 22, 2025, we announced a definitive agreement to combine with Semler Scientific, Inc. and upon completion of the Merger we expect the combined company to be listed on Nasdaq under the ticker symbol “ASST”.
Today, Strive manages over $2 billion in assets under management across 13 exchange-traded funds, collective investment trusts, and a direct indexing platform. These businesses provide recurring, fee-based revenue streams which increase with AUM, but are no longer our primary growth engine. Beginning in fiscal year 2026, we plan to operate our core asset-management segment within a single-digit-million dollar operating loss to single-digit-million dollar operating profit range, directing incremental resources disproportionally toward our Bitcoin treasury strategy.
Our Products and Services
Strive’s offerings fall into two broad categories: (1) Bitcoin Treasury Operations, which are becoming the company’s primary growth engine and capital allocation focus; and (2) asset management offerings that generate steady, fee-based cash flow.
Bitcoin Treasury Operations. We plan to run our balance sheet like a Bitcoin-era Berkshire Hathaway, with a laser-like focus on accumulating Bitcoin for the benefit our common equity stockholders. Our beta initiatives — including capital raising initiatives through equity and fixed income offerings — are designed to scale exposure in a manner to accrete value to common equity stockholders. Complementing these are alpha initiatives — such as purchasing distressed Bitcoin litigation claims at a discount, strategic acquisitions, and investing in attractively priced junior tranches of Bitcoin-backed credit structures — that seek to add incremental Bitcoin beyond what beta alone can deliver. Together, these engines aim to produce total returns that outperform buying and holding spot Bitcoin over the long run.
Asset management offerings:
Exchange-Traded Funds. Strive currently manages 13 ETFs — 11 passive equity index replication strategies and 2 actively managed fixed-income funds strategies — rooted in a shareholder-first philosophy. Although these funds are no longer the strategic focus of the company, they provide predictable management-fee-based revenue.
Direct Indexing and Collective Investment Trusts (“CITs”). Our direct-indexing platform and CITs extend the Strive brand into taxable and retirement accounts, deepening our distribution footprint and diversifying our revenue base. Direct indexing extends Strive’s index replication strategies and in-house corporate governance team, along with added benefit of daily tax-loss harvesting, to advisors and clients who prefer a separately managed account (SMA) structure. Strive currently manages 13 CITs — 8 Target date and 5 Target risk funds. The CITs allocate all its assets, other than cash awaiting investment or distribution, to investments in the Strive ETFs.
Collectively, we intend to operate these asset management offerings at roughly breakeven — between a single-digit-million loss and a single-digit-million profit — beginning in 2026. This frees the vast majority of incremental capital for our Bitcoin Treasury Operations to effectively deploy beta Bitcoin accumulation strategies and implement complex alpha generating investing activities.
We may also introduce thematic Bitcoin-themed investment funds and vehicles, including ETFs, to broaden investor access to Bitcoin-linked strategies.
Industry Overview
The convergence of asset management and corporate Bitcoin treasuries is still nascent. MicroStrategy Incorporated (“Strategy”) pioneered the model in 2020 and, as of September 2025, holds over $65 billion in Bitcoin acquired through a combination of equity, debt and preferred securities. Institutional adoption is accelerating as government entities, sovereign wealth funds, pension funds, and insurance companies seek a scarce, non-sovereign store of value and an inflation hedge.
At the same time, traditional asset managers collectively control over 20% of the S&P 500 but remain largely absent from Bitcoin advocacy, creating an opening for mission-aligned challengers. We believe Strive is well positioned to capture this opportunity by combining proven asset-management revenues with a capital markets playbook specifically designed for Bitcoin accumulation and alpha generation.
Our Customers
•	Shareholders — Seek equity exposure to Bitcoin with potential to outperform spot Bitcoin via beta accumulation strategies and alpha investing strategies.
•	ETF & Asset management clients — Registered investment advisers, broker-dealers, family offices, and retail investors allocating to Strive Stockholders-first products and shareholder advocacy.
Our Strategic Partners
•	ETF Architect — Provides middle- and back-office solutions for ETFs.
•	Angel Oak — Provides middle- and back-office solutions for actively managed fixed-income ETFs.
•	Vestmark — Provides middle- and back-office solutions for Direct Indexing.
•	Bloomberg — Index provider for the ETFs and direct indexing solutions.
•	117 Partners — Provides risk analysis and deal flow for distressed Bitcoin claims.
Our Strategy
Strive’s primary objective over the next twelve months is to increase its Bitcoin holdings in a manner that it believes will enhance long-term value for its common equity stockholders. To achieve this objective, Strive plans to continue establishing relationships with Bitcoin trading partners to facilitate Bitcoin purchases and qualified custodians to securely store the acquired Bitcoin. Strive expects to continue to fund its Bitcoin purchases using proceeds from previously completed financing transactions, including its September 2025 private placement of common stock and warrants, as well as potential additional financings such as at-the-market offerings, preferred stock issuances and fixed income financings.
There can be no assurance as to the amount of Bitcoin Strive will acquire, or the prices at which such acquisitions will occur. Bitcoin is a volatile asset that has traded below approximately $60,700 per Bitcoin and above $126,000 per Bitcoin in Strive’s principal market over the 12 months preceding the date of this registration statement. See “Risk Factors—Risks Related to the Business of Strive—“Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin are likely to influence Strive’s financial results and the market price of the combined company’s listed securities.”
Strive intends to run its balance sheet like a Bitcoin-era Berkshire Hathaway — a permanent capital vehicle with two complementary engines:
1.	Beta Bitcoin Accumulation Strategies (mechanisms that scale Bitcoin exposure) including:
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PIPE Financing — In September 2025, Strive completed a private placement of approximately $750 million of Strive Class A Common Stock and warrants, i.e., PIPE Financing. The PIPE Financing was effectuated separately from the Merger, and its proceeds have been and are expected to be used primarily to fund Strive’s Bitcoin treasury strategy. A substantial portion of the PIPE Financing net proceeds (approximately $675 million) was allocated to purchases of Bitcoin.

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Other Financings — In addition, Strive intends to raise additional capital over the next 12 months through at-the-market offerings (including under its September 15, 2025 Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co.) pursuant to its effective shelf registration statement, other equity or equity-linked offerings, preferred stock issuances and/or fixed income financings to acquire additional Bitcoin and Bitcoin-related products as well as for general corporate purposes. It is expected that Strive will use over 90% of the aggregate net proceeds from these financings to purchase

Bitcoin and Bitcoin-related products, with the remainder being utilized for general corporate purposes. The actual total offering amount, commissions and proceeds of any such financings are not determinable as of the date of this registration statement. Strive intends to evaluate these strategies on an ongoing basis, including during the 12 months following the Closing, based on the availability and attractiveness in both public and private markets. As is customary, any such transactions may involve expenses, including transaction fees, such as banking, legal, and accounting fees, and other associated costs.
Given that Strive has no convertible debt as of the date of this registration statement and has an effective shelf registration statement on file (including the September 15, 2025 Form S-3 filed with Cantor Fitzgerald for its at-the-market program), which Strive believes it is in a position of strategic advantage to accumulate Bitcoin over the several months immediately following the Closing in a manner that is quicker than the majority of new Bitcoin Treasury Company market entrants.
2.	Potential Alpha Investing Strategies (unlinked to mNAV, designed to generate increased exposure and outperformance versus Bitcoin) include:
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Strategic acquisitions. Strive intends to evaluate and, where appropriate, pursue acquisitions of publicly traded companies whose securities trade at or below estimated net asset value (NAV), including companies within the Bitcoin ecosystem and other sectors with attractive balance sheet characteristics. In such transactions, Strive’s objective would be to deploy substantially all net cash acquired (after deducting liabilities, including current liabilities, operating lease obligations, and debt) into Bitcoin and Bitcoin-related products, consistent with Strive’s treasury and capital allocation strategy. Strive generally does not expect to operate any acquired non-core businesses and may seek to wind down, divest, out-license, transfer, or otherwise monetize legacy assets; where Strive determines retained assets (e.g., intellectual property, technology, or Bitcoin-related capabilities) have strategic or financial merit, it may evaluate continued development or monetization. These acquisitions are expected to be affected primarily through equity consideration, with target stockholders receiving Strive equity. Attractive opportunities may allow Strive to obtain cash or strategic Bitcoin-related assets at a discount, potentially increasing Bitcoin exposure. Strive intends to identify and pursue such opportunities on an ongoing basis, including within the 12 months following the Closing; however, availability, timing, and completion are subject to market conditions, regulatory approvals, counterparty considerations, and customary diligence processes, which may extend beyond 12 months. Associated costs are expected to include customary banking, legal, accounting, and other transaction expenses.

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Purchasing distressed Bitcoin litigation claims at a discount. Strive plans to evaluate acquiring Bitcoin-related litigation claims at a discount. These claims typically represent finalized legal judgments but may still be pending distribution. As a result, they often trade below prevailing Bitcoin market prices and may offer value accretion upon resolution. As these opportunities may enable Strive to acquire Bitcoin at a discount relative to prevailing market prices, with a lesser amount of risk of non-performance given the finalized nature of the settlement, Strive believes it may be able to generate returns that exceed those associated with acquiring Bitcoin at the current market price. Strive intends to pursue these strategies on an ongoing basis, including during the 12 months following the Closing. However, due to the nature of the settlements, there can be no assurance as to the timing of settlement and receipt of the Bitcoin underlying the claim, which could occur more than 12 months after the Closing. Further, counterparties to the settlement may file appeals, which could further delay the timing and result in additional legal costs to Strive. To the extent Strive utilizes capital raise programs to fund these acquisitions, it expects to incur customary transaction expenses, such as banking, legal and accounting fees.

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Buying junior tranches of Bitcoin-backed credit structures. Strive may acquire junior or equity tranches of structured pools backed by Bitcoin at discounted levels relative to the underlying collateral as the Bitcoin-backed credit market is built on. These instruments are typically subordinate to senior debt in repayment priority but may offer superior risk-adjusted return to Bitcoin given that they can often be purchased at a discount to the principal balance. However, in the event of a substantial decrease in the market value of Bitcoin, Strive’s holdings in these junior tranches may incur losses given its subordinated position in the capital structure. Strive intends to pursue these strategies on an ongoing basis, including during the 12 months following the Closing.
Strive expects to use available cash on hand, and from time to time, to raise capital through at-the-market offerings, equity or equity-linked offerings, preferred stock issuances and/or fixed income financings to support its Alpha Investing Strategies. While Strive believes its available capital is sufficient to fund the acquisition of significant amounts of Bitcoin and Bitcoin-related products, there can be no assurance that additional capital will not be required or that any such capital will be available on desirable terms. Further, although Strive intends to continuously evaluate and pursue Alpha Investing Strategies based on market inefficiencies, there can be no assurance that any such strategies will be available, successful or implemented within a specified timeframe. The availability of such strategies is subject to change and may evolve over time. See “Risk Factors—Risks Related to the Business of Strive—Strive has an evolving business model and strategy.”
Collectively, these approaches target both quantity (total Bitcoin exposure) and quality (per-BTC cost basis and risk-adjusted returns).
Capital Allocation Principles:
•	Preserve flexibility through being selective with debt offerings to preserve balance sheet flexibility for opportunistic issuance.
•	Target single-digit-million annual operating P&L impact from the asset-management segment beginning FY 2026, allowing the vast majority of capital to go towards treasury deployment.
•	Use Bitcoin — not fiat — as the hurdle rate for capital deployment.
Competitive Landscape
The Bitcoin treasury ecosystem remains nascent, yet a handful of pioneering public companies are beginning to set benchmarks that shape investor expectations:
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MicroStrategy Incorporated. With more than 600,000 Bitcoin on its balance sheet, Strategy remains the reference standard for scale. Its willingness to deploy virtually every capital raising instrument — from at the market equity programs to convertible notes and innovative preferred equity instruments — demonstrates the power of innovative financial engineering in service of Bitcoin accumulation.

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Metaplanet, Inc. Listed in Tokyo, Metaplanet exploits the structural nuances of the Japanese equity and debt markets — particularly low domestic borrowing costs, differences in tax treatment for Bitcoin versus corporate securities, and a retail premium on Bitcoin exposure — to capture an “arbitrage” that translates into incremental Bitcoin exposure for investors.

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Twenty-One. Twenty-One leverages its strategic relationship with Tether to immediately acquire a large amount of Bitcoin, giving it a unique position of strength in scaling Bitcoin-adjacent operations.

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Nakamoto Corporation. Backed by Bitcoin Inc., Nakamoto combines a traditional treasury strategy with seed investments in emerging Bitcoin treasury companies in each capital market, positioning itself as an incubator for the next wave of corporate adopters. Nakamoto’s leadership, through UTXO Management, were the seed investors in Metaplanet.

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Cantor Equity Partners I (“CEPO”). Through its proposed business combination with Bitcoin Standard Treasury Company led by Adam Back, CEPO would debut with a substantial initial Bitcoin treasury and sizeable cash and in-kind commitments. The vehicle showcases an aggressive, innovation-forward capital stack—including convertibles and preferred equity—aimed at maximizing Bitcoin-per-share growth and supported by deep capital-markets distribution.

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Columbus Circle Capital Corp I (“BRR”). Merging with Anthony Pompliano’s ProCap BTC and rebranding around “Bitcoin Rate of Return,” BRR positions itself to outperform Bitcoin through accretive BTC accumulation, equity and hybrid financing, and a roadmap toward a Bitcoin-native financial institution—using the public vehicle and branding to scale treasury and yield strategies.

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Spot Bitcoin ETFs. The ETF complex offers the broadest, lowest friction onramp for institutional allocators but, by design, delivers only passive beta; management fees steadily erode Bitcoin exposure and no alpha is available.

Against this backdrop, Strive is the only competitor explicitly pursuing multi-strategy Bitcoin investing alpha on top of its Bitcoin treasury beta — including acquisitions of discounted cash via M&A of public and/or private companies, buying Bitcoin at a discount versus spot via distressed Bitcoin claims, and structured credit instruments intended to accelerate Bitcoin exposure growth beyond what passive exposure alone can deliver.
Importantly, we regard this competitive set as virtuous rather than zero sum. Fewer than 1% of public corporations currently hold Bitcoin, meaning the success of Strategy, Metaplanet, Twenty One, Nakamoto, other incumbent Bitcoin treasury companies, and the Bitcoin ETFs expands the addressable market and helps drive Bitcoin adoption. We therefore view current competition as collaboration: a rising tide lifts all boats, and Strive intends to work alongside peers to advance broader corporate Bitcoin integration. There are a large number of Bitcoin treasury efforts launching across the world. We expect this trend to continue as companies have success in various geographies and capital market environments. Strive intends to be supportive of these companies and to continue our advocacy for broader corporate adoption of Bitcoin as a macro trend.
Employees
As of October 3, 2025, Strive employed approximately 31 full-time employees. None of our employees are represented by a labor union. We believe our human-capital practices — centered on meritocracy, performance-based compensation, and equity ownership — are critical to attracting and retaining top talent.
Our executive management team and Human Resources department regularly review and update our talent strategy, monitoring a variety of data, including turnover, diversity, and tenure, to design and implement effective reward/recognition, training, development, succession, and benefit programs to meet the needs of our businesses and our employees.
Regulatory Environment
The following summarizes certain aspects of the various statutes and regulations applicable to our business. This summary is not a comprehensive analysis of all applicable laws and is qualified by reference to the full text of statutes and regulations below.
Our operations span multiple, evolving regulatory regimes:
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Asset Management — Subject to the Investment Advisers Act of 1940, Investment Company Act of 1940, Securities Act of 1933, and Securities Exchange Act of 1934, including periodic SEC examinations, marketing-rule compliance, and fund-reporting obligations.

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Digital Assets — Bitcoin transactions may implicate the Commodity Exchange Act (CFTC oversight), FinCEN anti-money-laundering rules, OFAC sanctions screening, and forthcoming digital-asset accounting guidance. Additionally, Section 351 exchanges rely on prevailing U.S. federal income tax interpretations, which may change.

•	Public Company Reporting — As a public company, we file reports under Sections 13(a) and 15(d) of the Exchange Act, including Form 10-K, Form 10-Q, and proxy statements.
The legal framework for Bitcoin continues to evolve; adverse changes could materially impact our treasury strategy.
Intellectual Property
We use various methods to establish and protect our intellectual property, and rely on intellectual property laws in the United States and other countries, along with contractual measures to do so. Our key strategies include the following:
We own numerous trademarks (under common law, pending US Trademark applications, and a federally registered trademark for STRIVE), proprietary research, and copyrightable educational content distributed through our corporate digital channels. We protect intellectual-property rights via trademark registrations, confidentiality agreements, and strict access controls. We do not rely on patented technology for our core business.

Facilities
Strive is a Nevada-based corporation with its corporate headquarters at 200 Crescent Court Suite 1400, Dallas, Texas 75201. This office space serves all roles and levels. Strive also maintains redundant cloud-based IT infrastructure.
Legal and Regulatory Proceedings
From time to time we may become involved in litigation or regulatory inquiries incidental to the ordinary course of business. We are not currently a party to any material legal or administrative proceedings and are not aware of any such contingencies that would have a material adverse effect on our financial condition, results of operations, or liquidity.
For additional information regarding Strive’s management’s discussion and analysis of financial condition and results of operations, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR STRIVE.” For additional information regarding Strive’s historical consolidated financial statements, see “HISTORICAL FINANCIAL STATEMENTS-HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF STRIVE.”

INFORMATION ABOUT SEMLER SCIENTIFIC
Unless the context otherwise requires, references in this section to “Semler Scientific” “we,” “us” or “our” refer to Semler Scientific, Inc. prior to the consummation of the Merger. This discussion contains forward-looking statements reflecting Semler Scientific’s current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in Semler Scientific’s forward-looking statements as a result of many factors, including consummation of the Merger, as well as those set forth under “Risk Factors” and elsewhere in this information statement/proxy statement/prospectus. The below disclosures relate to Semler Scientific as a standalone entity, and have not been revised to reflect changes to its business that may occur as a result of the proposed Merger.
General
Semler Scientific is a company that has adopted Bitcoin as its primary treasury reserve asset and is one of the leading corporate holders of Bitcoin. In May 2024, Semler Scientific became the second publicly traded company in the United States to adopt a Bitcoin treasury strategy. Semler Scientific intends to strategically acquire additional Bitcoin by using proceeds from equity and debt financings, as well as cash generated from its operations.
In addition, through its healthcare business, Semler Scientific is a pioneer in developing and marketing technology products and services to assist its customers in evaluating and treating chronic diseases. Semler Scientific’s flagship product, QuantaFlo, which is patented and cleared by the FDA, is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as PAD.
Semler Scientific is currently seeking a new 510(k) clearance from the FDA for the expanded use, which is intended to enable expanded labeling as an aid in the diagnosis of other cardiovascular diseases, such as heart failure. Semler Scientific formed a wholly owned subsidiary, CardioVanta, which will comprise its future healthcare business activities focused on early detection of heart failure and cardiac arrythmia monitoring. CardioVanta will be structured as a high-margin, software-as-a-service business model and will seek capital from outside investors to validate its long-term value and fund its relatively modest initial capital needs. With CardioVanta, Semler Scientific intends to continue to develop additional complementary, proprietary products and services in-house and seek out other arrangements for products and services that it licenses, which Semler Scientific believes will bring value to its customers and the company. CardioVanta will focus on cardiac technology and care systems, while Semler Scientific will continue marketing its QuantaFlo device and software for early detection of PAD. Semler Scientific believes its current products and services, and any future products or services that it may offer, position it to provide valuable information to its base, which in turn permits them to better guide patient care. Semler Scientific believes that the combination of expanded labeling of QuantaFlo and marketing additional complementary products and services to its existing customer base may return the healthcare business to profitability and cash generation in the future. Semler Scientific’s healthcare business is its predominant operational focus, providing cash flows and enabling it to pursue its Bitcoin treasury strategy.
In the three months ended September 30, 2025, Semler Scientific had total revenues of $7.5 million and net income of $16.9 million, compared to total revenues of $13.5 million and net income of $5.6 million in the same period in 2024. In the nine months ended September 30, 2025, Semler Scientific had total revenues of $24.5 million and net income of $19.1 million, compared to total revenues of $43.9 million and net income of $11.7 million in the same period in 2024. In the year ended December 31, 2024, Semler Scientific had total revenues of $56.3 million and net income of $40.9 million compared to total revenues of $68.2 million and net income of $20.6 million in 2023. Semler Scientific had an income tax expense of $7.0 million in 2024, compared to $3.5 million in 2023. Semler Scientific’s pre-tax net income was $47.9 million, including unrealized gains from the change in fair value of Bitcoin holdings of $24.9 million in 2024 compared to $24.1 million and no gains in 2023.
Semler Scientific’s Bitcoin Treasury Strategy
SEMLER SCIENTIFIC IS NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940 AND SEMLER SCIENTIFIC STOCKHOLDERS DO NOT HAVE THE PROTECTIONS ASSOCIATED WITH OWNERSHIP OF SHARES IN A REGISTERED INVESTMENT COMPANY NOR THE PROTECTIONS AFFORDED BY THE COMMODITIES EXCHANGE ACT.

In May 2024, Semler Scientific adopted Bitcoin as its primary treasury reserve asset on an ongoing basis, subject to market conditions and its anticipated cash needs. Semler Scientific’s strategy includes acquiring and holding Bitcoin using cash flows from operations that exceed working capital requirements, and from time to time, subject to market conditions, issuing equity or debt securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase Bitcoin. For example, Semler Scientific began issuing shares under an ATM offering program in the second half of 2024, and in January 2025 issued convertible bonds, and used proceeds from these capital market transactions to acquire additional Bitcoin. Semler Scientific views its Bitcoin holdings as long term holdings and expects to continue to accumulate Bitcoin, with a target of 10,000 Bitcoin by the end of 2025, 42,000 Bitcoin by the end of 2026, and 105,000 Bitcoin by the end of 2027. However, Semler Scientific will continue to monitor market conditions in determining whether to engage in additional Bitcoin purchases. This overall strategy also contemplates that Semler Scientific may periodically sell Bitcoin for general corporate purposes or in connection with strategies that generate tax benefits in accordance with applicable law, enter into additional capital raising transactions, including those that could be collateralized by its Bitcoin holdings, and consider pursuing strategies to create income streams or otherwise generate funding using its Bitcoin holdings.
As of December 31, 2024, Semler Scientific held an aggregate of 2,298 Bitcoins, which it acquired for an aggregate purchase price of $189.7 million and an average purchase price of $82,538 per Bitcoin. As of September 30, 2025 and November 10, 2025, Semler Scientific held an aggregate of 5,048 Bitcoins (including 315 Bitcoins pledged to as collateral for a loan), which it acquired for an aggregate purchase price of $478.9 million and an average purchase price of $94,877 per Bitcoin. All purchase amounts include fees and expenses. From October 1, 2025 through November 10, 2025, Semler Scientific did not acquire any Bitcoins. From November 11, 2025 to December 2, 2025, Semler Scientific pledged an additional 83 Bitcoin as collateral, bringing the total pledged to 398 Bitcoins as of December 2, 2025.
This section summarizes Semler Scientific’s current treasury strategy for Bitcoin, including Semler Scientific’s Bitcoin holdings, trading execution, custody, storage, and accounting considerations. Semler Scientific reserves the right to update and alter Semler Scientific’s treasury strategy from time to time. Semler Scientific views Bitcoin as a reliable store of value and a compelling investment. Semler Scientific believes it has unique characteristics as a scarce and finite asset that can serve as a reasonable inflation hedge and safe haven amid global instability. Bitcoin is often compared to gold, which has been viewed as a dependable store of value throughout history. Gold’s value has appreciated substantially over time. For example, 25 years ago, the price of gold was approximately $500 per ounce. In 2025, the price of gold has traded higher than $3,800 per ounce. As of September 30, 2025, the total market capitalization of gold was approximately $26.9 trillion compared to approximately $2.4 trillion for Bitcoin. Bitcoin is a highly volatile asset that has traded below $74,500 per Bitcoin and above $126,000 per Bitcoin on Coinbase in the 12 months preceding the filing date of this information statement/proxy statement/prospectus. While highly volatile, Bitcoin’s price has also appreciated significantly since Bitcoin’s inception in January 2009 (at zero per Bitcoin). Semler Scientific believes that a substantial portion of Bitcoin’s appreciation is attributable to the view that Bitcoin is or will become a reliable store of value. Like gold, Bitcoin is also viewed as a scarce asset; the ultimate supply of Bitcoin is limited to 21 million coins and approximately 95% of its supply already exists. Semler Scientific believes that Bitcoin’s finite, digital and decentralized nature as well as its architectural resilience make it preferable to gold, which, as noted above, has a market capitalization over 11.2 times higher than the market capitalization of Bitcoin as of September 30, 2025. Given Semler Scientific’s belief that Bitcoin is a comparable and possibly better store of value than gold, Semler Scientific believes that Bitcoin has the potential to approach or exceed the value of gold over time. Given the substantial gap in value between gold and Bitcoin based on current market capitalization, Semler Scientific believes that Bitcoin has the potential to generate outsize returns as it gains increasing acceptance as “digital gold.” Semler Scientific believes that the growing global acceptance and “institutionalization” of Bitcoin supports Semler Scientific’s view that Bitcoin is a reliable store of value. Semler Scientific believes that Bitcoin’s unique attributes discussed above not only differentiate it from fiat money, but also from other cryptocurrency assets, and for that reason, Semler Scientific has no plans to purchase cryptocurrency assets other than Bitcoin.
Institutionalization of Bitcoin
Semler Scientific is encouraged by the growing global acceptance and “institutionalization” of Bitcoin – reflected by the January 2024 SEC approval of 11 Bitcoin exchange-traded funds. These funds have reported billions of dollars of net inflows, with investments from a large number of institutions, including global banks, pensions, endowments and registered investment advisors. It is currently estimated that more than 13% of all Bitcoins are now held by institutions.

Semler Scientific’s Bitcoin Holdings
As of September 30, 2025 and November 10, 2025, Semler Scientific purchased a total of 5,048 Bitcoins at an aggregate purchase price of approximately $479.0 million for an average purchase price of approximately $94,877 per Bitcoin, inclusive of fees and expenses. As of December 2, 2025, at 8 p.m. Eastern Time, the market price of one Bitcoin reported on the Coinbase exchange (Semler Scientific’s principal market) was approximately $91,684.59.
Semler Scientific did not sell any Bitcoin during 2024 nor 2025 to date (although 398 Bitcoin serve as collateral under its Coinbase loan). See Semler Scientific’s financial statements included elsewhere in this information statement/proxy statement/prospectus for further information regarding Semler Scientific’s Bitcoin purchases and its Coinbase master loan agreement.
Accounting
Bitcoin accounting guidance has been evolving. According to the American Institute of Certified Public Accountants “Accounting for and auditing of Digital Assets practice aid,” Bitcoin would satisfy the definition of an indefinite-lived intangible asset and would be accounted for under ASC 350, Intangibles — Goodwill and Other issued by the FASB. Under these guidelines, Bitcoin holdings would be accounted for initially at cost and subject to impairment losses if their fair value fell below carrying value. However, in December 2023, the FASB issued Accounting Standards Update No. 2023-08, Accounting for and Disclosure of Crypto Assets (ASU 2023-08), which revised Bitcoin accounting treatment. Under this guidance, the valuation of Bitcoin is measured based on fair value.
Hedging Strategy
Semler Scientific does not currently intend to hedge Semler Scientific’s Bitcoin holdings and has not adopted a hedging strategy with respect to Bitcoin. However, Semler Scientific may from time to time engage in hedging strategies as part of Semler Scientific’s treasury management operations if deemed appropriate.
Overview of the Bitcoin Industry and Market
Bitcoin is a digital asset that is issued by and transmitted through an open-source protocol, known as the Bitcoin protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the Bitcoin blockchain, on which Bitcoin holdings and all validated transactions that have ever taken place on the Bitcoin network are recorded. Balances of Bitcoin are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of Bitcoin. The Bitcoin blockchain can be updated without any single entity owning or operating the network.
Creation of New Bitcoin and Limits on Supply
New Bitcoin is created and allocated by the Bitcoin protocol through a “mining” process that rewards users that validate transactions in the Bitcoin blockchain. Validated transactions are added in “blocks” approximately every 10 minutes. The mining process serves to validate transactions and secure the Bitcoin network. Mining is a competitive and costly operation that requires a large amount of computational power to solve complex mathematical algorithms. This expenditure of computing power is known as “proof of work.” To incentivize miners to incur the costs of mining Bitcoin, the Bitcoin protocol rewards miners that successfully validate a block of transactions with newly generated Bitcoin.
The Bitcoin protocol limits the total number of Bitcoin that can be generated over time to 21 million. As part of Bitcoin’s coin issuance, miners are rewarded a certain amount of Bitcoins whenever a block is produced. When Bitcoin first started, 50 Bitcoins per block were given as a reward to miners. After every 210,000 blocks are mined (approximately every four years), the block reward halves and will keep on halving until the block reward per block becomes 0 (approximately by year 2140). The block reward as of September 30, 2025 is 3.125 coins per block and will decrease to 1.5625 coins per block post halving.
Modifications to the Bitcoin Protocol
Bitcoin is an open-source network that has no central authority, so no one person can unilaterally make changes to the software that runs the network. However, there is a core group of developers that maintain the code for the Bitcoin protocol as well as various Bitcoin end-user software, and they can propose changes to the source code and release periodic updates and other changes. Unlike most software that has a central entity that can push updates to users,

Bitcoin is a peer-to-peer network in which individual network participants, called miners or nodes, decide whether to upgrade the software and accept the new changes. As a practical matter, a modification becomes part of the Bitcoin protocol only if the proposed changes are accepted by participants collectively having the most processing power, known as hash rate, on the network. If a certain percentage of the nodes reject the changes, then a “fork” takes place and participants can choose the version of the software they want to run.
Forked or Airdropped Asset Policy
Semler Scientific intends to recognize forked and airdropped assets consistent with Semler Scientific’s custodians. Semler Scientific may not immediately or ever have the ability to withdraw a forked or airdropped Bitcoin by virtue of Bitcoins that Semler Scientific holds with Semler Scientific’s custodians. Future forks may occur at any time. A fork can lead to a disruption of networks and Semler Scientific’s information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of Semler Scientific’s and Semler Scientific’s assets.
Forms of Attack Against the Bitcoin Network and Wallets
Blockchain technology has many built-in security features that make it difficult for hackers and other malicious actors to corrupt the protocol or blockchain. However, as with any computer network, the Bitcoin network may be subject to certain attacks. Some forms of attack include unauthorized access to wallets that hold Bitcoin and direct attacks on the network, like “51% attacks” or “denial-of-service attacks” on the Bitcoin protocol.
Bitcoin is designed to be controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. Private keys used to access Bitcoin balances are not widely distributed and are typically held on hardware (which can be physically controlled by the holder or by a third party such as a custodian) or via software programs on third-party servers. One form of obtaining unauthorized access to a wallet occurs following a phishing attack where the attacker deceives the victim and manipulates them into sharing their private keys for their digital wallet or other sensitive information. Other similar attacks may also result in the loss of private keys and the inability to access, and effective loss of, the corresponding Bitcoin. See “Risk Factors—Risks Related to Semler Scientific—Semler Scientific faces risks relating to the custody of Semler Scientific’s Bitcoin, including the loss or destruction of private keys required to access Semler Scientific’s Bitcoin and cyberattacks or other data loss relating to Semler Scientific’s Bitcoin.”
A “51% attack” may occur when a group of miners attain more than 50% of the Bitcoin network’s mining power, thereby enabling them to control the Bitcoin network and protocol and manipulate the blockchain. A “denial-of-service attack” occurs when legitimate users are unable to access information systems, devices, or other network resources due to the actions of a malicious actor flooding the network with traffic until the network is unable to respond or crashes. The Bitcoin network has been, and can be in the future, subject to denial-of-service attacks, which can result in temporary delays in block creation and in the transfer of Bitcoin. See “Risk Factors—Risks Related to Semler Scientific—Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.”
Bitcoin Industry Participants
The primary Bitcoin industry participants are miners, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions.
Miners. Miners range from Bitcoin enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine Bitcoin blocks. See “—Creation of New Bitcoin and Limits on Supply” above.
Investors and Traders. Bitcoin investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold, and sell Bitcoin or Bitcoin-based derivatives. On January 10, 2024, the SEC issued an order approving several applications for the listing and trading of shares of spot Bitcoin ETPs on U.S. national securities exchanges. While the SEC had previously approved exchange-traded funds where the underlying assets were Bitcoin futures contracts, this order represents the first time the SEC has approved the listing and trading of ETPs that acquire, hold and sell Bitcoin directly. ETPs can be bought and sold on a stock exchange like traditional stocks, and provide investors with another means of gaining economic exposure to Bitcoin through traditional brokerage accounts.

Digital Asset Exchanges. Digital asset exchanges provide trading venues for purchases and sales of Bitcoin in exchange for fiat or other digital assets. Bitcoin can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on Bitcoin trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for Bitcoin also exist. The value of Bitcoin within the market is determined, in part, by the supply of and demand for Bitcoin in the global Bitcoin market, market expectations for the adoption of Bitcoin as a store of value, the number of merchants that accept Bitcoin as a form of payment, and the volume of peer-to-peer transactions, among other factors. For a discussion of risks associated with digital asset exchanges, see “Risk Factors—Risks Related to Semler Scientific—Due to the currently unregulated nature and lack of transparency surrounding the operations of many Bitcoin trading venues, Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in Bitcoin trading venues and adversely affect the value of Semler Scientific’s Bitcoin.”
Service providers. Service providers offer a multitude of services to other participants in the Bitcoin industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by Bitcoin collateral, and financial advisory services. If adoption of the Bitcoin network continues to materially increase, Semler Scientific anticipates that service providers may expand the currently available range of services and that additional parties will enter the service sector for the Bitcoin network.
Other Digital Assets
As of the date of this information statement/proxy statement/prospectus, Bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortia and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. Other alternative digital assets that compete with Bitcoin in certain ways include “stablecoins,” which are designed to maintain a peg to a reference price because of their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to Bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. As of the date of this information statement/proxy statement/prospectus, two of the ten largest digital assets by market capitalization are Bitcoin and Ethereum.
Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States and the European Union have been discussing the potential creation of new CBDCs. For a discussion of risks relating to the emergence of other digital assets, see “Risk Factors—Risks Related to Semler Scientific—The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of Bitcoin and adversely affect Semler Scientific’s financial condition and results of operations.”
Execution of Bitcoin Transactions
Semler Scientific has purchased Bitcoin through multiple Bitcoin trade execution, or liquidity providers, who may also serve as custodians of Semler Scientific’s Bitcoin, and expect to continue to do so in the future. Semler Scientific may also in the future acquire or dispose of Bitcoin via trade orders executed on exchanges such as Coinbase. Semler Scientific’s liquidity providers and custodians (“BTC Service Providers”) are regulated and licensed entities that operate under high security, regulatory, audit and governance standards. Semler Scientific transacts with multiple BTC Service Providers for both trade execution and custodial services to spread Semler Scientific’s risk and to limit Semler Scientific’s exposure to any single service provider or counterparty.
In selecting Semler Scientific’s liquidity providers, Semler Scientific evaluates regulatory status, pricing, annual trading volume, security and customer service. Semler Scientific also leverages the due diligence Semler Scientific conducts in connection with Semler Scientific’s custodial arrangements when conducting due diligence on Semler Scientific’s liquidity providers. Semler Scientific’s current agreements with Semler Scientific’s liquidity providers are non-exclusive, may be terminated by Semler Scientific at any time, do not impose any requirements for minimum purchases or volumes with such providers, and generally provide that Semler Scientific is responsible for the costs associated with transfers of Bitcoin.

To date, Semler Scientific’s liquidity providers, acting as Semler Scientific’s agents, have executed trades of Bitcoin on Semler Scientific’s behalf using time-weighted average price over a prearranged time period (“TWAP) pricing and purchasing methodology, and Semler Scientific expects them to continue to do so in the future. The prearranged periods over which trades may be executed vary in length depending on the amount of Bitcoin to be purchased and other factors, and are selected because they are expected to have lower price volatility and higher market liquidity, thereby limiting cost and pricing risks. Semler Scientific’s liquidity providers use TWAP in their trading algorithms to execute large orders of Bitcoin, without significantly affecting market price, by breaking large orders into several smaller orders that are independently traded at different time intervals in a generally linear fashion across different trading venues Semler Scientific’s liquidity providers select. Semler Scientific’s liquidity providers execute trades based on the best possible terms reasonably available, taking into consideration all relevant facts and circumstances. As Semler Scientific’s agents, Semler Scientific’s liquidity providers use their discretion to select the counterparties to the transactions as well as the trading venues and platforms on which they execute trades on Semler Scientific’s behalf, and they may execute trades via cryptocurrency exchanges or in over-the-counter transactions. Semler Scientific’s liquidity providers may calculate time-weighted average price using any number of resources, including various trading platforms. Semler Scientific’s liquidity providers have policies and procedures pursuant to which they conduct trades with institutions that possess licenses or registrations to the extent required by their activities and have been AML/KYC approved pursuant to Semler Scientific’s liquidity providers’ internal programs. Semler Scientific may in the future utilize TWAP pricing or another pricing methodology in connection with the execution of Semler Scientific’s Bitcoin trades.
Custody of Semler Scientific’s Bitcoin
Semler Scientific currently holds and intends to continue to hold all of Semler Scientific’s Bitcoin in custodial accounts at U.S.-based, institutional-grade custodians (who may hold Semler Scientific’s Bitcoin in the United States or other territories) that have demonstrated records of regulatory compliance and information security. Semler Scientific’s custodians may also serve as liquidity providers. As of September 30, 2025, Semler Scientific has entered into custodial agreements with Coinbase Custody Trust Company, LLC (“Coinbase Custody”), a subsidiary of Coinbase Global, Inc. (“Coinbase”), and NYDIG Trust Company LLC (“NYDIG”), a subsidiary of New York Digital Investment Group LLC. As Semler Scientific further executes on Semler Scientific’s strategy, Semler Scientific intends to include additional custodians.
Semler Scientific carefully selects Semler Scientific’s custodians after undertaking a due diligence process pursuant to which Semler Scientific evaluates, among other things, the quality of their security protocols, including the multifactor and other authentication procedures designed to safekeep Semler Scientific’s Bitcoin that they may employ, as well as other security, regulatory, audit and governance standards. Semler Scientific’s custodians are required to hold Semler Scientific’s Bitcoin in trust for Semler Scientific’s benefit in segregated accounts which are not commingled with their assets or the assets of their affiliates or other clients. Should Semler Scientific enter into custodial agreements with additional custodians, such agreements may not prohibit such custodians from commingling Semler Scientific’s Bitcoin with the digital assets of others. Semler Scientific’s custodial agreement with NYDIG provides that NYDIG will store Semler Scientific’s Bitcoin in offline, or “cold” storage, and Semler Scientific’s custodial agreement with Coinbase Custody provides that Coinbase Custody will hold Semler Scientific’s Bitcoin in an online “hot” wallet until it receives an instruction from Semler Scientific to effectuate a transfer of Semler Scientific’s Bitcoin into cold storage. Cold storage is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks.
Semler Scientific’s custodians have access to the private key information associated with Semler Scientific’s Bitcoin, or private keys, and they deploy security measures to secure Semler Scientific’s Bitcoin holdings such as advanced encryption technologies, multi-factor identification, and a policy of storing Semler Scientific’s private keys in redundant, secure and geographically dispersed facilities. Semler Scientific never stores, views or directly accesses Semler Scientific’s private keys. The operational procedures of Semler Scientific’s custodians are reviewed periodically by third-party advisors. All movement of Semler Scientific’s Bitcoin by Semler Scientific’s custodians is coordinated, monitored and audited. Semler Scientific’s custodians’ procedures to prove control over the digital assets they hold in custody are also examined by their auditors. Additionally, Semler Scientific periodically verifies Semler Scientific’s Bitcoin holdings by reconciling Semler Scientific’s custodial service ledgers to the public blockchain. Semler Scientific’s custodial agreements are terminable by Semler Scientific at any time, for any or no reason, upon advance notice given to the custodian.

Risk Mitigation Practices Related to Semler Scientific’s Liquidity and Custodial Arrangements
Semler Scientific believes that Semler Scientific’s primary counterparty risk with respect to Semler Scientific’s Bitcoin holdings is performance obligations under Semler Scientific’s various custody arrangements. Semler Scientific intends to custody Semler Scientific’s Bitcoin with multiple custodians to diversify Semler Scientific’s potential risk exposure to any one custodian. Semler Scientific’s custodial services contracts do not restrict Semler Scientific’s ability to reallocate Semler Scientific’s Bitcoin among Semler Scientific’s custodians or require Semler Scientific to hold a minimum amount of Bitcoin with any particular custodian. Semler Scientific’s Bitcoin holdings may be concentrated with a single custodian from time to time, particularly as Semler Scientific negotiates new arrangements or move Semler Scientific’s assets among Semler Scientific’s various service providers.
As regulated entities, Semler Scientific’s BTC Service Providers have policies, procedures and controls designed to comply with the Bank Secrecy Act, as amended by the USA PATRIOT Act, the implementing regulations of the U.S. Treasury Department’s FinCEN, the Executive Orders and economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as well as state Anti-Money Laundering (“AML”) laws. Pursuant to these policies, procedures and controls, Semler Scientific’s BTC Service Providers use information systems developed in-house and by third-party vendors to conduct know your customer (“KYC”), identification verification, background checks and other due diligence on counterparties and customers, and on the affiliates, related persons and authorized representatives of their customers, and to screen these parties against published sanctions lists. These checks may, where appropriate, assess financial strength, reputation, trading capabilities and other risks that may be associated with a given customer or counterparty. Semler Scientific’s BTC Service Providers perform these checks and screenings during initial onboarding or in advance of a transaction, as applicable, and periodically thereafter, particularly when the sanctions lists that they monitor are updated. Semler Scientific’s BTC Service Providers also utilize systems that monitor and screen blockchain transactions and digital wallet addresses in their efforts to detect and report suspicious or unlawful activity.
Semler Scientific’s due diligence process when selecting BTC service providers involves giving consideration to their reputation and security level, confirming their internal compliance with applicable laws and regulations and ensuring their undertakings of contractual obligations on compliance. With respect to Semler Scientific’s custodians, Semler Scientific also conducts due diligence reviews during the custodial relationship to monitor the safekeeping of Semler Scientific’s Bitcoin. As part of Semler Scientific’s process, Semler Scientific obtains and reviews Semler Scientific’s custodians’ services organization controls reports if available. Semler Scientific is also contractually entitled to review Semler Scientific’s custodians’ relevant internal controls through a variety of methods. Semler Scientific has in the past conducted, and expect to conduct in the future, supplemental due diligence when Semler Scientific believes it is warranted by market circumstances or otherwise. For example, Semler Scientific obtained supporting documentation to verify certain factual information, including documentation and analysis regarding financial solvency, exposure to troubled exchanges, regulatory compliance, security protocols and Semler Scientific’s ownership of Semler Scientific’s Bitcoin.
Semler Scientific negotiates liability provisions in Semler Scientific’s custodial contracts pursuant to which Semler Scientific’s custodians are held liable for their failure to safekeep Semler Scientific’s Bitcoin. For example, Semler Scientific’s custodial agreement with Coinbase Custody provides that Coinbase Custody will be liable to Semler Scientific for up to an amount equal to the greater of the aggregate amount of fees paid in the 12 month period preceding a liability event or the value, at the time of a liability event, of the supported digital assets in Semler Scientific’s vault account that are directly affected by the liability event, in either case subject to a cap of $100 million. Semler Scientific’s custodial agreement with NYDIG provides that NYDIG will be liable to Semler Scientific for up to an amount equal to the greater of the fair market value of the custodied assets at the time the events giving rise to such liability occurred and the fair market value of the custodied assets at the time Semler Scientific is notified or otherwise have actual knowledge of the events giving rise to such liability. In addition to custodial arrangements, Semler Scientific also intends to utilize affiliates of Semler Scientific’s Bitcoin custodians to execute Bitcoin acquisition and disposition transactions on Semler Scientific’s behalf (who may be Semler Scientific’s liquidity providers discussed elsewhere).
Semler Scientific also negotiates specific contractual terms and conditions with Semler Scientific’s custodians that Semler Scientific believes will help establish, under existing law, that Semler Scientific’s property interest in the Bitcoin held by Semler Scientific’s custodians is not subject to the claims of the custodian’s creditors in the event the custodian enters bankruptcy, receivership or similar insolvency proceedings. Semler Scientific’s current custodians, and intended future custodians, are U.S.-based and are subject to U.S. regulatory regimes intended to protect customers in the event that a custodian enters bankruptcy, receivership or similar insolvency proceedings. Semler Scientific’s custodians are required to comply with the Bank Secrecy Act, as amended by the USA PATRIOT Act, the implementing regulations of the U.S. Treasury Department’s FinCEN, the Executive Orders and economic sanctions regulations administered by the OFAC, as well as state AML laws. However, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If Semler Scientific’s custodially-held Bitcoin were nevertheless considered to be the property of Semler Scientific’s custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, Semler Scientific could be treated as a general unsecured creditor of such custodians, inhibiting Semler Scientific’s ability to exercise ownership rights with respect to such Bitcoin and this may ultimately result in the loss of the value related to some or all of such Bitcoin. Even if Semler Scientific is able to prevent Semler Scientific’s Bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that Semler Scientific would still be delayed or may otherwise experience difficulty in accessing Semler Scientific’s Bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Additionally, the Bitcoin Semler Scientific holds with Semler Scientific’s custodians and transact with Semler Scientific’s trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.
Regardless of efforts Semler Scientific has made to securely store and safeguard assets, there can be no assurance that Semler Scientific’s crypto assets will not be subject to loss or other misappropriation. Although Semler Scientific’s custodians carry insurance policies with policy limits ranging from $320 million to $500 million to cover losses for commercial crimes such as asset theft and other covered losses, such policy limits would be shared among all of their affected customers and subject to various limitations and exclusions (such as if a loss arises due to Semler Scientific’s failure to protect Semler Scientific’s login credentials and devices). As such, the insurance that covers losses of Semler Scientific’s Bitcoin holdings may cover only a small fraction of the value of the entirety of Semler Scientific’s Bitcoin holdings, and there can be no guarantee that Semler Scientific’s custodians will maintain such insurance policies or that such policies will cover any or all of Semler Scientific’s losses with respect to Semler Scientific’s Bitcoin. For a discussion of risks relating to the custody of Semler Scientific’s Bitcoin, see “Risk Factors—Risks Related to Semler Scientific—Semler Scientific’s Bitcoin treasury strategy exposes Semler Scientific to various risks associated with Bitcoin,” and “—Semler Scientific’s Bitcoin treasury strategy exposes Semler Scientific to risk of non-performance by counterparties.”
Potential Advantages and Disadvantages of Holding Bitcoin
Semler Scientific believes that Bitcoin is an attractive asset because it can serve as a store of value, supported by a robust and public open-source architecture, that is untethered to sovereign monetary policy. Semler Scientific also believes that, due to its limited supply, Bitcoin offers the potential to serve as a hedge against inflation in the long-term and, if its adoption increases, the opportunity for appreciation in value.
Bitcoin exists entirely in electronic form, as virtually irreversible public transaction ledger entries on the blockchain, and transactions in Bitcoin are recorded and authenticated not by a central repository, but by a decentralized peer-to-peer network. This decentralization mitigates the risks of certain threats common to centralized computer networks, such as denial-of-service attacks, and reduces the dependency of the Bitcoin network on any single system. The decentralization of user nodes and miners also mitigates the risk of a 51% attack, which would be very costly and difficult to execute with respect to Bitcoin because the Bitcoin network is open source and widely distributed, and transactions on the blockchain require significant computing power to be validated. However, while the Bitcoin network as a whole is decentralized, the private keys used to access Bitcoin balances are not widely distributed and are susceptible to phishing and other attacks designed to obtain sensitive information or gain access to password-protected systems. Loss of such private keys can result in an inability to access, and effective loss of, the corresponding Bitcoin. Consequently, Bitcoin holdings are susceptible to all of the risks inherent in holding any electronic data, such as power failure, data corruption, security breach, communication failure and user error, among others. These risks, in turn, make Bitcoin substantially more susceptible to theft, destruction, or loss of value from hackers, corruption, viruses and other technology-specific factors as compared to conventional fiat currency or other conventional financial assets. See “Risk Factors—Risks Related to Semler Scientific—If Semler Scientific or Semler Scientific’s third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to Semler Scientific’s Bitcoin, or if Semler Scientific’s private keys are lost or destroyed, or other similar circumstances or events occur, Semler Scientific may lose some or all of Semler Scientific’s Bitcoin and Semler Scientific’s financial condition and results of operations could be materially adversely affected.”

In addition, the Bitcoin network relies on open-source developers to maintain and improve the Bitcoin protocol. Accordingly, Bitcoin may be subject to protocol design changes, governance disputes such as “forked” protocols, competing protocols, and other open source-specific risks that do not affect conventional proprietary software. Unless and until a forked asset is deemed by Semler Scientific’s custodians to be an eligible asset, Semler Scientific may not immediately or ever have the ability to withdraw a forked asset.
Semler Scientific believes that in the context of the economic uncertainty precipitated by escalating geopolitical tensions and central banks having adopted inflationary measures at various times in recent history, as well as the breakdown of trust in and between political institutions and political parties in the United States and globally, Bitcoin represents an attractive store of value, and that opportunity for appreciation in the value of Bitcoin exists in the event that such factors lead to more widespread adoption of the use and acceptance of Bitcoin and the adoption of Bitcoin as a treasury reserve alternative by institutions.
Semler Scientific’s Healthcare Technology Solutions Products and Services
Semler Scientific currently markets a patented and FDA-cleared, vascular testing product, QuantaFlo, to Semler Scientific’s customers, who include insurance plans, physician groups, risk assessment groups, hospitals and retailers.
QuantaFlo
QuantaFlo is a four-minute in-office blood flow test. Healthcare providers can use blood flow measurements as part of their examinations of a patient’s vascular condition, including assessments of patients who have vascular disease. The following diagram illustrates the use of QuantaFlo:

QuantaFlo features a sensor clamp that is placed on the toe or finger. Infrared light emitted from the clamp on the dorsal surface of the digit is scattered and reflected by the red blood cells coursing through the area of illumination. Returning light is ‘sensed’ by the sensor. A blood flow waveform is instantaneously constructed by Semler Scientific’s proprietary software algorithm. Both index fingers and both large toes are interrogated, which takes about 30 seconds for each.
Semler Scientific has primarily developed a license model rather than an outright sales model for QuantaFlo. This license model eliminates the need to make a capital equipment sale. Consequently, Semler Scientific generally requires no down payment or long-term commitment from Semler Scientific’s customers. QuantaFlo has an expected average lifetime of at least three years. To date, Semler Scientific roughly estimates that routine office usage of the QuantaFlo has ranged from a few tests per week up to 10 tests per day. Semler Scientific also offers contracts in which Semler Scientific invoices on a per test basis for use of QuantaFlo.
Semler Scientific has placed Semler Scientific’s QuantaFlo product with healthcare insurance plans, integrated delivery networks, independent physician groups, hospitals and companies contracting with the healthcare industry such as risk assessment groups and retailers in addition to doctors’ offices. Semler Scientific’s largest customers are U.S. diversified healthcare companies and affiliated plans, For the nine months ended September 30, 2025, two customers (including affiliates) accounted for 45.0% and 29.0% of Semler Scientific’s revenues, respectively as compared to 44.2% and 26.6%, respectively, in the prior year period, and in the year ended December 31, 2024, they accounted for 43.1% and 27.6% of Semler Scientific’s revenues, respectively, compared to 36.0% and 34.9%, respectively, in the prior year. Semler Scientific Sci previously reported that it is experiencing and expects to continue to experience decreased usage of its QuantaFlo device due to the 2024 Medicare Advantage and Part D Final Rate Announcement issued by the Centers for Medicare and Medicaid Services (“CMS”). While revenues have been gradually decreasing period over period in light of the CMS reimbursement landscape, two significant customers who represented more than 60% of revenue in the third quarter of 2025 have ceased use of their respective QuantaFlo devices. In light of this development, Semler Scientific now currently anticipates fourth quarter 2025 revenues will be at least 60% lower as compared to third quarter 2025 revenue. Further revenue declines over the quarter are anticipated as other customers cease use of QuantaFlo in light of the CMS reimbursement landscape as well as the recent DOJ settlement. Accordingly, in the future, Semler Scientific anticipates that it will need to undertake measures to align expenses with the revenue decline.
Other Blood Flow Testing Methods
Blood flow is the amount of blood delivered to a given region per unit time, whereas blood pressure is the force exerted by circulating blood on the walls of arteries. Given a fixed resistance, blood flow and blood pressure are proportional. The ABI with Doppler test uses a blood pressure cuff to measure the systolic blood pressure in the lower legs and in the arms. A blood pressure cuff is inflated proximal to the artery in question. Using a Doppler device, the inflation continues until the pulse in the artery ceases. The blood pressure cuff is then slowly deflated. When the artery’s pulse is re-detected through the Doppler probe the pressure in the cuff at that moment indicates the systolic pressure of that artery. The test is repeated on all four extremities. Well-established criteria for the ratio of the blood pressure in a leg compared to the blood pressure in the arms are used to assess the presence or absence of flow obstruction. Generally, these tests take 15 minutes to perform and require a vascular technician to be done properly. Like QuantaFlo, the traditional analog ABI test with Doppler is a non-invasive physiologic measurement that may be abnormal in the presence of PAD. Alternatively, primary care physicians may palpate the pedal pulses to assess blood flow in the lower extremities. However, pulse palpation is generally not sensitive for the detection of vascular disease. Other options to detect arterial obstructions or hemodynamic problems are imaging systems that use ultrasound, x-ray technology or magnetic resonance to obtain anatomic information about blood vessels in the legs. However, as compared to QuantaFlo, imaging tests are much more expensive, time consuming and are performed by specialists in special laboratories or offices.
Market Opportunity
QuantaFlo
Fee-for-service is a payment model where services are unbundled and paid for separately. Fee-for-service reimbursement may incentivize physicians to provide more treatments because payment is dependent on the quantity of care, rather than quality of care. Capitation is a payment arrangement where a managed care organization, physician or group of physicians, receives a fixed payment amount for each enrolled person assigned to them, per period of time, regardless of whether that individual seeks care. Under Medicare Advantage, participating health plans, commonly referred to as Medicare Advantage Organizations (“MAOs”), receive a monthly per-member payment from CMS commonly referred to as a capitated payment. The capitated payment amount is based on the average expected healthcare utilization for a given patient. Under Medicare Advantage, CMS uses risk adjustment to adjust capitated payments to MAOs, either higher or lower, to account for the differences in underlying health status and expected healthcare costs of individuals. Accordingly, CMS provides MAOs with higher capitated payments for sicker patients who have conditions that are codified.
Undiagnosed cardiac and vascular diseases are major under-diagnosed health problems in the United States. These conditions are common and deadly cardiovascular disease is often undiagnosed. As with clogged arteries in the heart, clogged arteries in the legs place patients at an increased risk of heart attack and stroke. Published studies have shown that persons with PAD are four times more likely to die of heart attack, and two to three times more likely to die of stroke. According to a study by P.G. Steg published in the JAMA, patients with PAD have a 21% event rate of cardiovascular death, heart attack, stroke or cardiovascular hospitalization within 12 months. The SAGE Group has estimated that as many as 20 million people are affected with PAD in the United States alone and A.T. Hirsch et al. in a JAMA published article further estimate that only 11% have claudication (pain on exertion), a classic symptom of PAD.
The spectrum of heart dysfunction includes heart failure. Published studies have shown that there are over one million hospitalizations per year in the United States from heart failure and the annual cost of care exceeds $30.0 billion. According to a study published in AHA Journals by S.L. Jackson, et al, heart failure affects ~approximately

6.5 million adults in the United States and the lifetime risk of heart failure is estimated to be one in five at 40 years of age. The study also notes persons with heart failure have mortality rates 20% to 25% higher after hospitalization within one year after diagnosis.
Many people affected with cardiac and vascular diseases do not have noticeable symptoms. When symptoms are present, they often include fatigue, heaviness, cramping or pain during activity, leg or foot pain, sores, wounds or ulcers on the toes, feet, or legs, which are slow to heal, shortness of breath, peripheral edema, or enlarged liver. Persons with cardiac and vascular diseases may become disabled and not be able to work.
Risk factors for developing cardiac and vascular diseases include:
•	Age (over 50 years)
•	Race (African-American)
•	History of smoking
•	Diabetes
•	High blood pressure
•	High blood cholesterol
•	Personal history of vascular disease, heart attack, or stroke.
Semler Scientific believes medical personnel and insurance plans who deliver care for individuals over the age of 50 represent the target market for QuantaFlo. Based on U.S. Census data, Semler Scientific believes there are more than 80 million older Americans who could be evaluated for the presence of cardiac and vascular diseases.
There are over 400,000 medical professionals practicing primary care in the United States. In addition, based on American Heart Association data, there are over 30,000 cardiologists and 7,000 vascular and cardiovascular surgeons. Also, there are millions of diabetic patients seen routinely by endocrinologists. Many podiatrists who see patients with these problems and orthopedic surgeons may see value in screening patients for circulation issues prior to leg procedures. Neurologists may need a tool to differentiate leg pain from vascular versus neurologic etiology. Nephrologists see patients with kidney disease, who have a higher frequency of cardiac and vascular diseases. Wound care centers need to know the adequacy of limb perfusion. Semler Scientific expects that each physician will have many patient visits annually from people older than 50 years. While it is standard practice to ask about symptoms of cardiac and vascular diseases and to look for signs on physical exam, Semler Scientific believes that it is often the case in busy practices that the questions go unasked.
Other Products and Services
In addition to Semler Scientific’s internal research and development efforts, from time to time, Semler Scientific may make investments in, or distribute products from other companies that Semler Scientific believes are complementary to QuantaFlo. For example, Semler Scientific previously made an investment in Mellitus Health, Inc. (“Mellitus”), and had an exclusive agreement to market and distribute its product, Insulin Insights. Due to slow uptake of the product despite Semler Scientific’s marketing efforts, Semler Scientific wrote off Semler Scientific’s prepaid licenses and a portion of Semler Scientific’s investment as of December 31, 2023.
In October 2020, Semler Scientific invested in SYNAPS, whose product, Discern, is a test for early Alzheimer’s disease. In December 2022, Semler Scientific purchased a senior secured convertible promissory note of Monarch Medical Technologies, LLC (“Monarch”), (as amended in December 2024 and January 2025), maker of EndoTool, a technology-enabled approach to inpatient glycemic management. Semler Scientific do not have a distribution agreement for Discern or EndoTool.
Semler Scientific continue to evaluate other investment and distribution opportunities for other products and services, and recently entered into distribution arrangements for other products that Semler Scientific believes would be of interest to Semler Scientific’s customers given the patient populations they serve, as Semler Scientific seeks to complement Semler Scientific’s existing product offering. However, Semler Scientific has yet to generate meaningful revenues from these opportunities.

Strategy
Semler Scientific’s mission for its healthcare business is to develop, manufacture and market products and services that assist healthcare providers in evaluating and treating chronic diseases. Semler Scientific intends to do this by:
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Targeting customers with patients at risk of developing PAD and other cardiovascular diseases (subject to FDA clearance). Healthcare providers use blood flow measurements as part of their assessment of a patient’s cardiac and vascular condition. Semler Scientific’s strategy is to keep marketing QuantaFlo on a recurrent revenue model to insurance plans and medical personnel who care for those older than 50 years, including cardiologists, internists, nephrologists, endocrinologist, podiatrists, and family practitioners. Specifically, Semler Scientific believes there are more than 400,000 physicians and other potential customers in the United States alone, many of whom care for patients older than 50 years old and at increased risk of developing PAD and other cardiovascular diseases. Based on U.S. Census data, the evaluable patient population for QuantaFlo is estimated to be more than 80 million patients in the United States annually.

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Expanding the tools available to internists and non-peripheral vascular experts. Semler Scientific’s intention is to provide a tool to internists and non-cardiovascular experts, for whom it was previously impractical to conduct a blood flow measurement unless in a specialized vascular laboratory. For cardiovascular specialists, QuantaFlo does not require the use of blood pressure cuffs (which should not be used on some breast cancer patients), and measures without blood pressure in obese patients and patients with non-compressible, hard, calcified arteries. Currently, these patients often are unable to be measured satisfactorily with traditional devices.

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Developing additional product and service offerings that allow healthcare providers to deliver cost-effective wellness and receive increased compensation for their services. In March 2015, Semler Scientific received FDA 510(k) clearance of Semler Scientific’s product, QuantaFlo, to aid clinicians in the diagnosis and monitoring of PAD. The cleared device reflected several updates and modifications to the original model that were developed in conjunction with Semler Scientific’s consultant engineering groups. Semler Scientific is seeking a new 510(k) clearance for the expanded use of QuantaFlo following correspondence with the FDA. The new 510(k) is intended to enable expanded labeling for QuantaFlo as an aid in the diagnosis of other cardiovascular diseases in addition to PAD. Further, Semler Scientific continues to explore potential new product and service offerings through Semler Scientific’s research and development programs. Semler Scientific’s goal is to provide cost-effective wellness solutions for Semler Scientific’s growing, established customer base, achieve a reputation for outstanding service, all while leveraging Semler Scientific’s gains in the marketplace for such product and service offerings.

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Exploring additional product and service offerings through arrangements. In addition to Semler Scientific’s in-house research and development efforts, Semler Scientific is also seeking out opportunities to expand Semler Scientific’s product and service offerings through marketing, distribution and licensing arrangements. Such arrangements will allow Semler Scientific to sell products related to chronic disease management through Semler Scientific’s network of physicians and other customers.

Sales and Marketing
Semler Scientific provides Semler Scientific’s QuantaFlo product and any other products for which Semler Scientific has distribution rights to Semler Scientific’s customers through Semler Scientific’s salespersons, who have experience selling products and services to Semler Scientific’s anticipated market.
Semler Scientific delivers QuantaFlo directly to Semler Scientific’s customers, and in-service training to the customers is provided either on-line or in person. Because QuantaFlo is relatively easy to use, training can generally be accomplished in less than one day. Semler Scientific is currently test marketing the other products Semler Scientific distributes, products in the cardiovascular care space that Semler Scientific believes are attractive to Semler Scientific’s current customer base. Semler Scientific does not currently have any material revenues from these initial test marketing efforts, which will inform Semler Scientific’s sales and marketing strategy.
Customers who have licensed Semler Scientific’s QuantaFlo product pay generally on the 15th of each month as an advance for usage during the next 30 days. In some cases, customers prefer an annual or quarterly license paid in advance. Semler Scientific provides technical support daily, coupled directly to the manufacturing operation so that replacement products, if needed, can be shipped overnight directly to the customer. The majority of the support is over the telephone and focuses on software and connectivity issues, rather than hardware. Semler Scientific upgrades QuantaFlo operating systems as appropriate by direct shipments or electronically.
In addition to the license model with a fixed monthly fee, Semler Scientific also has contracts that charge a variable monthly fee, in which Semler Scientific invoices based on the number of tests performed with QuantaFlo. In addition to licensing the QuantaFlo software, Semler Scientific has sold QuantaFlo equipment and accessories.
Manufacturing
Semler Scientific manufactures Semler Scientific’s product, QuantaFlo, in the United States through independent contractors whom Semler Scientifics pay for finished goods. Semler Scientific’s contracts provide for subassemblies, product final assembly, test, serialization, finished goods, inventory and shipping operations. Semler Scientific’s current contracts will remain in force until terminated by Semler Scientific upon three months written notice, or until terminated by either party for cause. Although Semler Scientific believes Semler Scientific has a good working relationship with Semler Scientific’s current contract manufacturers, there are many such qualified contract manufacturers available around the country should Semler Scientific need to replace them or if they are not able to meet demand as Semler Scientific grows Semler Scientific’s business as anticipated. While Semler Scientific’s current independent contract manufacturers source some supplies from China, Semler Scientific believes QuantaFlo is relatively easy to manufacture, and should Semler Scientific encounters issues due to supply chain disruptions as a result of the recent tariff proposals of the current U.S. administration, or a global health emergency, such as the COVID-19 pandemic or any other global supply chain constraints, Semler Scientific believes alternative sources should be available. Semler Scientific employs a consultant vendor qualification expert to monitor and test the quality controls and quality assurance procedures of Semler Scientific’s contract manufacturer.
Competition
The principal competitor for QuantaFlo is the standard blood pressure cuff ABI device. QuantaFlo does not include a blood pressure cuff. There are several companies that manufacture the traditional ABI device, which range in price from $2,500 to $20,000. Some of these companies are much larger than Semler Scientific and have more financial resources and their own distributor network. The traditional ABI devices are differentiated by the degree of automation designed into each product. ABI devices that rely more heavily on operator assessment (i.e., listening to the return of pulse while decreasing cuff pressure), are thought to have less objectivity in their measurement. Because standard ABI devices require a better trained operator, the products are usually sold to specialized vascular labs that are supervised by a vascular surgeon, with the tests performed by a licensed vascular technician. It is not uncommon for such ABI devices to be marketed to the offices of internists, podiatrists, endocrinologists or most cardiologists.
Semler Scientific’s intention is to provide a tool to internists and non-cardiovascular experts, for whom it was previously impractical to conduct a blood flow measurement unless in a specialized vascular laboratory. For cardiovascular specialists, QuantaFlo does not require the use of blood pressure cuffs (which should not be used on some breast cancer patients), and measures without blood pressure in obese patients and patients with non-compressible, hard, calcified arteries. Currently, these patients often are unable to be measured with traditional devices.
Competitors are marketing competing digital devices seeking to provide fast results that may be used outside of a specialized vascular laboratory. Given the potential size of the market, Semler Scientific expects competitors to continue to enter the space.
Research and Development Program
Semler Scientific has dedicated engineering consultants that are well integrated into Semler Scientific’s overall business, ranging from customer requirements to technical support. The engineering group uses Semler Scientific’s in-house quality system as its framework for new product development and release. The majority of the engineering is circuit design and software development. Semler Scientific is currently developing several updates and modifications to QuantaFlo in conjunction with Semler Scientific’s consultant engineering groups, as well as exploring potential new product and service offerings. These product and service offerings are being designed to provide cost-effective wellness solutions for Semler Scientific’s growing, established customer base. The new products and service offerings under development or that may be developed may incorporate some of Semler Scientific’s current technology or new technology. Semler Scientific is also directing much of Semler Scientific’s activity to building Semler Scientific’s trade secrets and protecting proprietary positions.

Clinical Experience
Several studies of Semler Scientific’s blood flow measurement products have been conducted by Semler Scientific’s customers or authors facilitated by access to Semler Scientific’s database. Other studies were conducted by Semler Scientific’s customers using their own independently generated datasets.
One of these studies, the results of which were compiled in 2012 and published in a peer reviewed journal in 2013, sought to determine the frequency of finding undiscovered vascular disease in primary care practices using Semler Scientific’s vascular testing product. In the study of 632 patients at 19 office practices, the frequency of flow obstruction was 12% and of these patients, 75% did not have classic symptoms of PAD. Among other limitations of the study, the publication mentioned the study’s retrospective design, no direct comparison to other vascular tests and passive data collection such that 8% of patients had one or more missing data fields.
Another study was designed to assess the side-by-side performance of Semler Scientific’s vascular testing product compared with traditional analog ABI with Doppler measurements in medical practices. In the study of 181 limbs from 121 patients at 5 medical practices during 2012 and 2013, three techniques were used on all limbs: Semler Scientific’s test, traditional analog ABI with Doppler, and Duplex ultrasound imaging as a gold standard. Traditional analog ABI with Doppler was unable to perform a conclusive study in 8.7% of limbs. In the remaining limbs, Semler Scientific’s vascular testing product and the ABI with Doppler measurements were in agreement, or in other words concordant, in 78% of limbs. Among the discordant limbs, Duplex imaging judged that the true positive rate of Semler Scientific’s vascular testing product was significantly higher than that of ABI with Doppler by a 2 to 1 margin. The results of the study are available as a white paper that may be shown to potential customers or other interested parties. Among other limitations of the study, the study had a small sample size, was conducted at specialty practices not primary care practices, had a retrospective design with incomplete collection of demographic information and clinical characteristics of the population, and was not peer reviewed.
Another study also was designed to assess the side-by-side performance of Semler Scientific’s vascular testing product compared with traditional analog ABI with Doppler measurements in medical practices. In this prospective study at five medical practices during 2013 through 2015, 360 limbs from 180 patients were examined with three techniques: Semler Scientific’s vascular testing product, traditional analog ABI with Doppler, and Duplex ultrasound imaging as a gold standard. Results demonstrated that Semler Scientific’s test demonstrated greater sensitivity, greater accuracy and equivalent specificity compared to ABI with Doppler measurements. The results of the study are available as a white paper. Among limitations of the study are that it had a small sample size, was conducted at a mix of primary care and specialty practices, had no formal tracking of consecutive patients, and was not peer reviewed.
Another study, the results of which were compiled and published in a peer reviewed journal in 2018, reported an analysis of a registry of screening PAD testing with Semler Scientific’s product between January 2017 and July 2017. In this study, 226,565 patients were tested and 31.3% had moderate to severe flow impairment in the lower extremities. Further analysis of a subset of 26,459 patients for whom clinical characteristics were recorded showed that 95% were asymptomatic. The authors concluded that earlier recognition of PAD may lead to earlier secondary preventive measures and improved outcomes for a population with a high-risk of cardiovascular mortality and morbidity. Among other limitations of the study, the publication mentioned the study’s retrospective design and that clinical factors were recorded for only approximately 10% of patients.
A retrospective case series compiled and published in a peer reviewed journal in 2018 reported on 48 patients that were tested with Semler Scientific’s product and subsequently had a contrast angiography procedure for clinical indications. Using contrast angiography as the gold standard for determining PAD, the author concluded the data supports the use of Semler Scientific’s product as an aid for practicing physicians to accurately diagnose PAD in combination with clinical judgment. Among other limitations of the study, the sample size was small, tests were performed at specialty centers, and the analysis was done retrospectively.
Certain racial and economic groups in the United States are underserved by the medical community with limited access to specialists, a lack of early detection programs and inadequate preventive disease management. There is abundant evidence that certain ethnic populations are more at risk for cardiovascular disease and suffer sequelae of untreated PAD. A study was compiled and published in a peer reviewed journal in 2018 that presented a retrospective analysis of 1,901 patients tested with Semler Scientific’s product at 22 medical practices that serve predominately lower-income, non-white populations. The author concluded that Semler Scientific’s product can be effectively utilized by primary care clinicians in poor and underserved communities to identify PAD. The author posited that identifying PAD earlier in the disease process can be an important step towards filling the unmet need of higher intensity vascular care for minority populations. Limitations of the study include that it was a retrospective analysis and that there was no protocol to unveil the identity or ethnicity of any of the individual patients.
Women may lack early detection programs and have inadequate preventive disease management. A study was compiled and published in a peer reviewed journal in 2019 that presented a retrospective analysis of 68,402 female patients tested with Semler Scientific’s product at primary care medical practices in the United States. The author concluded that Semler Scientific’s product was an efficient means to aid in the diagnosis of PAD in vulnerable women who are currently underserved by their health care providers. Limitations of the study include that it was a retrospective analysis with self-reporting of clinical characteristics.
A February 2022 published peer-reviewed study analyzed point-of-care tests using QuantaFlo for asymptomatic patients in a Medicare Advantage population between January 2016 and December 2016. In this study, 13,971 patients were tested and 31.6% had a positive result for PAD. Almost 60% had lower socio-economic income level with 15.1% living under the poverty level. The risk associated with detecting PAD was substantial with a 60-70% increased risk of all-cause mortality or morbidity at one year and a 40-50% increased risk of all-cause mortality or morbidity at three years. The risk was not modified by a history of coronary or cerebrovascular artery disease. The authors concluded that these findings highlight an enormous potential to realize cost-savings by reducing cardiovascular event rates and deploying population-based PAD risk mitigation strategies. Among other limitations of the study, the publication mentioned that they were not able to study the potential impact of PAD risk management strategies used after a positive PAD screen was communicated with the primary care provider and patient. This may have led to an underestimation of the true risk as targeted PAD risk management and behavior modification strategies may have been initiated at the discretion of the provider and patient.
A September 2022 peer-reviewed study under real-world conditions, illustrating the benefits of PAD in-home screening was published. The study analyzed screening tests using QuantaFlo for Medicare Advantage beneficiaries aged ≥65 years participating in the Optum HouseCalls program in the United States between April 1, 2017 and February 1, 2019. Of the 192,500 patients tested in their homes, 27.7% had a positive result for PAD. One-year all-cause mortality, 1- and 2-year major adverse cardiovascular events or MACE, and major adverse limb events or MALE, in the PAD positive patients were all significantly increased versus those patients who screened negative for PAD (p <.001). Moreover, the severity of the test results was associated with worse outcomes. The authors stated, “Detecting previously undiagnosed peripheral artery disease is a way to risk stratify a population that would benefit from further cardiovascular risk management.” Among other limitations of the study, the publication mentioned that the findings are only generalizable to individuals aged ≥65 years and the study could not assess the proportion of deaths due to cardiovascular causes.
A February 2023 peer-reviewed study was published assessing the accuracy of Semler Scientific’s vascular testing product using cardiac echocardiography or Echo, as a gold standard of heart failure. Results were that Semler Scientific’s test showed a significant correlation with Echo (p<.01). Among other limitations of the study, the publication mentioned that data on severity were not including and outcomes following preventative measures were not studied.
Patents and Licenses
Semler Scientific has been issued one patent for Semler Scientific’s apparatus, U.S. Patent No. 7,628,760, which expires December 11, 2027.
Government Regulation
Bitcoin Regulation
The laws and regulations applicable to Bitcoin and digital assets are evolving and subject to interpretation and change.
Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the United States, digital assets are subject to overlapping, uncertain and evolving regulatory requirements.
As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the

Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.
Depending on the regulatory characterization of Bitcoin, the markets for Bitcoin in general, and Semler Scientific’s activities in particular, Semler Scientific’s business and Semler Scientific’s Bitcoin acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and Semler Scientific’s ability to pursue Semler Scientific’s Bitcoin strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.
The CFTC takes the position that some digital assets, including Bitcoin, fall within the definition of a “commodity” under the Commodity Exchange Act of 1936, as amended (“CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which Semler Scientific may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.
The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider Bitcoin to be a security under the federal securities laws, and the approval of the spot Bitcoin ETPs support this view. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets. In addition, in January 2025, the SEC acting Chairman announced a new Crypto Task Force dedicated to developing a comprehensive and clear regulatory framework for digital assets.
In addition, because transactions in Bitcoin provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Bitcoin and Bitcoin platforms, and there is the possibility that law enforcement agencies could close Bitcoin platforms or other Bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving Bitcoin held via such platforms or infrastructure. For example, a January 2021 nomination hearing before the Senate Finance Committee, it was noted that cryptocurrencies have the potential to improve the efficiency of the financial system but that they can be used to finance terrorism, facilitate money laundering, and support activities that threaten U.S. national security interests and the integrity of the U.S. and international financial systems. The OFAC has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals.
Activities involving Bitcoin and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On March 9, 2022, an executive order relating to cryptocurrencies was signed. While the executive order did not mandate the adoption of any specific regulations, it instructed various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. CBDC. On September 16, 2022, the White House released a framework for digital asset development, based on reports from various government agencies, including the U.S. Department of Treasury, the Department of Justice, and the Department of Commerce. Among other things, the framework encourages regulators to pursue enforcement actions, issue guidance and rules to address current and emergent risks, support the development and use of innovative technologies by payment providers to increase access to instant payments, consider creating a federal framework to regulate nonbank payment providers, and evaluate whether to call upon Congress to amend the Bank Secrecy Act and laws against unlicensed money transmission to apply explicitly to digital asset service providers. There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets. With the recent change in the U.S. administration, there is uncertainty about future regulatory oversight and enforcement and what rules and regulations may ultimately govern. For example, in January 2025, an executive order was issued that revoked the prior administration's executive order and Treasury Department's framework, and established the Presidential Working Group on Digital Asset Markets that will be tasked with developing a federal regulatory framework governing digital assets.
U.S. Food and Drug Administration Regulation
QuantaFlo is a medical device subject to extensive regulation by the FDA and other federal, state, local and foreign regulatory bodies. FDA regulations govern, among other things, the following activities that Semler Scientific or Semler Scientific’s partners perform and will continue to perform:
•	product design and development;
•	product testing;
•	product manufacturing;
•	product safety;
•	post-market adverse event reporting;
•	post-market surveillance;
•	product labeling;
•	product storage;
•	record keeping;
•	premarket clearance or approval;
•	post-market approval studies;
•	advertising and promotion; and
•	product sales and distribution.
FDA’s Premarket Clearance and Approval Requirements
To commercially distribute QuantaFlo or any future medical device Semler Scientific develops requires or will require either prior 510(k) clearance or prior approval of a premarket approval (“PMA”), application or de novo classification from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risk are placed in either class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting permission for commercial distribution. This process is known as 510(k) clearance. Some low risk devices are exempt from this requirement. Class I devices are those for which safety and effectiveness can be reasonably assured by adherence to FDA’s “general controls”, which include compliance with the applicable portions of the FDA’s Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events and malfunctions through the submission of medical device reports, and appropriate, truthful and non-misleading labeling, advertising and promotional materials. Class II devices are subject to FDA’s general controls and any other “special controls” deemed necessary by FDA to ensure the safety and effectiveness of the device, such as performance standards, special labeling requirements, patient registries or post-market surveillance. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device are placed in class III, requiring approval of a PMA application. To market low to moderate risk devices that are automatically placed into class III, a manufacturer may request a de novo classification from FDA. Premarket notifications, PMA applications and de novo classification requests are subject to the payment of user fees, paid at the time of submission for FDA review. The FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval or authorization, or subsequent to marketing.
510(k) Clearance Pathway
To obtain 510(k) clearance, a medical device manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of a PMA application or a device that has been reclassified from class III to class II or class I. A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics, or (ii) different technological characteristics, but the information provided in the 510(k) submission demonstrates that the device does not raise new questions of safety and effectiveness and is at least as safe and effective as the predicate device. The FDA’s 510(k) clearance pathway usually takes from three to 12 months from the date the notification is submitted, but it can take significantly longer, and clearance is never assured. Although many 510(k) premarket notifications are cleared without clinical data, in some cases, the FDA requires significant clinical data to support substantial equivalence. In reviewing premarket notification, the FDA may request additional information, including clinical data, which may significantly prolong the review process. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require a PMA application or de novo request for classification. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing device, the FDA can require the manufacturer to cease marketing and/or recall the modified device until clearance or approval is obtained.
Premarket Approval Pathway
A PMA application must be submitted if the device cannot be cleared through the 510(k) clearance process and requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. Accordingly, a PMA application must be supported by extensive data including, but not limited to, technical information regarding device design and development, preclinical studies and clinical trials, data and manufacturing and labeling to support the FDA’s determination that the device is safe and effective for its intended use. After FDA determines that a PMA application is sufficiently complete to permit a substantive review, the FDA begins an in-depth review of the submitted information, which generally takes between one and three years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided. Also, during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with the QSR, which impose elaborate design development, testing, control, documentation and other quality assurance procedures in the design and manufacturing process. The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution and collection of long-term follow-up data from patients in the clinical study that supported approval. Failure to comply with the conditions of approval can result in materially adverse enforcement action, including the loss or withdrawal of the approval. New PMA applications or PMA application supplements are required for significant modifications to the manufacturing process, labeling and design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application, and may not require as extensive clinical data or the convening of an advisory panel.
De Novo Classification Pathway
Device types that the FDA has not previously classified as class I, II or III are automatically classified into class III regardless of the level of risk they pose. To market low to moderate risk devices that are automatically placed into class III due to the absence of a predicate device, a manufacturer may request a de novo classification. This procedure allows a manufacturer whose novel device is automatically classified into class III to request classification of its device into class I or II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. The FDA is required to classify the device within 120 days following receipt of the de novo classification request, although in practice, the FDA’s review may take significantly longer. If the manufacturer seeks reclassification into class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the device. The FDA may reject the de novo classification request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. In the event FDA determines the data and information submitted demonstrate that general controls or general and special controls are adequate to provide reasonable assurance of safety and effectiveness, FDA will grant the de novo request for classification. When FDA grants a de novo request for classification, the device is granted marketing authorization and further can serve as a predicate for future devices of that type through a 510(k) premarket notification.
Clinical Trials
Clinical trials are typically required to support a PMA and often for a de novo classification request, and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational devices, and specify an array of recordkeeping, reporting and monitoring responsibility of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, to human health, the FDA requires the device sponsor to submit an IDE application to the FDA, which must be approved prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, purported or represented to be used in supporting or sustaining human life, is for a use that is substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. A clinical trial may begin 30 days after receipt of the IDE application by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval. Acceptance of an IDE application for review does not guarantee that the FDA will approve the IDE and, if it is approved, the FDA may or may not determine that the date derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.
In addition, the study must be approved by, and conducted under the oversight of, an institutional review board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin a specific number of investigational sites with a specific number of patients, as approved by the FDA.
If the device is considered a “non-significant risk,” an IDE application to the FDA is not required. Instead, only approval from the IRB overseeing the investigation at each clinical trial site is required. Abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements also apply to non-significant risk device studies.
During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all applicable reporting and record keeping requirements.
Additionally, after a trial begins, Semler Scientific, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Even if a clinical trial is completed, there can be no assurance that the data generated during a clinical study will meet the safety and effectiveness endpoints or otherwise produce results that will lead the FDA to grant marketing clearance or approval. Information about certain device clinical trials must be posted on clinicaltrials.gov.
Pervasive and Continuing FDA Regulation
After a device is placed on the market, regardless of its classification or premarket pathway, numerous regulatory requirements apply. These include, but are not limited to:
•	establishment registration and device listings with the FDA;
•	QSR, which require manufacturers to follow stringent design, testing, process control, documentation and other quality assurance procedures;
•	labeling regulations, which prohibit the promotion of products for uncleared or unapproved, i.e., “off-label,” uses and impose other restrictions on labeling;
•
medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

•
corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the U.S. Federal Food, Drug, and Cosmetic Act (“FDCA”) that may present a risk to health; and

•	requirements to conduct post-market surveillance studies to establish continued safety data.
The FDA enforces these requirements by inspection and market surveillance. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:
•	untitled letters or warning letters;
•	fines, injunctions and civil penalties;
•	recall or seizure of Semler Scientific’s products;
•	operating restrictions, partial suspension or total shutdown of production;
•	refusing Semler Scientific’s request for 510(k) clearance or premarket approval or de novo classification of new products;
•	withdrawing premarket approvals that are already granted or reclassifying the devices; and
•	criminal prosecution.
Semler Scientific is subject to unannounced device inspections by the FDA and the California Food and Drug Branch. These inspections may include Semler Scientific’s suppliers’ facilities.
Third-Party Coverage and Reimbursement
Semler Scientific cannot control whether or not providers who use QuantaFlo will seek third-party coverage for such procedures or reimbursement. If providers intend to seek third-party coverage or reimbursement for use of QuantaFlo, the success of Semler Scientific’s product could become dependent on the availability of coverage and reimbursement from third-party payors, such as governmental programs including Medicare and Medicaid, private insurance plans and managed care programs. Reimbursement is contingent on established coding for a given procedure, coverage of the codes by the third-party payors and adequate payment for the resources used.
Physician coding for procedures is established by the American Medical Association. CMS, the agency responsible for administering Medicare and Medicaid, and the National Center for Health Statistics, are jointly responsible for overseeing changes and modifications to billing codes used by hospitals for reporting inpatient procedures, and many private payors rely on coverage decisions and reimbursement rates established by CMS as benchmarks for determining their own coverage and reimbursement policies. All physician and hospital coding is subject to change, which could impact coverage and reimbursement and physician practice behavior. Semler Scientific does not track denial of requests for reimbursement made by the users of QuantaFlo. It is Semler Scientific’s belief that such denials have occurred and might occur in the future with more or less frequency. Semler Scientific is not in the business of performing QuantaFlo measurements that require Semler Scientific to seek reimbursement from third-party payors, including governmental healthcare programs, such as Medicare and Medicaid, commercial health insurers, including those that offer Medicare Advantage plans, and managed care programs. Many of Semler Scientific’s customers are third-party payors who pay Semler Scientific directly for use of Semler Scientific’s product and services.
Independent of the coding status, third-party payors may deny coverage based on their own criteria, such as if they believe that the clinical efficacy of a device or procedure is not well established and is deemed experimental or investigational, is not the most cost-effective treatment available, or is used for an unapproved indication. Semler Scientific will continue to provide the appropriate resources to patients, physicians, hospitals and insurers in order to promote the best in patient care and clarity regarding reimbursement and work to obtain appropriate coverage policies. For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for the procedures performed with Semler Scientific’s products, if any payment is made at all. As the portion of the U.S. population over the age of 65 and eligible for Medicaid continues to grow, Semler Scientific may be more vulnerable to coverage and reimbursement limitations imposed by CMS. National and regional coverage policy decisions are subject to unforeseeable change and have the potential to impact physician behavior. For example, if CMS decreases the monthly payment for a 65-year-old patient, then the provider will have to decide which steps to eliminate from his or her routine office visits in order to maintain a profitable business model. If the time of an office visit will need to be reduced to maintain a profitable business, a provider may decide to eliminate certain services or conducting certain procedures, such as deciding not to use a thermometer, take someone’s blood pressure or use a QuantaFlo to run an ABI test. Thus, reimbursement limitations imposed by CMS on providers may affect their decision making about which services to provide during an office visit, which could affect Semler Scientific’s company.
Particularly in the United States, third-party payors carefully review, have undertaken cost-containment initiatives, and increasingly challenge the prices charged for procedures and medical products as well as any technology that they, in their own judgment, consider experimental or investigational. In addition, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and often require pre-approval or pre-authorization of the services that a member will receive. Many managed care programs are paying their providers on a capitated basis, which puts the providers at financial risk for the services provided to their patients by paying them a predetermined amount per member per month. The percentage of individuals covered by managed care programs is expected to grow in the United States over the next decade.
There can be no assurance that third-party coverage and reimbursement will be available or adequate, or that future legislation, regulation, or coverage and reimbursement policies of third-party payors will not adversely affect the demand for Semler Scientific’s products or Semler Scientific’s ability to sell these products on a profitable basis. The unavailability or inadequacy of third-party payor coverage or reimbursement could have a material adverse effect on Semler Scientific’s business, operating results and financial condition.
Healthcare Fraud and Abuse
Semler Scientific’s operations are subject to federal and state healthcare laws and regulations including fraud and abuse laws, such as anti-kickback and false claims laws, data privacy and security laws and transparency laws related to payments and/or other transfers of value made to physicians and other healthcare professionals and teaching hospitals.
The federal Anti-Kickback Law prohibits unlawful inducements for the referral of business reimbursable under federally-funded healthcare programs, such as remuneration provided to physicians to induce them to use certain tissue products or medical devices reimbursable by Medicare or Medicaid. The federal Anti-Kickback Law is subject to evolving interpretations. For example, the government has enforced the federal Anti-Kickback Law to reach large settlements with healthcare companies based on, among other things, inappropriate consultant arrangements with physicians or questionable joint venture arrangements. The majority of states also have anti-kickback laws, which establish similar prohibitions that may apply to items or services reimbursed by any third-party payor, including commercial insurers. Further, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Law”), among other things, amended the intent requirement of the federal Anti-Kickback Law and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the Health Care Reform Law provided that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Law constitutes a false or fraudulent claim for purposes of the civil False Claims Act and certain criminal healthcare fraud statutes.
Additionally, the civil False Claims Act prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the False Claims Act may be brought by the U.S. Attorney General or as a qui tam action by a private individual in the name of the government. The federal government is using the civil False Claims Act, and the accompanying threat of significant liability, in its investigations of healthcare providers and suppliers throughout the country for a wide variety of Medicare billing practices and has obtained multi-million and multi-billion dollar settlements in addition to individual criminal convictions. The federal False Claims Act provides for treble damages and per-claim penalties. Semler Scientific has been cooperating with civil investigative demands from DOJ since 2017 related to claims for reimbursement related to Semler Scientific’s QuantaFlo device and entered into a settlement agreement with DOJ related thereto in September 2025. See “Information About Semler Scientific—Legal Proceedings” and “Risk Factors—Risks Related to the Business of Strive—Semler Scientific is subject to various healthcare fraud and abuse laws and regulations, recently entered into a settlement agreement with DOJ relating to a qui tam action under the False Claims Act, and is now subject to additional litigation and risk relating to the DOJ matter and disclosures regarding the same.” for more information. In addition, off-label promotion has been pursued as a violation of the federal False Claims Act. Pursuant to FDA regulations, Semler Scientific can only market Semler Scientific’s products for cleared or approved uses. Although physicians are permitted to use medical devices for indications other than those cleared or approved by the FDA based on their independent medical judgment, Semler Scientific is prohibited from promoting products for such off-label uses. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and suppliers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.
Additionally, the majority of states in which Semler Scientific markets Semler Scientific’s products have similar fraud and abuse laws, such as anti-kickback, false claims, anti-fee splitting and self-referral laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and violations may result in substantial civil, criminal and administrative penalties.
The Health Care Reform Law also included the federal Physician Payments Sunshine Act, which requires device manufacturers for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to disclose annually to CMS any “transfer of value” made or distributed to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other licensed health care practitioners, and teaching hospitals. Such information is now made publicly available in a searchable format, and device manufacturers are now required to report and disclose any investment interests held by physicians and their family members during the preceding calendar year. Failure to submit required information may result in significant civil monetary penalties for all payments, transfers of value or ownership or investment interests not reported in an annual submission. Additionally, the commercial compliance environment is continually evolving in the healthcare industry, and some states, including California, Massachusetts and Vermont, mandate implementation of corporate compliance programs, along with the tracking and reporting of gifts, compensation and other remuneration to physicians and other healthcare providers. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply in multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.
Semler Scientific’s business operations may also be subject to certain federal and state laws regarding the use and disclosure of individually identifiable health information, such as the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, which impose obligations on certain entities with respect to safeguarding the privacy, security and transmission of individually identifiable health information.
To enforce compliance with the federal laws, the DOJ has also increased its scrutiny of interactions between healthcare companies and healthcare providers, which has led to an unprecedented level of investigations, prosecutions, convictions and settlements in the healthcare industry (including Semler Scientific’s company). Dealing with investigations can be time- and resource-consuming. Additionally, if a healthcare company settles an investigation with the DOJ or other law enforcement agencies, the company may be required to agree to additional compliance and reporting requirements as part of a consent decree or corporate integrity agreement.

The U.S. and foreign government regulators have increased regulation, enforcement, inspections and governmental investigations of the medical device industry, including increased U.S. government oversight and enforcement of the Foreign Corrupt Practices Act. Whenever a governmental authority concludes that Semler Scientific is not in compliance with applicable laws or regulations, that authority can impose fines, delay or suspend regulatory clearances, institute proceedings to detain or seize Semler Scientific’s products, issue a recall, impose operating restrictions, enjoin future violations and assess civil penalties against Semler Scientific or Semler Scientific’s officers or employees and can recommend criminal prosecution. Moreover, governmental authorities can ban or request the recall, repair, replacement or refund of the cost of devices Semler Scientific distributes.
If a governmental authority were to conclude that Semler Scientific is not in compliance with applicable fraud and abuse laws and regulations, Semler Scientific and Semler Scientific’s officers and employees could be subject to severe penalties including, for example, civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation as a supplier of product to beneficiaries covered by Medicare or Medicaid, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of operations, any of which could adversely affect Semler Scientific’s ability to operate Semler Scientific’s business and the results of Semler Scientific’s operations.
It is uncertain whether and how future legislation, whether domestic or foreign, could affect prospects for QuantaFlo or what actions foreign, federal, state or private payors for health care treatment and services may take in response to any such health care reform proposals or legislation.
Healthcare Reform
Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. For example, the Health Care Reform Law significantly changed the health care industry and brought a new way of doing business for providers and health insurance plans.
There have been executive, judicial and Congressional challenges to certain aspects of the Health Care Reform Law. For example, several executive orders were issued along with other directives designed to delay the implementation of certain provisions of the Health Care Reform Law or otherwise circumvent some of the requirements for health insurance mandated by the Health Care Reform Law. Concurrently, Congress considered legislation that would repeal or repeal and replace all or part of the Health Care Reform Law. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the Health Care Reform Law such as removing penalties, effective January 1, 2019, for not complying with the Health Care Reform Law’s “individual mandate” to carry health insurance, delaying the implementation of certain Health Care Reform Law-mandated fees, and repealing the medical device excise tax. In June 2021, in an appeal from a lower court decision holding that the individual mandate under the Health Care Reform Law is unconstitutional, the United States Supreme Court ruled that the plaintiffs lacked standing to challenge the law as they had not alleged personal injury traceable to the allegedly unlawful conduct. As a result, the Supreme Court did not rule on the constitutionality of the Health Care Reform Law. It is unclear how additional litigation or executive orders will impact the Health Care Reform Law and Semler Scientific’s business.
Other legislative changes have been proposed and adopted in the United States since the passage of the Health Care Reform Law. For example, through the process created by the Budget Control Act of 2011 and subsequent legislation, there are automatic reductions of Medicare payments to providers of generally 2% per fiscal year; these reductions went into effect in April 2013 and will remain in effect through fiscal year 2031 unless additional Congressional action is taken.
Additionally, there has been increasing legislative and enforcement interest in the United States with respect to cost-containment initiatives within the health care industry. Semler Scientific cannot predict what healthcare reform initiatives may be adopted in the future, particularly in light of the new presidential administration. Further, it is possible that additional governmental action is taken in response to pandemics.

Human Capital Management
As of September 30, 2025, Semler Scientific had 73 employees, all of which were full-time. None of Semler Scientific’s employees are represented by a labor union, and Semler Scientific considers Semler Scientific’s relationship with Semler Scientific’s employees to be positive. Semler Scientific also regularly engages consultants and subcontractors on an as-needed basis.
Semler Scientific’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating Semler Scientific’s existing and additional employees. Semler Scientific uses different incentive plans such as annual cash bonuses, no-cost healthcare for employees and their families, paid vacation for employees ranked below director and generous referral bonuses to attract, retain and motivate Semler Scientific’s employees. From time to time, Semler Scientific may also provide equity incentives, such as stock option grants.
Governance and Culture – The Semler Scientific Board, including committees thereof, and executive management team are actively involved in overseeing Semler Scientific’s employee-related strategies and practices as well as Semler Scientific’s company culture. Semler Scientific’s director of human resources and her team are also actively involved in implementing these decisions. Semler Scientific believes Semler Scientific’s company culture has been a critical component of Semler Scientific’s success in attracting and retaining personnel.
Inclusion – Semler Scientific aims to create an inclusive working environment where all employees are respected and treated equally. Semler Scientific’s policy is that Semler Scientific does not discriminate based on race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex, gender, gender identity, gender expression, age, military and veteran status, sexual orientation or any other protected characteristics established by federal, state or local laws. This message is emphasized from the top of Semler Scientific’s organization down to all of Semler Scientific’s employees.
Health, Safety and Well-Being – The safety and well-being of Semler Scientific’s employees is critical to Semler Scientific’s successful operation. Semler Scientific’s health and safety activities are overseen by the Semler Scientific Board, executive management team and director of human resources. Most of Semler Scientific’s employees work remotely, with the exception of a few employees who work in the office. These employees are generally in fulfillment and sales support roles. Semler Scientific’s human resources department coordinates on-line training programs with the help of outside consultants. Semler Scientific believes that this model of training better fits Semler Scientific’s business operations and needs.
Legal Proceedings
In the ordinary course of business, Semler Scientific is from time to time involved in lawsuits, claims, investigations, proceedings, and threats of litigation. The outcome of any such legal proceedings, regardless of the merits, is inherently uncertain. In addition, litigation and related matters are costly and may divert the attention of Semler Scientific’s management and other resources that would otherwise be engaged in other activities. If Semler Scientific were unable to prevail in any such legal proceedings, its business, results of operations, liquidity and financial condition could be adversely affected.
In July 2017, Semler Scientific received an initial civil investigative demand (“CID”) from the DOJ pursuant to the federal False Claims Act investigating whether it and others may have violated the False Claims Act by marketing tests on devices that use photoplethysmography technology as reimbursable by Medicare in alleged contravention of applicable laws and regulations. Semler Scientific cooperated with the investigation, along with subsequent CIDs received in February 2019, December 2021, April 2022 and April 2023 addressed to it or individual current or former employees related to the same investigation. In September 2024, DOJ shared certain information to which Semler Scientific responded in January and February 2025. On February 6, 2025, DOJ asked if Semler Scientific if it wished to engage in settlement discussions to resolve any potential claims by February 11, 2025 and if so that it make a settlement offer by such deadline. Prior to February 6, 2025, DOJ had not stated an intention to pursue a claim of wrongdoing against Semler Scientific. On February 11, 2025, Semler Scientific began initial settlement discussions with DOJ, but ceased initial discussions on that date. Semler Scientific subsequently resumed settlement discussions with DOJ and reached agreement in principle on payment of $29.8 million to settle all claims (which amount excludes any potential relators’ counsel fees that may also be payable). Effective September 10, 2025, Semler Scientific entered into a settlement agreement with the Civil Fraud Section of the DOJ, HHS, and certain relators to settle all potential claims related to alleged civil violations of the False Claims Act pertaining to submissions of allegedly false claims to Medicare Part B for tests performed using the FloChec and QuantaFlo devices. Pursuant to the settlement agreement, Semler Scientific agreed, among other things, to pay a settlement amount of

$29.75 million, and interest at a rate of 4.25% per annum from April 28, 2025 on such amount, within 14 business days, $5.2 million of which, plus 17.5% of the interest amount, will be paid by the United States to the relators. In addition, Semler Scientific agreed to pay $390,000 for attorneys’ fees and costs to relators’ counsel within seven business days. Upon receipt of the settlement amount, and subject to certain exceptions, Semler Scientific was released from any civil or administrative monetary claims for the covered conduct. By entering into the settlement agreement, Semler Scientific did not admit any wrongdoing in connection with the allegations raised.
In connection with the entry into the settlement agreement, Semler Scientific also entered into a corporate integrity agreement with the Office of Inspector General, or OIG, of HHS whereby it agreed to institute certain compliance and other measures relating to its sales practices, and provide reporting to OIG for a five-year period.
On August 29, 2025, a purported stockholder of Semler Scientific filed a lawsuit captioned Ravi Krishnamoorthy v. Semler Scientific, Inc., et al., No 5:25-cv-07303, in the U.S. District Court for the Northern District of California, against Semler Scientific and three current or former officers on behalf of a putative class of stockholders who purchased shares of Semler Scientific from March 10, 2021 to April 15, 2025. The complaint alleges violations of Sections 10(b) and 20(a) of the Exchange Act, and of SEC rules promulgated thereunder, challenging, among other things, the timing and extent of Semler Scientific’s public disclosure of a potential claim by the DOJ against Semler Scientific and subsequent negotiation of an agreement in principle to resolve the matter. The complaint seeks recovery of unspecified damages, interest, and an award of the attorneys’ fees and costs. Semler Scientific denies any liability or misconduct and intends to vigorously defend the litigation.
On October 14, 2025, a purported stockholder of Semler Scientific filed a complaint captioned Tran v. Semler Scientific, Inc., et al., CA No. 1:25-cv-12555 (N.D. Ill.) in the U.S. District Court for the Northern District of Illinois against Semler Scientific and four members of its board of directors alleging violations of Sections 14(a) and 20(a) of the Exchange Act in connection with disclosures relating to the proposed merger with Strive. The complaint seeks injunctive relief, recission, unspecified damages, and an award of attorneys’ fees and costs. Semler Scientific denies any liability or misconduct and intend to vigorously defend the litigation.
On September 15, 2025, Semler Scientific filed suit against Joshua Daniels (a purported stockholder of Semler Scientific) in California State Court seeking declaratory relief regarding Daniels' demand for attorneys' fees in connection with Semler Scientific's amendments to its bylaws in June 2025. On October 23, Daniels filed a Notice of Removal with the U.S. District Court for the Northern District of California, which remains in dispute. The case is captioned Semler Scientific, Inc. v. Joshua Robert Daniels, 5:25-cv-09128-EKL (N.D. Cal.). On November 7, 2025, Daniels filed a motion to dismiss or stay, which is currently pending before the court and is scheduled to be heard on March 4, 2026. At this juncture, Semler Scientific does not believe this action will have a material adverse impact on its operations or financial position. Semler Scientific is currently unable to predict the outcome of this lawsuit and therefore cannot determine the likelihood of loss, if any, nor estimate a range of possible loss.
On October 22, 2025, Daniels filed a complaint in the Delaware Court of Chancery against Semler Scientific for an equitable award of attorneys' fees and expenses relating to Semler Scientific's amendments to its bylaws in June 2025. The case is captioned Daniels v. Semler Scientific, Inc., CA No. 2025-1204-LWW (Del. Ch.). On November 17, 2025, Semler Scientific moved to dismiss this complaint, which the parties have not yet briefed. And on November 19, 2025, Daniels filed a Motion for an Order Awarding Attorneys' Fees, Expenses, and Incentive Award, to which Semler Scientific will respond in due course. At this juncture, Semler Scientific does not believe this action will have a material adverse impact on its operations or financial position. Semler Scientific is currently unable to predict the outcome of this lawsuit and therefore cannot determine the likelihood of loss, if any, nor estimate a range of possible loss.
Other purported stockholders have submitted demand letters concerning the merger disclosures, but no additional lawsuits have been filed as of the date of the registration statement of which this information statement/proxy statement/prospectus forms a part.

DIRECTORS AND EXECUTIVE OFFICERS
Directors and Executive Officers of Strive Following the Merger
Following is information about persons who will serve as directors and executive officers of Strive following the Merger as of the date of this information statement/proxy statement/prospectus.

Name	Age	Position
Matthew Cole	41	Chief Executive Officer and Chairman of the Board
Benjamin Pham	31	Chief Financial Officer and Director
Brian Logan Beirne	44	Chief Legal Officer and Director
Arshia Sarkhani	28	Chief Marketing Officer and Director
Avik Roy	52	Director
Pierre Rochard	36	Director
Shirish Jajodia	38	Director
James A. Lavish	55	Director
Jonathan R. Macey	70	Director
Mahesh Ramakrishnan	30	Director
Eric Semler*	60	Director

*
The Merger Agreement provides that Strive will take all necessary action permitted by applicable law and the rules of any applicable stock exchange to cause one of Semler Scientific’s directors, Mr. Semler, to be appointed to the Strive Board as of the Effective Time, provided that Mr. Semler is able to meet Nasdaq’s independence criteria.

Background and Business Experience
Matthew Cole
Matthew Cole has served as Chief Executive Officer (CEO) of Strive since April 2023, and serves as the Chairman of the Strive Board. Mr. Cole previously served as Chief Investment Officer (CIO) of Strive until October 2025.
A long-time Bitcoin investor and advocate, Mr. Cole has extensive experience in institutional asset management and fixed income, having spent 15 years at CalPERS in global fixed income, where he oversaw over $70 billion in actively managed Fixed Income assets. Mr. Cole joined Strive Asset Management in May 2022 as Head of Investment Office & Global Fixed Income. He was promoted to Chief Investment Officer, Global Head of Fixed Income in February 2023 before also becoming CEO of Strive. As CEO, Mr. Cole is focused on delivering innovative Bitcoin solutions and transforming how Americans interact with Bitcoin — making it accessible, practical, and central to their financial futures — while Strive remains committed to empowering investors through its pro-shareholder focused equity ETFs and actively managed Fixed Income ETFs. Mr. Cole is a CFA charterholder and holds an MBA from California State University — Sacramento.
Mr. Cole’s leadership is grounded in a deep understanding of institutional asset management, investment strategy and organizational governance. Drawing on his experience at CalPERS and Strive, he brings a long-term, investor-focused perspective to executive decision-making. His broad expertise across public and private sector organizations, combined with his board service and strategic insight, position him to guide the combined company through its next phase of growth and innovation.
Benjamin Pham
Benjamin Pham has served as the Chief Financial Officer (CFO) of Strive since July 2024 and serves as a member of the Strive Board. Mr. Pham was Strive’s first executive officer and employee when the company was founded in early 2022 and was promoted to Chief Operating Officer in November 2022. He has an extensive background in corporate finance and strategy, having previously held various roles of increasing seniority and encompassing several transformative corporate transactions at Roivant Sciences, a publicly traded biopharmaceutical company, and serving as Chief of Staff to Vivek Ramaswamy, co-founder of Strive. Earlier in his career, he was an investment banker at Citigroup, where he focused on raising equity and equity-linked financing for healthcare companies. Ben received his B.S. in Applied Economics and Management from Cornell University.
Mr. Pham brings a strong combination of operational leadership, strategic financial insight, capital markets, and corporate transactions experience to his role as CFO at Strive. His background spans both high-growth private companies and global financial institutions, equipping him with the tools to lead the combined company through its next stage of growth, with a focus on financial discipline, shareholder alignment and value creation.
Brian Logan Beirne
Brian Logan Beirne has served as the Chief Legal Officer of Strive since February 2025 and serves as a member of the Strive Board. Before joining Strive, Mr. Beirne served as Chief Executive Officer of Matterhorn Transactions, Inc., a technology company he sold to DealPulse, Inc. in 2023, and has founded and built multiple companies, including Artusi Music. Mr. Beirne previously worked as an attorney with Sullivan & Cromwell LLP, in investment banking at J.P. Morgan, and in private equity at GE Equity. Mr. Beirne teaches financial markets and corporate law at Yale Law School and is an award-winning author. He speaks frequently across the United States and has been featured by The Wall Street Journal, Fox News, The New York Times, Reuters, ABC News and other media outlets. Mr. Beirne graduated first in his class with a B.S. from Fairfield University, was Fulbright Scholar at Queens University, and earned his J.D. from Yale Law School. He is admitted to the New York and Connecticut Bars.
Mr. Beirne has a proven track record of building businesses, driving operational excellence and creating shareholder value. Mr. Beirne brings a diverse background spanning law, finance and entrepreneurship, which informs his strategic approach to legal and business matters. His experience founding companies as well as advising transactions at leading institutions position him to help drive Strive’s legal and business strategy through its next phase of growth and navigate the dynamic legal and policy landscape in which Strive operates.
Arshia Sarkhani
Arshia Sarkhani is the Chief Marketing Officer of Strive and serves on the Strive Board. Prior to this, Arshia was the Chief Executive Officer of Asset Entities, which he co-founded, since September 2021 and as President and director since March 2022 until Asset Entities’ combination with Strive in 2025.
Mr. Sarkhani was Head of Monetization of Asset Entities from August 2020, when Asset Entities began its operations as a general partnership, until September 2021. From April 2020 and July 2020 to December 2021, Mr. Sarkhani was the sole owner and chief executive officer of Sarkhani Inc. and Shiazon Inc., respectively. Before co-founding Asset Entities, Mr. Sarkhani actively invested and developed a social media following which he and his co-founders utilized when starting Asset Entities. From May 2019 to September 2020, Mr. Sarkhani was a legal intern at The TDM Legal Group. From September 2015 to May 2018, Mr. Sarkhani attended the University of California, Merced, and subsequently, from September 2018 to May 2019, Grossmont Community College. From September 2019 to May 2021, Mr. Sarkhani attended San Diego State University where he received his bachelor’s degree from in Humanities.
Mr. Sarkhani brings a diverse background in entrepreneurship, media and business leadership. As co-founder and CEO of Asset Entities, and with prior experience building a digital brand and multiple ventures, he combines creative vision with operational execution to support Strive’s continued growth in a rapidly evolving landscape.
Avik Roy
Avik Roy is President and CEO of the National Institute for Health Care Management and serves on the Strive Board. Prior to that role, from 2016 to 2025 he served as Co-Founder and President of the Foundation for Research on Equal Opportunity. Mr. Roy has an extensive career in medicine, policy, and finance. He started his career at Bain Capital and J.P. Morgan as an institutional investor focused on biotechnology and healthcare. He later became a prominent writer about healthcare, Bitcoin, and other public policy topics. He served for more than a decade as the Opinion and Policy editor at Forbes, and as a policy advisor to several presidential campaigns, including those of Mitt Romney, Rick Perry, and Marco Rubio.
He serves on the Boards of Advisors of the Bitcoin Policy Institute and Sats Center, and on the Boards of Directors of FREOPP and the Texas Bitcoin Foundation. He was educated at MIT and at Yale Medical School.
Mr. Roy is a cross-disciplinary leader with experience in policy, healthcare, finance and emerging technologies. He brings strategy insight into the intersection of policy and market innovation, with a focus on regulatory strategy, economic analysis and governance. He diverse background supports informed oversight and long-term value creation.
Pierre Rochard
Pierre Rochard is the Founder and CEO of the Bitcoin Bond Company since April 2025, a financial technology firm focused on developing Bitcoin-backed financial products and serves on the Strive Board. Prior to that role, he served as Vice President of Research for Riot Platforms Inc. from July 2022 to March 2025, one of the largest publicly traded Bitcoin mining companies in North America. Before that, he was a product manager at Kraken Digital Asset Exchange, a cryptocurrency exchange, from October 2019 to June 2022. Mr. Rochard has an extensive career in Bitcoin economics, policy and technology. He started his career in public accounting and later co-founded the Satoshi Nakamoto Institute, an educational initiative dedicated to archiving and promoting Bitcoin’s intellectual history. He became a prominent writer and speaker on Bitcoin, energy policy and financial regulation, and has advised policymakers, institutional investors and corporations on Bitcoin adoption and integration into the traditional financial markets. Mr. Rochard was educated at the University of Texas at Austin, where he earned his Bachelor of Business Administration and master’s degrees in accounting. Mr. Rochard brings to the Strive Board deep expertise in Bitcoin, financial innovation and regulatory engagement. His background at the intersection of digital assets, economics and public policy supports informed oversight and long-term value creation.
Shirish Jajodia
Shirish Jajodia has served as Vice President, Corporate Treasurer and Head of Investor Relations at Strategy Inc. since November 2022 and serves on the Strive Board. Mr. Jajodia previously served as the Senior Director of Treasury and Investor Relations since October 2021. Mr. Jajodia holds a B.Tech. in Metallurgical Engineering and Materials Science from the Indian Institute of Technology, Bombay and has completed Level 2 of the CFA program and passed Level 1 of the Financial Risk Manager (FRM) certification. He is proficient in multiple languages, including English, Hindi, and Marathi, and has a strong background in treasury management, investor relations, and corporate finance strategies, particularly in the context of digital assets like Bitcoin. Under his leadership, Strategy has implemented a digital asset treasury reserve policy, positioning the company as a pioneer in corporate Bitcoin holdings. Mr. Jajodia brings to the Strive Board deep expertise in strategic treasury planning, digital asset management and investor engagement. His experience leading high-impact financial initiatives at Strategy positions him to contribute meaningfully to the Strive Board’s oversight of the Company’s financial strategic direction as Strive enters its next phase of growth.
James A. Lavish
James A. Lavish is the Co-Founder and has been Managing Partner of the Bitcoin Opportunity Fund, a value investment fund focused on public and private opportunities within the Bitcoin ecosystem, since August 2023, and serves on the Strive Board. From March 2006 to January 2022, Mr. Lavish served as Chief Operating Officer of LKCM Alternative Investments, LLC, an asset management firm. Before that, Mr. Lavish cofounded and served as Managing Partner at Ranger Arbitrage, a risk arbitrage hedge fund. Mr. Lavish earned his B.A. in Political Science from Yale University in 1993 and has been a Chartered Financial Analyst (CFA) since 2002.
Jonathan R. Macey
Jonathan R. Macey been the Sam Harris Professor of Corporate Law, Corporate Finance and Securities Law at Yale University, a Professor in the Yale School of Management since 2004 and serves on the Strive Board. Professor Macey is also a Member of the Executive Committee of the Yale Law School Center for the Study of Corporate Governance, and of the Members Consultative Group for the American Law Institute, Restatement of the Law, Corporate Governance. Professor Macey previously served as Chair of the Yale University Advisory Committee on Investor Responsibility (ACIR) and as Chair of the Yale University Committee on Fossil Fuel Investment Principles (CFFIP). Prior to joining the faculty at Yale, Professor Macey served as J. DuPratt White Professor of Law at Cornell University. He has served as an independent director of two public companies. Professor Macey previously served as a member of the Financial Industry Regulatory Authority, Inc.’s (“FINRA”) Economic Advisory Committee, as a member of the FINRA National Adjudicatory Council and is Co-Chair of the Bipartisan Policy Center Task Force on Capital Markets. Professor Macey is the author of several books and over 150 articles on corporate law and banking law. He has served as a member of the Legal Advisory Committee to the Board of Directors of the New York Stock Exchange. Professor Macey earned his B.A. from Harvard College and his J.D. from Yale Law School. Professor Macey brings to the Strive Board his significant expertise in corporate governance, securities law and finance, as well as his prior experience as a public company director.
Mahesh Ramakrishnan
Mahesh Ramakrishnan is the Co-Founder and has been Managing Partner of Escape Velocity (EV3) Ventures, a venture capital firm focused on early-stage investments in blockchain infrastructure and decentralized technologies, since April 2022, and serves on the Strive Board. From August 2020 to March 2022, he served as a Private Equity

Investor at Apollo Global Management Inc., a global alternative investment manager. From July 2018 to July 2020, Mr. Ramakrishnan served at Goldman Sachs, a multinational financial services firm. Mr. Ramakrishnan earned a B.A. in Economics from Harvard University in 2018 and an MBA from Harvard Business School in 2022. Mr. Ramakrishnan brings to the Strive Board experience in private equity, venture capital, and financial technology, with a focus on decentralized infrastructure and digital asset ecosystems.
Eric Semler
Eric Semler has served as a member of and chairperson of the Semler Scientific Board since April 2023 and became the executive chairman in June 2025. Mr. Semler is a public and private market investor in technology and media. His long/short investment fund, TCS Capital Management, which he founded in 2001 and converted into a family office in 2017, was at its peak among the largest independent technology, media and telecom investment funds worldwide. Mr. Semler has helped unlock value for several public companies, as an active shareholder and/or board member. He currently serves on the board of Fundstrat Global Advisors — an independent financial services firm. Mr. Semler has previously served on three public company boards: Angie’s List, Inc., the Maven Inc., (now known as Arena Group Holdings, Inc.) and Geeknet, Inc. Mr. Semler began his career as a journalist working for the New York Times and for the Moscow News in Russia. He is the co-author of two books published by Harper Collins: The Language of Nuclear War and The Businessman’s Guide to Moscow. In 2019, Mr. Semler and his wife Tracy founded and developed the Raising Fame podcast franchise, partnering with NBA parents Dell and Sonya Curry to tell stories about raising extraordinary athletes. In 2024, they launched Raising Fame TV, hosted by Sonya Curry and Lucille O’Neal, the mother of Shaquille O’Neal; the show began airing on TV One in July 2024, and includes episodes on raising world renowned athletes and entertainers. Mr. Semler received a B.A. from Dartmouth College and a J.D. and M.B.A. from Harvard University. Mr. Semler’s deep expertise in capital allocation, digital assets and knowledge of the Bitcoin industry, corporate governance, strategic planning, and investment management qualify him to be on the Strive Board.
Family Relationships
There are no family relationships between or among any of our directors or executive officers, including our proposed director.
Involvement in Certain Legal Proceedings
During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.
Director Independence
Upon consummation of the Merger, certain stockholders affiliated with Strive will continue to control more than a majority of the voting power of Strive Class A Common Stock eligible to vote in the election of directors. As a result, Strive will remain a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under the rules of Nasdaq, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that the board be composed of a majority of independent directors and have a compensation committee and a nominating and corporate governance committee that are composed entirely of independent directors.
Following this consummation of the Merger, we intend to continue to rely on these exemptions. As a result, Strive may not have a majority of independent directors on the Strive Board. In addition, Strive’s compensation committee and our nominating and corporate governance committee may not, from time to time, consist entirely of independent directors. Accordingly, stockholders of Strive may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance standards applicable to non-controlled companies.
Strive has affirmatively determined that each of Messrs. Roy, Rochard, Lavish, Macey and Ramakrishnan meets the definition of “independent director” under the applicable rules and regulations of the SEC and the applicable listing standards of Nasdaq. Messrs. Rochard, Roy and Lavish serve as members of Strive’ audit committee, Messrs. Rochard, Roy and Ramakrishnan serve as members of Strive’s compensation committee, and Messrs. Rochard, Roy and Macey serve as members of Strive’s nominating and corporate governance committee. Strive believes that after consummation of the transactions, Strive’s audit committee, compensation committee and nominating and corporate governance committee will continue to be consisted entirely of independent directors.

Compensation Committee Interlocks and Insider Participation
None of the intended members of Strive’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Strive Board or compensation committee.
Certain Relationships and Related Party Transactions
Pursuant to the Merger Agreement, Strive has agreed that, at the Effective Time, it will take all action necessary to cause Mr. Semler, the Executive Chairman and a significant stockholder of Semler Scientific, to be appointed to the Strive Board, subject to Mr. Semler satisfying the independence requirements of Nasdaq.
Separately, in connection with the Asset Entities Merger, which closed on September 12, 2025, Strive entered into the Shareholders' Agreement with Vivek Ramaswamy and affiliated entities, Matthew Cole, Benjamin Pham, Logan Beirne, Virtuous Industries, LLC and Liberty Pier Foundation (the “Controlling Shareholders”). The Shareholders Agreement remains in effect and provides the Controlling Shareholders with certain board nomination and voting rights, as well as the ability to require the combined company to elect controlled company status under the rules of Nasdaq, for so long as they collectively beneficially own at least 50% of the voting power of the outstanding Strive Common Stock. Pursuant to a joinder dated November 17, 2025, Virtuous Industries, LLC and Liberty Pier Foundation became parties to the Shareholders Agreement. A copy of the Shareholders Agreement, together with the joinder, is attached to the Registration Statement of which this information statement/proxy statement/prospectus forms a part, as Exhibit 4.3. At the closing of the Asset Entities Merger, Strive entered into a Registration Rights Agreement with the Controlling Shareholders providing them with customary registration rights and subjecting certain holders to lock-up and market stand-off restrictions. A copy of the Registration Rights Agreement is attached to the Registration Statement of which this information statement/proxy statement/prospectus forms a part, as Exhibit 4.1. Both agreements were previously disclosed in Strive’s Current Report on Form 8-K filed September 12, 2025.
Mr. Lavish is Managing Director of certain funds associated with Bitcoin Opportunity Fund that purchased an aggregate of 1,111,111 shares of Strive Class A Common Stock and 1,111,111 Traditional Warrants through the funds’ participation in Strive’s PIPE financing. Mr. Lavish holds immaterial limited partnership interests in the funds’ interests in Strive but may be deemed, as a result of his general partnership interests in the funds, to have a material interest in the future performance of the funds’ investment in Strive.
In connection with his designation as Executive Chairman, of Semler Scientific Board approved a consulting arrangement for Mr. Semler providing for cash compensation of $30,000 per month, payable on the first day of each month. The arrangement was approved by the Semler Scientific Board’s Compensation Committee and the Semler Scientific Board on June 25, 2025. The Semler Scientific Board did not specify any other terms for the consulting arrangement and, in light of the pending transaction, it is not expected that a formal consulting agreement will be entered into prior to the completion of the Merger.
Other than as described above, since January 1, 2024, there have been no transactions, nor are there any currently proposed transactions, in which Strive or Semler Scientific was or is required to be a participant and in which any related person (as defined in Item 404 of Regulation S-K) has or will have a direct or indirect material interest.

EXECUTIVE COMPENSATION
The following executive compensation disclosures provide historical compensation information relating to the named executive officers of both Strive Enterprises, Inc. and Asset Entities. In light of the recent transactions, which resulted in Strive Enterprises, Inc. becoming a subsidiary of Asset Entities and the named executive officers of Strive Enterprises, Inc. becoming executive officers of Strive, Inc. (which was previously Asset Entities) at the closing of the transactions, the parties elected to provide historical executive compensation related disclosure for both companies
Executive Compensation of Strive Enterprises, Inc.
The following table sets forth information concerning the compensation paid to Strive Enterprises, Inc.’s chief executive officer and our next most highly compensated executive officer during our fiscal year ended December 31, 2024 (collectively referred to as the “Strive NEOs”). We disclose compensation for two Strive NEOs with respect to 2024 because only two of the Strive executive officers were executive officers in 2024. Logan Beirne, Chief Legal Officer joined Strive as an executive officer in 2025. Arshia Sarkhani, Chief Marketing Officer was the Chief Executive Officer of Asset Entities and joined Strive as an executive officer in 2025. Mr. Sarkhani’s compensation with respect to 2024 is disclosed under the section entitled “Executive Compensation of Asset Entities” below.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Matthew Cole Chief Executive Officer	2024	415,000	63,000	7,050,275	13,800	7,542,075
Benjamin Pham Chief Financial Officer	2024	337,500	52,500	1,938,466	9,437	2,337,903

(1)
As further described below, Mr. Cole’s annual base salary was $410,000 for the first half of 2024 and was increased to $420,000 on July 1, 2024 and Mr. Pham’s annual base salary was $325,000 for the first half of 2024 and was increased to $350,000 on July 1, 2024.

(2)
The amounts reported in this column reflect special bonuses paid to Messrs. Cole and Pham as compensation for their relocation from Ohio to Texas. Strive otherwise did not provide any other bonuses to any of the NEOs in 2024.

(3)
The amounts reported in this column represent the aggregate grant date fair value of the awards of Old Strive RSUs granted to each of the Strive NEOs under the Strive EIP and as described in further detail below. The grant date fair value was calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures related to time-based vesting conditions or performance-based vesting conditions. The amounts reported for the Old Strive RSU awards subject to performance conditions were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating such grant date fair value are set forth in the notes to Strive’s audited consolidated financial statements included elsewhere in this prospectus. Amounts reported do not reflect the actual economic value that may be realized by the applicable Strive NEO.

(4)	The amounts reported in this column reflect company matching contributions in 2024 under Strive’s 401(k) plan for Mr. Cole ($13,800) and Mr. Pham ($9,437).
Elements of Strive’s Executive Compensation Program
For the year ended December 31, 2024, the compensation for each Strive NEO generally consisted of a base salary, a cash relocation bonus, restricted stock units and standard employee benefits. These elements (and the amounts of compensation and benefits under each element) were selected because Strive believes they are necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to the Strive NEOs.
Base Salaries
The Strive NEOs receive a base salary to compensate them for services rendered to Strive. The base salary payable to each Strive NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For the first half of 2024, Mr. Cole had an annual base salary of $410,000 and Mr. Pham had an annual base salary of $325,000. Effective July 1, 2024, Mr. Cole’s annual base salary was increased to $420,000 and Mr. Pham’s annual base salary was increased to $350,000.

Bonuses
In 2024, each of the employees of Strive who relocated to Texas received a bonus equal to 15% of their then current base salary. For Mr. Cole, the relocation bonus was $63,000 and for Mr. Pham, the relocation bonus was $52,500. No other bonuses were paid to the Strive NEOs in 2024.
2024 Equity Grants
In July 2024, Strive granted each of the Strive NEOs restricted stock units pursuant to the terms and conditions of the Strive EIP, which is further described below. Each Strive NEO was granted Old Strive RSUs that vest upon the satisfaction of both a “time condition” and a “performance condition.” The time condition applicable to the Old Strive RSUs is satisfied as follows: (i) 25% of the Old Strive RSUs satisfy the time condition on the first anniversary of the Old Strive RSU grant date and (ii) the remaining 75% of the Old Strive RSUs satisfy the time condition in 12 equal quarterly installments thereafter, subject to the Strive NEO’s continuous service through the applicable vesting date. The performance condition will be satisfied on the earlier to occur of (i) a “liquidity event” or (ii) an “IPO” (each term as defined in the applicable award agreement) prior to the expiration date of the Old Strive RSUs, which is eight years from the grant date. If both the time condition and performance condition have not been satisfied before the expiration date, the Old Strive RSUs will expire on the expiration date. In the event the Strive NEO’s employment is involuntarily terminated for any reason other than for “cause” within 12 months following the consummation of a “change in control” (each term as defined in the applicable award agreement), the Old Strive RSUs will become fully vested.
Other Elements of Compensation
Defined Contribution Plan
Strive maintains a 401(k) defined contribution retirement savings plan for its employees in the United States who satisfy certain eligibility requirements, including the Strive NEOs. The Strive NEOs are eligible to participate in the 401(k) plan on the same terms as other U.S. full-time employees, including matching employer contributions equal to 100% of the first 3% of the employees’ contribution and 50% of the next 2% of the employees’ contribution.
Employee Benefits
All of Strive’s full-time employees in the United States, including the Strive NEOs, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care, flexible spending accounts, short-term and long-term disability insurance and life insurance.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards for our named executive officers as of the end of our fiscal year ended December 31, 2024. Upon the consummation of the Asset Entities Merger, each outstanding equity award reflected in the table below was equitably adjusted in accordance with the terms of the Asset Entities Merger Agreement and the Strive EIP. The market value of the equity awards set forth below is $48.55, which was the fair market value of a share of Strive’s Class B Common Stock on December 31, 2024.

Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Matthew Cole	12/29/2022	16,107(1)	781,995(1)
	4/5/2023	58,231(1)	2,827,115(1)
	7/8/2024	185,849(1)	9,022,967(1)
Benjamin Pham	4/15/2022	9,004(2)	437,144(2)
	7/8/2024	51,099(1)	2,480,856(1)

(1)
Reflects the grant of Old Strive RSUs outstanding under the Strive EIP that vest upon the satisfaction of both a “time condition” and a “performance condition.” The time condition applicable to the Old Strive RSUs is satisfied as follows: (i) 25% of the Old Strive RSUs satisfy the time condition on the first anniversary of the Old Strive RSU grant date and (ii) the remaining 75% of the Old Strive RSUs satisfy the time condition in 12 equal quarterly installments thereafter, subject to the Strive NEO’s continuous service through the applicable vesting date. The performance condition will be satisfied on the earlier to occur of (i) a “liquidity event” or (ii) an “IPO” (each term as defined in the applicable award agreement) prior to the expiration date of the Old Strive RSUs, which is eight years from the grant date. If both the time condition and performance condition have not been satisfied before the expiration date, the Old Strive RSUs will expire on the expiration date. The number of Old Strive RSUs reflected in the table above assumes full attainment of the time condition and performance condition. In the event the Strive NEO’s employment is involuntarily terminated for any reason other than for “cause” within 12 months following the consummation of a “change in control” (each term as defined in the applicable award agreement), the Old Strive RSUs will become fully vested. These Old Strive RSUs were deemed fully vested in connection with the Asset Entities Merger.
(2)
Reflects the remaining unvested portion of the grant of Old Strive RSAs under the Strive EIP that vest over a four-year period, beginning with a one year cliff, with 25% of the Old Strive RSAs vesting on March 1, 2023 and the remainder vesting in 12 equal quarterly installments thereafter, subject to the Strive NEO’s continued employment through each such vesting date. Notwithstanding the foregoing vesting schedule, in the event the Strive NEO is employed on the date of the closing of a “sale transaction” and the Strive NEO’s employment with Strive or its successor in the sale transaction is not continued after such sale transaction is finally completed, the Old Strive RSAs fully vest and the restrictions thereof lapse. A sale transaction includes any of (i) a merger, consolidation, sale of stock/equity, or similar transaction in which Strive is a constituent party except any such merger or consolidation involving Strive or a subsidiary in which the shares of capital stock of Strive outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation, (ii) a sale or transfer of all or substantially all of Strive’s assets or (iii) a dissolution or liquidation of Strive.

Employment Agreements
Executive Employment Agreements in the 2024 Fiscal Year
Cole Employment Agreement
During the fiscal year ended December 31, 2024, Mr. Cole was party to an employment agreement with Strive, dated May 19, 2022 (the “Old Cole Employment Agreement”), which provided for at-will employment and no specified term of employment. The Old Cole Employment Agreement provided for annual base salary (which was $420,000 during the fiscal year ended December 31, 2024), a discretionary bonus, the amount and terms of which were in the sole and absolute discretion of the Strive Board and eligibility to receive discretionary equity incentive awards under the Strive EIP, as determined in the sole discretion of the Strive Board.
Pursuant to the Old Cole Employment Agreement, in the event Mr. Cole’s employment was terminated for any reason, Mr. Cole was not entitled to any payments in the nature of severance or termination payments other than any accrued but unpaid salary and vacation, reimbursement for unreimbursed business expenses and vested employee benefits (including equity compensation) to which Mr. Cole would have been entitled as of the date of termination.
The Old Cole Employment Agreement also contained customary perpetual confidentiality and non-disparagement covenants, as well as, for a period of twenty-four (24) months following termination of Mr. Cole’s employment with Strive, covenants not to compete and not to solicit customers and services provider covenants.
Pham Employment Agreement
During the fiscal year ended December 31, 2024, Mr. Pham was party to an amended and restated employment agreement with Strive, dated March 1, 2022 (the “Old Pham Employment Agreement”), which provided for at-will employment and no specified term of employment. The Old Pham Employment Agreement provided for agreement annual base salary (which was $350,000 during the fiscal year ended December 31, 2024), a discretionary bonus, the amount and terms of which were in the sole and absolute discretion of the Strive Board and eligibility to receive discretionary equity incentive awards under the Strive EIP, as determined in the sole discretion of the Strive Board. Mr. Pham was also entitled to participate in the employee benefit plans and programs as provided by Strive to similarly situated full-time employees from time to time.
Pursuant to the Old Pham Employment Agreement, in the event Mr. Pham’s employment was terminated without “cause” or Mr. Pham resigns for “good reason” (each as defined in the Old Pham Employment Agreement ), then, subject to Mr. Pham’s timely execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, Mr. Pham would have been entitled to receive (i) a lump sum payment equal to 3 months of base salary for the year in which the date of termination occurs and (ii) monthly reimbursement of COBRA premiums (less active employee rates) for 18 months following the date of his termination (or, if earlier, until the date Mr. Pham became eligible for substantially similar coverage from another employer or other source).
In addition, in the event Mr. Pham’s employment was terminated without cause or Mr. Pham resigned for good reason within 24 months following a “change in control” (as defined in the Old Pham Employment Agreement), then, subject to Mr. Pham’s timely execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, Mr. Pham would have been entitled to receive (i) a prorated bonus, if any, that Mr. Pham would have earned for the period in which the termination date occurs (or if greater, the period in which the change in control occurs) and (ii) monthly reimbursement of COBRA premiums (less active employee rates) for 18 months following the date of his termination (or, if earlier, until the date Mr. Pham becomes eligible for substantially similar coverage from another employer or other source).
The Old Pham Employment Agreement also contained customary perpetual confidentiality and non-disparagement covenants, as well as, for a period of twelve (12) months following termination of Mr. Pham’s employment with Strive, a non-compete covenant and a covenant not to solicit customers, and, for a period of twenty-four (24) months following termination of Mr. Pham’s employment with Strive, a covenant not to solicit employees.
Executive Employment Agreements Following the Asset Entities Merger
On September 15, 2025, Strive entered into Executive Employment Agreements (each, a “New Employment Agreement,” and together, the “New Employment Agreements”) with each Strive NEO as described below.
Position and Term
Pursuant to the terms of the New Employment Agreements, Mr. Cole serves as the Company’s Chief Executive Officer and Mr. Pham will serve as the Company’s Chief Financial Officer. The term of each of the Strive NEOs’ employment commenced on September 15, 2025, and shall be of an indefinite duration and may be terminated by either Strive or the Strive NEO for any reason upon 30 days’ prior written notice.
Compensation
Mr. Cole’s New Employment Agreement provides for an annual base salary of $800,000 and an annual performance-based bonus with a target of 200% of base salary, subject to achievement of performance metrics to be determined by the Strive Board in consultation with Mr. Cole. Mr. Cole’s New Employment Agreement also provides that Mr. Cole may participate in the Strive EIP, subject to the terms of such plan, as determined by the Strive Board in its sole discretion. Additionally, Mr. Cole’s New Employment Agreement provides (i) for a one-time transaction bonus in connection with the closing of the Asset Entities Merger, in an amount equal to $2,000,000 and (ii) subject to the applicable approvals (including shareholder approval of the applicable action with respect to the Strive EIP) and Mr. Cole’s continued employment through Strive’s next annual shareholders meeting, for the grant of time-vesting restricted stock units with a value of $17,000,000, with the number of shares underlying the restricted stock unit award to be determined based on the average closing price of Strive Common Stock for the six month period beginning the day after the closing of the Asset Entities Merger (the “Future CEO Grant”), with the Future CEO Grant to vest in five substantially equal installments on each of the first five anniversaries of the closing of the Asset Entities Merger, subject to Mr. Cole’s continued employment through each vesting date; provided that the vesting will be accelerated upon a Change in Control (as defined in the Strive EIP) or a termination of Mr. Cole’s employment by Strive without Cause, by Mr. Cole with Good Reason or due to death or Disability (each such term as defined in Mr. Cole’s New Employment Agreement).
Mr. Pham’s New Employment Agreement provides for an annual base salary of $500,000 and an annual performance-based bonus with a target of 100% of base salary, subject to achievement of performance metrics to be determined by the Strive Board in consultation with Mr. Cole. Mr. Pham’s New Employment Agreement also provides that Mr. Pham may participate in the Strive EIP, subject to the terms of such plan, as determined by the Strive Board in its sole discretion.
Each of the Strive NEOs are also entitled to participate in Strive’s employee benefit plans, perquisites and vacation scheme as are made generally available from time to time to executives of Strive. Strive shall also reimburse each of the Strive NEOs for all reasonable and necessary business, entertainment and travel expenses incurred in the performance of their respective job duties. In addition, Strive will provide each of the Strive NEOs with life insurance policy naming each of the Strive NEO’s respective designated beneficiary or beneficiaries as the sole beneficiary or beneficiaries (which, for Mr. Cole, will provide for a death benefit of no less than $4,800,000). Mr. Cole’s New Employment Agreement also provides that Strive will provide him with appropriate security services at a maximum annual amount of $250,000 per year, subject to review by the Strive Board for potential increase.

Payment in Connection with Termination of Employment
For a description of payments and benefits payable to the Strive NEOs pursuant to the New Employment Agreements in connection with termination of their employment, see the section entitled “Potential Payments Upon Termination or Change in Control” below.
Description of Strive Amended and Restated 2022 Equity Incentive Plan
Strive maintains the Strive EIP, which provides for the discretionary grant of equity awards to eligible participants. The Strive EIP may be amended prior to the consummation of the Merger in accordance with its terms and shall remain in effect following the Merger and any shares available or awards outstanding under the Strive EIP as of such time will remain subject to the terms of the Strive EIP and the applicable award agreement, subject to adjustment at the closing of the Merger pursuant to the terms of the Strive EIP or as described in more detail above. There are currently awards of Old Strive RSUs and Old Strive RSAs outstanding under the Strive EIP. The following sets forth a summary of certain material features of the Strive EIP and is qualified in its entirety by the text of the Strive EIP, a form of which is filed as an exhibit to the registration statement of which this information statement/proxy statement/prospectus forms a part.
Purpose
The Strive EIP is intended to help Strive secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of Strive and its affiliates and provide a means by which the eligible recipients may benefit from increases in value of Strive’s shares.
Number of Shares Outstanding
Subject to capital adjustments described below, the aggregate number of shares of Strive Common Stock that may be issued under the Plan may not exceed 55,338,221 Strive shares. As of October 1, 2025, there were 44,914,673 Strive shares subject to outstanding awards under the Strive EIP and 10,423,548 Strive shares available for future issuance. Upon the consummation of the Merger, any awards outstanding under the Strive EIP as of such time will remain subject to the terms of the Strive EIP and the applicable award agreement, subject to adjustment at the closing of the Merger as described in more detail above. The number of Strive shares available for issuance under the Strive EIP may be amended in advance of the consummation of the Merger in accordance with the terms of the Strive EIP.
Administration
The Strive EIP is administered by the Strive Board, unless and until it delegates its duties and responsibilities to one or more committees of its directors.
The Strive Board has the authority to, among other things and subject to the limitations imposed under the Strive EIP and other applicable law, determine the eligible participants to be granted awards and the terms and conditions of such awards; construe and interpret the Strive EIP and awards granted thereunder and to establish, amend and revoke rules for the administration of the Strive EIP and awards granted thereunder; settle all controversies regarding the Strive EIP and awards granted under it; accelerate, in whole or in part, the time at which an award may be exercised or vest; approve forms of award agreements for use under the Strive EIP; suspend or terminate the Strive EIP; amend the terms of any one or more awards; effect, with the consent of any adversely affected participant, the reduction of the exercise price of any outstanding award, the cancellation of any outstanding award and the grant in substitution therefor of a new award, cash and/or other valuable consideration, or any other action that is treated as a repricing under generally accepted accounting principles; and exercise such powers and perform such acts as the Strive Board deems necessary or expedient to promote the best interests of Strive.
To the extent permitted by applicable law, the Strive Board may also delegate its authority under the Strive EIP to one or more officers to designate employees to be recipients of awards and to determine the number of shares to be granted pursuant to awards, subject to specified limits.
Eligibility
Employees, directors and consultants of Strive and certain of its affiliates are eligible to receive awards (other than Incentive Stock Options, which are limited to employees of Strive) under the Strive EIP.

Awards
The Strive EIP provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock awards.
Capitalization Adjustments
In the event there is a specified type of change in Strive’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Strive, appropriate adjustments will be made to the class and maximum number of shares subject to the Strive EIP, the class and maximum number of shares that may be issued pursuant to the exercise of incentive stock options, the class and number of shares and price per share subject to outstanding awards and other award terms.
Corporate Transaction
The Strive EIP provides that, in the event of a “corporate transaction” (as described below), the Strive Board may take one or more of the following actions with respect to outstanding awards, contingent upon the closing or completion of the change in control:
•	arrange for the assumption, continuation or substitution of the award by the successor or acquiring corporation (or its parent);
•	arrange for the assignment to the successor or acquiring corporation (or its parent) of, any reacquisition or repurchase rights held by Strive;
•	accelerate the vesting of the award and provide for its termination prior to the Effective Time of the corporate transaction;
•	arrange for lapse of any reacquisition or repurchase rights held by Strive with respect to awards;
•	terminate or cancel the award to the extent not vested or not exercised prior to the Effective Time of the corporate transaction; or
•
make a payment, in such form as determined by the Strive Board, equal to the excess, if any, of the value of the property that would have been received if such award was exercised immediately prior to the Effective Time of the corporate transaction over any exercise price payable.

A “corporate transaction” is generally defined under the Strive EIP to include the following:
•	the consummation of a sale or other disposition of all or substantially all, as determined by the Strive Board in its sole discretion, of the consolidated assets of Strive and its subsidiaries;
•	the consummation of a sale or other disposition of at least 90 percent of the outstanding shares of the Company;
•	the consummation of a merger, consolidation or similar transaction following which Strive is not the surviving corporation; or
•
the consummation of a merger, consolidation or similar transaction following which Strive is the surviving corporation but the shares outstanding immediately preceding the Merger, consolidation or similar transaction are converted or exchanged by virtue of the Merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Plan Amendment, Suspension or Termination
The Strive Board has the authority to amend, suspend or terminate the Strive EIP at any time; provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No awards may be granted under the Strive EIP while the Strive EIP is suspended or after it is terminated.
Potential Payments Upon Termination or Change in Control
Where a Strive NEO’s employment is terminated by Strive for Cause (as defined in the Employment Agreements), or by the Strive NEO voluntarily without Good Reason (as defined in the Employment Agreements), Strive shall pay to the terminating NEO any accrued but unpaid base salary and accrued but unused vacation, unreimbursed business expenses properly incurred by the Strive NEO and employee benefits (including equity compensation), if any, to which the Strive NEO may be entitled under Strive’s employee benefit plans as of the date of termination of employment (collectively, the “Accrued Amounts”).
If a Strive NEO’s employment is terminated on account of the Strive NEO’s death or Disability (as defined in the Employment Agreements), Strive shall pay to the Strive NEO the Accrued Amounts and, subject to the Strive NEO’s (or, if applicable, Strive NEO’s estate or beneficiaries) timely execution and non-revocation execution of a release of claims in favor of Strive (the “Release”), (i) a prorata portion of the Strive NEO’s bonus for the year in which termination of employment occurs based on actual achievement of the applicable performance goals during the year of termination of employment (the “Prorata Bonus”), (ii) full vesting of all equity awards that vest solely based on continued service with Strive (the “Service-Based Equity Acceleration”), (iii) vesting of all equity awards that vest based on the attainment of performance goals based on actual performance for any open performance periods (the “Performance-Based Equity Acceleration”), (iv) the Strive NEO’s estate and/or beneficiaries elects continued health benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement of the cost of the premiums for such coverage for the Strive NEO’s dependents for (x) in the case of Strive NEO’s death, 36 months following the Strive NEO’s death and (y) in the case of NEO’s Disability, 24 months following the date on which Strive NEO’s employment terminated due to Disability and (iv) continued indemnification under Strive’s director and officer’s liability insurance for a period of six years following the termination date (the “D&O Coverage Continuation”). If a Strive NEO’s employment with Strive terminates due to the NEO’s Disability resulting from an intentional violent act of a third party targeting the Strive NEO, subject to the Strive NEO’s (or, if applicable, the Strive NEO’s estate or beneficiaries) timely execution and non-revocation of the Release, the Strive NEO will receive an additional payment equal to one times (or, in the case of Mr. Cole, one and a half times) base salary and the NEO’s target annual bonus.
If a Strive NEO’s employment is terminated by Strive without Cause, or by the Strive NEO for Good Reason, Strive shall pay the terminating Strive NEO the Accrued Amounts, and, subject to the timely execution and non-revocation of the Release, the Strive NEO will also be entitled to receive: (i) a lump sum payment in an amount equal to (x) for Mr. Cole, two times the sum of Mr. Cole’s base salary and target annual bonus for the year in which the termination date occurs and (y) for Mr. Pham, one times the sum of his base salary and target annual bonus for the year in which the termination date occurs, (ii) the Prorata Bonus, (iii) a payment equal to any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the termination date that will be paid on the same date as payments for annual bonuses are made to similarly situated Strive NEOs (the “Prior Year Bonus”), (iv) the Service-Based Equity Acceleration, (v) the Performance-Based Equity Acceleration and (vi) if the Strive NEO elects continued health benefits coverage under COBRA, reimbursement of the cost of the premiums for such coverage for the Strive NEO and their dependents (x) for Mr. Cole, for 24 months following Mr. Cole’s termination of employment and (y) for Mr. Pham, for 12 months following Mr. Pham’s termination.
If a Strive NEO’s employment is terminated by Strive without Cause, or by the Strive NEO for Good Reason, in each case within 24 months immediately following a Change in Control, Strive shall pay to the terminating Strive NEO the Accrued Amounts, and subject to the timely execution and non-revocation of the Release, the Strive NEO will be entitled to receive: (i) a lump sum payment in an amount equal to (x) for Mr. Cole, three times the sum of Mr. Cole’s base salary and target annual bonus for the year in which the termination date occurs and (y) for Mr. Pham, two times the sum of Mr. Pham’s base salary and target annual bonus for the year in which the termination date occurs, (ii) the Prior Year Bonus, (iii) the Prorata Bonus, (iv) the Service-Based Equity Acceleration, (v) vesting of all equity awards that vest based on the attainment of performance goals at the greater of target and actual performance for any open performance periods and (vi) if the Strive NEO elects continued health benefits coverage under COBRA, reimbursement of the cost of the premiums for such coverage for the Strive NEO and their dependents (x) for Mr. Cole, for 36 months following Mr. Cole’s termination of employment and (y) for Mr. Pham, for 24 months following Mr. Pham’s termination.
Compensation of Strive’s Directors
None of Strive’s non-employee directors of Strive received compensation in 2024. In connection with the Asset Entities Merger, Strive entered into director appointment letters with each of its non-employee directors (the “Strive Director Appointment Letters”), which provide for an annual cash retainer of $100,000. In addition, pursuant to the Strive Director Appointment Letters, each non-employee director who serves on the audit committee, compensation committee or nominating committee of the Strive Board will be eligible for an additional annual cash retainer for their service on a committee, which amount will be determined following the date of this filing. On November 13, 2025, pursuant to the Strive Director Appointment Letters, each non-employee director was granted an initial equity award of 296,296 restricted stock units under the Strive EIP, which will vest on the first anniversary of the date on which the non-employee director is appointed as a director of the Strive Board, subject to the non-employee director’s continued service through that date. For each year following 2025, under the Strive Director Appointment Letters, each non-employee director will receive an annual equity award of restricted stock units under the Strive EIP with a grant date fair market value of $200,000, determined as of the date of Strive’s annual meeting for the applicable year.
Executive Compensation of Asset Entities
The following table sets forth information concerning the compensation paid to Asset Entities’ named executive officer during the fiscal year ended December 31, 2024 (collectively referred to as the “Asset Entities NEOs”).
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Arshia Sarkhani Chief Executive Officer and President	2024	240,000	75,000	6,174(1)	12,864	334,038
	2023	240,000	10,000	486,000(2)	7,346	743,346
Michael Gaubert Executive Chairman	2024	240,000	75,000	9,549(3)	12,864	337,413
	2023	220,000	50,000	547,965(4)	27,346(5)	845,311
Kyle Fairbanks Executive Vice-Chairman and Chief Marketing Officer	2024	240,000	—	4,658(6)	12,864	257,522
	2023	240,000	10,000	486,000(7)	7,346	743,346

(1)
On December 27, 2024, Arshia Sarkhani was granted 13,254 shares of Asset Entities Class B Common Stock. The aggregate grant date fair value of this award was computed in accordance with FASB ASC Topic 718 based on the assumptions described in Note 2 to Asset Entities’ financial statements beginning on page F-1 of Asset Entities’ Annual Report filed with the Commission on March 31, 2025.

(2)
On February 7, 2023, Arshia Sarkhani was granted 40,000 shares of Asset Entities Class B Common Stock subject to vesting as to approximately one-third of the total granted shares on each of the first three anniversaries of the grant date. The aggregate grant date fair value of this award was computed in accordance with FASB ASC Topic 718 based on the assumptions described in Note 2 to Asset Entities’ financial statements beginning on page F-1 of Asset Entities’ Annual Report filed with the Commission on March 31, 2025.

(3)
On December 27, 2024, Michael Gaubert was granted 20,500 shares of Asset Entities Class B Common Stock. The aggregate grant date fair value of this award was computed in accordance with FASB ASC Topic 718 based on the assumptions described in Note 2 to Asset Entities’ financial statements beginning on page F-1 of Asset Entities’ Annual Report filed with the Commission on March 31, 2025.

(4)
On February 7, 2023, Michael Gaubert was granted 45,100 shares of Class B Common Stock subject to vesting as to approximately one-third of the total granted shares on each of the first three anniversaries of the grant date. The aggregate grant date fair value of this award was computed in accordance with FASB ASC Topic 718 based on the assumptions described in Note 2 to Asset Entities’ financial statements beginning on page F-1 of Asset Entities’ Annual Report filed with the Commission on March 31, 2025.

(5)	All other compensation consisted of consulting fees and health insurance.
(6)
On December 27, 2024, Kyle Fairbanks was granted 10,000 shares of Asset Entities Class B Common Stock. The aggregate grant date fair value of this award was computed in accordance with FASB ASC Topic 718 based on the assumptions described in Note 2 to Asset Entities’ financial statements beginning on page F-1 of Asset Entities’ Annual Report filed with the Commission on March 31, 2025.

(7)
On February 7, 2023, Kyle Fairbanks was granted 40,000 shares of Class B Common Stock subject to subject to vesting as to approximately one-third of the total granted shares on each of the first three anniversaries of the grant date. The aggregate grant date fair value of this award was computed in accordance with FASB ASC Topic 718 based on the assumptions described in Note 2 to Asset Entities’ financial statements beginning on page F-1 of Asset Entities’ Annual Report filed with the Commission on March 31, 2025.

Elements of Asset Entities’ Executive Compensation Program
For the year ended December 31, 2024, the compensation for each Asset Entities NEO generally consisted of a base salary, a cash bonus, restricted stock units and standard employee benefits. These elements (and the amounts of compensation and benefits under each element) were selected because Asset Entities believed they are necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the executive compensation program as it relates to Asset Entities’ NEOs.
Base Salaries
The Asset Entities NEOs received a base salary to compensate them for services rendered to Asset Entities. The base salary payable to each NEO was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each of Asset Entities NEOs’ base salary in 2024 was $240,000.

Bonuses
In 2024, Messrs. Sarkhani and Gaubert received a discretionary bonus of $75,000. Mr. Fairbanks did not receive any discretionary bonus in 2024.
2024 Equity Grants
On December 27, 2024, Asset Entities granted each of the Asset Entities NEOs stock awards pursuant to the terms and conditions of the Asset Entities Inc. 2022 Equity Incentive Plan.
Health Insurance
In 2024, each of the Asset Entities NEOs were eligible to participate in health and welfare plans, including medical, dental and vision benefits.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards for Asset Entities’ named executive officers as of the end of Asset Entities’ fiscal year ended December 31, 2024.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Arshia Sarkhani	2/7/2023	26,666(1)	13,093
Michael Gaubert	2/7/2023	30,066(2)	14,762
Kyle Fairbanks	2/7/2023	26,666(1)	13,093

(1)
On February 7, 2023, Arshia Sarkhani was granted 40,000 shares of common stock subject to vesting as to approximately one-third of the total granted shares on each of the first three anniversaries of the grant date.

(2)
On February 7, 2023, Michael Gaubert was granted 45,100 shares of common stock subject to vesting as to approximately one-third of the total granted shares on each of the first three anniversaries of the grant date.

(3)
On February 7, 2023, Kyle Fairbanks was granted 40,000 shares of common stock subject to subject to vesting as to approximately one-third of the total granted shares on each of the first three anniversaries of the grant date.

Executive Employment and Consulting Agreements
On March 27, 2025, Asset Entities entered into the New Arshia Sarkhani Employment Agreement, which was terminated in connection with the Asset Entities Merger and replaced by an employment agreement by and between Mr. Sarkhani and Strive. Under the New Arshia Sarkhani Agreement, Mr. Sarkhani was to remain employed by Asset Entities for a term that began on April 1, 2025 and ending on April 1, 2027 unless terminated earlier in accordance with its terms or extended by mutual written agreement. For the period beginning on the day following the date of the termination of the Prior Arshia Sarkhani Employment Agreement, and ending on April 1, 2027, Asset Entities was to pay Mr. Sarkhani an annual salary of $240,000. Pursuant to the New Arshia Sarkhani Agreement, Asset Entities also paid Mr. Sarkhani an immediate cash bonus of $25,000. Mr. Sarkhani was also eligible to receive an annual cash bonus as determined by the Asset Entities Board or the Asset Entities Compensation Committee. Under the New Arshia Sarkhani Agreement, Mr. Sarkhani was eligible to participate in standard benefits plans offered to similarly-situated employees by Asset Entities from time to time, subject to plan terms and generally applicable Asset Entities policies. The New Arshia Sarkhani Agreement also contained certain confidentiality provisions. Asset Entities may have terminated Mr. Sarkhani for “cause” as defined in the New Arshia Sarkhani Agreement. If Asset Entities terminated Mr. Sarkhani without cause prior to the closing of the Asset Entities Merger, Asset Entities would have been required to pay Mr. Sarkhani a separation fee of $240,000.
On March 27, 2025, Asset Entities entered into the New Gaubert Agreement, which was terminated in connection with the Asset Entities Merger. Under the New Gaubert Agreement, Mr. Gaubert was to continue to provide services to Asset Entities for a term that began on April 1, 2025 and ending on April 1, 2027 unless terminated earlier in accordance with its terms or extended by mutual written agreement. For the period beginning on the day following the date of the termination of the Prior Gaubert Agreement and ending on April 1, 2027, Asset Entities was to pay

Mr. Gaubert a monthly fee of $20,000. Pursuant to the New Gaubert Agreement, Asset Entities also paid Mr. Gaubert an immediate cash fee of $75,000. Mr. Gaubert was also eligible to receive additional cash payments as determined by Asset Entities. Mr. Gaubert was to be reimbursed for all preapproved costs and expenses reasonably incurred in the performance of his services to Asset Entities. Under the New Gaubert Agreement, Mr. Gaubert was eligible to participate in standard benefits plans offered to similarly-situated employees by Asset Entities from time to time, subject to plan terms and generally applicable Asset Entities policies. The New Gaubert Agreement also contained certain confidentiality provisions. The New Gaubert Agreement was terminable by either party upon 30 days’ advance written notice. However, if either party breached a material obligation under the New Gaubert Agreement, and such breach continued for a period of 10 days after the other party notifies the breaching party, the New Gaubert Agreement would have been immediately terminable by notice to the breaching party. In addition, if Asset Entities commits such a breach, or Asset Entities terminates Mr. Gaubert in the absence of a material breach by Mr. Gaubert under the New Gaubert Agreement, then any Asset Entities equity awards granted to Mr. Gaubert would have vested immediately, any shares due would have immediately vested, and Asset Entities would have been required to pay Mr. Gaubert a separation fee of $240,000.
On March 27, 2025, Asset Entities entered into the New Kyle Fairbanks Agreement, which was assumed by Strive in connection with the Asset Entities Merger, except that Mr. Fairbanks’ title, as of and following the Asset Entities Merger, is Director of Marketing. Under the New Kyle Fairbanks Agreement, Mr. Fairbanks will remain employed by Asset Entities (or, following the Asset Entities Merger, Strive) for a term that began on April 1, 2025 and ending on April 1, 2027 unless terminated earlier in accordance with its terms or extended by mutual written agreement. For the period beginning on the day following the date of the termination of the Prior Kyle Fairbanks Agreement and ending on April 1, 2027, Asset Entities (or, following the Asset Entities Merger, Strive) has agreed to pay Mr. Fairbanks an annual salary of $240,000. Pursuant to the New Kyle Fairbanks Agreement, Asset Entities also paid Mr. Fairbanks a cash bonus of $25,000 on April 1, 2025. Mr. Fairbanks was also eligible to receive an annual cash bonus as determined by the Asset Entities Board or the Asset Entities Compensation Committee (or, following the Asset Entities Merger, the Strive Board or Compensation Committee). Under the New Kyle Fairbanks Agreement, Mr. Fairbanks was eligible to participate in standard benefits plans offered to similarly-situated employees by Asset Entities (or, following the Asset Entities Merger, Strive) from time to time, subject to plan terms and generally applicable company policies. The New Kyle Fairbanks Agreement also contained certain confidentiality provisions. Asset Entities (or, following the Asset Entities Merger, Strive) may terminate Mr. Fairbanks for “cause” as defined in the New Kyle Fairbanks Agreement. If Asset Entities (or, following the Asset Entities Merger, Strive) terminates Mr. Fairbanks without cause, Asset Entities (or, following the Asset Entities Merger, Strive) would have been required to pay Mr. Fairbanks a separation fee of $240,000.
Compensation of Asset Entities’ Directors
The directors of Asset Entities were compensated for services as directors during the fiscal year ended December 31, 2024 as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard A. Burton	49,000	6,544(1)	—	—	—	—	55,544
John A. Jack II	44,500	6,544(1)	—	—	—	—	51,044
Scott K. McDonald	49,000	6,544(1)	—	—	—	—	55,544
David Reynolds	20,000	5,231(2)	—	—	—	—	25,231
Brian Regli(3)	24,500	—	—	—	—	—	24,500

(1)
On February 7, 2023, each of Richard A. Burton, John A. Jack II and Scott K. McDonald was granted 1,800 shares of Asset Entities Class B Common Stock, subject to vesting as to one-fourth of the granted shares in each of the first, second, third and fourth calendar quarters following the grant date. On November 11, 2024, each of Mr. Burton, Mr. Jack and Mr. McDonald was granted 8,200 shares of Asset Entities Class B Common Stock, subject to vesting as to one-fourth of the granted shares on each of the grant date, the three-month anniversary of the grant date, the six-month anniversary of the grant date and the nine-month anniversary of the grant date. The aggregate grant date fair value of this award was computed in accordance with FASB ASC Topic 718 based on the assumptions described in Note 2 to Asset Entities’ financial statements beginning on page F-1 of Asset Entities’ Annual Report filed with the Commission on March 31, 2025. All of the granted shares remained outstanding as of December 31, 2024.

(2)
On May 15, 2024, David Reynolds was granted 1,800 shares of Asset Entities Class B Common Stock, subject to vesting as to 450 shares of Asset Entities Class B Common Stock in each of the first, second, third and fourth calendar quarters following the grant date, subject to vesting as to one-fourth of the granted shares in each of the first, second, third and fourth calendar quarters following the grant date. On November 11, 2024, Mr. Reynolds was granted 1,200 shares of Asset Entities Class B Common Stock, subject to vesting as to one-fourth of the granted shares on each of the grant date, the three-month anniversary of the grant date, the six-month anniversary of the grant date and the nine-month anniversary of the grant date. On December 27, 2024, Mr. Reynolds was granted 2,000 shares of Asset Entities Class B Common Stock. The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718 based on the assumptions described in Note 2 to Asset Entities’ financial statements beginning on page F-1 of Asset Entities’ Annual Report filed with the Commission on March 31, 2025. All of the granted shares remained outstanding as of December 31, 2024.

(3)	Brian Regli was a director of the Company from February 2, 2023 to May 16, 2024.
Additional Narrative Disclosure
Each of Asset Entities’ independent directors had entered into an Independent Director Agreement with Asset Entities (each, an “Independent Director Agreement”). Under each Independent Director Agreement, each independent director was to receive an annual cash fee and an initial award of restricted Asset Entities Class B Common Stock. Asset Entities was to pay the annual cash compensation fee to each independent director in four equal installments no later than the fifth business day of each calendar quarter commencing in the quarter following the date of the director’s appointment. The cash fee to be paid to each independent director was to be $40,000 per year in cash, plus $9,000 per year for as long as the director serves as a chairman of a committee of the Asset Entities Board. In addition, under each Independent Director Agreement, 1,800 restricted shares of Asset Entities Class B Common Stock were awarded to each independent director following each director’s appointment. The restricted stock would have vested in four (4) equal quarterly installments commencing in the quarter following the date of grant. Asset Entities was also to reimburse each independent director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director’s duties for Asset Entities. As also required under each Independent Director Agreement, Asset Entities had separately entered into a standard indemnification agreement with each director.
Indemnification Agreements and Directors and Officers Liability Insurance
Asset Entities had entered into a standard indemnification agreement with each of Asset Entities’ executive officers and directors. Asset Entities had also obtained standard policies of insurance under which coverage was provided (a) to Asset Entities’ directors and executive officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to Asset Entities with respect to payments which Asset Entities may make to such executive officers and directors pursuant to the indemnification agreements referred to above, Asset Entities’ articles of incorporation and Asset Entities’ bylaws, or otherwise as a matter of law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Semler Scientific
The following table sets forth certain information regarding the ownership of Semler Scientific Common Stock as of November 19, 2025 by: (i) each member of the Semler Scientific Board; (ii) each of Semler Scientific’s named executive officers; (iii) all of Semler Scientific’s current executive officers and directors as a group; and (iv) all those known by Semler Scientific to be beneficial owners of more than 5% of the Semler Scientific Common Stock.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to Semler Scientific Common Stock and is based on 15,285,092 shares of Semler Scientific Common Stock issued and outstanding as of November 19, 2025. Shares of Semler Scientific Common Stock subject to options or convertible notes that are currently exercisable or convertible or exercisable or convertible within sixty (60) days after November 19, 2025 are considered outstanding and beneficially owned by the person holding the options or convertible notes for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in the following table have sole voting and investing power with respect to all of the shares of Semler Scientific Common Stock beneficially owned by them, subject to community property laws, where applicable. Information with respect to beneficial ownership by 5% stockholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act, as well as Semler Scientific’s records and other information known to it. Except as otherwise set forth in the footnotes to the following table, the address of each beneficial owner is c/o Semler Scientific, Inc., 51 E Campbell Avenue, Suite 107-D, Campbell, California 95008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
William H.C. Chang(1)	918,698	6.00%
Eric Semler(2)	842,364	5.47%
Douglas Murphy-Chutorian(3)	510,057	3.28%
Daniel S. Messina(4)	26,359	*
Renae Cormier(5)	12,391	*
Natalie Brunell(6)	9,434	*
All current directors and executive officers as a group (5 persons)	2,319,303	14.73%

5% Stockholders:
BlackRock, Inc.(7)	858,705	5.62%
Morgan Stanley(8)	790,603	5.17%

*	Less than 1%
(1)
Includes (a) 33,017 shares underlying options to purchase shares of Semler Scientific Common Stock, (b) 199,596 shares held in three grantor retained annuity trusts, (c) 443,160 shares held by W&D Chang Family Trust and (d) 241,508 shares held by Chang 2020 GP LP, for which Mr. Chang and his spouse are the managing members of Chang 2020 GP, LLC, its general partner, and share voting and investment control. The principal business address of each of the Chang Family Trust, Chang 2020 GP LP, Mr. Chang and Mrs. Chang is 520 El Camino Real, 9th Floor, San Mateo, California 94402.

(2)	Includes 128,247 shares underlying options to purchase shares of Semler Scientific Common Stock.
(3)
Includes (a) 268,754 shares underlying options to purchase shares of Semler Scientific Common Stock and (b) 241,303 shares held in a family trust over which Dr. Murphy-Chutorian is co-Trustee with his spouse, with whom he shares voting and investment power over such securities.

(4)	Includes 14,449 shares underlying options to purchase shares of Semler Scientific Common Stock.
(5)
Includes (a) 8,645 shares underlying options to purchase shares of Semler Scientific Common Stock and (b) 3,746 shares held in a family trust over which Ms. Cormier is co-Trustee with her spouse, with whom she shares voting and investment power over such securities. Ms. Cormier resigned effective October 30, 2025.

(6)	Represents 9,434 shares underlying options to purchase shares of Semler Scientific Common Stock.
(7)
Based solely on a Schedule 13G filed on October 17, 2025 by BlackRock, Inc. (“BlackRock”). Includes (a) 839,794 shares for which BlackRock has sole voting power and (b) 858,705 shares for which BlackRock has sole dispositive power. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(8)
Based solely on a Schedule 13G jointly filed on August 7, 2025 by Morgan Stanley and Morgan Stanley Investment Management Inc. Includes (a) 790,437 shares for which Morgan Stanley has shared voting power and 789,925 shares for which Morgan Stanley has shared dispositive power and (b) 788,492 shares for which Morgan Stanley Investment Management Inc. has shared voting power and shared dispositive power. The principal business address of each of Morgan Stanley and Morgan Stanley Investment Management Inc. is 1585 Broadway, New York, NY 10036.
Security Ownership of Strive
To Strive’s knowledge, the following table sets forth information with respect to beneficial ownership of Strive Common Stock as of November 19, 2025, unless otherwise noted, by: (i) each of its directors and named executive officers, (ii) all directors and named executive officers as a group, and (iii) each person who is known by it to beneficially own 5% or more of any class of its outstanding voting securities.
Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities and is based on 670,999,182 shares of Strive Class A Common Stock and 198,435,403 shares of Strive Class B Common Stock outstanding as of November 19, 2025. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, including the percentage of any class of voting securities, all shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within sixty (60) days of November 19, 2025 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Information with respect to beneficial ownership by 5% stockholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act, as well as Strive’s records and other information known to it. Unless otherwise indicated in the footnotes, the address for each person is in the care of Strive, 200 Crescent Court, Suite 1400, Dallas, TX 75201.

	Amount of Strive Class A Common Stock	Amount of Strive Class B Common Stock	Percent of Class A (%)	Percent of Class B (%)
Named Executive Officers and Directors:
Matt Cole(1)	185,185	7,505,273	*	3.78%
Ben Pham(2)	74,074	4,458,804	*	2.25%
Logan Beirne(3)	74,074	518,750	*	*
Arshia Sarkhani(4)	289,487	—	*	—
James A. Lavish(5)	1,111,111	—	*	—

All current directors and executive officers as a group (5 persons)	1,733,931	12,482,827	*	6.29%

5% Stockholders:
Vivek Ramaswamy(6)	—	116,002,828	—	58.46%
Ramaswamy 2021 Irrevocable Trust(7)	—	28,378,829	—	14.30%
Anson Frericks(8)	2,195,145	18,780,578	*	9.46%
Anson Funds(9)	36,578,825	—	5.45%	—
Citadel(10)	41,323,663	—	6.16%	—
Kenneth Griffin(11)	41,446,863	—	6.18%	—
Alyeska(12)	44,519,966	—	6.63%	—
Jane Street(13)	46,443,910	—	6.92%	—
MMCAP(14)	37,037,038	—	5.52%	—
YA II PN, Ltd.(15)	38,576,603	—	5.75%	—
Kenneth Tropin(16)	37,037,038	—	5.52%	—

*	Less than 1%
(1)	Includes (a) 55,555 unexercised warrants and (b) beneficial ownership of Strive through control of LT&C LLC, which holds 129,630 unexercised warrants.
(2)
Includes (a) 4,019,291 Strive Class B Common Stock held directly by Mr. Pham, (b) beneficial ownership of Strive through control of 2025-10 Investments LLC, which holds 74,074 unexercised warrants, and (c) 439,513 shares subject to RSAs and RSUs scheduled to vest on December 31, 2025. Actual shares issued will depend on the number of shares withheld for taxes at vesting.

(3)
Includes (a) 353,940 Strive Class B Common Stock held directly by Mr. Beirne, (b) 74,074 unexercised warrants held directly by Mr. Beirne and (c) 164,810 shares subject to RSUs scheduled to vest on December 31, 2025. Actual shares issued will depend on the number of shares withheld for taxes at vesting.

(4)
Includes (a) 39,921 Strive Class A Common Stock held directly by Mr. Sarkhani and (b) 249,566 Strive Class A Common Stock expected to be transferred to him from Asset Entities Holdings LLC within 60 days pursuant to a cancellation agreement.

(5)
Includes beneficial ownership of Strive through control of Bitcoin Opportunity Fund, LP., Bitcoin Opportunity Fund II, LP and Bitcoin Opportunity Fund II, QP, LP. Bitcoin Opportunity Fund LP holds 759,259 unexercised warrants, Bitcoin Opportunity Fund II, LP holds 120,000 unexercised warrants and Bitcoin Opportunity Fund II QP, LP holds 231,852 unexercised warrants.

(6)
Based on a Schedule 13D/A filed jointly on November 17, 2025 by Vivek Ramaswamy, Ramaswamy 2021 Irrevocable Trust, Matthew Cole, 2025-10 Investments LLC, Logan Beirne, Virtuous Industries LLC, Benjamin Pham, LT&C LLC, and Liberty Pier Foundation. Includes beneficial ownership of Strive through Virtuous Industries LLC. Virtuous Industries LLC owns 2,124,899 Class B shares. The business address of Mr. Ramaswamy is C/O Steve Roberts, 853 New Jersey Ave SE, Suite 200- 231, Washington, DC 20003. The principal business address of Virtuous Industries LLC is 9172 W Meadow Drive West Chester, OH 45069.

(7)
Based on a Schedule 13D/A filed jointly on November 17, 2025 by Vivek Ramaswamy, Ramaswamy 2021 Irrevocable Trust, Matthew Cole, 2025-10 Investments LLC, Logan Beirne, Virtuous Industries LLC, Benjamin Pham, LT&C LLC, and Liberty Pier Foundation. The principal business address of Ramaswamy 2021 Irrevocable Trust is 3711 Kennet Pike, Suite 220, Wilmington, DE 19807.

(8)
Based on a Schedule 13D/A filed jointly on November 17, 2025 by Vivek Ramaswamy, Ramaswamy 2021 Irrevocable Trust, Matthew Cole, 2025-10 Investments LLC, Logan Beirne, Virtuous Industries LLC, Benjamin Pham, LT&C LLC, and Liberty Pier Foundation. The principal business address of Anson Frericks is 8044 Montgomery Road, Suite 120, Cincinnati, OH, 45236.

(9)
Based solely on a Schedule 13G filed jointly on November 14, 2025 by Anson Funds Management LP, Anson Management GP LLC, Tony Moore, Anson Advisors Inc., Amin Nathoo and Moez Kassam. The principal business address for Anson Funds Management LP, Anson Management GP LLC and Mr. Moore is 16000 Dallas Parkway, Suite 800 Dallas, Texas 75248 and for Anson Advisors Inc., Mr. Nathoo and Mr. Kassam is 181 Bay Street, Suite 4200 Toronto, ON M5J 2T3.

(10)
Based solely on a Schedule 13G jointly filed on November 14, 2025 by Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, Citadel Securities Group LP, Citadel Securities GP LLC and Kenneth Griffin. Includes 41,323,663 Strive Class A Common Stock beneficially owned by Citadel Advisors LLC, Citadel Advisors Holdings LP and Citadel GP LLC. The principal business address of each of the Reporting Persons is 830 Brickell Plaza, Miami, Florida 33131.

(11)
Based solely on a Schedule 13G jointly filed on November 14, 2025 by Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, Citadel Securities Group LP, Citadel Securities GP LLC and Kenneth Griffin. Includes 41,446,863 Strive Class A Common Stock beneficially owned by Mr. Griffin. The principal business address of each of the Reporting Persons is 830 Brickell Plaza, Miami, Florida 33131.

(12)
Based solely on a Schedule 13G jointly filed on November 14, 2025 by Alyeska Investment Group, L.P., Alyeska Fund GP, LLC and Anand Parekh. The principal business address of each of the Reporting Persons is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(13)
Based solely on a Schedule 13G jointly filed on November 13, 2025 by Jane Street Group, LLC, Jane Street Capital, LLC, Jane Street Options, LLC and Jane Street Global Trading, LLC. The principal business address of each of the Reporting Persons is 250 Vesey Street 6th Floor New York, NY 10281.

(14)
Based solely on a Schedule 13G filed jointly on October 15, 2025 by MMCAP International Inc. SPC and MM Asset Management Inc. The principal business address for MMCAP International Inc. SPC is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P. O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands and for MM Asset Management Inc. is 161 Bay Street, TD Canada Trust Tower Suite 2240, Toronto, Ontario M5J 2S1 Canada.

(15)	Based solely on a Schedule 13G filed on October 7, 2025 by YA II PN, Ltd. The principal business address for YA II PN, Ltd is 1012 Springfield Ave., Mountainside, NJ 07092.
(16)
Based solely on a Schedule 13G filed jointly on September 22, 2025 by Kenneth Tropin , KGT, Inc., Graham Capital Management, L.P., Graham Macro Strategic Ltd., and Graham Credit Opportunities Ltd. The principal business address of each of GCM, GMS, and GCO is 40 Highland Avenue, Rowayton, CT 06853. The address of the principal business office of each of KGT and Mr. Tropin is 505 South Flagler Drive, Suite 1550, West Palm Beach, FL 33401.

Security Ownership of the Combined Company After the Merger
If the Merger is completed, each outstanding share of Semler Scientific Common Stock will be converted into the right to receive 21.05 shares of Strive Class A Common Stock. Based on this Exchange Ratio, it is expected that, immediately following the Effective Time, former stockholders of Semler Scientific Common Stock will own approximately 27% of the issued and outstanding shares of Strive Common Stock and stockholders of Strive Common Stock outstanding immediately prior to the Effective Time will own approximately 73% of the Strive Common Stock immediately following the Effective Time (after giving effect to the conversion of all shares of Strive Class B Common Stock into shares of Strive Class A Common Stock, but before giving effect to any other issuances or conversions), assuming no additional issuances of equity by either Strive or Semler Scientific.
Strive has a dual class common stock structure pursuant to its Amended & Restated Articles of Incorporation. Stockholders of Strive Class A Common Stock are entitled to one vote per share, and holders of Strive Class B Common Stock are entitled to ten votes per share. All shares to be issued to former Semler Scientific Stockholders in the Merger will be shares of Strive Class A Common Stock.
Accordingly, immediately following the Merger, although former Semler Scientific Stockholders are expected to hold approximately 27% of the outstanding Strive Common Stock, they will control approximately 11% of the total voting power of Strive.

DESCRIPTION OF SECURITIES
The following is a summary of the material terms of the capital stock of Strive. This summary does not purport to be complete nor does it represent all information which you might find to be important for understanding Strive’s capital stock. This summary is subject to and qualified in its entirety by the Amended & Restated Articles of Incorporation and Amended & Restated Bylaws of Strive, copies of which are filed as annexes to the registration statement of which this information statement/proxy statement/prospectus forms a part and applicable provisions of the NRS.
General
Pursuant to the Merger Agreement, at the Effective Time contemplated thereby, the outstanding capital stock of Semler Scientific will be converted into the right to receive shares of Strive Class A Common Stock. Accordingly, the Strive Class A Common Stock described below is the security being registered and offered to Semler Scientific Stockholders as Merger Consideration.
Authorized Capital Stock
Strive is authorized to issue 486,000,000,000 shares of capital stock, $0.001 par value per share, comprised of: (i) 444,000,000,000 shares of Strive Class A Common Stock, (ii) 21,000,000,000 shares of Strive Class B Common Stock and (iii) 21,000,000,000 shares of preferred stock, of which 2,000,000 have been designated as Variable Rate Series A Preferred Stock (the “SATA Stock”).
Strive Class A Common Stock
Voting rights. The holders of Strive Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and the holders of Strive Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. Certain amendments to the Amended & Restated Articles of Incorporation that affect the rights of a class disproportionately require approval by that class voting separately. In addition, specific provisions relating to the voting, dividend, and conversion rights of the Strive Class A Common Stock and Strive Class B Common Stock may not be amended without the affirmative vote of a majority of the outstanding Strive Class B Common Stock shares or, in certain cases, the consent of Vivek Ramaswamy (“Principal Stockholder”) as defined in the Amended & Restated Articles of Incorporation.
Dividend rights. Subject to the rights of holders of preferred stock, holders of Strive Class A Common Stock and Strive Class B Common Stock are entitled to receive dividends and other distributions, if any, as may be declared from time to time by the Strive Board out of legally available assets. Dividends must be paid on a pro rata, per-share basis, treating Strive Class A Common Stock and Strive Class B Common Stock as a single class; provided that:
•
if a dividend is paid in shares of common stock, it must be paid in Strive Class A Common Stock with respect to Strive Class A Common Stock and in Strive Class B Common Stock with respect to Strive Class B Common Stock; and

•	a dividend or distribution in different types or amounts as between the classes requires separate approval by a majority of each class voting separately.
Rights upon liquidation. In the event of liquidation, dissolution or winding up of Strive, holders of Strive Class A Common Stock and Strive Class B Common Stock will be entitled to share equally, on a per-share basis, in the assets of Strive available for distribution to stockholders, subject to the rights of any holders of preferred stock.
Conversion rights. Shares of Strive B Common Stock will automatically convert into shares of Strive Class A Common Stock upon the transfer thereof (other than for certain permitted transfers). Holders of Strive Class B Common Stock may also elect to convert their Strive Class B Common Stock into Strive Class A Common Stock at any time upon written notice to Strive. The Principal Stockholder may, at any time, elect to convert all outstanding Strive Class B Common Stock into Strive Class A Common Stock.
Other rights. The holders of Class A and Class B Common Stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to such common stock.
Securities Exchange
Strive Class A Common Stock is listed on The Nasdaq Global Market under the symbol “ASST”.

Transfer Agent and Registrar
The transfer agent and registrar for the Strive Class A Common Stock is VStock Transfer, LLC.
Preferred Stock.
The Strive Board is authorized to issue up to 21,000,000,000 shares of preferred stock in one or more series and, with respect to each series, to fix the designation, powers, preferences, and rights, including dividend rights, conversion or exchange rights, redemption provisions, liquidation preferences, and voting powers, without stockholder approval (except as may be required by law or the rules of Nasdaq), including the 2,000,000 shares of SATA Stock that have been authorized by the Strive Board and issued and sold by Strive. The issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control of Strive and could adversely affect the rights of holders of Strive Class A Common Stock and Strive Class B Common Stock.
SATA Stock
The Strive Board has designated 2,000,000 shares of Strive’s preferred Stock as SATA Stock and Strive has issued and sold all of these shares. Without the consent of any holder, Strive may, by resolution of the Strive Board and the filing of an amendment to the certificate of designation, increase the total number of authorized shares of SATA Stock, except that in no event will such increase be by an amount that exceeds the total number of authorized and undesignated shares of Strive’s preferred stock. In addition, without the consent of any holder of SATA Stock, Strive may issue additional SATA Stock with the same terms as the outstanding SATA Stock (except for certain differences, such as the date as of which regular dividends begin to accumulate on, the first regular dividend payment date for, and transfer restrictions applicable to, such additional SATA Stock). Furthermore, without the consent of any holder, Strive may resell any SATA Stock that Strive or any of its “subsidiaries” (as defined below under the caption “—Definitions”) has purchased or otherwise acquired. However, such additional or resold SATA Stock must be identified by a separate CUSIP number or by no CUSIP number if they are not fungible, for purposes of federal securities laws or, if applicable, the “depositary procedures” (as defined below under the caption “—Definitions”), with other SATA Stock that is then outstanding. In addition, without the consent of any holder, Strive may create and issue, or increase the authorized or issued number of, any other class or series of stock (including, for the avoidance of doubt, “dividend parity stock,” or “liquidation parity stock” (as those terms are defined below under the caption “—Definitions”)), provided that such class or series of stock is not “dividend senior stock” or “liquidation senior stock” (as those terms are defined below under the caption “—Definitions”).
Subject to applicable law, Strive or its subsidiaries may directly or indirectly repurchase SATA Stock in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives.
Transfer Agent, Registrar and Paying Agent
VStock Transfer, LLC is the initial transfer agent, registrar and paying agent for the SATA Stock. However, without prior notice to the holders of SATA Stock, Strive may change the transfer agent, registrar and paying agent and Strive or any of its subsidiaries may choose to act in that capacity as well (except that the transfer agent, registrar and paying agent with respect to any global certificate must at all times be a person that is eligible to act in that capacity under the depositary procedures).
Registered Holders
Absent manifest error, a person in whose name any share of SATA Stock is registered on the registrar’s books will be considered to be the holder of that share for all purposes, and only registered holders (which, in the case of SATA Stock held through DTC, will initially be DTC’s nominee, Cede & Co.) will have rights under Strive’s articles of incorporation and certificate of designation as holders of the SATA Stock. In this section, the registered holders of the SATA Stock are referred to as “holders” of the SATA Stock or “preferred stockholders.”
The SATA Stock was initially issued in global form, represented by one or more “global certificates” registered in the name of Cede & Co., as nominee of DTC, and DTC will act as the initial depositary for the SATA Stock. In limited circumstances, global certificates will be exchanged for “physical certificates” registered in the name of the applicable holder of SATA Stock. See “Book Entry, Settlement and Clearance” for a definition of these terms and a description of certain DTC procedures that will be applicable to SATA Stock represented by global certificates.

Transfers and Exchanges
A preferred stockholder may transfer or exchange its SATA Stock at the office of the registrar in accordance with the certificate of designation. Strive, the transfer agent and the registrar may require the preferred stockholder to, among other things, deliver appropriate endorsements or transfer instruments as Strive or they may reasonably require. In addition, subject to the terms of the certificate of designation, Strive, the transfer agent and the registrar may refuse to register the transfer or exchange of any share of SATA Stock that is subject to redemption or required repurchase.
Listing
The SATA Stock is listed on The Nasdaq Global Market under the symbol “SATA.”
Payments on the SATA Stock
Strive will pay (or cause its paying agent to pay) all declared cash regular dividends or other cash amounts due on any SATA Stock represented by a global certificate by wire transfer of immediately available funds. Strive will pay (or cause its paying agent to pay) all declared cash regular dividends or other cash amounts due on any SATA Stock represented by a physical certificate as follows:
•
if the aggregate “stated amount” (as defined below under the caption “—Definitions”) of the SATA Stock represented by such physical certificate is at least $5.0 million (or such lower amount as Strive may choose in its sole and absolute discretion) and the holder of such SATA Stock entitled to such cash regular dividend or amount has delivered to the paying agent, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

•	in all other cases, by check mailed to the address of such holder set forth in the register for the SATA Stock.
To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following date: (i) with respect to the payment of any declared cash regular dividend due on a regular dividend payment date for the SATA Stock, the immediately preceding regular record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.
If the due date for a payment on any SATA Stock is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day with the same force and effect as if such payment were made on that due date, and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”
Ranking
The SATA Stock ranks as follows:
•
senior to (i) “dividend junior stock” (as defined below under the caption “—Definitions,” and which includes the Strive Class A Common Stock and Strive Class B Common Stock) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined below under the caption “—Definitions,” and which includes the Strive Class A Common Stock and Strive Class B Common Stock) with respect to the distribution of assets upon Strive’s liquidation, dissolution or winding up;

•
equally with (i) dividend parity stock with respect to the payment of dividends; and (ii) liquidation parity stock with respect to the distribution of assets upon Strive’s liquidation, dissolution or winding up;

•	junior to Strive’s existing and future indebtedness; and
•	structurally junior to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent Strive is not a holder thereof) capital stock of Strive’s subsidiaries.
The terms of the SATA Stock do not restrict Strive from issuing dividend parity stock or liquidation parity stock. However, Strive cannot issue dividend senior stock or liquidation senior stock without the consent of holders of at least a majority of the combined outstanding voting power of the SATA Stock and any voting parity stockholders.

Regular Dividends
Generally
The SATA Stock accumulates cumulative dividends (referred to herein as “regular dividends”) at the rate per annum referred to below on the stated amount thereof (and, to the extent described in the second immediately following paragraph, on unpaid regular dividends thereon), regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described below, such regular dividends will be payable when, as and if declared by Strive’s “board of directors” (as defined below under the caption “—Definitions”) or any duly authorized committee thereof, out of funds legally available for their payment, monthly in arrears on each “regular dividend payment date” (as defined below under the caption “—Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” (as defined below under the caption “—Definitions”) immediately preceding the applicable regular dividend payment date.
The rate per annum at which regular dividends accumulate on the SATA Stock for any “regular dividend period” (as defined below under the caption “—Definitions”) is the “monthly regular dividend rate per annum” (as defined below under the caption “—Definitions”) for such regular dividend period. Subject to limited exceptions for the first regular dividend payment on any SATA Stock issued in any future offering, regular dividends on the SATA Stock will accumulate from, and including, the calendar day after the last date to which regular dividends have been paid (or, if no regular dividends have been paid, from, and including, the calendar day after the November 10, 2025) to, and including, the next regular dividend payment date.
If any accumulated regular dividend (or any portion thereof) on the SATA Stock is not paid on the applicable regular dividend payment date (or, if such regular dividend payment date is not a business day, the next business day), then additional regular dividends, referred to herein as “compounded dividends,” will accumulate on the amount of such unpaid regular dividend, compounded monthly at the monthly “compounded dividend rate” per annum applicable to the relevant regular dividend period from, and including, the calendar day after such regular dividend payment date to, but excluding, the date the same, including all compounded dividends thereon, is paid in full. The compounded dividend rate applicable to any unpaid regular dividend that was due on a “regular dividend payment date” (as defined herein) (or, if such regular dividend payment date is not a business day, the next business day) will initially be a rate per annum equal to the “regular dividend rate” (as defined herein) plus 25 basis points; provided, however, that until such regular dividend, together with compounded dividends thereon, is paid in full, such compounded dividend rate will increase by 25 basis points per month for each subsequent regular dividend period, up to a maximum rate of 20% per annum. Each reference herein to “accumulated” or “unpaid” regular dividends will include any compounded dividends that accumulate thereon pursuant to the provision described in this paragraph. Each payment of declared regular dividends on the SATA Stock will be applied to the earliest regular dividend period for which regular dividends have not yet been paid.
Accumulated regular dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. For purposes of illustration, the amount of regular dividends that would accumulate on a stated amount of $100 in respect of any full regular dividend period that begins on, and includes, the first calendar day of a calendar month and ends on, and includes, the last calendar day of such calendar month will be product of $100 and one-twelfth of the monthly regular dividend rate per annum that applies to such regular dividend period.
If Strive fails to declare a regular dividend on or prior to a given regular record date, such failure shall constitute the issuance of a notice of deferral. Upon issuance of such notice, Strive shall use its commercially reasonable efforts over the following 60-day period to sell Strive Class A Common Stock and/or other securities to raise proceeds in an amount sufficient to cover any deferred dividends that would have been due with respect to the applicable regular dividend payment date, plus compounded dividends thereon, on the next “deferred regular dividend payment date” (as defined below under the caption “—Definitions”). Payment of any declared regular dividend on such deferred regular dividend payment date will be made, if at all, to the preferred stockholders of record as of the close of business on the “deferred regular record date” (as defined below under the caption “—Definitions”) immediately preceding such deferred regular dividend payment date. If Strive fails to pay in full such regular dividend, plus compounded dividends thereon, in cash by the applicable deferred regular dividend payment date, such failure shall constitute a failure to declare and pay regular dividends for purposes of determining whether a “regular dividend non-payment event” (as defined below under the caption “—Definitions”) has occurred with respect to the right to appoint directors as described below under the caption “Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.” However, if Strive pays such regular dividend, plus compounded dividends thereon, by such deferred regular dividend payment date in the manner described above, then the related delay in payment shall be deemed not to constitute a failure to declare or pay regular dividends for purposes of the definition of a “regular dividend non-payment event.”
The certificate of designation does not require Strive to declare regular dividends on the SATA Stock, even if funds are legally available for their payment. Accordingly, Strive may choose not to declare regular dividends on the SATA Stock.
Method of Payment
Each declared regular dividend on the SATA Stock will be paid in cash.
Treatment of Dividends Upon Repurchase Upon Fundamental Change or Redemption
If the “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Preferred Stockholders to Require Strive to Repurchase SATA Stock”), or redemption date of any share of SATA Stock to be repurchased or redeemed is after a regular record date for a declared regular dividend on the SATA Stock and on or before the next regular dividend payment date, then the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such repurchase or redemption, as applicable, to receive, on or, at Strive’s election, before such regular dividend payment date, such declared regular dividend on such share.
Except as described in the preceding paragraph, regular dividends on any share of SATA Stock will cease to accumulate after the fundamental change repurchase date or redemption date, as applicable, for such share.
Limitations on Strive’s Ability to Pay Dividends
Strive may not have sufficient cash to pay regular dividends on the SATA Stock in cash. In addition, applicable law (including the Nevada Revised Statutes), regulatory authorities, and the agreements governing Strive’s indebtedness, may restrict Strive’s ability to pay dividends on the SATA Stock. Similarly, statutory, contractual or other restrictions may limit Strive’s subsidiaries’ ability to pay dividends or make distributions, loans or advances to Strive to enable Strive to pay regular dividends to the extent paid in cash on the SATA Stock.
Priority of Dividends; Limitation on Junior Payments; No Participation Rights
Except as described below under “—Limitation on Dividends on Parity Stock” and “—Limitation on Certain Payments,” the certificate of designation does not prohibit or restrict Strive or its board of directors from declaring or paying any dividend or other distribution (whether in cash, securities or other property, or any combination of the foregoing) on any class or series of Strive stock, and, unless such dividend or other distribution is declared on the SATA Stock, the SATA Stock will not be entitled to participate in such dividend or other distribution.
For purposes of the descriptions below under the captions “—Limitation on Dividends on Parity Stock” and “—Limitation on Certain Payments,” a regular dividend on the SATA Stock will be deemed to have been paid if such regular dividend is declared and consideration in kind and amount that is sufficient, in accordance with the certificate of designation, to pay such regular dividend is set aside for the benefit of the holders of SATA Stock entitled thereto.
Limitation on Dividends on Parity Stock
If less than all accumulated and unpaid regular dividends on the outstanding SATA Stock have been declared and paid as of any regular dividend payment date, then, until and unless all accumulated and unpaid regular dividends on the outstanding SATA Stock have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless regular dividends are simultaneously declared on the SATA Stock on a pro rata basis, such that (i) the ratio of (x) the dollar amount of regular dividends so declared per share of SATA Stock to (y) the dollar amount of the total accumulated and unpaid regular dividends per share of SATA Stock immediately before the payment of such regular dividend is no less than (ii) the ratio of (x) the dollar amount of dividends so declared or paid per share of such class or series of dividend parity stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of such class or series of dividend parity stock immediately before the payment of such dividend (which dollar amount in this clause (y) will, if dividends on such class or series of dividend parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof).

Limitation on Certain Payments
As long as any SATA Stock is outstanding, then no dividends or other distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of its “junior stock” (as defined below under the caption “—Definitions”), and neither Strive nor any of its subsidiaries will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any of Strive’s junior stock or dividend parity stock, in each case unless all accumulated regular dividends, if any, on the SATA Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full. However, the restrictions described in the preceding sentence will not apply to the following:
•	dividends and other distributions on junior stock that are payable solely in shares of junior stock, together with cash in lieu of any fractional share;
•	the purchase of any junior stock or dividend parity stock solely with the proceeds of a substantially simultaneous sale of other junior stock;
•
purchases, redemptions or other acquisitions of junior stock in connection with the administration of any benefit or other incentive plan of Strive (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of shares that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional share; and (z) purchases of junior stock pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; provided, however, that repurchases pursuant to this clause (z) will be permitted pursuant to the exception described in this bullet point only to the extent that the number of shares of junior stock so repurchased does not exceed the related “number of incremental diluted shares” (as defined below under the caption “—Definitions”);

•
purchases, or other payments in lieu of the issuance, of any fractional share of junior stock in connection with the conversion, exercise or exchange of such junior stock or of any securities convertible into, or exercisable or exchangeable for, junior stock;

•
purchases, or other payments in lieu of the issuance, of any fractional share of dividend parity stock in connection with the conversion, exercise or exchange of such dividend parity stock or of any securities convertible into, or exercisable or exchangeable for, dividend parity stock;

•
(x) dividends and other distributions of junior stock, or rights to acquire junior stock, pursuant to a stockholder rights plan; and (y) the redemption or repurchase of such rights pursuant to such stockholder rights plan;

•
purchases of junior stock or dividend parity stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect on the immediately preceding regular dividend payment date and such purchases, if effected immediately before such regular dividend payment date, would not have been prohibited by the provision described in the first sentence under this “—Limitation on Certain Payments” section;

•
the settlement of any convertible note hedge transactions, capped call transactions or similar transactions entered into in connection with the issuance, by Strive or any of its subsidiaries, of any debt securities that are convertible into, or exchangeable for, Strive Common Stock (or into or for any combination of cash and Strive Common Stock based on the value of Strive Common Stock), provided such transactions are on customary terms and were entered into either (x) before November 10, 2025 or (y) in compliance with the provision described in the first sentence under this “—Limitation on Certain Payments” section;

•
the acquisition, by Strive or any of its subsidiaries, of record ownership of any junior stock or dividend parity stock solely on behalf of persons (other than Strive or any of its subsidiaries) that are the beneficial owners thereof, including as trustee or custodian (or as a result of Strive’s acquisition of another person that was, immediately before such acquisition, the record or beneficial owner of such junior stock or dividend parity stock, as applicable, provided such record or beneficial ownership was not obtained in anticipation of such acquisition);

•
the exchange, conversion or reclassification of dividend parity stock solely for or into junior stock or other dividend parity stock, together with the payment, in connection therewith, of cash in lieu of any fractional share; and

•	the exchange, conversion or reclassification of junior stock solely for or into other junior stock, together with the payment, in connection therewith, of cash in lieu of any fractional share.
For the avoidance of doubt, the provisions described in this “—Limitation on Certain Payments” section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any capital stock.
Any dividend senior stock that Strive may issue in the future in accordance with the provision described in clause (3) under the caption “—Voting Rights—Voting and Consent Rights with Respect to Specified Matters” below could contain provisions similar to the one described in this “—Limitation on Certain Payments” section. which could prohibit Strive from paying accumulated dividends on the SATA Stock or purchasing, redeeming or acquiring the SATA Stock until and unless Strive first pays accumulated dividends in full on such dividend senior stock.
Tax Considerations
A holder or beneficial owner of the SATA Stock may, in some circumstances, be deemed to have received a distribution that is subject to U.S. federal income tax with respect to any increase in the liquidation preference, any discount at issuance or any call premium above issue price. Applicable withholding taxes (including backup withholding) may be withheld from dividends. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a preferred stockholder, then those withholding taxes may be withheld from or set off against payments of cash in respect of the SATA Stock or sales proceeds received by, or other funds or assets of, that preferred stockholder. Strive or any other withholding agent may also require alternative arrangements to collect any withholding tax to ensure that Strive or such withholding agent is not out-of-pocket for any potential withholding tax liability.
Rights Upon Strive’s Liquidation, Dissolution or Winding Up
If Strive liquidates, dissolves or winds up, whether voluntarily or involuntarily, then, subject to the rights of any of Strive’s creditors, each share of SATA Stock will entitle the holder thereof to receive payment for the following amount out of Strive’s assets or funds legally available for distribution to Strive’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any liquidation junior stock:
•	the “liquidation preference” (as defined below under the caption “—Definitions”) per share of SATA Stock as of the business day immediately before the date of such payment; plus
•	all accumulated and unpaid regular dividends (plus compounded dividends thereon), if any, on such share to, and including, the date of such payment.
Upon payment of such amount in full on the outstanding SATA Stock, holders of the SATA Stock will have no rights to Strive’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of SATA Stock and the corresponding amounts payable in respect of all outstanding shares of liquidation parity stock, if any, then, subject to the rights of any of Strive’s creditors or holders of any outstanding liquidation senior stock, such assets or funds will be distributed ratably on the outstanding shares of SATA Stock and liquidation parity stock in proportion to the full respective distributions to which such shares would otherwise be entitled.
For purposes of the provisions described above in this “—Rights Upon Strive’s Liquidation, Dissolution or Winding Up” section, Strive’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of its assets (other than a sale, lease or other transfer in connection with Strive’s liquidation, dissolution or winding up) to, another person will not, in itself, constitute Strive’s liquidation, dissolution or winding up, even if, in connection therewith, the SATA Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.
The certificate of designation for the SATA Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the SATA Stock, even though it is substantially in excess of the par value thereof. As such, Strive may have no assets or funds available for payment on the SATA Stock upon its liquidation, dissolution or winding up.

Voting Rights
The SATA Stock has no voting rights except as described below or as provided in Strive’s articles of incorporation or required by the Nevada Revised Statutes.
Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events
Generally
If a “regular dividend non-payment event” (as defined below under the caption “—Definitions”) occurs, then if required under Strive’s articles of incorporation or bylaws in order to increase the size of the board, Strive will obtain board and/or stockholder approval to amend Strive’s articles of incorporation to increase the authorized number of Strive’s directors by one (or, to the fullest extent permitted under the NRS and Strive’s Amended and Restated Articles of Incorporation, Strive will cause the office of one director to be vacated), and the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, will have the right to elect one director to fill such vacant directorship at Strive’s next annual meeting of stockholders (or, if earlier, at a special meeting of Strive stockholders called for such purpose) and at each following annual meeting of Strive stockholders until such regular dividend non-payment event has been cured, at which time such right will terminate with respect to the SATA Stock until and unless a subsequent regular dividend non-payment event occurs. However, as a condition to the election of any such director, referred to herein as a “preferred stock director,” such election must not cause Strive to violate any rule of any securities exchange or other trading facility on which any of its securities are then listed or qualified for trading requiring that a majority of its directors be independent. This condition is referred to herein as the “director qualification requirement.” In addition, notwithstanding anything to the contrary, Strive’s board of directors will at no time include more than two preferred stock directors, regardless of how many classes of voting parity stock (which term, solely for purposes of this sentence, includes the SATA Stock) have rights that are then exercisable to elect any number of preferred stock directors. Upon the termination of such right with respect to the SATA Stock and all other outstanding voting parity stock, if any, the term of office of any person then serving as a preferred stock director will immediately and automatically terminate (and, if the authorized number of Strive’s directors was increased by one or two, as applicable, in connection with such regular dividend non-payment event(s), then the authorized number of Strive’s directors will automatically decrease by one or two, as applicable).
A preferred stock director will hold office until the next annual meeting of Strive stockholders or, if earlier, upon his or her death, resignation or removal or the termination of the term of such office as described above. However, if:
•	a class or series of voting parity stock with similar voting rights regarding the election of directors upon a failure to pay dividends is outstanding;
•	such voting rights become exercisable at a time when a preferred stock director holds office with respect to the SATA Stock; and
•	a special meeting of Strive stockholders is called for the purpose of electing a director pursuant to such voting rights, then (x) holders of the SATA Stock will be entitled to vote, as a single class with the holders of such class or series of voting parity stock, at such special meeting in respect of such election of such new director(s); and (y) the office of any such preferred stock director of the SATA Stock will terminate upon the election, at such special meeting, of the new director(s).
For the avoidance of doubt, the compensation, if any, payable to any preferred stock director will be at Strive’s sole and absolute discretion, subject to any applicable provisions of the Nevada Revised Statutes.
Removal and Vacancies of a Preferred Stock Director
At any time, a preferred stock director may be removed with cause by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, representing at least two-thirds of the combined voting power of the SATA Stock and such voting parity stock.

During the continuance of a regular dividend non-payment event, a vacancy in the office of a preferred stock director (other than a vacancy before the initial election of the preferred stock director in connection with such regular dividend non-payment event) may be filled, subject to the director qualification requirement, by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, representing a majority of the combined voting power of the SATA Stock and such voting parity stock.
The Right to Call a Special Meeting to Elect a Preferred Stock Director
During the continuance of a regular dividend non-payment event, the preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, representing at least 25% of the combined voting power of the SATA Stock and such voting parity stock will have the right to call a special meeting of stockholders for the election of a preferred stock director (including an election to fill any vacancy in the office of a preferred stock director). Such right may be exercised by written notice, executed by such preferred stockholders and holders, as applicable, delivered to Strive’s principal executive offices (except that, in the case of any global certificate representing the SATA Stock or such voting parity stock, such notice must instead comply with the applicable depositary procedures). However, if Strive’s next annual or special meeting of stockholders is scheduled to occur within 90 days after such right is exercised, and Strive is otherwise permitted to conduct such election at such next annual or special meeting, then such election will instead be included in the agenda for, and conducted at, such next annual or special meeting.
Voting and Consent Rights with Respect to Specified Matters
Subject to the other provisions described below, while any SATA Stock is outstanding, each of the following events will require, and cannot be effected without, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting or consent rights with respect to such event, representing at least a majority of the combined outstanding voting power of the SATA Stock and such voting parity stock, if any:
(1)
any amendment, modification or repeal of any provision of Strive’s articles of incorporation or the certificate of designation that materially adversely affects the special rights, preferences or voting powers of the SATA Stock (other than an amendment, modification or repeal permitted by the provisions described below under the caption “—Certain Amendments Permitted Without Consent”); and

(2)	Strive’s consolidation or combination with, or merger with or into, another person, or any binding or statutory share exchange or reclassification involving the SATA Stock, in each case unless:
(a)
the SATA Stock either (i) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (ii) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;

(b)
the SATA Stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by Strive’s board of directors in good faith) to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the SATA Stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(c)
the issuer of the SATA Stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that, if not Strive, will succeed to Strive under the certificate of designation and the SATA Stock.

(3)	the creation or issuance, or increase in the authorized or issued number, of any dividend senior stock or liquidation senior stock.
However, a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (a), (b) and (c) of paragraph (2) above will not require any vote or consent pursuant to paragraph (1) above.

In addition, each of the following will be deemed not to materially adversely affect the rights, preferences or voting powers of the SATA Stock (or cause any of the rights, preferences or voting powers of any such preference securities to be materially less favorable as described above) and will not require any vote or consent pursuant to any of the preceding clauses (1), (2) or (3):
•	any increase in the number of the authorized but unissued shares of Strive’s undesignated preferred stock;
•	any increase in the number of authorized or issued shares of SATA Stock; and
•
the creation and issuance, or increase in the authorized or issued number, of any class or series of stock (including, for the avoidance of doubt, dividend junior stock, liquidation junior stock, dividend parity stock or liquidation parity stock), provided that such class or series of stock is not dividend senior stock or liquidation senior stock.

If any event described in paragraphs (1), (2) or (3) above would materially adversely affect the rights, preferences or voting powers of one or more, but not all, classes or series of voting parity stock (which term, solely for these purposes, includes the SATA Stock), then those classes or series whose rights, preferences or voting powers would not be materially adversely affected will be deemed not to have voting or consent rights with respect to such event. Furthermore, an amendment, modification or repeal described in paragraph (1) above that materially adversely affects the special rights, preferences or voting powers of the SATA Stock cannot be effected without the affirmative vote or consent of preferred stockholders, voting separately as a class, of at least a majority of the SATA Stock then outstanding.
Certain Amendments Permitted Without Consent
Notwithstanding anything to the contrary described in paragraph (1) above under the caption “—Voting and Consent Rights with Respect to Specified Matters,” Strive may amend, modify or repeal any of the terms of the SATA Stock without the vote or consent of any preferred stockholder to:
•
cure any ambiguity or correct any omission, defect, inaccuracy, error or inconsistency in the certificate of designation or the certificates representing the SATA Stock, including the filing of a certificate of amendment to certificate of designation or a certificate of correction pursuant to NRS 78.0295 or an amendment to the certificate of designation pursuant to NRS 78.1955, in connection therewith;

•
conform the provisions of the certificate of designation or the certificates representing the SATA Stock to the “Description of Perpetual Preferred Stock” section of the preliminary prospectus supplement dated November 3, 2025, as supplemented by the related pricing term sheet dated November 5, 2025;

•	provide for or confirm the issuance of additional SATA Stock pursuant to the certificate of designation;
•
provide for any transfer restrictions that apply to any shares of SATA Stock (other than the shares issued in the initial offering of SATA Stock and any shares of SATA Stock issued in exchange therefor or in substitution thereof) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act; or

•
make any other change to Strive’s articles of incorporation, the certificate of designation or the certificates representing the SATA Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any preferred stockholder (other than preferred stockholders that have consented to such change), as such, in any material respect (as determined by Strive’s board of directors in good faith).

For the avoidance of doubt, a temporary or permanent increase in the redemption price per share of SATA Stock to be redeemed, or a temporary or permanent elimination of Strive’s right to redeem any SATA Stock, pursuant to an optional redemption, a clean-up redemption or a tax redemption will be deemed not to adversely affect the rights of any preferred stockholder as such.
Procedures for Voting and Consents
If any vote or consent of the preferred stockholders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then Strive’s board of directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions described in this section. Such rules and procedures may include fixing a record date to determine the preferred stockholders (and, if applicable, holders of voting parity stock) that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by preferred stockholders (and, if applicable, holders of voting parity stock), of preferred stock directors for election. Without limiting the foregoing, the persons calling any special meeting of stockholders pursuant to the provisions described above under “—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events—The Right to Call a Special Meeting to Elect a Preferred Stock Director” will, at their election, be entitled to specify one or more preferred stock director nominees in the notice referred to in such section, if such special meeting is scheduled to include the election of any preferred stock director (including an election to fill any vacancy in the office of any preferred stock director).
Each share of SATA Stock will be entitled to one vote on each matter on which the holders of the SATA Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock. The respective voting powers of the SATA Stock and all classes or series of voting parity stock entitled to vote on any matter together as a single class will be determined (including for purposes of determining whether a plurality, majority or other applicable portion of votes has been obtained) in proportion to their respective liquidation amounts. Solely for these purposes, the liquidation amount of the SATA Stock or any such class or series of voting parity stock will be the maximum amount payable in respect of the SATA Stock or such class or series, as applicable, assuming Strive is liquidated on the record date for the applicable vote or consent (or, if there is no record date, on the date of such vote or consent).
At any meeting in which the SATA Stock (and, if applicable, any class or series of voting parity stock) is entitled to elect any preferred stock director (including to fill any vacancy in the office of any preferred stock director), the presence, in person or by proxy (regardless of whether the proxy has the authority to vote on any matter), of holders of SATA Stock (and, if applicable, holders of each such class or series) representing a majority of the outstanding voting power of the SATA Stock (and, if applicable, each such class or series) will constitute a quorum. The affirmative vote of a majority of the outstanding voting power of the SATA Stock (and, if applicable, each such class or series) cast at such a meeting at which a quorum is present will be sufficient to elect a preferred stock director.
A consent or affirmative vote of the preferred stockholders pursuant to the provisions described above under the caption “—Voting and Consent Rights with Respect to Specified Matters” may be given or obtained either in writing without a meeting or in person or by proxy at an annual meeting or a special meeting of stockholders.
Redemption at Strive’s Option
The SATA Stock is not redeemable at Strive’s option except pursuant to an optional redemption, a clean-up redemption or a tax redemption, as described below.
Optional Redemption
Subject to the terms of the certificate of designation, Strive will have the right, at its election, to redeem all, or any whole number of, shares of the issued and outstanding SATA Stock, at any time, and from time to time, on any redemption date. A redemption pursuant to the provision described above is referred to herein as an “optional redemption.” However, Strive may not redeem less than all of the outstanding SATA Stock unless at least $50.0 million aggregate stated amount of SATA Stock is outstanding and not called for redemption as of the time Strive provides the related redemption notice.
If less than all SATA Stock then outstanding are called for optional redemption, then the SATA Stock to be redeemed will be selected by Strive as follows: (i) in the case of SATA Stock represented by any global certificate(s), in accordance with the depositary procedures; and (ii) in the case of SATA Stock represented by any physical certificate(s), pro rata, by lot or by such other method Strive considers fair and appropriate.
Clean-Up Redemption
Subject to the terms of the certificate of designation, Strive has the right, at its election, to redeem all, but not less than all, of the outstanding SATA Stock, at any time for cash if the total number of shares of SATA Stock then outstanding is less than 25% of the total number of shares of the SATA Stock issued in the initial offering thereof and in any future offering taken together. A redemption pursuant to the provision described above is referred to herein as a “clean-up redemption.”

Tax Redemption
Subject to the terms of the certificate of designation, Strive has the right, at its election, to redeem all, and not less than all, of the SATA Stock, at any time, for cash if a “tax event” (as defined below under the caption “—Definitions”) occurs. A redemption pursuant to the provision described in this paragraph is referred to herein as a “tax redemption.”
Redemption Date
The redemption date will be a business day of Strive’s choosing that is no more than 60 calendar days, nor less than three business days, after the date that Strive provides the related redemption notice, as described below.
Redemption Price
The redemption price for a share of SATA Stock called for either optional redemption, clean-up redemption or tax redemption will be an amount equal to (i) either (1) in the case of an optional redemption, $110.00 (or such higher amount as may be chosen in Strive’s sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption); or (2) in the case of a clean-up redemption or tax redemption, the liquidation preference of such share as of the business day before the date that Strive provides the related redemption notice, as described below, plus, in each case, (ii) accumulated and unpaid regular dividends (plus, if applicable, compounded dividends thereon) on such share to, and including, the redemption date. However, if the redemption date is after a regular record date for a declared regular dividend on the SATA Stock and on or before the next regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at Strive’s election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be the excess, if any, of (x) the accumulated and unpaid regular dividends on such share to, and including, such redemption date over (y) the amount of such declared regular dividend on such share.
Redemption Notice
Strive will provide to the preferred stockholders notice of the redemption containing certain information set forth in the certificate of designation, including the redemption price and the redemption date.
Fundamental Change Permits Preferred Stockholders to Require Strive to Repurchase SATA Stock
Generally
If a fundamental change occurs, then, each preferred stockholder will have the right (the “fundamental change repurchase right”) to require Strive to repurchase some or all of its shares of SATA Stock for cash on a date (the “fundamental change repurchase date”) of Strive’s choosing, which must be a business day that is no more than 35, nor less than 20, business days after the date that Strive provides the related fundamental change notice, as described below. A repurchase of any SATA Stock pursuant to the provisions described in this section is referred to herein as a “repurchase upon fundamental change.” Notwithstanding anything to the contrary, in no event will any preferred stockholder be entitled to require Strive to repurchase a number of shares of SATA Stock that is not a whole number.
The repurchase price (the “fundamental change repurchase price”) for a share of SATA Stock tendered for repurchase will be an amount equal to (i) the stated amount of such share, plus (ii) accumulated and unpaid regular dividends on such share to, and including, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date for a declared regular dividend on the SATA Stock and on or before the next regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at Strive’s election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be the excess, if any, of (x) the accumulated and unpaid regular dividends on such share to, and including, such fundamental change repurchase date over (y) the amount of such declared regular dividend on such share.
Notice of Fundamental Change
On or before the 20th calendar day after the effective date of a fundamental change, Strive will provide to each preferred stockholder notice of such fundamental change containing certain information set forth in the certificate of designation, including the fundamental change repurchase date, the fundamental change repurchase price and the procedures preferred stockholders must follow to tender their SATA Stock for repurchase.

Procedures to Exercise the Fundamental Change Repurchase Right
To exercise its fundamental change repurchase right with respect to any SATA Stock, the holder thereof must deliver a notice (a “fundamental change repurchase notice”) to the paying agent before the close of business on the business day immediately before the related fundamental change repurchase date (or such later time as may be required by law).
The fundamental change repurchase notice must contain certain information set forth in the certificate of designation, including the certificate number of any physical certificate representing any SATA Stock to be repurchased, or must otherwise comply with the depositary procedures in the case of a global certificate.
A holder of SATA Stock that has delivered a fundamental change repurchase notice with respect to any SATA Stock may withdraw that notice by delivering a withdrawal notice to the paying agent at any time before the close of business on the business day immediately before the fundamental change repurchase date. The withdrawal notice must contain certain information set forth in the certificate of designation, including the certificate number of any physical certificate representing any SATA Stock with respect to which the withdrawal notice is being delivered, or must otherwise comply with the depositary procedures in the case of a global certificate.
SATA Stock to be repurchased must be delivered to the paying agent (in the case of SATA Stock represented by any physical certificate) or the depositary procedures must be complied with (in the case of SATA Stock represented by any global certificate) for the holder of such SATA Stock to be entitled to receive the fundamental change repurchase price.
Compliance with Securities Laws
Strive will comply, in all material respects, with all federal and state securities laws in connection with a repurchase following a fundamental change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such repurchase in the manner described above. However, to the extent that Strive’s obligations to offer to repurchase and to repurchase SATA Stock pursuant to the provisions described above conflict with any law or regulation that is applicable to Strive, its compliance with such law or regulation will not be considered to be a breach of those obligations.
Funds Legally Available for Payment of the Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions
Notwithstanding anything to the contrary, (i) Strive will not be obligated to pay the fundamental change repurchase price of any shares of SATA Stock to the extent, and only to the extent, Strive does not have sufficient funds legally available to pay the same; and (ii) if Strive does not have sufficient funds legally available to pay the fundamental change repurchase price of all shares of SATA Stock that are otherwise to be repurchased pursuant to a repurchase upon fundamental change, then (a) Strive will pay the maximum amount of such fundamental change repurchase price that can be paid out of funds legally available for payment, which payment will be made pro rata to each preferred stockholder based on the total number of shares of SATA Stock of such preferred stockholder that were otherwise to be repurchased pursuant to such repurchase upon fundamental change; and (b) Strive will cause all such shares as to which the fundamental change repurchase price was not paid to be returned to the holder(s) thereof, and such shares will remain outstanding. Strive will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a fundamental change unless Strive has sufficient funds legally available to fully pay the maximum aggregate fundamental change repurchase price that would be payable in respect of such fundamental change on all shares of SATA Stock then outstanding.
Repurchase by Third Party
Notwithstanding anything to the contrary, Strive will be deemed to satisfy its obligations to repurchase SATA Stock pursuant to a repurchase upon fundamental change if (i) one or more third parties conduct the repurchase offer and repurchase tendered SATA Stock in a manner that would have satisfied Strive’s obligations to do the same if conducted directly by Strive; and (ii) an owner of a beneficial interest in any SATA Stock repurchased by such third party or parties will not receive a lesser amount (as a result of withholding or other similar taxes) than such owner would have received had Strive repurchased such SATA Stock.
No Preemptive Rights
Without limiting the rights of preferred stockholders described above, the SATA Stock does not have any preemptive rights to subscribe for or purchase any of Strive’s securities.

Calculations
Responsibility; Schedule of Calculations
Except as otherwise provided in the certificate of designation, Strive will be responsible for making all calculations called for under the certificate of designation or the SATA Stock, including determinations of the monthly regular dividend rate per annum, monthly SOFR per annum, last reported sale prices, liquidation preference, fundamental change repurchase price, redemption price and accumulated regular dividends and compounded dividends on the SATA Stock. Strive will make all calculations in good faith, and, absent manifest error, Strive’s calculations will be final and binding on all preferred stockholders. Strive will provide a schedule of these calculations to any preferred stockholder or any beneficial owner of any SATA Stock upon written request.
Calculations Aggregated for Each Preferred Stockholder
The composition of the consideration due upon the payment of the fundamental change repurchase price or redemption price for, and the payment on a regular dividend payment date of regular dividends on, the SATA Stock of any preferred stockholder will (in the case of a global certificate, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total number of shares of SATA Stock of such preferred stockholder to be repurchased (in the case of payment of the fundamental change repurchase price) or redeemed (in the case of payment of the redemption price) or held by such preferred stockholder as of the close of business on the related regular record date (in the case of payment of such regular dividends), as applicable. Any cash amounts due to such preferred stockholder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.
Notices
Strive will provide all notices or communications to preferred stockholders pursuant to the certificate of designation in writing by electronic mail, first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the preferred stockholders’ respective addresses shown on the register for the SATA Stock. However, in the case of SATA Stock represented by one or more global certificates, Strive is permitted to provide notices or communications to preferred stockholders pursuant to the depositary procedures, and notices and communications that Strive provides in this manner will be deemed to have been properly sent to such preferred stockholders in writing. In addition, notices of an adjusted monthly regular dividend rate per annum may be sent in the manner set forth in the definition of such term.
Definitions
“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on November 10, 2025.
“Board of directors” means Strive’s board of directors or a committee of such board duly authorized to act on behalf of such board.
“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.
“Class A common stock” means Strive’s class A common stock, $0.001 par value per share.
“Class B common stock” means Strive’s class B common stock, $0.001 par value per share.
“Close of business” means 5:00 p.m., New York City time.
“Compounded dividends” has the meaning set forth above under the caption “—Regular Dividends—Generally.”
“Compounded dividend rate” has the meaning set forth under the caption “—Regular Dividends—Generally.”
“Deferred regular dividend payment date” shall mean the date that is one trading day after the 60th calendar day after a regular dividend payment date with respect to which the full amount of regular dividends has not been paid (or, if such trading day is not a business day the next business day).

“Deferred regular record date” means the 15th calendar day preceding the relevant deferred regular dividend payment date (whether or not a business day).
“Depositary” means The Depository Trust Company or its successor, or any successor depositary for the applicable shares of SATA Stock.
“Depositary procedures” means, with respect to any transfer, exchange or other transaction involving a global certificate representing any SATA Stock, or any beneficial interest in such certificate, the rules and procedures of the depositary applicable to such transfer, exchange or transaction.
“Director qualification requirement” has the meaning set forth under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events — Generally.”
“Dividend junior stock” means any class or series of Strive stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the SATA Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend junior stock includes Strive Class A Common Stock and Strive Class B Common Stock. For the avoidance of doubt, dividend junior stock will not include any securities of Strive’s subsidiaries.
“Dividend parity stock” means any class or series of Strive stock (other than the SATA Stock) whose terms expressly provide that such class or series will rank equally with the SATA Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend parity stock will not include any securities of Strive’s subsidiaries.
“Dividend senior stock” means any class or series of Strive stock whose terms expressly provide that such class or series will rank senior to the SATA Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend senior stock will not include any securities of Strive’s subsidiaries.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Fundamental change” means any of the following events:
(i)
either (a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) Strive; (x) Strive’s “wholly owned subsidiaries” (as defined below); (y) any employee benefit plans of Strive or its wholly owned subsidiaries; or (z) any “permitted party” (as defined below)), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of Strive’s common equity representing more than 50% of the voting power of all of Strive’s common equity; or (b) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) Strive; (x) its “wholly owned subsidiaries” (as defined below); or (y) any employee benefit plans of Strive or its wholly owned subsidiaries), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of Strive’s class A common stock representing more than 50% of the voting power of all of Strive’s class A common stock, provided that, solely for purposes of this clause (b), none of the following will constitute beneficial ownership of Strive’s class A common stock: (x) beneficial ownership of Strive’s class B common stock; and (y) beneficial ownership by any permitted party of any of Strive’s class A common stock issued upon conversion of Strive’s class B common stock; or

(ii)
the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of Strive and its subsidiaries, taken as a whole, to any person, other than solely to one or more of Strive’s wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of Strive’s class A common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of Strive pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of Strive’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a fundamental change pursuant to this clause (ii).
For the purposes of this definition, (x) any transaction or event described in both clause (i) and in clause (ii)(1) or (2) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso), and (y) whether a person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.
“Junior stock” means any dividend junior stock or liquidation junior stock.
“Last reported sale price” per share of SATA Stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of SATA Stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the SATA Stock is then listed. If the SATA Stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of SATA Stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the SATA Stock is not so quoted on such trading day, then the last reported sale price will be the mid-point of the last bid price and the last ask price per share of SATA Stock on such trading day from a nationally recognized independent investment banking firm Strive selects (or, if no such last bid price or last ask price is available, the fair value of one share of SATA Stock on such trading day determined by a nationally recognized independent investment banking firm Strive selects).
“Liquidation junior stock” means any class or series of Strive stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the SATA Stock with respect to the distribution of assets upon Strive’s liquidation, dissolution or winding up. Liquidation junior stock includes Strive’s Class A Common Stock and Strive’s Class B Common Stock. For the avoidance of doubt, liquidation junior stock will not include any securities of Strive’s subsidiaries.
“Liquidation parity stock” means any class or series of Strive stock (other than the SATA Stock) whose terms expressly provide that such class or series will rank equally with the SATA Stock with respect to the distribution of assets upon Strive’s liquidation, dissolution or winding up. For the avoidance of doubt, liquidation parity stock will not include any securities of Strive’s subsidiaries.
“Liquidation preference” initially means $100 per share of SATA Stock; provided, however, that, effective immediately after the close of business on each business day after November 10, 2025 (and, if applicable, during the course of a business day on which any sale transaction to be settled by the issuance of SATA Stock is executed, from the exact time of the first such sale transaction during such business day until the close of business of such business day), the liquidation preference per share of SATA Stock will be adjusted to be the greatest of (i) the stated amount per share of SATA Stock; (ii) in the case of any business day with respect to which Strive has, on such business day, executed any sale transaction to be settled by the issuance of SATA Stock, an amount equal to the last reported sale price per share of SATA Stock on the trading day immediately before such business day; and (iii) the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day of the ten (10) consecutive trading days immediately preceding such business day, provided, however, that, if applicable, the reference in this clause (iii) to ten (10) will be replaced by such lesser number of trading days as have elapsed during the period from, and including, November 10, 2025 to, but excluding, such business day. Notwithstanding anything to the contrary in the preceding sentence, at all times before the first date on which Strive executes any sale transaction to be settled by the issuance of SATA Stock (other than the SATA Stock initially issued on November 10, 2025), the liquidation preference per share of SATA Stock shall not exceed $110 per share. Whenever the liquidation preference of the SATA Stock as of a particular date is referred to herein without setting forth a particular time on such date, such reference will be deemed to be to the liquidation preference immediately after the close of business on such date. For purposes of this definition, references to Strive’s execution of any sale transaction to be settled by the issuance of SATA Stock includes any resale of any shares of SATA Stock that Strive or any of its subsidiaries have purchased or otherwise acquired.

“Liquidation senior stock” means any class or series of Strive stock whose terms expressly provide that such class or series will rank senior to the SATA Stock with respect to the distribution of assets upon Strive’s liquidation, dissolution or winding up. For the avoidance of doubt, liquidation senior stock will not include any securities of Strive’s subsidiaries.
“Market disruption event” means, with respect to the SATA Stock, on any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the SATA Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the SATA Stock or in any options contracts or futures contracts relating to the SATA Stock.
“Monthly regular dividend rate per annum” has the following meaning: (i) with respect to the regular dividend period beginning on November 10, 2025, a rate per annum equal to 12.00%; and (ii) with respect to each following regular dividend period (each such regular dividend period being referred to as the “reference regular dividend period” for purposes of this definition), the monthly regular dividend rate per annum is the monthly regular dividend rate per annum applicable to the immediately preceding regular dividend period, unless Strive elects, in its sole and absolute discretion, by providing notice of the same to preferred stockholders before the first business day of such reference regular dividend period, a different monthly regular dividend rate per annum to apply to such reference regular dividend period, provided such different monthly regular dividend rate per annum cannot be (1) negative; (2) less than a rate per annum equal to the excess, if any, of (A) the monthly regular dividend rate per annum applicable to the regular dividend period immediately preceding such reference regular dividend period, over (B) the sum of (I) 25 basis points; and (II) the excess, if any, of (x) the monthly SOFR per annum on the first business day of the regular dividend period immediately preceding such reference regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of the regular dividend period immediately preceding such reference regular dividend period to, and including, the last business day of the regular dividend period immediately preceding such reference regular dividend period; or (3) less than the monthly SOFR per annum as of the business day immediately before the date on which Strive provides such notice. Notwithstanding anything to the contrary, Strive will not be entitled to elect to reduce the monthly regular dividend rate per annum pursuant to clause (ii) of the preceding sentence unless and until (x) three (3) months following November 10, 2025, or such earlier time as the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day of twenty (20) consecutive trading days at any time during the three (3) months following November 10, 2025 exceeds $100, (y) at the time Strive provides the notice referred to in such clause, all accumulated regular dividends, if any, on the SATA Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the certificate of designation, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto) and (z) the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day during the immediately preceding regular dividend period is not less than $99 per share. For the avoidance of doubt, for purposes of the preceding sentence, if such notice is sent on the last day of a regular dividend period, then such regular dividend period will not be considered to be “completed.” Notwithstanding anything to the contrary, the notice referred to in the preceding definition must set forth the applicable monthly regular dividend rate per annum and the regular dividend period to which it applies, and such notice will be deemed to have been duly sent if either (i) it is sent in compliance with the provisions described above under the caption “—Notices”; or (ii) the information required to be included in such notice is (x) set forth in a press release issued through such national newswire service as Strive then uses or (y) published through such other widely disseminated public medium as Strive then uses, including its website.
“Monthly SOFR per annum” means, as of any business day, a rate per annum equal to the one month term SOFR, as reflected on the related website of the administrator for term SOFR (which, as of the date hereof, is https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html) (“one-month term SOFR”); provided, however, that if the one-month term SOFR ceases to be administered and published as determined by Strive in its sole discretion, then Strive will, in good faith and in a commercially reasonable manner, identify a similar successor rate used in the market for floating rate securities, together, if applicable, with any adjustment thereto.

“Number of incremental diluted shares” means the increase in the number of diluted shares of the applicable class or series of junior stock (determined in accordance with generally accepted accounting principles in the United States, as the same is in effect on November 10, 2025, and assuming net income is positive) that would result from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to such class or series of junior stock).
“Permitted party” means any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that consists of, or includes, Vivek Ramaswamy, The Ramaswamy 2021 Trust, Matthew Cole, LT&C LLC, Liberty Pier Foundation, Benjamin Bartley Pham, 2025-10 Investments LLC, Brian Logan Beirne and Anson Frericks.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”
“Preferred stock director” means any person elected to serve as a director of Strive in connection with a regular dividend non-payment event pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.”
“Preferred stockholder,” or “holder” of any SATA Stock, means any person in whose name any share of SATA Stock is registered on the registrar’s books.
A “regular dividend non-payment event” will be deemed to occur upon the occurrence of either of the following events (in each case, subject to the provisions described above under the caption “—Regular Dividends—Generally”): (i) if less than the full amount of accumulated and unpaid regular dividends on the shares of SATA Stock outstanding as of the applicable regular dividend record date have been declared and paid within sixty (60) days of the following regular dividend payment date in respect of each of twelve (12) or more consecutive regular dividend payment dates; or (ii) if less than the full amount of accumulated and unpaid regular dividends on the shares of SATA Stock outstanding as of the applicable regular dividend record date have been declared and paid by the following regular dividend payment date in respect of each of twenty-four (24) or more consecutive regular dividend payment dates. A regular dividend non-payment event that has occurred will be deemed to continue until such time when all accumulated and unpaid regular dividends on the outstanding SATA Stock have been paid in full, at which time such regular dividend non-payment event will be deemed to be cured and cease to be continuing. For purposes of this definition, a regular dividend on the SATA Stock will be deemed to have been paid if such dividend is declared and cash that is sufficient to pay such dividend is set aside for the benefit of the preferred stockholders entitled thereto. For the avoidance of doubt, the regular dividend non-payment events set forth in clauses (i) and (ii) above are separate regular dividend non-payment events, each providing for a separate right to appoint a preferred stock director pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.”
“Regular dividend payment date” means the 15th calendar day of each calendar month, beginning on December 15, 2025.
“Regular dividend period” means each period from, and including, the calendar day after a regular dividend payment date (or, in the case of the first regular dividend period, from, and including, November 11, 2025) to, and including, the next regular dividend payment date.
“Regular dividends” has the meaning set forth above under the caption “—Regular Dividends—Generally.”
“Regular record date” means, with respect to any regular dividend payment date, the 1st calendar day of the month in which such regular dividend payment date occurs.
“Stated amount” means $100 per share of SATA Stock.
“SOFR” means the secured overnight financing rate.
“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise, and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
A “tax event” will be deemed to occur if Strive has received an opinion of counsel experienced in such matters to the effect that, as a result of:
•
any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•
an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•
any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•
a threatened challenge asserted in writing in connection with a tax audit of Strive or any of its subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the SATA Stock, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after November 6, 2025, there is more than an insubstantial risk that any of the outstanding SATA Stock is treated as “fast-pay stock” within the meaning of Treasury Regulation Section 1.7701(l)-3(b)(2) (or becomes subject to substantially similar successor provision).
“Trading day” means, with respect to the SATA Stock, any day on which (i) trading in the SATA Stock generally occurs on the principal U.S. national or regional securities exchange on which the SATA Stock is then listed or, if the SATA Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the SATA Stock is then traded; and (ii) there is no market disruption event. If the SATA Stock is not so listed or traded, then “trading day” with respect to the SATA Stock means a business day.
“Voting parity stock” means, with respect to any matter as to which preferred stockholders are entitled to vote pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events” and Consent Rights with Respect to Specified Matters,” each class or series of outstanding dividend parity stock or liquidation parity stock, if any, upon which similar voting rights are conferred and are exercisable with respect to such matter. For the avoidance of doubt, voting parity stock will not include any securities of Strive’s subsidiaries.
“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.
Book Entry, Settlement and Clearance
Global Certificates
The SATA Stock will be initially issued in the form of one or more certificates (the “global certificates”) registered in the name of Cede & Co., as nominee of DTC, and will be deposited with the transfer agent as custodian for DTC.

Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global certificate. Strive expects that, under procedures established by DTC:
•
upon deposit of a global certificate with DTC’s custodian, DTC will credit the shares of SATA Stock represented by such global certificate to the accounts of the DTC participants designated by the underwriters for the applicable offering; and

•
ownership of beneficial interests in a global certificate will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global certificate).

Book-Entry Procedures for Global Certificates
All interests in a global certificate will be subject to the operations and procedures of DTC. Accordingly, holders must allow for sufficient time in order to comply with those operations and procedures if they wish to exercise any of their rights with respect to the SATA Stock. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of Strive, the transfer agent or any of the underwriters of any offering of SATA Stock will be responsible for those operations or procedures.
DTC has advised Strive that it is:
•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s book-entry system is also available to other “indirect participants,” such as banks, brokers, dealers and trust companies, who directly or indirectly clear through or maintain a custodial relationship with a DTC participant. Purchasers of SATA Stock who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee will be considered the sole owner or holder of the SATA Stock represented by that global certificate for all purposes under the certificate of designation. Except as provided below, owners of beneficial interests in a global certificate:
•	will not be entitled to have SATA Stock represented by the global certificate registered in their names;
•	will not receive or be entitled to receive physical, certificated SATA Stock registered in their respective names (“physical certificates”); and
•	will not be considered the owners or holders of the SATA Stock under the certificate of designation for any purpose.
As a result, each investor who owns a beneficial interest in a global certificate must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a preferred stockholder under the certificate of designation.
Payments on any global certificates will be made to DTC’s nominee as the registered holder of the global certificate. None of Strive, the transfer agent or the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global certificate, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global certificate will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Physical Certificates
A global certificate will be exchanged, pursuant to customary procedures, for one or more physical certificates only if:
•
DTC notifies Strive or the transfer agent that it is unwilling or unable to continue as depositary for such global certificate or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, Strive fails to appoint a successor depositary within 90 days of such notice or cessation; or Strive, in its sole discretion, permit the exchange of any beneficial interest in such global certificate for one or more physical certificates at the request of the owner of such beneficial interest.

Amendment of Articles of Incorporation
Amendments to Strive’s articles of incorporation must first be approved by the Strive Board and then submitted to the stockholders for approval, requiring the affirmative vote of holders of at least a majority of the outstanding shares. However, once the Strive Class A Common Stock and Strive Class B Common Stock held by the stockholders that are party to the Shareholders Agreement ceases to represent at least twenty-five percent (25%) of Strive’s total voting power (the “Sunset Date”), certain provisions (including those relating to the board structure, voting, conversion, and amendment thresholds) may not be amended, repealed, or otherwise altered — including through the adoption of new provisions intended to override or circumvent them — unless such changes are approved by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding voting securities, voting together as a single class.
Amendment of Bylaws
The Strive Board holds the non-exclusive authority to adopt, amend, or repeal the company’s bylaws, except as otherwise provided in the bylaws themselves. Strive Stockholders entitled to vote also possess the power to amend, modify, repeal, or adopt new bylaw provisions at any annual or special meeting, provided advance notice of the proposed changes is given. Any stockholder-initiated amendments must either be approved by the Strive Board or receive the affirmative vote of (i) a majority of the total voting power of all outstanding voting securities entitled to vote in the election of directors, voting as a single class prior to the Sunset Date, or (ii) sixty-six and two-thirds percent (66 2/3%) of such voting securities, voting as a single class, on or after the Sunset Date.
Election and Removal of Directors
Subject to the rights of any preferred stock series entitled to elect directors separately, the board shall consist of a minimum of five (5) and a maximum of eleven (11) directors. Unless otherwise specified in the articles of incorporation, the directors shall be divided into three (3) classes — Class I, Class II, and Class III — with each class comprising approximately one-third (1/3) of the total number of directors.
Stockholders seeking to nominate individuals for election to the board of directors or to propose other business at a stockholder meeting must provide advance written notice and comply with specific procedural and content requirements. To bring such matters before an annual meeting, the stockholder must be a record holder at the time notice is given, be entitled to vote at the meeting, and deliver notice to the secretary at the company’s principal executive offices no earlier than the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the previous year’s annual meeting. If the meeting date is advanced by more than 60 days or delayed by more than 30 days from the prior year’s anniversary date, notice must be delivered no earlier than the 120th day before the meeting and no later than the later of the 90th day before the meeting or the 10th day after public announcement of the meeting date. A public announcement of an adjournment or postponement does not restart or extend the notice period.
Directors are elected at the annual meeting of stockholders on a staggered three-class basis, except in cases of vacancies. Each director elected serves until a successor is duly elected and qualified. Directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds (2/3) of the voting power of the shares entitled to vote generally in the election of directors, voting together as a single class.

Limitations on Written Consents
Any action that is required or permitted to be taken at a meeting of the board of directors or any of its committees may be taken without a meeting if all members (excluding any who abstain in writing in accordance with NRS 78.315(2)) provide written consent or consent by electronic transmission. These consents must be filed with the official minutes of the board or committee proceedings, in either paper or electronic form, consistent with how the minutes are maintained. For so long as the Class A and Class B Common Stock held by the stockholders that are party to the Shareholders Agreement represent at least twenty-five percent (25%) of the company’s total voting power, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, once the Class A and Class B Common Stock held by the stockholders that are party to the Shareholders Agreement ceases to represent at least twenty-five percent (25%) of the company’s total voting power, any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with the bylaws and the NRS and may not be taken by written consent of stockholders without a meeting.
Stockholder Meetings
Written notice of a stockholder meeting must be delivered to each stockholder of record entitled to vote no fewer than ten (10) and no more than sixty (60) days before the meeting. The notice must include the physical location, if any, the date and time, any means of remote communication by which stockholders and proxy holders may be deemed present and vote, the record date for determining voting eligibility, and, for special meetings, the purpose(s) of the meeting. Unless otherwise specified, no additional notice is required for adjourned meetings if the time, location (if any), and remote communication means (if any) are announced at the original meeting. However, if the adjournment lasts more than sixty (60) days or a new record date is set, a new notice must be provided.
Restrictions on Beneficial Ownership
Strive is authorized to redeem, suspend rights of, or require the sale of shares of Class A and Class B Common Stock or preferred stock if a stockholder, together with its affiliates, would otherwise exceed twenty percent (20%) of the total voting power of Strive’s outstanding capital stock. In such instances, Strive may (i) redeem a sufficient number of shares to eliminate the excess, at a price equal to either a mutually agreed amount or, if no agreement is reached, seventy-five percent (75%) of fair market value if the holder is at fault for exceeding such percentage, or one hundred percent (100%) if not at fault, as determined in good faith by disinterested members of the board, (ii) suspend ownership rights causing the excess, or (iii) require the sale of the necessary number of shares, which the holder must promptly carry out. Notice of redemption shall be given in writing between fifteen (15) and thirty (30) days, or a shorter period as determined by the Strive Board, prior to the redemption date, by first class mail, overnight courier, or electronic mail, specifying the redemption details. Upon surrender, the redemption price shall be paid, and if fewer than all shares represented by a certificate are redeemed, a new certificate shall be issued for the remainder. From the redemption date, unless Strive defaults on payment, all rights in the redeemed shares shall terminate, and such shares shall no longer be transferable or deemed outstanding. These provisions do not apply to Strive, its affiliates, or Permitted Transferees, and Strive has no authority to redeem, suspend, or require the sale of any shares held by such parties, notwithstanding any contrary provision in the Amended & Restated Articles of Incorporation.
Corporate Opportunity Waiver
No Non-Employee Director (including any Non-Employee Director who serves as an officer in both his or her director and officer capacities) or his or her affiliates shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which Strive or any of its affiliates engages or proposes to engage or (ii) otherwise competing with Strive or any of its affiliates, and, to the fullest extent permitted by law, no such person shall be liable to Strive or Strive Stockholders or to any affiliate of Strive for breach of any fiduciary duty solely by reason of the fact that such person engages in any such activities or did not communicate or offer such activities to Strive. However, Strive does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Strive.

COMPARISON OF STOCKHOLDER RIGHTS
Semler Scientific is incorporated under the laws of Delaware and Strive is incorporated under the laws of Nevada. If the Merger is consummated, the rights of Semler Scientific Stockholders who become Strive Stockholders will be governed by Nevada law, the Amended & Restated Articles of Incorporation and the Amended & Restated Bylaws.
The following is a summary comparison the material differences between (i) the current rights of Semler Scientific Stockholders under Semler Scientific’s restated certificate of incorporation, as amended (the “Semler Scientific Charter”) and Semler Scientific’s fifth amended and restated bylaws (the “Semler Scientific Bylaws”) and (ii) the current rights of Strive Stockholders under Strive’s Amended & Restated Articles of Incorporation (the “Strive Articles of Incorporation”) and Strive’s Amended & Restated Bylaws (the “Strive Bylaws”). The discussion in this section does not include a description of rights or obligations under U.S. federal securities or tax laws or Nasdaq listing requirements or of Strive’s or Semler Scientific’s governance or other policies.
The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the NRS, the Strive Articles of Incorporation and the Strive Bylaws, the DGCL, the Semler Scientific Charter and the Semler Scientific Bylaws. See “Risks Related to the Business of Strive—Insiders have influence over us and could limit your ability to influence the outcome of key transactions, including a change of control” for more information. Capitalized terms used but defined herein have the respective meanings given to such terms in the Strive Articles of Incorporation, Strive Bylaws, the Semler Scientific Charter or the Semler Scientific Bylaws, as applicable.

Provision	Semler Scientific	Strive
ELECTIONS; VOTING; PROCEDURAL MATTERS

Authorized Capital Stock	The authorized capital stock of Semler Scientific consists of 50,000,000 shares of common stock, $0.001 par value per share.
The authorized capital stock of Strive is 486,000,000,000 shares, consisting of (i) 444,000,000,000 shares of Class A Common Stock, 21,000,000,000 shares of Class B Common Stock and 21,000,000,000 shares of “blank check” preferred stock, all par value $0.001 per share.

Number of Directors
The Semler Scientific Bylaws provide that the authorized number of directors of Semler Scientific shall be fixed solely and exclusively by resolution duly adopted from time to time by the board of directors. The Semler Scientific Charter provides that directors shall be divided into three (3) classes: Class I, Class II and Class III.

The Strive Bylaws provide that, subject to the terms of any series of preferred stock entitled to separately elect directors, (i) the board of directors shall consist of a minimum of five (5) and a maximum of eleven (11) directors as determined by the board of directors within that range and (ii) except as otherwise provided in the articles of incorporation, each director shall be divided into three (3) classes: Class I, Class II and Class III. Each class shall consist of, as nearly as possible, of one-third (1/3rd) of the total number of directors. On the effective date of the Charter Amendment, the Strive Bylaws will provide that the board of directors shall consist of a minimum of five (5) directors, with no maximum, and the board of directors of Strive shall determine the number of directors.

Stockholder Nominations and Proposals
The Semler Scientific Bylaws require advance notice of stockholder nominations of persons for election to the board of directors and of business to be brought by stockholders before any meeting of the stockholders. For nominations or other business to be

The Strive Bylaws require advance notice of stockholder nominations of persons for election to the board of directors and of business to be brought by stockholders before any meeting of the stockholders. Except as otherwise provided in the articles of incorporation, for nominations or other business to be properly brought before

Provision	Semler Scientific	Strive

properly brought before an annual meeting by a stockholder, the stockholder must deliver notice to the secretary at the principal office of Semler Scientific not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days prior to or more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) business day following the day on which public announcement of the date of such meeting is first made by Semler Scientific.

an annual meeting by a stockholder, a stockholder must be a record holder at the time of notice, be entitled to vote at the meeting and comply with the specific notice requirements as to the contents of the notice set forth in the bylaws. Notice must be delivered in writing to the secretary at the principal executive offices of Strive not less than ninety (90) days nor more than one hundred twenty (120)) days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than sixty (60) days before or delayed more than thirty (30) days after the anniversary of the prior year’s meeting, the stockholder’s notice must be delivered no earlier than the one hundred twenty (120) days prior to such meeting and no later than the later of ninety (90) days prior to the meeting or the tenth (10th) day following the day on which public announcement of the meeting date is first made. The public announcement of an adjournment or postponement of an annual meeting does not commence a new time period or extend any time period for the delivery of the stockholder’s notice.

Classified Board of Directors
The board of directors is classified in three (3) classes as described above. The Semler Scientific Charter provides that directors shall be elected at annual meetings of stockholders on a staggered three-class basis, except in the case of vacancies, and each director elected shall hold office until a successor has been elected and qualified.

The board of directors of Strive is classified in three (3) classes as described above. The Strive Bylaws provide that directors shall be elected at the annual meeting of stockholders on a staggered three-class basis, except in the case of vacancies, and each director elected shall hold office until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Removal of Directors
The Semler Scientific Bylaws provide that directors may only be removed from office in accordance with the Semler Scientific Charter. The Semler Scientific Charter provides that no director may be removed from office by the stockholders except for cause or with the affirmative vote of the holders of a majority of the voting power of the shares then entitled to vote generally at an election of directors.

The Strive Bylaws provide that directors may only be removed from office in accordance with the articles of incorporation. The Strive Articles of Incorporation provide that no director may be removed from office by the stockholders except for cause and with the affirmative vote of the holders of not less than two-thirds (2/3rds) of the voting power of the shares then entitled to vote generally in the election of directors, voting together as a single class.

Vacancies	The Semler Scientific Charter provides that any vacancy occurring on the board of directors by death, resignation,	The Strive Bylaws provide that, for so long as the Class A Common Stock held by the stockholders that are party to the Stockholders Agreement

Provision	Semler Scientific	Strive

disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, unless the board of directors determines by resolution that such vacancy or newly created directorship shall be filled by the stockholders. A director elected to fill a vacancy shall hold office for the remainder of the full term of his or her predecessor in office or until such director’s successor is elected and qualified.

represents at least twenty-five percent (25%) of Strive’s total voting power, any vacancy occurring on the board of directors by death, resignation, removal or otherwise, or any directorship to be filled by reason of an increase in the amount of directors, may be filled by the affirmative vote of the holders of a majority of the shares then entitled to vote generally in the election of directors, voting together as a single class. From and after the date when the Class A Common Stock held by the stockholders that are party to the Stockholders Agreement no longer represents at least twenty-five percent (25%) of Strive’s total voting power, vacancies on the board of directors resulting from death, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of directors, shall be filled solely by a majority then in office, although less than a quorum, or by the sole remaining director. Subject to the terms of any series of preferred stock entitled to separately elect directors and the provisions of the Strive Articles of Incorporation, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. If there are no directors in office, an election may be held in accordance with the NRS.

Notice of Stockholder’s Meetings
The Semler Scientific Bylaws provide that written or electronic notice stating the place, if any, date and hour of any meeting of the stockholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting to each stockholder entitled to vote at the meeting. When a

The Strive Bylaws provide that written notice stating the physical location, if any, date and hour of any meeting of stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed present and vote, the record date for determining stockholders entitled to notice of, and to vote at, such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder of record entitled to notice of such meeting. Unless otherwise provided in the bylaws, when a meeting is adjourned, no notice need be given if the time, location, if any, and remote communication means, if any, are announced at the meeting at which the adjournment is taken. If the adjournment is for more than sixty (60) days, or a

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meeting is adjourned, no notice need be given if the time and place, if any, thereof and remote communication means, if any, are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days or a new record date is set, notice shall be given.
new record date is set, notice shall be given.

Quorum
The Semler Scientific Bylaws provide that at all meetings of the stockholders, the presence in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business, except as otherwise provided by statute, the Semler Scientific Charter or elsewhere in the Semler Scientific Bylaws. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, by the chairperson of the meeting or the vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

The Strive Bylaws provide that all meetings of the stockholders, the presence in person or by proxy (regardless of whether the proxy has authority to vote on any matter) of the holders of a majority of the voting power of all outstanding capital stock entitled to vote shall constitute a quorum for the transaction of business, except as otherwise provided by the NRS, the articles of incorporation or elsewhere in the bylaws. However, if such quorum shall not be present at any meeting of the stockholders, either the chair of the meeting or the holders of a majority in voting power of the shares present in person or represented by proxy shall have the power to adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Voting
The Semler Scientific Bylaws provide that when a quorum is present at any meeting of Semler Scientific Stockholders, the vote of the holders of a majority of the shares having voting power present in person, by remote communication, if applicable, or represented by proxy duly authorized at such meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) shall decide any questions brought before such meeting. Voting for directors shall be by plurality vote at the annual meeting of the stockholders, except as otherwise provided by statute, the Semler Scientific Charter, or another provision of the Semler Scientific

Each share of Strive Class A Common Stock is entitled to one vote per share, and each share of Strive Class B Common Stock is entitled to ten votes per share. When a quorum is present at any meeting of the stockholders, unless otherwise provided in the Strive Articles of Incorporation or the Strive Bylaws and subject to the NRS, in all matters other than the election of directors, the affirmative vote of a majority in voting power of shares of capital stock present in person or represented by proxy (regardless of whether the proxy has authority to vote on any matter) and entitled to vote thereon shall be the act of the stockholders. Voting for directors shall be by a plurality of the voting power of shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A proxy may

Provision	Semler Scientific	Strive
Bylaws. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
be appointed in writing or by any means of electronic communication permitted by law and shall be valid for six (6) months unless otherwise stated, subject to the NRS. Abstentions shall not count as votes cast for or against any proposal or nominee.

Written Consents
The Semler Scientific Bylaws provide that, unless otherwise restricted by the Semler Scientific Charter or another provision of the Semler Scientific Bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee may be taken without a meeting, if all members of the board of directors or committee, as the case may be, consent in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

The Strive Bylaws provide that any action required or permitted to be taken at a meeting of the board of directors or any committee thereof may be taken without a meeting if all members of the board or committee (other than the director(s) abstaining in writing pursuant to and in accordance with NRS 78.315(2)) consent in writing or by electronic transmission. Such written consents or electronic transmissions shall be filed with the minutes of the board or committee proceedings, either in paper form if the minutes are maintained in paper form or in electronic form if maintained electronically.

Cumulative Voting	Neither the Semler Scientific Charter nor the Semler Scientific Bylaws contain a provision granting cumulative voting rights to stockholders.	The Strive Articles of Incorporation and Strive Bylaws provide that there shall be no cumulative voting in the election of directors.

Conversion Rights	N/A
The Strive Articles of Incorporation provide that each share of Strive Class B Common Stock shall be convertible, at the holder’ option, at any time upon written notice to Strive into one (1) fully paid and nonassessable share of Strive Class A Common Stock. Prior to any voluntary conversion, the stockholder must surrender the certificate(s), if any, representing such shares at Strive’s principal office or the office of any transfer agent, coupled with a written notice of the election to convert and the name(s) in which the certificate(s), if any, for the Strive Class A Common Stock are to be issued, or in which the shares are to be registered if uncertified. Conversion shall be deemed effective immediately prior to the close of business on the date of such surrender and notice, and the person entitled to receive the Strive Class A Common Stock shall be treated as the record holder as of such date. Each share of Strive Class B Common Stock shall

Provision	Semler Scientific	Strive

automatically convert into one (1) fully paid and nonassessable share of Strive Class A Common Stock upon a Transfer, other than the Permitted Transfer, of such share. Additionally, all outstanding shares of Strive Class B Common Stock shall automatically convert into Strive Class A Common Stock upon the date and time or occurrence of an event, specified by the affirmative vote or written consent, if permitted, of the holders of a majority of the total voting power of the Strive Class B Common Stock. If Strive has reason to believe that a Transfer triggering automatic conversion has occurred but such transfer is not yet reflected in Strive’s stock ledger, Strive may request that the stockholder provide affidavits or other evidence sufficient to determine whether such Transfer has occurred. If the requested evidence is not provided within ten (10) days after Strive’s request, the relevant shares shall be automatically converted into shares of Strive Class A Common Stock as provided therein. Additionally, at the election of Vivek Ramaswamy in his sole discretion, all of the issued and outstanding shares of Class B Common Stock shall be converted by the Corporation into fully paid and nonassessable shares of Strive Class A Common Stock. Any converted Strive Class B Common Stock shall be retired and not reissued.

Redemption Rights	N/A
The Strive Articles of Incorporation provide that Strive may redeem, suspend rights of or require the sale of shares of Strive Common Stock or preferred stock if a stockholder acquires additional shares of Strive Common Stock or preferred stock, or is otherwise attributed with ownership of such shares, that would cause such stockholder (together with their Affiliates) to be the beneficial owner of capital stock having more than twenty percent (20%) of the total voting power of the outstanding voting shares of all classes and series of the capital stock. In such case, Strive may (i) redeem a sufficient number of shares to eliminate the excess ownership at a price equal to (a) a mutually agreed amount or (b) if no other agreement is reached, seventy-five percent (75%) of fair market value if the holder is at fault or one hundred percent (100%) if the holder is not at fault, which is determined in good faith by the disinterested board members, (ii) suspend ownership rights the exercise of which causes or could cause such excess or (iii) require the sale of shares necessary to eliminate the excess, which

Provision	Semler Scientific	Strive

the holder must promptly effect. At least fifteen (15) but not more than thirty (30) days, or a shorter period as determined by the board of directors, before the redemption date, written notice shall be sent to each record holder of shares to be redeemed, specifying the number of shares, redemption date, redemption price, payment location and the procedure for surrendering certificates, if any. Upon the surrender, the redemption price shall be paid. The foregoing redemption rights will not apply to Vivek Ramaswamy or any of his affiliates or Permitted Transferees, and Strive shall have no authority to redeem, suspend or require the sale of any shares held by such persons.

Protective Provisions	N/A
The Strive Articles of Incorporation provide that Strive shall not amend, alter, repeal or waive (i) Sections 3, 4 (other than 4(d)) or 9 of Article 4 of the Strive Articles of Incorporation, whether by merger, consolidation or otherwise, or adopt any provision inconsistent therewith, without first obtaining the affirmative vote or written consent, if permitted under the Strive Articles of Incorporation at such time, of the holders of a majority of the then outstanding shares of Strive Class B Common Stock, voting as a separate class or (ii) Section 4(d) of Article 4 of the Strive Articles of Incorporation without first obtaining the written consent of the Vivek Ramaswamy, in each case, in addition to any other vote required by law, the articles of incorporation or the bylaws.

LIQUIDATION; DIVIDENDS

Liquidation preferences	N/A
The Strive Articles of Incorporation provide that, subject to the rights of any holders of preferred stock then outstanding, upon the dissolution, liquidation or winding up of Strive, whether voluntary or involuntary, the holders of Strive Class A Common Stock and Strive Class B Common Stock will be entitled to receive ratably all assets of Strive available for distribution to its stockholders. Any disparate or different treatment of shares of Strive Class A Common Stock and Strive Class B Common Stock with respect to such distributions must be approved in advance by the affirmative vote or written consent, if permitted, of the stockholders of a majority of the outstanding shares of Strive Class A Common Stock and Strive Class B Common Stock, each voting separately as a class (or, if any holders of preferred stock are entitled to vote together with the holders of Strive Common Stock, as a single

Provision	Semler Scientific	Strive

class with such preferred stockholders). Notwithstanding the foregoing, shares of one class may receive different or disproportionate distributions or payments in connection with a merger, consolidation or other transaction if the only difference in the per share distribution is that any securities distributed to the holders of Strive Class B Common Stock carry ten (10) times the voting power of the securities distributed to holders of Strive Class A Common Stock.

Declaration and Payment of Dividends
The Semler Scientific Bylaws provide that, subject to the Semler Scientific Charter and applicable law, dividends may be declared by the board of directors and may be paid in cash, in property, or in shares of capital stock or other securities of Semler Scientific. The board of directors may fix, in advance, a record date for the purpose of determining the stockholders entitled to receive payment of any dividend that is not more than sixty (60) days prior to the payment date of such dividend. In the absence of any action by the board of directors, the record date for determining the stockholders entitled to receive payment of a dividend will be the close of business on the day on which the board of directors adopts the resolution declaring such dividend.

The Strive Bylaws provide that, subject to the NRS and the articles of incorporation, if any, the board of directors may declare and pay dividends and other distributions upon the shares of capital stock of Strive, which dividends may be paid either in cash, in property or in shares of Strive’s capital stock. The Strive Articles of Incorporation provide that the Strive Class A Common Stock and Strive Class B Common Stock shall be treated equally, identically and ratably on a per share basis with respect to any dividends or other distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor; provided, that in the event a dividend is paid in the form of shares of Strive Class A Common Stock or Strive Class B Common Stock (or rights to acquire such shares), holders of Strive Class A Common Stock shall receive shares of Strive Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Strive Class B Common Stock shall receive shares of Strive Class B Common Stock, with holders of shares of Strive Class A Common Stock and Strive Class B Common Stock receiving, on a per share basis, an identical number of shares of Strive Class A Common Stock or Strive Class B Common Stock, as applicable. Notwithstanding the foregoing, the board of directors may pay or make a disparate dividend or other distribution per share of Strive Class A Common Stock or Strive Class B Common Stock if approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time) of the holders of a majority of the outstanding shares of Strive Class A Common Stock and Strive Class B Common Stock, each voting separately as a class (or, if any holders of preferred stock are entitled to vote together with the holders of Strive Common Stock, as a single class with such holders of preferred stock).

Provision	Semler Scientific	Strive
Corporate Opportunity
The Semler Scientific Charter provides that Semler Scientific renounces any interest or expectancy in, or in being offered the opportunity in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of Semler Scientific who is not an employee or consultant of Semler Scientific or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into possession of, such covered person expressly and solely in such person’s capacity as a director of Semler Scientific.

No member of the board of directors who is not an employee of Strive (a “Non-Employee Director”) (including any Non-Employee Director who serves as an officer in both his or her director and officer capacities) or his or her affiliates shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which Strive or any of its affiliates engages or proposes to engage or (ii) otherwise competing with Strive or any of its affiliates, and, to the fullest extent permitted by law, no such person shall be liable to Strive or its stockholders or to any affiliate of Strive for breach of any fiduciary duty solely by reason of the fact that such person engages in any such activities or did not communicate or offer such activities to Strive. However, Strive does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Strive.

Combination with Interested Stockholders
Semler Scientific is subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three (3) years after the date of the transaction in which the person became an “interested stockholder,” unless the transaction is approved by the corporation’s board of directors before that person becomes an “interested stockholder” or another exception is available. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three (3) years, did own) 15% or more of a corporation’s voting stock. Semler Scientific could elect not to be subject to Section 203 of the DGCL in the future by amending the Semler Scientific Charter.

Until the date on which the Strive Common Stock held by the stockholders that are party to the Stockholders Agreement represents less than 25% of the total voting power of Strive, Strive elects not to be governed by Sections 78.411 through 78.444, inclusive, of the NRS. From and after such date, Strive shall immediately and automatically, without further action, become governed by NRS 78.411 through 78.444, inclusive.

Provision	Semler Scientific	Strive
INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY

Indemnification
Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or certain officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) any breach of such person’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, payments of unlawful dividends or

The Strive Articles of Incorporation provide that Strive shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Strive or, while a director, officer or employee of Strive, served at the request of Strive as a director, officer, manager or managing member, employee, agent or trustee of another entity or enterprise, against all liability and loss suffered and expenses reasonably incurred, including attorneys’ fees, judgments, fines, excise taxes and amounts paid in settlement, to the fullest extent permitted by the NRS. Notwithstanding the foregoing, except as otherwise provided in the Strive Articles of Incorporation, in the case of proceedings brought to enforce rights to indemnification, advancement of expenses or compulsory counterclaims brought by the indemnitee, Strive shall not be required to indemnify any person in connection with a proceeding initiated by such person unless the board of directors authorized the initiation of such proceeding.

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unlawful stock repurchases or redemptions, (iv) for any transaction from which the director derived an improper personal benefit, or (v) in the case of an officer, any action by or in the right of the corporation.

The Semler Scientific Charter provides that Semler Scientific shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of Semler Scientific or, while a director or officer of Semler Scientific, is or was serving at the request of the Semler Scientific as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (collectively, “Indemnified Persons”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred. Notwithstanding the foregoing, except in respect of any counterclaims of the Indemnified Person made in response to a proceeding not commenced by such Indemnified Person or as otherwise provided in the Semler Scientific Charter, Semler Scientific shall not be required to indemnify any person in connection with a proceeding initiated by such person unless the board of directors authorized the commencement of such proceeding.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling Semler Scientific pursuant to the foregoing provisions, Semler Scientific has been informed that in the opinion of the SEC such indemnification is against

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public policy as expressed in the Securities Act and is therefore unenforceable.

Advancement of Expenses
Semler Scientific shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under the Semler Scientific Charter or otherwise.

An indemnitee shall also have the right, to the fullest extent not prohibited by applicable law, to be paid by Strive the expenses (including attorneys’ fees) incurred by such person in appearing at, participating in or defending any proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the applicable provisions of the Strive Articles of Incorporation, subject in certain instance to the receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified or entitled to advancement of expenses.

Limitation of Liability
The Semler Scientific Charter provides that, to the fullest extent permitted by law, directors and officers of Semler Scientific shall not be personally liable to Semler Scientific or its stockholders for monetary damages for breach of fiduciary duty as directors or officers. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of Semler Scientific shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law. Any repeal or modification of this provision of the Certificate of Incorporation by the stockholders of Semler Scientific shall not adversely affect any right or protection of a director or officer of Semler Scientific existing at the time of, or increase the liability of any director or officer of Semler Scientific with respect to any acts or omissions occurring prior to such repeal or modification.

The liability of directors and officers is eliminated or limited to the fullest extent permitted by the NRS. If and to the extent Vivek Ramaswamy or any of his affiliates or permitted transferees is deemed to have fiduciary duties to Strive or any of its stockholders, such duties are eliminated or limited to the fullest extent permitted by the NRS or other applicable law.

AMENDMENTS TO CERTIFICATE / ARTICLES OF INCORPORATION OR BYLAWS

Amendment of Certificate / Articles of	The Semler Scientific Charter may be amended pursuant to Section 242 of the DGCL, which provides that a	An amendment to the Strive Articles of Incorporation requires that the board of directors first approve the amendment and submit the

Provision	Semler Scientific	Strive
Incorporation
corporation’s certificate of incorporation may be amended upon a resolution of the board of directors setting forth the amendment proposed and, subject to certain exceptions, (a) the holders of a majority of the outstanding shares of each class entitled to vote and (b) a majority of the outstanding shares of each class entitled to a class vote, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, provided that if the amendment would alter or change the powers, preferences or special rights of one or more series of a class so as to affect them adversely, but shall not so affect the entire class, then only the shares of such series so affected shall be considered a separate class for purposes of the vote.

proposed amendment to the stockholders for approval. Strive Stockholders holding at least a majority of the voting power shares (or such greater proportion of the voting power as may be required in the case of the vote by classes or series) must also approve the amendment. However, once the Strive Common Stock held by the stockholders that are party to the Stockholders Agreement does not represent at least twenty-five percent (25%) of the total voting power, (i) the provisions of Articles 5 through 12 of the Strive Articles of Incorporation may not be amended or repealed and no new provision may be adopted to modify, override or circumvent Articles 5 through 12 of the Strive Articles of Incorporation unless the amendment is approved by the affirmative vote of the stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding voting securities generally entitled to vote in the election of directors, voting together as a single class.

Amendment of Bylaws
The board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the provisions of the Semler Scientific Bylaws without the assent or vote of Semler Scientific Stockholders.

The Semler Scientific Bylaws may also be adopted, amended or repealed by Semler Scientific Stockholders; provided, however, that, in addition to the affirmative vote of the holders of any class or series of Semler Scientific capital stock required by applicable law or by the Semler Scientific Charter, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Semler Scientific entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for Semler Scientific Stockholders to adopt, amend or repeal any provision of the Semler Scientific Bylaws.

Unless a higher percentage is required by the articles of incorporation as to any matter that is the subject of the Strive Bylaws, the Strive Bylaws may be amended by (i) the board of directors or (ii) the affirmative vote of the holders of not less than (x) prior to the date on which the Strive Common Stock held by the stockholders that are party to the Stockholders Agreement represents less than 25% of the total voting power of Strive, a majority of the total voting power of all outstanding securities generally entitled to vote in the election of directors, voting together as a single class and (y) after such date, 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SHARES OF SEMLER SCIENTIFIC COMMON STOCK
The following is a summary of certain U.S. federal income tax consequences of the Merger generally expected to be applicable to holders of shares of Semler Scientific Common Stock with respect to the exchange of their shares of Semler Scientific Common Stock in the Merger for the consideration payable under the Merger Agreement. The discussion below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority, and administrative rulings, each as in effect as of the date hereof. These laws and authorities are subject to change, possibly with retroactive effect or different interpretations. Any change in such laws and authorities (or their interpretation), which may or may not be retroactive, could alter the tax consequences to the holders of shares of Semler Scientific Common Stock as described in the Merger Agreement. Capitalized terms used herein and not otherwise defined in this section shall have the meaning ascribed to them in the Merger Agreement.
The discussion below is limited to holders of shares of Semler Scientific Common Stock that are “U.S. Holders” (as defined below) and who hold their shares of Semler Scientific Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The following discussion is intended only as a summary of certain material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects of the Merger. In particular, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular holders of shares of Semler Scientific Common Stock in light of their particular circumstances, including, without limitation, holders of shares of Semler Scientific Common Stock that are brokers or dealers in securities or foreign currency, that are tax-exempt entities, who are subject to the alternative minimum tax provisions of the Code, who are not U.S. Holders or who are U.S. expatriates, that are mutual funds, that are banks, other financial institutions or insurance companies, that are classified for U.S. federal income tax purposes as partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities, including hybrid entities, who acquired their shares of Semler Scientific Common Stock in connection with stock option or stock purchase plans or in other compensatory transactions, who hold shares of Semler Scientific Common Stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “conversion” transaction or other risk-reduction strategy) comprised of shares of Semler Scientific Common Stock and one or more other positions, who may hold shares of Semler Scientific Common Stock subject to the constructive sale provisions of Section 1259 of the Code, holders required to conform the recognition of taxable income to the reporting on their applicable financial statements pursuant to Section 451(b) of the Code, who own, by vote or value, 5% or more of the shares of Semler Scientific Common Stock before the Merger or Strive Class A Common Stock after the Merger (directly, indirectly or constructively), who are traders in securities that elect to mark securities to market for tax purposes, who hold their shares through individual retirement or other tax-deferred accounts, who have a functional currency other than the U.S. dollar, who are exercising dissenters’ or appraisal rights with respect to shares of Semler Scientific Common Stock, or who hold their shares of Semler Scientific Common Stock as qualified small business stock for purposes of Section 1045 and/or Section 1202 of the Code or as “Section 1244 stock.”
In addition, the following discussion does not address the tax consequences of transactions effected prior to, concurrently with or after the Merger (whether or not such transactions are effected in connection with the Merger). Finally, the following discussion does not address the tax consequences under U.S. federal non-income, estate and gift tax laws or any state, local or non-U.S. tax laws or the Medicare contribution tax on net investment income.
IN LIGHT OF THE FOREGOING, HOLDERS OF SHARES OF SEMLER SCIENTIFIC COMMON STOCK ARE URGED TO CONSULT AND MUST RELY ON THE ADVICE OF THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING APPLICABLE U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
The following discussion is limited to beneficial owners of shares of Semler Scientific Common Stock that are U.S. Holders as, and subject to the limitations, noted above. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Semler Scientific Common Stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person (within the meaning of the Code).

If a partnership or other pass-through entity for U.S. federal income tax purposes holds shares of Semler Scientific Common Stock, the tax treatment of a partner of such partnership or member of such other pass-through entity will generally depend upon the status of the partner or member and the activities of the partnership or other pass-through entity. Partnerships and other pass-through entities holding shares of Semler Scientific Common Stock, and any person who is a partner or member of such entities, should consult their tax advisors regarding the tax consequences of the Merger.
EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
General
In accordance with the Merger Agreement, the parties to the Merger Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Semler Scientific, Strive and Merger Sub will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
In order for the Merger to qualify as a “reorganization” for U.S. federal income tax purposes, a number of requirements must be satisfied. Many of the requirements for such tax treatment are based on factual determinations and in some cases are subject to uncertainty. For example, for the Merger to qualify as a reorganization under Section 368(a) of the Code, the acquiring corporation, Strive, must, either directly or indirectly through certain controlled corporations, either (1) continue a significant line of Semler Scientific’s historic business or (2) use a significant portion of Semler Scientific’s historic business assets in a line of business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d) (such requirement, the “continuity of business enterprise” or “COBE” requirement). Whether the Merger fulfills the COBE requirement will depend on all the relevant facts and circumstances, some of which are subject to significant factual or legal uncertainty. In particular, it is unclear to what extent a corporation, such as Semler Scientific, that primarily holds assets for investment conducts a historic business and holds its assets for use in a historic business. While some guidance exists that investing in securities may constitute a historic business in certain circumstances, the Internal Revenue Service (“IRS”) treats digital assets like cryptocurrency as property, not as a security. Thus, it is generally unclear whether and to what extent these authorities would apply to a corporation holding digital assets. In addition, the Merger would not qualify as a reorganization under Section 368(a) of the Code if Semler Scientific and Strive were treated as “investment companies” immediately prior to the Merger, unless each company satisfied certain diversification requirements with regard to their securities holdings. If either Semler Scientific or Strive were considered an investment company, it is not expected that such diversification requirements would be met. Generally, a corporation (other than certain corporations subject to special treatment under the Code) is treated as an investment company if at least 50% of the value of its total assets consists of stocks and securities and at least 80% of the value of its total assets consists of property held for investment. While no assurance can be provided regarding the investment company status of Semler Scientific or Strive, current IRS guidance does not classify digital assets such as cryptocurrency as securities and Semler Scientific and Strive are not currently expected to be treated as investment companies.
Subject to the foregoing, Semler Scientific and Strive intend to report the Merger as a tax-deferred “reorganization” pursuant to Section 368(a) of the Code. However, neither Semler Scientific nor Strive intends to request any ruling or other guidance from the IRS on the U.S. federal income tax treatment of the Merger and the parties will not obtain opinion of counsel that the Merger will qualify as a tax-deferred “reorganization” pursuant to Section 368(a) of the Code. Because of the many fact-specific requirements to qualify as a tax-deferred “reorganization” (including the COBE requirement), no assurance can be given that the Merger will qualify as a tax-deferred reorganization or that the IRS will not challenge such treatment in light of the specific requirements of Section 368(a) of the Code and the Treasury Regulations thereunder, or that a court would not sustain such challenge. If the IRS were to successfully challenge the “reorganization” status of the Merger, the tax consequences would vary significantly from those set forth immediately below; a summary of such tax consequences is provided further below under “Consequences if the Merger Does Not Qualify as a Reorganization under Section 368(a) of the Code”.

Assuming that the Merger qualifies as a “reorganization” under the provisions of Section 368(a) of the Code, in general, the following U.S. federal income tax consequences are expected to result to U.S. Holders who exchange shares of Semler Scientific Common Stock for shares of Strive Class A Common Stock in the Merger:
•	U.S. Holders will not recognize gain or loss on the exchange of shares of Semler Scientific Common Stock solely for shares of Strive Class A Common Stock in the Merger;
•
U.S. Holders who receive cash in lieu of fractional shares of Strive Class A Common Stock in the Merger generally will be treated as having received such fractional shares in the Merger and then as having received cash in redemption of such fractional shares. Gain or loss will be recognized based on the difference between the amount of cash received in lieu of the fractional share of Strive Class A Common Stock and the portion of the U.S. Holder’s adjusted tax basis in the shares of Semler Scientific Common Stock surrendered which is allocable to the fractional share of Strive Class A Common Stock, and adjusted as described above;

•
The amount, character and timing of any such gain or loss recognized generally will be determined separately with respect to each block of stock owned by such U.S. Holder. For purposes of the foregoing, a block of stock is generally comprised of those shares of a particular class of stock of a company which were acquired at the same time and at the same price;

•
The aggregate tax basis of the shares of Strive Class A Common Stock received by a U.S. Holder in the Merger generally will be the same as the aggregate tax basis of shares of Semler Scientific Common Stock surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of gain recognized by the U.S. Holder in the Merger; and

•
The holding period of Strive Class A Common Stock received by a U.S. Holder in the Merger will include the holding period of the shares of Semler Scientific Common Stock surrendered by the U.S. Holder in the Merger.

U.S. Holders should consult their tax advisors with respect to the allocation of tax basis between their stock consideration and their non-stock consideration, the amount of gain recognized, and the applicability of any tax reporting requirements to their particular circumstances.
Reporting Requirements
If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each significant U.S. Holder receiving shares of Strive Class A Common Stock in the Merger would be required to file a statement with its U.S. federal income tax return containing the information listed in Treasury Regulations Section 1.368-3, including the U.S. Holder’s tax basis in the shares of Semler Scientific Common Stock exchanged therefor and a description of the parties to the reorganization. A significant U.S. Holder includes any U.S. Holder who, immediately before the reorganization, either (i) owned at least 1% (by vote or value) of the outstanding capital stock of Semler Scientific or (ii) owned securities of Semler Scientific that had an adjusted tax basis of $1,000,000 or more.
Consequences if the Merger Does Not Qualify as a Reorganization under Section 368(a) of the Code
A successful IRS challenge to the “reorganization” status of the Merger would result in U.S. Holders being treated as if they sold their shares of Semler Scientific Common Stock in a fully taxable transaction in the Merger. In that case, a U.S. Holder would recognize gain or loss equal to the difference between the amount of cash and the fair market value of Strive Class A Common Stock received by such U.S. Holder in the Merger and the U.S. Holder’s adjusted tax basis of the shares of Semler Scientific Common Stock surrendered in the exchange. Such recognized gain or loss will be long-term capital gain or loss if the shares of Semler Scientific Common Stock have been held for more than one year as of the date of the Merger, and will be short-term capital gain or loss if the shares of Semler Scientific Common Stock have been held for one year or less. The amount and character of gain or loss will be computed separately for each block of shares of Semler Scientific Common Stock that was purchased by the U.S. Holder in the same transaction.
Backup Withholding and Information Reporting
Certain payments due to U.S. Holders under the Merger Agreement may be subject to “backup withholding” at a current rate of 24% for U.S. federal income tax purposes unless certain requirements are satisfied. In order to avoid backup withholding, a U.S. Holder must furnish a correct taxpayer identification number and certify that it is not subject to backup withholding on a properly completed IRS Form W-9 or otherwise establish an exemption as directed in the letter of transmittal to be delivered to the holders of shares of Semler Scientific Common Stock. A U.S. Holder that fails to provide its correct taxpayer identification number or falsely certifies that it is not subject to backup withholding may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS. In addition, information returns may be required to be filed in connection with cash payments to U.S. Holders pursuant to the Merger Agreement.
THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE DO NOT CONSTITUTE TAX ADVICE, ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY, AND ARE BASED UPON CURRENT LAW WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS
The validity of the Strive Class A Common Stock to be issued in the Merger will be passed upon by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.
EXPERTS
Strive was formerly known as Asset Entities Inc. It changed its name to Strive, Inc. shortly after the closing of the Asset Entities Merger. As a result of the Asset Entities Merger, Alpha Merger Sub, Inc. merged with and into Strive Enterprises, Inc. with Strive Enterprises, Inc. surviving such merger as the surviving corporation and as a direct, wholly owned subsidiary of Asset Entities Inc. However, the management teams of those entities determined that Strive Enterprises, Inc. was the “accounting acquirer” in the transaction for purposes of Financial Accounting Standards Boards’ Accounting Standards Codification 805, Business Combinations. Accordingly, the financial statements of Strive Enterprises, Inc. are considered under applicable SEC guidance to be the financial statements of the registrant. Certain historical information of Asset Entities Inc. is also incorporated by reference in this prospectus supplement as noted below.
The financial statements of Semler Scientific, Inc. as of December 31, 2024 and 2023 and for each of the years then ended included in this registration statement/proxy statement/prospectus have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Strive Enterprises, Inc. included in this information statement/proxy statement/prospectus as of and for the years ended December 31, 2024 and 2023 have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING OF INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS
Householding for Strive and Semler Scientific
SEC rules permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for information statement/prospectus materials (which are being furnished to Strive Stockholders and Semler Scientific Stockholders solely for informational purposes in connection with the approval of the Merger by written consent) by delivering a single set of information statement/prospectus materials to an address shared by two or more Strive Stockholders or Semler Scientific Stockholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each stockholder continues to receive a separate information statement/prospectus.
If you participate in householding and wish to receive a separate copy of the information statement/proxy statement/prospectus materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of the information statement/proxy statement/prospectus materials in the future, please contact your broker, Strive Investor Relations, Strive, Inc., 200 Crescent Court, Suite 1400, Dallas, TX 75201, (855) 427-7360 or Semler Scientific at 51 E. Campbell Avenue, Suite 107-D, Campbell, CA 95008, (877) 774-4211.
Certain brokerage firms may have instituted householding for beneficial owners of Strive and Semler Scientific Common Stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Strive or Semler Scientific Common Stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this information statement/proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this information statement/proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
STOCKHOLDER PROPOSALS
Strive Stockholder Proposals
Strive has not held, and does not intend to hold, an annual meeting of stockholders in 2025. Strive intends to hold an annual meeting of stockholders by December 31, 2026 (the “2026 Annual Meeting”), and Strive Stockholders will be notified of the date of the 2026 Annual Meeting. In accordance with Rule 14a-8 of the Exchange Act, the deadline for submitting shareholder proposals for inclusion in Strive’s proxy materials for the 2026 Annual Meeting will be a reasonable time before Strive begins to print and send its proxy materials for the 2026 Annual Meeting.
If a Strive Stockholder wishes to have a proposal included in Strive proxy statement for the 2026 Annual Meeting outside the processes of Rule 14a-8 under the Exchange Act, a proposal submitted by a Strive Stockholder and intended to be presented at the 2026 Annual Meeting must generally be submitted in writing to the Secretary of Strive 200 Crescent Ct, Suite 1400 Dallas, TX 75201, and received no earlier than 120 days prior to the date of the 2026 Annual Meeting and no later than the later of 90 days prior to the date of the 2026 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting was first made by Strive. A proposal by a Strive Stockholder will need to comply with other requirements of the Amended & Restated Bylaws regarding the inclusion of proposals by a Strive Stockholder in company-sponsored proxy materials in order to be considered for inclusion under the Amended & Restated Bylaws. Although the Strive Board will consider proposals by Strive Stockholders, Strive reserves the right to omit from its proxy statement, or to vote against, proposals by Strive Stockholders that it is required to include under the Amended & Restated Bylaws. If the Strive Stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, Strive may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal.
To comply with the universal proxy rules, a person who intends to solicit proxies in support of director nominees other than Strive’s nominees must postmark or transmit electronically a notice to Strive in writing, setting forth the information required by Rule 14a-19(b) under the Exchange Act no later than 60 calendar days prior to the date of Strive’s 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by Strive in a press release or filing with the SEC, unless the information required by Rule 14a-19(b) under the Exchange Act has been provided in a preliminary or definitive proxy statement previously filed by such person. Unless otherwise required by law, if any person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and

Rule 14a-19(a)(3) under the Exchange Act, then Strive will disregard any proxies or votes solicited for such person’s nominees. Upon request by Strive, if any person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such person shall deliver to Strive, no later than five business days prior to the 2026 Annual Meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.
Unless Strive makes a public announcement of a different address to which stockholder proposals or the notice required by Rule 14a-19(b) of the Exchange Act shall be submitted, any stockholder proposals or notices pursuant to Rule 14a-19(b) must be mailed to Secretary, 200 Crescent Ct, Suite 1400 Dallas, TX 75201.
Semler Scientific Stockholder Approvals
If the Merger Agreement is adopted and the Merger is completed, Semler Scientific will become a wholly owned subsidiary of Strive and, consequently, there will be no annual meeting of Semler Scientific Stockholders in 2026 or thereafter. If the Merger Agreement is not adopted or the Merger is not completed for any reason, Semler Scientific will hold an annual meeting of stockholders in 2026.
To be considered for inclusion in Semler Scientific’s proxy materials for the 2026 annual meeting of stockholders, stockholder proposals must be submitted in writing by March 26, 2026. Semler Scientific Stockholders who wish to submit a proposal (including a director nomination) for the 2026 annual meeting of stockholders that is not to be included in the proxy materials for such meeting must do so between May 8, 2026 and June 7, 2026. In addition to the requirements set forth above, to comply with the universal proxy rules, Semler Scientific Stockholders who intend to solicit proxies in support of director nominees other than Semler Scientific’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 7, 2026. Stockholder proposals should be addressed to Semler Scientific’s corporate secretary, 51 E. Campbell Avenue, Suite 107-D, Campbell, California 95008.
Semler Scientific Stockholders are advised to review the Semler Scientific Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The Semler Scientific Bylaws are on file with the SEC and are available through its website at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION
Strive has supplied all information contained in this information statement/proxy statement/prospectus relating to Strive, and Semler Scientific has supplied all information contained in this information statement/proxy statement/prospectus relating to Semler Scientific.
To receive timely delivery of the documents in advance of the Special Meeting, you should make your request no later than January 6, 2026 which is five business days before the Special Meeting.
In addition, you may obtain copies of documents filed by Semler Scientific with the SEC on Semler Scientific’s website at ir.semlerscientific.com. Semler Scientific's website is not part of this information statement/proxy statement/prospectus and information contained on, or that can be accessed through, its website is not a part of this information statement/proxy statement/prospectus. Semler Scientific’s website address is included herein solely as an inactive textual reference.
THIS INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. THE PARTIES HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS.
THIS INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS IS DATED [__]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Historical Financial Statements
HISTORICAL FINANCIAL STATEMENTS OF SEMLER SCIENTIFIC

Page
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Statement of Operations for the Three Months Ended September 30, 2025 and 2024 and Nine Months Ended September 30, 2025 and 2024 (unaudited)	F-3
Condensed Consolidated Balance Sheets as of September 30, 2025 (unaudited) and December 31, 2024	F-4
Condensed Consolidated Statements of Stockholder’s Equity for the Three Months Ended September 30, 2025 and 2024 and Nine Months Ended September 30, 2025 and 2024 (unaudited)	F-5
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2025 and 2024	F-7
Notes to Condensed Consolidated Financial Statements	F-8

Audited Financial Statements
Report of Independent Registered Public Accounting Firm (BDO USA, P.C.; New York, NY; PCAOB ID# 243)	F-29
Balance Sheets as for December 31, 2024 and 2023	F-31
Statements of Income for the Years Ended December 31, 2024 and 2023	F-32
Statements of Stockholders’ Equity for the Years Ended December 31, 2024 and 2023	F-33
Statements of Cash Flow for the Years Ended December 31, 2024 and 2023	F-34
Notes to Financial Statements	F-35

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF STRIVE

Page
Unaudited Consolidated Financial Statements
Consolidated Statements of Financial Condition as of September 30, 2025 (Successor) (unaudited) and December 31, 2024 (Predecessor) (audited)	F-55
Consolidated Statements of Operations for the Period from September 12, 2025 to September 30, 2025 (Successor) (unaudited), the Period from July 1, 2025 to September 11, 2025 (Predecessor) (unaudited), and the Three Months Ended September 30, 2024 (Predecessor) (unaudited)
F-56
Consolidated Statements of Operations for the Period from September 12, 2025 to September 30, 2025 (Successor) (unaudited), the Period from January 1, 2025 to September 11, 2025 (Predecessor) (unaudited), and the Nine Months Ended September 30, 2024 (Predecessor) (unaudited)
F-57
Consolidated Statements of Changes in Stockholders’ Equity for the Period from September 12, 2025 to September 30, 2025 (Successor) (unaudited), the Period from July 1, 2025 to September 11, 2025 (Predecessor) (unaudited), and the Three Months Ended September 30, 2024 (Predecessor) (unaudited) and Consolidated Statements of Changes in Stockholders’ Equity for the Period from January 1, 2025 to September 11, 2025 (Predecessor) (unaudited) and for the Nine Months Ended September 30, 2024 (Predecessor) (unaudited)
F-58
Consolidated Statements of Cash Flows for the Period from September 12, 2025 to September 30, 2025 (Successor) (unaudited), the Period from January 1, 2025 to September 11, 2025 (Predecessor) (unaudited), and the Nine Months Ended September 30, 2024 (Predecessor) (unaudited)
F-59
Notes to Consolidated Financial Statements (unaudited)	F-61

Semler Scientific, Inc.
Condensed Consolidated Statements of Operations
Unaudited
(In thousands of U.S. Dollars, except share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Revenues	$7,491	$13,512	$24,543	$43,881
Operating expenses:
Cost of revenues	636	1,156	2,312	3,657
Engineering and product development	1,111	1,186	3,663	3,764
Sales and marketing	3,121	2,976	9,316	10,107
General and administrative	8,013	3,129	18,048	8,962
DOJ settlement	—	—	29,750	—
Total operating expenses	12,881	8,447	63,089	26,490
(Loss) income from operations	(5,390)	5,065	(38,546)	17,391
Interest (expense) income, net	(1,575)	168	(3,526)	1,699
Impairment of investments	—	—	(1,135)	128
Change in fair value of intangible digital assets	28,490	1,137	70,422	(3,918)
Change in fair value of Bitcoin collateral	1,471	—	1,471	—
Gain on redemption of notes receivable	803	—	803	—
Other income	4	5	7	8
Other income (expense), net	29,193	1,310	68,042	(2,083)
Pre-tax income	23,803	6,375	29,496	15,308
Income tax provision	6,901	766	10,364	3,615
Net income	$16,902	$5,609	$19,132	$11,693
Net income per share, basic	$1.14	$0.80	$1.58	$1.68
Weighted average number of shares used in computing basic net income per share	14,848,408	7,045,108	12,073,628	6,961,095
Net income per share, diluted	$1.07	$0.72	$1.55	$1.50
Weighted average number of shares used in computing diluted net income per share	16,545,198	7,771,088	13,706,067	7,783,350

See accompanying notes to unaudited condensed consolidated financial statements.

Semler Scientific, Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. Dollars, except share and per share data)

	September 30, 2025	December 31, 2024
	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$10,176	$8,819
Restricted cash	135	133
Short-term notes receivable	—	6,100
Short-term deposits	270	—
Trade accounts receivable, net of allowance for credit losses of $90 and $199 respectively	2,558	4,378
Receivable for Bitcoin collateral	35,928	—
Inventory	485	358
Prepaid expenses and other current assets	3,954	2,900
Total current assets	53,506	22,688
Assets for lease, net	1,339	1,423
Property and equipment, net	325	487
Long-term investments	512	512
Long-term notes receivable	1,150	—
Intangible digital assets	539,844	214,633
Other non-current assets	1	85
Total assets	$596,677	$239,828

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$200	$140
Accrued expenses	6,365	5,173
Deferred revenue	411	774
Short-term debt	20,000	—
Other short-term liabilities	240	226
Total current liabilities	27,216	6,313

Long-term liabilities:
Deferred tax liability	13,294	2,765
Long-term notes payable, net	96,418	—
Total long-term liabilities	109,712	2,765
Commitments and contingencies (Note 18)
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,356,617 and 9,770,908 shares issued, and 15,142,195 and 9,556,486 shares outstanding (treasury shares of 214,422 and 214,422), respectively	15	9
Additional paid-in capital	339,900	130,039
Retained earnings	119,834	100,702
Total stockholders’ equity	459,749	230,750
Total liabilities and stockholders’ equity	$596,677	$239,828

See accompanying notes to unaudited condensed consolidated financial statements.

Semler Scientific, Inc.
Condensed Consolidated Statements of Stockholders’ Equity
Unaudited
(In thousands of U.S. Dollars, except share and per share data)

	For the Three Months Ended September 30, 2024
	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares Issued	Common Stock Amount	Shares
Balance at June 30, 2024	7,202,146	$7	(214,422)	$12,504	65,887	$78,398
Stock option exercises	79,097	—	—	26	—	26
Issuance of common stock	86,734	—	—	2,536	—	2,536
Stock issuance expenses	—	—	—	(588)	—	(588)
Taxes paid related to net share settlement of equity awards	(33,377)	—	—	(830)	—	(830)
Stock-based Compensation	—	—	—	204	—	204
Net income	—	—	—	—	5,609	5,609
Balance at September 30, 2024	7,334,600	$7	(214,422)	$13,852	$71,496	$85,355

	For the Nine Months Ended September 30, 2024
	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares Issued	Common Stock Amount	Shares
Balance at December 31, 2023	7,099,441	$7	(214,422)	$11,985	$59,803	$71,795
Directors stock grants	6,546	—	—	150	—	150
Issuance of common stock	86,734	—	—	2,536	—	2,536
Stock issuance expenses	—	—	—	(588)	—	(588)
Taxes paid related to net share settlement of equity awards	(34,406)	—	—	(874)	—	(874)
Stock option exercises	176,285	—	—	295	—	295
Stock-based compensation	—	—	—	348	—	348
Net income	—	—	—	—	11,693	11,693
Balance at September 30, 2024	7,334,600	$7	(214,422)	$13,852	$71,496	$85,355

	For the Three Months Ended September 30, 2025
	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares Issued	Common Stock Amount	Shares
Balance at June 30, 2025	13,902,827	$14	(214,422)	$280,463	$102,932	$383,409
Stock option exercises	63,203	—	—	178	—	178
Issuance of common stock	1,390,587	1	—	58,042	—	58,043
Stock issuance expenses	—	—	—	(799)	—	(799)
Stock-based compensation	—	—	—	2,016	—	2,016
Net income	—	—	—	—	16,902	16,902
Balance at September 30, 2025	15,356,617	$15	(214,422)	$339,900	$119,834	$459,749

See accompanying notes to unaudited condensed consolidated financial statements.

	For the Nine Months Ended September 30, 2025
	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares Issued	Common Stock Amount	Shares
Balance at December 31, 2024	9,770,908	$9	(214,422)	$130,039	$100,702	$230,750
Stock option exercises	138,387	1	—	737	—	738
Issuance of common stock	5,447,322	5	—	214,959	—	214,964
Stock issuance expenses	—	—	—	(3,488)	—	(3,488)
Capital call premium	—	—	—	(7,740)	—	(7,740)
Stock-based compensation	—	—	—	5,393	—	5,393
Net income	—	—	—	—	19,132	19,132
Balance at September 30, 2025	15,356,617	$15	(214,422)	$339,900	$119,834	$459,749

See accompanying notes to unaudited condensed consolidated financial statements.

Semler Scientific, Inc.
Condensed Consolidated Statements of Cash Flows
Unaudited
(In thousands of U.S. Dollars)

	For the nine months ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,132	$11,693
Reconciliation of Net Income to Net Cash (Used in) Provided by Operating Activities:
Depreciation	317	480
Amortization of debt issuance costs	434	—
Deferred tax expense (benefit)	10,529	(353)
Loss on disposal of assets for lease	193	323
Allowance for credit losses	(109)	(21)
Change in fair value of notes held for investment	—	(128)
Change in fair value of intangible digital assets	(70,422)	3,918
Change in fair value of receivable for Bitcoin collateral	(1,471)	—
Gain on redemption of notes receivable	(803)	—
Stock-based compensation	5,393	498
Impairment of investments	1,135	—
Changes in Operating Assets and Liabilities:
Trade accounts receivable	1,929	(512)
Inventory	(127)	65
Prepaid expenses and other current assets	(1,324)	388
Other non-current assets	84	64
Accounts payable	60	143
Accrued expenses	1,141	756
Other current and non-current liabilities	(70)	(16)
Deferred revenue	(363)	(315)
Net Cash (Used in) Provided by Operating Activities	(34,342)	16,983

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(11)	(48)
Purchase of notes held for investment	(1,150)	(500)
Purchase of digital assets	(289,246)	(68,400)
Proceeds from maturities of notes receivable	5,903	—
Purchase of assets for lease	(253)	(35)
Net Cash Used in Investing Activities	(284,757)	(68,983)

CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net settlement of equity awards	—	(874)
Proceeds from issuance of long-term debt	100,000	—
Debt issuance costs	(4,016)	—
Proceeds from short-term debt	20,000	—
Capital call premium	(7,740)	—
Proceeds from issuance of common stock	214,964	2,536
Stock issuance expenses	(3,488)	(588)
Proceeds from exercise of stock options	738	295
Net Cash Provided by Financing Activities	320,458	1,369
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,359	(50,631)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	8,952	57,332
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$10,311	$6,701

See accompanying notes to unaudited condensed consolidated financial statements.

Semler Scientific, Inc.
Notes to Condensed Consolidated Financial Statements
Unaudited
(In thousands of U.S. Dollars, except share and per share data and Bitcoin)
1. Basis of Presentation
Semler Scientific, Inc., a Delaware corporation (“Semler” or “the Company”), prepared the unaudited condensed consolidated interim financial statements included in this report in accordance with United States generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. As such, the information included in this quarterly report on Form 10-Q should be read in conjunction with the audited financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 28, 2025 (the “Annual Report”). In the opinion of management, these condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the periods presented. The results of operations for the interim periods shown in this report are not necessarily indicative of the results that may be expected for any future period, including the full year.
Principles of Consolidation
The Company’s condensed consolidated financial statements include the accounts of Semler Scientific, Inc., and its wholly-owned subsidiary, CardioVanta, Inc. All intercompany balances and transactions have been eliminated in consolidation.
Intangible digital assets
The Company accounts for its digital assets, which are comprised solely of Bitcoin, as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other. The Company has ownership of and control over its Bitcoin and uses third-party custodial services at multiple locations that are geographically dispersed to store its Bitcoin. The Company’s digital assets are initially recorded at cost and subsequently remeasured to fair value at the end of each reporting period, with changes recognized in other income (expense), net.
The Company purchases Bitcoin for long term investment. It intends to hold its digital assets for long term gains and treats them as long-term capital assets for tax purposes. Unrealized gains/losses are treated as capital gains/losses for tax purposes. A valuation allowance is recorded for unrealized capital losses. See Note 11 for additional information regarding the Company’s purchases and sales of digital assets.
Receivable for Bitcoin collateral
The receivable for Bitcoin collateral represents the Bitcoin held as collateral by lenders who have rights to sell, pledge and re-hypothecate such Bitcoin at their sole discretion and for which the lenders have an obligation to return to the Company at the maturity of the loan. The receivable is recorded at fair value and changes in fair value are recorded as “Change in fair value of Bitcoin collateral”. The receivable for Bitcoin collateral is classified as current asset. The value and activity involving this asset is discussed in detail alongside the Coinbase loan in Note 16 to the unaudited condensed consolidated financial statements. Realized gains on transfer of Bitcoins for posting as collateral was $4,500 on transfer date.
In accordance with ASC 350-60, the Company discloses realized gains and losses from the sale of Bitcoin and such gains and losses are measured as the difference between the cash proceeds and the cost basis of bitcoin as determined on a First-In-First-Out per specific wallet basis.
At commencement and throughout the term of the arrangement, the Company considers and accounts for the credit risk associated with the receivable for Bitcoin collateral in accordance with the principles outlined in ASC 326, Financial Instruments - Credit Losses. The receivable for Bitcoin collateral is presented net of any allowance for credit losses.
In estimating the allowance for credit losses, the Company applies the current expected credit loss model, which requires the measurement of lifetime expected credit losses on financial assets measured at amortized cost. As the

Company has no historical experience with similar assets, the allowance is determined using a combination of industry data, peer analysis, and forward-looking information about economic conditions and the creditworthiness of the counterparty. The Company incorporates relevant qualitative factors, such as the nature of the receivable, the characteristics of the counterparty, and any observable market indicators, to assess the expected collectability of the receivable for Bitcoin collateral. The estimation process also includes reasonable and supportable forecasts to account for future economic conditions and any anticipated impact on the receivable. For the three and nine-month periods ended September 30, 2025, no amount of allowances for credit losses was deemed necessary. As of September 30, 2025, the receivable for Bitcoin collateral balance was $35,928.
Earnings per share (“EPS”)
Basic EPS attributable to common stockholders
The Company computes basic EPS (“Basic EPS”) by dividing net income (loss) by the weighted average number of common shares outstanding during the period. The Company computes the weighted average number of common shares outstanding during the reporting period using the total of common stock outstanding as of the last day of the previous year end reporting period plus the weighted average of any additional shares issued and outstanding less the weighted average of any common shares repurchased during the reporting period.
Diluted EPS attributable to common stockholders
Diluted EPS (“Diluted EPS”) includes the potential dilution of common equivalent shares outstanding that could occur from stock-based awards and other stock-based commitments using the treasury stock method. The Company computes Diluted EPS by dividing net income (loss) by the sum of the weighted average numbers of common shares and common share equivalents outstanding during the period. The Company computes the weighted average numbers of common shares and common share equivalents outstanding during the period using the sum of (i) the number of shares of common stock used in the Basic EPS calculation as indicated above; and (ii) if dilutive, the incremental weighted average number of shares of common stock that it would issue upon the assumed exercise of outstanding common share equivalents, primarily stock options using the treasury stock method.
Under the treasury stock method, the assumed proceeds calculation includes the actual proceeds to be received from the employee upon exercise of outstanding equity awards and the average unrecognized compensation cost during the period. The treasury stock method assumes that a company uses the proceeds from the exercise of an equity award to repurchase common stock at the average market price for the reporting period.
In periods of net income, shares of the Company’s common stock subject to the potential conversion of the 4.25% Convertible Senior Notes due 2030 (the “2030 Senior Notes”) outstanding during the period are also included in its weighted average number of shares outstanding used to calculate Diluted EPS using the if-converted method under GAAP, as share settlement is presumed. When convertible notes are dilutive, interest expense, net of tax, is added back to net income attributable to common stockholders to calculate Diluted EPS. Capped Calls (defined in Note 17) are excluded from the calculation of Diluted EPS, as they would be antidilutive. However, upon conversion of the 2030 Senior Notes, unless the market price of the Company’s common stock exceeds the cap price, an exercise of the Capped Calls would generally offset any dilution from the 2030 Senior Notes from the conversion price up to the cap price. As of September 30, 2025, the market price of a share of the Company’s common stock did not exceed the $107.01 cap price. See Note 17 for further information regarding the 2030 Senior Notes and Capped Calls.
In periods of net loss, common share equivalents are excluded from the calculation of Diluted EPS as their inclusion would have an antidilutive effect. Accordingly, for periods in which the Company reports a net loss, Diluted EPS is the same as Basic EPS because dilutive common share equivalents are not assumed to have been issued if their effect is antidilutive.
Debt issuance costs
The Company defers costs it incurs to issue debt, which are presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, and amortizes these costs using the effective interest rate method to calculate interest expense over the term of the debt.
Recently issued accounting pronouncements not yet adopted
In November 2024, the Financial Accounting Standard Board (“FASB”) issued new accounting guidance that clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. This guidance is effective for annual reporting periods beginning after

December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Accounting Standards Update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The Company is currently evaluating the impact of this guidance on its disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures. This standard requires entities to disaggregate operating expenses into specific categories such as employee compensation, depreciation, and intangible asset amortization, by relevant expense caption on the condensed consolidated statement of operations. The standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2026, which means that it will be effective for the Company’s annual and interim reporting for the fiscal year ending December 31, 2027. Early adoption is permitted on either a prospective or retrospective basis. The Company is currently evaluating the impact of adopting ASU 2024-03 on its condensed consolidated financial statements and related disclosures.
In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which allows entities to elect a practical expedient that assumes that the current conditions as of the balance sheet date do not change for the remaining life of the asset. ASU No. 2025-05 is effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. The guidance is to be applied on a prospective basis; this ASU allows for early adoption. The adoption of this ASU is not expected to have a material impact on the Company’s condensed consolidated financial statements.
Recently adopted accounting pronouncement
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced disclosures surrounding income taxes, particularly related to rate reconciliation and income taxes paid information. In particular, on an annual basis, companies will be required to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Companies will also be required to disclose, on an annual basis, the amount of income taxes paid, disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions above a quantitative threshold. The standard is effective for the Company for annual periods beginning after December 15, 2024 on a prospective basis, with retrospective application permitted for all prior periods presented. The Company adopted this standard effective January 1, 2025 on a prospective basis and will include the required disclosures in its consolidated financial statements for the year ending December 31, 2025.
2. Variable-Fee Revenue
The Company recognizes variable-fee licenses (i.e., fee per test) and sales of hardware equipment and accessories in accordance with ASC 606, Revenue from Contracts with Customers. Total fees from variable-fee licenses represented approximately $1,130 and $6,168 for the three months ended September 30, 2025 and 2024, respectively. Total fees from variable-fee licenses represented approximately $5,393 and $21,157 for the nine months ended September 30, 2025 and 2024, respectively. Total sales of hardware equipment and accessories represented approximately $97 and $564 of revenues for the three months ended September 30, 2025 and 2024 respectively. Total sales of hardware equipment and accessories represented approximately $573 and $2,091 of revenues for the nine months ended September 30, 2025 and 2024, respectively. The remainder of the Company’s revenue is generated from leasing the Company's testing product for a fixed fee, which is not subject to ASC 606. See Note 15 to the unaudited condensed consolidated financial statements for more information. No material revenue was generated by the Company’s subsidiary during the three and nine months ended September 30, 2025.
Upon shipment under variable-fee license contracts, assets for lease are sold to the customers, and the asset is recognized as cost of revenue.
3. Accounts Receivable and Allowance for Credit Losses
Accounts receivable are recorded at the invoiced amount, net of allowance for credit losses. The allowance for credit losses is based on management’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of this allowance for credit losses by considering historical experience, the age of the accounts receivable balances, the credit quality of the customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect customers’ ability to pay to determine whether a specific reserve is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for credit losses when identified. Accounts receivable, net of $2,558 and $4,378 as of September 30, 2025 and December 31, 2024, respectively, include $378 and $2,067, respectively, related to revenue recognized under ASC 606.
As of September 30, 2025, the allowance for credit losses was $90. During the three-month period ended September 30, 2025, the Company recovered $8 to the reserve for the credit losses. During the nine-month period ended September 30, 2025, the Company established an additional reserve of $77 and recovered $186 to the allowance. The allowance for credit losses as of December 31, 2024, was $199.
4. Advertising Costs
The Company expenses advertising costs as incurred. Advertising expense incurred during the three months ended September 30, 2025 and 2024 were $38 and $31, respectively. Advertising expense incurred during the nine months ended September 30, 2025 and 2024 were $77 and $181, respectively. These costs are included in sales and marketing expenses in the condensed consolidated statements of operations.
5. Inventory
Inventory, which is made up of finished goods, is recorded at the lower of cost or net realizable value. Cost is determined on the first-in, first-out method. The Company periodically analyzes its inventory levels to identify inventory that has a cost basis in excess of its estimated realizable value and writes down such inventory as appropriate. The inventory balance was $485 and $358 as of September 30, 2025 and December 31, 2024, respectively.
6. Assets for Lease, Net
The Company provides financing of certain equipment through operating leases (see Note 15 to the unaudited condensed consolidated financial statements). Assets for lease consist of the following:

	September 30, 2025	December 31, 2024
Assets for lease	$1,626	$2,522
Less: accumulated depreciation	(287)	(1,099)
Assets for lease, net	$1,339	$1,423

Depreciation expense amounted to $34 and $71 for the three months ended September 30, 2025 and 2024, respectively. Depreciation expense amounted to $147 and $261 for the nine months ended September 30, 2025 and 2024, respectively. Reduction to accumulated depreciation for returned and retired items was $25 and $80 for the three months ended September 30, 2025 and 2024, respectively. Reduction to accumulated depreciation for returned and retired items was $159 and $184 for the nine months ended September 30, 2025 and 2024, respectively. Additionally, during the nine-month period ended September 30, 2025, the Company removed leased assets for $827 and depreciation for $800 for assets that are no longer in use, resulting in a net assets write-off of $27, which is included in cost of revenues in the unaudited condensed consolidated statements of operations. The Company recognized a loss on disposal of assets for lease in the amount of $33 and $4 for the three months ended September 30, 2025 and 2024, respectively. The Company recognized a total loss on disposal of assets for lease in the amount of $193 and $323 for the nine months ended September 30, 2025 and 2024, respectively. These losses primarily result from customer returns and scrap.
7. Property and Equipment, Net
Property and equipment, net consists of the following:

	September 30, 2025	December 31, 2024
Property and equipment, gross	$1,418	$1,467
Less: accumulated depreciation	(1,093)	(980)
Property and equipment, net	$325	$487

Depreciation expense amounted to $54 and $72 for the three months ended September 30, 2025 and 2024, respectively. Depreciation expense amounted to $170 and $219 for the nine months ended September 30, 2025 and 2024, respectively.
8. Long-Term Investments
Long term investments consist of the following for the periods presented:

	September 30, 2025	December 31, 2024
Investments in SYNAPS Dx	$512	$512
Total long-term investments	$512	$512

In September 2020, the Company acquired a promissory note from NeuroDiagnostics Inc., which is doing business as SYNAPS Dx, in the principal amount of $500, $100 of which was retained for expense reimbursement. Subsequently, in December 2020, the Company agreed to convert the promissory note, together with all accrued interest thereon, into shares of preferred stock of SYNAPS Dx as repayment in full of the promissory note. The value of the note exchanged for the shares of preferred stock of SYNAPS Dx held by the Company as of September 30, 2025 and December 31, 2024 was approximately $512.
The investments in SYNAPS Dx were recorded in accordance with ASC 321, Investments - Equity Securities (“ASC 321”), which provides that investments in equity securities in privately-held companies without readily determinable fair values are generally recorded at cost, plus or minus subsequent observable price changes in orderly transactions for identical or similar investments, less impairments. The Company elected the practical expedient permitted by ASC 321 and recorded the above investments on a cost basis. As a part of the assessment for impairment indicators, the Company considers significant deterioration in the earnings performance and overall business prospects of the investee as well as significant adverse changes in the external environment these investments operate. If qualitative assessment indicates the investments are impaired, the fair value of these equity securities would be estimated, which would involve a significant degree of judgement and subjectivity.
The Company qualitatively assessed the investment for impairment in accordance with ASC 321. As of September 30, 2025 and December 31, 2024, the Company determined that there was no impairment for the investment in SYNAPS Dx.
9. Fair Value Measurements
The following table presents fair value hierarchy of the Company’s financial assets measured at fair value on a recurring basis:

Fair Value Hierarchy
Level 1
As of September 30, 2025
Receivable for Bitcoin collateral	35,928
Bitcoin investments	539,844
(Included in intangible digital assets)
Total Assets	$575,772

Level 1
As of December 31, 2024
U.S. Government money market fund accounts	$3,638
(Included in cash and cash equivalents)
Bitcoin Investments	214,633
(Included in intangible digital assets)
Total Assets	$218,271

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy under FASB ASC 820, Fair Value Measurement, are described as follows:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 - Inputs other than quoted prices included in Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and
Level 3 - Unobservable inputs that are supported by little or no market activity, which requires the Company to develop its own models.
The financial instruments of the Company consist primarily of cash, U.S. government money market fund accounts, trade receivables, trade payables, Bitcoin, receivable for Bitcoin collateral and debt securities. Because carrying values of cash, trade receivables, and payables are equal to or approximate their fair value, the Company excluded them from the leveling requirements. U.S. government money market fund accounts are classified as Level 1 due to their short-term nature, their market interest rates and also based on the fact that they are publicly traded. Bitcoin purchased for investment, which are included in intangible digital assets are classified as Level 1 as the unadjusted quoted prices in active markets are used for the fair valuation. Receivable for Bitcoin collateral is also classified as Level 1 as the unadjusted quoted prices in active markets are used for the fair valuation.
10. Notes Receivable
Notes receivable consists of the following for the periods presented:

	September 30, 2025	December 31, 2024
Senior secured promissory notes	$—	$1,000
Promissory note	1,150	—
Secured convertible promissory notes	—	5,100
Total notes receivable	$1,150	$6,100

In June 2022, the Company loaned Mellitus Health, Inc. (“Mellitus”) an aggregate of $1,000 through the purchase of two senior secured promissory notes that bear interest at a rate of 5% per annum, which mature on the third anniversary of issuance unless accelerated due to an event of default as provided in the notes. Repayment of the Mellitus notes is secured by a first priority interest in all of Mellitus’ assets. In the second quarter ended June 30, 2025, the Company recorded an impairment charge on the entire note principal balance of $1,000 and accrued interest of $135 as the Company believed it was unlikely to be recovered.
On August 27, 2025, the Company’s wholly-owned subsidiary CardioVanta, Inc., entered into a promissory note agreement with a third-party licensor (“Licensor”) providing the Licensor with up to $4,600 in available funding, of which $1,150 in principal was drawn. Subsequently, the Company elected not to lend remaining principal amount of $3,450 and notified the Licensor accordingly. The loan evidenced by the promissory note accrues interest at 12% per annum, and the total outstanding balance is due and payable on the first to occur of: i) the occurrence of even of default (as defined in the promissory note), ii) a change of control (as defined in the promissory note), iii) May 15, 2027 (or, if the maturity date (as defined in the promissory note) has been extended in accordance with the terms of the promissory note August 15, 2027), unless repaid earlier.
In December 2022, the Company entered into a senior convertible promissory note (also referred as debt security) arrangement with Monarch Medical Technologies, LLC (“Monarch”) providing Monarch with up to $5,000 in available funding, of which $5,000, in principal was drawn. The Monarch debt security accrued interest at 10% per annum, payable monthly, and the principal balance was originally due December 6, 2024, with such due date extended to January 17, 2025. On January 15, 2025, Monarch repaid $3,500, along with the transaction fees and accrued interest. At the same time, the Company entered into an Amended and Restated Secured Convertible Promissory Note (“New Note”) and related subordination agreement for the outstanding principal balance of $1,500. The New Note carries an interest rate of 15% payable monthly. Unless earlier repaid or converted, the New Note will mature and the outstanding principal amount, together with accrued and unpaid interest thereon and transaction expenses, will be due and payable on the first to occur of (i) the occurrence of an Event of Default (as defined in the

New Note), (ii) a Change of Control (as defined in the New Note) unless converted as set forth in the New Note or (iii) February 15, 2028. In September 2025, the Company converted the New Note into 76,986 class B units of Monarch. In September 2025, the Company received $2,303 as a consideration for the sale of 76,986 class B units of Monarch, resulting in capital gains of $803.
11. Intangible Digital Assets
On May 28, 2024, the Company adopted Bitcoin as its primary treasury reserve asset. Under this new treasury strategy, the Company purchases and holds Bitcoin for long term investment purposes. The Company accounts for its Bitcoin as an indefinite-lived intangible asset in accordance with ASC 350, Intangibles-Goodwill and Other and has ownership of and control over its Bitcoin, which are included in intangible digital assets in the unaudited condensed consolidated balance sheets. As of September 30, 2025, there were no contractual restrictions on the Company’s sale of its Bitcoin, except for those used as collateral (Note 16).
Bitcoin investment
The Company’s Bitcoin purchased for investment purpose are initially recorded at cost, inclusive of transaction costs and fees. Subsequently, the Company remeasures its Bitcoin investment at fair value at the end of each reporting period with changes recognized in net income through other (expense) income, net on the Company’s Condensed Consolidated Statements of Operations. As of September 30, 2025, the Company held approximately 4,733 Bitcoins with a cost basis of $448,989 and a fair value of $539,844, which excludes 315 Bitcoins pledged to Coinbase as collateral for the Coinbase Loan.
Reconciliation of fair value
The following table represents a reconciliation of the fair values of the Company’s intangible digital assets held:

	For the Three Months Ended September 30, 2025	For the Nine Months Ended September 30, 2025
Intangible digital assets held:
Beginning balance at fair value	$496,865	$214,633
Additions	48,946	289,246
Bitcoin transferred to collateral account	(34,457)	(34,457)
Change in fair value of intangible digital assets	28,490	70,422
Ending Balance at fair value	$539,844	$539,844

The Company’s Bitcoin holdings shown above, excluding the Bitcoin posted as collateral for the Coinbase Loan as described in Note 16 - Short-Term Debt, are not subject to rehypothecation and do not serve as collateral for any existing loans or agreements. As of September 30, 2025, the Company held no other crypto assets. All of the Company’s Bitcoin is held in cold storage.
The change in fair value of intangible digital assets consists of the following:

	For the Three Months Ended September 30, 2025	For the Nine Months Ended September 30, 2025
Realized gain, net	$4,500	$4,500
Unrealized gain, net	23,990	65,922
Change in fair value of intangible digital assets	$28,490	$70,422

12. Other Non-Current Assets
Other non-current assets consist of long-term deposits of $1 as of September 30, 2025. As of December 31, 2024, ROU assets were $65, and long-term deposit balances were $20.

13. Accrued Expenses
Accrued expenses consist of the following:

	September 30, 2025	December 31, 2024
Compensation	$3,444	$3,743
Accrued Taxes	726	909
Accrued Interest on Convertible Note	708	—
Miscellaneous Accruals	1,487	521
Total Accrued Expenses	$6,365	$5,173

14. Concentration of Credit Risk
Credit risk is the risk of loss from amounts owed by the financial counterparties. Credit risk can occur at multiple levels as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Financial instruments that potentially subject the Company to credit risk consist of cash, Bitcoin, receivable for Bitcoin collateral and accounts receivable.
The Company maintains cash with major financial institutions. The Company’s cash consists of bank deposits held with banks that, at times, exceed federally insured limits. As of September 30, 2025 and December 31, 2024, the Company held deposits of $10,311 and $5,314, respectively. These deposits are largely uninsured. The Company also invested in U.S. government money market funds in the amount of $3,638 as of December 31, 2024. The Company held 5,048 and 1,018 Bitcoins, valued at $575,772 and $64,482 as of September 30, 2025 and September 30, 2024, respectively, including 315 Bitcoins receivable valued at $35,928 held as collateral for the Coinbase Loan. As of September 30, 2025, two providers accounted for 70.0% and 30.0% of the Company’s total Bitcoin holdings. As of September 30, 2024, two providers accounted for 81.3% and 18.7% of the Company’s total Bitcoin holdings. The Company’s Bitcoin is held offline in cold storage with third-party providers. The Company limits its credit risk by dealing with counterparties that are considered to be of high credit quality and by performing periodic evaluations of the relative credit standing of these financial institutions.
Management periodically monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses. For the three months ended September 30, 2025, two customers (including affiliates) accounted for 49.0% and 23.4% of the Company’s revenues, respectively. For the three months ended September 30, 2024, two customers (including affiliates) accounted for 44.0% and 28.8% of the Company’s revenues, respectively. For the nine months ended September 30, 2025, two customers (including affiliates) accounted for 45.0% and 29.0% of the Company’s revenues, respectively. For the nine months ended September 30, 2024, two customers (including affiliates) accounted for 44.2% and 26.6% of the Company’s revenues, respectively. As of September 30, 2025, two customers accounted for 45.9% and 18.7% of the Company’s accounts receivable, respectively. As of December 31, 2024, three customers accounted for 33.9%, 28.7%, and 14.0% of the Company’s accounts receivable, respectively.
As of September 30, 2025, three vendors accounted for 30.8%, 24.6% and 19.7% of the Company’s accounts payable, respectively. As of December 31, 2024, three vendors accounted for 29.4%, 16.7% and 15.6% of the Company’s accounts payable, respectively.
15. Leases
Lessee arrangements
On July 31, 2020, the Company entered into a 61-month lease agreement for office space to use, as necessary, for office administration, lab space and assembly and storage purposes, located in Santa Clara, California. The Company took possession of the leased office space in September 2020, and the lease was terminated effective September 30, 2025. On March 19, 2025, the Company entered into a 12-month lease agreement for a new office space located at 51 E Campbell Avenue, Suite 107-D, Campbell, California.
The Company recognized facilities lease expenses of $25 and $22 for the three months ended September 30, 2025 and 2024, respectively. The Company recognized facilities lease expenses of $74 and $66 for the nine months ended September 30, 2025 and 2024, respectively.

Lessor arrangements
The Company enters into contracts with customers for its QuantaFlo product. The Company has determined that these contracts meet the definition of a lease under Topic 842. The lease portfolio primarily consists of operating leases that are short-term in nature (monthly, quarterly or one year, all of which have renewal options). During the three months ended September 30, 2025 and 2024, the Company recognized approximately $6,264 and $6,780, respectively, in lease revenues related to these arrangements, which is included in revenues on the unaudited condensed consolidated statements of operations. During the nine months ended September 30, 2025 and 2024, the Company recognized approximately $18,577 and $20,633, respectively, in lease revenues related to these arrangements, which is included in revenues on the unaudited condensed statements of operations. The Company made an accounting policy election to apply the practical expedient to not separate lease and eligible non-lease components. The lease component is the predominant component and consists of fees charged for use of the equipment over the period of the arrangement. The nature of the eligible non-lease component is primarily software support. The assets associated with these leasing arrangements are included in assets for lease, net on the unaudited condensed consolidated balance sheets (See Note 6 for additional information).
16. Short-Term Debt
On April 15, 2025, the Company entered into a Master Loan Agreement (the “Master Loan Agreement”) with Coinbase Credit, Inc., a Delaware corporation, and Coinbase, Inc., a Delaware corporation, acting in its principal capacity and as agent for each of its affiliates (each, a “Coinbase Entity” and together the “Lender”). The Master Loan Agreement governs separate loan transactions (each, a “Loan”) whereby the Lender may, from time to time, lend to the Company (i) specified quantities of digital assets or (ii) cash in U.S. dollars (collectively, “Loaned Assets”). Each Loan shall be documented by a written confirmation that sets forth, among other matters, the principal amount, asset type, commencement date, loan-fee rate and any other mutually agreed terms. A Loan shall only be deemed to commence once the Company pledges the required collateral to the appropriate account custodied by the lender; and the Lender transfers the Loaned Assets to the Company.
On September 25, 2025, the Company borrowed $20,000 of cash from the Lender (the “Coinbase Loan”) pursuant to the Master Loan Agreement. As set forth in a separate confirmation thereunder, the Coinbase Loan has a maturity date of March 26, 2026 and bears interest at a rate of 10% per annum, payable monthly, with full interest due if prepayment occurs prior to the maturity date. The Company accrued interest of $33 for the three and nine-month periods ended September 30, 2025.
The Coinbase Loan is secured by a portion of the Company’s Bitcoin holdings, which are pledged as collateral under the Master Loan Agreement. Upon borrowing the Coinbase Loan, the Company segregated 315 bitcoins as collateral against the Coinbase Loan, which are held in separate account custodied by the Lender. The Master Loan Agreement includes provisions requiring the collateral to be balanced against the outstanding borrowings. If the value of the collateral securing the borrowings fluctuates below or above a set threshold, the Company will be required to contribute additional collateral, or may withdraw excess collateral, as applicable, to maintain the agreed-upon level.
Because the Lender has the rights to lend, invest, transfer, pledge and rehypothecate the Bitcoin during the term of the Master Loan Agreement, the Company derecognized the Bitcoin transferred as collateral. As the Company has the right to receive the Bitcoin back from the Lender upon the repayment of the Coinbase Loan, the Company recorded a corresponding receivable for Bitcoin collateral. The receivable for Bitcoin collateral is measured at fair value and changes in fair value are recorded as change in fair value of Bitcoin collateral within other income (expense), net in the unaudited condensed consolidated statement of operations. As of September 30, 2025, 315 Bitcoins were posted as collateral for the Coinbase Loan at a fair value of $35,928. For the three and nine months ended September 30, 2025, an unrealized gain of $1,471 was recognized on the collateral.
In the event the Company returns the Loan earlier than the Loan maturity date it shall (i) provide 1 Business Day prior notice to Lender of such Early Termination, and (ii) pay the Lender an early termination fee. In the event of an early termination, the Company remains responsible for the full amount of all remaining outstanding interest (calculated through the Loan maturity date). These embedded features do not require bifurcation as the loan doesn’t contain conversion features.

17. Long-Term Debt
4.25% senior convertible notes due 2030
On January 28, 2025, the Company entered into a purchase agreement for the sale of $100,000 aggregate principal amount of 2030 Senior Notes in a private offering to qualified institutional buyers. The terms of the 2030 Senior Notes are governed by an Indenture, dated January 28, 2025 (the “2030 Indenture”), between the Company and the trustee.
The 2030 Senior Notes are general senior, unsecured obligations of the Company and will mature on August 1, 2030, unless earlier converted, redeemed or repurchased. The 2030 Senior Notes bear interest at a rate of 4.25% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2025. The 2030 Senior Notes are convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding May 1, 2030, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2025 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the 2030 Senior Notes on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period, or the measurement period, in which the trading price (as defined in the 2030 Indenture) per $1,000 principal amount of the 2030 Senior Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate for the 2030 Senior Notes on each such trading day; (3) if the Company calls such 2030 Senior Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events as set forth in the 2030 Indenture. On or after May 1, 2030 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the 2030 Senior Notes may convert all or any portion of their 2030 Senior Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the 2030 Indenture.
The conversion rate for the 2030 Senior Notes will initially be 13.0826 shares of the Company’s common stock per $1,000 principal amount of 2030 Senior Notes, which is equivalent to an initial conversion price of approximately $76.44 per share of common stock. The initial conversion price of the 2030 Senior Notes represents a premium of approximately 25.0% over the last reported sale price of the Company’s common stock on the Nasdaq Capital Market on January 23, 2025. The conversion rate for the 2030 Senior Notes is subject to adjustment under certain circumstances in accordance with the terms of the 2030 Indenture. In addition, following certain corporate events that occur prior to the maturity date of the 2030 Senior Notes or if the Company delivers a notice of redemption in respect of the 2030 Senior Notes, it will, in certain circumstances, increase the conversion rate of the 2030 Senior Notes for a holder who elects to convert its 2030 Senior Notes in connection with such a corporate event or convert its 2030 Senior Notes called (or deemed called) for redemption during the related redemption period (as defined in the 2030 Indenture), as the case may be. Initially, a maximum of 1,635,320 shares of the Company’s common stock may be issued upon conversion of the 2030 Senior Notes, based on the initial maximum conversion rate of 16.3532 shares of common stock per $1,000 principal amount of 2030 Senior Notes.
The Company may not redeem the 2030 Senior Notes prior to August 4, 2028. The Company may redeem for cash all or any portion of the 2030 Senior Notes (subject to the partial redemption limitation described in the 2030 Indenture), at its option, on or after August 4, 2028 and prior to the 21st scheduled trading day immediately preceding the maturity date, if the last reported sale price of its common stock has been at least 130% of the conversion price for the 2030 Senior Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the 2030 Senior Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the 2030 Senior Notes.
If the Company undergoes a fundamental change (as defined in the 2030 Indenture), then, subject to certain conditions and except as set forth in the 2030 Indenture, holders may require, subject to certain exceptions, the

Company to repurchase for cash all or any portion of their 2030 Senior Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2030 Senior Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The 2030 Indenture includes customary covenants and sets forth certain events of default after which the 2030 Senior Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the 2030 Senior Notes become automatically due and payable. The following events are considered “events of default” under the 2030 Indenture:
•	default in any payment of interest on any 2030 Senior Note when due and payable and the default continues for a period of 30 days;
•
default in the payment of principal of any 2030 Senior Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

•
failure by the Company to comply with its obligation to convert the 2030 Senior Notes in accordance with the 2030 Indenture upon exercise of a holder’s conversion right, and such failure continues for three business days;

•
failure by the Company to give (i) a fundamental change notice or notice of a make-whole fundamental change, in either case when due and such failure continues for five business days, or (ii) notice of a specified corporate transaction when due and such failure continues for one business day;

•	failure by the Company to comply with its obligations in respect of any consolidation, merger or sale of assets;
•
failure by the Company to comply with any of its other agreements in the 2030 Senior Notes or the 2030 Indenture for 60 days after written notice of such failure from the trustee or the holders of at least 25% in principal amount of the 2030 Senior Notes then outstanding;

•
default by the Company or any of its significant subsidiaries (as defined in the 2030 Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed with a principal amount in excess of $15.0 million (or its foreign currency equivalent), in the aggregate of the Company and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created, (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of the 2030 Senior Notes then outstanding in accordance with the 2030 Indenture; and

•	certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries.
Neither the 2030 Senior Notes, nor any shares of the Company’s common stock issuable upon conversion of the 2030 Senior Notes, have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and unless so registered, may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons, absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
The Company accounts for the 2030 Senior Notes as a liability measured at its amortized cost, and no other features of the 2030 Senior Notes are bifurcated and recognized as a derivative. The proceeds from the issuance of the 2030 Senior Notes were approximately $95,984, net of debt issuance costs of $4,016 comprised primarily of commissions paid to the banks, professional and legal expenses relating to the issuance of the debt. The Company used a portion of the proceeds from the 2030 Senior Notes to enter into Capped Calls, as discussed below. The Company intends to use the remainder of the proceeds from this offering for the purchase of Bitcoin and general corporate purposes. The debt issuance costs are being amortized over the term of the 2030 Senior Notes, using the effective interest rate method, and recorded to interest expense on the Company’s unaudited condensed consolidated statement of operations. During the three-month period ended September 30, 2025, the effective interest rate on the 2030 Senior Notes, including debt issuance costs, was approximately 5.09%, and $1,076 was recorded as interest expense on the Company’s unaudited condensed consolidated statement of operations. During the nine-month period ended September 30, 2025, the effective interest rate on the 2030 Senior Notes, including debt issuance costs, was approximately 5.09%, and $2,869 was recorded as interest expense on the Company’s unaudited condensed consolidated statement of operations. As of September 30, 2025, the Company accrued an interest of $708, which was included in accrued expenses in the unaudited condensed consolidated balance sheet. As of September 30, 2025, the carrying value of the 2030 Senior Notes, net of amortization of debt issuance costs was $96,418. Unamortized debt issuance costs as of September 30, 2025 were $3,582.
Capped Call Transactions
In connection with the issuance of the 2030 Senior Notes, the Company entered into privately negotiated capped call transactions (the “Capped Calls”) with certain of the initial purchasers of the 2030 Senior Notes and/or their respective affiliates and/or other financial institutions (the “Option Counterparties”) at a cost of approximately $7,740. The Capped Calls are separate transactions entered into by the Company with each of the Option Counterparties, and are not part of the terms of the 2030 Senior Notes and therefore will not affect any noteholder’s rights under the 2030 Senior Notes. Noteholders will not have any rights with respect to the Capped Calls.
The Capped Calls cover, subject to anti-dilution adjustments, substantially similar to those applicable to the conversion rate of the 2030 Senior Notes, the number of shares of common stock initially underlying the 2030 Senior Notes, or up to approximately 1,308,258 shares of the Company’s common stock. The Capped Calls are expected generally to reduce potential dilution to the Company’s common stock upon any conversion of 2030 Senior Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of such converted 2030 Senior Notes, as the case may be, with such reduction and/or offset subject to a cap. The strike price of the Capped Calls is $76.44, while the cap price of the Capped Calls is initially $107.01 per share, which represents a premium of 75% over the closing price of the Company’s common stock of $61.15 per share on January 23, 2025 and is subject to certain customary adjustments under the terms of the Capped Calls.
The Capped Calls are considered indexed to the Company’s common stock and are considered equity classified under GAAP, and were recorded as a reduction to additional paid-in-capital within stockholders’ equity on the Company’s unaudited condensed consolidated balance sheet when the Capped Calls were purchased in January 2025. The Capped Calls are not accounted for as derivatives and their fair value is not remeasured each reporting period.
18. Commitments and Contingencies
Indemnification obligations
The Company enters into agreements with customers, partners, lenders, consultants, lessors, contractors, sales representatives and parties to certain transactions in the ordinary course of the Company’s business. These agreements may require the Company to indemnify the other party against third party claims alleging that its product infringes a patent or copyright. Certain of these agreements require the Company to indemnify the other party against losses arising from: a breach of representations or covenants, claims relating to property damage, personal injury or acts or omissions of the Company, its employees, agents or representatives. The Company has also agreed to indemnify the directors and certain officers and employees in accordance with the by-laws of the Company. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on the Company’s liability, and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, the Company cannot estimate its potential liability under these indemnities. The Company believes that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, the Company has not made any significant payment under such indemnification provisions. Accordingly, the Company has not recorded any liabilities relating to these agreements. In certain cases, the Company has recourse against third parties with respect to the aforesaid indemnities, and the Company believes it maintains adequate levels of insurance coverage to protect the Company with respect to potential claims arising from such agreements.

401(K) plan
Effective January 1, 2022, the Company started to match 50% of employee’s 401(k) deferral up to a maximum of 6% of the employee’s eligible earnings. For the three-month periods ended September 30, 2025 and 2024, the Company matched $61 and $85, respectively. For the nine-month periods ended September 30, 2025 and 2024, the Company matched $229 and $219, respectively.
Litigation and other Contingencies
From time to time in the normal course of business, the Company is subject to various legal matters, such as threatened or pending claims or litigation. Although the results of claims and litigation cannot be predicted with certainty, other than as set forth below, the Company does not believe it is a party to any claim or litigation the outcome of which, if determined adversely to it, would individually or in the aggregate be reasonably expected to have a material adverse effect on its results of operations or financial condition.
Krishnamoorthy Class Action
On August 29, 2025, a purported stockholder of the Company filed a lawsuit captioned Ravi Krishnamoorthy v. Semler Scientific, Inc., et al., No 5:25-cv-07303, in the U.S. District Court for the Northern District of California, against the Company and three current or former officers on behalf of a putative class of stockholders who purchased shares of the Company from March 10, 2021 to April 15, 2025. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and of Securities and Exchange Commission rules promulgated thereunder, challenging, among other things, the timing and extent of the Company’s public disclosure of a potential claim by the U.S. Department of Justice (“DOJ”) against the Company and subsequent negotiation of an agreement in principle to resolve the matter. The complaint seeks recovery of unspecified damages, interest, an award of the attorneys’ fees and costs. The Company denies any liability or misconduct and intends to vigorously defend the litigation.
DOJ Settlement
Effective September 10, 2025, the Company entered into a settlement agreement with the Civil Fraud Section of the DOJ, the U.S. Department of Health and Human Services, or HHS, and certain relators to settle all potential claims related to alleged civil violations of the False Claims Act pertaining to submissions of allegedly false claims to Medicare Part B for tests performed using the FloChec and QuantaFlo devices. Pursuant to the settlement agreement, the Company agreed, among other things, to pay a settlement amount of $29,750, and interest at a rate of 4.25% per annum from April 28, 2025 on such amount, within 14 business days, $5,200 of which, plus 17.5% of the interest amount, will be paid by the United States to the relators. In addition, the Company agreed to pay $390 for attorneys’ fees and costs to relators’ counsel within seven business days. Upon receipt of the settlement amount, and subject to certain exceptions, the Company is released from any civil or administrative monetary claims for the covered conduct. By entering into the settlement agreement, the Company did not admit any wrongdoing in connection with the allegations raised. The Company borrowed $20,000 under its previously disclosed Master Loan Agreement with Coinbase Credit Inc. to pay in full the DOJ settlement (See Note 16). In September 2025, the Company paid in full the agreed settlement amount of $29,750 along with $500 of accrued interest.
In connection with the entry into the settlement agreement, the Company entered into a corporate integrity agreement with the Office of Inspector General (“OIG”) of HHS whereby the Company agreed to institute certain compliance and other measures relating to its sales practices, and provide reporting to OIG for a five-year period.
Merger-Related Litigation and Threatened Litigation
On October 14, 2025, a purported stockholder filed a complaint captioned Tran v. Semler Scientific, Inc., et al., CA No. 1:25-cv-12555 (N.D. Ill.) in the U.S. District Court for the Northern District of Illinois against the Company and four members of its board of directors alleging violations of Sections 14(a) and 20(a) of the Exchange Act in connection with disclosures relating to the proposed merger with Strive. The complaint seeks injunctive relief, recission, unspecified damages, and an award of attorneys’ fees and costs. The Company denies any liability or misconduct and intends to vigorously defend the litigation.
Other purported stockholders have submitted demand letters concerning the merger disclosures, but no additional lawsuits have been filed as of the date these financial statements are issued.

19. Stockholders’ Equity
The Company has 50,000,000 authorized shares of capital stock, all of which are designated as common stock with par value of $0.001 per share. Each holder of shares of common stock is entitled to one vote for each share held.
At-the-market offering
On August 24, 2024, the Company’s registration statement on Form S-3 became effective, which allowed it to offer and sell securities from time to time in one or more offerings, up to an aggregate value of $150.0 million, including under its June 2024 Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co., pursuant to which the Company may offer and sell from time to time its common stock in an at-the-market (“ATM”) offering. Pursuant to this June 2024 agreement, the Company agreed to pay the sales agent commissions for their services in acting as agent with respect to the sale of shares through the ATM offering program. The sales commission and expenses related to the ATM equity offering program are considered direct and incremental costs and are charged against additional paid-in capital on the condensed consolidated balance sheet in the period in which the corresponding shares are issued and sold.
As of September 30, 2025, the Company had issued and sold a total of 2,438,274 shares of its common stock for aggregate gross proceeds, net of sales commissions, of approximately $126,017 under the June 2024 sales agreement.
On April 15, 2025, the Company entered into a Controlled Equity OfferingSM Sales Agreement with Barclays Capital Inc., Cantor Fitzgerald & Co., Canaccord Genuity LLC, Needham & Company, LLC, Craig-Hallum Capital Group LLC and Lake Street Capital Markets, LLC., pursuant to which the Company may offer and sell from time to time up to $500,000 of its common stock in an ATM offering. Pursuant to this April 2025 agreement, the Company agreed to pay the sales agents’ commissions for their services in acting as agent with respect to the sale of shares through the ATM offering program. The sales commission and expenses related to the ATM equity offering program are considered direct and incremental costs and are charged against additional paid-in capital on the condensed consolidated balance sheet in the period in which the corresponding shares are issued and sold.
On April 22, 2025, the Company’s registration statement on Form S-3 for the sale of up to $500,000 in securities under this new sales agreement became effective and as of September 30, 2025, the Company had issued and sold a total of 5,207,036 shares of its common stock for aggregate gross proceeds, net of sales commissions, of approximately $203,800 under the $500.0 million ATM.
20. Stock Incentive Plan
The Company’s stock-based compensation program is designed to attract and retain certain key employees while also aligning employees’ interests with the interests of its stockholders. Stock options have been granted to employees under the stockholder-approved 2014 Stock Incentive Plan (“2014 Plan”) and the stockholder approved 2024 Stock Option and Incentive Plan (the “2024 Plan”). In connection with expiration of the 2014 Plan in July 2024, the available share reserve (including any awards outstanding under the 2014 Plan that lapsed prior to stockholder approval of the new 2024 Plan) was transferred to the 2024 Plan upon stockholder approval thereof. The 2024 Plan provides that the aggregate number of shares of common stock that initially may be issued pursuant to awards granted under the 2024 Plan may not exceed 1,916,011 shares (the “Share Reserve”), along with any awards that transferred over from the 2014 Plan. In addition, the Share Reserve automatically increases on January 1st of each year, for a period of not more than 10 years, beginning on January 1st of the year following the year in which the 2024 Plan became effective and ending on (and including) January 1, 2034, in an amount equal to 4% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year. The Company’s board of directors may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of common stock than would otherwise occur. The available Share Reserve was 1,865,880 shares as of September 30, 2025.

Stock Options
Aggregate intrinsic value represents the difference between the closing market value as of September 30, 2025 of the underlying common stock and the exercise price of outstanding, in-the-money options. A summary of the Company’s stock option activity and related information for the nine months ended September 30, 2025 is as follows:

	Options Outstanding
	Number of Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (In Thousands)
Balance, December 31, 2024	691,450	$8.86	3.21	$31,209
Options granted	695,767	$50.86	6.38	—
Options forfeited/cancelled	(29,423)	—	—	—
Options exercised	(138,387)	$5.32	—	—
Balance, September 30, 2025	1,219,407	$32.34	4.90	$11,160
Exercisable as of September 30, 2025	554,270	$15.19	2.49	$10,521

As of September 30, 2025, the fair value of unvested stock options was approximately $18,440. This unrecognized stock-based compensation expense is expected to be recorded over a weighted average period of 3.0 years.
During the nine months ended September 30, 2025, the Company granted 695,767 stock options to the employees and non-executive members of the board of directors with an exercise price ranging from $31.79-$58.94 and grant date weighted average fair value ranging from $13.55-$38.85.
The following table summarizes the inputs used in applying the Black-Scholes options pricing model to determine the fair value of the options,

	September 30, 2025	September 30, 2024
Expected term (in years)	1.1-6.1	2-7
Risk-free interest rate	3.9%-4.5%	4.5%-4.9%
Expected volatility	69.3%-100.4%	62.3%-77.2%
Expected dividend rate	0	0
Fair value of options granted	$13.55-$38.85	$10.35-$14.97

Employee options generally have vesting terms of 1/4th of options being vested one year after the grant date and 1/48th for each month thereafter contingent upon the participant’s continued service beginning on the initial vesting date and ending when the vested ratio equals 1/1. Non-executive members of board of directors have vesting terms of 1/12th and 1/24th of options being vested per month over a period of one and two years.
The following table represents the stock-based compensation for the three and nine months ended September 30, 2025 and 2024:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Cost of Revenues	$82	$14	$220	$28
Engineering and Product Development	(16)	15	144	27
Sales and Marketing	437	47	1,184	81
General and Administrative	1,513	128	3,845	362
Total	$2,016	$204	$5,393	$498

21. Income Taxes
The Company’s income tax expense for the three months ended September 30, 2025 and 2024 was $6,901 and $766, respectively. The Company’s income tax expense for the nine months ended September 30, 2025 and 2024 was $10,364 and $3,615, respectively. The income tax expense reflects the Company’s estimate of the effective tax rates expected to be applicable for the full year, adjusted for any discrete events that are recorded in the period in which they occurred. The estimates are re-evaluated each quarter based on the estimated tax for the full year.
For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the condensed consolidated financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the condensed consolidated statement of operations.
The effective tax rate for the three and nine months ended September 30, 2025 was 29.00% and 35.14%, compared to 12.02% and 23.62% in the same period of the prior year, respectively. The increase in the effective tax rate for the three months ended September 30, 2025 was primarily due to the partial reversal of the valuation allowance in the prior period due to unrealized capital gain generated during the quarter that offset the overall capital loss recognized as of September 30, 2024, and lower tax benefits from employee stock-based compensation. The increase in the effective tax rate for the nine-month ended September 30, 2025 is primarily due to penalties related to a settlement with the DOJ that are not deductible for tax purposes.
The effective tax rate for the three and nine months ended September 30, 2025, differed from the U.S. federal statutory rate of 21% primarily due to state income taxes (net of federal benefit), tax benefits associated with employee shared-based compensation plans, federal research and development (“R&D”) credit benefit, change in valuation allowance, and penalties from a settlement with the DOJ. The effective tax rate for the three and nine months ended September 30, 2024, differed from the U.S. federal statutory rate of 21% primarily due to state income taxes (net of federal benefit), tax benefits associated with employee share-based compensation plans, and federal R&D credit benefit and valuation allowance associated with the Company’s digital assets investments.
As of September 30, 2025, and December 31, 2024, the Company had $487 of unrecognized tax benefits, excluding interest and penalties. The Company’s practice is to recognize interest and penalty expenses related to uncertain tax positions, which was $207 and $155 as of September 30, 2025 and December 31, 2024, respectively.
On August 16, 2022, the Creating Helpful Incentives to Produce Semiconductors for America Act of 2022 (“CHIPS and Science Act”), and Inflation Reduction Act (“IRA”) were signed into law in the United States. Among other things, the CHIPS and Science Act provides incentives and tax credits for the global chip manufacturers who choose to set-up or expand existing operations in the United States. The IRA imposes a 15% corporate alternative minimum tax for tax years beginning after December 31, 2022, levies a 1% excise tax on net stock repurchases after December 31, 2022, and provides tax incentives to promote clean energy. The IRA is primarily applicable to large corporations with an annual revenue of $1 billion or over. Implementation of this act had no impact on the Company’s condensed consolidated financial statements as of September 30, 2025.
On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law, introducing significant changes to the U.S. corporate tax code. Key provisions that are expected to impact the Company include:
•	The permanent extension of 100% bonus depreciation for qualified property acquired on or after January 20, 2025.
•	The immediate expensing of domestic R&D expenditures effective for tax years beginning after December 31, 2024; and
•	The restoration of EBITDA-based limitations on the deductibility of business interest expense, effective for tax years beginning after December 31, 2024.
The financial effects of the provisions that are effective for tax years beginning after December 31, 2024, have been reflected in the Company’s income tax provision for the quarter ended September 30, 2025.
Under the Master Loan Agreement, the Lender will provide digital assets or cash in exchange for collateral. Per IRS Notice 2014-21, virtual currencies like Bitcoin are treated as property for federal tax purposes. Borrowing funds using property as collateral does not trigger a taxable event unless the asset is sold, exchanged, or otherwise disposed of. Accordingly, using Bitcoin as collateral does not result in a taxable transaction, and no gain or loss is recognized. As of September 30, 2025, the Company did not recognize any gain related to the loan for tax purposes and will continue to monitor the transaction.
22. Net Income Per Share, Basic and Diluted
Basic EPS represents net income attributable to common stockholders divided by the weighted average number of common shares outstanding during the measurement period. Diluted EPS represents net income attributable to common stockholders divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period using the treasury stock method and if converted method for the 2030 Senior Notes.
Basic and Diluted EPS are calculated as follows:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Numerator:
Net income - Basic	$16,902	$5,609	$19,132	$11,693
Effect of dilutive shares on net income:
Interest expense on 2030 Senior Notes, net of tax	879	—	2,142	—
Net income - Diluted	$17,781	$5,609	$21,274	$11,693

Denominator:
Weighted average common stock-Basic	14,848,408	7,045,108	12,073,628	6,961,095
Effect of dilutive shares on weighted average common stock outstanding:
Stock options	388,531	725,980	454,045	822,255
2030 Senior Notes	1,308,259	—	1,178,394	—
Total weighted average shares of common stock-Diluted	16,545,198	7,771,088	13,706,067	7,783,350

Earnings per share:
Basic earnings per share	$1.14	$0.80	$1.58	$1.68
Diluted earnings per share	$1.07	$0.72	$1.55	$1.50

23. Segment Information
ASU No. 2023-07 Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statement. The Company manages its business in one reportable operating segment, which is primarily engaged in the manufacturing, marketing, and sales of its patented and FDA cleared product, QuantaFlo. In accordance with Topic 280, the Chief Executive Officer and President has been identified as the Company’s chief operating decision maker (the “CODM”), who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. The CODM uses segment operating profit to allocate resources including employees, property and investments. The CODM also uses month-over-month expense variance analysis for cost control and for making decisions about allocating capital and personnel to the segment.

The following table breaks out the operations of the Company’s single reportable segment information.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenue	$7,491	$13,512	$24,543	$43,881
Less:
Cost of revenue	580	1,075	2,106	3,342
Research and development(1)	1,106	1,165	3,642	3,695
Sales	913	1,439	2,804	4,460
Sales operations	754	697	2,281	2,260
General and administration	7,993	3,128	17,989	8,902
Litigation settlement expense	—	—	29,750	—
Depreciation and amortization	87	133	317	479
Other segment expenses(2)	1,448	810	4,200	3,352
Segment operating (loss) profit	$(5,390)	$5,065	$(38,546)	$17,391
Interest income (expense), net	(338)	168	(214)	1,699
Interest on 2030 Senior Notes	(1,237)	—	(3,312)	—
Impairment of investments	—	—	(1,135)	—
Change in fair value of notes	—	—	—	128
Change in fair value of digital assets	28,490	1,137	70,422	(3,918)
Change in fair value of Bitcoin collateral	1,471	—	1,471	—
Gain on conversion of notes receivable	803	—	803	—
Other corporate income(3)	4	5	7	8
Income before taxes	23,803	6,375	29,496	15,308
Income tax expense	6,901	766	10,364	3,615
Net income	$16,902	$5,609	$19,132	$11,693

1.	Research and development expenses include clinical affairs and HITRUST.
2.	Other segment expenses include marketing, customer education and business development.
3.	Other corporate income represents unallocated income.
24. Merger Agreement
On September 22, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Strive, Inc., a Nevada corporation (“Strive”). Upon the terms and subject to the conditions of the Merger Agreement, Strive Merger Sub, Inc., a wholly owned subsidiary of Strive (“Merger Sub”) that joined as a party to the Merger Agreement via a joinder after its formation, will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Strive (the “Surviving Corporation”). The parties also intend, and Strive has agreed to take such actions as are necessary to cause, immediately following the effective time of the Merger (the “Effective Time”), and as part of an integrated transaction with the Merger, the Surviving Corporation to merge with and into Strive Merger Sub II, LLC, a Delaware limited liability company which is a direct, wholly owned subsidiary of Strive (“Second Merger Sub”), with Second Merger Sub surviving as a direct, wholly owned subsidiary of Strive (the “Second Merger” and, together with the Merger, the “Mergers”).For U.S. federal income tax purposes, each of the parties to the Merger Agreement intends that the Merger and Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. Entry into the Merger Agreement was unanimously approved by the board of directors of each of Strive and the Company.
If the Merger is completed, the Company’s stockholders will receive 21.05 shares of Strive Class A common stock (“Strive Class A Common Stock”) for each share of the Company’s common stock (“Company Common Stock”) (except for treasury stock or shares owned by the Company or Strive (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) they hold immediately prior to the Mergers, plus cash in lieu of fractional shares.

Treatment of the Company’s Equity Awards
At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a “Company Option”), whether vested or unvested, will be converted into an option to purchase a number of shares of Strive Class A Common Stock based on the Exchange Ratio (each, a “Converted Option”), on same terms and conditions as applied to such Company Option prior to the Effective Time, including with respect to vesting and exercisability, except that (i) if the holder is a non-employee director whose service continues through the date of the closing of the Merger, or (ii) if the holder’s employment or service is terminated without cause at or during the six months immediately following the Effective Time, the vesting of the unvested portion of the Converted Option will immediately accelerate as of the Effective Time or the date of such termination of employment, as applicable.
Closing Conditions
The obligation of the parties to consummate the Merger is subject to customary conditions, including, among others, (i) the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock, (ii) the approval and adoption of the issuance of shares of Strive Class A Common Stock in connection with the Merger, as contemplated by the Merger Agreement, by holders of a majority of the outstanding voting power of the outstanding shares of Strive Class A Common Stock and Strive Class B Common Stock, (iii) the absence of any applicable law, regulation, injunction, judgment, order or decree preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement (or in the case of Strive’s obligation to close, imposing a Burdensome Condition (as defined below)), (iv) the absence of pending litigation or similar legal action by any governmental authority (in any jurisdiction in which Strive, the Company or any of their respective subsidiaries conducts material operations) seeking to prohibit or restrain the Merger (or in the case of Strive’s obligation to close, seeking to impose a Burdensome Condition); (v) the early termination or expiration of any applicable waiting period or periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (or in the case of Strive’s obligations to close, without the imposition of a Burdensome Condition); (vi) compliance by Strive and the Company in all material respects with their respective obligations under the Merger Agreement and (vii) subject in most cases to exceptions that do not rise to the level of a “Parent Material Adverse Effect” or a “Company Material Adverse Effect” (each as defined in the Merger Agreement), as applicable, the accuracy of representations and warranties made by the Company and Strive, respectively. The obligation of the Company and Strive to consummate the Merger is also subject to there not having occurred an event that has had or would reasonably be expected to have, individually or in the aggregate, a “Parent Material Adverse Effect” or “Company Material Adverse Effect”, respectively.
Representations and Warranties; Covenants
The Merger Agreement contains customary representations and warranties from both the Company and Strive with respect to each party and its businesses. The Merger Agreement also contains customary covenants, including covenants by the Company to, subject to certain exceptions, conduct its business in the ordinary course, and not take certain actions, during the interim period between the execution of the Merger Agreement and the consummation of the Merger.
Under the Merger Agreement, each of the Company and Strive has agreed to use its reasonable best efforts to take all actions and to do all things reasonably necessary, proper or advisable to consummate the Merger, including in connection with obtaining all consents under the HSR Act required to be obtained from any governmental authority to consummate the Merger. Strive has also agreed to use reasonable best efforts to resolve, avoid or eliminate impediments or objections, if any, that may be asserted by any governmental authority with respect to the Merger, so as to enable the Merger to occur prior to the End Date (as defined below), but in no event is Strive required to (and without Strive’s prior written consent, the Company and its subsidiaries may not) divest assets or businesses, enter into consent decrees or take certain other actions (any of the actions described in this sentence, a Burdensome Condition).
The Merger Agreement provides that Strive will take all necessary action permitted by applicable law and the rules of any applicable stock exchange to cause one of the Company’s directors (Eric Semler) to be appointed to the board of directors of Strive as of the Effective Time, provided that Mr. Semler is able to meet Nasdaq’s independence criteria.

Stockholder Meetings; Non-Solicitation; Intervening Events
The Merger Agreement requires the Company to convene a stockholder meeting for purposes of obtaining the necessary stockholder approval (the “Company Stockholder Meeting”). In addition, subject to certain exceptions, the Company has agreed (i) not to solicit alternative transactions or enter into discussions concerning, or provide information in connection with, any alternative transaction and (ii) that its board of directors will recommend that the Company’s stockholders approve and adopt the Merger Agreement, as applicable.
Prior to the adoption of the Merger Agreement by the Company’s stockholders, the board of directors of the Company may, in connection with (i) the receipt of a “Company Superior Proposal” (as defined in the Merger Agreement), or (ii) a “Company Intervening Event” (as defined in the Merger Agreement), respectively, change its recommendation to the Company’s stockholders to approve and adopt the Merger Agreement, subject to complying with notice requirements and other specified conditions (including giving Strive the opportunity to propose changes to the Merger Agreement in response to such Company Superior Proposal or Company Intervening Event, as applicable), if the failure to make such change in recommendation would reasonably be expected to be inconsistent with its fiduciary duties. In such case, the Company will remain obligated to hold the Company Stockholder Meeting unless the Merger Agreement is terminated.
Termination; Termination Fees
The Merger Agreement may be terminated by the Company and Strive by mutual agreement. Furthermore, either party may terminate the Merger Agreement if (i) the Merger has not been consummated on or before March 22, 2026 (the “End Date”), (ii) an applicable law, regulation, injunction, judgment, order or decree permanently prohibits the consummation of the Merger and, in the case of an injunction, judgment, order or decree, has become final and non-appealable (provided that the foregoing right to terminate the Merger Agreement will not be available to any party which has not complied with its obligations under the Merger Agreement in respect of any such applicable law, regulation, injunction, judgment, order or decree) or (iii) the required vote of the Company’s stockholders is not obtained at the Company Stockholder Meeting (including any adjournment or postponement thereof).
Strive may terminate the Merger Agreement if (i) the board of directors of the Company changes its recommendation to the Company’s stockholders to approve and adopt the Merger Agreement prior to the Company Stockholder Meeting, (ii) the Company is in breach of the Merger Agreement in a manner that would result in a failure of an applicable closing condition and such breach cannot be cured prior to the End Date or has not been cured within 45 days following notice to Strive from the Company of such breach or (iii) the Company has willfully breached its obligations to hold the Company Stockholder Meeting or to refrain from soliciting alternate transaction proposals.
The Company may terminate the Merger Agreement if Strive or Merger Sub is in breach of the Merger Agreement in a manner that would result in a failure of an applicable closing condition and such breach cannot be cured prior to the End Date or has not been cured within 45 days following notice to the Company by Strive of such breach.
The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, including termination by Strive as a result of (i) a change of recommendation by the Company’s board of directors that the Company’s stockholders approve and adopt the Merger Agreement or (ii) the Company’s willful breach its obligations to hold its Stockholder Meeting or to refrain from soliciting alternate transaction proposals, Strive will receive a termination fee from the Company equal to $49,000 in cash or Bitcoin at Strive’s election, on the terms and conditions further set forth in the Merger Agreement.
In the event that the Merger Agreement is terminated for certain reasons, including termination by the Company or Strive if the Merger has not been consummated on or prior to the End Date (without the Company’s stockholder approval having been obtained), by the Company or Strive due to the failure to obtain the required vote of the Company’s stockholders at its Stockholder Meeting (including any adjournment or postponement thereof) or by Strive if the Company is in breach of the Merger Agreement in a manner that would result in a failure of an applicable closing condition and such breach cannot be cured prior to the End Date or has not been cured within 45 days following notice to Strive from the Company of such breach (without the Company’s stockholder approval having been obtained or, if such termination is after the Company’s stockholder approval has been obtained, as a result of a willful breach by the Company) and (i) at or prior to the time of termination of the Merger Agreement, a Company’s acquisition proposal has been publicly disclosed or announced (in each case, and not publicly withdrawn) or made known to the management or board of directors of the Company (in each case, and not publicly withdrawn), or any person shall have publicly announced (in each case, and not publicly withdrawn) an intention (whether or not conditional) to make a Company acquisition proposal; and (ii) on or prior to the first anniversary of such termination of the Merger Agreement: (1) a transaction relating to a Company acquisition proposal is consummated; or (2) a definitive agreement relating to any Company acquisition proposal is entered into by the Company, Strive will receive a termination fee from the Company equal to $49,000 in cash or Bitcoin at Strive’s election, on the terms and conditions further set forth in the Merger Agreement.
The Mergers cannot be completed unless, among other things, the Company’s stockholders approve the proposal to approve the Merger Agreement.
25 Subsequent Events
At-the-Market Common Stock Offering Program
From October 1, 2025 through November 11, 2025, the Company issued and sold 17,897 shares of its common stock for aggregate proceeds, net of sales commissions of approximately $533.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Semler Scientific, Inc.
Santa Clara, California
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Semler Scientific, Inc. (the “Company”) as of December 31, 2024 and 2023, the related statements of income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Bitcoin Treasury Strategy
As described in Note 9 to the financial statements, the Company adopted bitcoin as its primary treasury reserve asset. Under this new treasury strategy, the Company purchases and holds bitcoins for long term investment purposes.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Intangible Digital Assets
As described in Note 2 and Note 9 to the financial statements, under a new treasury strategy, the Company purchases and holds bitcoins for long-term investment purposes. The Company accounts for its bitcoin as an indefinite-lived intangible asset. The bitcoin purchases are initially recorded at cost, inclusive of transaction costs and fees. Subsequently, the Company remeasures its bitcoin investment at fair value at the end of each reporting period with changes recognized in net income. The Company has ownership of and control over its bitcoins and uses third-party custodial services at multiple locations that are geographically dispersed to store its bitcoins. As of December 31,2024, the Company held approximately 2,298 bitcoins with a cost basis of $189.7 million and a fair value of $214.6 million.

We identified the evaluation of the existence and rights and obligations of the bitcoins held by the Company as a critical audit matter due to the subjective auditor judgment involved in determining the nature and extent of audit evidence required to address the risks of material misstatement related to the existence and rights and obligations of the bitcoins held offline in cold storage with multiple third-party providers.
The primary procedures we performed to address this critical audit matter included:
Confirming the balance of the Company’s bitcoins in the custody of the third-party providers and reconciling them to the Company’s records.
Testing the Company’s control over its wallets, for a selected third-party custodian, by observing a transaction initiated and processed by the Company between all the wallets held by this selected custodian.
Corroborating the observed transaction by using independent public blockchain explorers to verify the movements among the wallets.
/s/ BDO USA, P.C.
We have served as the Company’s auditor since 2013.
New York, NY
February 28, 2025

Semler Scientific, Inc.
Balance Sheets
(In thousands of U.S. Dollars, except share and per share data)

	December 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$8,819	$57,200
Restricted cash	133	132
Trade accounts receivable, net of allowance for credit losses of $199 and $287, respectively	4,378	6,125
Short-term notes held for investment	6,100	—
Inventory, net	358	445
Prepaid expenses and other current assets	2,900	2,042
Total current assets	22,688	65,944
Assets for lease, net	1,423	2,285
Property and equipment, net	487	720
Long-term investments	512	512
Notes held for investment	—	5,372
Intangible digital assets	214,633	—
Other non-current assets	85	270
Deferred tax assets	—	2,962
Total assets	$239,828	$78,065

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$140	$402
Accrued expenses	5,173	4,502
Deferred revenue	774	1,120
Other short-term liabilities	226	176
Total current liabilities	6,313	6,200

Long-term liabilities:
Deferred tax liability	2,765	—
Other long-term liabilities	—	70
Total long-term liabilities	2,765	70
Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 9,770,908 and 7,099,441 shares issued, and 9,556,486 and 6,885,019 shares outstanding (treasury shares of 214,422 and 214,422), respectively	9	7
Additional paid-in capital	130,039	11,985
Retained earnings	100,702	59,803
Total stockholders’ equity	230,750	71,795
Total liabilities and stockholders’ equity	$239,828	$78,065

(See accompanying notes to financial statements)

Semler Scientific, Inc.
Statements of Income
(In thousands of U.S. Dollars, except share and per share data)

	For the year ended December 31,
	2024	2023
Revenues	$56,294	$68,184
Operating expenses:
Cost of revenues	4,759	6,984
Engineering and product development	4,792	5,773
Sales and marketing	13,078	18,147
General and administrative	12,732	14,290
Strategic streamlining	—	734
Total operating expenses	35,361	45,928
Income from operations	20,933	22,256
Interest and dividend income, net	1,877	2,471
Impairment of investments	—	(337)
Change in fair value of notes held for investment	128	(307)
Change in fair value of digital assets	24,933	—
Other income	13	17
Other income, net	26,951	1,844
Pre-tax income	47,884	24,100
Income tax provision	6,985	3,517
Net income	$40,899	$20,583
Net income per share, basic	$5.66	$3.06
Weighted average number of shares used in computing basic net income per share	7,228,961	6,732,806
Net income per share, diluted	$5.13	$2.63
Weighted average number of shares used in computing diluted net income per share	7,980,118	7,819,159

(See accompanying notes to financial statements)

Semler Scientific, Inc.
Statements of Stockholders’ Equity
(In thousands of U.S. Dollars, except share and per share data)

	For the Year Ended December 31, 2023
	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders' Equity
	Shares Issued	Common Stock Amount	Shares
Balance at December 31, 2022	6,906,544	$7	(214,422)	$16,449	$39,220	$55,676
Common stock warrants acquired	—	—	—	(1,949)	—	(1,949)
Employee stock grants	24,295	—	—	860	—	860
Taxes paid related to net share settlement of equity awards	(114,970)	—	—	(3,510)	—	(3,510)
Stock option exercises	283,572	—	—	51	—	51
Stock-based compensation	—	—	—	84	—	84
Net income	—	—	—	—	20,583	20,583
Balance at December 31, 2023	7,099,441	$7	(214,422)	$11,985	$59,803	$71,795

	For the Year Ended December 31, 2024
	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders' Equity
	Shares Issued	Common Stock Amount	Shares
Balance at December 31, 2023	7,099,441	$7	(214,422)	$11,985	$59,803	$71,795
Directors stock grants	10,500	—	—	300	—	300
Issuance of common stock	2,197,988	2	—	119,602	—	119,604
Stock issuance expenses	—	—	—	(3,000)	—	(3,000)
Taxes paid related to net share settlement of equity awards	(34,406)	—	—	(874)	—	(874)
Stock option exercises	497,385	—	—	1,464	—	1,464
Stock-based compensation	—	—	—	562	—	562
Net income	—	—	—	—	40,899	40,899
Balance at December 31, 2024	9,770,908	$9	(214,422)	$130,039	$100,702	$230,750

(See accompanying notes to financial statements)

Semler Scientific, Inc.
Statements of Cash Flows
(In thousands of U.S. Dollars)

	For the year ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,899	$20,583

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	579	599
Deferred tax expense (income)	5,727	(664)
Loss on disposal of assets for lease	298	369
Write off of prepaid software licenses	—	2,476
Gain on short-term investments	—	(151)
Allowance for credit losses	(88)	268
Change in fair value of notes held for investment	(128)	307
Change in fair value of digital assets	(24,933)	—
Stock-based compensation	862	944
Impairment of long-term investments	—	337
Changes in Operating Assets and Liabilities:
Trade accounts receivable	1,844	(2,508)
Inventory	88	24
Prepaid expenses and other current assets	(865)	(603)
Other non-current assets	85	96
Accounts payable	(262)	(433)
Accrued expenses	671	(246)
Other current and non-current liabilities	(367)	(68)
Net Cash Provided by Operating Activities	24,410	21,330

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(51)	(345)
Purchase of notes held for investment	(500)	(1,000)
Purchase of digital assets	(189,700)	—
Proceeds from maturities of short-term investments	—	78,093
Purchase of short-term investments	—	(57,869)
Proceeds from sale (purchase) of assets for lease	269	(483)
Net Cash (Used in) Provided by Investing Activities	(189,982)	18,396

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	119,602	—
Taxes paid related to net settlement of equity awards	(874)	(3,510)
Common stock warrants acquired	—	(1,949)
Stock issuance expenses	(3,000)	—
Proceeds from exercise of stock options	1,464	51
Net Cash Provided by (Used in) Financing Activities	117,192	(5,408)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(48,380)	34,318
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	57,332	23,014
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$8,952	$57,332
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$2,260	$4,060

(See accompanying notes to financial statements)

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
1. The Company
Semler Scientific Inc. (the “Company”) is a company developing and marketing technology products and services that assist its customers in evaluating and treating chronic diseases. The Company’s patented and FDA cleared product, QuantaFlo, measures arterial blood flow in the extremities to aid in the diagnosis of PAD. The Company also invests in bitcoin and have adopted bitcoin as its primary treasury reserve asset. As an operating business, the Company uses cash flows as well as proceeds from equity and debt financings to accumulate bitcoin. The Company’s healthcare technology solutions business is its predominant operational focus, providing cash flows and enabling it to pursue its bitcoin strategy.
2. Summary of Significant Accounting Policies and Estimates
Basis for Presentation
The Company’s financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates
The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses, and related disclosures during the reporting period. Significant items subject to such estimates include allowance for credit losses, valuation of equipment on lease, recognition and measurement of current and deferred income taxes, valuation and recognition of investments and intangible assets and valuation of inventory. These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, actual results could differ significantly from these estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash, cash equivalents, restricted cash, bitcoin, accounts receivable and trade payables. The Company maintains its cash and bitcoins with major financial institutions and reputed bitcoin traders. The Company’s cash consists of bank deposits held with banks that, at times, exceed federally insured limits. The cash and cash equivalents also include U.S. government money market fund accounts. Our bitcoins are held offline in cold storage with multiple third-party providers. The Company manages its accounts receivable credit risk through ongoing credit evaluation of its customers’ financial conditions. The Company generally does not require collateral from its customers. For information regarding the Company’s significant customers and vendors, see Note 12 to financial statements.
Revenue Recognition
The Company generates revenues primarily from the rental or license of its vascular testing product. The Company recognizes revenues from the licensing of its product primarily pursuant to agreements that automatically renew each month with revenue recognized on a daily convention basis or when the test is performed. The Company’s arrangements with customers for its vascular testing product are normally on a month-to-month basis with fees billed at the rates established in the customer agreement, either on a fixed or variable (e.g. fee per test) basis, as earned. The Company also recognizes revenue for hardware and supplies sales as of the date of shipment. Shipping and handling costs are included in cost of revenues in the statement of income. Payment terms of the customers are net 30 days. Semler replaces the defective sensors with no charge. Other than replacing the defective sensors there are no other obligations to the customers.
Cash and Cash Equivalents
Cash and cash equivalents are comprised of highly liquid investments purchased with an initial maturity date of three months or less. Funds held as investments in money market funds are included within cash and cash equivalents. Restricted cash represents amounts pledged as cash security related to the use of credit cards.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
Short-Term Notes Held for Investments
Short-term notes held for investments are those investment instruments that will mature within one year or which are expected to be liquidated within one year.
Accounts Receivable and Allowance for Credit Losses
Accounts receivables are recorded at the invoiced amount, net of allowances for credit losses. The allowance for credit losses is based on management’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of this allowance for credit losses by considering historical experience, the age of the accounts receivable balances, the credit quality of the customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect customers’ ability to pay to determine whether a specific reserve is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for credit losses when identified. Accounts receivable, net as of December 31, 2024, December 31, 2023 and December 31, 2022 was $4,378, $6,125 and $3,884, respectively, include $2,067, $5,966 and $1,735, respectively, related to revenue recognized under ASC 606.
As of December 31, 2024, the allowance for credit losses was $199. During the year the Company provided an additional reserve of $135 and recovered or expensed credit losses of $223 from customers. The allowance for credit losses as of December 31, 2023 was $287. Credit losses related to ASC 606 receivables were $113 and $6 as of December 31, 2024 and December 31, 2023, respectively.
Inventory
Inventory, which is made up of finished goods, is recorded at the lower of cost or net realizable value. Cost is determined on the first-in, first-out method. The Company periodically analyzes its inventory levels to identify inventory that has a cost basis in excess of its estimated realizable value and writes down such inventory as appropriate.
Assets for Lease
Assets for lease are recorded at cost. At December 31, 2024 and 2023, assets for lease consisted of vascular testing devices, which are primarily leased to customers. The cost of such assets for lease is depreciated on a straight-line basis over 36 months for the units outstanding and recorded as cost of revenues.
The Company regularly reviews whether facts and circumstances exist which indicate that the carrying amounts of assets may not be recoverable or that the useful life of assets are shorter or longer than originally estimated. The Company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with the related assets over their estimated remaining lives against their respective carrying amounts. The Company considers factors such as estimated usage and expected lives of its assets for lease in this analysis. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. At December 31, 2024 and 2023, there were no impairment indicators.
Intangible Digital Assets
The Company accounts for its digital assets, which are comprised solely of bitcoin, as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other. The Company has ownership of and control over its bitcoin and uses third-party custodial services at multiple locations that are geographically dispersed to store its bitcoin. The Company’s digital assets are initially recorded at cost and subsequently remeasured to fair value at the end of each reporting period, with changes recognized in other income, net.
The Company purchases bitcoins for long term investment. It intends to hold its digital assets for long term gains and treats them as long term capital assets for tax purposes. Unrealized gains/losses are treated as capital gains/losses for tax purposes. A valuation allowance is recorded for unrealized capital losses. Bitcoins are stored in cold wallets. Average cost of wallet is used for calculating the unrealized gains or losses. See Note 9 to Financial Statements for additional information regarding the Company’s purchases and sales of digital assets.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
Property and Equipment
Capital assets are recorded at cost. The cost of such capital assets is depreciated on a straight-line basis over a term depending on the assigned category (described below) and recorded as depreciation for capital assets recorded in engineering and product development, sales and marketing and general and administrative expenses.
At December 31, 2024 and 2023, capital assets are classified into one of the following categories:

Category Name	Description
Machinery & Equipment	Manufacturing, R&D, or other non-office equipment
Computer Equipment & Software	Software, computers, monitors, printers and other related equipment.
Furniture & Fixtures	Office equipment and furniture owned by the company

At December 31, 2024 and 2023, capital assets are depreciated based on the following estimated useful life for each category:

Account Name	Useful Life
Machinery & Equipment	Five years
Computer Equipment & Software	Three years
Furniture & Fixtures	Five years

The Company regularly reviews whether facts and circumstances exist which indicate that the carrying amounts of capital assets, may not be recoverable or that the useful life of assets are shorter or longer than originally estimated. The Company assesses the recoverability of its assets by comparing the projected fair value of the related asset over the estimated remaining life against the respective carrying amounts. The Company considers factors such as estimated usage and expected lives of its capital assets in this analysis. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. At December 31, 2024 and 2023, there were no impairment indicators.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, “Impairment or Disposal of Long-Lived Assets.” ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy under Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, are described as follows:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 — Inputs other than quoted prices included in Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and
Level 3 — Unobservable inputs that are supported by little or no market activity, which requires the Company to develop its own models.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
The financial instruments of the Company consist primarily of cash, U.S. government money market fund accounts, trade receivables, trade payables, bitcoins, and debt securities. Because carrying values of cash, trade receivables, and payables are equal to or approximate their fair value, the Company excluded them from the leveling requirements. U.S. government money market fund accounts are classified as Level 1 due to their short-term nature, their market interest rates and also based on the fact that they are publicly traded. Bitcoins purchased for investments, which are included in Intangible digital assets are classified as Level 1 as the unadjusted quoted prices in active markets are used for the fair valuation. The Company also invests in non-convertible promissory notes and equity securities in a privately held company, which were recorded on cost basis. See Notes 7 and 8 to Financial Statements for more information.
The Company's privately held debt security is recorded at fair value on a recurring basis. The estimation of fair value for these investments requires the use of significant unobservable inputs, and as a result, the Company deems these assets as Level 3 within the fair value measurement framework.
As of December 31, 2024, the Company valued the debt security at face value of $5,000. The original maturity date of December 6, 2024 was extended to January 17, 2025 and a partial amount of $3.5 million along with transaction fee of $100 and accrued interest of $47 was collected on January 15, 2025. A new amended and restated secured convertible note for the balance of $1.5 million was signed on January 15, 2025 with new terms (see note 20 for the details). The fair value of the Company’s privately held debt security was estimated at $5,000 as of December 31, 2024, in view of partial payment and a new note for the balance was signed.
Investment Valuation
The Company’s investments in equity in privately held companies without readily determinable fair values, which are generally recorded at cost, plus or minus subsequent observable price changes in orderly transactions for identical or similar investments, less impairments. As part of its assessment for impairment indicators, the Company considers significant deterioration in the earnings performance and overall business prospects of the investee as well as significant adverse changes in the external environment these investments operate. If its qualitative assessment indicates the investments are impaired, the fair value of these equity securities would be estimated, which would involve a significant degree of judgment and subjectivity.
The Company did not record any impairment during the year December 31, 2024. The Company recorded an impairment of $309 for the preferred stock investment in Mellitus Health, Inc (“Mellitus”) during the year ended December 31, 2023.
Deferred Revenue
Deferred revenue represents amounts billed to or collected from customers for which the related revenues have not been recognized because one or more of the revenue recognition criteria have not been met. The full amount is expected to be recognized as revenues within one year from the balance sheet date and, therefore, such deferred amounts have been classified as current liabilities in the balance sheets presented. The Company generally invoices its clients in advance of a rental period with payment due upon receipt of the invoice. Revenue recognized for the year ended December 31, 2024 from amounts included in deferred revenue as of December 31, 2023 was $1,120. Revenue recognized for the year ended December 31, 2023 from amounts included in deferred revenue as of December 31, 2022 was $1,160.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising expense incurred during the years ended December 31, 2024 and 2023 was $167 and $319, respectively. These costs are included in sales and marketing expenses in the statements of income.
Research and Development
The Company expenses costs related to the research and development associated with the design, development, testing and enhancement of its products and services. Such expenses include salaries and related employee benefits, and fees paid to external service providers. The Company incurred Research and development expenses of $4,792 and $5,773 for the year ended December 31, 2024 and 2023, respectively.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
Stock-Based Compensation
Stock-based compensation expense is measured based on the grant-date fair value of the stock-based awards. The Company recognizes stock-based compensation expense for the portion of each option grant or stock award that is expected to vest over the estimated period of service and vesting. The Company uses the Black-Scholes option pricing model as the method for determining the estimated grant-date fair value of stock options. The Black-Scholes option pricing model requires the use of subjective assumptions which determine the fair value of stock-based awards, including the option’s expected volatility. Forfeitures are recognized as incurred. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the grant. See Note 16 to financial statements for the details.
Employee Benefit Plan
The Company has a savings plan that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Effective January 1, 2022, the Company started to match 50% of employee’s 401(k) deferral up to a maximum of 6% of the employee’s eligible earnings.
Income Taxes
The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the expected tax consequences attributable to the differences between financial reporting and the tax bases of existing assets and liabilities and net operating loss (“NOL”) carryforwards, and they are measured using enacted tax rates expected to be in effect when differences are expected to reverse.
Recently Issued Accounting Pronouncements
Accounting Pronouncements Recently Adopted
In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07 “Segment Reporting: Improvements to Reportable Segment Disclosures”. This guidance expands public entities’ segment disclosures primarily by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. The amendments are required to be applied retrospectively to all prior periods presented in an entity’s financial statements. The Company adopted the new accounting standard for the fiscal year 2024. The adoption of this guidance did not have a material impact on the Company’s financial statements related disclosure.
In December 2023, the FASB issued ASU No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets to be measured at fair value in the statement of financial position, with gains and losses from changes in the fair value of such crypto assets recognized in net income each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard. The standard is effective for the Company for interim and annual periods beginning after December 15, 2024, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which the Company adopts the guidance. Early adoption is permitted in any interim or annual period for which an entity's financial statements have not been issued as of the beginning of the annual reporting period. The Company early adopted ASU 2023-08 in the second quarter ended June 30, 2024, effective retroactively as of January 1, 2024 with no cumulative-adjustment to the retained earnings as of the beginning of the annual period of adoption.
Recently Adopted Accounting Pronouncements not yet adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced disclosures surrounding income taxes, particularly related to rate reconciliation and income taxes paid information. In particular, on an annual basis, companies will be required to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Companies will also be required to disclose, on an annual basis, the amount

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
of income taxes paid, disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions above a quantitative threshold. The standard is effective for the Company for annual periods beginning after December 15, 2024 on a prospective basis, with retrospective application permitted for all prior periods presented. Early adoption is permitted. Adoption of this update is not expected to have a significant impact on the Company’s financial statements and related disclosures.
In November 2024, the FASB issued ASU 2024-03, "Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures." This standard requires entities to disaggregate operating expenses into specific categories such as employee compensation, depreciation, and intangible asset amortization, by relevant expense caption on the statement of operations. The standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, which means that it will be effective for the Company’s annual and interim reporting for the fiscal year ending December 31, 2028. Early adoption is permitted on either a prospective or retrospective basis. The Company is currently evaluating the impact of adopting ASU 2024-03 on its financial statements and related disclosures.
3. Assets for Lease, net
The Company provides financing of certain equipment through operating leases (see Note 13 to the financial statements). Assets for lease consist of the following:

	As of December 31,
	2024	2023
Assets for lease	$2,522	$3,375
Less: accumulated depreciation	(1,099)	(1,090)
Assets for lease, net	$1,423	$2,285

Depreciation expense amounted to $296 and $307 for the years ended December 31, 2024 and 2023, respectively. Reduction to accumulated depreciation for returned items was $279 and $441 for the years ended December 31, 2024 and December 31, 2023, respectively. The Company recognized a loss on disposal of assets for lease in the amount of $298 and $369 for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, total assets for lease, net, in use at customer locations were $295 and $489, respectively.
4. Inventory
As of December 31, 2024 and 2023, the inventory balance was $358 and $445, respectively. Inventory includes finished goods of sensors, light blocking bags and heel warmers.
5. Property and Equipment, net
Capital assets consist of the following:

	As of December 31,
	2024	2023
Property and equipment, gross	$1,467	$1,544
Less: accumulated depreciation	(980)	(824)
Property and equipment, net	$487	$720

Depreciation expense amounted to $283 and $292 for the years ended December 31, 2024 and 2023, respectively.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
6. Long-Term Investments
Carrying value of non-marketable securities is measured as the total initial cost plus the cumulative net gain (loss). Carrying value of non-marketable equity investments consist of the following for the periods presented:

	December 31, 2024	December 31, 2023
Investments in SYNAPS Dx	$512	$512
Total long-term investments	$512	$512

In September 2020, the Company acquired a promissory note from NeuroDiagnostics Inc., which is doing business as SYNAPS Dx, in the principal amount of $500. Subsequently, in December 2020, the Company agreed to convert the promissory note, together with all accrued interest thereon, into shares of preferred stock of SYNAPS Dx as repayment in full of the promissory note. The value of the note exchanged for the shares of preferred stock of SYNAPS Dx held by the Company as of December 31, 2024 and 2023 was approximately $512.
The investments in SYNAPS Dx as of December 31, 2024 were recorded in accordance with Accounting Standards Codification (“ASC”) 321, Investments – equity securities, which provides that investments in equity securities in privately-held companies without readily determinable fair values are generally recorded at cost, plus or minus subsequent observable price changes in orderly transactions for identical or similar investments, less impairments. The Company elected the practical expedient permitted by ASC 321 and recorded the above investments on a cost basis. As a part of the assessment for impairment indicators, the Company considers significant deterioration in the earnings performance and overall business prospects of the investee as well as significant adverse changes in the external environment these investments operate. If qualitative assessment indicates the investments are impaired, the fair value of these equity securities would be estimated, which would involve a significant degree of judgement and subjectivity.
The Company assessed the investment for impairment in accordance with ASC 321. As of December 31, 2024, the Company determined that there was no impairment. As of December 31, 2023, the Company determined that there was an impairment to the preferred stock investment in Mellitus and recorded an impairment of $309 due to the following factors: 1) due to continued operating losses; 2) due to lack of revenue growth; and 3) delayed capital raise. The cumulative recorded impairment as of December 31, 2024, was $309.
7. Fair Value Measurements
The following table presents fair value hierarchy of the Company’s financial assets measured at fair value on a recurring basis:

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
As of December 31, 2024
U.S. Government money market fund accounts	$3,638	$—	$—	$3,638
(Included in cash and cash equivalents)
Bitcoin investments	214,633	—	—	214,633
(Included in intangible digital assets)
Total Assets	$218,271	$—	$—	$218,271

	Level 1	Level 2	Level 3	Total
As of December 31, 2023
U.S. Government money market fund accounts	$41,373	$—	$—	$41,373
(Included in cash and cash equivalents)
U.S. Treasury bill	—	10,494	—	10,494
(Included in cash and cash equivalents)
Investment in debt securities	—	—	4,372	4,372
(Included in notes held for investment)
Total Assets	$41,373	$10,494	$4,372	$56,239

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
Treasury bill was purchased on October 10, 2023, at a cost of $10,414, and fair value accretes to maturity date at an interest rate of 5.35%. The treasury bill was classified as Level 2 as it is considered “off the run” because similar treasury bills were issued before the most recent issue and were outstanding as of December 31, 2023 and therefore not considered as liquid as other treasury bills with the same maturity date. As of December 31, 2023, the interest income recorded on these bills was $80.
The Company valued the debt securities at face value as of December 31, 2024 because the debt was to be repaid in January 2025. As of December 31, 2023, the Company valued the debt securities using a bond plus call option model reflecting the cash flow from the debt securities and assuming a 5% probability of an equity financing, a 75% probability of a change of control, and a 20% probability of payment at maturity or an insolvency event. As of December 31, 2023, the fair value of the Company’s privately held debt securities was estimated at $4,372.
The key inputs for the valuation model are:

December 31, 2023
Risk-free rate	3.94% - 5.26%
Cash flow discount rate	27.8%
Expert term in years	0.25 - 2.92
Expected volatility	120%

The following table represents changes in the notes held for the investments with significant unobservable inputs:

Convertible Notes
Balance as of December 31, 2023	$4,372
Purchased	500
Change in fair value of the notes held for investment	128
Balance as of December 31, 2024	$5,000

8. Notes held for investment
Notes receivable consist of the following for the periods presented:

	December 31, 2024	December 31, 2023
Senior secured promissory notes	$1,000	$1,000
Secured convertible promissory notes	5,100	4,372
Total notes held for investment	$6,100	$5,372

In June 2022, the Company loaned Mellitus an aggregate of $1,000 through the purchase of two senior secured promissory notes that bear interest at a rate of 5% per annum, and mature in three years unless accelerated due to an event of default as provided in the notes. Repayment of notes is secured by a first priority interest in all of Mellitus’ assets.
In December 2022, the Company entered into a senior convertible promissory note (also referred as debt security) arrangement with Monarch, providing Monarch with up to $5,000 in available funding, of which $5,000, in principal was drawn as of December 31, 2024. The Monarch debt security accrues interest at 10% per annum, payable monthly, and the principal balance was originally due December 6, 2024, with such due date extended to January 17, 2025 (refer to note 20 for additional information). The note along with up to $100 of transaction expenses is due and payable on the occurrence of an event of default or change of control unless accelerated due to the conversion into preferred stock prior thereto at the option of the Company. The Company has the option to extend the maturity date for two consecutive one-year terms. The Monarch debt security can be converted into Monarch’s shares at the Company’s option upon (a) an equity financing at Monarch, (b) upon a change of control at Monarch, or (c) at the Company’s option at any time prior to the maturity date. If converted upon a change of control, the Company has

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
the right to receive a cash payment equal to the balance of the Monarch debt security or the amount payable upon conversion into Monarch’s shares. The Monarch debt security is redeemable at any time at Monarch’s option or automatically upon an event of default (as defined in the note).
The Company made an irrevocable election to account for the Debt Securities using the fair value option under ASC 825 – Financial Instruments (“ASC 825”) and will measure the fair value of the Debt Securities in accordance with ASC 820. The Company made the fair value option election to present the Debt Securities in its entirety at fair value, which it believes to be preferable to recognizing the host instrument at fair value under ASC 320 and potentially separately recognizing certain embedded features as bifurcated derivatives under ASC 815. As of December 31, 2024, the Company assessed and estimated the fair value of the Debt Security of Monarch to be $5,000 and Mellitus senior secured promissory notes to be $1,000. As of December 31, 2023, the Company estimated the fair value of the Monarch debt security to be $4,372.
The Company recognizes interest income on the Monarch debt security, which is included in interest and dividend income in the statements of income. Accrued interest on the Monarch convertible promissory note was included in prepaid and other current assets. For the year ended December 31, 2024 and 2023, the Company recognized $483 and $449, respectively, of interest income from Monarch debt security. The Company recognizes changes in fair value of the notes in the statements of income separately from the interest income. For the year ended December 31, 2024 and 2023, the Company recorded a change in fair value of $128 and $307, respectively, for the Monarch debt security.
9. Intangible Digital Assets
In May 2024, the Company announced that its board of directors adopted bitcoin as its primary treasury reserve asset. Under this new treasury strategy, the Company purchases and holds bitcoins for long term investment purposes. The Company accounts for its bitcoin as an indefinite-lived intangible asset in accordance with ASC 350, Intangibles—Goodwill and Other and has ownership of and control over its bitcoin, which are included in Intangible digital assets in the Balance Sheets. As of December 31, 2024, there were no contractual restrictions on the sale of bitcoins.
Bitcoin Investment
The Company early adopted ASU No. 2024-08 in the second quarter of 2024 effective retroactively as of January 1, 2024. See Recently Adopted Accounting Pronouncement in Note 2 to Financial Statements.
The Company’s bitcoin purchased for investment purpose are initially recorded at cost, inclusive of transaction costs and fees. Subsequently, the Company remeasures its bitcoin investment at fair value at the end of each reporting period with changes recognized in net income through “Other income, net” in the Company’s Statements of Income.
Intangible Assets Cost Basis
The Company uses average cost for computing capital gains or losses.
The following table sets forth the units held, cost basis, and fair value of crypto assets held, as shown on the balance sheet as of December 31, 2024:

	Units Held	Cost Basis	Fair Value
Intangible digital assets held:
Third party bitcoin custodians	2,298	$189,700	$214,633
Dispositions	—	—	—
Total	2,298	$189,700	$214,633

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
Reconciliation of fair value
The following table represents a reconciliation of the fair values of the Company’s Intangible digital assets held for the year ended December 31, 2024:

For The Year Ended December 31, 2024
Intangible digital assets held:
Beginning balance at fair value	$—
Additions	189,700
Dispositions	—
Unrealized gain, net	29,766
Unrealized loss, net	(4,833)
Ending Balance	$214,633

10. Other non-current assets
Other non-current includes right-of-use asset (“ROU”) of $65 and long-term deposits of $20 as of December 31, 2024. As of December 31, 2023, ROU asset of $150 and miscellaneous receivable of $100 and long term deposits balances of $20, respectively.
11. Accrued Expenses
Accrued expenses consist of the following:

	As of December 31,
	2024	2023
Compensation	$3,743	$2,008
Accrued Taxes	909	1,991
Miscellaneous Accruals	521	503
Total Accrued Expenses	$5,173	$4,502

12. Concentration of Credit Risk
Credit risk is the risk of loss from amounts owed by the financial counterparties. Credit risk can occur at multiple levels; as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Financial instruments that potentially subject the Company to credit risk consist of cash, bitcoins and accounts receivable.
The Company maintains cash with major financial institutions. The Company’s cash consists of bank deposits held with banks that, at times, exceed federally insured limits. The cash and cash equivalents also includes U.S. government money market fund accounts. As of December 31, 2024, the Company held deposits of $5,314, which exceeded federal deposit corporation limits. The Company also invested in U.S. government money market accounts of $3,638. The Company holds 2,298 bitcoins as of December 31, 2024, valued at $214,633. As of December 31, 2024, two providers accounted for 60% and 40% of the Company’s total bitcoin holdings. Our bitcoins are held offline in cold storage with multiple third-party providers. The Company limits its credit risk by dealing with counterparties that are considered to be of high credit quality and by performing periodic evaluations of the relative credit standing of these financial institutions.
Management periodically monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit loss. For the year ended December 31, 2024, two customers (including affiliates) accounted for 43.1% and 27.6% of the Company’s revenue. For the year ended December 31, 2023, two customers accounted for 36.0%, and 34.9% of the Company’s revenue. As of December 31, 2024, three customers accounted for 33.9%, 28.7% and 14% of the Company’s accounts receivable. As of December 31, 2023, three customers accounted for 27.5%, 27.5% and 23.6% of the Company’s accounts receivable.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
As of December 31, 2024, three vendors accounted for 29.4%, 16.7% and $15.6% of the Company’s accounts payable. As of December 31, 2023, two vendors accounted for 24.0% and 10.1% of the Company’s accounts payable.
13. Leases
Lessee Arrangements
On July 31, 2020, the Company entered into a 61-month lease agreement for office space to use, as necessary, for office administration, lab space and assembly and storage purposes, located in Santa Clara, California. The Company took possession of the leased office space in September 2020, and the lease is effective through September 30, 2025. The discount rate determined for this lease was 2.5%.
As of December 31, 2024, the remaining lease term is nine months with no options to renew. The Company recognized facilities lease expenses of $88 and $88 for the years ended December 31, 2024 and 2023, respectively. The following table summarizes the future minimum rental payments required under operating leases that had initial or remaining non-cancelable lease terms greater than one year as of December 31, 2024:

Total
2025	71
Total undiscounted future minimum lease payments	71
Less: present value discount	(1)
Total lease liabilities	70
Lease expense in excess cash payment	(5)
Total ROU asset	$65

As of December 31, 2024, the Company’s ROU asset was $65, which is recorded on the Company’s balance sheet as other non-current assets, and the Company’s current lease liabilities were $70, which were recorded on the Company’s balance sheet as other short-term liabilities.
Lessor Arrangements
The Company enters into contracts with customers for the Company’s QuantaFlo® product. The Company has determined these contracts meet the definition of a lease under Topic 842. The lease portfolio primarily consists of operating leases that are short-term in nature (monthly, quarterly or one year, all of which have renewal options). The Company made an accounting policy election to apply the practical expedient to not separate lease and eligible non-lease components. The lease component is the predominant component and consists of fees charged for use of the equipment over the period of the arrangement. The nature of the eligible non-lease component is primarily software support. The assets associated with these leasing arrangements are separately identified in the Balance Sheet as Assets for Lease and separately disclosed in Note 3 to the financial statements. During the year ended December 31, 2024 and 2023, the Company recognized approximately $27,488 and $37,262, respectively, in lease revenue related to these arrangements, which is included in revenues on the Statements of Income.
Variable-fee Revenue
The Company recognizes revenues from variable-fee licenses (e.g., fee per test) and sales of hardware equipment and accessories in accordance with Topic 606. Total revenues from variable-fee licenses were approximately $25,955 and $28,992 for the years ended December 31, 2024 and 2023, respectively. Total revenues from sales of hardware and equipment accessories were approximately $2,851 and $1,930 for the years ended December 31, 2024 and 2023, respectively.
14. Commitments and Contingencies
Indemnification Obligations
The Company enters into agreements with customers, partners, lenders, consultants, lessors, contractors, sales representatives and parties to certain transactions in the ordinary course of the Company’s business. These agreements may require the Company to indemnify the other party against third party claims alleging that its product

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
infringes a patent or copyright. Certain of these agreements require the Company to indemnify the other party against losses arising from: a breach of representations or covenants, claims relating to property damage, personal injury or acts or omissions of the Company, its employees, agents or representatives. The Company has also agreed to indemnify the directors and certain of the officers and employees in accordance with the by-laws of the Company. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on the Company’s liability, and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, the Company cannot estimate its potential liability under these indemnities. The Company believes that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, the Company had not made any significant payment under such indemnification provisions. Accordingly, the Company has not recorded any liabilities relating to these agreements. In certain cases, the Company has recourse against third parties with respect to the aforesaid indemnities, and the Company believes it maintains adequate levels of insurance coverage to protect the Company with respect to potential claims arising from such agreements.
Other
The Company is subject to various state sales and use tax audits and believes its current exposure could result in an estimated liability of up to $500. The Company did not record such estimated liability as of December 31, 2024, as it was not determined to be probable.
Legal Matters
From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business. The Company is not currently a party to any litigation the outcome of which, if determined adversely to it, would individually or in the aggregate be reasonably expected to have a material adverse effect on its business, operating results, cash flows or financial condition.
In July 2017, the Company received an initial civil investigative demand (“CID”) from the U.S. Department of Justice (“DOJ”) pursuant to the federal False Claims Act investigating whether the Company and others may have violated the False Claims Act by marketing tests on devices that use photoplethysmography technology as reimbursable by Medicare in alleged contravention of applicable laws and regulations. The Company cooperated with the investigation, along with subsequent CIDs received in February 2019, December 2021, April 2022 and April 2023 addressed to the Company or individual current or former employees related to the same investigation. In September 2024, DOJ shared certain information to which the Company responded in January and February 2025. On February 6, 2025, DOJ asked if the Company wished to engage in settlement discussions to resolve any potential claims by February 11, 2025 and if so that the Company make a settlement offer by such deadline. Prior to February 6, 2025, DOJ had not stated an intention to pursue a claim of wrongdoing against the Company. On February 11, 2025, the Company began initial settlement discussions with DOJ, but ceased initial discussions on that date. Accordingly, there is a risk that DOJ will file a complaint or complaint in intervention in a civil False Claims Act lawsuit seeking damages. The Company does not believe the amount of loss can be reasonably estimated. The Company intends to vigorously defend itself in any such action.
15. Stockholders’ Equity
The Company has 50,000,000 authorized shares of capital stock, all of which are designated as common stock with par value of $0.001 per share.
Each holder of shares of common stock is entitled to one vote for each share held.
At-the-Market Offering
On August 24, 2024, the Company’s registration statement on Form S-3 became effective, which allowed it to offer and sell securities from time to time in one or more offerings, up to an aggregate value of $150.0 million, including under its June 2024 Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co., pursuant to which the Company may offer and sell from time to time its common stock in an at-the-market (“ATM”) offering. Pursuant

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
to this agreement, the Company agreed to pay the sales agent commissions for their services in acting as agent with respect to the sale of shares through the ATM offering program. The sales commission and expenses related to each of the ATM equity offering program are considered direct and incremental costs and are charged against “Additional paid-in capital” on the Balance Sheet in the period in which the corresponding shares are issued and sold.
Through December 31, 2024, the Company had issued and sold a total of 2,197,988 shares of its common stock for aggregate gross proceeds of approximately $119.6 million.
Treasury Stock Acquired
On March 14, 2022, the Company’s Board of Directors authorized a share repurchase program under which it may repurchase up to $20.0 million of its outstanding common stock. Under this program the Company may purchase shares on a discretionary basis from time to time through open market purchases, privately negotiated transactions or other means, including through Rule 10b5-1 trading plans or through the use of other techniques such as accelerated share repurchases. The timing and amount of any transactions will be subject to the discretion of the Company based upon market conditions and other opportunities that it may have for the use or investment of its cash balances. The repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. No purchases were made during the years ended December 31, 2024 and 2023.
Warrants Acquired- Related Party Transaction
On May 17, 2023, the Company repurchased outstanding warrants to acquire 76,875 shares of common stock from its chief executive officer at a cost of $1,949. The warrants, which were originally issued on June 7, 2012 (16,875 shares) with an exercise price of $4.00 per share and on July 31, 2013 (60,000 shares), with an exercise price of $4.50 per share, were amended in September 2015 and, as amended, had an expiration date of July 31, 2023. The $1,949 aggregate cash purchase price reflects the difference between the aggregate exercise price of the warrants and the aggregate fair market value of the shares of common stock underlying the warrants, based on the closing price of a share of the Company’s common stock on May 16, 2023, the date of the warrant repurchase agreement. Following the warrant repurchase, the warrants were cancelled and are no longer issued and outstanding.
16. Stock Option Plan
The Company’s stock-based compensation program is designed to attract and retain certain key employees while also aligning employees’ interests with the interests of its stockholders. Stock options have been granted to employees under the stockholder-approved 2014 Stock Incentive Plan (“2014 Plan”). Our board of directors adopted the 2024 Stock Option and Incentive Plan (the “2024 Plan”) on August 14, 2024 and stockholder approval of the 2024 Plan became effective in October 2024. In connection with expiration of the 2014 Plan in July 2024, the available share reserve (including any awards outstanding under the 2014 Plan that lapsed prior to stockholder approval of the new 2024 Plan) were transferred to the 2024 Plan upon stockholder approval thereof. The 2024 Plan provided that the aggregate number of shares of common stock that initially may be issued pursuant to awards granted under the 2024 Plan may not exceed 1,916,011 shares (the “Share Reserve”), along with any awards that transfer over from the 2014 Plan. In addition, the Share Reserve automatically increases on January 1st of each year, for a period of not more than 10 years, beginning on January 1st of the year following the year in which the 2024 Plan became effective and ending on (and including) January 1, 2034, in an amount equal to 4% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year. The Company’s board of directors may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of common stock than would otherwise occur. The Share Reserve is currently 3,172,399 shares as of December 31, 2024.
In light of stockholder approval of the 2024 Plan, the Company no longer grants equity awards under the 2014 Plan. As of December 31, 2024, there were no shares available for future stock-based compensation grants under the 2014 plan. 2,155,895 shares of an aggregate total of 3,172,399 shares, are available for future stock-based compensation grants under the 2024 Plan.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
Aggregate intrinsic value represents the difference between the closing market value as of December 31, 2024 of the underlying common stock and the exercise price of outstanding options. A summary of the Company’s stock option activity and related information for 2024 and 2023 is as follows:

	Options Outstanding
	Number of Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (In Thousands)
Balance, December 31, 2023	1,021,785	$3.84	3.76	$41,333
Options granted	173,700	$23.04	—	—
Options forfeited/cancelled	(6,650)	—	—	—
Options exercised	(497,385)	$3.42	—	—
Balance, December 31, 2024	691,450	$8.86	3.21	$31,209
Exercisable as of December 31, 2024	528,867	$4.43	1.88	$26,214

As of December 31, 2024, the fair value of unvested stock options was approximately $2,315. This unrecognized stock-based compensation expense is expected to be recorded over a weighted average period of 3.35 years.
During the year ended December 31, 2024, the Company awarded stock options of 173,700 to employees as compensation pursuant to the 2014 Plan. Of these 119,700 options, 1/4th vest one year after the grant date and 1/48th for each month thereafter contingent upon the participant’s continued service beginning on the initial vesting date and ending when the Vested Ratio equals 1/1. Grant date fair value of options granted to the employees for the year ended December 31, 2024 and 2023 was $1,792 and $316, respectively. Also during the year ended December 31, 2024, the Company awarded stock options of 54,000 to members of the board of directors pursuant to the 2014 Plan (the “Director Options”). Of these options, 1/24 vested immediately on the date of grant and 1/24 for each month thereafter contingent upon participant’s continued service beginning on the initial vesting date and ending when the vested ratio equals 1/1. The Director Options will be cancelled if not exercised by May 23, 2026. Grant date fair value of options granted to the non-employee directors for the year ended December 31, 2024 and 2023 was $559 and zero, respectively.
No stock-based compensation was capitalized or included in inventories for the years ended December 31, 2024 and 2023.
The fair value of each option grant is estimated using the Black-Scholes option pricing model. The weighted-average assumptions used, and the calculated weighted average fair values of options are as follows:

	December 31, 2024	December 31, 2023
Expected term (in years)	2-7	7
Risk-free interest rate	4.5%-4.9%	4.14%-4.41%
Expected volatility	62.3%-77.2%	69.0%-79.5%
Expected dividend rate	0	0
Fair value of options granted	$10.35-$14.97	$17.54-$19.04

Total tax benefit from the exercise of stock options was $4,428 and $2,133 for the years ended December 31, 2024 and 2023, respectively.
Stock grants
The Company granted 10,500 and 18,048 shares of fully vested stock to employees and board of directors in the year ended December 31, 2024 and 2023, respectively. Grant date fair value of the stock was $300 and $860 for the year ended December 31, 2024 and 2023, respectively.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
The Company has recorded an expense of $862 and $944 as it relates to stock-based compensation for the years ended December 31, 2024 and 2023, respectively, which was allocated as follows based on the role and responsibility of the recipient in the Company:

	December 31	December 31
	2024	2023
Cost of Revenues	$42	$8
Engineering and Product Development	43	53
Sales and Marketing	135	317
General and Administrative	642	566
Total	$862	$944

17. Income Taxes
The components of the provision for income taxes are as follows:

	2024	2023
Current tax provision:
Federal	$948	$3,576
State	310	605
Total current tax provision	1,258	4,181
Deferred tax provision:
Federal	5,015	(680)
State	712	16
Total deferred tax provision	5,727	(664)
Total income tax provision	$6,985	$3,517

A summary of the differences between the Company’s effective income tax rate and the federal statutory income tax rate for the years ended December 31, 2024 and 2023 are as follows:

	2024	2023
Federal statutory rate	21.00%	21.00%
State income tax rate, net of federal benefit	1.96%	2.04%
Stock-based compensation	(8.32)%	(7.98)%
Permanent items	(0.03)%	(0.71)%
Other	(0.07)%	0.24%
Effective income tax rate	14.54%	14.59%

Deferred tax (liabilities) assets are comprised of the following at December 31:

	2024	2023
Net operating loss carryforwards	$185	$188
Deferred revenue	185	268
Stock based compensation	208	385
Accrual and reserves	180	251
Research and development credits	251	262
Other	179	156
Depreciation and amortization	2,004	1,450
Lease liability	17	38
Total gross deferred tax assets	3,209	2,998
Less valuation allowance	—	—
Net deferred tax assets	3,209	2,998

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)

	2024	2023
Deferred tax liabilities:
Right of use assets	(16)	(36)
Change in fair value of digital assets	(5,958)	—
Total deferred tax liabilities	(5,974)	(36)
Net deferred tax (liabilities) assets	$(2,765)	$2,962

Federal and California tax laws imposes significant restrictions on the utilization of net operating loss (“NOL”) carryforwards in the event of a change in ownership of the Company, as defined by Section 382 of the Code (“Section 382”). The Company completed a formal 382 study for the period from January 1, 2012 through June 30, 2019 and concluded that a change in ownership has likely occurred. The Company has no NOL carryforwards for Federal income tax purposes and approximately $2,580 for California income tax purposes as of December 31, 2024. The state NOL carryforwards, if not utilized, will expire beginning in 2035 and extended to 2038.
As of December 31, 2024 and 2023, the Company had $487 and $470, respectively, of unrecognized tax benefits (excluding interest and penalties) that, if recognized, would affect the effective tax rate. The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

	Gross Unrecognized Tax Benefits 2024	Gross Unrecognized Tax Benefits 2023
Unrecognized tax benefits – January 1	$470	$401
Gross increases related to prior tax positions	—	4
Gross decreases related to prior tax positions	(3)	—
Gross increases related to current tax positions	20	65
Unrecognized tax benefits – December 31	$487	$470

The Company’s policy is to recognize interest and penalty expenses related to uncertain tax positions in income tax expense, which was $155 and $87 for the years ended December 31, 2024 and 2023, respectively. The Company files income tax returns in the U.S. federal and various state tax jurisdictions.
The Company’s tax years beginning in 2020 remain open for examination by the state tax authorities for four years. The Company’s tax years beginning in 2021 remain open for examination by the federal tax authorities for three years. Tax years beginning in 2018 will remain open for examination from the date of utilization of any NOL or credits. The Company does not have any tax positions for which it is reasonably possible the total amount of gross unrecognized tax benefits will increase or decrease within 12 months of the year-ended December 31, 2024.
Before January 1, 2022, IRC §174 provided a taxpayer may treat research or experimental expenditures which are paid or incurred by the taxpayer during the taxable year in connection with the taxpayer’s trade or business as expenses. As amended by TCJA, IRC §174 provides that in a case of a taxpayer’s specified research or experimental expenditures for any taxable year beginning after December 31, 2021, no deduction is allowed for such expenditures. The expenditures must be charged to capital account and allowed an amortization deduction of such expenditures ratably over the 5-year period (15-year period in the case of any specified research expenditures which are attributable to foreign research). The Company capitalized $4,153 and $4,610 specified research or experimental expenditures for the year ended December 31, 2024 and 2023, respectively.
18. Net Income Per Share, Basic and Diluted
Basic earnings per share (“EPS”) represent net income attributable to common shareholders divided by the weighted average number of common shares outstanding during the measurement period. Diluted EPS represents net income attributable to common shareholders divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period using the treasury stock method.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
Basic and diluted net EPS is calculated as follows:

	Year ended December 31,
	2024			2023
	Shares	Net Income	EPS	Shares	Net Income	EPS
Basic	7,228,961	$40,899	$5.66	6,732,806	$20,583	$3.06
Common stock options	751,157	—		1,086,353	—
Diluted	7,980,118	$40,899	$5.13	7,819,159	$20,583	$2.63

19. Segment Information
ASU No. 2023-07 topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statement. The Company manages its business in one reportable operating segment, which is engaged in the manufacturing, marketing, and sales of its patented and FDA cleared product, QuantaFlo. In accordance with the “Segment Reporting” Topic 280, the Chief Executive Officer and President has been identified as the Company’s chief operating decision maker (“CODM”), who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. The CODM uses segment operating profit to allocate resources including employees, property and investments. The CODM also uses month-over-month expense variance analysis for cost control and for making decisions about allocating capital and personnel to the segment.
The following table breaks out the operations of the Company’s single reportable segment information.

	December 31	December 31
	2024	2023
Revenue	$56,294	$68,184
Less:
Cost of revenue	4,685	6,923
Research and development(1)	4,709	5,674
Sales	5,895	7,777
Sales operations	2,946	3,702
General and administration	12,651	14,208
Depreciation and amortization	283	292
Other segment expenses(2)	4,192	7,352
Segment operating profit	20,933	22,256
Interest income, net	1,877	2,471
Impairment of investments	—	(337)
Change in fair value of notes held for investment	128	(307)
Change in fair value of digital assets	24,933	—
Other corporate income(3)	13	17
Income before taxes	47,884	24,100
Income tax expense	6,985	3,517
Net income	$40,899	$20,583

(1)	Research and development include clinical affairs and HITRUST.
(2)	Other segment expenses include marketing, customer education, business development, and strategic streamlining.
(3)	Other corporate income represents unallocated income.
See note 12 to the financial statements for the customers accounted for 10% or more of the revenues and receivables.
As of December 31, 2024 and 2023, all assets of the Company were located in United States of America.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
20. Subsequent Events
Offering of 4.25% Convertible Senior Notes
On January 28, 2025, the Company completed its previously announced private offering of $100.0 million aggregate principal amount of its 4.25% Convertible Senior Notes due 2030, or the Notes, including the exercise in full of the initial purchasers’ option to purchase up to an additional $15.0 million principal amount of the Notes. The Notes were issued pursuant to an indenture, dated January 28, 2025, or the Indenture, between the Company and U.S. Bank Trust Company, National Association, as trustee.
The Notes are general senior, unsecured obligations of the Company and will mature on August 1, 2030, unless earlier converted, redeemed or repurchased. The Notes bear interest at a rate of 4.25% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2025. The Notes are convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding May 1, 2030, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2025 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock, par value $0.001 per share, or the Common Stock, for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period, or the measurement period, in which the trading price (as defined in the Indenture) per $1,000 principal amount of the Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Common Stock and the conversion rate for the Notes on each such trading day; (3) if Semler Scientific calls such Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events as set forth in the Indenture. On or after May 1, 2030 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may convert all or any portion of their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture.
The conversion rate for the Notes will initially be 13.0826 shares of Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $76.44 per share of Common Stock. The initial conversion price of the Notes represents a premium of approximately 25.0% over the last reported sale price of the Common Stock on the Nasdaq Capital Market on January 23, 2025. The conversion rate for the Notes is subject to adjustment under certain circumstances in accordance with the terms of the Indenture. In addition, following certain corporate events that occur prior to the maturity date of the Notes or if the Company delivers a notice of redemption in respect of the Notes, it will, in certain circumstances, increase the conversion rate of the Notes for a holder who elects to convert its Notes in connection with such a corporate event or convert its notes called (or deemed called) for redemption during the related redemption period (as defined in the Indenture), as the case may be. Initially, a maximum of 1,635,320 shares of Common Stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 16.3532 shares of common stock per $1,000 principal amount of Notes.
The Company may not redeem the Notes prior to August 4, 2028. The Company may redeem for cash all or any portion of the Notes (subject to the partial redemption limitation described in the Indenture), at its option, on or after August 4, 2028 and prior to the 21st scheduled trading day immediately preceding the maturity date, if the last reported sale price of the Common Stock has been at least 130% of the conversion price for the Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
If the Company undergoes a fundamental change (as defined in the Indenture), then, subject to certain conditions and except as set forth in the Indenture, holders may require, subject to certain exceptions, the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable. The following events are considered “events of default” under the Indenture:
•	default in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;
•	default in the payment of principal of any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;
•
failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for three business days;

•
failure by the Company to give (i) a fundamental change notice or notice of a make-whole fundamental change, in either case when due and such failure continues for five business days, or (ii) notice of a specified corporate transaction when due and such failure continues for one business day;

•	failure by the Company to comply with its obligations in respect of any consolidation, merger or sale of assets;
•
failure by the Company to comply with any of its other agreements in the Notes or the Indenture for 60 days after written notice of such failure from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding;

•
default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed with a principal amount in excess of $15.0 million (or its foreign currency equivalent), in the aggregate of the Company and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created, (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding in accordance with the Indenture; and

•	certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries’
Neither the notes, nor any shares of the Company’s common stock issuable upon conversion of the notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons, absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
Repayment of Senior Convertible Senior Note
On January 15, 2025, Monarch repaid $3,500, along with the transaction fees and accrued interest. At the same time, the Company entered into an Amended and Restated Secured Convertible Promissory Note (“New Note”) and

Semler Scientific, Inc.
Notes to Financial Statements(continued)
(In thousands of U.S. Dollars, except share and per share data and bitcoin and bitcoin cost)
related subordination agreement for the outstanding balance of $1,500 (“Principal Amount”). The New Note carries an interest rate of 15% payable monthly on 5th day of each month. Unless earlier repaid or converted, the New Note will mature and the outstanding Principal Amount, together with accrued and unpaid interest thereon and the transaction expenses (the “Balance”), shall be due and payable on the first to occur of (i) the occurrence of an Event of Default (as defined in the New Note), (ii) a Change of Control (as defined in the New Note) unless converted as set forth in the New Note or (iii) February 15, 2028 (the “Maturity Date”).
Bitcoin Purchase Update
During the period January 1, 2025 and February 14, 2025, the Company purchased a total of approximately 894 bitcoins at an aggregate purchase price of approximately $90.7 million for an average purchase price of approximately $101,532 per bitcoin. See Note 9 to Financial Statements “Intangible Digital Assets” for further details.
As of February 14, 2025, The Company held approximately 3,192 bitcoins that were acquired at an aggregate purchase price of $280.4 million and an average purchase price of approximately $87,854 per bitcoin, inclusive of fees and expenses. As of February 14, 2025, at 4 p.m. Eastern Time, the market price of one bitcoin reported on the Coinbase exchange (the Company’ principal market) was $97,505.

STRIVE, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except share and per share data)

	September 30, 2025 (Successor)	December 31, 2024 (Predecessor)
	(unaudited)	(audited)
Assets:
Current assets:
Cash and cash equivalents	$109,069	$6,155
Short-term investments	—	16,755
Prepaid expenses	3,533	351
Other current assets	1,601	500
Total current assets	114,203	23,761
Digital assets, at fair value	672,913	—
Property and equipment, net	816	951
Intangible assets, net	361	187
Right-of-use lease assets	4,141	1,786
Other non-current assets	142	1,512
Total assets	$792,576	$28,197

Liabilities:
Current liabilities:
Compensation and benefits payable	$357	$1,112
Accounts payable and other liabilities	9,186	2,227
Total current liabilities	9,543	3,339
Operating lease liabilities	3,604	1,516
Total liabilities	13,147	4,855

Stockholders’ equity:
Predecessor preferred stock, $0.00001 par value; 0 and 1,161,650 shares authorized, 0 and 1,158,802 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	72,488
Predecessor Class A common stock, $0.00001 par value; 0 and 2,000,000 shares authorized, 0 and 2,000,000 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Predecessor Class B common stock, $0.00001 par value; 0 and 2,339,765 shares authorized, 0 and 400,970 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Successor Class A common stock, $0.001 par value; 444,000,000,000 and 0 shares authorized, 448,817,597 and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	449	—
Successor Class B common stock, $0.001 par value; 21,000,000,000 and 0 shares authorized, 218,035,473 and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	218	—
Additional paid-in capital	1,047,185	—
Accumulated deficit	(268,423)	(49,146)
Total stockholders’ equity	779,429	23,342
Total liabilities and stockholders’ equity	$792,576	$28,197

The accompanying notes are an integral part of these consolidated financial statements

STRIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from July 1, 2025 to September 11, 2025	Three Months Ended September 30, 2024
Revenues:
Investment advisory fees	$246	$1,283	$950
Other revenue	9	5	34
Total revenues	255	1,288	984

Operating expenses:
Fund management and administration	282	1,251	1,272
Employee compensation and benefits	18,720	3,151	2,182
General and administrative expense	445	871	4,404
Marketing and advertising	18	68	89
Depreciation and amortization	12	43	47
Total operating expenses	19,477	5,384	7,994

Investment gains/(losses):
Net unrealized loss on digital assets	(10,133)	—	—
Other derivative loss	(14,731)	—	—
Net investment gains/(losses)	(24,864)	—	—
Net operating loss	(44,086)	(4,096)	(7,010)

Other income/(expense):
Other income	68	10	208
Transaction costs	(7,484)	(10,280)	—
Goodwill and intangible asset impairment	(140,785)	—	—
Total other income/(expense)	(148,201)	(10,270)	208

Net loss before income taxes	(192,287)	(14,366)	(6,802)
Income tax benefit/(expense)	—	—	—
Net loss	$(192,287)	$(14,366)	$(6,802)

Weighted average number of common shares outstanding:
Basic(1)	872,349,183	2,325,783	2,225,816
Diluted(1)	872,349,183	2,325,783	2,225,816

Net loss per common share:
Basic(1)	$(0.22)	$(6.18)	$(3.06)
Diluted(1)	$(0.22)	$(6.18)	$(3.06)

(1)	Basic and diluted earnings per common share for Class A and Class B common stock are the same.
The accompanying notes are an integral part of these consolidated financial statements

STRIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from January 1, 2025 to September 11, 2025	Nine Months Ended September 30, 2024
Revenues:
Investment advisory fees	$246	$4,187	$2,560
Other revenue	9	35	55
Total revenues	255	4,222	2,615

Operating expenses:
Fund management and administration	282	4,250	3,488
Employee compensation and benefits	18,720	7,222	6,465
General and administrative expense	445	4,229	10,040
Marketing and advertising	18	231	443
Depreciation and amortization	12	149	141
Total operating expenses	19,477	16,081	20,577

Investment gains/(losses):
Net unrealized loss on digital assets	(10,133)	—	—
Other derivative loss	(14,731)	—	—
Net investment gains/(losses)	(24,864)	—	—
Net operating loss	(44,086)	(11,859)	(17,962)

Other income/(expense):
Other income	68	586	500
Transaction costs	(7,484)	(15,717)	—
Goodwill and intangible asset impairment	(140,785)	—	—
Total other income/(expense)	(148,201)	(15,131)	500

Net loss before income taxes	(192,287)	(26,990)	(17,462)
Income tax benefit/(expense)	—	—	—
Net loss	$(192,287)	$(26,990)	$(17,462)

Weighted average number of common shares outstanding:
Basic(1)	872,349,183	2,299,243	2,200,848
Diluted(1)	872,349,183	2,299,243	2,200,848

Net loss per common share:
Basic(1)	$(0.22)	$(11.74)	$(7.93)
Diluted(1)	$(0.22)	$(11.74)	$(7.93)

(1)	Basic and diluted earnings per common share for Class A and Class B common stock are the same.
The accompanying notes are an integral part of these consolidated financial statements

STRIVE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share data)
(unaudited)

Predecessor
	Stockholders’ Equity
	Predecessor Preferred Stock		Predecessor Class A Common Stock		Predecessor Class B Common Stock		Successor Class A Common Stock		Successor Class B Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance at December 31, 2023	787,598	$43,624	2,000,000	$—	400,970	$—	—	$—	—	$—	$—	$(27,566)	$16,058
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,791)	(4,791)
Balance at March 31, 2024	787,598	$43,624	2,000,000	$—	400,970	$—	—	$—	—	$—	$—	$(32,357)	$11,267
Net loss	—	—	—	—	—	—	—	—	—	—	—	(5,869)	(5,869)
Balance at June 30, 2024	787,598	$43,624	2,000,000	$—	400,970	$—	—	$—	—	$—	$—	$(38,226)	$5,398
Net proceeds from sale of preferred stock	372,257	28,949	—	—	—	—	—	—	—	—	—	—	28,949
Redemption of preferred stock	(1,053)	(85)	—	—	—	—	—	—	—	—	—	—	(85)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(6,802)	(6,802)
Balance at September 30, 2024	1,158,802	$72,488	2,000,000	$—	400,970	$—	—	$—	—	$—	$—	$(45,028)	$27,460
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,118)	(4,118)
Balance at December 31, 2024	1,158,802	$72,488	2,000,000	$—	400,970	$—	—	$—	—	$—	$—	$(49,146)	$23,342
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,749)	(3,749)
Balance at March 31, 2025	1,158,802	$72,488	2,000,000	$—	400,970	$—	—	$—	—	$—	$—	$(52,895)	$19,593
Net loss	—	—	—	—	—	—	—	—	—	—	—	(8,875)	(8,875)
Balance at June 30, 2025	1,158,802	$72,488	2,000,000	$—	400,970	$—	—	$—	—	$—	$—	$(61,770)	$10,718
Redemption of preferred stock	(1,238)	(500)	—	—	—	—	—	—	—	—	—	—	(500)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(14,366)	(14,366)
Balance at September 11, 2025	1,157,564	$71,988	2,000,000	$—	400,970	$—	—	$—	—	$—	$—	$(76,136)	$(4,148)

Successor
	Stockholders’ Equity
	Predecessor Preferred Stock		Predecessor Class A Common Stock		Predecessor Class B Common Stock		Successor Class A Common Stock		Successor Class B Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance at September 12, 2025	1,157,564	$71,988	2,000,000	$—	400,970	$—	—	$—	—	$—	$—	$(76,136)	$(4,148)
Conversion of Predecessor shares for Strive, Inc. Class B common stock	(1,157,564)	(71,988)	(2,000,000)	—	(400,970)	—	—	—	248,911,564	249	71,739	—	—
Business combination with Asset Entities Inc.	—	—	—	—	—	—	16,624,395	17	—	—	141,123	—	141,140
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	16,294	—	16,294
Issuance of Class A common stock	—	—	—	—	—	—	359,162,900	359	—	—	548,020	—	548,379
Issuance of pre-funded warrants	—	—	—	—	—	—	—	—	—	—	283,170	—	283,170
Exercise of warrants	—	—	—	—	—	—	42,154,211	42	—	—	12,958	—	13,000
Conversions of Class B common stock to Class A common stock	—	—	—	—	—	—	30,876,091	31	(30,876,091)	(31)	—	—	—
Share-based transaction costs	—	—	—	—	—	—	—	—	—	—	2,936	—	2,936
Issuance costs	—	—	—	—	—	—	—	—	—	—	(29,055)	—	(29,055)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(192,287)	(192,287)
Balance at September 30, 2025	—	$—	—	$—	—	$—	448,817,597	$449	218,035,473	$218	$1,047,185	$(268,423)	$779,429

The accompanying notes are an integral part of these consolidated financial statements

STRIVE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from January 1, 2025 to September 11, 2025	Nine Months Ended September 30, 2024
Cash flows from operating activities:
Net loss	$(192,287)	$(26,990)	$(17,462)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12	149	141
Accretion of discount on investments, net	—	155	11
Reduction in carrying amount of right-of-use assets	5	91	59
Net unrealized loss on digital assets	10,133	—	—
Other derivative loss	14,731	—	—
Share-based compensation expense	16,294	—	—
Goodwill and intangible asset impairment	140,785	—	—
Non-cash transaction expenses	2,936	2,150	—
Changes in operating assets and liabilities:
Prepaid expenses	(2,928)	(227)	(157)
Other current assets	1,461	(1,589)	(388)
Other non-current assets	—	(723)	—
Compensation and benefits payable	263	(1,018)	932
Accounts payable and other liabilities	(5,360)	9,793	1,342
Net cash used in operating activities	(13,955)	(18,209)	(15,522)

Cash flows from investing activities:
Purchases of digital assets	(675,008)	—	—
Purchases of intangible assets	(75)	(123)	—
Purchases of property and equipment	—	—	(200)
Cash acquired through business combination	400	—	—
Purchases of short-term investments	—	(4,271)	(32,202)
Proceeds from short-term investments	—	20,871	20,738
Net cash provided by (used in) investing activities	(674,683)	16,477	(11,664)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock	525,610	—	—
Proceeds from issuance of pre-funded warrants	283,170	—	—
Proceeds from warrant exercises	13,000	—	—
Payment of issuance costs	(27,996)	—	—
Proceeds from issuance of preferred stock	—	—	28,949
Redemption of preferred stock	—	(500)	(85)
Net cash provided by (used in) financing activities	793,784	(500)	28,864

Net increase (decrease) in cash and cash equivalents	105,146	(2,232)	1,678
Cash and cash equivalents, beginning of period	3,923	6,155	2,086
Cash and cash equivalents, end of period	$109,069	$3,923	$3,764

The accompanying notes are an integral part of these consolidated financial statements

	Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from January 1, 2025 to September 11, 2025	Nine Months Ended September 30, 2024
Non-cash investing and financing activities:
Accrued but unpaid financing transaction costs	1,262	770	—
Class A common stock exchanged for digital assets	8,038	—	—
Class A common stock issued as part of business combination	141,140	—	—
Assets and liabilities resulting from business combination:
Prepaid expenses	27	—	—
Goodwill	140,039	—	—
Intangible assets	746	—	—
Other non-current assets	57	—	—
Accounts payable and other liabilities	129	—	—

The accompanying notes are an integral part of these consolidated financial statements

STRIVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Note 1. Organization
Strive, Inc. (the “Company”, “Strive”, or the “Successor”), a Nevada corporation, is a bitcoin treasury asset management firm trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ASST”. The Company earns substantially all of its revenue from investment advisory and other investment management services, and generates market returns from investments in bitcoin and bitcoin-related products.
The Company operates through wholly-owned subsidiaries, including, among others, Strive Enterprises, Inc. (“SEI”) and Strive Asset Management, LLC (“SAM”), a registered investment advisor with the Securities and Exchange Commission (“SEC”). SAM provides sub-advisory services for the Strive funds (the “Funds”), a series of exchange traded funds (“ETFs”), and has the discretionary responsibility to select investments in accordance with each fund’s investment objectives, policies, and restrictions. SAM is not responsible for selecting broker-dealers or placing trades for the Funds. Products are offered through intermediaries in a variety of vehicles, ETFs, separate accounts, and collective investment trust funds.
On May 6, 2025, SEI (the “Predecessor”) entered into that certain Agreement and Plan of Merger, dated as of May 6, 2025, as amended by that certain Amended and Restated Agreement and Plan of Merger, dated as of June 27, 2025 (the “Asset Entities Merger Agreement”) with Asset Entities Inc. (“Asset Entities”). On September 12, 2025, pursuant to the Asset Entities Merger Agreement, Alpha Merger Sub, Inc., a wholly-owned subsidiary of Asset Entities Inc., merged with and into SEI, with SEI surviving as a wholly owned subsidiary of Asset Entities Inc. Concurrent with the consummation of the transactions contemplated by the Asset Entities Merger Agreement, Asset Entities Inc. was renamed Strive, Inc. (the “Asset Entities Merger”).
Note 2. Summary of Significant Accounting Policies
Basis of presentation
The Company prepared the accompanying unaudited consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the SEC for interim financial reporting. In the opinion of management, all adjustments necessary for a fair statement of financial position and results of operations have been included. All such adjustments are of a normal recurring nature, unless otherwise disclosed. The results of operations for the interim periods shown in this information statement/proxy statement/prospectus are not necessarily indicative of results that may be expected for any future period, including the full year.
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Since the merger between Strive Enterprises, Inc. and Asset Entities has been determined to be a reverse acquisition, with SEI being the accounting acquirer, the Company determined that SEI is the Predecessor and Strive, Inc. is the Successor. The financial information as of December 31, 2024 and for the periods ending September 30, 2024, the period from January 1, 2025 to September 11, 2025, and the period from July 1, 2025 to September 11, 2025 reflect the historical financial information of the Predecessor and are referred to as the “Predecessor Periods”. The financial information as of September 30, 2025 and for the period from September 12, 2025 to September 30, 2025 reflect the financial information of Strive, Inc. and are referred to as the “Successor Periods”.
Use of estimates
The preparation of consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and accompanying notes. Due to uncertainties in the estimation process, actual results could differ from those estimates.
Digital assets, at fair value
The Company accounts for its digital assets, which consist solely of bitcoin, in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other. The Company has ownership of and control over its bitcoin and is engaged with multiple geographically dispersed third-party custodial services to store its bitcoin. The

Company initially records its digital assets at cost, inclusive of transaction costs and fees. The Company subsequently remeasures its digital assets to fair value at the end of each reporting period in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange. Any changes in fair value are recognized in net income within net unrealized gain (loss) on digital assets. Realized gains or losses are recorded upon the sale of digital assets based upon the difference between the sales price and the carrying value of the specific bitcoin sold.
Fair value measurement
The Company measures certain assets and liabilities at fair value on a recurring or non-recurring basis. Fair value is defined as the price that is expected to be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses a three-level hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques. The three levels of the fair value hierarchy are described below:
Level 1: Quoted (unadjusted) prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2: Inputs other than quoted prices that are either directly or indirectly observable, such as quoted prices in active markets for similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3: Inputs that are generally observable, supported by little or no market activity, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.
The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The valuation techniques used by the Company when measuring the fair value prioritize the use of observable inputs and minimize the use of unobservable inputs.
As of September 30, 2025 and December 31, 2024, the fair value of the Company’s financial assets and liabilities not held at fair value on the consolidated statements of financial condition equaled the related carrying value given the Level 1 nature and short-term maturities of all.
Earnings per share (“EPS”)
Basic net income (loss) per common share is determined by dividing the net income (loss) by the weighted average number of shares of Class A and Class B common stock outstanding and assumed outstanding common stock during the period. Diluted net income (loss) per common share is determined by dividing the net income (loss) by the weighted average number of shares of Class A and Class B common stock and potential shares of common stock outstanding during the period. The impact from potential shares of common stock on the diluted earnings per share calculation are included when dilutive. Potential shares of Class A common stock consisting of shares underlying employee share awards and outstanding warrants are computed using the treasury stock method. Potentially dilutive shares are only included in the amount of dilutive shares if their impact results in dilution to net income (loss) per share.
The Company’s common stock consists of two classes of common stock, Class A and Class B. Holders of Class A common stock generally have the same rights, including rights to dividends, as holders of Class B common stock, except that holders of Class A common stock have one vote per share while holders of Class B common stock have ten votes per share. Each share of Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. As such, basic and fully diluted earnings per share for Class A common stock and for Class B common stock are the same. The Company has never declared or paid any cash dividends on either Class A or Class B common stock.
Share-based compensation
Share-based compensation expense is measured based on the grant-date fair value of the share-based awards. The Company recognizes share-based compensation expense for the portion of each stock award that is expected to vest over the estimated period of service and vesting. For awards that contain a performance condition, share-based compensation expense is not recorded until the achievement of the related performance condition is determined to be probable. Forfeitures are recognized as incurred. Share-based compensation expense is recognized on a straight-line basis over the requisite service period of the grant.

Accounting standards adopted in 2024
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires incremental disclosures about reportable segments but does not change the definition of a segment or the guidance for determining reportable segments. The new guidance requires disclosure of significant segment expenses that are (1) regularly provided to (or easily computed from information regularly provided to) the chief operating decision maker (“CODM”) and (2) included in the reported measure of segment profit or loss. The new standard also requires companies to disclose the title and position of the individual (or the name of the committee) identified as the CODM, allows companies to disclose multiple measures of segment profit or loss if those measures are used to assess performance and allocate resources, and is applicable to companies with a single reportable segment. The Company adopted the disclosure requirements of ASU 2023-07 during the year ended December 31, 2024.
Accounting standards not yet adopted
In December 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced disclosures surrounding income taxes, particularly related to rate reconciliation and income taxes paid information. In particular, on an annual basis, companies will be required to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Companies will also be required to disclose, on an annual basis, the amount of income taxes paid, disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions above a quantitative threshold. The standard is effective for the Company for annual periods beginning after December 15, 2024 on a prospective basis, with retrospective application permitted for all prior periods presented. The Company does not expect the additional disclosure requirements under ASU 2023-09 to have a material impact on the consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires entities to disaggregate in a tabular presentation disclosures about specific types of expenses included in the expense captions presented on the face of the income statement, as well as disclosures about selling expenses. Specifically, ASU 2024-03 requires disaggregation of expense captions that include any of the following natural expenses: (1) purchases of inventory, (2) employee compensation, (3) depreciation, (4) intangible asset amortization, and (5) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities or other types of depletion expenses. The requirements are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027 and are required to be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company does not expect the additional disclosure requirements under ASU 2024-03 to have a material impact on the consolidated financial statements.
Note 3. Digital Assets
The Company accounts for its digital assets, which are comprised solely of bitcoin, in accordance with ASC 350, Intangibles - Goodwill and Other. The Company’s digital assets are initially recorded at cost, inclusive of transaction costs and fees. The Company subsequently remeasures its digital assets to fair value at the end of each reporting period in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, resulting in their classification as Level 1 instruments. Any changes in fair value are recognized in net income within net unrealized gain (loss) on digital assets. As of September 30, 2025, there are no contractual restrictions on the Company’s holdings of digital assets.

The following table provides a summary of the changes in the Company’s digital assets, at fair value for the period from September 12, 2025 to September 30, 2025 (in thousands):

Period from September 12, 2025 to September 30, 2025
Balance, beginning of period	$—
Acquisitions	683,046
Sales	—
Aggregate cost basis	683,046
Change in fair value	(10,133)
Balance, end of period	$672,913

The Company’s investments in digital assets are summarized below. The Company did not hold any investments in digital assets prior to September 12, 2025.

	September 30, 2025	December 31, 2024
Approximate number of bitcoin held	5,886	—
Weighted average acquisition cost	116,053	—
Fair value per bitcoin	114,332	—

Note 4. Business Combination
Acquisition of Asset Entities, Inc.
On May 6, 2025, the Predecessor entered into the Asset Entities Merger Agreement. On September 12, 2025, pursuant to the Asset Entities Merger Agreement, Alpha Merger Sub, Inc., a wholly-owned subsidiary of Asset Entities Inc., merged with and into SEI, with SEI surviving as a wholly owned subsidiary of Asset Entities Inc. Concurrent with the consummation of the transactions contemplated by the Asset Entities Merger Agreement, Asset Entities Inc. was renamed Strive, Inc.
The Company accounted for the transaction as a reverse acquisition under ASC 805, Business Combinations, with SEI being the accounting acquirer based on existing Strive stockholders retaining the majority of the voting interests, as well as the senior management and directors representing the majority of senior management and directors, respectively, following the close of the transaction. As a result, the Company recognized the assets acquired and liabilities assumed at their acquisition date fair value, with goodwill recognized based on the excess of the consideration transferred and the net assets acquired. None of the goodwill acquired was deductible for tax purposes. The initial accounting for the acquisition is provisional because the fair values of certain assets acquired and liabilities assumed have not yet been finalized. The Company expects to finalize the valuation and accounting within the measurement period, which will not exceed one year from the acquisition date.
As part of the Asset Entities acquisition, the Predecessor incurred transaction costs of $10.3 million and $15.7 million during the period from July 1, 2025 to September 11, 2025 and the period from January 1, 2025 to September 11, 2025, respectively, and the Successor incurred transaction costs of $5.6 million during the period from September 12, 2025 to September 30, 2025.
During the period from September 12, 2025 to September 30, 2025, based on the Company’s determination to suspend subscriptions on certain legacy Discord servers acquired as part of the acquisition of Asset Entities and a decline in the price of the Company’s Class A common stock, the Company performed a goodwill and intangible asset impairment test. Based on this assessment, the Company recognized a goodwill and intangible asset impairment charge totaling $140.8 million during the period from September 12, 2025 to September 30, 2025. As of September 30, 2025 and December 31, 2024, the Company had no goodwill. As of September 30, 2025 and December 31, 2024, the Company had $0.4 million and $0.2 million of intangible assets, respectively.

The following table summarizes the consideration transferred and the assets acquired and liabilities assumed at their acquisition date fair value (in thousands):

Consideration transferred:
Strive, Inc. Class A common stock	$141,140
Assets acquired and liabilities assumed:
Cash and cash equivalents	400
Prepaid expenses	27
Intangible assets	746
Other non-current assets	57
Accounts payable and other liabilities	(129)
Total identifiable net assets	$1,101
Goodwill	140,039
Total	$141,140

Acquisition of Semler Scientific, Inc.
On September 22, 2025, Strive, Inc. entered into that certain Agreement and Plan of Merger the Merger Agreement with Semler Scientific. Upon the terms and subject to the conditions of the Semler Merger Agreement, Semler is expected to become a wholly owned subsidiary of Strive. Entry into the Merger Agreement was unanimously approved by the Board of Directors of each of Strive and Semler Scientific. Pursuant to the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.001 per share, of Semler issued and outstanding immediately before the effective time (other than treasury shares or shares owned directly or indirectly by Strive, Semler Scientific, or Merger Sub immediately prior to the Effective Time) will be converted into the right to receive 21.05 shares of Class A common stock, par value $0.001 per share, of Strive. The transaction is subject to customary closing conditions and approval by Semler Scientific Stockholders. No assurances can be made that the transaction will close at the currently disclosed terms. During the period from September 12, 2025 to September 30, 2025, the Company incurred transaction costs of $1.8 million related to the Merger.
Note 5. Short-term investments
Short-term investments consist of U.S. Treasury Bills that have maturities exceeding three months and less than twelve months at the time of purchase and are stated at amortized cost. The Company classifies short-term investments as held-to-maturity based on the Company’s intent to hold the short-term investment to maturity. The Company does not hold any short-term investments as of September 30, 2025. The Company’s short-term investments are summarized below (in thousands):

December 31, 2024
Expiration	Amortized Cost	Cost Basis	Accumulated Accretion	Fair Value
1/31/2025	$4,243	$4,177	$66	$4,243
2/28/2025	4,163	4,149	14	4,163
3/31/2025	4,202	4,167	35	4,202
4/15/2025	4,147	4,128	19	4,147
Total	$16,755	$16,621	$134	$16,755

Note 6. Revenue
The Company earns a substantial portion of its revenue from investment advisory, consulting services, and subscription revenue. The table below summarizes the Company’s investment advisory fees and other revenue (in thousands):

	Successor	Predecessor		Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from July 1, 2025 to September 11, 2025	Three Months Ended September 30, 2024	Period from September 12, 2025 to September 30, 2025	Period from January 1, 2025 to September 11, 2025	Nine Months Ended September 30, 2024
Investment advisory fees	$246	$1,283	$950	$246	$4,187	$2,560
Other revenue	9	5	34	9	35	55
Total revenue	$255	$1,288	$984	$255	$4,222	$2,615

No individual customer accounted for 10% or greater of revenue for any period.
Note 7. Commitments and Contingencies
Contingencies
The Company may be subject to various legal proceedings, claims, and governmental inspections or investigations arising during the ordinary course of business. The outcome of these matters and claims is subject to significant uncertainty, and the Company often cannot predict what the eventual outcome of pending matters will be or the timing of the ultimate resolution of these matters. Fees, expenses, fines, penalties, judgments, or settlement costs which might be incurred by the Company in connection with the various proceedings could adversely affect its results of operations and financial condition. When a loss for a legal claim is determined to be probable and the amount of the loss can be reasonably estimated, the Company establishes an accrued liability. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Legal fees associated with litigation and similar proceedings are expensed as incurred. In the event there is at least a reasonable possibility that a loss may be incurred but the Company is unable to estimate the specific or range of amounts of such loss, the Company would disclose such contingencies. The Company recognizes gain contingencies when the gain becomes realized or realizable.
During 2025, the Predecessor determined its intent to settle existing litigation matters for a settlement amount of $0.9 million, of which $0.5 million was recovered from insurance, which was recorded as part of employee compensation and benefits for the nine months ended September 30, 2024. Further, during the period from July 1, 2025 to September 11, 2025, the Predecessor repurchased outstanding preferred stock held by the employee.
Note 8. Share-based Compensation
Pursuant to the Strive 2022 Equity Incentive Plan, adopted on April 12, 2022, and as amended from time to time (together, the “2022 Plan”), the Company may, subject to the terms and limitations of the 2022 Plan, grant compensatory awards, including restricted stock (“RSAs”), stock appreciation rights, restricted stock units (“RSUs”), incentive stock options, and non-statutory stock options.
Incentive Stock Options
Pursuant to the 2022 Plan, options to purchase shares of the Company’s common stock may be granted at an exercise price not less than 100% of the fair value of the common stock subject to the option on the date the option is granted. A maximum of 166.0 million shares of common stock were authorized for issuance under the 2022 Plan. Of this amount, 166.0 million shares remain available for future awards as of September 30, 2025.
Restricted Stock and Restricted Stock Units
Pursuant to the 2022 Plan, RSAs and RSUs may be granted to certain employees, directors, and consultants. Substantially all RSAs and RSUs vest over periods ranging from one to four years, pro-rata over the requisite service period, with the first vesting event occurring at the first anniversary of the award’s grant date, with subsequent pro-rata vesting events quarterly thereafter. The RSU grants also contain a performance condition requiring a

Liquidity Event or IPO, as defined in the 2022 Plan, to occur for the vesting of the RSUs. Compensation cost is recognized using the straight-line method over the requisite service period, to the extent such performance condition is deemed probable, which occurred during the period from September 12, 2025 to September 30, 2025.
The 2022 Plan permits the grant of 58.9 million shares of common stock, of which 14.0 million remain available for future awards as of September 30, 2025.
During the period from September 12, 2025 to September 30, 2025, the Company granted 4.6 million RSU awards with a grant date fair value of $39.3 million. The RSU awards were valued using the market price of our Class A common stock at the grant date.
During the period from July 1, 2025 to September 11, 2025, the Predecessor granted 16 thousand RSU awards (which, after giving effect to the Exchange Ratio as a result of the Asset Entities Merger, equaled 1.2 million RSU awards) with a grant date fair value of $0.8 million.
During the three months ended September 30, 2024, the Predecessor granted 319 thousand RSU awards (which, after giving effect to the Exchange Ratio as a result of the Asset Entities Merger, equaled 22.6 million RSU awards) with a grant date fair value of $12.0 million.
During the period from January 1, 2025 to September 11, 2025, the Predecessor granted 43 thousand RSU awards (which, after giving effect to the Exchange Ratio as a result of the Asset Entities Merger, equaled 3.0 million RSU awards) with a grant date fair value of $2.1 million.
During the nine months ended September 30, 2024, the Predecessor granted 334 thousand RSU awards (which, after giving effect to the Exchange Ratio as a result of the Asset Entities Merger, equaled 23.7 million RSU awards) with a grant date fair value of $12.7 million.
The Company recorded $16.3 million of share-based compensation expense for the period from September 12, 2025 to September 30, 2025, which is included in employee compensation and benefits. No such share-based compensation expense was recorded for previous periods.
At September 30, 2025, aggregate unrecognized compensation expense for unvested equity awards was $42.4 million, which is expected to be recognized over a remaining weighted-average period of 2.7 years.
At December 31, 2024, aggregate unrecognized compensation expense for unvested equity awards was $21.0 million, which is expected to be recognized over a remaining weighted-average period of 3.0 years.
Note 9. Stockholders’ Equity
Preferred Stock:
Authorized Capital
The Company has 21,000,000,000 authorized shares of preferred stock, which have a designated par value of $0.001 per share. As of September 30, 2025, there are no shares of preferred stock outstanding.
Common Stock:
Authorized Capital
The Company has 444,000,000,000 and 21,000,000,000 authorized shares of Class A and Class B common stock, respectively, all of which have a designated par value of $0.001 per share. Each holder of Class A common stock is entitled to one vote per Class A common share held, while each holder of Class B common stock is entitled to ten votes per Class B common share held.
PIPE Financing
On May 26, 2025, Asset Entities Inc. and Strive Enterprises, Inc., entered into subscription agreements with certain accredited investors (the “PIPE Subscribers” and the transactions collectively, the “PIPE Transactions”), pursuant to which the PIPE Subscribers agreed to purchase, and the Company agreed to sell, the Company’s Class A common stock at a price of $1.35 per share, with certain PIPE Subscribers agreeing to purchase pre-funded warrants (the “PIPE Pre-Funded Warrants”) to purchase shares of Class A common stock at a price of $1.3499 in lieu of Class A common shares. Each PIPE Pre-Funded Warrant gives the holder the right to purchase a share of Class A common stock at an exercise price of $0.0001 per share. For each share of Class A common stock and PIPE Pre-Funded Warrant purchased, the holder received a traditional warrant (the “PIPE Traditional Warrants”), which gives the holder the right to purchase a share of Class A common stock at an exercise price of $1.35 per share.
On September 12, 2025, the Company consummated the PIPE Transactions, pursuant to which it issued 345.5 million shares of Class A common stock, 209.8 million PIPE Pre-Funded Warrants, and 555.3 million PIPE Traditional Warrants, and received gross proceeds of $749.6 million, with the ability to raise $749.6 million in additional gross proceeds upon the exercise of such warrants. Each PIPE Pre-Funded Warrant became immediately exercisable, and will be exercisable until each PIPE Pre-Funded Warrant is exercised in full. Each PIPE Traditional Warrant became immediately exercisable, and will expire on the first anniversary of the effectiveness date of the registration statement covering the resale of the PIPE securities.
Certain of the Company’s officers and directors participated in the PIPE Transactions at equivalent terms as third-party participants. Certain members of management, or entities controlled by members of management, purchased 0.3 million shares of Class A common stock and received 0.3 million PIPE Traditional Warrants through their participation in the PIPE Transactions. Certain investment funds that are managed by one of the Company’s board members, and in which the director has a limited partner and general partner interest in the funds, participated in the PIPE Transactions, purchasing 1.1 million shares of Class A common stock and 1.1 million Traditional Warrants.
The table below summarizes activity related to the Company’s PIPE Traditional Warrants and PIPE Pre-Funded Warrants for the period from September 12, 2025 to September 30, 2025:

	Period from September 12, 2025 to September 30, 2025
	PIPE Traditional Warrants	PIPE Pre-Funded Warrants
PIPE warrants outstanding, beginning of period	—	—
Issued	555,259,256	209,771,462
Exercised	(9,629,629)	(32,525,000)
Expired	—	—
PIPE warrants outstanding, end of period	545,629,627	177,246,462

351 Exchange
On August 22, 2025, Asset Entities Inc. and Strive Enterprises, Inc., entered into exchange agreements with certain accredited investors (the “351 Investors” and the transactions collectively, the “351 Exchange”), pursuant to which the Company agreed to issue and exchange 2.7 million shares of the Company’s Class A common stock in exchange for an aggregate amount of 69 bitcoin. The exchange ratio was determined based on the price of bitcoin on August 22, 2025 and an assumed price of $3.00 per share of Class A common stock. The 351 Exchange was completed on September 12, 2025, at which time the Company issued 2.7 million shares of Class A common stock in exchange for 69 bitcoin. For the period from September 12, 2025 to September 30, 2025, the Company recorded a realized loss of $14.7 million based on the difference between the fair value of the Company’s Class A common stock at the exchange date and the agreed-upon exchange price, which is recorded in other derivative loss on the Company’s consolidated statements of operations.
At-the-Market Common Equity Program
On September 15, 2025, the Company entered into a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (the “Agent”), pursuant to which the Company, from time to time, at its option, may offer and sell shares of its Class A common stock to or through the Agent, acting as the principal and/or the sole agent, having an aggregate sales price of up to $450.0 million. During the period from September 12, 2025 to September 30, 2025, the Company issued 11.0 million shares of Class A common stock for aggregate gross proceeds of $59.2 million. As of September 30, 2025, the Company has the availability to raise approximately $390.8 million through the issuance and sale of its Class A common stock pursuant to the Sales Agreement.
Share Repurchase Program
On September 15, 2025, the Company’s Board of Directors authorized the purchase of up to $500.0 million of its Class A common stock through a share repurchase program. Repurchases may be made from time-to-time, subject to general business and market conditions, other investment opportunities, and applicable legal requirements. Repurchases may be made through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans. During the period from September 12, 2025 to September 30, 2025, the Company has not repurchased any Class A common stock. As of September 30, 2025, $500.0 million of Class A common stock remains available for repurchase through the share repurchase program.
Note 10. Basic and Diluted Earnings (Loss) per Common Share
Basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted-average common stock outstanding during the respective period. The impact from potential shares of common stock on the diluted earnings per common share calculation are included only when dilutive.
Basic and diluted earnings (loss) per common share are calculated as follows (in thousands, except for share and per share data):

	Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from July 1, 2025 to September 11, 2025	Three months ended September 30, 2024
Numerator:
Net loss	$(192,287)	$(14,366)	$(6,802)

Denominator:
Basic and diluted weighted average shares of common stock outstanding	872,349,183	2,325,783	2,225,816

Income (loss) per common share:
Basic income (loss) per common share	$(0.22)	$(6.18)	$(3.06)
Diluted income (loss) per common share	$(0.22)	$(6.18)	$(3.06)

	Successor	Predecessor
	Period from September 12, 2025 to September 30, 2025	Period from January 1, 2025 to September 11, 2025	Nine Months Ended September 30, 2024
Numerator:
Net loss	$(192,287)	$(26,990)	$(17,462)

Denominator:
Basic and diluted weighted average shares of common stock outstanding	872,349,183	2,299,243	2,200,848

Income (loss) per common share:
Basic income (loss) per common share	$(0.22)	$(11.74)	$(7.93)
Diluted income (loss) per common share	$(0.22)	$(11.74)	$(7.93)

During the period from September 12, 2025 to September 30, 2025, 329.4 million weighted-average shares of potential common stock related to outstanding warrants and stock awards were excluded from the computation of diluted earnings (loss) per common share as their impact would have been anti-dilutive.
During the period from July 1, 2025 to September 11, 2025, 1.2 million weighted-average shares of potential common stock were excluded from the computation of diluted earnings (loss) per common share as their impact would have been anti-dilutive and certain performance-contingent RSUs were excluded from the diluted EPS calculation because the contractual contingencies were not met.

During the three months ended September 30, 2024, 1.3 million weighted-average shares of potential common stock were excluded from the computation of diluted earnings (loss) per common share as their impact would have been anti-dilutive and certain performance-contingent RSUs were excluded from the diluted EPS calculation because the contractual contingencies were not met.
During the period from January 1, 2025 to September 11, 2025, 1.2 million weighted-average shares of potential common stock were excluded from the computation of diluted earnings (loss) per common share as their impact would have been anti-dilutive and certain performance-contingent RSUs were excluded from the diluted EPS calculation because the contractual contingencies were not met.
During the nine months ended September 30, 2024, 1.0 million weighted-average shares of potential common stock were excluded from the computation of diluted earnings (loss) per common share as their impact would have been anti-dilutive and certain performance-contingent RSUs were excluded from the diluted EPS calculation because the contractual contingencies were not met.
Note 11. Income Taxes
The Company had no income tax benefit or expense during the period from September 12, 2025 to September 30, 2025, the period from July 1, 2025 to September 11, 2025, the three months ended September 30, 2024, the period from January 1, 2025 to September 11, 2025, and the nine months ended September 30, 2024, which resulted in an effective tax rate of zero for each period. The Company’s effective tax rate differs from the U.S. federal corporate statutory rate of 21.0% primarily due to Company’s net loss from operations, which resulted in a net taxable loss for each period. The Company had no net deferred tax asset as of September 30, 2025 and December 31, 2024 due to the establishment of a full valuation allowance.
Internal Revenue Code (“IRC”) Section 382 addresses company ownership changes and specifically limits the utilization of certain deduction and tax attributes on an annual basis. As a result of the Asset Entities Merger and the pending Merger, the Company’s tax attributes, including net operating losses, may be subject to IRC Section 382 limitations.
Note 12. Segment Information
Beginning in 2025, the Company’s management directs operations as two reportable operating segments, the “Asset Management” segment, which provides investment advisory services and the “Corporate and Other” segment, which includes the Company’s bitcoin treasury operations. Prior to 2025, the Company’s management evaluated performance and allocated resources in consideration of only one operating segment, the Asset Management segment, as the Company’s sole operations were related to its asset management business, with no consideration of a potential bitcoin treasury strategy. As a result, prior to 2025, all revenues and expenses were related to the Company’s Asset Management segment. Beginning in 2025, costs that are not directly allocable to a specific operating segment, including, but not limited to, employee-related costs, general and administrative expenses, such as rent expense, and depreciation and amortization, are allocated using a reasonable allocation methodology, which is primarily represented by the relative percentage of resources used by each segment.
The Company’s CODM is its Chief Executive Officer, who utilizes key financial metrics, including net income (loss), to assess performance and make decisions regarding allocation of resources, such as capital allocation, determining compensation, and managing costs. The CODM also evaluates significant revenues and expenses by reportable segment to evaluate key operating decisions.

The following summarizes the information reviewed by the CODM to evaluate the Company’s Asset Management and Corporate and Other net income (loss) for the period from September 12, 2025 to September 30, 2025, the period from July 1, 2025 to September 11, 2025, and the three months ended September 30, 2024 (amounts in thousands):

	Period from September 12, 2025 to September 30, 2025 (Successor)
	Asset Management	Corporate & Other	Total Consolidated
Revenues:
Investment advisory fees	$246	$—	$246
Other revenue	—	9	9
Total revenues	246	9	255

Operating expenses:
Fund management and administration	282	—	282
Employee compensation and benefits	3,129	15,591	18,720
General and administrative expense	91	354	445
Marketing and advertising	3	15	18
Depreciation and amortization	—	12	12
Total operating expenses	3,505	15,972	19,477

Investment gains/(losses):
Net unrealized loss on digital assets	—	(10,133)	(10,133)
Other derivative loss	—	(14,731)	(14,731)
Net investment gains/(losses)	—	(24,864)	(24,864)
Net operating loss	(3,259)	(40,827)	(44,086)

Other income/(expense):
Other income	3	65	68
Transaction costs	—	(7,484)	(7,484)
Goodwill and intangible asset impairment	—	(140,785)	(140,785)
Total other income/(expense)	3	(148,204)	(148,201)
Net loss before income taxes	(3,256)	(189,031)	(192,287)
Income tax benefit/(expense)	—	—	—
Net loss	$(3,256)	$(189,031)	$(192,287)

	Period from July 1, 2025 to September 11, 2025 (Predecessor)
	Asset Management	Corporate & Other	Total Consolidated
Revenues:
Investment advisory fees	$1,283	$—	$1,283
Other revenue	—	5	5
Total revenues	1,283	5	1,288

Operating expenses:
Fund management and administration	1,251	—	1,251
Employee compensation and benefits	1,550	1,601	3,151
General and administrative expense	252	619	871
Marketing and advertising	10	58	68
Depreciation and amortization	—	43	43
Total operating expenses	3,063	2,321	5,384

	Period from July 1, 2025 to September 11, 2025 (Predecessor)
	Asset Management	Corporate & Other	Total Consolidated

Investment gains/(losses):
Net unrealized loss on digital assets	—	—	—
Other derivative loss	—	—	—
Net investment gains/(losses)	—	—	—
Net operating loss	(1,780)	(2,316)	(4,096)

Other income/(expense):
Other income/(expense)	15	(5)	10
Transaction costs	—	(10,280)	(10,280)
Goodwill and intangible asset impairment	—	—	—
Total other income/(expense)	15	(10,285)	(10,270)
Net loss before income taxes	(1,765)	(12,601)	(14,366)
Income tax benefit/(expense)	—	—	—
Net loss	$(1,765)	$(12,601)	$(14,366)

	Three Months Ended September 30, 2024 (Predecessor)
	Asset Management	Corporate & Other	Total Consolidated
Revenues:
Investment advisory fees	$950	$—	$950
Other revenue	34	—	34
Total revenues	984	—	984

Operating expenses:
Fund management and administration	1,272	—	1,272
Employee compensation and benefits	2,182	—	2,182
General and administrative expense	4,404	—	4,404
Marketing and advertising	89	—	89
Depreciation and amortization	47	—	47
Total operating expenses	7,994	—	7,994

Investment gains/(losses):
Net unrealized loss on digital assets	—	—	—
Other derivative loss	—	—	—
Net investment gains/(losses)	—	—	—
Net operating loss	(7,010)	—	(7,010)

Other income/(expense):
Other income	208	—	208
Transaction costs	—	—	—
Goodwill and intangible asset impairment	—	—	—
Total other income/(expense)	208	—	208
Net loss before income taxes	(6,802)	—	(6,802)
Income tax benefit/(expense)	—	—	—
Net loss	$(6,802)	$—	$(6,802)

The following summarizes the information reviewed by the CODM to evaluate the Company’s Asset Management and Corporate and Other net income (loss) for the period from September 12, 2025 to September 30, 2025, the period from January 1, 2025 to September 11, 2025, and the nine months ended September 30, 2024 (amounts in thousands):

	Period from September 12, 2025 to September 30, 2025 (Successor)
	Asset Management	Corporate & Other	Total Consolidated
Revenues:
Investment advisory fees	$246	$—	$246
Other revenue	—	9	9
Total revenues	246	9	255

Operating expenses:
Fund management and administration	282	—	282
Employee compensation and benefits	3,129	15,591	18,720
General and administrative expense	91	354	445
Marketing and advertising	3	15	18
Depreciation and amortization	—	12	12
Total operating expenses	3,505	15,972	19,477

Investment gains/(losses):
Net unrealized loss on digital assets	—	(10,133)	(10,133)
Other derivative loss	—	(14,731)	(14,731)
Net investment gains/(losses)	—	(24,864)	(24,864)
Net operating loss	(3,259)	(40,827)	(44,086)

Other income/(expense):
Other income	3	65	68
Transaction costs	—	(7,484)	(7,484)
Goodwill and intangible asset impairment	—	(140,785)	(140,785)
Total other income/(expense)	3	(148,204)	(148,201)
Net loss before income taxes	(3,256)	(189,031)	(192,287)
Income tax benefit/(expense)	—	—	—
Net loss	$(3,256)	$(189,031)	$(192,287)

	Period from January 1, 2025 to September 11, 2025 (Predecessor)
	Asset Management	Corporate & Other	Total Consolidated
Revenues:
Investment advisory fees	$4,187	$—	$4,187
Other revenue	7	28	35
Total revenues	4,194	28	4,222

Operating expenses:
Fund management and administration	4,250	—	4,250
Employee compensation and benefits	4,861	2,361	7,222
General and administrative expense	2,672	1,557	4,229
Marketing and advertising	88	143	231
Depreciation and amortization	52	97	149
Total operating expenses	11,923	4,158	16,081

	Period from January 1, 2025 to September 11, 2025 (Predecessor)
	Asset Management	Corporate & Other	Total Consolidated

Investment gains/(losses):
Net unrealized loss on digital assets	—	—	—
Other derivative loss	—	—	—
Net investment gains/(losses)	—	—	—
Net operating loss	(7,729)	(4,130)	(11,859)

Other income/(expense):
Other income	360	226	586
Transaction costs	—	(15,717)	(15,717)
Goodwill and intangible asset impairment	—	—	—
Total other income/(expense)	360	(15,491)	(15,131)
Net loss before income taxes	(7,369)	(19,621)	(26,990)
Income tax benefit/(expense)	—	—	—
Net loss	$(7,369)	$(19,621)	$(26,990)

	Nine Months Ended September 30, 2024 (Predecessor)
	Asset Management	Corporate & Other	Total Consolidated
Revenues:
Investment advisory fees	$2,560	$—	$2,560
Other revenue	55	—	55
Total revenues	2,615	—	2,615

Operating expenses:
Fund management and administration	3,488	—	3,488
Employee compensation and benefits	6,465	—	6,465
General and administrative expense	10,040	—	10,040
Marketing and advertising	443	—	443
Depreciation and amortization	141	—	141
Total operating expenses	20,577	—	20,577

Investment gains/(losses):
Net unrealized loss on digital assets	—	—	—
Other derivative loss	—	—	—
Net investment gains/(losses)	—	—	—
Net operating loss	(17,962)	—	(17,962)

Other income/(expense):
Other income	500	—	500
Transaction costs	—	—	—
Goodwill and intangible asset impairment	—	—	—
Total other income/(expense)	500	—	500
Net loss before income taxes	(17,462)	—	(17,462)
Income tax benefit/(expense)	—	—	—
Net loss	$(17,462)	$—	$(17,462)

The total assets of the Company’s operating segments are summarized as follows (in thousands):

	September 30, 2025 (Successor)	December 31, 2024 (Predecessor)
Asset Management	$1,471	$28,197
Corporate & Other	791,105	—
Total	$792,576	$28,197

Note 13. Subsequent Events
Digital asset update
During the period from October 1, 2025 to November 7, 2025, the Company purchased approximately 1,639.4 bitcoin at an average price of approximately $103,799.81 per bitcoin, for a total purchase amount of $170.2 million, inclusive of fees and expenses.
Capital stock update
As of November 7, 2025, the Company had 592,579,510 and 222,904,100 shares of Class A common stock and Class B common stock outstanding, respectively.
Exercise of PIPE Pre-Funded Warrants
During the period from October 1, 2025 to November 7, 2025, 113,072,210 PIPE Pre-Funded Warrants were exercised for shares of Class A common stock. As of November 7, 2025, 64,174,252 PIPE Pre-Funded Warrants remain outstanding.
Exercise of PIPE Traditional Warrants
During the period from October 1, 2025 to November 7, 2025, the Company received gross proceeds of $14.9 million through the exercise of 11,073,518 PIPE Traditional Warrants. As of November 7, 2025, 534,556,109 PIPE Traditional Warrants remain outstanding.
At-the-market offering
During the period from October 1, 2025 to November 7, 2025, the Company issued an aggregate of 2,375,138 shares of its Class A common stock under the Sales Agreement for aggregate gross proceeds of $6.2 million. As of November 7, 2025, the Company has the availability to raise approximately $384.6 million through the issuance and sale of its Class A common stock pursuant to the Sales Agreement.
Initial public offering of SATA Stock
On November 10, 2025, the Company completed a registered public offering of 2,000,000 shares of its Variable Rate Series A Perpetual Preferred Stock (“SATA Stock”), at a price to the public of $80.00 per share, for net proceeds of approximately $149.3 million, after deducting the underwriting discounts and commissions and the Company’s estimated offering expenses. The Company filed a certificate of designation with the Secretary of State of the State of Nevada designating and establishing the terms of the SATA Stock. The SATA Stock is listed for trading on the Nasdaq Global Market under the symbol “SATA.”
The SATA Stock accumulates cumulative dividends (“regular dividends”) at a variable rate (as described below) per annum on the stated amount of $100 per share thereof. Regular dividends on the SATA Stock will be payable when, as and if declared by the Company’s board of directors or any duly authorized committee thereof, out of funds legally available for their payment, monthly in arrears on the 15th calendar day of each calendar month, beginning on December 15, 2025. The initial monthly regular dividend rate per annum is 12.00%. However, the Company has the right, in its sole and absolute discretion, to adjust the monthly regular dividend rate per annum applicable to subsequent regular dividend periods. The Company’s right to adjust the monthly regular dividend rate per annum is subject to certain restrictions. For example, the Company is not permitted to reduce the monthly regular dividend rate per annum that will apply to any regular dividend period (i) by more than the following amount from the monthly regular dividend rate per annum applicable to the prior regular dividend period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the one-month term secured overnight financing rate (“SOFR”) rate on the first business day of such prior regular dividend period, over (y) the minimum of the one-month term SOFR rates that occur on the business days during the period from, and including, the first business day of such prior regular dividend period to, and including, the last business day of such prior regular dividend period; or (ii) to a rate per annum that is less than the one-month term SOFR rate in effect on the business day before the Company provides notice of the next monthly regular dividend rate per annum. In addition, the Company is not entitled to elect to reduce the monthly regular dividend rate per annum unless and until (x) three (3) months following the initial issue date, or such earlier time as the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day of twenty (20) consecutive trading days at any time during the three (3) months following the initial issuance date exceeds $100, (y) all accumulated regular dividends, if any, on the SATA Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full, and (z) the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day during the immediately preceding regular dividend period is not less than $99 per share. The Company’s current intention (which is subject to change in the Company’s sole and absolute discretion) is to adjust the monthly regular dividend rate per annum in such manner as the Company believes will maintain SATA Stock’s trading price within its stated long-term range of $95 and $105 per share. Declared regular dividends on the SATA Stock will be payable solely in cash. On November 17, 2025, the Company’s board of directors declared the first scheduled regular dividend on the SATA Stock of $1.1333 per share, payable on December 15, 2025 to holders of record on December 1, 2025. In the event that any accumulated regular dividend on the SATA Stock is not paid on the applicable regular dividend payment date, then additional regular dividends (“SATA compounded dividends”) will accumulate on the amount of such unpaid regular dividend, compounded monthly. The compounded dividend rate applicable to any unpaid regular dividend that was due on a regular dividend payment date (or, if such regular dividend payment date is not a business day, the next business day) will initially be a rate per annum equal to 12.00% plus 25 basis points; provided, however, that, until such regular dividend, together with compounded dividends thereon, is paid in full, such compounded dividend rate will increase by 25 basis points per month for each subsequent regular dividend period, up to a maximum dividend rate of 20% per annum. The SATA Stock also has certain redemption and repurchase rights, in the manner, and subject to the terms, set forth in the SATA Stock certificate of designation.
The Company has evaluated subsequent events through the date of this information statement/proxy statement/prospectus and determined that, except as disclosed within these consolidated financial statements, there have been no other events that have occurred that would require accrual or additional disclosure.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Strive Enterprises, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial condition of Strive Enterprises, Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2023.
Columbus, Ohio
May 2, 2025, except for the financial statement captions Other Assets, Right-of-use lease asset, Compensation and benefits payable, Accounts payable and other liabilities, Operating lease liability, on the Consolidated Statements of Financial Condition; Employee compensation and benefits on the Consolidated Statements of Operations; Other assets, Accounts payable and other liabilities on the Consolidated Statements of Cash Flows; and the related Notes to Consolidated Financial Statements — Note 2: Accounting Standards Adopted in 2024, Note 2: Accounting Standards Not Yet Adopted, Note 6: Commitments and Contingencies, Note 7: Accounts Payable and Other Liabilities, Note 10: Earnings (Loss) Per Share, Note 13: Income Taxes, Note 14: Segment Reporting, Note 15: Subsequent Events, as to which the date is June 27, 2025

Strive Enterprises, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$6,154,615	$2,086,142
Short-term investments	16,754,951	13,563,852
Prepaid expenses	351,313	364,733
Other assets	500,000	145,700
Total current assets	23,760,879	16,160,427
Property and equipment, net	951,362	1,094,352
Intangible assets, net	187,207	212,168
Right-of-use lease asset	1,786,270	2,679,522
Loans receivable	1,455,580	—
Deposits	56,243	47,595
Total assets	$28,197,541	$20,194,064

Liabilities
Current liabilities:
Compensation and benefits payable	$1,112,032	$216,409
Accounts payable and other liabilities	2,226,673	1,299,227
Total current liabilities	3,338,705	1,515,636
Operating lease liabilities	1,516,316	2,620,776
Total liabilities	4,855,021	4,136,412

Stockholders’ equity
Preferred stock, $0.00001 par value; 1,161,650 and 789,393 shares authorized; 1,158,802 and 787,598 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	72,488,497	43,623,763
Common stock, $0.00001 par value
Class A, 2,000,000 shares authorized, issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	20	20
Class B, 2,339,765 and 1,786,419 shares authorized; 400,970 shares issued and outstanding (inclusive of 125,308 and 225,548 unvested shares) as of December 31, 2024 and December 31, 2023, respectively	4	4
Accumulated deficit	(49,146,001)	(27,566,135)
Total stockholders’ equity	23,342,520	16,057,652
Total liabilities and stockholders’ equity	$28,197,541	$20,194,064

The accompanying notes are an integral part of these consolidated financial statements

Strive Enterprises, Inc. and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue
Investment advisory fees	$3,591,727	$2,310,589
Other income	58,379	139,150
Total revenues	3,650,106	2,449,739
Operating expenses:
Fund management and administration	4,866,902	3,665,477
Employee compensation and benefits	9,135,102	9,057,331
General and administrative expense	11,248,243	7,016,302
Marketing and advertising	861,618	634,179
Depreciation and amortization	192,211	98,327
Total operating expenses	26,304,076	20,471,616
Operating loss	(22,653,970)	(18,021,877)
Other income
Interest and dividend income	794,839	1,111,461
Gain on lease remeasurement	279,265	—
Loss before income taxes	(21,579,866)	(16,910,416)
Income tax benefit	—	—
Net loss	$(21,579,866)	$(16,910,416)

Weighted average number of Class A and Class B common shares outstanding:
Basic	2,213,424	2,094,956
Diluted	2,213,424	2,094,956

Net loss per share attributable to Class A and Class B common shareholders:
Basic	$(9.75)	$(8.07)
Diluted	$(9.75)	$(8.07)

The accompanying notes are an integral part of these consolidated financial statements

Strive Enterprises, Inc. and Subsidiaries
Consolidated Statements of Changes to Stockholders’ Equity

	Preferred Stock		Common Stock Class A		Common Stock Class B		Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Preferred Stock Shares	Preferred Stock	Common Stock Shares	Common Stock Par Value	Common Stock Shares	Common Stock Par Value
Balance as of December 31, 2022	788,155	$43,668,763	2,000,000	$20	400,970	$4	$(10,655,719)	$33,013,068
Redemption of Series A-2 Preferred Stock	(557)	(45,000)	—	—	—	—	—	(45,000)
Net income (loss)	—	—	—	—	—	—	(16,910,416)	(16,910,416)
Balance as of December 31, 2023	787,598	$43,623,763	2,000,000	$20	400,970	$4	$(27,566,135)	$16,057,652
Net proceeds from sale of Series B Preferred Stock	372,257	28,949,734	—	—	—	—	—	28,949,734
Redemption of Series A-2 Preferred Stock	(1,053)	(85,000)	—	—	—	—	—	(85,000)
Net income (loss)	—	—	—	—	—	—	(21,579,866)	(21,579,866)
Balance as of December 31, 2024	1,158,802	$72,488,497	2,000,000	$20	400,970	$4	$(49,146,001)	$23,342,520

The accompanying notes are an integral part of these consolidated financial statements

Strive Enterprises, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31, 2024	Year Ended December 31, 2023
Cash flows from operating activities:
Net loss	$(21,579,866)	$(16,910,416)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	192,211	98,327
Accretion of discount on investments, net	(14,601)	(82,027)
Reduction of right-of-use lease assets and operating lease liabilities	68,057	113,788
Gain on lease remeasurement	(279,265)	—
Changes in operating assets and liabilities:
Receivables, net	—	10,000
Due from related party	—	79,627
Prepaid expenses	13,420	500,003
Funding of loans receivable	(1,455,580)	—
Deposits	(8,648)	52,050
Other assets	(354,300)	(145,700)
Compensation and benefits payable	895,623	(352,213)
Accounts payable and other liabilities	927,446	220,987
Net cash used in operating activities	(21,595,503)	(16,415,574)

Cash flows from investing activities:
Purchases of property and equipment	(24,260)	(973,399)
Purchase of short-term investments	(32,202,943)	(44,609,650)
Proceeds from short-term investments	29,026,445	46,110,696
Net cash provided by (used in) investing activities	(3,200,758)	527,647

Cash flows from financing activities:
Proceeds from sale of preferred stock	28,949,734	5,048,749
Redemption of preferred stock	(85,000)	(45,000)
Net cash provided by financing activities	28,864,734	5,003,749

Net increase (decrease) in cash and cash equivalents	4,068,473	(10,884,178)
Cash and cash equivalents – beginning of year	2,086,142	12,970,320
Cash and cash equivalents – end of year	$6,154,615	$2,086,142

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid (received) for income taxes, net	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

Strive Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
1. Organization
Strive Enterprises, Inc. (the “Company” or “SEI”), an Ohio based corporation, derives its consolidated revenues and net income from investment advisory, wealth management, and consulting services provided by its wholly-owned subsidiaries, Strive Asset Management, LLC (“SAM”) and Strive Advisory, LLC, Ohio based limited liability companies. In these notes the terms “us,” “we,” or “our” refer to Strive Enterprises, Inc. and its consolidated subsidiaries.
SAM is a registered investment advisor with the Securities and Exchange Commission (“SEC”), providing sub-advisory services (the “Sub-Adviser”) for the Strive Funds (the “Funds”), a series of exchange traded funds (“ETFs”). SAM was founded in 2022. SAM has discretionary responsibility to select each Fund’s investments in accordance with its investment objective, policies and restrictions. SAM is not responsible for selecting broker-dealers or placing the Funds’ trades. Rather, SAM constructs the overall portfolio and provides trading instructions to Empowered Funds, LLC dba EA Advisers (the “Adviser”), and, in turn, the Adviser is responsible for selecting broker-dealers and placing the Funds’ trades.
The Funds are issued in the U.S. by the Adviser as individual series of the EA Series Trust (the “Trust”). The Adviser, a non-consolidated third party, acts as the Funds’ investment adviser and recommends each Fund’s Sub-Adviser to the Board of Trustees (the “Trustees”) of the Trust for approval. The Adviser oversees the Sub-Adviser’s management of the Funds. The Adviser also provides trading, execution and various other administrative services and supervises the overall daily affairs of the Funds. The Adviser is wholly-owned by Alpha Architect LLC. The Adviser is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and provides investment advisory services to each Fund and other exchange-traded funds listed on the Trust. The Adviser was founded in October 2013.
The Trustees are separate from the Board of Directors of the Company. The Trustees of the Trust are primarily responsible for overseeing the management and affairs of the Funds for the benefit of the Strive Fund stockholders and have contracted with the Company to provide for general management and administration services.
Products are offered through intermediaries in a variety of vehicles, exchange-traded funds (“ETFs”), separate accounts, and collective trust funds.
During 2024, SAM also began offering wealth management and other services to individual customers through its advisor network.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company. All significant intercompany transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and accompanying notes. Items subject to such estimates and assumptions include, but are not limited to, revenue recognition, allowance for doubtful accounts, property and equipment, intangible assets, leases, share-based compensation, income taxes, and litigation and contingencies. Due to uncertainties inherent in the estimation process, actual results could differ from those estimates.
Principles of Consolidation
The accompanying consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries.

Cash and Cash Equivalents
Short-term, highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company’s cash is held with major financial institutions and may at times exceed federally insured limits. As of December 31, 2024 and 2023, the Company did not have any restricted cash.
Short-term Investments
Short-term investments have maturities exceeding three months and less than twelve months at the time of purchase. The Company classifies short-term investments as held-to-maturity based on the Company’s intent to sell the security or, its intent and ability to hold the short-term investment to maturity. Held-to-maturity debt securities are purchased with the intent and ability to hold until maturity and are carried at amortized cost. Interest income on short-term investments is recognized using the effective interest method and included in interest and dividend income on the consolidated statements of operations.
Accounts Receivable
The Company records accounts receivable when they are due and presents them on the consolidated statements of financial condition net of any allowance for credit losses. Accounts receivable are written off when they are determined to be uncollectible. Any allowance for credit losses is estimated based on the Company’s historical losses, existing conditions in the industry, and the financial stability of the individual or entity that owes the receivable. At both December 31, 2024 and December 31, 2023, the Company had no accounts receivable.
Property and Equipment
Property and equipment, consisting of tenant improvements, computer equipment, hardware, furniture, and fixtures are carried at cost less accumulated depreciation. As of December 31, 2024 and December 31, 2023, the Company had $240,616 and $73,366, respectively, of accumulated depreciation which is included in property and equipment on the consolidated statements of financial condition.
The Company capitalizes certain costs incurred in connection with developing or obtaining software within property and equipment. The implementation costs are amortized together with the costs of the related software license; however, the implementation costs related to a hosting arrangement are amortized over the term of the arrangement. Capitalized software costs are amortized, beginning when the software product is ready for its intended use, over the estimated useful life of the software of approximately three years.
The Company only capitalizes subsequent additions, modifications, or upgrades to internal-use software to the extent that such changes allow the software to perform a task it previously did not perform. The Company expenses software maintenance and training costs as incurred.
Property and equipment is tested for impairment when there is an indication that the carrying amount of an asset may not be recoverable. When an asset is determined to not be recoverable, the impairment loss is measured based on the excess, if any, of the carrying value of the asset over its fair value.
Intangible Assets
Intangible assets, consisting of domain names, are carried at cost less accumulated amortization. For finite-lived intangible assets, if potential impairment circumstances are considered to exist, the Company will perform a recoverability test using an undiscounted cash flow analysis. If the carrying value of the asset is determined not to be recoverable based on the undiscounted cash flow test, the difference between the carrying value of the asset and its current fair value would be recognized as an expense in the period in which the impairment occurs.

Depreciation and Amortization
Depreciation and amortization is provided for using the straight-line method over the estimated useful lives of the related assets as follows:

Property and equipment:
Hardware and equipment	5 years
Furniture and fixtures	7 years
Tenant improvements	Lesser of the remaining lease term or 15 years
Software	3 years
Hosting arrangements	Term of the hosting arrangement
Intangible assets:
Domain names	10 years

Tenant improvements are amortized over the term of their respective leases or service lives of the improvements, whichever is shorter. Property and equipment and intangible assets are stated at cost less accumulated depreciation or amortization.
Revenue Recognition—Investment Advisory Fees
The Company recognizes revenue when it satisfies performance obligations under the terms of contracts with clients. The Company earns substantially all of its revenue from SAM investment advisory and sub-advisory contracts (collectively “Investment Advisory Fees” and “Investment Advisory Contracts”) related to its asset management services. Investment advisory fees, generally calculated as a percentage of assets under management (“AUM”), are recorded as revenue as services are performed over time because the customer is receiving and consuming the benefits as they are provided by the Company.
SAM’s investment advisory contracts have a single performance obligation because the contracted services are not separately identifiable from other obligations in the contracts and therefore, are not distinct. All performance obligations to provide investment advisory services are satisfied over time by SAM and the Company recognizes revenue through SAM as time passes.
The fees SAM receives for its services under its investment advisory contracts are based on AUM, which changes based on the value of securities held under each investment advisory contract. These fees are thereby constrained and represent variable consideration, and they are excluded from revenue until the AUM on which SAM’s client is billed is no longer subject to market fluctuations. In addition, the Company may contract with third parties to provide advisory services on its behalf. The investment advisory contracts typically have contractual terms that extend throughout the life of the fund being advised, which generally contain provisions allowing the third-party advisor to remove the Company with prior notice. Clients are typically charged monthly or quarterly, either in advance or arrears, based on the fee arrangement agreed to with each client; payment terms vary depending on the client and services offered. Based on the nature of the agreements, the performance obligations are generally satisfied throughout the contractual term.
For the years ended December 31, 2024 and December 31, 2023, the Company recorded investment advisory fees of $3,591,727 and $2,310,589, respectively, which is included in investment advisory fees on the consolidated statements of operations.
Fund Management and Administration Expense
Direct fund expense, which is expensed as incurred, primarily consists of third-party advisory and non-advisory expense incurred by Strive related to certain investment products, reference data for certain indices, custodial services, fund administration, fund accounting, transfer agent services, shareholder reporting services, audit and tax services as well as other fund-related expense directly attributable to the operations of Strive offerings.
Marketing and Advertising Expense
Advertising costs, including media advertising and production costs are expensed when incurred.
Leases
The Company determines if a contract is a lease or contains a lease at inception. The Company accounts for its headquarters office lease as an operating lease, which may include escalation clauses that are based on an index or market rate. The Company accounts for lease and non-lease components, including common areas maintenance charges, as a single component for its leases. The Company elected the short-term lease exception for leases with an initial term of 12 months or less. Consequently, such leases are not recorded on the consolidated statements of financial condition. The Company’s lease terms include options to extend or terminate the lease when it is reasonably certain they will be exercised or not.
The Company recognizes right-of-use (“ROU”) lease assets and operating lease liabilities on the consolidated statements of financial condition based on the present value of future lease payments over the lease term at the commencement date discounted using an incremental borrowing rate (“IBR”). The IBR for individual leases is estimated considering the Company’s credit rating using various financial metrics, and, as appropriate, performing market analysis of yields on publicly traded bonds (secured and unsecured) with similar terms of comparable companies in a similar economic environment. ROU assets are tested for impairment when there is an indication that the carrying value of an asset may not be recoverable. Fixed lease payments made over the lease term are recorded as lease expense on a straight-line basis. Variable lease payments based on usage, changes in an index or market rate, are expensed as incurred.
Stock-Based Compensation
The Company recognizes compensation cost for equity classified awards based on the grant-date fair value of the award. The compensation cost is recognized over the period during which an employee is required to provide service (usually the vesting period) in exchange for the stock-based award.
The Company measures the grant-date fair value of stock awards using the fair value of the common stock on the date of grant. Stock-based awards may have performance, market and/or service conditions. Compensation cost for awards containing performance conditions is recognized if it is probable that the conditions will be achieved. The probability of achievement is assessed on a quarterly basis. If a stock-based award is modified after the grant-date, incremental compensation cost is recognized for an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Awards under the Company’s stock-based compensation plans vest over various periods. Compensation cost is recorded by the Company on a straight-line basis over the requisite service period for each separate vesting portion of the award as if the award is, in-substance, multiple awards and is adjusted for actual forfeitures as they occur.
Earnings per Share (“EPS”)
Basic EPS is calculated by dividing the net income (loss) applicable to common stockholders by the weighted-average number of shares outstanding during the period. Diluted EPS includes the determinants of basic EPS and common stock equivalents outstanding during the period. Diluted EPS is computed using the treasury stock and if-converted methods.
Forgivable Loans
The Company issues forgivable loans to employees as part of its compensation and retention strategy. These loans are initially recognized as receivables and forgiven in monthly increments over a defined service period, contingent on continued employment. The forgiven amounts are recognized as compensation expense in the period in which they are forgiven. Interest is accrued on these loans at the stated rate, and any forgiven interest is recorded as additional compensation expense. See Note 12 for more information on forgivable loans outstanding.
Related Party Transactions
The Company entered into expense reimbursement agreements with certain executives, whereby certain shared resources used between the parties were reimbursed based on the relative use during the period. This activity is either solely related to the Company or solely to the executives, and as such only the activity related to the Company is recorded on the consolidated statements of operations. Any amounts paid for by the Company on behalf of the executives are recorded as a due from related party until the reimbursement is received.
Income Taxes
The Company is a C-Corporation and is treated as a corporation for federal and state income tax purposes and all 100% owned subsidiaries are disregarded entities for tax purposes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized on the consolidated statements of operations in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized.
Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in additional income tax expense. Further, the Company records its income taxes receivable and payable based upon its estimated income tax position.
Fair Value Measurements
The Company uses a fair value hierarchy that prioritizes the inputs to valuation approaches used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Assets and liabilities are classified in one of the following categories:
Level 1:	Quoted (unadjusted) prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2:
Inputs other than quoted prices that are either directly or indirectly observable, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:
Inputs that are generally unobservable, supported by little or no market activity, and typically reflect management’s estimates or assumptions that market participants would use in pricing the asset or liability.

The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The valuation techniques used by the Company when measuring fair value maximize the use of observable inputs and minimize the use of unobservable inputs.
At December 31, 2024 and December 31, 2023, the fair value of the Company’s financial assets and liabilities not held at fair value on the consolidated statements of financial position equaled the related carrying value given that all of the financial assets and liabilities are Level 1 instruments that either have short-term maturities or were recently originated.
Accounting Standards Adopted in 2024
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires incremental disclosures about reportable segments but does not change the definition of a segment or the guidance for determining reportable segments. The new guidance requires disclosure of significant segment expenses that are (1) regularly provided to (or easily computed from information regularly provided to) the chief operating decision maker (“CODM”) and (2) included in the reported measure of segment profit or loss. The new standard also requires companies to disclose the title and position of the individual (or the name of the committee) identified as the CODM, allows companies to disclose multiple measures of segment profit or loss if those measures are used to assess performance and allocate resources, and is applicable to companies with a single reportable segment. The Company adopted disclosure requirements of ASU 2023-07 during the year ended December 31, 2024. See Note 14, Segment Information, for further detail.
Accounting Standards Not Yet Adopted
In December 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced disclosures surrounding income taxes, particularly related to rate reconciliation and income taxes paid information. In particular, on an annual basis, companies will be required to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Companies will also be required to disclose, on an annual basis, the amount of income taxes paid, disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions above a quantitative threshold. The standard is effective for the Company for annual periods beginning after December 15, 2024 on a prospective basis, with retrospective application permitted for all prior periods presented. The Company does not expect the additional disclosure requirements under ASU 2023-09 to have a material impact on the consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires entities to disaggregate in a tabular presentation disclosures about specific types of expenses included in the expense captions presented on the face of the income statement, as well as disclosures about selling expenses. Specifically, ASU 2024-03 requires disaggregation of expense captions that include any of the following natural expenses: (1) purchases of inventory, (2) employee compensation, (3) depreciation, (4) intangible asset amortization, and (5) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities or other types of depletion expenses. The requirements are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027 and are required to be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company does not expect the additional disclosure requirements under ASU 2024-03 to have a material impact on the consolidated financial statements.
3. Short-term Investments
Short-term investments consist of U.S. Treasury Bills that have maturities exceeding three months and less than twelve months at the time of purchase and are stated at amortized cost. The Company classifies short-term investments as held-to-maturity based on the Company’s intent to sell the security or, its intent and ability to hold the short-term investment to maturity. Held-to-maturity debt securities are purchased with the intent and ability to hold until maturity and are carried at amortized cost.
Short-term investments as of December 31, 2024 and December 31, 2023 are summarized by contractual maturity below:

	December 31, 2024
Expiration	Amortized Cost	Cost Basis	Accumulated Accretion	Fair Value
1/31/2025	$4,243,120	$4,177,122	$65,999	$4,243,121
2/28/2025	4,163,021	4,148,815	14,205	4,163,020
3/31/2025	4,202,114	4,167,208	34,907	4,202,115
4/15/2025	4,146,696	4,127,568	19,128	4,146,696
	$16,754,951	$16,620,713	$134,239	$16,754,952

	December 31, 2023
Expiration	Amortized Cost	Cost Basis	Accumulated Accretion	Fair Value
1/11/2024	$1,090,359	$1,071,806	$18,555	$1,090,361
2/29/2024	4,625,995	4,559,987	66,008	4,625,995
3/7/2024	3,338,620	3,311,033	27,587	3,338,620
4/11/2024	1,660,049	1,652,561	7,488	1,660,049
5/2/2024	2,848,829	2,848,829	—	2,848,829
	$13,563,852	$13,444,216	$119,638	$13,563,854

4. Property and Equipment, net
The Company’s property and equipment, which includes tenant improvements, computer equipment, hardware, furniture, and fixtures are carried at cost less accumulated depreciation.
Property and equipment consists of the following as of December 31, 2024 and December 31, 2023:

	December 31, 2024	December 31, 2023
Hardware	$63,167	$63,167
Equipment	118,088	118,088
Furniture & Fixtures	142,962	142,962
Tenant Improvements	579,374	579,374
Software	264,662	208,942
Construction in Progress	23,725	55,185
Total	$1,191,978	$1,167,718
Accumulated depreciation	(240,616)	(73,366)
Property and equipment, net	$951,362	$1,094,352

Depreciation Expense
Depreciation and amortization expense on property and equipment was $167,250 and $73,366 for the years ended December 31, 2024 and December 31, 2023, respectively, which is included in depreciation and amortization on the consolidated statements of operations.
5. Intangible Assets
The Company’s intangible assets, which includes a domain name, are capitalized and carried at cost less accumulated amortization.
Intangible asset balances consist of the following as of December 31, 2024 and December 31, 2023:

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted Average Estimated Useful Life
Domain name	$249,609	$62,402	$187,207	7.6
	$249,609	$62,402	$187,207

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted Average Estimated Useful Life
Domain name	$249,609	$37,441	$212,168	8.6
	$249,609	$37,441	$212,168

Amortization Expense
For the years ended December 31, 2024 and December 31, 2023, amortization expense on intangible assets was $24,961 and $24,961, respectively, and is recorded in depreciation and amortization on the consolidated statements of operations.

Estimated amortization expense for finite-lived intangible assets for each of the five succeeding years and thereafter as of December 31, 2024 is as follows:

December 31, 2024
2025	$24,961
2026	24,961
2027	24,961
2028	24,961
2029	24,961
Thereafter	62,402
Total	$187,207

6. Commitments and Contingencies
Office Lease
During the third quarter of 2022, the Company entered into an office lease in Dublin, Ohio, in which the lease commencement date was during the fourth quarter of 2022, with lease payments beginning during the first quarter of 2023. The lease is for an initial term of ten years, with two five-year renewal options. Per the lease agreement, in addition to the monthly base lease payments, the Company is required to reimburse the landlord for its share of any common area expenses.
During the year ended December 31, 2024, the Company, in line with its relocation to Dallas, TX, reassessed the expected lease term of the Dublin office lease, resulting in a reduction of the remaining lease term to 8.2 years. The change in the expected lease term was due to updated strategic decisions regarding the Company’s long-term occupancy plans for the location. In accordance with ASC 842, Leases, the Company accounted for this reassessment as a lease remeasurement. The lease liability was remeasured based on the present value of the remaining lease payments, discounted at the Company’s incremental borrowing rate as of the modification date. The remeasurement resulted in a revised lease liability of approximately $1.8 million and a corresponding right-of-use asset of approximately $1.8 million as of December 31, 2024.
The following table summarizes lease expense, included in general and administrative expense for the years ended December 31, 2024 and December 31, 2023:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Fixed lease expense(1)	$365,400	$383,832
Variable lease expense(2)	212,414	126,523
Total	$577,414	$510,355

(1)	Amounts include short-term lease expense of $14,700 and $31,900 for the years ended December 31, 2024 and December 31, 2023, respectively.
(2)
Amount includes operating lease payments, which may be adjusted based on usage, changes in an index or market rate, as well as common area maintenance charges and other variable costs not included in the measurement of ROU assets and operating lease liabilities.

Supplemental cash flow information related to operating leases for the years ended December 31, 2024 and December 31, 2023 was as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Supplemental cash flow information:
Operating cash outflows from operating leases	$273,927	$238,294
Change in ROU assets from remeasurement	$1,103,199	$—

The operating lease liability for the office lease was determined using a weighted average discount rate of 9.16% and 9.80% as of December 31, 2024 and December 31, 2023.

The following table provides a maturity analysis of the Company’s operating lease liability, based on undiscounted cash flows, as of December 31, 2024:

December 31, 2024
2025	$283,535
2026	292,062
2027	300,843
2028	309,878
2029	319,168
Thereafter	1,075,771
Total undiscounted operating lease payments	$2,581,257
Less: imputed interest	(794,987)
Present value of operating lease liability	$1,786,270

Contingencies
The Company may be subject to various legal proceedings, claims and governmental inspections or investigations arising during the ordinary course of business. The outcome of these matters and claims is subject to significant uncertainty, and the Company often cannot predict what the eventual outcome of pending matters will be or the timing of the ultimate resolution of these matters. Fees, expenses, fines, penalties, judgments or settlement costs which might be incurred by the Company in connection with the various proceedings could adversely affect its results of operations and financial condition. The Company establishes an accrued liability for legal claims when it determines that a loss is probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Legal fees associated with litigation and similar proceedings are expensed as incurred. In the event there is at least a reasonable possibility that a loss may be incurred but the Company is unable to estimate the amount of loss or range of loss, the Company would disclose such contingencies. The Company recognizes gain contingencies when the gain becomes realized or realizable.
7. Accounts Payable and Other Liabilities
The following table presents a summary of accounts payable and other liabilities as of December 31, 2024 and December 31, 2023:

	December 31, 2024	December 31, 2023
Accounts payable and accrued liabilities	$1,956,493	$1,027,754
Current portion of operating lease liability	269,954	261,192
Other liabilities	226	10,281
Total	$2,226,673	$1,299,227

8. Revenue
The table below presents details of revenue for the years ended December 31, 2024 and December 31, 2023, and includes investment advisory fees and other revenue.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Investment advisory revenue – ETFs	$3,591,727	$2,310,589
Other revenue	58,379	139,150
Total	$3,650,106	$2,449,739

For the years ended December 31, 2024 and December 31, 2023, no individual customer accounted for 10% or more of revenue.
9. Stockholders’ Equity
Authorized Capital
As of December 31, 2024, the Company had the authority to issue up to 1,161,650 shares of preferred stock, at $0.00001 par value per share.
As of December 31, 2024, the Company had the authority to issue up to 2,000,000 shares of Class A voting common stock, at $0.00001 par value per share, all of which are issued and outstanding.
As of December 31, 2024, the Company had the authority to issue up to 2,339,765 shares of Class B non-voting common stock, at $0.00001 par value per share, of which 400,970 are issued and outstanding.
Preferred Stock
The Company has three classes (Series A-1, Series A-2, and Series B, each of which is $0.00001 par value per share) of preferred stock, with equal rights for each. The Preferred Stock have the right to convert to Class B Non-Voting Common Stock at a ratio of 1:1. A difference exists in the initial conversion value to the Purchaser. The preferred shares have liquidation preference, which, in the event of liquidation, dissolution, or winding up of the Company, shall receive an amount per share equal to the greater of (i) one times the applicable Original Issue Price (“OIP”), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to such event. The preferred shares do not have participation rights, which, in the event of any liquidation, dissolution or winding up of the Company, after the preferential amounts are paid to the Preferred Stock, the remaining assets shall be distributed to the holders’ common stock, pro rata based on the number of shares held by each.
The Company initially raised $21.3 million in the first quarter of 2022 in a Simple Agreement for Future Equity (“SAFE”), which contemplated a conversion to preferred stock equal to the Purchase Amount divided by the Conversion Price should an Equity Financing occur. In the fourth quarter of 2022, following the close of the Series A Preferred Stock Financing, in which an additional $17.2 million of capital was raised, the SAFE investors (Series A-1) had a conversion price of $41.65003 and the Series A-2 investors had a purchase price of $80.71137. All other rights are the same. Also in the fourth quarter of 2022, the Company closed a second round of its Series A Preferred Stock Financing (Series A-2), in which an additional $5.2 million of capital was raised.
In the third quarter of 2024, the Company closed a round of its Series B Preferred Stock Financing (Series B), in which an additional $28.9 million was raised. The Series B investors had a purchase price of $80.71137.
There was no financing activity during the year ended December 31, 2023.
Common Stock
The Company has two classes (Class A Voting Common Stock, $0.00001 par value per share, and Class B Non-Voting Common Stock, $0.00001 par value per share) of common stock. Holders of Class A shares are entitled to one vote per share, while holders of Class B shares are not entitled to voting rights.
No dividends on any classes of stock have been declared for the years ended December 31, 2024 and December 31, 2023.

10. Earnings (Loss) Per Share
The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended December 31, 2024 and December 31, 2023:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net loss attributable to common shareholders	$(21,579,866)	$(16,910,416)
Basic and diluted weighted-average shares outstanding	2,213,424	2,094,956
Basic loss per share	$(9.75)	$(8.07)
Diluted loss per share	$(9.75)	$(8.07)

During the years ended December 31, 2024 and December 31, 2023, 1,085,326 shares and 1,013,478 shares, respectively, were excluded from the diluted earnings (loss) per share calculation as their impact would have been anti-dilutive. Certain performance-based Restricted Stock Units were excluded from the diluted EPS calculation for the years ended December 31, 2024 and December 31, 2023 because the contractual contingencies were not met.
11. Stock-Based Compensation
Pursuant to the Strive 2022 Equity Incentive Plan (adopted April 12, 2022), as amended from time to time, (together the “Plan”), the Plan permits the grant of the following compensatory awards subject to the limitations set forth in the plan: (i) Restricted Stock, (ii) Stock Appreciation Rights, (iii) Restricted Stock Units (RSUs), (iv) Incentive Stock Options and (v) Nonstatutory Stock Options. The persons eligible to receive Stock Awards are Employees, Directors, and Consultants.
Stock Award and Incentive Plan
Pursuant to the Plan, options to purchase shares of the Company’s common stock at an exercise price not less than one hundred percent (100%) of the fair value of the Common Stock subject to the Option on the date the option is granted. A maximum of 2,339,979 shares of common stock were authorized for issuance under the Plan. Of this amount, 2,339,979 shares remain available for future awards at December 31, 2024.
Restricted Stock and RSUs
Pursuant to the Plan, restricted stock awards and RSUs may be granted to certain employees, directors, and consultants. Substantially all restricted stock and RSUs vest over periods ranging from one to four years and are expensed using the straight-line method over the requisite service period, subject to the vesting conditions.
On April 15, 2022, the Company granted 400,970 shares of Class B Non-Voting Common Stock as part of Restricted Stock Awards (RSAs), subject only to service-based vesting conditions. The Company valued the RSAs at their grant-date fair value as measured as per the fair value of the Common Stock, in which the fair value of the Class B Non-Voting Common Stock was determined to be $0.00125 as per the valuation measured as of February 28, 2022.
On December 29, 2022, the Company granted 161,283 RSUs to certain of its employees and consultants, each of which represents contingent rights to receive one share of the Company’s Class B Non-Voting Common Stock. The Company valued the RSUs at their grant-date fair value as measured as per the fair value of the Common Stock, in which the fair value of the Class B Non-Voting Common Stock was determined to be $37.93550 as per the valuation measured as of November 30, 2022. In line with the Series B Financing, the fair value of the Class B Non-Voting Common Stock was determined to be $48.55127 as per the valuation measured as of June 30, 2024.
The Plan, as amended during the third quarter of 2024, permits the grant of 779,993 shares of Common Stock (excluding the previously issued Restricted Stock Awards (RSAs) after the date of such amendment. During the years ended December 31, 2024 and December 31, 2023, the Company granted additional RSUs to certain of its existing employees and consultants, as well as for certain new employees and consultants. Of this existing pool, 235,983 remain available for future awards at December 31, 2024.
The shares generally vest over a period of one to four years, 25% on the first anniversary of the date of issuance and 6.25% on each of the next twelve quarterly anniversaries thereafter. The RSU grants are also subject to performance conditions, in which a liquidity event or IPO must occur. Given the time condition and performance condition must be met in order for the RSUs to vest, compensation cost is accrued only if it is probable such performance condition would be achieved. Compensation cost will thus be deferred until consummation of any potential transaction, with any expense recognized based on the time conditions met previously. The Company didn’t record any stock-based compensation expense for the years ended December 31, 2024 and December 31, 2023. Stock-based compensation expense, if any, is included in employee compensation and benefits on the consolidated statements of operations.
The table below summarizes the Company’s awards granted, forfeited or vested under the Plan during the years ended December 31, 2024 and December 31, 2023:

Outstanding at	RSAs(1)	Weighted Average Grant Date Fair Value
December 31, 2022	400,970	$0.00125
Granted	—	—
Vested	(175,422)	—
Forfeited	—	—
December 31, 2023	225,548	$0.00125
Granted	—	—
Vested	(100,240)	—
Forfeited	—	—
December 31, 2024	125,308	$0.00125

(1)	Initial grant prior to 10:1 stock split effective immediately prior to Series A-2 Financing. Amounts shown reflect current values.

Outstanding at	RSUs	Weighted Average Grant Date Fair Value
December 31, 2022	161,283	$37.93550
Granted	150,251	37.93550
Vested	—	—
Forfeited	(84,091)	37.93550
December 31, 2023	227,443	$37.93550
Granted	372,989	39.03601
Vested	—	—
Forfeited	(56,422)	37.93550
December 31, 2024	544,010	$38.69004

At December 31, 2024, aggregate unrecognized compensation cost for unvested equity awards was $21.0 million, which is expected to be recognized over a remaining weighted-average period of 2.97 years.
At December 31, 2023, aggregate unrecognized compensation cost for unvested equity awards was $8.6 million, which is expected to be recognized over a remaining weighted-average period of 3.05 years.
12. Compensation Plans
401(k) Plan
The Company sponsors a 401(k) plan in which all Company employees are eligible to participate. Company employees may contribute a portion of their compensation subject to certain limits based on federal tax laws. The Company matches employee contributions equal to 100% of the first 3% and 50% on contributions greater than 3%, but less than or equal to 5%, of an employee’s compensation contributed to the plan. The Company’s contribution expense was $215,080 and $195,773 for the years ended December 31, 2024 and December 31, 2023, respectively, and is recorded in employee compensation and benefits on the consolidated statements of operations.

Forgivable loans
The Company has entered into forgivable loan arrangements with certain employees as part of their compensation packages. These loans are repayable in full upon termination for cause or voluntary resignation and forgiven in monthly increments over a four-year period during continued employment. If the employee is terminated without cause, the remaining balance of the loan, including accrued interest, is forgiven immediately.
As of December 31, 2024, the Company had $1,455,580 of principal receivable, which is included within loans receivable on the consolidated statements of financial condition.
Compensation expense on interest and principal forgiven was $23,867 for the year ended December 31, 2024. All interest accrued on the loans during the period was forgiven and recorded as compensation expense.
There were no forgivable loans outstanding throughout the year ended December 31, 2023.
13. Income Taxes
The Company had no income tax benefit or expense during both the years ended December 31, 2024 and December 31, 2023 as a result of the net taxable loss generated and had no tax benefit due to the establishment of a full valuation allowance.
The benefit from or provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to the Company’s loss before income taxes as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Federal income tax rate	21.0%	21.0%
Permanent differences	(0.1)%	—%
Change in valuation allowance	(20.9)%	(21.0)%
Effective income tax rate	0.0%	0.0%

The Company is subject to U.S. federal, state and local tax examinations by tax authorities for the periods from December 31, 2022 through December 31, 2024. To the extent necessary, the Company recognizes interest and penalties related to income tax matters as a component of income tax expense. There were no material uncertain tax positions as of December 31, 2024 or December 31, 2023. For both the years ended December 31, 2024 and December 31, 2023, the Company has not recognized any interest or penalties related to uncertain tax positions.
The components of deferred income tax assets and deferred tax liabilities as of December 31, 2024 and December 31, 2023 are shown below:

	December 31, 2024	December 31, 2023
Deferred income tax assets/liabilities
Deferred tax assets:
Net operating loss carryforwards	$11,722,633	$6,508,674
Other accruals	72,030	—
Lease liability	375,117	605,213
Capitalized start-up costs	34,679	37,549
Deferred revenue	—	2,006
Charitable contribution carryforward	34,500	43,575
Other	99,183	5,406
Gross deferred tax assets	12,338,142	7,202,423
Less: valuation allowances	(11,828,053)	(6,492,403)
Deferred tax assets, net	$510,089	$710,020
Deferred tax liabilities:
Right of use asset	$(375,117)	$(562,698)
Property and equipment	(126,236)	(142,080)

	December 31, 2024	December 31, 2023
Intangible assets	(8,736)	(5,242)
Gross deferred tax liabilities	$(510,089)	$(710,020)
Net deferred tax asset	$—	$—

As of December 31, 2024 and December 31, 2023, the Company had available net operating loss carryforwards of $11.7 million and $6.5 million, respectively. As of December 31, 2024 and December 31, 2023, $10.2 million and $5.6 million, respectively, of the carryforwards have an indefinite life, while $1.5 million and $0.9 million, respectively, begin to expire in 2044. At both December 31, 2024 and December 31, 2023, the Company had a full valuation allowance against its loss carryforwards based on the conclusion it is not more likely than not that some portion or all of its deferred tax assets will be realized based on the Company’s history of taxable losses and uncertainty as to future income generation.
14. Segment Reporting
The Company’s management directs operations as one business, in which it provides investment advisory services. As such, the Company operates in one operating segment. The Company’s CODM is its Chief Executive Officer, who utilizes key financial metrics, including consolidated net income (loss), to assess performance and make decisions regarding allocation of resources, such as capital allocation, determining compensation, and managing costs. The CODM also evaluates significant revenues and expenses on a consolidated basis, as presented in the consolidated statements of operations, to evaluate key operating decisions. The measure of segment assets is reported on the consolidated statements of financial condition as total assets.
15. Subsequent Events
The Company has evaluated subsequent events after the date of the consolidated financial statements to consider whether or not the impact of such events needed to be reflected or disclosed in the consolidated financial statements. Such evaluation was performed through the issuance date of the consolidated financial statements. The following transactions occurred after the reporting date:
On May 6, 2025, Strive and Asset Entities, Inc. (“Asset Entities”) entered into a definitive merger agreement, which was subsequently amended (together, the “Agreements”), wherein Strive will acquire Asset Entities through a reverse merger. Per the Agreements, following the completion of the transaction, the Company will own 94.2% of the combined company while existing Asset Entities stockholders will own the remaining 5.8%, excluding any subsequent private investment in public equity (“PIPE”) financing. Concurrent with the expected close of the transaction, the Company plans to divest of the wealth management business, which represented a de-minimis portion of the Company’s operations during the year ended December 31, 2024. The combined company is expected to pursue strategies to accumulate and hold Bitcoin assets. The transaction is expected to close in the second half of 2025; however, no assurances can be made that the planned transaction or divestiture will be completed.
Subsequent to December 31, 2024, the Company determined its intent to settle existing litigation matters for an expected settlement amount of $0.9 million, of which we expect to recover $0.5 million from insurance. Further, we intend to repurchase outstanding preferred stock held by the employee.
During the fourth quarter of 2024, the Company entered into an office lease in Dallas, Texas, in which the lease commencement date was during the second quarter of 2025, with lease payments beginning during the third quarter of 2025. The lease is for an initial term of eight years, with two five-year renewal options.
Other than the above, there were no other subsequent events had occurred that would require accrual or additional disclosure.

Annex A
AGREEMENT AND PLAN OF MERGER

dated as of

September 22, 2025

by and among

STRIVE, INC.,

and

SEMLER SCIENTIFIC, INC.

A-i

A-ii

EXHIBITS

Exhibit A - Amended and Restated Certificate of Incorporation of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 22, 2025, is entered into by and among (i) Strive, Inc., a Nevada corporation (“Parent”), (ii) after giving effect to the joinder contemplated by Section 7.06, Merger Sub (as defined herein) and (iii) Semler Scientific, Inc., a Delaware corporation (the “Company”).
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law and other Applicable Law, the parties intend that Merger Sub merge with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent;
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that the approval and adoption of this Agreement (including the Merger) be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the Company’s stockholders;
WHEREAS, (A) the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance) are advisable, fair to and in the best interests of Parent and its stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Parent Share Issuance) and (B) promptly following the execution of this Agreement, holders of a majority of the outstanding voting power of the outstanding shares of Parent Common Stock shall have approved and adopted the Parent Share Issuance (the “Parent Stockholder Approval”);
WHEREAS, (A) as of the time it executes and delivers the joinder contemplated by Section 7.06, the Board of Directors of Merger Sub will unanimously (i) determine that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to and in the best interests of Merger Sub and the sole stockholder of Merger Sub, (ii) approve, adopt and declare advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) direct that this Agreement (including the Merger) be submitted for approval and adoption by the sole stockholder of Merger Sub and (iv) recommend the approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub, and (B) Parent, promptly following the execution of this Agreement, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement (including the Merger);
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law and other Applicable Law, the parties intend that (a) promptly following the date of this Agreement, Parent will form a Delaware limited liability company as a direct, wholly owned Subsidiary of Parent (“Second Merger Sub”), (b) immediately following the Merger, and as part of an integrated transaction with the Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger”, together with the Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);
WHEREAS, for U.S. federal income tax purposes, each of the parties intends that the Mergers, taken together, will constitute an integrated transaction, described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g); and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1
Definitions
Section 1.01.  Definitions. (a) As used in this Agreement, the following terms have the following meanings:
“Affiliate” means, (i) with respect to any Person (other than Parent or Merger Sub), any other Person, whether now or in the future, directly or indirectly controlling, controlled by, or under common control with such Person and (ii) with respect to Parent or Merger Sub, any other Person, whether now or in the future, directly or indirectly controlled by Parent or Merger Sub.
“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.
“Applicable Law(s)” means, with respect to any Person, any U.S., non-U.S. or transnational federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order, directive or other similar legislation or requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Acquisition Proposal” means (other than the Transactions) any indication of interest, proposal or offer from any Person or Group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of (1) 20% or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company or 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning (1) 20% or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, under which such Person or Group would acquire, directly or indirectly, (A) assets (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of (1) 20% or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis.
“Company ATM Agreement” means the Controlled Equity OfferingSM Sales Agreement, dated April 15, 2025, by and among the Company and Barclays Capital Inc., Cantor Fitzgerald & Co., Canaccord Genuity LLC, Needham & Company, LLC, Craig-Hallum Capital Group LLC and Lake Street Capital Markets, LLC.
“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2025.
“Company Balance Sheet Date” means June 30, 2025.

“Company Convertible Notes” means the $100.0 million aggregate principal amount of 4.25% convertible senior notes due 2030 issued by the Company in January 2025.
“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.
“Company Employee Plan” means any Employee Plan (i) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any Company Service Provider, or (ii) for which the Company or any of its Subsidiaries has any direct or indirect liability.
“Company Equity Awards” means Company Options.
“Company Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, is or is reasonably likely to result in, a material adverse effect on (x) the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company and its Subsidiaries to timely consummate the Closing (including the Merger) on the terms set forth herein or to perform their agreements or covenants hereunder; provided that, in the case of clause (x) only, no event, circumstance, development, change, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the industries in which the Company or any of its Subsidiaries materially engages, (iii) any decline, in and of itself, in the market price or trading volume of the Company Stock and any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood and agreed that this clause (iii) shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any changes in the price or trading volume of Bitcoin (it being understood and agreed that this clause (iv) shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such changes that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that this clause (v) shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that this clause (vi) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vii) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof), (viii) any action or omission taken by the Company pursuant to the written request of Parent or Merger Sub, (ix) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), or (x) regulatory or clinical, competitive, pricing, reimbursement, supply or manufacturing Effects relating to or affecting any Company Product or any product competitive with or related to any Company Product (it being understood and agreed that this clause (x) shall not apply with respect to any representation or warranty that is intended to address the subject matter of this clause (x)), except in the case of each of clauses (i), (ii), (iv), (vii), (ix) or (x), to the extent that any such event, circumstance, development, change, occurrence or effect has a disproportionate adverse effect on the Company and its Subsidiaries relative to other companies operating in the industries in which the Company or any of its subsidiaries materially engages, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.
“Company Product” means QuantaFlo.
“Company Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.
“Company Stock” means the common stock, $0.001 par value, of the Company.
“Company Stock Plans” means the Company’s 2014 Stock Option and Incentive Plan and the Company’s 2024 Stock Option and Incentive Plan, in each case, as amended from time to time.
“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.
“Contract” means, with respect to a Person, any written or oral contract, agreement, obligation, commitment, arrangement, understanding, instrument, lease, sublease or license to which such Person is a party or by which such Person is otherwise bound.
“Digital Asset” means a digital unit that generally may be recorded or transferred by means of a distributed ledger technology system, including digital units that (a) have a centralized repository or administrator, (b) are decentralized and have no centralized repository or administrator or (c) may be created or obtained by computing or manufacturing effort, including in each case, (i) any cryptographic tokens, cryptographic coins, cryptographic currencies, or other cryptographic assets, or other, virtual or blockchain-based assets that may function as a medium of exchange, a form of digitally stored value, or otherwise purport to provide the holder with access to a distributed ledger technology-related system or service, and (ii) options, or warrants to purchase any of the items described in the foregoing clause (i) or that are, or may become, convertible or exchangeable into or exercisable for (directly or indirectly) any of the items described in the foregoing clause (i). For the avoidance of doubt, Digital Asset includes but is not limited to any asset that would constitute “Virtual Currency” as defined by 23 NYCRR 200.2(p)
“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits, excluding, in each case, any such arrangement required to be maintained, sponsored or contributed to by a Governmental Authority.
“Environmental Law” means any Applicable Law relating to (i) human health and safety, (ii) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
“Environmental Permits” means all Consents (including consents required by Contract) of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would (at any relevant time) be treated as a single employer under Section 414 of the Code.
“ERISA Client” means each Client that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan, plan, account or arrangement that is subject to any Similar Law, or (iv) any entity whose underlying assets are considered to include “plan assets” (as defined by the regulations of the Department of Labor, as amended by Section 3(42) of ERISA) of any such employee benefit plan, plan, account or arrangement, or a Person acting on behalf of such a Client.
“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, and any individual, body or entity exercising or having the authority to exercise under the Applicable Laws thereof any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Taxing Authority, board of trade, federal revenue offices, securities exchanges commission, stock exchange, and any court, arbitrator or arbitration panel with proper authority and jurisdiction under such Applicable Laws.
“Group” means a “group” as defined in Section 13(d) of the Securities Exchange Act.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources or that is otherwise regulated, or for which liability may be imposed, by any Governmental Authority with jurisdiction over Environmental Laws.
“Health Care Laws” means all Applicable Laws, if and to the extent applicable to the Company and its Subsidiaries, relating in any way to: (a) the study, design, development, testing, manufacture, processing, labeling, supply, sale, advertising, labeling, packaging, marketing, promoting, commercializing, distribution, import, export, storage, service, record keeping, traceability, training, reporting (including medical device reporting, adverse event and incident reporting, field alert reporting, and any other reporting required by Applicable Laws), handling, provision, or payment for, health care services, equipment, supplies, materials, Medical Devices, biologics, combination products, or precursors, ingredients, or components of Medical Devices, biologics, combination products, Products, goods, or services related to the Company or its Subsidiaries; (b) required Health Care Permits; (c) quality, safety certification, and accreditation standards and requirements related to the study, design, development, testing, manufacture, processing, labeling, supply, sale, advertising, promoting, labeling, packaging, marketing, commercializing, distribution, import, export, storage, service, handling, provision, or payment for health care services, equipment, supplies, materials, Medical Devices, biologics, precursors, ingredients, or components of Medical Devices, biologics, combination products, Products, goods, or services related to the Company or its Subsidiaries; (d) the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations, including those relating to the study, design, development, testing, manufacture, processing, labeling, supply, sale, advertising, labeling, packaging, marketing, promotion, commercializing, distribution, import, export, storage, service, handling, provision, or payment for health care services, equipment, supplies, Medical Devices, biologics, precursors, ingredients, materials, or components of Medical Devices, biologics, combination products, Products, goods, or services related to the Company or its Subsidiaries including all applicable rules and requirements of the FDA and the Federal Trade Commission; (e) the Quality System Regulation as set forth in 21 C.F.R. Part 820; (f) the standards for the manufacture, processing, packaging, testing, transportation, handling and holding of Medical Devices and biologics as set forth in the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended (the “FDC Act”) and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11) and such standards of good manufacturing practices as are required by applicable Governmental Authorities; (g) all Applicable Laws pertaining to the standards for clinical studies and trials for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting (including all applicable requirements relating to protection of human subjects), as set forth in the FDC Act and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 50, 54, 56, and 812) and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by any other applicable Governmental Authority; (h) the standards for conducting non-clinical laboratory studies, as set forth in the FDC Act and applicable regulations promulgated by the

FDA (including, for example, 21 C.F.R. Parts 11 and 58) and such standards of good laboratory practices as are required by applicable Governmental Authorities in any other jurisdiction; (i) the standards and practices of creating and maintaining records that are accurate, attributable, verified as genuine, legible, contemporaneous and complete, and are created and stored using security measures that protect the confidential nature (if applicable) and integrity of the records, and prevent unauthorized access to, and alteration, corruption or loss of such records in a manner sufficient to satisfy the requirements contained in 21 C.F.R. Parts 58, and all comparable standards of any other applicable Governmental Authority; (j) any and all other Applicable Laws including applicable federal, state or local health care laws, rules, codes, regulations, manuals, orders, ordinances, professional or ethical rules, administrative guidance and requirements (including those pursuant to which Health Care Permits are issued), as the same may be amended, modified or supplemented from time to time; (k) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b) and all similar Applicable Laws in any jurisdiction; (l) the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a) and all similar Applicable Laws in any jurisdiction; (m) the False Claims Act (31 U.S.C. §§ 3729 et seq.) and all similar Applicable Laws in any jurisdiction; (n) the Federal Sunshine Act (42 U.S.C. § 1320a-7h) along with its reporting requirements and all similar Laws in any jurisdiction; and (o) HIPAA and all similar Applicable Laws in any jurisdiction. Health Care Laws shall include all similar Applicable Laws of any Governmental Authority addressing the subject matter of clauses (a) through (o).
“Health Care Permits” means all licenses, approvals, authorizations, permissions, certificates, registrations, or clearances required by any Governmental Authority or issued pursuant to any Applicable Laws that are required to carry on the Company and its Subsidiaries’ business in order to study, design, develop, test, manufacture, process, label, supply, sell, advertise, promote, label, package, market, commercialize, distribute, import, export, store, service, handle, provide or pay for any of the Company or its Subsidiaries’ Medical Devices, biologics, combination products, or Products involving the Company or its Subsidiaries, or any products or services in which the Company or its Subsidiaries’ Products are components, parts, or materials including manufacturing materials. Health Care Permits shall include premarket approvals, premarket notifications, De Novos, Investigational Device Exemptions, IRB Approvals, Humanitarian Device Exemptions, Biologics License Applications, establishment registration and listing with FDA, U.S. state manufacturing, distribution, or wholesale licenses, permits, or registrations, and any supplements or amendments to any Health Care Permits.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, together with all implementing regulations thereof, as amended.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet domain names and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (iii) registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets and rights in confidential technology and information, know-how, inventions, improvements, processes, formulae, algorithms, models, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (v) rights in Software; and (vi) other similar types of proprietary or intellectual property.
“Investment Advisers Act” means the Investment Advisers Act of 1940.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned by or purported to be owned by an applicable Person or any of its Subsidiaries, or licensed or leased, or purported to the licensed or leased, to an applicable Person or any of its Subsidiaries (excluding any public networks).

“Key Employee” means an employee of the Company or any of its Subsidiaries with the title of vice president or above.
“knowledge” of the Company or Parent means the knowledge, after reasonable inquiry, of those individuals set forth in Section 1.01 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule, respectively.
“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to or purported to be licensed or sublicensed to the Company or any of its Subsidiaries.
“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, real property covenant, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Medical Device” has the same meaning as the term “device” is defined in 21 U.S.C. § 321(h)(1) of the Federal Food, Drug, and Cosmetic Act.
“Nasdaq” means The Nasdaq Stock Market LLC, or any successor thereto.
“Order” means any order, writ, decree, judgment, award, decision, injunction, ruling, settlement, subpoena, verdict, consent decree, compliance order, civil or administrative order, or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).
“Owned Intellectual Property” means, with respect to any Person, any and all Intellectual Property owned or purported to be owned by such Person.
“Parent Balance Sheet” means the unaudited pro forma combined consolidated financial information of Parent and its Subsidiaries as of the Parent Balance Sheet Date, and the footnotes to such consolidated financial information, in each case set forth in Parent’s registration statement on Form S-4 deemed filed with the SEC on August 6, 2025.
“Parent Balance Sheet Date” means June 30, 2025.
“Parent Class A Common Stock” means the Class A Common Stock, $0.001 par value per share, of Parent.
“Parent Class B Common Stock” means the Class B Common Stock, $0.001 par value per share, of Parent.
“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.
“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.
“Parent Employee Plan” means any Employee Plan (i) that is sponsored, maintained, administered, contributed to or entered into by the Parent or any of its Subsidiaries for the current or future benefit of any Parent Service Provider, or (ii) for which the Parent or any of its Subsidiaries has any direct or indirect liability.
“Parent Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, is or is reasonably likely to result in, a material adverse effect on (x) the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) the ability of Parent and its Subsidiaries to timely consummate the Closing (including the Merger) on the terms set forth herein, or to perform their agreements or covenants hereunder; provided that, in the case of clause (x) only, no event, circumstance, development, change, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the industries in which the Parent or any of its Subsidiaries materially engages, (iii) any decline, in and of itself, in the market price or trading volume of Parent Class A Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (it being understood and agreed that this clause (iii) shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (iv) any changes in the price or trading volume of Bitcoin (it being understood and agreed that this clause (iv) shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such changes that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (v) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that this clause (v) shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that this clause (vi) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vii) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof), (viii) any action or omission taken by Parent or Merger Sub pursuant to the written request of the Company or (ix) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), except in the case of each of clauses (i), (ii), (iv), (vii) or (ix), to the extent that any such event, circumstance, development, change, occurrence or effect has a disproportionate adverse effect on Parent and its Subsidiaries relative to other companies operating in the industries in which Parent or any of its subsidiaries materially engages, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Parent Material Adverse Effect.
“Parent Preferred Stock” means the Series A Convertible Preferred Stock, $0.001 par value per share, of Parent.
“Parent Service Provider” means any director, officer, employee or individual independent contractor of the Parent or any of its Subsidiaries.
“Parent Share Issuance” means the issuance of shares of Parent Class A Common Stock in connection with the Merger, as contemplated hereby.
“Parent Warrants” means the warrants exercisable to purchase Parent Class B Common Stock.
“Permitted Lien” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP and set forth in the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2025, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, in each case, arising in the ordinary course of business, in each case, with respect to which adequate reserves have been established in accordance with GAAP and set forth in the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2025, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business, (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or the use of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business or (vii) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries) or the notes thereto or (viii) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.
“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.
“Proceeding” means any legal, administrative, arbitral or other proceeding (including disciplinary proceeding), claim, suit, action or governmental or regulatory investigation or inquiry of any nature.
“Product” means any and all products, product candidates, parts, materials, components, Medical Devices, biologics, goods, and services of the Company or any of its Subsidiaries, including Software of or related to the Company and its Subsidiaries, including those that are or have been studied, designed, developed, manufactured, propagated, supplied, prepared, processed, tested, assembled, packaged, labelled, processed, sold, serviced, marketed, advertised, commercialized, distributed, imported, exported, transported, stored, handled, provided, or paid for by, on behalf of, with, or at the direction of the Company or any of its Subsidiaries.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Securities Exchange Act” means the Securities Exchange Act of 1934.
“Securities Laws” means the Securities Act, the Securities Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws.
“Similar Law” means any law similar to Title I of ERISA or Section 4975 of the Code.
“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models and, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.
“Subsidiary” means, when used with reference to a Person, (A) any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than 50% of the outstanding voting securities of which, are owned, directly or indirectly, by such first Person or (B) any other Person with respect to which such first Person controls the management. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.
“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or other additional amounts with respect to any of the foregoing (including penalties for failure to file or late filing of any tax return, report or other filing, and any interest in respect of such penalties, additions to tax or other additional amounts) imposed by any federal, state, local, non-U.S. or other Governmental Authority.

“Tax Return” means any report, return, document, statement, declaration or other information or filing filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Tax Sharing Agreement” means any existing agreement binding any Person that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, losses, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Affiliates or the Representatives of any such Persons acting in such capacity.
“Transactions” means the transactions contemplated by this Agreement (including the Merger).
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“U.S. Plan” means any Employee Plan that covers Company Service Providers or Parent Service Providers located primarily within the U.S.
“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.
(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternate Company Acquisition Agreement	6.03(i)
Anti-Money Laundering Laws	4.14(a)
Bankruptcy and Equity Exceptions	4.02(a)
Burdensome Condition	8.01(c)
Certificate of Merger	2.02(a)
Closing	2.01
Closing Date	2.01
Collection Expenses	10.03(c)
Common Merger Consideration	2.03
Common Stock Certificates	2.04(a)
Company	Preamble
Company Acquisition Proposal	10.03(a)(ii)
Company Adverse Recommendation Change	6.03(a)
Company Approval Time	6.03(b)
Company Board Recommendation	4.02(b)
Company Indemnified Parties	7.03(a)
Company Intervening Event	6.03(g)
Company Material Contract	4.17(a)
Company Notes	6.04
Company Option	2.05(a)
Company Organizational Documents	4.01
Company Permits	4.13(a)
Company Registered IP	4.21(a)
Company Regulatory Agreement	4.14(g)
Company SEC Documents	4.07(b)
Company Securities	4.05(a)
Company Stockholder Approval	4.02(a)

Term	Section
Company Stockholder Meeting	8.03(a)
Company Subsidiary Securities	4.06(b)
Company Superior Proposal	6.03(f)
Company Termination Fee	10.03(a)(ii)
Confidentiality Agreement	6.02(a)
Converted Option	2.05(a)
Delaware Law	2.02(a)
Effective Time	2.02(a)
e-mail	11.01
End Date	10.01(b)(i)
Exchange Agent	2.04(a)
Exchange Fund	2.04(a)
Exchange Ratio	2.03
Excluded Shares	2.03
Field Action	4.16(g)
Indenture	6.04
Information Statement/Proxy Statement/Prospectus	8.02(a)
internal controls	4.07(g)
Lease	4.22
Merger	2.02(b)
Merger Sub	7.06
Mergers	Recitals
Parent	Preamble
Parent Securities	5.05(a)
Parent Material Contract	5.15
Parent Organizational Documents	5.01
Parent Permits	5.13(a)
Parent Qualified Plan	7.04(d)
Parent Registered IP	5.19(a)
Parent Regulatory Agreement	5.14(f)
Parent RSU Awards	5.05(a)
Parent SEC Documents	5.07(b)
Parent Stockholder Approval	Recitals
Parent Stockholder Approval Deadline	7.05
Parent Subsidiary Securities	5.06(b)
Premium Cap	7.03(b)
principal executive officer	4.07(f)
principal financial officer	4.07(f)
QPAM Exemption	4.14(e)
Registration Statement	8.02(a)
Regulation S-K	4.11
Regulation S-X	6.01(m)
Regulatory Agencies	4.07(a)
Related Party	4.17(a)(ix)
Related Party Contract	4.17(a)(ix)
Release	8.04
Representatives	6.03(a)
Sanctions	4.14(b)
Second Merger	Recitals
Second Merger Sub	Preamble
Second Surviving LLC	Recitals
Surviving Corporation	2.02(b)
Transaction Litigation	8.07
Uncertificated Common Shares	2.04(a)

Section 1.02.  Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term shall be deemed to include the singular, and references to any gender shall include all genders; (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (viii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including by electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) posted and made available prior to the date hereof by the Company in the BOX due diligence data site maintained by the Company, (B) provided via electronic mail or in person prior to the date hereof, or (C) filed with or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvi) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
Closing; Merger
Section 2.01.  Closing. The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).
Section 2.02.  The Merger. (a) At the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the General Corporation Law of the State of Delaware (the “Delaware Law”) in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Parent, Merger Sub and the Company shall agree and is specified in the Certificate of Merger).
(b) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation and a wholly owned subsidiary of Parent.
(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.03.  Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of the Company Stock or any other Person:
(i) each share of Company Stock outstanding immediately prior to the Effective Time (other than shares of Company Stock to be cancelled pursuant to Section 2.03(ii) (the “Excluded Shares”)) shall, subject to Section 2.07, be converted into the right to receive 21.05 shares (the “Exchange Ratio”) of Parent Class A Common Stock (the “Merger Consideration”);
(ii) each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock or by Parent shall be cancelled, and no consideration shall be paid with respect thereto;
(iii) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and
(iv) all outstanding shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each share of Company Stock that was outstanding immediately prior to the Effective Time shall thereafter represent only the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 2.04(f) and any cash in lieu of any fractional shares of Parent Class A Common Stock pursuant to Section 2.07, in each case to be issued or paid in accordance with Section 2.04, without interest, as applicable.
Section 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (in each case, other than Excluded Shares) for the Merger Consideration (A) certificates representing shares of Company Stock (the “Common Stock Certificates”) or (B) uncertificated shares of Company Stock which immediately prior to the Effective Time were registered to a holder on the stock transfer books of the Company (the “Uncertificated Common Shares”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Section 2.04 through the Exchange Agent, evidence of shares in book-entry form representing the shares of Parent Class A Common Stock issuable pursuant to Section 2.03(i) in exchange for outstanding shares of Company Stock. Parent agrees to make promptly available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which holders of Company Stock are entitled pursuant to Section 2.04(f) and cash in lieu of any fractional shares of Parent Class A Common Stock to which such holders are entitled pursuant to Section 2.07. Promptly after the Effective Time and in any event within three (3) Business Days after the Closing Date, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock represented by a Certificate at the Effective Time a letter of transmittal and instructions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange. All evidence of shares in book-entry form and cash deposited with the Exchange Agent pursuant to this Section 2.04 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article 2 out of the Exchange Fund in accordance herewith. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the dividends or other distributions to which holders of Company Stock are entitled pursuant to Section 2.04(f) or cash in lieu of fractional interests to which holders of Company Stock are entitled pursuant to Section 2.07. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.
(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in respect of each share of Company Stock represented by such Certificate or Uncertificated Share (A) the Merger Consideration and (B) any cash in lieu of any fractional shares of Parent Class A Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.07 and Section 2.04(f), as applicable). The shares of Parent Class A Common Stock constituting part of such Merger Consideration shall, at Parent’s option, be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law.
(c) If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Parent Class A Common Stock or any dividends and distributions with respect thereto contemplated by Section 2.07 or Section 2.04(f), as applicable) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.
(d) From and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of any fractional shares of Parent Class A Common Stock and any dividends and distributions with respect to the Merger Consideration as contemplated by Section 2.07 and Section 2.04(f), as applicable) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article 2.
(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.04 prior to such time shall thereafter look only to Parent for payment of such Merger Consideration (and cash in lieu of any fractional shares of Parent Class A Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.07 and Section 2.04(f), as applicable), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f) Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.04, and in any event within two (2) Business Days of such surrender or transfer, the Exchange Agent shall promptly pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Class A Common Stock constituting the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07, as applicable, and (y) the aggregate amount of all dividends or other distributions payable with respect to such shares of Parent Class A Common Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole shares of Parent Class A Common Stock constituting the Merger Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Class A Common Stock constituting the Merger Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.07, as applicable, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.04.
(g) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.05. Company Equity Awards.
(a) Company Options. Each option to purchase shares of Company Stock, whether vested or unvested (each, a “Company Option”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, shall, as of the Effective Time, be converted into an option (an “Converted Option”) to purchase, on the same terms and conditions (including with respect to vesting and exercisability, except that (i) if the holder is a non-employee director whose service to the Company continues through the Closing Date, or (ii) if the holder’s employment or service to the Company is terminated by the Company without Cause (as defined on Section 2.05 of the Company Disclosure Schedules) at or during the six (6) months immediately following the Effective Time, the vesting of the unvested portion of the Converted Option will immediately accelerate as of the Effective Time (in the case of clause (i)) or the date of such termination of employment (in the case of clause (ii))) as were applicable to such Company Option immediately prior to the Effective Time, the number of shares of Parent Class A Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Company Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Class A Common Stock, rounded up to the nearest whole cent, equal to the per share exercise price for the shares of Company Stock otherwise purchasable pursuant to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that the adjustments provided in this Section 2.05 with respect to any Company Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.
(b) Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or the Compensation Committee of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Compensation Committee of the Board of Directors of Parent) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.05.
(c) Parent Actions(d). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Class A Common Stock for delivery upon exercise of the Converted Options in accordance with this Section 2.05. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Class A Common Stock subject to such Converted Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Options remain outstanding.
Section 2.06. Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01 (or any corresponding sections of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable), if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), exchange or readjustment of shares, subdivision or other similar transaction or event, or any stock dividend thereon with a record date during such period (but, for the avoidance of doubt, excluding any change that results from (i) the exercise of stock options or other equity awards to purchase shares of Parent Common Stock or Company Stock or the settlement of restricted stock or restricted stock units of Parent or the Company or (ii) the grant of equity-based compensation to directors or employees of Parent or the Company), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement, as applicable.
Section 2.07. Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Class A Common Stock shall be issued in the Merger. All fractional shares of Parent Class A Common Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of the applicable share of Parent Class A Common Stock to which such holder would otherwise have been entitled by the closing price of such applicable share of Parent Class A Common Stock on Nasdaq on the last trading day preceding the Closing Date.

Section 2.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or non-U.S. Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so deducts and withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding. The Exchange Agent, Parent or the Surviving Corporation, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.
Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a customary bond issued for a lost, stolen or destroyed Certificate, in such amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.
Section 2.10. Further Assurances. From and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE 3
Organizational Documents; Directors and Officers
Section 3.01. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated so that it reads in its entirety as set forth on Exhibit A hereto. From and after the Effective Time, the certificate of incorporation of the Company as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by Applicable Law, except that the name of the corporation reflected therein shall be “Semler Scientific, Inc.”
Section 3.02. Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
Section 3.03. Board of Parent. Parent shall take all actions permitted by Applicable Law and the rules of any applicable stock exchange so that, effective as of the Closing, the individual specified on Section 3.03 of the Company Disclosure Schedule (if willing and able to serve) shall become a director on the Board of Directors of Parent (for the avoidance of doubt, until his or her successor is duly elected or appointed and qualified in accordance with Applicable Law or until his or her earlier resignation, death or removal); provided that such new designee shall meet Nasdaq’s independence criteria.
ARTICLE 4
Representations and Warranties of the Company
Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05(a), Section 4.06(b), Section 4.24, Section 4.25, Section 4.26 and Section 4.27, as disclosed in any publicly available Company SEC Document filed after January 1, 2025 and prior to the date hereof or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date) that:
Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).
Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the corporate powers of the Company and, except for the Company Stockholder Approval required in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the Company’s stockholders required to approve and adopt this Agreement (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).
(b) At a meeting duly called and held, the Board of Directors of the Company has (i) unanimously determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) directed that the approval of the Merger and approval and adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommended approval and adoption of this Agreement (including the Merger) by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.03, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of each of the Certificate of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the listing requirements of Nasdaq, and (iv) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, give rise to a payment obligation or other liability under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries, any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the Company or any of its Subsidiaries or any of its or their respective assets or businesses or any Company Permit or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Stock. As of September 18, 2025, there were outstanding 15,356,617 shares of Company Stock (214,422 of which is treasury stock), (ii) 1,219,407 shares of Company Stock underlying Company Options, (iii) 1,865,880 additional shares of Company Stock were reserved for issuance pursuant to the grant of future awards under the Company Stock Plans, and (iv) 1,635,320 additional shares of Company Stock were reserved for future issuance upon the conversion of the Company Convertible Notes. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.05(a) and for changes since September 18, 2025 resulting from (A) the exercise of Company Options, (B) the conversion of the Company Convertible Notes (on their terms as of the date hereof), (C) issuances of Company Stock under the Company ATM Agreement (on their terms as of the date hereof), (D) adjustments to the number of shares of Company Stock reserved for future issuance upon the conversion of the Company Convertible Notes and (E) the issuance of Company Equity Awards, in each case as and to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).
(b) All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. The Company has provided to Parent a true and complete list of all outstanding Company Equity Awards as of September 18, 2025, including with respect to each such equity award, the holder, date of grant, the vesting schedule, whether the award is in respect of a former Company Service Provider and the date on which such former Company Service Provider terminated their service with the Company, whether subject to performance conditions, number of shares of Company Stock subject to such award (assuming maximum performance levels were achieved, if applicable), and the amount of any accrued but unpaid dividend equivalent rights relating to such award. Five (5) Business Days prior to the Closing Date, the Company shall provide Parent with an updated version of the true and complete list referenced in the foregoing sentence, updated as of such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.
(c) There are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which the Company or any Subsidiary of the Company is a party with respect to any Company Securities.
Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Section 4.06 of the Company Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary (as defined in Rule 1-02(a) of Regulation S-X) of the Company as of the date of this Agreement, and its jurisdiction of incorporation or organization.
(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and other free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests) (other than restrictions arising under applicable Securities Laws). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”), other than Company Subsidiary Securities directly or indirectly owned by the Company or any of its wholly owned Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or to make any material investment in any other Person.
(c) Except for the capital stock or other voting securities of, or other ownership interests in, Subsidiaries of the Company and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person (other than capital stock or other voting securities of, or other ownership interests in, any Person owned by the Company or any Subsidiary of the Company in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).
Section 4.07. Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) The Company and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the SEC, and (iii) any foreign regulatory authority (clauses (i) – (iii), collectively “Regulatory Agencies”), including any Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.
(b) As of its filing date (and as of the date of any amendment), each Filing filed with or furnished to the SEC by the Company since January 1, 2023 (together with any exhibits and schedules thereto and other information incorporated therein, and as amended from time to time, the “Company SEC Documents”) and filed prior to the date of this Agreement has complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed prior to the date of this Agreement did not, each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, as applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
(e) The Company is, and since January 1, 2023 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(f) The Company and its Subsidiaries have established and maintained since January 1, 2023, and continue and maintain, disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Securities Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(g) The Company and its Subsidiaries have established and maintained since January 1, 2023, and continue and maintain, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
(h) Since January 1, 2023, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete.
Section 4.08. Financial Statements and Financial Matters.
(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.
(b) From January 1, 2023 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.
Section 4.09. Disclosure Documents. The information relating to the Company and its Subsidiaries that is, or is to be, provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act and at the time of the Company Stockholder Meeting, and (ii) in the case of the Information Statement/Proxy Statement/Prospectus, at the time the Information Statement/Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.
Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.
Section 4.12. Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.
Section 4.13. Permits. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental Consents, including Health Care Permits, necessary for the operation of their respective businesses (the “Company Permits”). The Company and each of its Subsidiaries are and since January 1, 2023, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of the Company, threatened in writing that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries has any material business, conducts any material operations or engages in any material activities, in each case, outside of the U.S. and its territories.
(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a complete list of all material securities exchange, commodities exchange, boards of trade, clearing organizations and similar organizations in which the Company or any of its Subsidiaries hold memberships or have been granted trading privileges.

Section 4.14. Compliance with Applicable Laws. (a) Each of the Company and its Subsidiaries, except as would not be material to the Company and its Subsidiaries, taken as a whole, are, and have been since January 1, 2023, in compliance in all material respects with and not in default or violation of Applicable Laws, including (to the extent applicable to the Company and its Subsidiaries) the Foreign Corrupt Practices Act, the Investment Advisers Act, the Securities Act, the Securities Exchange Act, ERISA, and any other Applicable Law, (ii) are, and have been since January 1, 2023, conducting operations at all times in compliance with applicable money laundering laws administered or enforced by any Governmental Authority in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”) and (iii) have established and maintained, since January 1, 2023, a system of internal controls designed to provide compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in the case of clause (ii) or (iii), the failure to so comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b) Since January 1, 2023, neither the Company nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State (“Sanctions”).
(c) The Company and its Subsidiaries (i) are, and since January 1, 2023 have been, in material compliance with all applicable Sanctions and export controls laws, (ii) have instituted, maintain and enforce policies and procedures designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2023, the Company and its Subsidiaries have not been penalized for or threatened to be charged with, or given notice of any violation of, or, to the knowledge of the Company, been under investigation with respect to, any Sanctions or export controls laws, and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(d) Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to the Company and its Subsidiaries, taken as a whole.
(e) Neither the Company nor any of its Subsidiaries is precluded from acting as a fiduciary by operation of Section 411 of ERISA. The accounts of each ERISA Client have been managed by the Company or its Subsidiaries in compliance in all material respects with all applicable requirements under ERISA, Section 4975 of the Code and any Similar Law. There is no pending or, to the knowledge of the Company, threatened audit or investigation by the IRS, the Department of Labor or any other Governmental Authority with respect to the Company’s provision of services to any ERISA Clients. Neither the Company nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or violated any Similar Law with respect to any ERISA Client that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its affiliates (as defined in Section VI(d) of Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor (the “QPAM Exemption”)) fails to satisfy the conditions set forth in Part I(g) of the QPAM Exemption. Any revenue-sharing arrangements entered into by the Company or any of its Subsidiaries with respect to assets managed for any ERISA Clients are in compliance with Applicable Law in all material respects.
(f) No Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, formal investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(g) Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor have the Company nor any of its Subsidiaries been advised by any Regulatory Agency or other Regulatory Agency since January 1, 2023 or have knowledge that such agency is considering issuing, ordering or requesting any Company Regulatory Agreement.
Section 4.15. Digital Asset. Except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof and the Effective Time, the Company (or one of its Subsidiaries) will own all (i) cash held in crypto-currency wallets or similar mediums of custody for Digital Assets or exchange accounts and (ii) Digital Assets held by the Company and its Subsidiaries, including at least 5,021 Bitcoin, free and clear of all Liens.
Section 4.16. FDA Matters; Medical Device Matters; Compliance.
(a) The Company and each of its Subsidiaries are and have been in compliance in all material respects with all Health Care Laws by which any Product is bound.
(b) Since January 1, 2023, neither the Company nor any of its Subsidiaries have introduced any Product into commercial distribution that was, upon its shipment, adulterated or misbranded in material violation of any Applicable Law, including 21 U.S.C. § 331.
(c) Since January 1, 2023, all Products are and have been labeled, promoted, marketed, and advertised in all material respects in accordance with their intended use, intended purpose, and Health Care Permit, if applicable. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any material notice or other material communication from the FDA or any other Governmental Authority: (A) contesting a Health Care Permit, including any premarket clearance, or approval; (B) contesting the uses of or the labeling and promotion of any Product; or (C) otherwise alleging a material violation of any Health Care Law applicable to any Product.
(d) Since January 1, 2023, none of the Company or any of its Subsidiaries, any of its or their respective directors, officers or employees, or to the knowledge of the Company any distributors, resellers, suppliers, consultants, agents, clinical investigators, or other third parties acting on behalf of the Company or any of its Subsidiaries have received written notice of or been subject to, or have any reason to believe it will receive written notice or be subject to: (i) any material adverse inspectional finding, nor any data integrity review, corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or other similar agreement, investigation, penalty, fine, reprimand, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, It Has Come To Our Attention Letter, FDA Form 483, request for additional information, notice of action for import detentions or refusals, institutional review board or ethics committee alleging material noncompliance with any Health Care Laws; (ii) other material compliance or enforcement notices, orders, complaints, communications or other material correspondences from FDA or any other Governmental Authority (including any notified body) related to any Product, property, or asset, including matters that are civil, criminal, or regulatory in nature; (iii) any material communication from a Governmental Authority regarding prior or ongoing preclinical or clinical studies, including requiring or threatening a clinical hold or the termination, suspension, or material modification of such studies; or (iv) any other communications requesting additional information pertaining to potential material violations of any Health Care Laws, or indicating an investigation into actual or potential material violations of any Health Care Laws. Since January 1, 2023, no such order, action, or communication described in any of clauses (i), (ii), (iii), or (iv) above has been received or occurred, or is currently anticipated, contemplated, proposed, or to the knowledge of the Company, pending.
(e) All Products as currently marketed are the subject of an appropriate Health Care Permit, as required, and duly held by the Company, unless such Product is otherwise exempt from such Health Care Permit.
(f) No suspension, cancellation, modification, revocation, restriction, limitation, or nonrenewal of any Health Care Permit is pending, or, to the knowledge of the Company, threatened or anticipated to be threatened or pending, and, to the knowledge of the Company, there is no reason why any such Health Care Permit may be varied, suspended, cancelled, revoked, or not renewed on the same terms. No material Health Care Permit is held in the name of any employee, officer, director, stockholder, agent, or otherwise on behalf of the Company. Since January 1, 2023, neither the Company nor any of its Subsidiaries have ever been denied a Health Care Permit due to Product non-conformities.
(g) No Product is currently and, since January 1, 2023, no Product has been subject to any field action, including any recall, correction, removal, market withdrawal or any other corrective action, including those that would be required to be reported to the FDA or documented under 21 C.F.R. Part 806 (collectively, a “Field Action”), nor is any Field Action currently under consideration by the Company or any of its Subsidiaries.
(h) Since January 1, 2023, neither the Company nor any of its Subsidiaries has entered into any consent decree or order pursuant to any Health Care Law, and the Company and its Subsidiaries are not, and since January 1, 2023, have not been, party or subject to any judgment pursuant to any Health Care Law. To the knowledge of the Company, there is not, and, since January 1, 2023 there has not been, any act, omission, event, or circumstance that could give rise to or lead to any such action pursuant to any Health Care Law.
(i) Since January 1, 2023, none of the Company, any of its Subsidiaries, any of the its or their respective directors, officers or employees, or to the knowledge of the Company any distributors, resellers, consultants, suppliers, agents or any other third party acting for or on behalf of the Company or its Subsidiaries, have (i) made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Authority (including orally, or in any records or documentation prepared, maintained, or submitted to Governmental Authorities), including with respect to any Product or the business of the Company and its Subsidiaries; (ii) failed to disclose a material fact with respect to any Product required to be disclosed to any Governmental Authority; (iii) been the subject of any material investigation by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or any other comparable Governmental Authority, including with respect to data or healthcare program fraud; or (iv) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or for any Governmental Authority to invoke any similar policy. To the knowledge of the Company, none of the above listed individuals or entities are subject or, since January 1, 2023, have been subject to any actual, threatened, or pending investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or by any Governmental Authority pursuant to any similar policy.
(j) Since January 1, 2023, neither the Company nor any of its Subsidiaries nor any of their employees, nor, to the knowledge of the Company, any of its agents and distributors acting on its or their behalf (i) has materially violated or caused a material violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the False Claims Act, and related regulations, that is applicable to the Company or any of its Subsidiaries, (ii) has been debarred, excluded, suspended or threatened with debarment or exclusion under any Law, including under 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7, and relevant regulations in 42 C.F.R. Part 1001 or (iii) has been assessed or threatened with assessment of civil money penalties pursuant to 21 U.S.C. § 335b, 21 C.F.R. Part 17 or 42 U.S.C. Part 1003.
(k) To the knowledge of the Company, there is not pending any civil, criminal, or administrative actions or suits alleging any: (i) hazard or defect in design, manufacture, service, handling, materials, workmanship with respect to any Product, (ii) failure to warn or breach of any express or implied warranty or representation; or (iii) concern with the safety, efficacy or performance of any Product.
Section 4.17. Material Contracts. (a) Section 4.17(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts (other than Company Employee Plans and such Contracts solely among the Company and any of its wholly owned Subsidiaries) to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):
(i) any Contract to which any of the top ten (10) customers or top ten (10) vendors of the Company (determined on the basis of the consolidated revenue or consolidated expenses, as applicable, of the

Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2024) is a party (excluding any immaterial non-disclosure agreements that are ancillary to Contracts pursuant to which payments are made to the Company or its Subsidiaries);
(ii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time, (B) contains any material exclusivity or material “most favored nation” obligations, material rights of first refusal, material rights of first offer, material put or call rights or other restrictions or similar provisions that are binding on the Company or any of its Subsidiaries (or, after the Effective Time, that would be binding on Parent or any of its Affiliates) or (C) otherwise limits or restricts, in any material respect, the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) from hiring or soliciting any Person for employment;
(iii) (A) any standard form Contract pursuant to which the Company or any of its Subsidiaries provides the Company Product or other Product to any client and (B) any material Contract (or group of Contracts that, in the aggregate, are material) pursuant to which the Company or any of its Subsidiaries provides the Company Product or other Product to any client that is not on any such standard form or includes any material deviations from any such standard form;
(iv) any Contract reasonably expected to result in payments made or received by the Company and its Subsidiaries in excess of $1,500,000 in any year that provides for any referral arrangement, commission sharing arrangement or co-marketing arrangement, including any finder’s agreement;
(v) any material Contract for which the execution, delivery and performance by the Company of this Agreement or the consummation of any of the Transactions would (A) require any consent or other action (including notice by the Company) thereunder, (B) constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, (C) cause or permit the termination, cancellation, acceleration or other change of any material right or obligation (including triggering of a price adjustment, right of renegotiation or other remedy) or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled thereunder or (D) require any material payment by the Company or any of its Subsidiaries thereunder;
(vi) promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, (A) if as borrower or guarantor, in excess of $1,500,000, and (B) if as lender, in excess of $1,500,000;
(vii) any material joint venture, profit-sharing, partnership, stockholders, investors rights, registration rights or similar Contract;
(viii) any Contracts or series of related Contracts entered into within the last three (3) years relating to the acquisition or disposition of the business, assets or securities of any Person or any business for a price in excess of $1,500,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);
(ix) any Contracts or other transactions with any (A) executive officer or director of the Company, (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company, or (C) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act) of any such executive officer, director or beneficial owner (each of the foregoing, a “Related Party” and each such Contract, a “Related Party Contract”); and
(x) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K.
(b) The Company has made available to Parent a true and complete copy of each Company Material Contract. All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that expire after the date of this Agreement in accordance with their respective terms), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.18. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.
(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf), or has withheld and remitted to the appropriate Taxing Authority, all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.
(c) Neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.
(d) There is no Proceeding (including any audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.
(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.
(f) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(g) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.
(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of the Company’s Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement, or as a transferee or successor.
(j) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 4.19. Employees and Employee Benefit Plans. (a) The Company Employee Plans that the Company has made available to Parent are true and correct copies of such Company Employee Plans. For each material Company Employee Plan, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Forms 5500, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, and (vi) all material documents and correspondence relating thereto received from or provided to any Governmental Authority during the past year.
(b) The Company has provided to Parent a list containing with respect to each Key Employee: (i) name, (ii) date of hire, (iii) position, (iv) employment location, (v) base salary or wage rate, (vi) the current incentive opportunities of such employee and (vii) the legal entity that employs such employee.
(c) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or in the past six years has, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.
(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits and including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority. To the knowledge of the Company, since January 1, 2023, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) With respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of the Company or any of its Subsidiaries, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan.
(g) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).
(h) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law.
(i) Without limiting the generality of Section 4.19(e), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any tax incurred by such individual.
(j) Except as would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.
(k) With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.
Section 4.20.  Labor Matters.
(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is, or since January 1, 2023 has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and there have not been any, and to the Company’s knowledge there are no threatened, organizational campaigns, card solicitations, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former Company Service Provider. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former Company Service Provider with respect to the Company or its Subsidiaries. Except as would not be material to Company and its Subsidiaries, taken as a whole, there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.
(b) Since January 1, 2023, (i), no allegations of sexual harassment or other sexual misconduct have been made against any employee of the Company with the title of executive director or above through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company, and (ii) there are no Actions pending or, to the Company’s knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct by any employee of the Company with the title of executive director or above. Since January 1, 2023, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any employee of the Company with the title of executive director or above.
(c) The Company and each of its Subsidiaries is, and has been since January 1, 2023, in material compliance with WARN and has no liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.
Section 4.21.  Intellectual Property. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the registrations (including patents and domain name registrations) and applications for registration for the Company’s Owned Intellectual Property (the “Company Registered IP”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are the sole and exclusive owners of all of the Company’s Owned Intellectual Property and hold all of their right, title and interest in and to all of the Company’s Owned Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business and Permitted Liens), (ii) immediately following the Closing, the Company and its Subsidiaries will own or have a valid and enforceable license to use any and all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, and (iii) to the knowledge of the Company, there exist no material restrictions on the use of any of the Company’s Owned Intellectual Property.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee, contractor or consultant of the Company or any of its Subsidiaries owns any rights in or to any of the Company’s Owned Intellectual Property and, to the extent that any such Intellectual Property has been developed or created by any Third Party (including any current or former employee, contractor or consultant) for or on behalf of the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as applicable, has a written agreement with such Third Party with respect thereto, and thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid right to exploit, sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted, such Intellectual Property.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, since January 1, 2023, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary of the Company in any of the Company’s Owned Intellectual Property, and (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any of the Company’s Owned Intellectual Property.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and through other customer and public communications and the Company and its Subsidiaries have complied with such policies, contractual requirements and all Applicable Law relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, processing, storage and disclosure of any personally-identifiable information (including personal health information and any and all “personal data” as that term is defined in any applicable data protection Law and any and all other information, the collection, use, processing, storage and disclosure of which is regulated by an Applicable Law in relation to data protection or data privacy) and other data or information collected, used, processed, stored or disclosed by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any Third Party that collects, uses, processes, stores or discloses such data or information on behalf of the Company or any of its Subsidiaries), (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or, to the knowledge of the Company, against any Third Party working on behalf of the Company or any of its Subsidiaries) alleging any violation of such policies, contractual requirements or Applicable Law, (iii) none of this Agreement or the consummation of the Transactions will violate any such policy, contractual requirements or Applicable Law and (iv) the Company and its Subsidiaries (and any Third Party working on behalf of the Company and its Subsidiaries) have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 4.21(e) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.
(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s IT Assets perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) to the knowledge of the Company, there has been no unauthorized use, access, interruption, modification or corruption of the Company’s IT Assets (or any information or transactions stored or contained therein or transmitted thereby).
Section 4.22.  Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good, valid and marketable fee simple title (or its jurisdictional equivalent) to, or valid leasehold interests in, as the case may be, each parcel of real property owned or used by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of the Company or any of its Subsidiaries such termination must be in the ordinary course of business), (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease and (iv) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease, nor has the Company or any of its Subsidiaries delivered notice to any other party to a Lease that such other party has breached, violated or defaulted under any Lease that remains uncured as of the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the real property owned or used by the Company or any of its Subsidiaries and any plants, buildings, structures and equipment thereon owned or leased by the Company and its Subsidiaries have no defects, are in good operating condition and repair and have been maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present use. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the material machinery, equipment, furniture, fixtures and other tangible material personal property and assets used by the Company or any of its Subsidiaries.
Section 4.23.  Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;
(ii) the Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and
(iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.
(b) Except as set forth on Section 4.23(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, leases or operates any real property, or conducts any operations, in New Jersey or Connecticut.

Section 4.24.  Antitakeover Statutes. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the representations and warranties set forth in Section 5.25 are true and correct, neither the restrictions set forth in Section 203 of the Delaware Law nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the Transactions with respect to the Company and its Subsidiaries.
Section 4.25.  Opinion of Financial Advisor. The Board of Directors of the Company has received the oral opinion (to be confirmed by delivery of a written opinion promptly after the date hereof) of LionTree Advisors LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to holders of Company Stock (other than Parent and its Affiliates). A written copy of such opinion will be delivered promptly after the date hereof to Parent for informational purposes only.
Section 4.26.  Finders’ Fees. Except for LionTree Advisors LLC, a true and complete copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions or to whom the Company or Parent or any of their respective Affiliates owes (or would owe) any other material obligations following the Closing (other than customary indemnification obligations), and the foregoing fees and expenses shall not exceed the amount set forth in Section 4.26 of the Company Disclosure Schedule.
Section 4.27.  No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.
Section 4.28.  No Ownership of Company Stock. No Subsidiary of the Company (i) beneficially owns, directly or indirectly, any shares of Company Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Stock or (ii) has any rights to acquire any shares of Company Stock.
Section 4.29.  No Other Company Representations and Warranties. Except for the representations and warranties made by the Company in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 4), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 5), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 4.29 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.

ARTICLE 5
Representations and Warranties of Parent
Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05, Section 5.23, Section 5.24 and Section 5.25, as disclosed in any publicly available Parent SEC Document filed after January 1, 2019 and prior to the date hereof or (ii) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company as of the date hereof (or, as it relates to Merger Sub, as of the time it executes and delivers the joinder contemplated by Section 7.06) and as of the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date) that:
Section 5.01.  Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the articles or certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case, as in effect on the date of this Agreement (or, in the case of Merger Sub, as of the time it executes and delivers the joinder contemplated by Section 7.06) (collectively, the “Parent Organizational Documents”). Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.
Section 5.02.  Corporate Authorization. (a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of each of Parent and Merger Sub and, except for the required approval and adoption of this Agreement by the stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of each of Parent and Merger Sub that is a party thereto enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).
(b) At a meeting duly called and held, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the Transactions (including the Parent Share Issuance) are advisable, fair to and in the best interests of Parent and Parent’s stockholders and (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Parent Share Issuance). The Board of Directors of Merger Sub has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are advisable, fair to and in the best interests of the sole stockholder of Merger Sub, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, (iii) directing that this Agreement be submitted for approval and adoption by the sole stockholder of Merger Sub, and (iv) recommending approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub. The Board of Directors of neither Parent nor Merger Sub has subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 5.03.  Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions to which such Person is a party, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the listing requirements of Nasdaq and (iv) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.04.  Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions to which it is a party do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, (ii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law,

(iii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, give rise to a payment obligation or other liability under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or any of its Subsidiaries, any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the of Parent or any of its Subsidiaries or any of its or their respective assets or businesses or any Parent Permit, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05.  Capitalization. (a) The authorized capital stock of Parent as of the date hereof consists of (i) 444,000,000,000 shares of Parent Class A Common Stock, (ii) 21,000,000,000 shares of Parent Class B Common Stock, and (iii) 21,000,000,000 shares of Parent Preferred Stock. As of the close of business on September 12, 2025 there were outstanding (i) 364,825,582 shares of Parent Class A Common Stock, (ii) 248,911,654 shares of Parent Class B Common Stock, (iii) no shares of Parent Preferred Stock, (iv) 765,030,718 shares of Parent Class A Common Stock subject to Parent Warrants, (v) restricted stock units with respect to an aggregate of 32,689,740 shares of Parent Common Stock (“Parent RSU Awards”) that have met time vesting requirements, but have not yet been issued, (vi) restricted stock awards with respect to an aggregate of 3,555,938 shares of Parent Common Stock that have not yet met time vesting requirements, (vii) Parent RSU Awards with respect to an aggregate of 7,759,679 shares of Parent Common Stock that have been granted as of September 12, 2025, but have not yet met time vesting requirements, and (viii) Parent RSU Awards with respect to an aggregate of 9,240,736 shares of Parent Common Stock that were granted after September 12, 2025 or have been committed to be granted, and have not yet met time vesting requirements. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. The shares of capital stock of Parent to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive rights. Except as set forth in this Section 5.05(a) and for changes since September 12, 2025 resulting from (A) the vesting and settlement of Parent RSU Awards outstanding on such date or issued after such date or (B) the issuance of Parent RSU Awards after such date, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). Parent owns all of the issued and outstanding capital stock of Merger Sub.
(b) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent.
(c) There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Parent Securities.
Section 5.06.  Subsidiaries. (a) Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) As of the date hereof, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Significant Subsidiary (as defined in Rule 1-02(a) of Regulation S-X) of Parent are owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests) (other than restrictions arising under applicable Securities Laws). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, or (iii) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”), other than Parent Subsidiary Securities directly or indirectly owned by Parent or any of its wholly owned Subsidiaries. As of the date hereof, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities or make any material investment in any other Person.
Section 5.07.  Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) Parent and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2023 with any Regulatory Agency, including any Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.
(b) As of its filing date (and as of the date of any amendment), each Filing filed with or furnished to the SEC by Parent since May 7, 2025 (together with any exhibits and schedules thereto and other information incorporated therein, and as amended from time to time, the “Parent SEC Documents”) and filed prior to the date of this Agreement has complied, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will comply, in all material respects with the applicable requirements of the Nasdaq, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, as applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(e) Parent is, and since January 1, 2023 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.
(f) Parent and its Subsidiaries have established and maintained since January 1, 2023, and continue and maintain, a system of internal control. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP. Parent disclosed, based on its most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
(g) Since January 1, 2023, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Nasdaq, and the statements contained in any such certifications are true and complete.
Section 5.08.  Financial Statements and Financial Matters. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.
(b) From January 1, 2023 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.
Section 5.09.  Disclosure Documents. The information relating to Parent and its Subsidiaries that is, or is to be, provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act and at the time of the Company Stockholder Meeting, and (ii) in the case of the Information Statement/Proxy Statement/Prospectus, at the time the Information Statement/Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
Section 5.10.  Absence of Certain Changes. (a) Since the Parent Balance Sheet Date, (i) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.
Section 5.11.  No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.
Section 5.12.  Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of Parent or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.
Section 5.13.  Permits. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries are and since January 1, 2023, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Except as set forth on Section 5.13(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any material business, conducts any material operations or engages in any material activities, in each case, outside of the U.S. and its territories.
Section 5.14.  Compliance with Applicable Laws.
(a) Each of Parent and its Subsidiaries, (i) except as would not be material to Parent and its Subsidiaries, taken as a whole, are, and have been have since January 1, 2023, in compliance with and not in default or violation of Applicable Laws, including but (to the extent applicable to Parent and its Subsidiaries) all Applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Foreign Corrupt Practices Act, the Investment Advisers Act, the Securities Act, the Securities Exchange Act, ERISA, and any other Applicable Law, (ii) are, and have been since January 1, 2023, conducting operations at all times in compliance Anti-Money Laundering Laws and (iii) have established and maintained, since January 1, 2023, a system of internal controls designed to provide compliance by Parent and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in each case, the failure to so comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
(b) Since January 1, 2023, neither Parent nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions which would reasonably be expected to have a Parent Material Adverse Effect.
(c) Parent and its Subsidiaries (i) are, and since January 1, 2023 have been, in material compliance with all applicable Sanctions and export controls laws, (ii) have instituted, maintain and enforce policies and procedures designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2023, Parent and its Subsidiaries have not been penalized for or threatened to be charged with, or given notice of any violation of, or, to the knowledge of Parent, been under investigation with respect to, any Sanctions or export controls laws, and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving Parent or any of its Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
(d) Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to Parent and its Subsidiaries, taken as a whole.
(e) No Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
(f) Except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor have Parent nor any of its Subsidiaries been advised since January 1, 2023 or have knowledge, of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.
Section 5.15.  Material Contracts. Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Exchange Act but excluding any Parent Employee Plan) to which Parent or any of its Subsidiaries is a party or by which it is bound (each, a “Parent Material Contract”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto (except for such Parent Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of Parent or any of its Subsidiaries, such termination must be in the ordinary course of business), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no Person is seeking to terminate or challenging the validity or enforceability of any Parent Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, nor to the knowledge of Parent, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Parent nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Parent Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.16.  Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.
(b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf), or has withheld and remitted to the appropriate Taxing Authority, all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books and records.
(c) Neither Parent nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which Parent or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.
(d) There is no Proceeding (including any audit) pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.
(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between Parent or any of its Subsidiaries and any Taxing Authority.
(f) During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(g) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.
(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent or any of Parent’s Subsidiaries does not file Tax Returns that Parent or any such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(i) Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement, or as a transferee or successor.
(j) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
(k) All of the equity interests in Second Merger Sub will be owned by Parent, and Second Merger Sub will be, since formation, disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Parent.
Section 5.17.  Employees and Employee Benefit Plans.
(a) Neither Parent nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or in the past six years has, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.
(b) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of Parent, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Parent Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2023, each Parent Employee Plan has been maintained in compliance with its terms and all Applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Proceeding (other than routine claims for benefits and including an audit) is pending against or involves or, to Parent’s knowledge, is threatened against or reasonably expected to involve, any Parent Employee Plan before any court or arbitrator or any Governmental Authority. To the knowledge of Parent, since January 1, 2023, no events have occurred with respect to any Parent Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against Parent or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d) With respect to any Parent Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause Parent or any of its Subsidiaries to incur any material liability under ERISA or the Code.
Section 5.18.  Labor Matters.
(a) Except as would not be material to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries is, or since January 1, 2023 has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and there have not been any, and to Parent’s knowledge there are no threatened, organizational campaigns, card solicitations, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former Parent Service Provider. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unfair labor practice complaints pending or, to Parent’s knowledge, threatened against the Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former Parent Service Provider with respect to Parent or its Subsidiaries. Except as would not be material to Parent and its Subsidiaries, taken as a whole, there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Parent’s knowledge, threatened against or affecting Parent or any of its Subsidiaries.
(b) Since January 1, 2023, (i), no allegations of sexual harassment or other sexual misconduct have been made against any Parent Service Provider with the title of managing director or above and (ii) there are no Actions pending or, to Parent’s knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct by any Parent Service Provider with the title of managing director or above. Since January 1, 2023, neither Parent nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any Parent Service Provider with the title of managing director or above.
(c) Parent and each of its Subsidiaries is, and has been since January 1, 2023, in material compliance with WARN and has no liabilities or other obligations thereunder.
Section 5.19.  Intellectual Property. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the registrations (including patents and domain name registrations) and applications for registration for Parent’s Owned Intellectual Property (the “Parent Registered IP”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of Parent, all Parent Registered IP is valid, enforceable and subsisting.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are the sole and exclusive owners of all of Parent’s Owned Intellectual Property and hold all of their right, title and interest in and to all of Parent’s Owned Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by Parent or one of its Subsidiaries in the ordinary course of business and Permitted Liens), (ii) immediately following the Closing, Parent and its Subsidiaries will own or have a valid and enforceable license to use any and all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted, and (iii) to the knowledge of Parent, there exist no material restrictions on the use of any of Parent’s Owned Intellectual Property.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no current or former employee, contractor or consultant of Parent or any of its Subsidiaries owns any rights in or to any of Parent’s Owned Intellectual Property and, to the extent that any such Intellectual Property has been developed or created by any Third Party (including any current or former employee, contractor or consultant) for or on behalf of Parent or any of its Subsidiaries, Parent or one of its

Subsidiaries, as applicable, has a written agreement with such Third Party with respect thereto, and thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid right to exploit, sufficient for the conduct of the business of Parent and its Subsidiaries as currently conducted, such Intellectual Property.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the knowledge of Parent, since January 1, 2023, neither Parent nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries (A) alleging that Parent or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of Parent or any Subsidiary of Parent in any of Parent’s Owned Intellectual Property, and (iii) to the knowledge of Parent, no Third Party has infringed, misappropriated, diluted or otherwise violated any of Parent’s Owned Intellectual Property.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and through other customer and public communications and Parent and its Subsidiaries have complied with such policies, contractual requirements and all Applicable Law relating to (A) the privacy of the users of Parent’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, processing, storage and disclosure of any personally-identifiable information (including personal health information and any and all “personal data” as that term is defined in European Union’s General Data Protection Regulation and any and all other information, the collection, use, processing, storage and disclosure of which is regulated by an Applicable Law in relation to data protection or data privacy) and other data or information collected, used, processed, stored or disclosed by Parent or any of its Subsidiaries (or, to the knowledge of the Parent, any Third Party that collects, uses, processes, stores or discloses such data or information on behalf of Parent or any of its Subsidiaries), (ii) there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries (or, to the knowledge of the Parent, against any Third Party working on behalf of Parent or any of its Subsidiaries) alleging any violation of such policies, contractual requirements or Applicable Law, (iii) none of this Agreement or the consummation of the Transactions will violate any such policy, contractual requirements or Applicable Law and (iv) Parent and its Subsidiaries (and any Third Party working on behalf of Parent and its Subsidiaries) have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 5.19(e) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of Parent, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.
(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent’s IT Assets perform in a manner that permits Parent and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) Parent and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of Parent’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) to the knowledge of the Parent, there has been no unauthorized use, access, interruption, modification or corruption of Parent’s IT Assets (or any information or transactions stored or contained therein or transmitted thereby).
Section 5.20.  Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have good, valid and marketable fee simple title (or its jurisdictional equivalent) to, or valid leasehold interests in, as the case may be, each parcel of real property owned or used by Parent or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each Lease under which Parent or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of Parent or any of its Subsidiaries such termination must be in the ordinary course of business), (iii) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease, nor has Parent or any of its Subsidiaries delivered notice to any other party to a Lease that such other party has breached, violated or defaulted under any Lease that remains uncured as of the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the real property owned or used by Parent or any of its Subsidiaries and any plants, buildings, structures and equipment thereon owned or leased by Parent and its Subsidiaries have no defects, are in good operating condition and repair and have been maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present use. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the material machinery, equipment, furniture, fixtures and other tangible material personal property and assets used by Parent or any of its Subsidiaries.
Section 5.21.  Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (including a review) is pending or, to the knowledge of Parent, threatened by any Governmental Authority or other Person relating to Parent or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;
(b) Parent and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and
(c) there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.
Section 5.22.  Antitakeover Statutes. Parent has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the representations and warranties set forth in Section 4.27 are true and correct, no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the Transactions with respect to Parent and its Subsidiaries.
Section 5.23.  Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions.
Section 5.24.  No Ownership of Company Stock. Neither Parent nor any Subsidiary of Parent beneficially owns, directly or indirectly, any shares of Company Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Stock and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of the capital stock or other equity interest of the Company.
Section 5.25.  No Other Parent Representations and Warranties. Except for the representations and warranties made by Parent in this Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 5), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this

Agreement or the Transactions. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 4), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 5.25 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.
ARTICLE 6
Covenants of the Company
Section 6.01.  Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless Parent shall otherwise consent in writing (e-mail being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to (A) preserve intact its business organization and relationships with customers, members, suppliers, lenders, licensors, licensees, Governmental Authorities with jurisdiction over the Company’s operations and other Third Parties having material business relationships with the Company and its Subsidiaries and (B) maintain in effect all material Company Permits. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(c) or Section 6.01(d)), the Company shall not, and shall cause each of its Subsidiaries not to:
(a) adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);
(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $500,000 in the aggregate for all such acquisitions, (B) acquisitions of Bitcoin consistent with the Company’s investment policy in effect as of the date hereof, and (C) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;
(c) (i) split, combine or reclassify any Company Securities (whether by merger, consolidation or otherwise) (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of Company Securities (whether by merger, consolidation or otherwise), (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company Securities or Company Subsidiary Securities (other than dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company) (in the case of this clause (iii), other than dividends or distributions by a Subsidiary of the Company to the Company or a Subsidiary of the Company), or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or Company Subsidiary Securities, other than repurchases of shares of Company Stock in connection with the exercise of Company Options in accordance with the terms the Company Stock Plans and of such Company Equity Awards;
(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (i) the issuance of any shares of Company Stock upon the exercise of Company Options in accordance with the terms of the Company Stock Plans and such Company Equity Awards or (ii) the issuance of any Company Subsidiary Securities to the Company or any wholly owned Subsidiary of the Company;
(e) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as contemplated by the capital expenditure budget that has been made available to Parent prior to the date of this Agreement and is set forth on Section 6.01(e) of the Company Disclosure Schedule and (ii) any other capital expenditures not to exceed $500,000 in the aggregate;
(f) sell, lease, license, sublicenses, transfer or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any Subsidiary or any division thereof or of the Company or any assets, securities, interests, businesses or property, other than (i) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $500,000 in the aggregate (provided, that this clause (i) shall not apply to Bitcoin), or (ii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;
(g) sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), create or incur any Lien (other than a Permitted Lien) on or otherwise fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any of the Company’s material Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;
(h) (i) make any loans or extensions of credit in excess of $1,000,000 in a single transaction or renewals of loans or extensions of credit in excess of $1,000,000, in each case, or make any advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions (A) by the Company to one or more of its wholly owned Subsidiaries or (B) by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, or (ii) incur, assume, suffer to exist or otherwise be liable with respect to, or guarantee or repurchase, or enter into any Contract with respect to (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money;
(i) create or incur any Lien (except for a Permitted Lien) on any material asset other than Liens created or incurred under the Company Notes and Liens on assets subject to capital leases entered into in the ordinary course of business;
(j) (i) enter into any Company Material Contract (including (x) by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract or (y) through acquisition of a subsidiary that is bound by a Company Material Contract) (in each case, other than in the ordinary course of business with respect to a Company Material Contract solely of a type described in Section 4.17(a)(i), Section 4.17(a)(iv), Section 4.17(a)(v), Section 4.17(a)(vii) and, to the extent permitted under Section 6.01(b)(ii)(C), Section 4.17(ix)), (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder (other than in the ordinary course of business with respect to a Company Material Contract described in Section 4.17(a)(i) and not described in any other clause of Section 4.17(a));
(k) terminate, amend or modify any material Company Permit in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;
(l) except as required by any Company Employee Plan as in effect as of the date hereof, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any of their respective current or former Company Service Providers, (ii) except as in the ordinary course of business consistent with past practices with Company Service Providers other than Key Employees, enter into any employment, offer letter, term sheet, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former Company Service Providers, (iii) establish, adopt, amend or enter into any material Company Employee Plan, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (iv) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Company Service Provider, (v) increase the compensation, bonus or other benefits payable to any of their respective current or former Company Service Providers, (vi) hire any Key Employees or (vii) terminate (other than for cause) any Key Employees or provide any Key Employees with the right to resign with “good reason” or term of similar meaning;
(m) make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a change in GAAP or Regulation S-X under the Securities Exchange Act (“Regulation S-X”), as approved by its independent public accountants;
(n) enter into any material new line of business;
(o) (i) make or change any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any material method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes; or (v) settle or surrender (including by entering into a closing agreement) any material Tax claim, audit or assessment;
(p) settle or compromise, or offer or propose to settle or compromise, any claim, action, suit, dispute, investigation, regulatory examination, arbitration, or other Proceeding, whether pending or threatened, (i) involving or against the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by the Company and its Subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business), (ii) that relates to the Transactions or (iii) initiated by a stockholder of the Company;
(q) enter into or materially expand any business outside of the U.S. and its territories; or
(r) agree, resolve, authorize, commit or propose to do any of the foregoing.
Section 6.02.  Access to Information; Confidentiality. (a) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to Applicable Law, (A) the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives (for purposes of this Section 6.02, as defined in the Confidentiality Agreement), reasonable access, during normal business hours, to all of its offices, properties, books, contracts and records and (B) each party shall, and shall cause each of its respective Subsidiaries to, (i) make available to the other party and its respective Representatives all other information concerning such Person’s businesses, properties and personnel as such party may reasonably request (including in connection with the preparation of the Registration Statement) and (iii) and instruct its respective Representatives to reasonably cooperate with such party’s investigation; provided that, notwithstanding anything to the contrary, neither Parent nor any of its Representatives shall be required to provide the Company or any of its Representatives any projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period or otherwise provide financial information that is not prepared internally in the ordinary course of business. All information furnished pursuant to this Agreement shall be subject to the mutual confidentiality agreement, dated as of September 19, 2025, between Parent and the Company (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.
(b) Notwithstanding anything to the contrary in this Section 6.02, Section 8.01 or Section 8.02, neither party nor any of its respective Subsidiaries shall be required to provide access to its offices, properties, books, contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure could reasonably be expected to result in the loss the attorney-client privilege of such party or any of its Subsidiaries or contravene any Applicable Law or Contract entered into prior to the date of this Agreement; provided that each party shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply; provided, however, that in no event shall either party have access to individual performance or evaluation records, medical histories or other similar information that in the reasonable opinion of the other party the disclosure of which would reasonably be expected to subject such party or any of its Subsidiaries to risk of liability. Each of Parent and the Company agrees that it will not, and will instruct its Representatives not to use any information obtained pursuant to this Section 6.02 for any competitive or other purpose unrelated to the consummation of the Transactions.
(c) Each party shall instruct its external auditors to cooperate with the other party’s external auditors as soon as reasonably practicable to agree on the necessary processes and procedures that are required to be undertaken by each of them in relation to the preparation of the Registration Statement.
Section 6.03.  No Solicitation by the Company. (a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.03, the Company shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors and employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives (collectively, “Representatives”), not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that the Company knows, or should reasonably be expected to know, is seeking to make, or has made, a Company Acquisition Proposal, (iii) (A) (x) fail to make, (y) withdraw or (z) qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation (it being understood that any failure to publicly and without qualification either (x) recommend against such Company Acquisition Proposal or (y) reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after a Company Acquisition Proposal is made public or any request by Parent to do so will be treated as a withdrawal of the Company Board Recommendation that is adverse to Parent for purposes hereof), (B) fail to make, or to include in the Information Statement/Proxy Statement/Prospectus, the Company Board Recommendation or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the Delaware Law, inapplicable to any Third Party or any Company Acquisition Proposal, or (v) fail to enforce, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries (provided that if the Board of Directors of the Company determines in good faith that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, then (I) the Company may waive any such standstill or similar agreement to the extent necessary to permit the Person bound by such provision or agreement to make a Company Acquisition Proposal to the Board of Directors of the Company and (II) concurrently with such waiver by the Company, any standstill or similar provisions in the Confidentiality Agreement shall immediately and automatically cease to be of any force or effect). Any breach or willful breach of the restrictions on the Company set forth in this Section 6.03(a) by any Subsidiary of the Company or any of its or their respective Representatives shall be deemed to be a breach or willful breach (as applicable) of this Section 6.03(a) by the Company.
(b) Notwithstanding Section 6.03(a), if at any time prior to the receipt of the Company Stockholder Approval (the “Company Approval Time”) (and in no event after the Company Approval Time), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date hereof which has not resulted from a material breach of this Section 6.03, the Board of Directors of the Company may, subject to compliance with this Section 6.03(b), Section 6.03(c) and Section 6.03(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel to the Company, constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (ii) thereafter furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms (including “standstill” or similar terms) no less favorable to the Company than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party, but in each case referred to in the foregoing clauses (i) through (ii) only if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (A) complying with Rule 14e-2(a) under the Securities Exchange Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03 or (B) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with Applicable Law; provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal may only be made in accordance with the provisions of this Section 6.03(b), Section 6.03(c) and Section 6.03(e) and, even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Company Adverse Recommendation Change.
(c) In addition to the requirements set forth in Section 6.03(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b), other than interacting with the Person who made such Company Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of (i) any Company Acquisition Proposal or (ii) any written request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of its Board of Directors, is considering making, is reasonably likely to make or has made, a Company Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant Third Party and, to the extent known, the material terms and conditions of, any such Company Acquisition Proposal (including any material changes thereto). The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Company Acquisition Proposal (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Affiliates that describes any material terms or conditions of any Company Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).
(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event after the Company Approval Time), the Board of Directors of the Company may effect a Company Adverse Recommendation Change involving or relating to the occurrence of a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action (which notice shall set forth in reasonable detail a description of the Company Intervening Event and the rationale for the Company Adverse Recommendation Change) and (B) negotiate in good faith with Parent (to the extent Parent wishes to so negotiate) for five (5) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the five (5) Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith by majority vote, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.
(e) Without limiting or affecting Section 6.03(a), Section 6.03(b) or Section 6.03(c), the Board of Directors of the Company shall not make a Company Adverse Recommendation Change involving or relating to a Company Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least four (4) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed agreement or a reasonably detailed summary of all material terms of such Company Superior Proposal and the identity of the Third Party making such Company Superior Proposal, (ii) if requested by Parent, during such four (4) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal and (iii) after such four (4) Business Day period, the Board of Directors of the Company, after discussions with the Company’s outside legal counsel and financial advisor, determines in good faith, taking into account any proposal by Parent to amend the terms of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.03(e) shall be required and a new notice period under clause (i) of this Section 6.03(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.03(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence until the termination of this Agreement in accordance with its terms, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Company Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Company Superior Proposal).
(f) For purposes of this Agreement, “Company Superior Proposal” means any bona fide, written, Company Acquisition Proposal (other than a Company Acquisition Proposal which has resulted from a violation of this Section 6.03) (with all references to “20%” in the definition of Company Acquisition Proposal being deemed to be references to “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) being disregarded) on terms that the Board of Directors of the Company determines in good faith by majority vote, after consultation with a financial advisor of nationally recognized reputation and the Company’s outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation, availability of necessary financing and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal), would result in a transaction (i) that, if consummated, is more favorable to the Company’s stockholders from a financial point of view than the Transactions (taking into account any proposal by Parent to amend the terms of this Agreement proposed pursuant to Section 6.03(e)), (ii) that is reasonably capable of being completed on the terms proposed (taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal) and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed and reasonably determined to be available by the Board of Directors of the Company.
(g) “Company Intervening Event” means any material event, circumstance, development, change, occurrence or effect occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors of the Company as of or prior to the date of this Agreement and (ii) does not relate to (A) the receipt, existence, or terms of a Company Acquisition Proposal or (B) any event, development, or change in circumstances resulting from a breach of this Agreement by the Company or any action taken pursuant to or in compliance with Section 8.01; provided that, in any case, in no event shall any of the following events constitute a Company Intervening Event: (1) any decline, in and of itself, in the market price or trading volume of Parent Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (but not including, in each case, the underlying causes thereof); (2) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not including, in each case, the underlying causes thereof); (3) any increase or decrease in the value of Bitcoin and (4) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(h) The Company shall, and shall cause its Affiliates and its and its Affiliates’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (and its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to such Persons to return or destroy all such information.
(i) Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the making of any Company Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement, (x) in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Company Acquisition Proposal (an “Alternate Company Acquisition Agreement”) (other than a confidentiality agreement in accordance with Section 6.03(b) or an Alternate Company Acquisition Agreement with respect to a Company Superior Proposal pursuant to Section 6.03(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Company Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Company Acquisition Proposal and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Company Stockholder Meeting.
Section 6.04.  Indenture. The Company shall timely provide or cause to be provided, in accordance with the provisions of the Company’s indenture, dated January 28, 2025, as supplemented by the supplemental indentures relating thereto (the “Indenture”) relating to the Company’s 4.25% Convertible Senior Notes due 2030 (the “Company Notes”), to the trustee under the Indenture, any notices, announcements, certificates or legal opinions required by the Indenture to be provided in connection with the Merger prior to the Effective Time. In the event Parent requests that any of the Company Notes be amended, redeemed or satisfied and discharged prior to or at the Effective Time, Parent shall make available to the Company prior to or at the Effective Time, as applicable, all funds necessary to satisfy any obligations of the Company to the holders of the Company Notes that may arise including (i) any funds necessary to repurchase, redeem or otherwise acquire any of the Company Notes and (ii) principal, interest and any applicable premiums or consent payments in connection with the repurchase, redemption or acquisition of the Company Notes. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, its Subsidiaries or their respective Representatives in connection with the Company complying with its obligations under this Section 6.05. Parent and its counsel shall be given a reasonable opportunity to review and comment on any notice, announcement, certificate or legal opinion referred to in this Section 6.05, in each case, before such document is provided to the trustee under the Indenture, and such documents shall be reasonably acceptable to Parent. The Company shall not redeem the Company Notes without the prior written consent of Parent.
Section 6.05. Financing Cooperation. Prior to the Closing, the Company and Merger Sub shall provide, and shall cause their respective Subsidiaries and Representatives to provide, cooperation in connection with the arrangement and consummation of any financing or filing of any registration statement, in each case as may be requested by Parent, including (i) taking all actions reasonably necessary to consummate equity financing issued by Parent (provided that neither the Company nor Merger Sub shall be obligated to take any such action that is not conditioned upon the occurrence of Closing), (ii) furnishing any financial data or other information of the type required or customarily included in a registration statement on Form S-1 for non-reporting companies or by Regulation S-X and Regulation S-K under the 1933 Act for registered offerings of equity securities at such time, and of the type and form customarily included in offering documents for an offering of equity securities that is registered with the SEC, (iii) furnishing other documents and information regarding the Company or its Subsidiaries required or customarily requested in connection with the delivery of any customary negative assurance opinion, (iv) reasonably assisting with the preparation of any customary offering documents or memoranda, prospectuses and similar documents and to be used in connection with any financing, (v) causing the Company’s auditors to deliver drafts of customary comfort letters, including as to customary negative assurances and change period, confirming that such auditors are prepared to issue any such comfort letter reasonably requested in connection with any financing, and obtaining consents of the Company’s auditors for use of their reports in any customary materials relating to any financing and to be named as experts in connection with any filings pursuant to the Securities Act or the Exchange

Act, and (vi) executing and delivering (or obtaining from its advisors), customary certificates, legal opinions or other documents and instruments relating to other matters ancillary to any financing as may be reasonably requested by the Parent therewith; provided, that nothing herein shall require such cooperation to the extent it would materially and unreasonably interfere with the business or operations of the Company. Neither Company nor Merger Sub shall be required to take any such action that would subject them to liability, to pay any commitment or other similar fee, make any other payment or incur any out of pocket expenses (other than costs that will be reimbursed by Parent, provided such expense reimbursement invoices are supported by reasonable documentation of the expenses set forth therein) or incur any other liability or provide or agree to provide any indemnity in connection with the financing or any of the foregoing, in each case prior to the Closing. The Company hereby consents to the reasonable use of the Company’s logos in connection with any financing.
ARTICLE 7
Covenants of Parent
Section 7.01.  Conduct of Parent. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless the Company shall otherwise consent in writing (e-mail being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:
(a) adopt or propose any change to the Parent Organizational Documents (whether by merger, consolidation or otherwise) in a manner that would be materially adverse to the Company’s stockholders;
(b) (i) merge or consolidate with any other Person or (ii) acquire (including by merger, consolidation, acquisition of stock or assets or entry into joint venture) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, except as would not, individually or in the aggregate, reasonably be expected to prevent or delay beyond the End Date the clearing of the Information Statement/Proxy Statement/Prospectus by the SEC and the effectiveness of the Registration Statement under the Securities Act, in each case as set forth in Section 8.02;
(c) adopt or propose a plan of complete or partial merger, liquidation, consolidation, recapitalization, restructuring or other reorganization or dissolution with respect to Parent or Merger Sub, or resolutions providing for or authorizing such a merger, liquidation, consolidation, recapitalization, restructuring or other reorganization or dissolution with respect to Parent or Merger Sub;
(d) declare, set aside or pay or make any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of Parent Common Stock or any shares of any Subsidiary of Parent’s capital stock or other securities, other than dividends or distributions by a Subsidiary of Parent to Parent or a Subsidiary of Parent;
(e) agree, resolve, authorize, commit or propose to do any of the foregoing.
For the avoidance of doubt, nothing in this Agreement shall restrict Parent’s ability to continue to pursue its plan to issue senior cumulative variable rate perpetual preferred equity instruments or to raise additional capital or issue or grant any equity securities, including through an at-the-money offering.
Section 7.02.  Obligations of Merger Sub. From the date of Merger Sub’s execution and delivery of the joinder contemplated by Section 7.06 until the Effective Time, Parent shall at all times be the direct owner of all of the outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement and Merger Sub’s execution and delivery of the joinder contemplated by Section 7.06, Parent shall, in its capacity as the sole stockholder of Merger Sub, execute and deliver a written consent approving and adopting this Agreement in accordance with Delaware Law and provide a copy of such written consent to the Company, and thereafter neither Parent nor any of its Subsidiaries shall amend, modify or withdraw such consent.
Section 7.03.  Director and Officer Liability. (a) For a period of six (6) years after the Effective Time, the Surviving Corporation and Parent shall (with respect to Parent, only to the extent that the Surviving Corporation is permitted to do so under Applicable Law), jointly and severally, indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents, the governing or organizational documents of any Subsidiary of the Company and any indemnification agreements in existence as of the date hereof, each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification; provided, further, that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.
(b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect policies of directors’ and officers’ liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the Company Indemnified Parties as such policies maintained by the Company as of the date hereof with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an aggregate basis, an amount in excess of 350% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the obligations set forth in the foregoing sentence, Parent or the Company may obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c) The provisions of this Section 7.03 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person, then in each such case, Parent will cause, to the extent necessary, proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, will assume the obligations set forth in this Section 7.03.
Section 7.04.  Employee Matters. (a) For the 12-month period beginning on the Closing Date (or such period as the employee continues to be employed by Parent or one of its Subsidiaries), Parent shall provide, or shall cause the Company to continue providing, to each individual who is an employee of the Company as of the Closing (each, an “Affected Employee”): (i)(A) base salary or hourly wage rate, as applicable, and (B) annual target cash incentive compensation opportunities (including target bonuses and target commissions) that are, in each case, at least equal to the base salary or hourly wage rate or annual target cash incentive compensation opportunities (including target bonuses and target commissions) provided to such Affected Employee immediately prior to the Closing and (ii) other compensation and benefits (excluding equity and equity based rights, non-qualified deferred compensation, severance, retention, sign-on, change in control or other similar bonuses, defined benefit pension and retiree medical or welfare benefits) that are substantially comparable, in the aggregate, to those provided to such Affected Employee immediately prior to the Closing.
(b) In the event any Affected Employee first becomes eligible to participate under any Parent Employee Plan following the Effective Time, Parent shall use its reasonable best efforts, or shall cause its Subsidiaries to use reasonable best efforts to: (i) waive, or cause to be waived, any preexisting conditions, exclusions, limitations and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any Parent Employee Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the applicable Company Employee Plan such Affected Employee participated in immediately prior to coverage under such Parent Employee Plan and (ii) provide such Affected Employee with credit for any copayments and deductibles paid under a Company Employee Plan during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s co-payment and deductible limitations under the relevant Parent Employee Plan in which such Affected

Employee is eligible to participate from and after the Closing Date, to the same extent such credit was given under the Company Employee Plan such Affected Employee participated in immediately prior to coverage under such Parent Employee Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Employee Plan.
(c) As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Affected Employee prior to the Effective Time with the Company and its Subsidiaries (including any respective predecessors to the extent the Company has provided Parent with all reasonably necessary records documenting such service with such predecessors) for vesting and eligibility purposes (but not benefit accrual), except for equity compensation vesting purposes, under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to such Affected Employee after the Effective Time to the same extent such service credit was granted under any benefit plan or arrangement of the Company or any of its Subsidiaries. In no event shall anything contained in this Section 7.04(c) result in any duplication of benefits for the same period of service.
(d) Effective as of immediately prior to the Effective Time, unless otherwise directed in writing by Parent at least five Business Days prior to the Effective Time, the Company shall terminate the Company 401(k) Plan. In connection with the termination of such plan, Parent shall permit each Affected Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, excluding participant loans) in cash in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Affected Employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries (a “Parent Qualified Plan”). If the Company 401(k) Plan is terminated as described herein, the Affected Employees shall be eligible as soon as practicable following the Closing Date to commence participation in a Parent Qualified Plan.
(e) Without limiting the generality of Section 11.06, nothing contained in this Section 7.04 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Affected Employees, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan or Parent Employee Plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).
Section 7.05.  Parent Stockholder Approval. As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date of this Agreement (the “Parent Stockholder Approval Deadline”), Parent shall deliver, or cause to be delivered, to the Company the duly executed Parent Stockholder Approval.
Section 7.06. Merger Sub. Promptly following the date hereof, Parent shall form a new Delaware corporation, wholly owned by Parent (“Merger Sub”), and cause Merger Sub to execute and deliver to Parent and the Company a joinder to this Agreement, agreeing to be party hereto as Merger Sub.
ARTICLE 8
Covenants of Parent and the Company
The parties hereto agree that:
Section 8.01.  Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing, as promptly as practicable, with any Governmental Authority all documentation to effect all necessary Filings pursuant to the HSR Act, which such Filings pursuant to the HSR Act shall be made within 20 Business Days after the date of this Agreement (and, absent the prior written consent of the other party, not withdrawing any such Filings) and resubmitting any such Filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority and (ii) using reasonable best efforts to obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Authority under the HSR Act that are necessary to consummate the Transactions). To the extent permitted by Applicable Law, the Company and Parent shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the Company or Parent or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).
(b) Each of the Company and Parent shall, to the extent permitted by Applicable Law (i) promptly notify the other party of any written communication made or received by the Company or Parent, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement, the Merger or any of the other Transactions, and, if permitted by Applicable Law and reasonably practical, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such Governmental Authority, gives such other party the opportunity to attend or participate, as applicable, and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”
(c) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Merger to occur prior to the End Date; provided that nothing in this Section 8.01 or anything else in this Agreement shall require Parent, any of its Affiliates or any of its Subsidiaries to (and neither the Company nor any of its Subsidiaries shall, or shall offer or agree to, do any of the following without Parent’s prior written consent): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, Parent’s Subsidiaries, Parent’s Affiliates, or the Company or any of its Subsidiaries, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit Parent’s, Parent’s Subsidiaries, Parent’s Affiliates, or the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Parent, Parent’s Subsidiaries, Parent’s Affiliates, or the Company or any of its Subsidiaries, or any interest or interests therein; or (iii) agree to do any of the foregoing (any of the actions described in this proviso, a “Burdensome Condition”). Notwithstanding the foregoing, at the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing.
(d) In the event any Proceeding by any Governmental Authority or other Third Party is commenced which questions the validity or legality of, or otherwise challenges, the Transactions, or seeks damages in connection therewith, Parent and the Company shall, subject to the provisions set forth in this Section 8.01(d), reasonably cooperate and use reasonable best efforts to defend against such Proceeding, and if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions; provided, that, unless Parent elects to do so, nothing in this Agreement shall require Parent to commence any litigation against any Governmental Authority or Third Party. Parent shall, in consultation with the Company, be entitled to direct the defense of the Transactions before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, so long as Parent’s actions in connection therewith are otherwise in accordance with Parent’s obligations under this Section 8.01.
(e) The Company and Parent shall reasonably cooperate with each other and their respective Representatives in obtaining any other Consents that may be required in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates or Parent or any of its Affiliates to, and without Parent’s prior written consent neither the Company nor any of its Affiliates shall, make, or to cause to be made, any payment or other accommodation to any Third Party in order to obtain such Consent of such Third Party.
Section 8.02.  Certain Filings; SEC Matters. (a) As promptly as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC an Information Statement/Proxy Statement relating to the Company Stockholder Meeting (together with all amendments and supplements thereto, the “Information Statement/Proxy Statement/Prospectus”) in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Information Statement/Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of the Parent Class A Common Stock to be issued to the stockholders of the Company pursuant to the Parent Share Issuance. The Information Statement/Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act and other Applicable Law.
(b) Each of the Company and Parent shall use its reasonable best efforts to have the Information Statement/Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Information Statement/Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Information Statement/Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Information Statement/Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Information Statement/Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Securities Exchange Act, Nevada Law, Delaware Law and the rules of the Nasdaq in connection with the filing and distribution of the Information Statement/Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the stockholders of the Company thereunder. Subject to Section 6.03, the Information Statement/Proxy Statement/Prospectus shall include the Company Board Recommendation.
(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of Nasdaq and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on Nasdaq no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).
(d) Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC, Nasdaq in connection with the Transactions, including the Registration Statement and the Information Statement/Proxy Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Information Statement/Proxy Statement/Prospectus.
(e) If at any time prior to the Company Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Information Statement/Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.
Section 8.03.  Company Stockholder Meeting. (a) Following the execution of this Agreement, the Company shall, in consultation with Parent, set a record date for the Company Stockholder Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) duly call and give notice of a meeting of the stockholders of the Company entitled to vote on the Merger (the “Company Stockholder Meeting”) at which meeting the Company shall seek the Company Stockholder Approval, (ii) cause the Information Statement/Proxy Statement/Prospectus (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Company Stockholder Meeting. Subject to Section 6.03, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided, however, that Company may postpone or adjourn the Company Stockholder Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. If, on the date of the Company Stockholder Meeting, Parent reasonably determines in good faith that the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Stockholder Approval, the Company shall at its election or upon the written request of Parent adjourn the Company Stockholder Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall be not less than ten (10) days nor more than twenty (20) days after the date of adjournment, and subject to the terms and conditions of this Agreement, shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval; provided, further, that the Company shall not be obligated to adjourn the Company Stockholder Meeting more than twice at the request of Parent.
(b) The Company shall coordinate with Parent regarding the record date and the meeting date for the Company Stockholder Meeting.

Section 8.04.  Public Announcements. The initial press release concerning this Agreement and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the Transactions (collectively, a “Release”) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.04 shall not apply to any Release (a) made or proposed to be made by the Company in compliance with Section 6.03 with respect to the matters contemplated by Section 6.03, (b) if such Release does not disclose any non-public information regarding the Transactions beyond the scope of any previously agreed Release to which the other party had been consulted or (c) in connection with any dispute between the parties regarding this Agreement or the Transactions.
Section 8.05.  Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (i) any notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (iv) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (v) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 8.05 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 9 to be satisfied.
Section 8.06.  Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.
Section 8.07.  Transaction Litigation. The Company shall promptly notify Parent of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep Parent informed regarding any such Transaction Litigation. The Company (i) shall give Parent the opportunity to participate in, but not direct, the defense and settlement of any Transaction Litigation, (ii) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company shall consider in good faith. The Company shall not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
Section 8.08.  Stock Exchange Delisting. Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Stock from Nasdaq and terminate its registration under the Securities Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.

Section 8.09.  State Takeover Statutes. Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Merger or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
Section 8.10.  Tax Matters.
(a) Notwithstanding anything to the contrary, and without limiting Section 6.01, the Company shall not effect, outside of the ordinary course of business, any internal reorganization or restructuring involving the Company and/or any of its Subsidiaries without first giving Parent prior written notice thereof and consulting with Parent in good faith with respect thereto.
(b) Each of Parent and the Company shall use its reasonable best efforts (i) to cause the Merger and the Second Merger, taken together as an integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Parent, Second Merger Sub and the Company, as applicable, will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to, and not permit or cause any of its respective Subsidiaries or Affiliates to, take or cause to be taken any action reasonably likely to cause the Mergers, taken together, to fail to qualify as a “reorganization” under Section 368(a) of the Code.
(c) Parent shall use its reasonable best efforts to cause its officers and the officers of Merger Sub and Second Merger Sub to execute and deliver to counsel of the Company letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company at such time and times as such counsel shall reasonably request, including at the Closing.
(d) The Company shall use its reasonable best efforts to cause its officers to execute and deliver to counsel of the Parent letters of representation customary for transactions of this type and reasonably satisfactory to counsel of Parent at such time and times as such counsel shall reasonably request, including at the Closing.
(e) Parent and the Company intend to report, for U.S. federal income tax purposes, the Merger and the Second Merger, taken together, as an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by a change in Applicable Law. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any Subsidiary of either Parent or the Company shall have any liability or obligation to any holder of Company Stock should the Mergers fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 8.11.  Second Merger(a). (a) Parent shall take all actions necessary to: (i) promptly following the date of this Agreement, form Second Merger Sub, (ii) cause Merger Sub and Second Merger Sub to perform their obligations contemplated by this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement and (iii) ensure that neither Merger Sub before the Effective Time nor Second Merger Sub prior to the Second Effective Time will conduct any business, incur or guarantee any indebtedness or any other liabilities or make any investments, other than those activities incident to their respective obligations under this Agreement or the transaction contemplated hereby.
(b) Parent shall take all actions necessary to cause, following the date of this Agreement but prior to the consummation of the Mergers, the Board of Directors of Second Merger Sub to (i) determine that the Mergers contemplated hereby (including the Second Merger) are advisable, fair to and in the best interests of Second Merger Sub and the sole stockholder of Second Merger Sub, (ii) approve, adopt and declare advisable this Agreement and the Mergers contemplated hereby (including the Second Merger), (iii) direct that this Agreement (including the Second Merger) be submitted for approval and adoption by the sole stockholder of Second Merger Sub and (iv) recommend the approval and adoption of this Agreement (including the Second Merger) by the sole stockholder of Second Merger Sub.

(c) Parent shall take all actions necessary to cause, immediately following the consummation of the Merger on the terms and conditions set forth in this Agreement, the Surviving Corporation to be merged with and into Second Merger Sub (the “Second Effective Time”), following which the separate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Parent (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity). At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Certificate of Merger with respect to the Second Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Surviving Corporation to be performed after the Second Effective Time.
Section 8.12.  At-the-Market Offering Facilities. Without limiting Section 6.01 (including Section 6.01(d)), each of the Company and Parent will each keep the other reasonably informed in reasonable detail and in a timely fashion of any actual or proposed ATM financing, and will coordinate and cooperate with one another (including, where reasonably requested, instructing its Representatives and causing its Subsidiaries to provide customary cooperation) with a view to achieving the orderly, efficient and successful execution of any such financing, including where reasonably requested, (i) providing reasonably available financial and other pertinent information regarding the Company or Parent, as applicable, and their respective Subsidiaries, as is reasonably required for use in offering documents and to enable such other party to prepare pro forma financial statements required by SEC rules (it being understood that each party is solely responsible for the preparation of offering documents and pro forma financial statements to be used in such party’s own ATM financing program); (ii) using reasonable best efforts to cause its independent auditors to (A) provide drafts and executed versions of customary auditors consents and customary comfort letters with respect to financial information relating to the Company or Parent, as applicable, (B) provide assistance in the preparation of any pro forma financial statements and information (it being understand that the each party is solely responsible for the preparation of such pro forma financial statements, and any other pro forma information, including any pro forma adjustments, to be used in such party’s own ATM financing program) and (C) participate in due diligence sessions, as reasonably requested, with the sales agents in any ATM financing; and (iii) causing its management to participate in customary due diligence sessions (including causing accounting due diligence sessions) with the sales agents in any ATM financing.
ARTICLE 9
Conditions to the Merger
Section 9.01.  Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each such party; provided that the condition set forth in Section 9.01(a) shall not be waivable) of the following conditions:
(a) the Company Stockholder Approval and Parent Stockholder Approval shall have been obtained in accordance with all Applicable Law;
(b) no Applicable Law or Order preventing or making illegal the consummation of the Merger or any of the other Transactions shall be in effect, and no litigation or similar legal action by any Governmental Authority (in any jurisdiction in which Parent, the Company or any of their respective Subsidiaries conducts material operations) seeking to prohibit or restrain the Merger shall be pending;
(c) the Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending; and
(d) the shares of Parent Class A Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 9.02.  Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:
(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b) any applicable waiting period or periods under the HSR Act shall have expired or been terminated, without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing), and no Applicable Law or Order shall be in force and effect that would impose a Burdensome Condition (including any Burdensome Condition that would come in effect at the Closing) and no litigation or similar legal action by any Governmental Authority (in any jurisdiction in which Parent, the Company or any of their respective Subsidiaries conducts material operations) seeking to impose a Burdensome Condition shall be pending;
(c) (i) the representations and warranties of the Company contained in Section 4.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.04(i), Section 4.05 (other than 4.05(a)), Section 4.06(b), Section 4.24, Section 4.25 and Section 4.26 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(d) since the date of this Agreement, there shall not have occurred any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
(e) Parent shall have received a certificate signed by an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a), Section 9.02(c) and Section 9.02(d).
Section 9.03.  Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:
(a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b) the waiting period or periods under the HSR Act shall have expired or been terminated;
(c) (i) the representations and warranties of Parent contained in Section 5.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.01, Section 5.02, Section 5.04(i), Section 5.22, Section 5.23 and Section 5.24 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of Parent contained in Section 5.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iv) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(d) since the date of this Agreement, there shall not have occurred any vent, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and
(e) the Company shall have received a certificate signed by an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(c) and Section 9.03(d).
ARTICLE 10
Termination
Section 10.01.  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval):
(a) by mutual written agreement of the Company and Parent;
(b) by either the Company or Parent, if:
(i) the Merger has not been consummated on or before March 22, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;
(ii) there shall be in effect any Applicable Law that permanently enjoins, prevents or prohibits the consummation of the Merger and, if such Applicable Law is an Order, such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party which has not complied with its obligations under this Agreement in respect of any such Applicable Law; or
(iii) the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting (including any adjournment or postponement thereof); or
(c) by Parent, if:
(i) a Company Adverse Recommendation Change shall have occurred; provided, that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(i) following the receipt of the Company Stockholder Approval;
(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 10.01(c)(ii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied; or
(iii) the Company shall have willfully breached any of their respective obligations under Section 6.03 or Section 8.03 in any material respect, other than in the case where (w) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (x) such breach was not caused by, or within the knowledge of, the Company, (y) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof, and (z) Parent is not harmed as a result thereof; provided that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iv) following the receipt of the Company Stockholder Approval; or

(d) by the Company, if:
(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within forty-five (45) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 10.01(d)(i) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(c) not to be satisfied; or
(ii) Parent does not deliver, or cause to be delivered to the Company, the duly executed Parent Stockholder Approval in accordance with Section 7.05 by the Parent Stockholder Approval Deadline.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.
Section 10.02.  Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other parties hereto, except as provided in Section 10.03; provided that neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by such party (ii) the willful breach by such party of any representation or warranty on the part of such party set forth in this Agreement or (iii) the willful breach by such party of any covenant or agreement binding on such party set forth in this Agreement. The provisions of this Section 10.02, Section 10.03 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Confidentiality Agreement.
Section 10.03.  Termination Fees. (a) If this Agreement is terminated:
(i) by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii) or by the Company or Parent pursuant to any other provision of Section 10.01 at a time when this Agreement was terminable by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii); or
(ii) by the Company or Parent pursuant to Section 10.01(b)(i) (without the Company Stockholder Approval having been obtained), by the Company or Parent pursuant to Section 10.01(b)(iii), or by Parent pursuant to Section 10.01(c)(ii) (without the Company Stockholder Approval having been obtained or, if such termination is after the Company Stockholder Approval has been obtained, as a result of a willful breach by the Company) and: (A) at or prior to the time of termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed or announced (in each case, and not publicly withdrawn) or made known to the management or board of directors of the Company (in each case, and not publicly withdrawn), or any Person shall have publicly announced (in each case, and not publicly withdrawn) an intention (whether or not conditional) to make a Company Acquisition Proposal; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Company Acquisition Proposal is consummated; or (2) a definitive agreement relating to any Company Acquisition Proposal is entered into by the Company;
then, in each case, the Company shall pay to Parent (or a Person designated by Parent), in cash at the time specified in the following sentence, a fee in the amount of $49,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be payable as follows: (i) in the case of Section 10.03(a)(i), in the event the Company Termination Fee is payable in connection with a termination of this Agreement (A) by Parent, within five (5) Business Days of such termination, and (B) by the Company, substantially concurrently with, and as a condition to, such termination and (ii) in the event the Company Termination Fee is payable under Section 10.03(a)(ii), substantially concurrently with, and as a condition to, the earlier of the consummation of the applicable transaction and the entry into a definitive agreement with respect to the applicable transaction. For purposes of Section 10.03(a)(ii)(B), “Company Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01, except that references in the definition to “20%” shall be replaced by “50%.”

(b) Any payment of the Company Termination Fee shall be made, at Parent’s election, either (i) by wire transfer of immediately available funds to an account designated in writing by Parent or (ii) in Bitcoin, at the then-current spot price one calendar day prior to making such payment, to a wallet designated in writing by Parent.
(c) The parties agree and understand that (x) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and (y) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than an amount equal to (A) the Company Termination Fee plus (B) any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, (i) in circumstances where the Company Termination Fee is payable or is paid pursuant to this Section 10.03, such payment shall be the sole and exclusive remedy for damages of the Company, Parent or their respective Subsidiaries and their respective former, current or further partners, stockholders, managers, members, Affiliates and Representatives, as applicable, and none of Parent, the Company, any of their respective Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or Representatives, as applicable, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (ii) if Parent or Merger Sub receive any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to this Section 10.03, the amount of such Company Termination Fee shall be reduced by the aggregate amount of such payments made by the Company prior to paying the Company Termination Fee in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the Transactions, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any reasonable and documented costs and expenses (including reasonable and documented legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment (such interest, together with reasonable and documented costs and expenses of enforcement as provided in the immediately preceding sentence, “Collection Expenses”).
ARTICLE 11
Miscellaneous
Section 11.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to the Company, to:

Semler Scientific, Inc.
2340-2348 Walsh Avenue, Suite 2344
Santa Clara, California 95051
Attention:	Renae Cormier
Email:	rcormier@SemlerScientific.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
Attention:	Michael R. Patrone
Marianne C. Sarrazin
Email:	MPatrone@goodwinlaw.com
MSarrazin@goodwinlaw.com

If to Parent or Merger Sub and, post-closing, the Surviving Corporation, to:

Strive, Inc.
100 Crescent Ct, Suite 1100
Dallas, Texas 75201
Attention:	Logan Beirne
Email:	logan.beirne@strive.com

with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn:	Brian Wolfe
Evan Rosen
Email:	brian.wolfe@davispolk.com
evan.rosen@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 11.02.  Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article 2, Section 7.03 and this Article 11, which shall survive the Effective Time.
Section 11.03.  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.04.  Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that expenses incurred with the filing fee for the Registration Statement and the printing and mailing the Information Statement/Proxy Statement/Prospectus and the Registration Statement shall be shared equally by Parent and the Company.
Section 11.05.  Disclosure Schedule References and SEC Document References. (a) The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to be an exception to and to qualify (or, as applicable, a disclosure for purposes of), the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.17(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent to a reasonable person without any independent knowledge regarding the matter(s) so disclosed, notwithstanding the omission of a cross-reference to such other section or subsections.
(b) The parties hereto agree that in no event shall any disclosure (other than statements of historical fact) contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements,” “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.
Section 11.06.  Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of (x) the Company’s stockholders to receive the Merger Consideration in respect of their shares of Company Stock pursuant to Section 2.03 and (y) the holders of Company Equity Awards to receive the Merger Consideration in respect of their Company Equity Awards pursuant to Section 2.05 and (ii) the right of the Company Indemnified Parties to enforce the provisions of Section 7.03. Except as provided in Section 7.03 and in this Section 11.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(b) No party may assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly owned direct Subsidiary of Parent, which Subsidiary shall be a Delaware corporation; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub. Any assignment in contravention of the preceding sentence shall be null and void ab initio.
Section 11.07.  Governing Law. This Agreement and all actions (whether in contract or tort) based on, arising out of or relating to the negotiation, execution or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Applicable Law that might otherwise govern under applicable principles of conflicts of law rules thereof.
Section 11.08.  Jurisdiction/Venue. Each of the parties hereto agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any suit, action or proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, and agrees that nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any suit, action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (v) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any suit, action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
Section 11.09.  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.
Section 11.10.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by e-mail with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by e-mail or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 11.11.  Entire Agreement. This Agreement (including, for the avoidance of doubt, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, solely for purposes of Section 251 of Delaware Law, the Company Disclosure Schedule is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger.”
Section 11.12.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 11.13.  Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (even if monetary damages were available) (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in the courts referred to in Section 11.08, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.03(c), monetary damages and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.01 or pursuing damages nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the parties otherwise have an adequate remedy at law.
[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STRIVE, INC.

By:	/s/ Matthew Cole
Name: Matthew Cole
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SEMLER SCIENTIFIC, INC.

By:	/s/ Eric Semler
Name: Eric Semler
Title: Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

Annex B
AMENDMENT TO THE MERGER AGREEMENT
Strive, Inc.
200 Crescent Ct, Suite 1400
Dallas, Texas 75201
December 3, 2025
Semler Scientific, Inc.
51 E Campbell Ave, Suite 107-D
Campbell, California 95008
Attention: Douglas Murphy-Chutorian, M.D.
Email: dmc@dmcmd.com
Re: Amendment to that certain Agreement and Plan of Merger, dated as of September 22, 2025 (as amended, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Strive, Inc. (“Parent”), Strive Merger Sub, Inc. (“Merger Sub”), and Semler Scientific, Inc. (the “Company”)
Dear Semler Scientific:
This letter agreement (this “Amendment”) is entered into by and among Parent, Merger Sub, and the Company in accordance with Section 11.03(a) of the Merger Agreement in order to amend the Merger Agreement on the terms set forth herein. Capitalized terms used but not defined herein and defined in the Merger Agreement shall have the meanings assigned to such terms in the Merger Agreement.
In consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto, intending to be legally bound, hereby acknowledge and agree as follows:
1.
Amendments to the Merger Agreement. Each of Strive, Merger Sub and the Company covenants and agrees that, notwithstanding anything in the Merger Agreement to the contrary, the Second Merger will not be consummated, and in furtherance thereof, the Merger Agreement is hereby amended:

a.	the fifth recital to the Merger Agreement shall be deemed deleted in its entirety;
b.	the sixth recital to the Merger Agreement shall be amended and restated in its entirety as follows:
“WHEREAS, for U.S. federal income tax purposes, each of the parties intends that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g); and”
c.
any reference to the terms “Second Merger Sub”, “Second Merger,” “Second Surviving LLC” and “Second Effective Time” in the Merger Agreement shall be deemed deleted in their entirety and such provisions of the Merger Agreement shall, from and after the date hereof, be read as if such terms were not originally referenced therein;

d.	references to the term “Mergers” shall, from and after the date hereof, be deemed only to refer to the Merger, without also including the Second Merger;
e.	Section 4.18(j) of the Merger Agreement shall be amended and restated in its entirety as follows:
“Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.”
f.	Section 5.16(j) of the Merger Agreement shall be amended and restated in its entirety as follows:
“Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.”

g.	Section 5.16(k) of the Merger Agreement shall be deleted in its entirety;
h.	Section 8.10(b) of the Merger Agreement shall be amended and restated in its entirety as follows:
“(b) Each of Parent and the Company shall use its reasonable best efforts (i) to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to, and not permit or cause any of its respective Subsidiaries or Affiliates to, take or cause to be taken any action reasonably likely to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.”
i.	Section 8.10(e) of the Merger Agreement shall be amended and restated in its entirety as follows:
“(e) Parent and the Company intend to report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by a change in Applicable Law. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any Subsidiary of either Parent or the Company shall have any liability or obligation to any holder of Company Stock should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.”
j.	Section 8.11 of the Merger Agreement shall be amended and restated in its entirety as follows:
“Section 8.11. [Reserved].”
k.	The notice party for the Company set forth in Section 11.01 shall be amended and restated in its entirety as follows:
“Semler Scientific, Inc.
51 E Campbell Ave, Suite 107-D
Campbell, California 95008
Attention: Douglas Murphy-Chutorian, M.D.
Email: dmc@dmcmd.com”
2.
Expenses. The parties acknowledge and agree that each party shall bear its own expenses incurred in the preparation, negotiation and execution of this Amendment; provided that, notwithstanding the foregoing, Strive acknowledges and agrees that it shall be responsible for, and shall pay on behalf of or reimburse, the Company, as applicable, for the first $50,000 in reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket expenses of third party financial and legal advisors) incurred by the Company in connection with the preparation, negotiation and execution of this Amendment.

3.
No Other Amendments. Except as expressly set forth in this Amendment, the Merger Agreement and the Schedules thereto remain unchanged and shall continue in full force and effect. This Amendment shall not constitute a waiver of any term or condition of the Merger Agreement.

4.
Miscellaneous. Section 11.01 (Notices), Section 11.03 (Amendments and Waivers), Section 11.06 (Finding Effect; Benefit; Assignment), Section 11.07 (Governing Law), Section 11.08 (Jurisdiction/Venue), Section 11.09 (WAIVER OF JURY TRIAL), Section 11.10 (Counterparts; Effectiveness), Section 11.11 (Entire Agreement), Section 11.12 (Severability) and Section 11.13 (Specific Performance) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

[Signature page follows]

Please indicate your acceptance of this Amendment as of the date first written above by signing the acknowledgment below and returning an executed copy to the undersigned.

STRIVE, INC.

By:	/s/ Matthew Cole
Name:	Matthew Cole
Title:	Chief Executive Officer

STRIVE MERGER SUB, INC.

By:	/s/ Matthew Cole
Name:	Matthew Cole
Title:	President

Agreed and accepted:

SEMLER SCIENTIFIC, INC.

By:	/s/ Eric Semler
Name:	Eric Semler
Title:	Executive Chairman

[Signature Page to Amendment to Agreement and Plan of Merger]

Annex C
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEMLER SCIENTIFIC, INC.

[•]
FIRST: The name of the corporation is Semler Scientific, Inc. (the “Corporation”).
SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.
FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.
SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.
EIGHTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. If Delaware Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Eight to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Law or such other law of the State of Delaware as so amended. Any repeal or modification of the foregoing provisions of this Article Eight by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
(2)(a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 10(2)(C) or in respect of any counterclaims of an Indemnified Person made in response to a Proceeding not commenced by such Indemnified Person, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.
 (b) The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Eight or otherwise.
 (c) If a claim for indemnification or advancement of expenses under this Article Eight is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the

Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
 (d) The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification under this Section 10(2)(D) of persons who are non-director or non-officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person under this Section 10(2)(D) in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.
 (e) The Corporation may pay the expenses (including attorney’s fees) incurred by persons who are non-director or non-officer employees or agents in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.
 (f) The rights conferred on any person by this Article Eight shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, provision of the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
 (g) The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Eight; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Eight.
 (h) Any repeal or modification of the foregoing provisions of this Article Eight shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.
NINTH: The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation the date first written above.

SEMLER SCIENTIFIC, INC.

Name:
Title:

[Signature Page to the Amended and Restated Certificate of Incorporation — Surviving Corporation]

Annex D

LionTree Advisors LLC 660 Madison Avenue, 15th Floor New York, NY 10065

CONFIDENTIAL
September 22, 2025
The Board of Directors
Semler Scientific, Inc.
51 E Campbell Avenue, Suite 107-D
Campbell, CA 95008
Dear Members of the Board:
We understand that Semler Scientific, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, to be dated as of September 22, 2025 (the “Agreement”) among the Company, Strive, Inc. (the “Acquiror”) and, after giving effect to the joinder contemplated by Section 7.06 of the Agreement, Merger Sub (as defined in the Agreement), pursuant to which (i) Merger Sub will merge with and into the Company, as a result of which the Company will be the surviving corporation (the “Surviving Corporation”) and become a wholly owned subsidiary of the Acquiror, and each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Stock”) (other than the Excluded Shares (as defined in the Agreement)) will be converted into the right to receive 21.05 (the “Exchange Ratio”) shares of the Class A common stock, par value $0.001 per share, of the Acquiror (the “Acquiror Stock”) and (ii) immediately thereafter, the Surviving Corporation will merge with and into Second Merger Sub (as defined in the Agreement), as a result of which Second Merger Sub will be the surviving entity and continue as a wholly owned subsidiary of the Acquiror.
The transactions contemplated by the Agreement (collectively, the “Transaction”) and the terms and conditions thereof are more fully set forth in the Agreement. Capitalized terms used but not defined in this letter have the meanings ascribed thereto in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Agreement to the holders of Company Stock (other than the Acquiror and its affiliates (collectively, the “Excluded Parties”)) (without giving effect to any impact of the Transaction on any particular stockholder of the Company other than in its capacity as a holder of Company Stock).
In arriving at our opinion, we have, among other things:
(i)	reviewed a draft, dated September 22, 2025, of the Agreement;
(ii)	reviewed certain publicly available business and financial information relating to the Acquiror and the Company;
(iii)
reviewed certain historical financial information and other data relating to the Company that were provided to us by the management of the Company, approved for our use by the Company, and not publicly available;

(iv)
conducted discussions with members of the senior management of the Company concerning the business, operations, historical financial results, and financial prospects of the Company and the Acquiror and the Transaction;

(v)	conducted limited discussions with members of the senior management of the Acquiror concerning the business and financial prospects of the Acquiror;
(vi)	reviewed current and historical market prices of the Company Stock and the Acquiror Stock;
(vii)	reviewed certain publicly available financial and stock market data with respect to certain other companies;
(viii)	reviewed and compared data regarding the premiums paid in certain other transactions;

The Board of Directors
Semler Scientific, Inc.
September 22, 2025

(ix)	reviewed certain financial data of the Company and the Acquiror and compared that data with similar data for certain other companies;
(x)	reviewed certain pro forma effects relating to the Transaction;
(xi)	reviewed the Management Provided Assumptions (as defined below); and
(xii)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.
In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. The Company's management has informed us that it did not prepare or approve any projections for any future period for the Company standalone, the Acquiror standalone or the combined company pro forma for the Transaction due to the nature of the underlying operating businesses and cryptocurrency assets of each of the Company and the Acquiror. At Company's management's direction, we have assumed the following: (i) that the Company's medical technology business would be shut down if the Company remains standalone, that there would be no positive value realized upon a shut down of this business and that there would be shut down costs and liabilities that would be incurred that have not been quantified, (ii) that the operating businesses of the Acquiror will have positive value on a standalone basis and a combined company basis pro forma for the Transaction, (iii) that the Company's medical technology business will be maintained in the combined company pro forma for the Transaction given the operating synergies that will be achieved as a result of the combination, and that the medical technology business could realize substantial value given the expertise of the Acquiror and (iv) that the combined company pro forma for the Transaction will be able to issue preferred equity capital over time, the proceeds of which would be used to acquire more Bitcoin (the foregoing assumptions, along with the information provided by Company management indicated in the immediately prior sentence, collectively, the “Management Provided Assumptions”). We express no opinion with respect to the Management Provided Assumptions. We also have assumed, with your consent, that for U.S. federal income tax purposes the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder. We also have assumed, with your consent, that the Transaction will have the tax consequences contemplated by the Agreement. This opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to the Company with respect to such matters. Our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to us as of, the date hereof and our opinion speaks only as of the date hereof.
Our opinion does not address the Company's underlying business decision to engage in the Transaction or any related transaction, the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to the Company, or whether the consideration to be received by the stockholders of the Company pursuant to the Agreement represents the best price obtainable. In connection with our engagement, we were not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. We also express no view as to, and our opinion does not address, the solvency of the Company or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio pursuant to the Agreement, to the holders of Company Stock (other than the Excluded Parties). We have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction (including any agreement or transaction between any Excluded Party and the Company or the Acquiror), including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company, the Acquiror, or any of their respective affiliates. We have not been asked to, nor do

The Board of Directors
Semler Scientific, Inc.
September 22, 2025

we, offer any opinion with respect to any ongoing obligations of the Company, the Acquiror, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise, contained in any agreement related to the Transaction or under applicable law), any allocation of the consideration (or any portion thereof), or the fair market value of the Company, the Acquiror, the Company Stock, or the Acquiror Stock. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transaction, any Excluded Parties, or any class of such persons, whether relative to the Exchange Ratio or otherwise. This letter should not be construed as creating any fiduciary duty on the part of LionTree Advisors LLC (or any of its affiliates) to any party. We express no opinion as to what the value of the Acquiror Stock will be when issued pursuant to the Transaction or the prices at which the Acquiror Stock or Company Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that except as would not be in any way meaningful to our analysis: (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) the representations and warranties of the parties to the Agreement, and the related Transaction documents, are true and correct, (iii) the parties to the Agreement, and the related Transaction documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement and the related Transaction documents, and (iv) the Transaction will be consummated in accordance with the terms of the Agreement and related Transaction documents, without any waiver or amendment of any term or condition thereof. We have also assumed, with your consent, that all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the Transaction or otherwise contemplated by the Agreement will be obtained without any adverse effect on the Company, the Acquiror or on the expected benefits of the Transaction in any way meaningful to our analysis.
This opinion is provided for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with, and for the sole purpose of, its evaluation of the Transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any other matter.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services, a portion of which is payable in connection with this opinion and the principal portion of which is contingent upon the successful completion of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We and our affiliates may seek to provide investment banking services to the Company, the Acquiror, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and the Acquiror and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of LionTree Advisors LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Stock (other than the Excluded Parties).

Very truly yours, LIONTREE ADVISORS LLC

Part II
Information Not Required in the Prospectus
Item 20. Indemnification of Directors and Officers
The Registrant is a Nevada corporation. The Registrant’s bylaws provide for indemnification of the Registrant’s officers and directors against liabilities that they may incur acting as an officer or director to the fullest extent not prohibited by Nevada law. A summary of the circumstances for which such indemnification is provided is set forth below, but this description is qualified in its entirety by reference to the Registrant’s articles of incorporation and bylaws and to the statutory provisions.
Discretionary indemnification of officers and directors is covered by Section 78.7502 of the Nevada Revised Statutes (“NRS”). Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable pursuant to NRS 78.138; or (ii) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager of a limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable pursuant to NRS 78.138; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
NRS Section 78.751 provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.
The Registrant’s bylaws provide that the Registrant will advance expenses incurred by any director or officer in connection with a proceeding as provided by Nevada law. NRS Section 78.751 provides that a corporation may advance expenses of officers and directors incurred in defending an action upon delivery of an undertaking by such person to repay all amounts so advanced if it is ultimately determined by final judicial decision that the indemnitee is not entitled to be indemnified for such expenses. The Registrant’s bylaws provide that notwithstanding the forgoing, no advance shall be made by Registrant if a determination is reasonably and promptly made: (a) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (b) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (c) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant. The Registrant’s bylaws also provide that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (a) such indemnification is expressly required to be made by law, (b) the proceeding was authorized by the board of directors of the corporation, (c) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the NRS or any other applicable law, or (d) such indemnification is required to be made pursuant to the provisions of the bylaws providing for enforcement of indemnification rights under the bylaws.
The circumstances under which indemnification is granted in connection with an action brought on the Registrant’s behalf is generally the same as those set forth above except that indemnification shall not be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The NRS also grant the Registrant the power to purchase and maintain insurance which protects the Registrant’s directors, officers, employees and agents against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Registrant.
To the maximum extent permitted by law, the Registrant’s articles of incorporation eliminate or limit the individual liability of Vivek Ramaswamy and the Registrant’s directors and officers to the Registrant, the Registrant’s stockholders and its creditors for damages as a result of any act or failure to act in his or her capacity as an officer or director. NRS 78.138(7) generally provides that a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act unless (a) the presumption of established by NRS 78.138(3) has been rebutted and (b) it is proven that (i) such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of law.
The Registrant has entered into separate indemnification agreements with the Registrant’s directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s articles of incorporation and bylaws.
The Registrant has obtained standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which the Registrant may make to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 22. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
(1)
The registrant undertakes that every prospectus: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(d)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Item 21. Exhibits and Financial Statement Schedules
(a) Exhibits

Exhibit No	Description
2.1†
Agreement and Plan of Merger, dated as of September 22, 2025, by and between Strive, Inc. and Semler Scientific, Inc. (included as Annex A to the information statement/proxy statement/prospectus forming part of this registration statement)

2.2**
Amendment to the Merger Agreement, dated as of December 3, 2025, to that certain Agreement and Plan of Merger, dated as of September 22, 2025, by and among Strive, Inc., Strive Merger Sub, Inc., and Semler Scientific, Inc. by and among Strive, Inc., Strive Merger Sub, Inc., and Semler Scientific, Inc. (included as Annex B to the information statement/proxy statement/prospectus forming part of this registration statement).

3.1*	Amended and Restated Articles of Incorporation of Strive, Inc.
3.2**	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Strive, Inc.
3.3*	Amended and Restated Bylaws of Strive, Inc.
3.4**	Form of Amended & Restated Articles of Semler Scientific, Inc. (included as Annex C to the information statement/proxy statement/prospectus forming part of this registration statement)
3.5**	Certificate of Designation of Variable Rate Series A Perpetual Preferred Stock
4.1*	Registration Rights Agreement, dated as of September 12, 2025, by and among the Company and the Controlling Shareholders
4.2*	First Amendment to the First Amended and Restated Investors’ Rights Agreement, dated as of September 12, 2025
4.3**	Shareholders Agreement, dated as of September 12, 2025, by and among the Company and the Controlling Shareholders
4.4**	Form of Pre-Funded Warrant
4.5**	Form of Warrant
4.6**	Form of Certificate of Variable Series A Perpetual Preferred Stock (included as Exhibit A to Exhibit 3.5)
4.7**	Letter Agreement, dated as of December 3, 2025
5.1**	Opinion of Brownstein Hyatt Farber Schreck, LLP.
10.1*	Controlled Equity OfferingSM Sales Agreement, dated as of September 15, 2025, by and between Strive, Inc. and Cantor Fitzgerald & Co.
10.2*	Form of Amendment No. 1 to the Sale and Subscription Agreements, dated as of September 15, 2025, by and between Strive, Inc. and the subscribers party thereto
10.3**	Form of Subscription Agreement, dated May 26, 2025, by and among Asset Entities Inc., Strive Enterprises, Inc. and the subscribers party thereto
10.4**	Form of Indemnification Agreement.
10.5**	Strive Enterprises, Inc. Amended and Restated Strive Enterprises, Inc. 2022 Equity Incentive Plan
10.6**	Form of Restricted Stock Award Agreement for Strive Enterprises, Inc. Amended and Restated 2022 Equity Incentive Plan
10.7**	Form of Restricted Stock Unit Award Agreement for Strive Enterprises, Inc. Amended and Restated 2022 Equity Incentive Plan
10.8**	Asset Entities Inc. 2022 Equity Incentive Plan

Exhibit No	Description
10.9**	Form of Stock Option Agreement for Asset Entities Inc. 2022 Equity Incentive Plan
10.10**	Form of Restricted Stock Award Agreement for Asset Entities Inc. 2022 Equity Incentive Plan
10.11**	Form of Restricted Stock Unit Award Agreement for Asset Entities Inc. 2022 Equity Incentive Plan
10.12**	Strive, Inc. Amended and Restated 2022 Equity Incentive Plan
10.13**	Employment Agreement between Strive, Inc. and Matthew Cole, dated as of September 15, 2025
10.14**	Employment Agreement between Strive, Inc. and Benjamin Bartley Pham, dated as of September 15, 2025
10.15**	Employment Agreement between Strive, Inc. and Brian Logan Beirne, dated as of September 15, 2025
10.16**	Employment Agreement between Strive, Inc. and Arshia Sarkhani, dated as of September 15, 2025
16.1*	[Intentionally Omitted]
21.1**	Subsidiaries of Strive, Inc.
23.1**	Consent of KPMG LLP.
23.2*	[Intentionally Omitted]
23.3**	Consent of BDO USA, P.C.
23.4**	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of the Registration Statement).
99.1**	Consent of LionTree Advisors LLC
99.2**	Consent of Eric Semler to be named as Director
99.3**	Form of Proxy Card for the Special Meeting
107*	Filing Fee Table.

*	Previously filed.
**	Filed herewith.
†
The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Strive agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on December 3, 2025.

STRIVE, INC.

By:	/s/ Matthew Cole
Matthew Cole Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Matthew Cole	Chief Executive Officer and Chairman	December 3, 2025
Matthew Cole

*	Chief Financial Officer and Director	December 3, 2025
Benjamin Pham

*	Chief Legal Officer and Director	December 3, 2025
Brian Logan Beirne

*	Chief Marketing Officer and Director	December 3, 2025
Arshia Sarkhani

*	Director	December 3, 2025
Avik Roy

*	Director	December 3, 2025
Pierre Rochard

*	Director	December 3, 2025
Shirish Jajodia

*	Director	December 3, 2025
James A. Lavish

*	Director	December 3, 2025
Jonathan R. Macey

*	Director	December 3, 2025
Mahesh Ramakrishnan

*By:
/s/ Matthew Cole
Matthew Cole
Attorney-in-fact